Exhibit 10.18

EXPLANATORY NOTE: “**REDACTED**” INDICATES THE

PORTIONS OF THIS EXHIBIT THAT HAVE BEEN OMITTED AND SEPARATELY

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT

TO A REQUEST FOR CONFIDENTIAL TREATMENT

AMENDED AND RESTATED

CONTRACT BETWEEN

THE GEORGIA DEPARTMENT OF COMMUNITY HEALTH

AND

AMGP GEORGIA MANAGED CARE COMPANY, INC.

d/b/a AMERIGROUP COMMUNITY CARE

FOR

PROVISION OF SERVICES TO GEORGIA FAMILIES

CONTRACT NO. 0652

AMENDMENT #12

TABLE OF CONTENTS

1.0	SCOPE OF SERVICE	16

1.1	BACKGROUND	17

1.2	ELIGIBILITY FOR GEORGIA FAMILIES	18

1.2.1	MEDICAID	18

1.2.2	PEACHCARE FOR KIDS®	19

1.2.3	EXCLUSIONS	19

1.3	SERVICE REGIONS	20

1.4	DEFINITIONS	20

1.5	ACRONYMS	39

2.0	DCH RESPONSIBILITIES	42

2.1	GENERAL PROVISIONS	42

2.2	LEGAL COMPLIANCE	42

2.3	ELIGIBILITY AND ENROLLMENT	42

2.4	DISENROLLMENT	45

2.5	MEMBER AND P4HB PARTICIPANT SERVICES AND MARKETING	45

2.6	COVERED SERVICES & SPECIAL COVERAGE PROVISIONS	46

2.7	NETWORK	46

2.8	QUALITY MONITORING	46

2.9	COORDINATION WITH CONTRACTOR’S KEY STAFF	47

2.10	FORMAT STANDARDS	48

2.11	FINANCIAL MANAGEMENT	48

2.12	INFORMATION SYSTEMS	48

2.13	READINESS OR ANNUAL REVIEW	48

3.0	GENERAL CONTRACTOR RESPONSIBILITIES	49

4.0	SPECIFIC CONTRACTOR RESPONSIBILITIES	50

4.1	ENROLLMENT	50

4.1.1	ENROLLMENT PROCEDURES	50

4.1.2	SELECTION OF A PRIMARY CARE PROVIDER (PCP)	51

4.1.3	NEWBORN ENROLLMENT	52

4.1.4	REPORTING REQUIREMENTS	52

4.2	DISENROLLMENT	53

4.2.1	DISENROLLMENT INITIATED BY THE MEMBER OR P4HB PARTICIPANT	53

4.2.2	DISENROLLMENT INITIATED BY THE CONTRACTOR	54

4.2.3	ACCEPTABLE REASONS FOR DISENROLLMENT REQUESTED BY CONTRACTOR	55

4.2.4	UNACCEPTABLE REASONS FOR DISENROLLMENT REQUESTS BY CONTRACTOR	56

4.3	MEMBER AND P4HB PARTICIPANT SERVICES	56

4.3.1	GENERAL PROVISIONS	56

4.3.2	REQUIREMENTS FOR WRITTEN MATERIALS	57

4.3.3	MEMBER HANDBOOK AND P4HB PARTICIPANTS INFORMATION REQUIREMENTS	57

4.3.4	MEMBER AND P4HB PARTICIPANT RIGHTS	62

4.3.5	PROVIDER DIRECTORY	63

4.3.6	MEMBER AND P4HB PARTICIPANT IDENTIFICATION (ID) CARD	64

4.3.7	TOLL-FREE MEMBER AND P4HB PARTICIPANT SERVICES LINE	65

4.3.8	INTERNET PRESENCE/WEB SITE	66

4.3.9	CULTURAL COMPETENCY	68

4.3.10	TRANSLATION SERVICES	68

4.3.11	REPORTING REQUIREMENTS	68

4.4	MARKETING	68

4.4.1	PROHIBITED ACTIVITIES	68

4.4.2	ALLOWABLE ACTIVITIES	69

4.4.3	STATE APPROVAL OF MATERIALS	69

4.4.4	PROVIDER MARKETING MATERIALS	70

4.5	COVERED BENEFITS AND SERVICES	70

4.5.1	INCLUDED SERVICES	70

4.5.2	INDIVIDUALS W/DISABILITIES EDUCATION ACT (IDEA) SERVICES	70

4.5.3	ENHANCED SERVICES	71

4.5.4	MEDICAL NECESSITY	71

4.5.5	EXPERIMENTAL, INVESTIGATIONAL OR COSMETIC PROCEDURES, DRUGS, SERVICES, OR DEVICES	72

4.5.6	MORAL OR RELIGIOUS OBJECTIONS	72

4.6	SPECIAL COVERAGE PROVISIONS	72

4.6.1	EMERGENCY SERVICES	72

4.6.2	POST-STABILIZATION SERVICES	75

4.6.3	URGENT CARE SERVICES	77

4.6.4	FAMILY PLANNING SERVICES	77

4.6.5	STERILIZATIONS, HYSTERECTOMIES AND ABORTIONS	79

4.6.6	PHARMACY	81

4.6.7	IMMUNIZATIONS	81

4.6.8	TRANSPORTATION	82

4.6.9	PERINATAL SERVICES	82

4.6.10	PARENTING EDUCATION	83

4.6.11	MENTAL HEALTH AND SUBSTANCE ABUSE	83

4.6.12	ADVANCE DIRECTIVES	84

4.6.13	FOSTER CARE FORENSIC EXAM	84

4.6.14	LABORATORY SERVICES	85

4.6.15	MEMBER COST-SHARING	85

4.7	EARLY AND PERIODIC SCREENING, DIAGNOSTIC AND TREATMENT (EPSDT) PROGRAM: HEALTH CHECK	85

4.7.1	GENERAL PROVISIONS	85

4.7.2	OUTREACH AND INFORMING	86

4.7.3	SCREENING	87

4.7.4	TRACKING	88

4.7.5	DIAGNOSTIC AND TREATMENT SERVICES	89

4.7.6	REPORTING REQUIREMENTS	89

4.8	PROVIDER NETWORK AND ACCESS	89

4.8.1	GENERAL PROVISIONS	89

4.8.2	PRIMARY CARE PROVIDERS (PCPS)	91

4.8.3	DIRECT ACCESS	93

4.8.4	PHARMACIES	94

4.8.5	HOSPITALS	94

4.8.6	LABORATORIES	94

4.8.7	MENTAL HEALTH/SUBSTANCE ABUSE	95

4.8.8	FEDERALLY QUALIFIED HEALTH CENTERS (FQHCS)	95

4.8.9	RURAL HEALTH CLINICS (RHCS)	95

4.8.10	FAMILY PLANNING CLINICS	96

4.8.11	NURSE PRACTIONERS CERTIFIED (NP-CS) AND CERTIFIED NURSE MIDWIVES (CNMS)	96

4.8.12	DENTAL PRACTITIONERS	96

4.8.13	GEOGRAPHIC ACCESS REQUIREMENTS	97

4.8.14	WAITING MAXIMUMS AND APPOINTMENT REQUIREMENTS	99

4.8.15	CREDENTIALING	100

4.8.16	MAINSTREAMING	101

4.8.17	COORDINATION REQUIREMENTS	101

4.8.18	NETWORK CHANGES	102

4.8.19	OUT-OF-NETWORK PROVIDERS	103

4.8.20	SHRINERS HOSPITALS FOR CHILDREN	103

4.8.21	REPORTING REQUIREMENTS	104

4.9	PROVIDER SERVICES	104

4.9.1	GENERAL PROVISIONS	104

4.9.2	PROVIDER HANDBOOKS	104

4.9.3	EDUCATION AND TRAINING	106

4.9.4	PROVIDER RELATIONS	106

4.9.5	TOLL-FREE PROVIDER SERVICES TELEPHONE LINE	107

4.9.6	INTERNET PRESENCE/WEB SITE	108

4.9.7	PROVIDER COMPLAINT SYSTEM	108

4.9.7.9	CLAIMS ADJUSTMENT REQUESTS	111

4.9.8	REPORTING REQUIREMENTS	111

4.10	PROVIDER CONTRACTS AND PAYMENTS	111

4.10.1	PROVIDER CONTRACTS	111

4.10.2	PROVIDER TERMINATION	115

4.10.3	PROVIDER INSURANCE	115

4.10.4	PROVIDER PAYMENT	116

4.10.5	REPORTING REQUIREMENTS	119

4.10.6	PROVIDER PAYMENT AGREEMENT	119

4.11	UTILIZATION MANAGEMENT AND CARE COORDINATION RESPONSIBILITIES	119

4.11.1	UTILIZATION MANAGEMENT	119

4.11.2	PRIOR AUTHORIZATION AND PRE-CERTIFICATION	120

4.11.3	REFERRAL REQUIREMENTS AND P4HB PARTICIPANTS	121

4.11.4	TRANSITION OF MEMBERS	122

4.11.5	BACK TRANSFERS	126

4.11.6	COURT-ORDERED EVALUATIONS AND SERVICES	126

4.11.7	SECOND OPINIONS	127

4.11.8	CARE COORDINATION RESPONSIBILITIES	127

4.11.9	CASE MANAGEMENT	128

4.11.10	DISEASE MANAGEMENT	129

4.11.11	DISCHARGE PLANNING	129

4.11.12	REPORTING REQUIREMENTS	130

4.12	QUALITY IMPROVEMENT	130

4.12.1	GENERAL PROVISIONS	130

4.12.2	QUALITY STRATEGIC PLAN REQUIREMENTS	130

4.12.3	PERFORMANCE MEASURES	131

4.12.4	REPORTING REQUIREMENTS	132

4.12.5	QUALITY ASSESSMENT PERFORMANCE IMPROVEMENT (QAPI) PROGRAM	133

4.12.6	PERFORMANCE IMPROVEMENT PROJECTS	134

4.12.7	PRACTICE GUIDELINES	135

4.12.8	FOCUSED STUDIES	136

4.12.9	PATIENT SAFETY PLAN	136

4.12.10	RESERVED	137

4.12.11	EXTERNAL QUALITY REVIEW	137

4.12.12	REPORTING REQUIREMENTS	137

4.13	FRAUD AND ABUSE	137

4.13.1	PROGRAM INTEGRITY	137

4.13.2	COMPLIANCE PLAN	138

4.13.3	COORDINATION WITH DCH AND OTHER AGENCIES	139

4.13.4	REPORTING REQUIREMENTS	140

4.14	INTERNAL GRIEVANCE/APPEALS SYSTEM	140

4.14.1	GENERAL REQUIREMENTS	140

4.14.1.7	MEMBER MEDICAL REVIEW PROCESS FOR PEACHCARE FOR KIDS®	141

4.14.2	GRIEVANCE PROCESS	142

4.14.3	PROPOSED ACTION	142

4.14.4	ADMINISTRATIVE REVIEW PROCESS	144

4.14.5	NOTICE OF ADVERSE ACTION	146

4.14.6	ADMINISTRATIVE LAW HEARING	146

4.14.7	CONTINUATION OF BENEFITS WHILE THE CONTRACTOR APPEAL AND ADMINISTRATIVE LAW HEARING ARE PENDING	147

4.14.8	REPORTING REQUIREMENTS	148

4.15	ADMINISTRATION AND MANAGEMENT	148

4.15.1	GENERAL PROVISIONS	148

4.15.2	PLACE OF BUSINESS AND HOURS OF OPERATION	149

4.15.3	TRAINING	149

4.15.4	DATA AND REPORT CERTIFICATION	149

4.16	CLAIMS MANAGEMENT	150

4.16.1	GENERAL PROVISIONS	150

4.16.2	OTHER CONSIDERATIONS	152

4.16.3	ENCOUNTER DATA SUBMISSION REQUIREMENTS	152

4.16.4	REPORTING REQUIREMENTS	154

4.16.5	EMERGENCY HEALTH CARE SERVICES	154

4.17	INFORMATION MANAGEMENT AND SYSTEMS	155

4.17.1	GENERAL PROVISIONS	155

4.17.2	HEALTH INFORMATION TECHNOLOGY AND EXCHANGE	156

4.17.3	GLOBAL SYSTEM ARCHITECTURE AND DESIGN REQUIREMENTS	156

4.17.4	DATA AND DOCUMENT MANAGEMENT REQUIREMENTS BY MAJOR INFORMATION TYPE	158

4.17.5	SYSTEM AND DATA INTEGRATION REQUIREMENTS	158

4.17.6	SYSTEM ACCESS MANAGEMENT AND INFORMATION ACCESSIBILITY REQUIREMENTS	159

4.17.7	SYSTEMS AVAILABILITY AND PERFORMANCE REQUIREMENTS	159

4.17.8	SYSTEM USER AND TECHNICAL SUPPORT REQUIREMENTS	162

4.17.9	SYSTEM CHANGE MANAGEMENT REQUIREMENTS	163

4.17.10	SYSTEM SECURITY AND INFORMATION CONFIDENTIALITY AND PRIVACY REQUIREMENTS	164

4.17.11	INFORMATION MANAGEMENT PROCESS & INFORMATION SYSTEMS DOCUMENTATION REQUIREMENTS	165

4.17.12	REPORTING REQUIREMENTS	165

4.18	REPORTING REQUIREMENTS	165

4.18.1	GENERAL PROCEDURES	165

4.18.2	WEEKLY REPORTING	166

4.18.3	MONTHLY REPORTING	166

4.18.4	QUARTERLY REPORTING	170

4.18.5	ANNUAL REPORTS	177

4.18.6	AD HOC REPORTS	179

5.0	DELIVERABLES	181

5.1	CONFIDENTIALITY	181

5.2	NOTICE OF APPROVAL/DISAPPROVAL	181

5.3	RESUBMISSION WITH CORRECTIONS	181

5.4	NOTICE OF APPROVAL/DISAPPROVAL OF RESUBMISSION	181

5.5	DCH FAILS TO RESPOND	182

5.6	REPRESENTATIONS	182

5.7	CONTRACT DELIVERABLES	182

5.8	CONTRACT REPORTS	184

6.0	TERM OF CONTRACT	185

7.0	PAYMENT FOR SERVICES	186

7.1	GENERAL PROVISIONS	186

7.2	PERFORMANCE INCENTIVES	187

8.0	FINANCIAL MANAGEMENT	187

8.1	GENERAL PROVISIONS	187

8.2	SOLVENCY AND RESERVES STANDARDS	187

8.3	REINSURANCE	188

8.4	THIRD PARTY LIABILITY AND COORDINATION OF BENEFITS	188

8.4.2	COST AVOIDANCE	188

8.4.3	COMPLIANCE	189

8.5	PHYSICIAN INCENTIVE PLAN	189

8.6	REPORTING REQUIREMENTS	190

9.0	PAYMENT OF TAXES	194

10.0	RELATIONSHIP OF PARTIES	194

11.0	INSPECTION OF WORK	194

12.0	STATE PROPERTY	195

13.0	OWNERSHIP AND USE OF DATA	195

13.1	SOFTWARE AND OTHER UPGRADES	196

14.0	CONTRACTOR: STAFFING ASSIGNMENTS & CREDENTIALS	196

14.1	STAFFING CHANGES	198

14.2	CONTRACTOR’S FAILURE TO COMPLY	198

15.0	CRIMINAL BACKGROUND CHECKS	199

16.0	SUBCONTRACTS	199

16.1	USE OF SUBCONTRACTORS	199

16.2	COST OR PRICING BY SUBCONTRACTORS	200

17.0	LICENSE, CERTIFICATE, PERMIT REQUIREMENT	200

18.0	RISK OF LOSS AND REPRESENTATIONS	201

19.0	PROHIBITION OF GRATUITIES AND LOBBYIST DISCLOSURES	201

20.0	RECORDS REQUIREMENTS	202

20.1	RECORDS RETENTION REQUIREMENTS	202

20.2	ACCESS TO RECORDS	202

20.3	MEDICAL RECORD REQUESTS	203

21.0	CONFIDENTIALITY REQUIREMENTS	203

21.1	GENERAL CONFIDENTIALITY REQUIREMENTS	203

21.2	HIPAA COMPLIANCE	204

22.0	TERMINATION OF CONTRACT	204

22.1	GENERAL PROCEDURES	204

22.2	TERMINATION BY DEFAULT	205

22.3	TERMINATION FOR CONVENIENCE	205

22.4	TERMINATION FOR INSOLVENCY OR BANKRUPTCY	205

22.5	TERMINATION FOR INSUFFICIENT FUNDING	205

22.6	TERMINATION PROCEDURES	206

22.7	TERMINATION CLAIMS	207

23.0	LIQUIDATED DAMAGES	208

23.1	GENERAL PROVISIONS	208

23.2	CATEGORY 1	208

23.3	CATEGORY 2	209

23.4	CATEGORY 3	209

23.5	CATEGORY 4	211

23.6	OTHER REMEDIES	213

23.7	NOTICE OF REMEDIES	214

24.0	INDEMNIFICATION	214

25.0	INSURANCE	214

26.0	PAYMENT BOND & IRREVOCABLE LETTER OF CREDIT	215

27.0	COMPLIANCE WITH ALL LAWS	216

27.1	NON-DISCRIMINATION	216

27.2	DELIVERY OF SERVICE AND OTHER FEDERAL LAWS	216

27.3	COST OF COMPLIANCE WITH APPLICABLE LAWS	217

27.4	GENERAL COMPLIANCE	217

28.0	CONFLICT RESOLUTION	218

29.0	CONFLICT OF INTEREST AND CONTRACTOR INDEPENDENCE	218

30.0	NOTICE	219

31.0	MISCELLANEOUS	219

31.1	CHOICE OF LAW OR VENUE	219

31.2	ATTORNEY’S FEES	220

31.3	SURVIVABILITY	220

31.4	DRUG-FREE WORKPLACE	220

31.5	CERTIFICATION REGARDING DEBARMENT, SUSPENSION, PROPOSED DEBARMENT AND OTHER MATTERS	220

31.6	WAIVER	220

31.7	FORCE MAJEURE	220

31.8	BINDING	220

31.9	TIME IS OF THE ESSENCE	221

31.10	AUTHORITY	221

31.11	ETHICS IN PUBLIC CONTRACTING	221

31.12	CONTRACT LANGUAGE INTERPRETATION	221

31.13	ASSESSMENT OF FEES	221

31.14	COOPERATION WITH OTHER CONTRACTORS	221

31.15	SECTION TITLES NOT CONTROLLING	222

31.16	LIMITATION OF LIABILITY/EXCEPTIONS	222

31.17	COOPERATION WITH AUDITS	222

31.18	HOMELAND SECURITY CONSIDERATIONS	222

31.19	PROHIBITED AFFILIATIONS WITH INDIVIDUALS DEBARRED AND SUSPENDED	222

31.20	OWNERSHIP AND FINANCIAL DISCLOSURE	223

32.0	AMENDMENT IN WRITING	223

33.0	CONTRACT ASSIGNMENT	224

34.0	SEVERABILITY	224

35.0	COMPLIANCE WITH AUDITING AND REPORTING REQUIREMENTS FOR NONPROFIT ORGANIZATIONS (O.C.G.A. § 50-20-1 ET SEQ.)	224

36.0	ENTIRE AGREEMENT	224

SIGNATURE PAGE		225

ATTACHMENT A

	DRUG FREE WORKPLACE CERTIFICATE	226

ATTACHMENT B

	CERTIFICATION REGARDING DEBARMENT, SUSPENSION, PROPOSED DEBARMENT, AND OTHER RESPONSIBILITY MATTERS	229

ATTACHMENT C

NONPROFIT ORGANIZATION DISCLOSURE FORM	229

ATTACHMENT D

CONFIDENTIALITY STATEMENT	230

ATTACHMENT E

BUSINESS ASSOCIATE AGREEMENT	231

ATTACHMENT F

VENDOR LOBBYIST DISCLOSURE & REGISTRATION CERTIFICATION FORM	235

ATTACHMENT G

RESERVED	238

ATTACHMENT H

CAPITATION PAYMENT	139

ATTACHMENT I

NOTICE OF YOUR RIGHT TO A HEARING	240

ATTACHMENT J

MAP OF SERVICE REGIONS/LIST OF COUNTIES BY SERVICE REGIONS	241

ATTACHMENT K

APPLICABLE CO-PAYMENTS	242

ATTACHMENT L

INFORMATION MANAGEMENT AND SYSTEMS	243

ATTACHMENT M

PERFORMANCE MEASURES	258

ATTACHMENT N

DEMONSTRATION COVERED SERVICES	261

ATTACHMENT O

DEMONSTRATION QUALITY STRATEGY	264

ATTACHMENT P

RESOURCE MOTHER OUTREACH	273

ATTACHMENT Q

CENTERS FOR MEDICARE & MEDICAID SERVICES SPECIAL TERMS AND CONDITIONS	276

ATTACHMENT R

TABLE OF CONTRACTED RATES	294

ATTACHMENT S

STATEMENT OF ETHICS	295

ATTACHMENT T

DCH Ethics In Procurement Policy	300

ATTACHMENT U

Code of Ethics and Conflict of Interest Policy	308

ATTACHMENT V

REQUEST FOR PROPOSAL	318

THIS AMENDED AND RESTATED CONTRACT is made and entered into by and between the Georgia Department of Community Health (hereinafter referred to as “DCH” or the “Department”) and AMGP Georgia Managed Care Company, Inc. d/b/a Amerigroup Community Care, (hereinafter referred to as the “Contractor”) and is made effective on the date signed by the DCH Commissioner (hereinafter referred to as the “Effective Date”).

WHEREAS, DCH is responsible for health care policy, purchasing, planning and regulation pursuant to the Official Code of Georgia Annotated (O.C.G.A.) § 3 1-2-1 et seq.;

WHEREAS, DCH is the single State agency designated to administer medical assistance in Georgia under Title XIX of the Social Security Act of 1935, as amended, and O.C.G.A. §§ 49-4-140 et seq. (the “Medicaid Program”), and is charged with ensuring the appropriate delivery of health care services to Medicaid recipients and PeachCare for Kids® Members;

WHEREAS, DCH caused Request for Proposals Number 41900-001-0000000027 (hereinafter the “RFP”) to be issued through the Department of Administrative Services (DOAS), which is attached as Attachment V and is expressly incorporated as if completely restated herein;

WHEREAS, DCH received from Contractor a proposal in response to RFP Number 41900-001- 0000000027 on or about April 4, 2005 (hereinafter “Contractor’s Proposal”) which is expressly incorporated as if completely restated herein;

WHEREAS, DCH accepted Contractor’s Proposal and entered into a contract with Contractor on July 18, 2005, for the provision of various services for the Department;

WHEREAS, DCH and Contractor now wish to amend and restate the Contract in its entirety;

and

WHEREAS, the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services (CMS) must approve this Amended and Restated Contract as a condition precedent to its becoming effective for any purpose.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Department and the Contractor (each individually a “Party” and collectively the “Parties”) hereby agree as follows:

1.0	SCOPE OF SERVICE

1.0.1	The State of Georgia is implementing reforms to the Medicaid and PeachCare for Kids® programs. These reforms will focus on system-wide improvements in performance and quality, will consolidate fragmented systems of care, and will prevent unsustainable trend rates in Medicaid and PeachCare for Kids® expenditures. The reforms will be implemented through a management of care approach to achieve the greatest value for the most efficient use of resources.

1.0.2	The Contractor shall assist the State of Georgia in this endeavor through the following tasks, obligations, and responsibilities.

1.1	BACKGROUND

1.1.1	In 2003, the Georgia Department of Community Health (DCH) identified unsustainable Medicaid growth and projected that without a change to the system, Medicaid would require 50 percent of all new State revenue by 2008. In addition, Medicaid utilization was driving more than 35 percent of total growth each year. For that reason, DCH decided to employ a management of care approach to organize its fragmented system of care, enhance access, achieve budget predictability, explore possible cost containment opportunities and focus on system-wide performance improvements. Furthermore, DCH believed that managed care could continuously and incrementally improve the quality of healthcare and services provided to patients and improve efficiency by utilizing both human and material resources more effectively and more efficiently. The DCH Division of Managed Care and Quality submitted a State Plan Amendment in 2004 to implement a full-risk mandatory Medicaid Managed Care program called Georgia Families.

1.1.2

Effective June 1, 2006 the state of Georgia implemented Georgia Families (GF), a managed care program through which health care services are delivered to members of Medicaid and PeachCare for Kids®. The intent of this program is to:

•	Offer care coordination to members

•	Enhance access to health care services

•	Achieve budget predictability as well as cost containment

•	Create system-wide performance improvements

•	Continually and incrementally improve the quality of health care and services provided to members

•	Improve efficiency at all levels

1.1.3	The GF program is designed to:

•	Improve the Health Care status of the Member and Planning for Healthy Babies (P4HB) 1115 Demonstration Participant population;

•	Establish a Provider Home for the Member and P4HB Interpregnancy Care Participant through its use of assigned Primary Care Providers (PCPs);

•	Establish a climate of contractual accountability among the state, the care management organizations and the health care Providers;

•	Slow the rate of expenditure growth in the Medicaid program; and

•	Expand and strengthen a sense of the Member’s and P4HB Participant’s responsibility that leads to more appropriate utilization of health care services

1.2	ELIGIBILITY FOR GEORGIA FAMILIES

1.2.1	Medicaid

1.2.1.1	The following Medicaid eligibility categories are required to enroll in GF:

•	Low Income Families – Adults and children who meet the standards of the old AFDC (Aid to Families with Dependent Children) program.

•	Transitional Medicaid – Former Low-Income Medicaid (LIM) families who are no longer eligible for LIM because their earned income exceeds the income limit.

•

Pregnant Women (Right from the Start Medicaid – RSM) – Pregnant women with family income at or below two hundred percent (200%) of the federal poverty level who receive Medicaid through the RSM program.

•

Children (Right from the Start Medicaid – RSM) – Children less than nineteen (19) years of age whose family income is at or below the appropriate percentage of the federal poverty level for their age and family.

•	Children (newborn) – A child born to a woman who is eligible for Medicaid on the day the child is born.

•

Women Eligible Due to Breast and Cervical Cancer Women less than sixty- five (65) years of age who have been screened through Title XV Center for Disease Control (CDC) screening and have been diagnosed with breast or cervical cancer.

•

Refugees – Those individuals who have the required INS documentation showing they meet a status in one of these groups: refugees, asylees, Cuban parolees/Haitian entrants, Amerasians or human trafficking victims.

•

Planning for Healthy Babies 1115 Demonstration Waiver Participants (otherwise known as P4HB Participants) – Women ages 18 through 44 who are otherwise uninsured with family income at or below two hundred percent (200%) of the Federal poverty level. This Demonstration includes two distinct groups: women eligible for Family Planning Services only and women eligible for Interpregnancy Care and Family Planning Services.

1.2.1.2	The following Medicaid eligibility categories are required to receive Resource Mothers Outreach through GF:

Women ages 18 through 44 who qualify under the Low Income Medicaid Class of Assistance under the Georgia Medicaid State Plan who are already enrolled in GF and who deliver a Very Low Birth Weight (VLBW) baby on or after January 1, 2011.

•	Women ages 18 through 44 who qualify under the Aged Blind and Disabled Classes of Assistance under the Georgia Medicaid State Plan and who deliver a VLBW baby on or after January 1, 2011.

1.2.2	PeachCare for Kids®

1.2.2.1	PeachCare for Kids® – The State Children’s Health Insurance Program (SCHIP) in Georgia. Children less than nineteen (19) years of age who have family income that is less than two hundred thirty-five percent (235%) of the federal poverty level, who are not eligible for Medicaid, or any other health insurance program, and who cannot be covered by the State Health Benefit Plan are eligible for services under PeachCare for Kids®.

1.2.3	Exclusions

1.2.3.1	The following recipients are excluded from Enrollment in GF, even if the recipient is otherwise eligible for GF per section 1.2.1 and section 1.2.2.

•	Recipients eligible for Medicare;

•	Recipients that are Members of a Federally Recognized Indian Tribe;

•

Recipients that are enrolled in fee-for-service Medicaid through Supplemental Security Income prior to enrollment in GF. Members that are already enrolled in a CMO through GF will remain in that CMO until the disenrollment is completed through the normal monthly process.

•	Children less than twenty-one (21) years of age who are in foster care or other out-of-home placement;

•	Children less than twenty-one (21) years of age who are receiving foster care or other adoption assistance under Title IV-E of the Social Security Act.

•	Medicaid children enrolled in the Children’s Medical Services program administered by the Georgia Division of Public Health;

•

Children less than twenty-one (21) years of age who are receiving foster care or other adoption assistance under Title IV-E of the Social Security Act (NOTE: Foster Children in “Relative” placement remain within the Georgia Families program);

•	Children enrolled in the Georgia Pediatric Program (GAPP);

•	Recipients enrolled under group health plans for which DCH provides payment for premiums, deductibles, coinsurance and other cost sharing, pursuant to Section 1906 of the Social Security Act.

•	Individuals enrolled in a Hospice category of aid.

•	Individuals enrolled in a Nursing Home category of aid.

•	Individuals enrolled in a Community Based Alternative for Youths (CBAY)

1.2.3.2	The following recipients are excluded from the P4HB Demonstration (hereinafter referred to as “the Demonstration”):

•	Women who become pregnant while enrolled in the Demonstration.

•	Women determined to be infertile (sterile) or who are sterilized while enrolled in the Demonstration.

•	Women who become eligible for any other Medicaid or commercial insurance program.

•	Women who no longer meet the Demonstration’s eligibility requirements

•	Women who are or become incarcerated.

1.3	SERVICE REGIONS

1.3.1	For the purposes of coordination and planning, DCH has divided the State, by county, into six (6) Service Regions. See Attachment J for a listing of the counties in each Service Region.

1.3.2	Members and P4HB Participants will choose or will be assigned to a Care Management Organization (CMO) plan that is operating in the Service Region in which they reside.

1.3.3	Contractor has the option of operating in all six (6) Service Regions within the State. Should Contractor choose this option, Contractor shall seek DCH approval pursuant to Section 1.3.4. Once approval is obtained, Contractor shall provide health care services in no less than all six (6) Service Regions and must meet all requirements set forth in the Contract, including, but not limited to, the following Sections: 4.8.5.2, 4.8.7.1, 4.8.8.1, 4.8.9.1, 4.8.13, 4.8.14, 4.8.17.1, 4.11.1.2, 4.11.1.3, 4.15.2.1, and 26.1.

1.3.4	Before DCH will approve the Contractor’s expansion into all six (6) Service Regions, the Contractor must demonstrate its ability to comply with all Contract requirements in these Service Regions by submitting the following to DCH no later than 5:00 pm EST on December 5, 2011: (a) an affidavit that the Contractor has met all applicable Contract requirements in these Service Regions; and (b) geographic access reports and supporting documentation regarding network access. If the Department approves the Contractor’s request, the effective date of the Service Region expansion will be January 1, 2012.

1.3.5	DCH reserves the right to require that the Contractor’s expansion in a particular Service Region reach all areas of the Service Region in question.

1.4	DEFINITIONS

Whenever capitalized in this Contract, the following terms have the respective meaning set forth below, unless the context clearly requires otherwise.

Abandoned Call: A call in which the caller elects a valid option and is either not permitted access to that option or disconnects from the system.

Abuse: Provider practices that are inconsistent with sound fiscal, business, or medical practices, and result in unnecessary cost to the Medicaid program, or in reimbursement for services that are not medically necessary or that fail to meet professionally recognized standards for Health Care. It also includes Member and P4HB Participant practices that result in unnecessary cost to the Medicaid program.

Administrative Law Hearing: The appeal process administered by the State in accordance with O.C.G.A. §49-4-153 and as required by federal law, available to Members, P4HB Participants and Providers after they exhaust the Contractor’s Appeals Process.

Administrative Review: The formal reconsideration, as a result of the proper and timely submission of a Provider’s, Member’s or P4HB Participant’s request, by an Office or Unit of the Division, which has proposed an adverse action.

Administrative Service(s): The contractual obligations of the Contractor that include but may not be limited to utilization management, credentialing providers, network management, quality improvement, marketing, enrollment, Member and P4HB Participant services, claims payment, management information systems, financial management, and reporting.

Action: The denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service; the denial, in whole or part of payment for a service; the failure to provide services in a timely manner; or the failure of the CMO to act within the time frames provided in 42 CFR 438.408(b).

Advance Directives: A written instruction, such as a living will or durable power of attorney for Health Care, recognized under State law (whether statutory or as recognized by the courts of the State), relating to the provision of Health Care when the individual is incapacitated.

After-Hours: Provider office/visitation hours extending beyond the normal business hours of a Provider, which are Monday-Friday 9-5:30 and may extend to Saturday hours.

Agent: An entity that contracts with the State of Georgia to perform administrative functions, including but not limited to: fiscal agent activities; outreach, eligibility, and Enrollment activities; Systems and technical support; etc.

Appeal: A request for review of an action, as “action” is defined in 42 C.F.R. §438.400.

Appeals Process: The overall process that includes Appeals at the Contractor level and access to the State Fair Hearing process (the State’s Administrative Law Hearing).

Assess: Means the process used to examine and determine the level of quality or the progress toward improvement of quality and/or performance related to Contractor service delivery systems.

At Risk: Any service for which the Provider agrees to accept responsibility to provide, or arrange for, in exchange for the Capitation payment and Obstetrical: Delivery Payments.

Authoritative Host: A system that contains the master or “authoritative” data for a particular data type, e.g. Member, Provider, CMO, etc. The Authoritative Host may feed data from its master data files to other systems in real time or in batch mode. Data in an Authoritative Host is expected to be up-to-date and reliable.

Authorized Representative: A person authorized by the Member or P4HB Participant in writing to make health-related decisions on behalf of a Member or P4HB Participant, including, but not limited to

Enrollment and Disenrollment decisions, filing Appeals and Grievances with the Contractor, and choice of a Primary Care Physician (PCP). The authorized representative is either the Parent or Legal Guardian for a child. For an adult this person is either the legal guardian (guardianship action), health care or other person that has power of attorney, or another signed HIPAA compliant document indicating who can make decisions on behalf of the member.

Automatic Assignment (or Auto-Assignment): The Enrollment of an eligible person, for whom Enrollment is mandatory, in a CMO plan chosen by DCH or its Agent. Also the assignment of a new Member or P4HB IPC Participant to a PCP chosen by the CMO Plan, pursuant to the provisions of this Contract.

Benefits: The Health Care services set forth in this Contract, for which the Contractor has agreed to provide, arrange, and be held fiscally responsible.

Blocked Call: A call that cannot be connected immediately because no circuit is available at the time the call arrives or the telephone system is programmed to block calls from entering the queue when the queue backs up beyond a defined threshold.

Business Days: Monday through Friday from 9 A.M. to 5 P.M., excluding State holidays.

Calendar Days: All seven days of the week.

Capitation: A Contractual agreement through which a Contractor agrees to provide specified Health Care services to Members and P4HB Participants for a fixed amount per month. Payments are contingent upon the availability of appropriated funds.

Capitation Payment: A payment, fixed in advance, that DCH makes to a Contractor for each Member and P4HB Participant covered under a Contract for the provision of medical services and assigned to the Contractor. This payment is made regardless of whether the Member or P4HB Participant receives Covered Services or Benefits during the period covered by the payment. Payments are contingent upon the availability of appropriated funds.

Capitation Rate: The fixed monthly amount that the Contractor is paid by DCH for each Member and P4HB Participant assigned to the Contractor to ensure that Covered Services and Benefits under this Contract are provided. Payments are contingent upon the availability of appropriated funds.

Capitated Service: Any Covered Service for which the Contractor receives an actuarially sound Capitation Payment.

Care Coordination: A set of Member-centered, goal-oriented, culturally relevant, and logical steps to assure that a Member receives needed services in a supportive, effective, efficient, timely, and cost- effective manner. Care Coordination is also referred to as Care Management.

Care Management Organization (CMO): An entity organized for the purpose of providing Health Care, has a Health Maintenance Organization Certificate of Authority granted by the State of Georgia, which contracts with Providers, and furnishes Health Care services on a capitated basis to Members and P4HB Participants in a designated Service Region.

Case Management: Any intensive intervention undertaken with the purpose of helping Members and P4HB IPC Participants receive appropriate care. In the case of a P4HB IPC Participant, case management follows the delivery of a Very Low Birth Weight infant where that P4HB Participant has any disease(s) or condition(s) which may have contributed to the Very Low Birth Weight birth. Case Management is distinguished from utilization management in that it is voluntary and it is distinguished from disease management by its intensity and focus on any disease(s) or conditions the Member and P4HB IPC Participant has.

Centers for Medicare & Medicaid Services (CMS): The Agency within the U.S. Department of Health and Human Services with responsibility for the Medicare, Medicaid and the State Children’s Health Insurance Program.

Certified Nurse Midwife (CNM): A registered professional nurse who is legally authorized under State law to practice as a nurse-midwife, and has completed a program of study and clinical experience for nurse-midwives or equivalent.

Children’s Health Insurance Program (CHIP formerly State Children’s Health Insurance Program (S CHIP)): A joint federal-state Health Care program for targeted, low-income children, established pursuant to Title XXI of the Social Security Act. Georgia’s CHIP is called PeachCare for Kids®.

Chronic Condition: Any ongoing physical, behavioral, or cognitive disorder, including chronic illnesses, impairments and disabilities. There is an expected duration of at least twelve (12) months with resulting functional limitations, reliance on compensatory mechanisms (medications, special diet, assistive device, etc) and service use or need beyond that which is considered Routine Care.

Claim: A bill for services, a line item of services, or all services for one recipient within a bill.

Claims Administrator: The entity engaged by DCH to provide Administrative Service(s) to the CMO Plans in connection with processing and adjudicating risk-based payment, and recording health benefit encounter Claims for Members and P4HB Participants.

Claim Adjustment: A claim that has been incorrectly paid, incorrectly submitted or, as the result of an updated payment policy, the payment amount can be changed.

Clean Claim: A claim received by the CMO for adjudication, in a nationally accepted format in compliance with standard coding guidelines, which requires no further information, adjustment, or alteration by the Provider of the services in order to be processed and paid by the CMO. The following exceptions apply to this definition: i. A Claim for payment of expenses incurred during a period of time for which premiums are delinquent; ii. A Claim for which Fraud is suspected; and iii. A Claim for which a Third Party Resource should be responsible.

Cold-Call Marketing: Any unsolicited personal contact by the CMO Plan, with a potential Member or P4HB Participant, for the purposes of marketing.

Community Mental Health Rehabilitation Services (CMHRS): Services that are intended for the maximum reduction of mental disability and restoration of an individual to his or her best possible functional level.

Completion/Implementation Timeframe: The date or time period projected for a project goal or objective to be met, for progress to be demonstrated or for a proven intervention to be established as the standard of care for the Contractor.

Condition: A disease, illness, injury, disorder, of biological, cognitive, or psychological basis for which evaluation, monitoring and/or treatment are indicated.

Consecutive Enrollment Period: The consecutive twelve (12) month period beginning on the first day of Enrollment or the date the notice is sent, whichever is later. For Members and P4HB Participants that use their option to change CMO plans without cause during the first ninety (90) Calendar Days of Enrollment, the twelve-month consecutive Enrollment period will commence when the Member or P4HB Participant enrolls in the new CMO plan. This is not to be construed as a guarantee of eligibility during the consecutive Enrollment period.

Contested Claim: A Claim that is denied because the Claim is an ineligible Claim, the Claim submission is incomplete, the coding or other required information to be submitted is incorrect, the amount claimed is in dispute, or the Claim requires special treatment.

Contract: The written agreement between the State and the Contractor; comprised of the Contract, any addenda, appendices, attachments, or amendments thereto.

Contract Award: The date upon which DCH issues the Apparent Successful Offeror Letters.

Contract Execution: The date upon which all parties have signed the Contract.

Contractor: The Care Management Organization with a valid Certificate of Authority in Georgia that contracts hereunder with the State for the provision of comprehensive Health Care services to Members on a capitated basis.

Contractor’s Representative: The individual legally empowered to bind the Contractor, using his/her signature block, including his/her title. This individual will be considered the Contractor’s Representative during the life of any Contract entered into with the State unless amended in writing.

Co-payment: The part of the cost-sharing requirement for Members in which a fixed monetary amount is paid for certain services/items received from the Contractor’s Providers.

Core Services: Covered services for both the Rural Health Centers (RHC) and Federally Qualified Health Centers (FQHC) programs defined as follows: Physician services, including required physician supervision of Physician Assistants (PAs), Nurse Practitioners (NPs), and Certified Nurse Midwives (CNMs); services and supplies furnished as incident to physician professional services; services of PAs, NPs and CNMs; services of clinical psychologists and clinical social workers (when providing diagnosis and treatment of mental illness); services and supplies furnished as incident to professional services provided by PAs, NPs, CNMs, clinical psychologists, and clinical social workers; Visiting nurse services on a part time or intermittent basis to homebound patients (limited to areas in which there is a designated shortage of home health agencies).

Corrective Action Plan: The detailed written plan required by DCH to correct or resolve a deficiency or event causing the assessment of a liquidated damage or sanction against the CMO.

Corrective Action Preventive Action (CAPA): CAPA focuses on the systematic investigation of discrepancies (failures and/or deviations) in an attempt to prevent their reoccurrence. To ensure that corrective and preventive actions are effective, the systematic investigation of the failure incidence is pivotal in identifying the corrective and preventive actions undertaken.

Cost Avoidance: A method of paying Claims in which the Provider is not reimbursed until the Provider has demonstrated that all available health insurance has been exhausted.

Covered Services: Those Medically Necessary Health Care services provided to Members, the payment or indemnification of which is covered under this Contract or those Demonstration services provided to P4HB Participants, the payment or indemnification of which is covered under this Contract.

Credentialing: The Contractor’s determination as to the qualifications and ascribed privileges of a specific Provider to render specific Health Care services.

Critical Access Hospital (CAH): Critical access hospital means a hospital that meets the requirements of the federal Centers for Medicare and Medicaid Services to be designated as a critical access hospital and that is recognized by the Department of Community Health as a critical access hospital for purposes of Medicaid.

Cultural Competency: A set of interpersonal skills that allow individuals to increase their understanding, appreciation, acceptance, and respect for cultural differences and similarities within, among and between groups and the sensitivity to know how these differences influence relationships with Members and P4HB Participants. This requires a willingness and ability to draw on community- based values, traditions and customs, to devise strategies to better meet culturally diverse Member and P4HB Participant needs, and to work with knowledgeable persons of and from the community in developing focused interactions, communications, and other supports.

Deliverable: A document, manual or report submitted to DCH by the Contractor to fulfill requirements of this Contract.

Demonstration: The 1115 Demonstration waiver program in Georgia supported by CMS that expands the delivery of family planning services to uninsured women, ages 18 through 44, who have family income at or below 200 percent of the Federal poverty level (FPL) and who are not otherwise eligible for Medicaid or the Children’s Health Insurance Program (CHIP). Also referred to as the Family Planning Waiver or the P4HB Program.

Demonstration Enrollee: An individual meeting P4HB Program eligibility requirements who selects or is otherwise assigned to a Georgia Families Care Management Organization in order to receive Demonstration services.

Demonstration Enrollment: The process by which an individual eligible for the P4HB program applies to utilize a Georgia Families Care Management Organization to receive Demonstration services and such application is approved by DCH or its Agent.

Demonstration Disenrollment: The removal of a P4HB Participant from participation in the Demonstration.

Demonstration Period: The period from January 1, 2011 through December 31, 2013 in which the Demonstration will be effective.

Demonstration Provider: A physician, advanced practice nurse or other health care provider who meets the State’s Medicaid provider enrollment requirements for the Demonstration, hospital, facility, or pharmacy licensed or otherwise authorized to provide Demonstration related Services to P4HB Participants within the State or jurisdiction in which they are furnished. Also known as P4HB Provider.

Demonstration Related Emergency Medical Condition: A medical condition resulting from a Demonstration related Service and manifesting itself by acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in placing the health of the woman in serious jeopardy, serious impairments of bodily functions, or serious dysfunction of any bodily organ or part. A Demonstration related Emergency Medical condition shall not be defined on the basis of lists of diagnoses or symptoms.

Demonstration Related Post Stabilization Services: Covered Services related to Demonstration related Emergency Medical Condition that are provided after a P4HB Participant is stabilized in order to maintain the stabilized condition or to improve or resolve the P4HB Participant’s condition.

Demonstration Related Services: Those Demonstration Services identified in the CMS Special Terms and Conditions and approved by CMS that are available to P4HB Participants.

Demonstration Related Urgent Care Services: Medically Necessary treatment of a Demonstration related injury, illness or another type of Condition (usually not life threatening) which should be treated within twenty-four (24) hours.

Dental Subspecialty Providers: Endodontists; Oral Pathologist; Orthodontist; Oral Surgeon; Periodontist; Pedodontist; Public Health Dentist; and Prosthodontist.

Department of Community Health (DCH): The Agency in the State of Georgia responsible for oversight and administration of the Medicaid program, the PeachCare for Kids® program, the Planning for Healthy Babies Program and the State Health Benefits Plan (SHBP).

Department of Insurance (DOI): The Agency in the State of Georgia responsible for licensing, overseeing, regulating, and certifying insuring entities.

Diagnostic Related Group (DRG): Any of the payment categories that are used to classify patients and especially Medicare patients for the purpose of reimbursing hospitals for each case in a given category with a fixed fee regardless of the actual costs incurred and that are based especially on the principal diagnosis, surgical procedure used, age of patient, and expected length of stay in the hospital.

Diagnostic Services: Any medical procedures or supplies recommended by a physician or other licensed medical practitioner, within the scope of his or her practice under State law, to enable him or her to identify the existence, nature or extent of illness, injury, or other health deviation in a Member or P4HB Participant.

Discharge: Point at which Member or P4HB Participant is formally released from a hospital, by the treating physician, an authorized member of the physician’s staff or by the Member or P4HB Participant after they have indicated, in writing, their decision to leave the hospital contrary to the advice of their treating physician.

Disenrollment: The removal of a Member from participation in the Contractor’s plan, but not necessarily from the Medicaid or PeachCare for Kids® program.

Documented Attempt: A bona fide, or good faith, attempt to contract with a Provider. Such attempts may include written correspondence that outlines contracted negotiations between the parties, including rate and contract terms disclosure, as well as documented verbal conversations, to include date and time and parties involved.

Durable Medical Equipment (DME): Equipment, including assistive technology, which: a) can withstand repeated use; b) is used to service a health or functional purpose; c) is ordered by a qualified practitioner to address an illness, injury or disability; and d) is appropriate for use in the home, work place, or school.

Early and Periodic Screening, Diagnostic, and Treatment (EPSDT) Program: A Title XIX mandated program that covers screening and Diagnostic Services to determine physical and mental deficiencies in Members less than 21 years of age, and Health Care, treatment, and other measures to correct or ameliorate any deficiencies and Chronic Conditions discovered. P4HB Participants are not eligible to participate in the EPSDT Program.

Emergency Medical Condition: A medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in placing the health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy, serious impairments of bodily functions, or serious dysfunction of any bodily organ or part. An Emergency Medical Condition shall not be defined on the basis of lists of diagnoses or symptoms.

Emergency Services: Covered inpatient and outpatient services furnished by a qualified Provider needed to evaluate or stabilize an Emergency Medical Condition that is found to exist using the prudent layperson standard.

Encounter: A distinct set of health care services provided to a P4HB Participant, Medicaid or PeachCare for Kids® Member enrolled with a Contractor on the dates that the services were delivered.

Encounter Data: Health Care Encounter Data include: (i) All data captured during the course of a single Health Care encounter that specify the diagnoses, comorbidities, procedures (therapeutic, rehabilitative, maintenance, or palliative), pharmaceuticals, medical devices and equipment associated with the Member or P4HB Participant receiving services during the Encounter; (ii) The identification of the Member or P4HB Participant receiving and the Provider(s) delivering the Health Care services during the single Encounter; and, (iii) A unique, i.e. unduplicated, identifier for the single Encounter.

Enrollee: See Member.

Enrollment: The process by which an individual eligible for Medicaid or PeachCare for Kids® applies (whether voluntary or mandatory) to utilize the Contractor’s plan in lieu of fee for service and such application is approved by DCH or its Agent.

Enrollment Broker: The entity engaged by DCH to assist in outreach, education and Enrollment activities associated with the GF program.

Enrollment Period: The twelve (12) month period commencing on the effective date of Enrollment.

Evaluate: The process used to examine and determine the level of quality or the progress toward improvement of quality and/or performance related to Contractor service delivery systems.

External Quality Review (EQR): The analysis and evaluation by an external quality review organization of aggregated information on quality, timeliness, and access to the Health Care services that a CMO or its Subcontractors furnish to Members and to DCH.

External Quality Review Organization (EQRO): An organization that meets the competence and independence requirements set forth in 42 CFR 43 8.354 and performs external quality review, and other related activities.

Family Planning Provider: A physician, advanced practice nurse, or other health care provider who meets the State’s Medicaid provider enrollment requirements for the Demonstration and delivers or prescribes Family Planning Services.

Family Planning Services: Family planning services and supplies include at a minimum:

•	Education and counseling necessary to make informed choices and understand contraceptive methods;

•	Initial and annual complete physical examinations;

•	Follow-up, brief and comprehensive visits;

•	Pregnancy testing;

•	Contraceptive supplies and follow-up care;

•	Diagnosis and treatment of sexually transmitted diseases; and

•	Infertility assessment

Family Planning Waiver: See Demonstration.

Federal Financial Participation (FFP): The funding contribution that the federal government makes to the Georgia Medicaid and PeachCare for Kids® programs.

Federally Qualified Health Center (FQHC): An entity that provides outpatient health programs pursuant to Section 1905(l)(2)(B) of the Social Security Act.

Fee-for-Service (FFS): A method of reimbursement based on payment for specific services rendered to a Member.

Financial Relationship: A direct or indirect ownership or investment interest (including an option or non vested interest) in any entity. This direct or indirect interest may be in the form of equity, debt, or other means and includes any indirect ownership or investment interest no matter how many levels removed from a direct interest, or a compensation arrangement with an entity.

Fraud: An intentional deception or misrepresentation made by a person with the knowledge that the deception could result in some unauthorized benefit or financial gain to him/herself or some other person. It includes any act that constitutes Fraud under applicable federal or State law.

Georgia Families (GF): The risk-based managed care delivery program for Medicaid and PeachCare for Kids® in which the Department contracts with Care Management Organizations to manage the care of eligible Members and P4HB Participants.

Georgia Technology Authority (GTA): The state agency that manages the state’s information technology (IT) infrastructure i.e. data center, network and telecommunications services and security, establishes policies, standards and guidelines for state IT, promotes an enterprise approach to state IT, and develops and manages the state portal.

Grievance: An expression of dissatisfaction about any matter other than an Action. Possible subjects for grievances include, but are not limited to, the quality of care or services provided or aspects of interpersonal relationships such as rudeness of a Provider or employee, or failure to respect the Enrollee’s or P4HB Participant’s rights.

Grievance System: The overall system that address the manner in which the CMO handles Grievances at the Contractor level.

Health Care: Health Care means care, services, or supplies related to the health of an individual. Health Care includes, but is not limited to, the following: (i) Preventive, diagnostic, therapeutic, rehabilitative, maintenance, or palliative care, and counseling, service, assessment, or procedure with respect to the physical or mental Condition, or functional status, of an individual or that affects the structure or function of the body; and (ii) Sale or dispensing of a drug, device, equipment, or other item in accordance with a prescription.

Health Care Professional: A physician or other Health Care Professional, including but not limited to podiatrists, optometrists, chiropractors, psychologists, dentists, physician’s assistants, physical or occupational therapists and therapists assistants, speech-language pathologists, audiologists, registered or licensed practical nurses (including nurse practitioners, clinical nurse specialist, certified registered nurse anesthetists, and certified nurse midwives), licensed certified social workers, registered respiratory therapists, and certified respiratory therapy technicians licensed in the State of Georgia.

Health Check: The State of Georgia’s Early and Periodic Screening, Diagnostic, and Treatment program pursuant to Title XIX of the Social Security Act.

Health Information Technology: Hardware, software, integrated technologies or related licenses, intellectual property, upgrades, or packaged solutions sold as services that are designed for our support the use of health care entities or patients for the electronic creation, maintenance, access, or exchange of health information. Source is ARRA – H.R.1 -115 Sec. 3000 (5)

Health Information Technology for Economic and Clinical Health Act (HITECH Act) Title IV: The legislation establishes a transparent and open process for the development of standards that will allow for the nationwide electronic exchange of information between doctors, hospitals, patients, health plans, the government and others by the end of 2009. It establishes a voluntary certification process for health information technology products. The National Institute of Standards and Technology will provide for the testing of such products to determine if they meet the national standards that allow for the secure electronic exchange and use of health information.

Health Insurance Portability and Accountability Act (HIPAA): A federal law that includes requirements to protect the privacy of individually identified health information in any format, including written or printed, oral and electronic, to protect the security of individually identified health information in electronic format, to prescribe methods and formats for exchange of electronic medical information, and to uniformly identify providers. When referenced in this Contract it includes all related rules, regulations and procedures.

Health Maintenance Organization: As used in Section 8.6 a Health Maintenance Organization is an entity that is organized for the purpose of providing Health Care and has a Health Maintenance Organization Certificate of Authority granted by the State of Georgia, which contracts with Providers and furnishes Health Care services on a capitated basis to Members in a designated Service Region.

Health Professional Shortage Area (HPSA): An area designated by the United States Department of Health and Human Services’ Health Resources and Services Administration (HRSA) as being underserved in primary medical care, dental or mental health providers. These areas can be geographic, demographic or institutional in nature. A care area can be found using the following website: http://hpsafind.hrsa.gov/.

Healthcare Effectiveness Data and Information Set (HEDIS): A widely used set of performance measures developed and maintained by the National Committee for Quality Assurance (NCQA).

Historical Provider Relationship: A Provider who has been the main source of Demonstration, Medicaid or PeachCare for Kids® services for the Member or P4HB Participant during the previous year (decided on by the most recent Provider on the Member’s or P4HB Participant’s claim history).

Immediately: Within twenty-four (24) hours.

In-Network Provider: A Provider that has entered into a Provider Contract with the Contractor to provide services.

Incentive Arrangement: Any mechanism under which a Contractor may receive additional funds over and above the Capitation rates, for exceeding targets specified in the Contract.

Incurred-But-Not-Reported (IBNR): Estimate of unpaid Claims liability, includes received but unpaid Claims.

Individuals with Disabilities Education Act (IDEA): A United States federal law that ensures services to children with disabilities throughout the United States. IDEA governs how states and public agencies provide early intervention, special education and related services to children with disabilities.

Information: i. Structured Data: Data that adhere to specific properties and Validation criteria that is stored as fields in database records. Structured queries can be created and run against structured data, where specific data can be used as criteria for querying a larger data set; ii. Document: Information that does not meet the definition of structured data includes text, files, spreadsheets, electronic messages and images of forms and pictures.

Information System/Systems: A combination of computing hardware and software that is used in: (a) the capture, storage, manipulation, movement, control, display, interchange and/or transmission of information, i.e. structured data (which may include digitized audio and video) and documents; and/or (b) the processing of such information for the purposes of enabling and/or facilitating a business process or related transaction.

Inpatient Facility: Hospital or clinic for treatment that requires at least one overnight stay.

Insolvent: Unable to meet or discharge financial liabilities.

Interpregnancy Care (IPC): An additional benefit available to some P4HB Participants who meet the Demonstration’s eligibility requirements and who delivered a Very Low Birth Weight baby on or after initiation of the Demonstration.

Interpregnancy Care Services: Services available under the Demonstration for P4HB Participants who meet the eligibility criteria for the IPC program. These services are in addition to Family Planning Services and include: limited primary care services; management and treatment of chronic diseases; substance abuse treatment (detoxification and intensive outpatient rehabilitation); case management, including Resource Mothers Outreach; limited dental; prescription drugs (non-family planning) for the treatment of chronic conditions that may increase the risk of a subsequent VLBW delivery and non- emergency transportation.

Interpregnancy Care Service Providers: Those Demonstration Providers serving the IPC P4HB Participants including nurse case managers and Resource Mothers.

Limited-English-Proficient Population: Individuals with a primary language other than English who must communicate in that language if the individual is to have an equal opportunity to participate effectively in, and benefit from, any aid, service or benefit provided by the health Provider.

Low Birth Weight: Birth weight below 2,500 grams (5.5 pounds).

Mandatory Enrollment: The process whereby an individual eligible for the Demonstration, Medicaid or PeachCare for Kids® is required to enroll in a Contractor’s plan, unless otherwise exempted or excluded, to receive covered Demonstration, Medicaid or PeachCare for Kids® services.

Marketing: Any communication from a CMO plan to any Demonstration, Medicaid or PeachCare for Kids® eligible individual that can reasonably be interpreted as intended to influence the individual to enroll in that particular CMO plan, or not enroll in or disenroll from another CMO plan.

Marketing Materials: Materials that are produced in any medium, by or on behalf of a CMO, and can reasonably be interpreted as intended to market to any Demonstration, Medicaid or PeachCare for Kids® eligible individual.

Material Subcontractor: A Subcontractor, excluding Providers, receiving Subcontractor payments from the Contractor in amounts equal to or greater than $10 million annually during the state fiscal year.

Measurable: Applies to a Contractor objective and means the ability to determine definitively whether or not the objective has been met, or whether progress has been made toward a positive outcome.

Medicaid: The joint federal/state program of medical assistance established by Title XIX of the Social Security Act, which in Georgia is administered by DCH.

Medicaid Care Management Organizations Act: O.C.G.A. §33-21A-1, et seq. MEDICAID CARE MANAGEMENT ORGANIZATIONS ACT. A bill passed by the Georgia General Assembly, signed into law by the Governor, and effective July 1, 2008 which outlines several administrative requirements with which the administrators of the Medicaid Managed Care plan, Georgia Families, must comply. Some of the requirements include dental provider networks, emergency room claims payment requirements, eligibility verification, and others.

Medicaid Eligible: An individual eligible to receive services under the Medicaid Program but not necessarily enrolled in the Medicaid Program.

Medicaid Management Information System (MMIS): Computerized system used for the processing, collecting, analysis, and reporting of Information needed to support Medicaid and SCHIP functions. The MMIS consists of all required subsystems as specified in the State Medicaid Manual.

Medical Director: The licensed physician designated by the Contractor to exercise general supervision over the provision of health service Benefits by the Contractor.

Medical Records: The complete, comprehensive records of a Member or P4HB Participant including, but not limited to, x-rays, laboratory tests, results, examinations and notes, accessible at the site of the Member’s or P4HB Participant’s participating Primary Care or Demonstration physician or Provider, that document all medical services received by the Member or P4HB Participant, including inpatient, ambulatory, ancillary, and emergency care, prepared in accordance with all applicable DCH rules and regulations, and signed by the medical professional rendering the services.

Medical Screening: An examination: i. provided on hospital property, and provided for that patient for whom it is requested or required, ii. performed within the capabilities of the hospital’s emergency room (ER) (including ancillary services routinely available to its ER) iii. the purpose of which is to determine if the patient has an Emergency Medical Condition, and iv. performed by a physician (M.D. or D.O.) and/or by a nurse practitioner, or physician assistant as permitted by State statutes and regulations and hospital bylaws.

Medically Necessary Services: Those services that meet the definition found in Section 4.5.

Member: A Medicaid or PeachCare for Kids® recipient who is currently enrolled in a CMO plan.

Methodology: The planned process, steps, activities or actions taken by a Contractor to achieve a goal or objective, or to progress toward a positive outcome.

Monitoring: The process of observing, evaluating, analyzing and conducting follow-up activities.

National Committee for Quality Assurance (NCQA): An organization that sets standards, and evaluates and accredits health plans and other managed care organizations.

Net Capitation Payment: The Capitation Payment made by DCH to Contractor less any quality assessment fee made by Contractor to DCH. This payment amount also excludes a payment to a Contractor for obstetrical or other medical services that are on a per occurrence basis rather than a per member basis.

Non-Emergency Transportation (NET): A ride, or reimbursement for a ride, provided so that a Member or P4HB Participant with no other transportation resources can receive services from a medical provider. NET does not include transportation provided on an emergency basis, such as trips to the emergency room in life threatening situations.

Non-Institutional Claims: Claims submitted by a medical Provider other than a hospital, nursing facility, or intermediate care facility/mentally retarded (ICF/MR).

Normal Birth Weight: Birth weight greater than or equal to 2,500 grams (5.5 pounds).

Nurse Practitioner Certified (NP-C): A registered professional nurse who is licensed by the State of Georgia and meets the advanced educational and clinical practice requirements beyond the two or four years of basic nursing education required of all registered nurses.

Objective: Means a measurable step, generally in a series of progressive steps, to achieve a goal.

Obstetrical Delivery Payment: A payment, fixed in advance, that DCH makes to a Contractor for each birth of a child to a Member. The Contractor is responsible for all medical services related to the delivery of the Member’s child.

Out-of-Network Provider: A Provider of services that does not have a Provider contract with the Contractor.

Participating Provider: A Provider that has signed a contract with CMOs to provide services to Georgia Families members and P4HB Participants.

Patient Protection and Affordable Care Act (PPACA): The Patient Protection and Affordable Care Act is a federal statute, signed into law on March 23, 2010. The law includes numerous health-related provisions that will take effect over a four year period, including expanding Medicaid eligibility, subsidizing insurance premiums, establishing health insurance exchanges and support of medical research.

P4HB Participant: An individual meeting the eligibility requirements for the Demonstration who is enrolled in and/or receiving Demonstration Services through the Contractor. Also referred to as Participant.

P4HB Provider: See Demonstration Provider.

PeachCare for Kids®: The State of Georgia’s Children’s Health Insurance Program established pursuant to Title XXI of the Social Security Act.

Performance Concern: The informal documentation of an issue. The CMO is required to respond to the Performance Concern by defining a process to detect, analyze and eliminate non-compliance and potential causes of non-compliance. This is a “warning” and failure to complete the Corrective Action Preventive Action/Performance Concern (CAPA/PC) form may result in formal action against the contractor (CAPA). If the concern is a Performance Concern, the following information must be completed by the offending CMO:

•	Direct Cause: The cause that directly resulted in the event (the first cause in the chain).

•	Corrective Action: actions taken to correct the root cause generally a reactive process used to address problems after they have occurred

Performance Improvement Project (PIP): A planned process of data gathering, evaluation and analysis to determine interventions or activities that are projected to have a positive outcome. A PIP includes measuring the impact of the interventions or activities toward improving the quality of care and service delivery.

Pharmacy Benefit Manager (PBM): An entity responsible for the provision and administration of pharmacy benefit management services including but not limited to claims processing and maintenance of associated systems and related processes.

Physician Assistant (PA): A trained, licensed individual who performs tasks that might otherwise be performed by physicians or under the direction of a supervising physician.

Physician Incentive Plan: Any compensation arrangement between a Contractor and a physician or physician group that may directly have the effect of reducing or limiting services furnished to Members.

Planning for Healthy Babies Program: The name of the 1115 Demonstration Waiver Program in Georgia.

Post-Stabilization Services: Covered Services, related to an Emergency Medical Condition that are provided after a member is stabilized in order to maintain the stabilized condition or to improve or resolve the member’s condition.

Potential P4HB Participant: An individual meeting the eligibility requirements for the Demonstration who is subject to mandatory Enrollment in a care management program but is not yet enrolled in a specific CMO plan.

Potential Enrollee: See Potential Member.

Potential Member: A Medicaid or CHIP recipient who is subject to mandatory Enrollment in a care management program but is not yet the Member of a specific CMO plan.

Pre-Certification: Review conducted prior to a Member’s or P4HB Participant’s admission, stay or other service or course of treatment in a hospital or other facility.

Preconception Health Care: The primary prevention of maternal and perinatal morbidity and mortality, comprised of interventions that identify and modify biomedical, behavioral and social risks to pregnancy outcomes for women and their offspring. To have maximal impact on pregnancy outcomes, strategies to address risks must occur before conception or before prenatal care is typically initiated.

Preferred Health Organization (PHO): A coordinated care plan that: (a) has a network of providers that have agreed to a contractually specified reimbursement for covered benefits with the organization offering the plan; (b) provides for reimbursement for all covered benefits regardless of whether the benefits are provided with the network of providers; and (c) is offered by an organization that is not licensed or organized under State law as an HMO.

Pregnancy Rate: The number of pregnancies occurring to females in a specified age group per 1,000 females in the specified age group. The rate is calculated by using the following formula: Pregnancy rate = [Number of pregnancies in age group / Female population in age group] * 1000. Rates that use Census Population Estimates in the denominator are unable to be calculated when the selected population is unknown.

Prevalent Non-English Language: A language other than English, spoken by a significant number or percentage of potential Members or P4HB Participants.

Preventive Services: Services provided by a physician or other licensed health practitioner within the scope of his or her practice under State law to: prevent disease, disability, and other health Conditions or their progression; treat potential secondary Conditions before they happen or at an early remediable stage; prolong life; and promote physical and mental health and efficiency.

Primary Care: All Health Care services and laboratory services, including periodic examinations, preventive Health Care and counseling, immunizations, diagnosis and treatment of illness or injury, coordination of overall medical care, record maintenance, and initiation of Referrals to specialty Providers described in this Contract, and for maintaining continuity of patient care. These services are customarily furnished by or through a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist, or pediatrician, and may be furnished by a nurse practitioner to the extent the furnishing of those services is legally authorized in the State in which the practitioner furnishes them.

Primary Care Provider (PCP): A licensed medical doctor (MD) or doctor of osteopathy (DO) or certain other licensed medical practitioner who, within the scope of practice and in accordance with State certification/licensure requirements, standards, and practices, is responsible for providing all required Primary Care services to Members or IPC P4HB Participants. A PCP shall include general/family practitioners, pediatricians, internists, physician’s assistants, CNMs or NP-Cs, provided that the practitioner is able and willing to carry out all PCP responsibilities in accordance with these Contract provisions and licensure requirements.

Prior Authorization: Authorization granted in advance of the rendering of a service after appropriate medical review. (Also known as “pre-authorization” or “prior approval”).

Proposed Action: The proposal of an action for the denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service; the denial, in whole or part of payment for a service; the failure to provide services in a timely manner; or the failure of the CMO to act within the time frames provided in 42 CFR 438.408(b).

Prospective Payment System (PPS): A method of reimbursement in which Medicare payment is made based on a predetermined, fixed amount. The payment amount for a particular service is derived based on the classification system of that service (for example, DRGs for inpatient hospital services). CMS uses separate PPSs for reimbursement to acute inpatient hospitals, home health agencies, hospice, hospital outpatient, inpatient psychiatric facilities, inpatient rehabilitation facilities, long-term care hospitals, and skilled nursing facilities.

Provider: Any person (including physicians or other Health Care Professionals), partnership, professional association, corporation, facility, hospital, or institution certified, licensed, or registered by the State of Georgia to provide Health Care Services that has contracted with a Care Management Organization to provide health care services to Members and P4HB Participants.

Provider Complaint: A written expression by a Provider, which indicates dissatisfaction or dispute with the Contractor’s policies, procedures, or any aspect of a Contractor’s administrative functions.

Provider Contract: Any written contract between the Contractor and a Provider that requires the Provider to perform specific parts of the Contractor’s obligations for the provision of Health Care services under this Contract.

Provider Directory: A listing of health care service providers under contract with the CMO that is prepared by the CMO as a reference tool to assist members and P4HB Participants in locating Providers available to provide services.

Provider Number (or Provider Billing Number): An alphanumeric code utilized by health care payers to identify providers for billing, payment, and reporting purposes.

Provider Payment Agreement Act (PPA): A law enacted by the Georgia state legislature and codified as O.C.G.A. § 3 1-8-179 et seq.

PPA Provider: An institution licensed pursuant to Chapter 7 of Title 31 of the Official Code of Georgia Annotated which is primarily engaged in providing to inpatients, by or under the supervision of physicians, diagnostic services and therapeutic services for medical diagnosis, treatment, and care of injured, disabled, or sick persons or rehabilitation services for the rehabilitation of injured, disabled, or sick persons. Such term includes public, private, rehabilitative, geriatric, osteopathic, and other specialty hospitals but shall not include psychiatric hospitals as defined in paragraph (7) of Code Section 37-3-1, critical access hospitals as defined in paragraph (3) of Code Section 33-21A-2, or any state owned or state operated hospitals.

Prudent Layperson: A person with average knowledge of health and medicine who could reasonably expect the absence of immediate medical attention to result in an emergency medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) that could cause:

•	Serious jeopardy to the health of the individual or, in the case of a pregnant woman, the health of the woman or her unborn child;

•	Serious impairment to bodily functions; or

•	Serious dysfunction of any bodily organ or part.

Qualified Electronic Health Record: “An Electronic record of health-related information on an individual that includes patient demographic and clinical health information, such as medical history and problem lists; and has the capacity to provide clinical decision support; to support physician order entry; to capture and query information relevant to health care quality; and to exchange electronic health information with and integrate such information from other sources.” Source is ARRA – H.R.1 -115 Sec. 3000 (13)

Quality: The degree to which a CMO increases the likelihood of desired health outcomes of its Members and P4HB Participants through its structural and operational characteristics, and through the provision of health services that are consistent with current professional knowledge.

Re-admission: Subsequent admissions of a patient to a hospital or other health care institution for treatment.

Referral: A request by a PCP for a Member or P4HB Participant to be evaluated and/or treated by a different physician, usually a specialist.

Referral Services: Those Health Care services provided by a health professional other than the Primary Care Provider and which are ordered and approved by the Primary Care Provider or the Contractor.

Reinsurance: An agreement whereby the Contractor transfers risk or liability for losses, in whole or in part, sustained under this Contract. A reinsurance agreement may also exist at the Provider level.

(Claims) Reprocessing: Upon determination of the need to correct the outcome of one or more claims processing transactions, the subsequent attempt to process a single claim or batch of claims.

Remedy: The State’s means to enforce the terms of the Contract through performance guarantees and other actions.

Resource Mother: A paraprofessional that provides a broad range of services to P4HB IPC Participants and their families.

Risk Contract: A Contract under which the Contractor assumes financial risk for the cost of the services covered under the Contract, and may incur a loss if the cost of providing services exceeds the payments made by DCH to the Contractor for services covered under the Contract.

Routine Care: Treatment of a Condition that would have no adverse effects if not treated within twenty- four (24) hours or could be treated in a less acute setting (e.g., physicians office) or by the patient.

Rural Health Clinic (RHC): A clinic certified to receive special Medicare and Medicaid reimbursement. The purpose of the RHC program is improving access to primary care in underserved rural areas. RHCs are required to use a team approach of physicians and midlevel practitioners (nurse practitioners, physician assistants, and certified nurse midwives) to provide services. The clinic must be staffed at least 50% of the time with a midlevel practitioner. RHCs may also provide other health care services, such as mental health or vision services, but reimbursement for those services may not be based on their allowable costs.

Rural Health Services: Medical services provided to rural sparsely populated areas isolated from large metropolitan counties.

Scope of Services: Those specific Health Care services for which a Provider has been credentialed, by the plan, to provide to Members and P4HB Participants.

Service Authorization: A Member’s or P4HB Participant’s request for the provision of a service.

Service Region: A geographic area comprised of those counties where the Contractor is responsible for providing adequate access to services and Providers.

Short Term: A period of thirty (30) Calendar Days or less.

Significant Traditional Providers: Those Providers that provided the top eighty percent (80%) of Medicaid encounters for the GF-eligible population in the base year of 2004.

Span of Control: Information systems and telecommunications capabilities that the CMO itself operates or for which it is otherwise legally responsible according to the terms and conditions of this Contract. The CMO span of control also includes Systems and telecommunications capabilities outsourced by the CMO.

Stabilized: With respect to an emergency medical condition; that no material deterioration of the condition is likely, within reasonable medical probability, to result from or occur during the transfer of the individual from a facility, or, with respect to a woman in labor, the woman has delivered (including the placenta).

State: The State of Georgia.

State Fair Hearing: See Administrative Law Hearing

Subcontract: Any written contract between the Contractor and a third party, including a Provider, to perform a specified part of the Contractor’s obligations under this Contract.

Subcontractor: Any third party who has a written Contract with the Contractor to perform a specified part of the Contractor’s obligations under this Contract.

Subcontractor Payments: Any amounts the Contractor pays a Provider or Subcontractor for services they furnish directly, plus amounts paid for administration and amounts paid (in whole or in part) based on use and costs of Referral Services (such as Withhold amounts, bonuses based on Referral levels, and any other compensation to the physician or physician group to influence the use for Referral Services). Bonuses and other compensation that are not based on Referral levels (such as bonuses based solely on quality of care furnished, patient satisfaction, and participation on committees) are not considered payments for purposes of Physician Incentive Plans.

System Access Device: A device used to access System functions; can be any one of the following devices if it and the System are so configured: i. Workstation (stationary or mobile computing device) ii. Network computer/”winterm” device, iii. “Point of Sale” device, iv. Phone, v. Multi-function communication and computing device, e.g. PDA.

System Unavailability: Failure of the system to provide a designated user access based on service level agreements or software/hardware problems within the Contractor’s span of control.

System Function Response Time: Based on the specific sub function being performed,

Record Search Time-the time elapsed after the search command is entered until the list of matching records begins to appear on the monitor.

Record Retrieval Time-the time elapsed after the retrieve command is entered until the record data begins to appear on the monitor.

Print Initiation Time. the elapsed time from the command to print a screen or report until it appears in the appropriate queue.

On-line Claims Adjudication Response Time. the elapsed time from the receipt of the transaction by the Contractor from the Provider and/or switch vendor until the Contractor hands-off a response to the Provider and/or switch vendor.

Systems: See Information Systems.

Telecommunication Device for the Deaf (TDD): Special telephony devices with keyboard attachments for use by individuals with hearing impairments who are unable to use conventional phones.

Third Party Resource: Any person, institution, corporation, insurance company, public, private or governmental entity who is or may be liable in Contract, tort, or otherwise by law or equity to pay all or part of the medical cost of injury, disease or disability of an applicant for or recipient of medical assistance.

Transition of Care: The movement of patients made between health care practitioners and/or settings as their condition and care needs change during the course of a chronic or acute illness.

Urgent Care: Medically Necessary treatment for an injury, illness, or another type of Condition (usually not life threatening) which should be treated within twenty-four (24) hours.

Utilization: The rate patterns of service usage or types of service occurring within a specified time.

Utilization Management (UM): A service performed by the Contractor which seeks to assure that Covered Services provided to Members and P4HB Participants are in accordance with, and appropriate under, the standards and requirements established by the Contract, or a similar program developed, established or administered by DCH.

Utilization Review (UR): Evaluation of the clinical necessity, appropriateness, efficacy, or efficiency of Health Care services, procedures or settings, and ambulatory review, prospective review, concurrent review, second opinions, care management, discharge planning, or retrospective review.

Validation: The review of information, data, and procedures to determine the extent to which they are accurate, reliable, free from bias and in accord with standards for data collection and analysis.

Very Low Birth Weight (VLBW): Birth weight below 1,500 grams (3.3 pounds).

Week: The traditional seven-day week, Sunday through Saturday.

Withhold: A percentage of payments or set dollar amounts that a Contractor deducts from a practitioner’s service fee, Capitation, or salary payment, and that may or may not be returned to the physician, depending on specific predetermined factors.

Working Days: Monday through Friday but shall not include Saturdays, Sundays, or State and Federal Holidays.

Work Week: The traditional work week, Monday through Friday.

1.5	ACRONYMS

AFDC – Aid to Families with Dependent Children

AICPA – American Institute of Certified Public Accountants

CAH – Critical Access Hospital

CAPA – Corrective Action Preventive Action

CAPA/PC – Corrective Action Preventive Action/Performance Concern

CDC – Centers for Disease Control

CFR – Code of Federal Regulations

CHIP – Children’s Health Insurance Program – formerly known as the State Children’s Health Insurance Program (SCHIP)

CMO – Care Management Organization

CMS – Centers for Medicare & Medicaid Services

CNM – Certified Nurse Midwives

CSB – Community Service Boards

DCH – Department of Community Health

DME – Durable Medical Equipment

DOI – Department of Insurance

EB – Enrollment Broker

EPSDT – Early and Periodic Screening, Diagnostic, and Treatment

EQR – External Quality Review

EQRO – External Quality Review Organization

EVS – Eligibility Verification System

FFS – Fee-for-Service

FQHC – Federally Qualified Health Center

GF – Georgia Families

GTA – Georgia Technology Authority

HHS – US Department of Health and Human Services

HIPAA – Health Insurance Portability and Accountability Act

HMO – Health Management Organization

IBNR – Incurred-But-Not-Reported

INS – U.S. Immigration and Naturalization Services

IPC – Interpregnancy Care component of the 1115 Demonstration Waiver

LIM – Low-Income Medicaid

MMIS – Medicaid Management Information System

NAIC – National Association of Insurance Commissioners

NCQA – National Committee for Quality Assurance

NET – Non-Emergency Transportation

NP-C – Certified Nurse Practitioners

NPI – National Provider Identifier

P4HB – Planning for Healthy Babies 1115 Demonstration Waiver

PA – Physician Assistant

PBM – Pharmacy Benefit Manager

PC – Performance Concern

PCP – Primary Care Provider

PPS – Prospective Payment System

QAPI – Quality Assessment Performance Improvement

RHC – Rural Health Clinic

RSM – Right from the Start Medicaid

SCHIP – State Children’s Health Insurance Program

SSA – Social Security Act

TANF – Temporary Assistance for Needy Families

TDD – Telecommunication Device for the Deaf

UM – Utilization Management

UPIN – Unique Physician Identifier Number

UR – Utilization Review

2.0	DCH RESPONSIBILITIES

2.1	GENERAL PROVISIONS

2.1.1	DCH is responsible for administering the GF program. The agency will administer Contracts, monitor Contractor performance, and provide oversight in all aspects of the Contractor operations.

2.1.2	DCH is responsible for providing training materials regarding the P4HB Demonstration including specific materials regarding the Resource Mothers Outreach component of the Demonstration.

2.2	LEGAL COMPLIANCE

DCH will comply with, and will monitor the Contractor’s compliance with, all applicable State and federal laws and regulations.

2.3	ELIGIBILITY AND ENROLLMENT

2.3.1	The State of Georgia has the sole authority for determining eligibility for the Medicaid program and whether Medicaid beneficiaries are eligible for Enrollment in GF. DCH or its Agent will determine eligibility for PeachCare for Kids® and will collect applicable premiums. DCH or its agent will continue responsibility for the electronic eligibility verification system (EVS).

2.3.1.1	The State of Georgia has the sole authority for determining eligibility for the P4HB Demonstration and whether P4HB Participants are eligible for enrollment in GF. DCH or its Agent will determine eligibility for the Demonstration and will continue responsibility for the electronic eligibility verification system (EVS).

2.3.2	DCH or its Agent will review the Medicaid Management Information System (MMIS) file daily and send written notification and information within two (2) Business Days to all Members who are determined eligible for GF. A Member shall have thirty (30) Calendar Days to select a CMO plan and a PCP. Each Family Head of Household shall have thirty (30) Calendar Days to select one (1) CMO plan for the entire Family and PCP for each member. DCH or its Agent will issue a monthly notice of all Enrollments to the CMO plan.

2.3.2.1	DCH or its Agent will review the Medicaid Management Information System (MMIS) file daily and send written notification and information within two (2) Business Days to all P4HB Participants who are determined eligible for GF. A P4HB Participant shall have thirty (30) Calendar Days to select a CMO and a Family Planning Provider. A P4HB Participant eligible for IPC services under GF will have thirty (30) Calendar Days to select a CMO plan, a Family Planning Provider and a PCP. The Family Planning Provider and the PCP may be the same provider.

2.3.3	If the Member does not choose a CMO plan within thirty (30) Calendar Days of being deemed eligible for GF, DCH or its Agent will Auto-Assign the individual to a CMO plan using the following algorithm:

•	If an immediate family member(s) of the Member is already enrolled in one CMO plan, the Member will be Auto-Assigned to that plan;

•

If there are no immediate family members already enrolled and the Member has a Historical Provider Relationship with a Provider, the Member will be Auto-Assigned to the CMO plan where the Provider is contracted;

•

If the Member does not have a Historical Provider Relationship with a Provider in any CMO plan, or the Provider contracts with all plans, the Member will be Auto-Assigned based on an algorithm determined by DCH that may include quality, cost, or other measures.

2.3.3.1	If the Potential P4HB Participant does not choose a CMO Plan within thirty (30) Calendar Days of being deemed eligible for the Demonstration, DCH or its Agent will Auto-Assign the individual to a CMO plan using the algorithm described in Section 2.3.3 for Members.

2.3.3.2	Women already enrolled in GF due to pregnancy will have an expedited enrollment into the Demonstration upon termination of their pregnancy benefits. Members determined to be eligible for the Demonstration must be afforded the opportunity to choose a new CMO, if desired, for the delivery of Demonstration related Services. All P4HB Participants will have thirty (30) days from the date of eligibility notification to choose a CMO.

2.3.3.3	The Contactor will notify its current pregnant Members at least thirty (30) Calendar Days prior to the expected date of delivery and prior to the date upon which the Member will end RSM, that they may be eligible to enroll in the Demonstration and may choose to switch to a different CMO plan for receipt of Demonstration services. Members who do not make a choice will be deemed to have chosen to remain in their current CMO plan for receipt of the Demonstration services they are eligible to receive.

2.3.4

Enrollment, whether chosen or Auto-Assigned, will be effective at 12:01 a.m. on the first (1st) Calendar Day of the month following the Member or P4HB Participant’s selection or Auto-Assignment, for those Members or P4HB Participants assigned on or between the first (1st) and twenty-fourth (24th) Calendar Day of the month. For those Members or P4HB Participants assigned on or between the twenty-fifth (25th) and thirty-first (31st) Calendar Day of the month, Enrollment will be effective at 12:01 a.m. on the first (1st) Calendar Day of the second (2nd) month after assignment.

2.3.5	DCH or its Agent may include quality measures in the Auto-Assignment algorithm. Members or P4HB Participants will be Auto-Assigned to those plans that have higher scores based on quality, cost, or other measures to be defined by DCH. This factor will be applied after determining that there are no Historical Provider Relationships.

2.3.6	In any Service Region, DCH may, at its discretion, set a threshold percentage for the enrollment of members or P4HB Participants in a single plan and change this threshold percentage at its discretion. Members or P4HB Participants will not be Auto-Assigned to a CMO plan that exceeds this threshold unless a family member or P4HB Participant is enrolled in the CMO plan or a Historical Provider Relationship exists with a Provider that does not participate in any other CMO plan in the Service Region. When DCH changes the threshold percentage in any Service Region, DCH will provide the CMOs in the Service Region with a minimum of fourteen (14) days advance notice in writing.

2.3.7	DCH or its Agent will have five (5) Business Days to notify Members or P4HB Participants and the CMO plan of the Auto-Assignment. Notice to the Member or P4HB Participant will be made in writing and sent via surface mail. Notice to the CMO plan will be made via file transfer.

2.3.8	DCH or its Agent will be responsible for the consecutive Enrollment period and re-Enrollment functions.

2.3.9

Conditioned on continued eligibility, all Members or P4HB Participants will be enrolled in a CMO plan for a period of twelve (12) consecutive months. This consecutive Enrollment period will commence on the first (1st) day of Enrollment or upon the date the notice is sent, whichever is later. If a Member or P4HB Participant disenrolls from one CMO plan and enrolls in a different CMO plan, consecutive Enrollment period will begin on the effective date of Enrollment in the second (2nd) CMO plan.

2.3.10	DCH or its Agent will automatically enroll a Member or P4HB Participant into the CMO plan in which he or she was most recently enrolled if the Member or P4HB Participant has a temporary loss of eligibility, defined as less than sixty (60) Calendar Days. In this circumstance, the consecutive Enrollment period will continue as though there has been no break in eligibility, keeping the original twelve (12) month period.

2.3.11	DCH or its Agent will notify Members or P4HB Participants at least once every twelve (12) months, and at least sixty (60) Calendar Days prior to the date upon which the consecutive Enrollment period ends (the annual Enrollment opportunity), that they have the opportunity to switch CMO plans. Members or P4HB Participants who do not make a choice will be deemed to have chosen to remain with their current CMO plan.

2.3.12	In the event a temporary loss of eligibility has caused the Member or P4HB Participant to miss the annual Enrollment opportunity, DCH or its Agent will enroll the Member or P4HB Participant in the CMO plan in which he or she was enrolled prior to the loss of eligibility. The Member or P4HB Participant will receive a new 60-calendar day notification period beginning the first day of the next month.

2.3.13	In accordance with current operations, the State will issue a Medicaid number to a newborn upon notification from the hospital, or other authorized Medicaid Provider.

2.3.14	Upon notification from a CMO plan that a Member is an expectant mother, DCH or its Agent shall mail a newborn enrollment packet to the expectant mother. This packet shall include information that the newborn will be Auto-Assigned to the mother’s CMO plan and that she may, if she wants, select a PCP for her newborn prior to the birth by contacting her CMO plan. The mother shall have ninety (90) Calendar Days from the day a Medicaid number was assigned to her newborn to choose a different CMO plan.

2.3.15	DCH may, at its sole discretion, elect to modify this threshold and/or use quality based auto-assignments for reasons it deems necessary and proper.

2.4	DISENROLLMENT

2.4.1	DCH or its Agent will process all CMO plan Disenrollments. This includes Disenrollments due to non-payment of the PeachCare for Kids® premiums, loss of eligibility for GF due to other reasons, and all Disenrollment requests Members or P4HB Participants or CMO plans submit via telephone, surface mail, internet, facsimile, and in person.

2.4.2	DCH or its Agent will make final determinations about granting Disenrollment requests and will notify the CMO plan via file transfer and the Member or P4HB Participant via surface mail of any Disenrollment decision within five (5) Calendar Days of making the final determination

Whether requested by the Member or P4HB Participant or the Contractor the following are the Disenrollment timeframes:

•

If the Disenrollment request is received by DCH or its agent on or before the managed care monthly process on the twenty-fourth (24th) Calendar Day of the month, the Disenrollment will be effective at midnight the first (1st) day of the month following the month in which the request was filed; and

•

If the Disenrollment request is received by DCH or its agent after the managed care monthly process on the twenty-fourth (24th) Calendar Day of the month, the Disenrollment will be effective at midnight the first (1st) day of the second (2nd) month following the month in which the request was filed.

2.4.3	If a Member is hospitalized in an acute inpatient facility on the first day of the month their Disenrollment is to be effective, the Member will remain enrolled until the month following their discharge from the inpatient facility. When Disenrollment is necessary due to a change in eligibility category, or eligibility for GF, the Member will be disenrolled according to the timeframes identified in Section 2.4.2.

2.4.4	When disenrollment is necessary because a Member loses Medicaid or PeachCare for Kids® eligibility (for example, he or she has died, been incarcerated, or moved out-of-state) disenrollment shall be immediate.

2.4.4.1	When disenrollment is necessary because a P4HB Participant loses eligibility for the Demonstration (for example, she has died, been incarcerated, or moved out-of-state) disenrollment shall be immediate.

2.5	MEMBER AND P4HB PARTICIPANT SERVICES AND MARKETING

2.5.1	DCH will provide to the Contractor its methodology for identifying the prevalent non-English languages spoken. For the purposes of this Section, prevalent means a non-English language spoken by a significant number or percentage of Medicaid and PeachCare for Kids® eligible individuals in the State.

2.5.2	DCH will review and prior approve all marketing materials.

2.5.3	DCH will provide the Contractor with the Demonstration’s logo and design along with specific Demonstration language to be used in all written materials distributed to P4HB Participants and Potential P4HB Participants.

2.6	COVERED SERVICES & SPECIAL COVERAGE PROVISIONS

DCH will use submitted Encounter Data, and other data sources, to determine Contractor compliance with federal requirements that eligible Members under the age of twenty-one (21) receive periodic screens and preventive/well child visits in accordance with the specified periodicity schedule. DCH will use the participant ratio as calculated using the CMS 416 methodology for measuring the Contractor’s performance.

2.6.1	P4HB Participants are not eligible to participate in the EPSDT program.

2.6.2	Specific services available under this Demonstration are outlined in Attachment N to this Contract.

2.7	NETWORK

2.7.1	DCH will provide to the Contractor up-to-date changes to the State’s list of excluded Providers, as well as any additional information that will affect the Contractor’s Provider network.

2.7.2	DCH will consider all Contractors’ requests to waive network geographic access requirements in rural areas. All such requests shall be submitted in writing.

2.7.3	DCH will provide the State’s Provider Credentialing policies to the Contractor upon execution of this Contract.

2.8	QUALITY MONITORING

2.8.1	DCH will have a written strategy for assessing and improving the quality of services provided by the Contractor. In accordance with 42 CFR 43 8.204, this strategy will, at a minimum, monitor:

•	The availability of services;

•	The adequacy of the Contractor’s capacity and services;

•	The Contractor’s coordination and continuity of care for Members;

•	The coverage and authorization of services;

•	The Contractor’s policies and procedures for selection and retention of Providers;

•	The Contractor’s compliance with Member information requirements in accordance with 42 CFR §438.10;

•	The Contractor’s compliance with State and federal privacy laws and regulations relative to Member’s confidentiality;

•	The Contractor’s compliance with Member Enrollment and Disenrollment requirements and limitations;

•	The Contractor’s Grievance System;

•	The Contractor’s oversight of all Subcontractor relationships and delegations;

•	The Contractor’s adoption of practice guidelines, including the dissemination of the guidelines to Providers and Providers’ application of them;

•	The Contractor’s quality assessment and performance improvement program; and

•	The Contractor’s health information systems.

•	The Contractor shall respond to requests for information within the stipulated time frame.

2.8.2	DCH will have a written strategy for assessing and improving the quality of services provided by the Contractor for the Demonstration and the outcomes resulting from those services. This strategy is incorporated in Attachment O.

2.9	COORDINATION WITH CONTRACTOR’S KEY STAFF

2.9.1	DCH will make diligent good faith efforts to facilitate effective and continuous communication and coordination with the Contractor in all areas of GF operations.

2.9.2	Specifically, DCH will designate individuals within the department who will serve as a liaison to the corresponding individual on the Contractor’s staff, including:

•	A program integrity staff Member;

•	A quality oversight staff Member;

•

A Grievance System staff Member who will also ensure that the State Administrative Law Hearing process is consistent with the Rules of the Office of the State Administrative Hearings Chapter 6 16-1-2 and with any other applicable rule, regulation, or procedure whether State or federal;

•	An information systems coordinator; and

•	A vendor management staff Member.

2.10	FORMAT STANDARDS

DCH will provide to the Contractor its standards for formatting all Reports requested of the Contractor. DCH will require that all Reports be submitted electronically.

2.11	FINANCIAL MANAGEMENT

2.11.1	In order to facilitate the Contractor’s efforts in using Cost Avoidance processes to ensure that primary payments from the liable third party are identified and collected to offset medical expenses; DCH will include information about known Third Party Resources on the electronic Enrollment data given to the Contractor.

2.11.2	DCH will monitor Contractor compliance with federal and State physician incentive plan rules and regulations.

2.12	INFORMATION SYSTEMS

2.12.1	DCH will supply the following information to the Contractor:

•	Application and database design and development requirements (standards) that is specific to the State of Georgia.

•	Networking and data communications requirements (standards) that are specific to the State of Georgia.

•	Specific information for integrity controls and audit trail requirements.

•	State web portal (Georgia.gov) integration standards and design guidelines.

•	Specifications for data files to be transmitted by the Contractor to DCH and/or its agents.

•	Specifications for point-to-point, uni-directional or bi-directional interfaces between Contractor and DCH systems.

2.13	READINESS OR ANNUAL REVIEW

2.13.1	DCH will conduct a readiness review of each new CMO at least 30 days prior to Enrollment of Medicaid and/or PeachCare for Kids® recipients in the CMO plan and an annual review of each existing CMO plan. The readiness and financial review will include, at a minimum, one (1) or more as determined by DCH on-site review. DCH will conduct the reviews to provide assurances that the Contractor is able and prepared to perform all administrative functions and is providing for high quality of services to Members.

2.13.2	Specifically, DCH’s review will document the status of the Contractor with respect to meeting program standards set forth in this Contract, as well as any goals established by the Contractor. A multidisciplinary team appointed by DCH will conduct the readiness and annual review. The scope of the reviews will include, but not be limited to, review and/or verification of:

•	Network Provider composition and access;

•	Staff;

•	Marketing materials;

•	Content of Provider agreements;

•	EPSDT plan;

•	Member services capability;

•	Comprehensiveness of quality and Utilization Management strategies;

•	Policies and procedures for the Grievance System and Complaint System;

•	Financial solvency;

•	Contractor litigation history, current litigation, audits and other government investigations both in Georgia and in other states; and

•	Information systems’ Claims payment system performance and interfacing capabilities.

The readiness review may assess the Contractor’s ability to meet any requirements set forth in this Contract and the documents referenced herein.

Members may not be enrolled in a CMO plan until DCH has determined that the Contractor is capable of meeting these standards. A Contractor’s failure to pass the readiness review 30 days prior to the beginning of service delivery may result in immediate Contract termination. Contractor’s failure to pass the annual review may result in corrective action and pending contract termination.

DCH will provide the Contractor with a summary of the findings as well as areas requiring remedial action.

3.0	GENERAL CONTRACTOR RESPONSIBILITIES

The Contractor shall immediately notify DCH of any of the following:

•	Change in business address, telephone number, facsimile number, and e-mail address;

•	Change in corporate status or nature;

•	Change in business location;

•	Change in solvency;

•	Change in corporate officers, executive employees, or corporate structure;

•	Change in ownership, including but not limited to the new owner’s legal name, business address, telephone number, facsimile number, and e-mail address;

•	Change in incorporation status; or

•	Change in federal employee identification number or federal tax identification number.

•	Change in CMO litigation history, current litigation, audits and other government investigations both in Georgia and in other states.

3.1	The Contractor shall not make any changes to any of the requirements herein, without explicit written approval from Commissioner of DCH, or his or her designee.

4.0	SPECIFIC CONTRACTOR RESPONSIBILITIES

The Contractor shall complete the following actions, tasks, obligations, and responsibilities:

4.1	ENROLLMENT

4.1.1	Enrollment Procedures

4.1.1.1	DCH or its Agent is responsible for Enrollment, including auto-assignment of a CMO plan; Disenrollment; education; and outreach activities. The Contractor shall coordinate with DCH and its Agent as necessary for all Enrollment and Disenrollment functions.

4.1.1.2	DCH or its Agent will make every effort to ensure that recipients ineligible for Enrollment in GF are not enrolled in GF. However, to ensure that such recipients are not enrolled in GF, the Contractor shall assist DCH or its Agent in the identification of recipients that are ineligible for Enrollment in GF, as discussed in Section 1.2.3, should such recipients inadvertently become enrolled in GF.

4.1.1.2.1	DCH or its Agent will make every effort to ensure that individuals ineligible for Enrollment in the Demonstration are not enrolled in GF as P4HB Participants. However, to ensure that such individuals are not enrolled in the Demonstration, the Contractor shall assist DCH or its Agent in the identification of P4HB Participants that are ineligible for enrollment in the Demonstration, as discussed in Section 1.2.3, but have been inadvertently enrolled in GF as P4HB Participants

4.1.1.3	The Contractor shall assist DCH or its Agent in the identification of recipients that become ineligible for Medicaid (for example, those who have died, been incarcerated, or moved out-of-state).

4.1.1.4	The Contractor shall accept all individuals for enrollment without restrictions.

The Contractor shall not discriminate against individuals on the basis of religion, gender, race, color, or national origin, and will not use any policy or practice that has the effect of discriminating on the basis of religion, gender, race, color, or national origin or on the basis of health, health status, pre-existing Condition, or need for Health Care services.

4.1.2	Selection of a Primary Care Provider (PCP)

4.1.2.1	At the time of plan selection, Members, with counseling and assistance from DCH or its Agent, will choose an In-Network PCP. If a Member fails to select a PCP, or if the Member has been Auto-Assigned to the CMO plan, the Contractor shall Auto-Assign Members to a PCP based on the following algorithm:

•	Assignment shall be made to a Provider with whom, based on FFS Claims history, the Member has a Historical Provider Relationship, provided that the geographic access requirements in 4.8.13 are met;

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If there is no Historical Provider Relationship the Member shall be Auto-Assigned to a Provider who is the assigned PCP for an immediate family member enrolled in the CMO plan, if the Provider is an appropriate Provider based on the age and gender of the Member;

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If other immediate family members do not have an assigned PCP, Auto-Assignment shall be made to a Provider with whom a family member has a Historical Provider Relationship; if the Provider is an appropriate Provider based on the age and gender of the Member;

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If there is no Member or immediate family member historical usage Members shall be Auto-Assigned to a PCP, using an algorithm developed by the Contractor, based on the age and sex of the Member, and geographic proximity.

4.1.2.1.1	At the time of plan selection, Family Planning Only P4HB Participants, with counseling and assistance from DCH or its Agent, will be encouraged to choose a Primary Care Provider. Because primary care services are not covered services under the Demonstration for the Family Planning Only P4HB Participants, the Contractor is required to maintain an up-to-date list of available Providers affiliated with the Georgia Association for Primary Health Care and other primary care Providers serving the uninsured and underinsured populations who are available to provide primary care services. The Contractor must not use Demonstration funds to reimburse for primary care services delivered to Family Planning Only P4HB Participants.

4.1.2.1.2	At the time of plan selection, IPC P4HB Participants, with counseling and assistance from DCH or its Agent, will be encouraged to choose an In-Network PCP. If an IPC P4HB Participant fails to select a PCP, or if the IPC P4HB Participant has been Auto-Assigned to the CMO plan, the Contractor shall Auto-Assign the IPC P4HB Participant to a PCP based on the algorithm identified in 4.1.2.1. If there is no IPC P4HB Participant or immediate family member historical usage, IPC P4HB Participants shall be Auto-Assigned to a PCP, using an algorithm developed by the Contractor, based on geographic proximity.

4.1.2.2	PCP assignment shall be effective immediately. The Contractor shall notify the Member via surface mail of their Auto-Assigned PCP within ten (10) Calendar Days of Auto-Assignment.

4.1.2.2.1	For IPC P4HB Participants, PCP assignment shall be effective immediately. The Contractor shall notify the IPC P4HB Participant via surface mail of her Auto-Assigned PCP within ten (10) Calendar Days of Auto-Assignment.

4.1.2.3	The Contractor shall submit its PCP Auto-Assignment Policies and Procedures to DCH for review and approval as updated.

4.1.3	Newborn Enrollment

4.1.3.1	All newborns shall be Auto-Assigned by DCH or its Agent to the mother’s CMO plan.

4.1.3.2	The Contractor shall be responsible for notifying DCH or its Agent of any Members who are expectant mothers at least sixty (60) Calendar Days prior to the expected date of delivery. The Contractor shall be responsible for notifying DCH or its Agent of newborns born to enrolled members that do not appear on a monthly roster days of birth.

4.1.3.3	The Contractor shall provide assistance to any expectant mother who contacts them wishing to make a PCP selection for her newborn and record that selection.

4.1.3.4	Within twenty-four (24) hours of the birth, the Contractor shall ensure the submission of a newborn notification form to DCH or its agent. If the mother has made a PCP selection, this information shall be included in the newborn notification form. If the mother has not made a PCP selection, the Contractor shall Auto-Assign the newborn to a PCP within thirty (30) days of the birth. Auto-Assignment shall be made using the algorithm described in Section 4.1.2.1. Notice of the PCP Auto-Assignment shall be mailed to the mother within twenty-four (24) hours.

4.1.4	Reporting Requirements

4.1.4.1	The Contractor shall submit to DCH monthly Member Data Conflict Report (formerly Member Information Reports) as described in Section 4.18.3.7.

4.1.4.2	The Contractor shall submit to DCH monthly Eligibility and Enrollment Reconciliation Reports as described in Section 4.18.3.2.

4.2	DISENROLLMENT

4.2.1	Disenrollment Initiated by the Member or P4HB Participant

4.2.1.1	A Member or P4HB Participant may request Disenrollment from a CMO plan without cause during the ninety (90) Calendar Days following the date of the Member’s or P4HB Participants initial Enrollment with the CMO plan or the date DCH or its Agent sends the Member or P4HB Participant notice of the Enrollment, whichever is later. A Member or P4HB Participant may request Disenrollment without cause every twelve (12) months thereafter.

4.2.1.2	A Member or P4HB Participant may request Disenrollment from a CMO plan for cause at any time. The following constitutes cause for Disenrollment by the Member or P4HB Participant:

•	The Member or P4HB Participant moves out of the CMO plan’s Service Region;

•	The CMO plan does not, because of moral or religious objections, provide the Covered Service the Member or P4HB Participant seeks;

•

The Member or P4HB Participant needs related services to be performed at the same time and not all related services are available within the network. The Member’s or P4HB Participants Provider or another Provider have determined that receiving service separately would subject the Member or P4HB Participant to unnecessary risk;

•	The Member or P4HB Participant requests to be assigned to the same CMO plan as family members or P4HB Participants; and

•	The Member’s or P4HB Participants Medicaid eligibility category changes to a category ineligible for GF, and/or the Member or P4HB Participant otherwise becomes ineligible to participate in GF.

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Other reasons, per 42 CFR 438.56(d)(2), include, but are not limited to, poor quality of care, lack of access to services covered under the Contract, or lack of Providers experienced in dealing with the Member’s or P4HB Participants Health Care needs. (DCH or its Agent shall make determination of these reasons.)

4.2.1.3	The Contractor shall provide assistance to Members or P4HB Participants seeking to disenroll. This assistance shall consist of providing the forms to the Member or P4HB Participant and referring the Member or P4HB Participant to DCH or its Agent who will make Disenrollment determinations.

4.2.1.4	A P4HB Participant may request Disenrollment from a CMO plan for cause at any time during the ninety (90) Calendar Days following the date of the P4HB Participant’s initial enrollment with the CMO plan or the date DCH or its Agent sends the Participant notice of the enrollment into the Demonstration, whichever is later. The following constitutes cause for Disenrollment by the P4HB Participant:

•	The P4HB Participant moves out of the CMO plan’s Service Region;

•	The P4HB Participant requests to be assigned to the same CMO plan as family members; and

•	The P4HB Participant otherwise becomes ineligible for participation in the Demonstration.

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Other reasons, per 42 CFR 438.56(d)(2), include, but are not limited to, poor quality of care, lack of access to services covered under the Demonstration amendment, or lack of Demonstration Providers experienced in dealing with the P4HB Participant’s health care needs. (DCH or its Agent shall make determination of these reasons.)

4.2.2	Disenrollment Initiated by the Contractor

4.2.2.1	The Contractor shall complete all Disenrollment paperwork for Members or P4HB Participants it is seeking to disenroll.

4.2.2.1.1	The Contractor shall complete all Disenrollment paperwork for any P4HB Participants it seeks to disenroll.

4.2.2.2	The Contractor shall notify DCH or its Agent upon identification of a Member or P4HB Participant who it knows or believes meets the criteria for Disenrollment, as defined in Section 4.2.3.

4.2.2.2.1	The Contractor shall notify DCH or its Agent upon identification of a P4HB Participant who it knows or believes meets the following criteria for disenrollment from the Demonstration:

•	The P4HB Participant no longer meets the eligibility criteria for the Demonstration.

•	The IPC P4HB Participant has reached the end of the twenty-four (24) months of eligibility for the IPC component of the Demonstration.

•	The P4HB Participant becomes pregnant while enrolled in the Demonstration;

•	The P4HB Participant becomes infertile through a sterilization procedure;

•	The P4HB Participant moves out of the CMO plan’s Service Region;

•	The P4HB Participant’s utilization of services is fraudulent or abusive;

•	The Participant’s eligibility category changes to a category ineligible for participation in the P4HB program;

•	The P4HB Participant has died, been incarcerated, or moved out of State, thereby making her ineligible for Medicaid.

4.2.2.3	Prior to requesting Disenrollment of a Member or P4HB Participant for reasons described in Sections 4.2.3, the Contractor shall document at least three (3)

interventions over a period of ninety (90) Calendar Days that occurred through treatment, case management, and Care Coordination to resolve any difficulty leading to the request. The Contractor shall provide at least one (1) written warning to the Member or P4HB Participant, certified return receipt requested, regarding implications of his or her actions. DCH recommends that this notice be delivered within ten (10) Business Days of the Member’s or P4HB Participants action.

4.2.2.4	The Contractor shall cite to DCH or its Agent at least one (1) acceptable reason for Disenrollment outlined in Section 4.2.3 before requesting Disenrollment of the Member or P4HB Participant.

4.2.2.5	The Contractor shall submit Disenrollment requests to DCH or its Agent and the Contractor shall honor all Disenrollment determinations made by DCH or its Agent. DCH’s decision on the matter shall be final, conclusive and not subject to appeal.

4.2.3	Acceptable Reasons for Disenrollment Requested by Contractor

The Contractor may request Disenrollment if:

•	The Member’s Utilization of services is Fraudulent or abusive;

•	The Member has moved out of the Service Region;

•	The Member is placed in a long-term care nursing facility, State institution, or intermediate care facility for the mentally retarded;

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The Member’s Medicaid eligibility category changes to a category ineligible for GF, and/or the Member otherwise becomes ineligible to participate in GF. Disenrollments due to Member eligibility will follow the normal monthly process as described in Section 2.4.3. Disenrollments will be processed as of the date that the member eligibility category actually changes and will not be made retroactive, regardless of the effective date of the new eligibility category. Note exception when SSI members are hospitalized.

•	The Member has any other condition as so defined by DCH; or

•	The Member has died, been incarcerated, or moved out of State, thereby making them ineligible for Medicaid.

4.2.4	Unacceptable Reasons for Disenrollment Requests by Contractor

4.2.4.1	The Contractor shall not request Disenrollment of a Member or P4HB Participant for discriminating reasons, including:

•	Adverse changes in a Member’s or P4HB Participants health status;

•	Missed appointments;

•	Utilization of medical services;

•	Diminished mental capacity;

•	Pre-existing medical condition;

•	Uncooperative or disruptive behavior resulting from his or her special needs; or

•	Lack of compliance with the treating physician’s plan of care.

4.2.4.2	The Contractor shall not request Disenrollment because of the Member’s or P4HB Participants attempt to exercise his or her rights under the Grievance System.

4.2.4.3	The request of one PCP to have a Member or P4HB IPC Participant assigned to a different Provider shall not be sufficient cause for the Contractor to request that the Member or P4HB IPC Participant be disenrolled from the plan. Rather, the Contractor shall utilize its PCP assignment process to assign the Member or P4HB IPC Participant to a different and available PCP.

4.3	MEMBER AND P4HB PARTICIPANT SERVICES

4.3.1	General Provisions

The Contractor shall ensure that Members are aware of their rights and responsibilities, the role of PCPs, how to obtain care, what to do in an emergency or urgent medical situation, how to request a Grievance, Appeal, or Administrative Law Hearings, and how to report suspected Fraud and Abuse. The Contractor shall convey this information via written materials and via telephone, internet, and face-to-face communications that allow the Members to submit questions and receive responses from the Contractor. The Contractor shall ensure that P4HB Participants are aware of their rights and responsibilities, the role of the Family Planning Provider and PCP (for IPC P4HB Participants only), how to obtain care, what to do in an emergency or urgent medical situation arising from the receipt of Demonstration related Services, how to submit a Grievance, request an Appeal, or Administrative Law Hearing, and how to report suspected Fraud and Abuse. The Contractor shall convey this information via written materials and via telephone, internet, and face-to-face communications that allow the P4HB Participant to submit questions and receive responses from the Contractor.

4.3.2	Requirements for Written Materials

4.3.2.1	The Contractor shall make all written materials available in alternative formats and in a manner that takes into consideration the Member’s or P4HB Participants special needs, including those who are visually impaired or have limited reading proficiency. The Contractor shall notify all Members or P4HB Participants and Potential Members that information is available in alternative formats and how to access those formats.

4.3.2.2	The Contractor shall make all written information available in English, Spanish and all other prevalent non-English languages, as defined by DCH. For the purposes of this Contract, prevalent means a non-English language spoken by a significant number or percentage of Medicaid and PeachCare for Kids® eligible individuals in the State.

4.3.2.3	All written materials distributed to Members or P4HB Participants shall include a language block, printed in Spanish and all other prevalent non-English languages, that informs the Member or P4HB Participant that the document contains important information and directs the Member to call the Contractor to request the document in an alternative language or to have it orally translated.

4.3.2.4

All written materials shall be worded such that they are understandable to a person who reads at the fifth (5th) grade level. Suggested reference materials to determine whether this requirement is being met are:

•	Fry Readability Index;

•	PROSE The Readability Analyst (software developed by Education Activities, Inc.);

•	Gunning FOG Index;

•	McLaughlin SMOG Index;

•	The Flesch-Kincaid Index; or

•	Other word processing software approved by DCH.

4.3.2.5	The Contractor shall provide written notice to DCH of any changes to any written materials provided to the Members or P4HB Participant. Written notice shall be provided at least thirty (30) Calendar Days before the effective date of the change.

4.3.2.6

The Contractor must submit all written materials, including information for the Web site, to DCH for approval prior to use or mailing. DCH will approve or identify any required changes to the member or P4HB

Participant materials within 30 days of submission. DCH reserves the right to require the discontinuation of any member materials that violate the terms of this contract.

4.3.3	Member Handbook and P4HB Participants Information Requirements

4.3.3.1	The Contractor shall mail to all newly enrolled Members a Member Handbook within ten (10) Calendar Days of receiving the notice of enrollment from DCH or its Agent. The Contractor shall mail to all enrolled Member households a Member Handbook every other year thereafter unless requested sooner by the member.

4.3.3.1.1	The Contractor shall mail to all newly enrolled P4HB Participants an information packet including but not limited to the following:

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General information pertaining to the Demonstration (eligibility, enrollment and disenrollment criteria, and information pertaining tothe Demonstration’s program components – family planning only, IPC, Resource Mothers Outreach).

•	A list of benefits and services available under each Demonstration component

•	A list of service exclusions or limitations under each Demonstration component

•	Information about the role of the Family Planning Provider

•	Information about the selection of a Primary Care Provider affiliated with the Georgia Association for Primary Health Care and whose services are not covered under the Demonstration

•	Information on where and how P4HB Participants may access other benefits and services not available from or not covered by the Contractor under the Demonstration

•	Information about the role of the PCP for the IPC P4HB Participant only

•	Information about appointment procedures

•	Information on how to access Demonstration services, including non- emergency transportation (NET) available to the IPC P4HB Participants only

•	A notice stating that the Contractor shall be liable only for those Demonstration services authorized by CMS under the Demonstration

•	A description of all pre-certification, prior authorization or other requirements for Demonstration related Services and treatments

•	The geographic boundaries of the Service Regions

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Notice of all appropriate mailing addresses and telephone numbers to be utilized by P4HB Participants seeking information or authorization, including an inclusion of the Contractor’s toll-free telephone line and Web site

•	A description of the P4HB Participant’s rights and responsibilities as described in Section 4.3.4

•	The policies and procedures for Disenrollment from the Demonstration

•	Information on Advance Directives

•	A statement that additional information, including information on the structure and operation of the CMO plan and physician incentive plans, shall be made available upon request

•	Information on the extent to which, and how, after hours and emergency coverage are provided, including the following:

•	What constitutes an Urgent and Emergency Demonstration related Medical Condition, Demonstration related Emergency Services, and Demonstration related Post Stabilization Services;

•	The fact that Prior Authorization is not required for Demonstration related Emergency Services;

•	The process and procedures for obtaining Demonstration related Emergency Services, including the use of the 911 telephone systems or its local equivalent;

•	The location of any emergency settings and other locations at which Demonstration Providers and hospitals furnish

•	Demonstration related Emergency and Post Stabilization Services; and

•	The fact that a P4HB Participant has a right to use any hospital or other setting for Demonstration related Emergency Services

•	Information on the Grievance Systems policies and procedures, as described in Section 4.14 of the Contract. This description must include the following:

•	The right to file a Grievance and Appeal with the Contractor;

•	The requirements and timeframes for filing a Grievance or Appeal with the Contractor;

•	The availability of assistance in filing a Grievance or Appeal with the Contractor;

•	The toll-free numbers P4HB Participants can use to file a Grievance or an Appeal with the Contractor by phone;

•	The right to a State Administrative Law hearing, the method for obtaining a hearing, and the rules that govern representation at the hearing;

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Notice that if the P4HB Participant files an Appeal or a request for a State Administrative Law Hearing within the timeframes specified for filing, the P4HB Participant may be required to pay the cost of services furnished while the Appeal is pending, if the final decision is adverse to the P4HB Participant; and

•	Any Appeal rights that the State chooses to make available to Providers to challenge the failure of the Contractor to cover the Demonstration related Service.

•	The Contractor shall submit to DCH for review and approval any changes and edits to the P4HB Participant Information Packet at least thirty (30) Calendar Days before the effective date of change.

4.3.3.2	Pursuant to the requirements set forth in 42 CFR 438.10, the Member Handbook shall include, but not be limited to:

•	A table of contents;

•	Information about the roles and responsibilities of the Member (this information to be supplied by DCH);

•	Information about the role of the PCP;

•	Information about choosing a PCP;

•	Information about what to do when family size changes;

•	Appointment procedures;

•	Information on Benefits and services, including a description of all available GF Benefits and services;

•	Information on how to access services, including Health Check services, non-emergency transportation (NET) services, and maternity and family planning services;

•	An explanation of any service limitations or exclusions from coverage;

•	A notice stating that the Contractor shall be liable only for those services authorized by the Contractor;

•	Information on where and how Members may access Benefits not available from or not covered by the Contractor;

•	The Medical Necessity definition used in determining whether services will be covered;

•	A description of all pre-certification, prior authorization or other requirements for treatments and services;

•	The policy on Referrals for specialty care and for other Covered Services not furnished by the Member’s PCP;

•	Information on how to obtain services when the Member is out of the Service Region and for after-hours coverage;

•	Cost-sharing;

•	The geographic boundaries of the Service Regions;

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Notice of all appropriate mailing addresses and telephone numbers to be utilized by Members seeking information or authorization, including an inclusion of the Contractor’s toll-free telephone line and Web site;

•	A description of Utilization Review policies and procedures used by the Contractor;

•	A description of Member rights and responsibilities as described in Section 4.3.4;

•	The policies and procedures for Disenrollment;

•	Information on Advance Directives;

•	A statement that additional information, including information on the structure and operation of the CMO plan and physician incentive plans, shall be made available upon request;

4.3.3.3	Information on the extent to which, and how, after-hours and emergency coverage are provided, including the following:

i.	What constitutes an Urgent and Emergency Medical Condition, Emergency Services, and Post-Stabilization Services;

ii.	The fact that Prior Authorization is not required for Emergency Services;

iii.	The process and procedures for obtaining Emergency Services, including the use of the 911 telephone systems or its local equivalent;

iv.	The locations of any emergency settings and other locations at which Providers and hospitals furnish Emergency Services and Post-Stabilization Services covered herein; and

v.	The fact that a Member has a right to use any hospital or other setting for Emergency Services;

4.3.3.4	Information on the Grievance Systems policies and procedures, as described in Section 4.14 of this Contract. This description must include the following:

i.	The right to file a Grievance and Appeal with the Contractor;

ii.	The requirements and timeframes for filing a Grievance or Appeal with the Contractor;

iii.	The availability of assistance in filing a Grievance or Appeal with the Contractor;

iv.	The toll-free numbers that the Member can use to file a Grievance or an Appeal with the Contractor by phone;

v.	The right to a State Administrative Law Hearing, the method for obtaining a hearing, and the rules that govern representation at the hearing;

vi.	Notice that if the Member files an Appeal or a request for a State Administrative Law Hearing within the timeframes specified for filing, the Member may be required to pay the cost of services furnished while the Appeal is pending, if the final decision is adverse to the Member; and

vii.	Any Appeal rights that the State chooses to make available to Providers to challenge the failure of the Contractor to cover a service.

4.3.3.5	The Contractor shall submit to DCH for review and approval any changes and edits to the Member Handbook at least thirty (30) Calendar Days before the effective date of change.

4.3.4	Member and P4HB Participant Rights

4.3.4.1	The Contractor shall have written policies and procedures regarding the rights of Members and shall comply with any applicable federal and State laws and regulations that pertain to Member rights. These rights shall be included in the Member Handbook. At a minimum, said policies and procedures shall specify the Member’s right to:

•	Receive information pursuant to 42 CFR 438.10;

•	Be treated with respect and with due consideration for the Member’s dignity and privacy;

•	Have all records and medical and personal information remain confidential;

•	Receive information on available treatment options and alternatives, presented in a manner appropriate to the Member’s Condition and ability to understand;

•	Participate in decisions regarding his or her Health Care, including the right to refuse treatment;

•	Be free from any form of restraint or seclusion as a means of coercion, discipline, convenience or retaliation, as specified in other federal regulations on the use of restraints and seclusion;

•	Request and receive a copy of his or her Medical Records pursuant to 45 CFR 160 and 164, subparts A and E, and request to amend or correct the record as specified in 45 CFR 164.524 and 164.526;

•	Be furnished Health Care services in accordance with 42 CFR 438.206 through 438.2 10;

•	Freely exercise his or her rights, including those related to filing a Grievance or Appeal, and that the exercise of these rights will not adversely affect the way the Member is treated;

•

Not be held liable for the Contractor’s debts in the event of insolvency; not be held liable for the Covered Services provided to the Member for which DCH does not pay the Contractor; not be held liable for Covered Services provided to the Member for which DCH or the CMO plan does not pay the Health Care Provider that furnishes the services; and not be held liable for payments of Covered Services furnished under a contract, Referral, or other arrangement to the extent that those payments are in excess of amount the Member would owe if the Contractor provided the services directly; and

•	Only be responsible for cost sharing in accordance with 42 CFR 447.50 through 42 CFR 447.60 and Attachment K of this Contract.

4.3.4.2	The Contractor shall have written policies and procedures regarding the rights of P4HB Participants and shall comply with any applicable federal and State laws and regulations that pertain to P4HB Participant rights. These rights shall be included in the P4HB Participant Information Packet. At a minimum, said policies and procedures shall specify the P4HB Participant’s right to:

•	Receive information pursuant to 42CFR 438.10;

•	Be treated with respect and with due consideration for the P4HB Participant’s dignity and privacy;

•	Have all records and medical and personal information remain confidential;

•	Receive information on available Demonstration related treatment options and alternatives, presented in a manner appropriate to the P4HB Participant’s condition and ability to understand;

•	Participate in decisions regarding her Demonstration services;

•	Request and receive a copy of her Medical Records pursuant to 45 CFR 160 and 164, subparts A and E, and request to amend or correct the record as specified in 45 CFR 164.524 and 164.526;

•	Be furnished Demonstration related Services in accordance with 42 CFR 438.206 through 438.210 as appropriate;

•	Freely exercise her rights, including those related to filing a Grievance or Appeal, and that the exercise of these rights will not adversely affect the way the P4HB Participant is treated;

•

Not be held liable for the Contractor’s debts in the event of insolvency; not be held liable for the Demonstration related Services provided to the P4HB Participant for which DCH does not pay the Contractor; not be held liable for Demonstration related Services provided to the P4HB Participant for which neither DCH nor the CMO pays the Demonstration Provider that furnishes the Demonstration related Services; and not be held liable for payments of Demonstration related Services furnished under a contract, Referral, or other arrangement to the extent that those payments are in excess of the amount the P4HB Participant would owe if the Contractor provided the services directly; and

•	Only be responsible for cost sharing in accordance with 42 CFR 447.50 through 42 CFR 447.60 and Attachment K of this Contract.

4.3.5	Provider Directory

4.3.5.1	The Contractor shall mail via surface mail a Provider Directory to all new Members or P4HB Participants within ten (10) Calendar Days of receiving the notice of Enrollment from DCH or the State’s Agent.

4.3.5.2	The Provider Directory shall include names, locations, office hours, telephone numbers of and non-English language spoken by, current contracted Providers. This includes, at a minimum, information on PCPs, specialists, Family Planning Providers, dentists, pharmacists, FQHCs and RHCs, mental health and substance abuse Providers, and hospitals. The Provider Directory shall also identify Providers that are not accepting new patients.

4.3.5.3	The Contractor shall submit the Provider Directory to DCH for review and prior approval as updated.

4.3.5.4	The Contractor shall up-date and amend the Provider Directory on its Web site within five (5) Business Days of any changes, produces and distributes quarterly up-dates to all Members or P4HB Participants, and re-print the Provider Directory and distribute to all Members at least once per year.

4.3.5.5	The Contractor shall post on its website a searchable list of all providers with which the care management organization has contracted. At a minimum, this list shall be searchable by provider name, specialty, and location.

4.3.6	Member and P4HB Participant Identification (ID) Card

4.3.6.1	The Contractor shall mail via surface mail a Member ID Card to all new Members according to the following timeframes:

•	Within ten (10) Calendar Days of receiving the notice of Enrollment from DCH or the Agent for Members who have selected a CMO plan and a PCP;

•	Within ten (10) Calendar Days of PCP assignment or selection for Members that are Auto-Assigned to the CMO plan.

4.3.6.2	The Member ID Card must, at a minimum, include the following information:

•	The Member’s name;

•	The Member’s Medicaid or PeachCare for Kids® identification number;

•	The PCP’s name, address, and telephone numbers (including after-hours number if different from business hours number);

•	The name and telephone number(s) of the Contractor;

•	The Contractor’s twenty-four (24) hour, seven (7) day a week toll-free Member services telephone number;

•	Instructions for emergencies; and

•	Includes minimum or instructions to facilitate the submission of a claim by a Provider.

4.3.6.3	The Contractor shall reissue the Member ID Card within ten (10) Calendar Days of notice if a Member reports a lost card, there is a Member name change, the PCP changes, or for any other reason that results in a change to the information disclosed on the Member ID Card.

4.3.6.4	The Contractor shall submit a front and back sample Member ID Card to DCH for review and approval as updated.

4.3.6.5	The Contractor shall mail via surface mail a P4HB Participant ID Card to all new P4HB Participants in the Demonstration within ten (10) Calendar Days of receiving the notice of enrollment from DCH or its Agent. The P4HB Participant’s ID Card must meet all requirements as specified in Sections 4.3.6.2, 4.3.6.3 and 4.3.6.4. The P4HB Participant’s ID Card will identify the Demonstration component in which the P4HB Participant is enrolled:

•	A Pink color will signify the P4HB Participants as eligible for Family Planning Services Only.

•	A Purple color will signify the P4HB Participants as eligible for Interpregnancy Care Services and Family Planning Services.

•	A Yellow color will signify the P4HB Participant as eligible for Case Management – Resource Mothers Outreach Only.

4.3.6.6	At the time the P4HB Participant’s ID card is supplied to a P4HB Participant, the Contractor shall provide written materials that explain the meaning of the color coding of the ID card and its relevance to Demonstration benefits.

4.3.7	Toll-free Member and P4HB Participant Services Line

4.3.7.1	The Contractor shall operate a toll-free telephone line to respond to Member and P4HB Participant questions, comments and inquiries.

4.3.7.2	The Contractor shall develop Telephone Line Policies and Procedures that address staffing, personnel, hours of operation, access and response standards, monitoring of calls via recording or other means, and compliance with standards.

4.3.7.3	The Contractor shall submit these Telephone Line Policies and Procedures, including performance standards pursuant to Section 4.3.7.7, to DCH for review and approval as updated.

4.3.7.4	The telephone line shall handle calls from non-English speaking callers, as well as calls from Members and P4HB Participants who are hearing impaired.

4.3.7.5	The Contractor’s call center systems shall have the capability to track call management metrics identified in Attachment L.

4.3.7.6	The telephone line shall be fully staffed between the hours of 7:00 a.m. and 7:00 p.m. EST, Monday through Friday, excluding State holidays. The telephone line staff shall be trained to accurately respond to Member and P4HB Participant questions in all areas, including, but not limited to, Covered Services, the provider network, and non-emergency transportation (NET).

4.3.7.7	The Contractor shall develop performance standards and monitor Telephone Line performance by recording calls and employing other monitoring activities. At a minimum, the standards shall require that, on a monthly basis, eighty percent (80%) of calls are answered by a person within thirty (30) seconds, the Blocked Call rate does not exceed one percent (1%), and the rate of Abandoned Calls does not exceed five percent (5%).

4.3.7.8	The Contractor shall have an automated system available between the hours of 7:00 p.m. and 7:00 a.m. EST Monday through Friday and at all hours on weekends and holidays. This automated system must provide callers with operating instructions on what to do in case of an emergency and shall include, at a minimum, a voice mailbox for callers to leave messages. The Contractor shall ensure that the voice mailbox has adequate capacity to receive all messages. A Contractor’s Representative shall return messages on the next Business Day.

4.3.7.9	The Contractor shall develop Call Center Quality Criteria and Protocols to measure and monitor the accuracy of responses and phone etiquette as it relates to the Toll-free Telephone Line. The Contractor shall submit the Call Center Quality Criteria and Protocols to DCH for review and approval annually.

4.3.8	Internet Presence/Web Site

4.3.8.1	The Contractor shall provide general and up-to-date information about the CMO plan’s program, its Provider network, its customer services, and its Grievance and Appeals Systems on its Web site.

4.3.8.2	The Contractor shall maintain a Member and P4HB Participant portal that allows Members to access a searchable Provider Directory that shall be updated within five (5) Business Days upon changes to the Provider network.

4.3.8.3	The Web site must have the capability for Members and P4HB Participants to submit questions and comments to the Contractor and for members to receive responses.

4.3.8.4	The Web site must comply with the marketing policies and procedures and with requirements for written materials described in this Contract and must be consistent with applicable State and federal laws.

4.3.8.5	In addition to the specific requirements above, the Contractor’s Web site shall be functionally equivalent, with respect to functions described in this Contract, to the Web site maintained by the State’s Medicaid fiscal agent.www.ghp.georgia.gov/wps/portal

4.3.8.6	The Contractor shall submit Web site screenshots to DCH for review and approval as updated.

4.3.8.7	The Contractor shall provide general and up to date information about the Demonstration on its website. This information must incorporate DCH’s messaging regarding the Demonstration.

4.3.8.8	The Contractor shall provide links from its website to the DCH P4HBwebsite.

4.3.9	Cultural Competency

4.3.9.1	In accordance with 42 CFR 438.206, the Contractor shall have a comprehensive written Cultural Competency Plan describing how the Contractor will ensure that services are provided in a culturally competent manner to all Members and P4HB Participants, including those with limited English proficiency. The Cultural Competency Plan must describe how the Providers, individuals and systems within the CMO plan will effectively provide services to people of all cultures, races, ethnic backgrounds and religions in a manner that recognizes values, affirms and respects the worth of the individual Members and P4HB Participants and protects and preserves the dignity of each.

4.3.9.2	The Contractor shall submit the Cultural Competency Plan to DCH for review and approval as updated.

4.3.9.3	The Contractor may distribute a summary of the Cultural Competency Plan to the In-Network Providers if the summary includes information on how the Provider may access the full Cultural Competency Plan on the Web site. This summary shall also detail how the Provider can request a hard copy from the CMO at no charge to the Provider.

4.3.10	Translation Services

4.3.10.1	The Contractor is required to provide oral translation services of information to any Member or P4HB Participant who speaks any non-English language regardless of whether a Member or P4HB Participant speaks a language that meets the threshold of a Prevalent Non-English Language. The Contractor is required to notify its Members or P4HB Participants of the availability of oral interpretation services and to inform them of how to access oral interpretation services. There shall be no charge to the Member or P4HB Participant for translation services.

4.3.11	Reporting Requirements

4.3.11.1	The Contractor shall submit monthly Telephone and Internet Activity Reports to DCH as described in Section 4.18.3.1

4.4	MARKETING

4.4.1	Prohibited Activities

4.4.1.1	The Contractor is prohibited from engaging in the following activities:

•	Directly or indirectly engaging in door-to-door, telephone, or other Cold- Call Marketing activities to Potential Members or P4HB Participants;

•

Offering any favors, inducements or gifts, promotions, and/or other insurance products that are designed to induce Enrollment in the Contractor’s plan, and that are not health related and/or worth more than $10.00 cash;

•

Distributing information plans and materials that contain statements that DCH determines are inaccurate, false, or misleading.Statements considered false or misleading include, but are not limited to, any assertion or statement (whether written or oral) that the recipient must enroll in the Contractor’s plan in order to obtain Benefits or in order to not lose Benefits or that the Contractor’s plan is endorsed by the federal or State government, or similar entity; and

•

Distributing information or materials that, according to DCH, mislead or falsely describe the Contractor’s Provider network, the participation or availability of network Providers, the qualifications and skills of network Providers (including their bilingual skills); or the hours and location of network services.

4.4.2	Allowable Activities

4.4.2.1	The Contractor shall be permitted to perform the following marketing activities:

•	Distribute general information through mass media (i.e. newspapers, magazines and other periodicals, radio, television, the Internet, public transportation advertising, and other media outlets);

•

Make telephone calls, mailings and home visits only to Members currently enrolled in the Contractor’s plan, for the sole purpose of educating them about services offered by or available through the Contractor;

•

Distribute brochures and display posters at Provider offices and clinics that inform patients that the clinic or Provider is part of the CMO plan’s Provider network, provided that all CMO plans in which the Provider participates have an equal opportunity to be represented; and

•	Attend activities that benefit the entire community such as health fairs or other health education and promotion activities.

4.4.2.2	If the Contractor performs an allowable activity, the Contractor shall conduct these activities in the entire Service Region as defined by this Contract.

4.4.2.3	All materials shall comply with the information requirements in 42 CFR 438.10 and detailed in Section 4.3.2 of this Contract.

4.4.3	State Approval of Materials

The Contractor shall submit a detailed description of its Marketing Plan and copies of all Marketing Materials (written and oral) it or its Subcontractors plan to distribute to DCH for review and approval as updated.

4.4.3.1	This requirement includes, but is not limited to posters, brochures, Web sites, and any materials that contain statements regarding the benefit package and Provider network-related materials. Neither the Contractor nor its Subcontractors shall distribute any marketing materials without prior, written approval from DCH.

4.4.3.2	The Contractor shall submit any changes to previously approved marketing materials and receive approval from DCH of the changes before distribution.

4.4.4	Provider Marketing Materials

The Contractor shall collect from its Providers any Marketing Materials they intend to distribute and submit these to DCH for review and approval prior to distribution.

4.5	COVERED BENEFITS AND SERVICES

4.5.1	Included Services

4.5.1.1	The Contractor shall at a minimum provide Medically Necessary services and Benefits pursuant to the Georgia State Medicaid Plan, and the Georgia Medicaid Policies and Procedures Manuals. Such Medically Necessary services shall be furnished in an amount, duration, and scope that is no less than the amount, duration, and scope for the same services furnished to recipients under Fee-forService Medicaid. The Contractor may not arbitrarily deny or reduce the amount, duration or scope of a required service solely because of the diagnosis, type of illness or Condition.

4.5.1.2	The Contractor shall at a minimum provide to P4HB Participants Demonstration related Services and Benefits pursuant to the CMS SPECIAL TERMS AND CONDITIONS (STCs), NUMBER: 11-W-00249/4 Document pertaining to the Planning for Healthy Babies 1115 Demonstration Waiver Program. These STCs have been incorporated into this Contract as Attachment Q.

4.5.2	Individuals with Disabilities Education Act (IDEA) Services

4.5.2.1	For Members up to and including age two (2), the Contractor shall be responsible for Medically Necessary IDEA Part C services provided pursuant to an Individualized Family Service Plan (IFSP) or Individualized Education Plan (IEP).

4.5.2.2	For Members age 3-2 1, the Contractor shall not be responsible for Medically Necessary IDEA Part B services provided pursuant to an IEP or IFSP. Such services shall remain in FFS Medicaid.

4.5.2.2.1	The Contractor shall be responsible for all other Medically Necessary covered services.

4.5.3	Enhanced Services

4.5.3.1	In addition to the Covered Services provided above, the Contractor shall do the following:

•	Place strong emphasis on programs to enhance the general health and well-being of Members;

•	Make health promotion materials available to Members;

•	Participate in community-sponsored health fairs; and

•	Provide education to Members, families and other Health Care Providers about early intervention and management strategies for various illnesses.

4.5.3.2	The Contractor shall not charge a Member for participating in health education services that are defined as either enhanced or Covered Services.

4.5.4	Medical Necessity

4.5.4.1	Based upon generally accepted medical practices in light of Conditions at the time of treatment, Medically Necessary services are those that are:

•	Appropriate and consistent with the diagnosis of the treating Provider and the omission of which could adversely affect the eligible Member’s medical Condition;

•	Compatible with the standards of acceptable medical practice in the community;

•	Provided in a safe, appropriate, and cost-effective setting given the nature of the diagnosis and the severity of the symptoms;

•	Not provided solely for the convenience of the Member or the convenience of the Health Care Provider or hospital; and

•	Not primarily custodial care unless custodial care is a covered service or benefit under the Members evidence of coverage.

4.5.4.2	There must be no other effective and more conservative or substantially less costly treatment, service and setting available.

4.5.4.3	For children under 21, the Contractor is required to provide medically necessary services to correct or ameliorate physical and behavioral health disorders, a defect, or a condition identified in an EPSDT (Health Check) screening, regardless whether those services are included in the State Plan, but are otherwise allowed pursuant to 1905 (a) of the Social Security Act. See Diagnostic and Treatment, Section 4.7.5.2.

4.5.5	Experimental, Investigational or Cosmetic Procedures, Drugs, Services, or Devices

4.5.5.1	Pursuant to the Georgia State Medicaid Plan and the Georgia Medicaid Policies and Procedures Manuals, in no instance shall the Contractor cover experimental, investigational or cosmetic procedures, drugs, services or devices or those not recognized by the Federal Drug Administration, the United States Public Health Service, Medicaid and/or the Department’s contracted peer review organization as universally accepted treatment.

4.5.6	Moral or Religious Objections

4.5.6.1	The Contractor is required to provide and reimburse for all Covered Services. If, during the course of the Contract period, pursuant to 42 CFR 438.102, the Contractor elects not to provide, reimburse for, or provide coverage of a counseling or Referral service because of an objection on moral or religious grounds, the Contractor shall notify:

•	DCH within one hundred and twenty (120) Calendar Days prior to adopting the policy with respect to any service;

•	Members within ninety (90) Calendar Days after adopting the policy with respect to any service; and

•	Members and Potential Members before and during Enrollment.

4.5.6.2.	The Contractor acknowledges that such objection will be grounds for recalculation of rates paid to the Contractor.

4.6	SPECIAL COVERAGE PROVISIONS

4.6.1	Emergency Services

4.6.1.1	Emergency Services shall be available twenty-four (24) hours a day, seven (7) Days a week to treat an Emergency Medical Condition.

4.6.1.2	An Emergency Medical Condition shall not be defined or limited based on a list of diagnoses or symptoms. An Emergency Medical Condition is a medical or mental health Condition manifesting itself by acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in the following:

•	Placing the physical or mental health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy;

•	Serious impairment to bodily functions;

•	Serious dysfunction of any bodily organ or part;

•	Serious harm to self or others due to an alcohol or drug abuse emergency;

•	Injury to self or bodily harm to others; or

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With respect to a pregnant woman having contractions: (i) That there is inadequate time to affect a safe transfer to another hospital before delivery, or (ii) That transfer may pose a threat to the health or safety of the woman or the unborn child.

4.6.1.3	The Contractor shall provide payment for Emergency Services when furnished by a qualified Provider, regardless of whether that Provider is in the Contractor’s network. These services shall not be subject to prior authorization requirements. The Contractor shall be required to pay for all Emergency Services that are Medically Necessary until the Member is stabilized. The Contractor shall also pay for any screening examination services conducted to determine whether an Emergency Medical Condition exists.

4.6.1.3.1	The Contractor shall provide payment for Demonstration related Emergency Services when furnished by a qualified Provider, regardless of whether that Provider is in the Contractor’s network. These services shall not be subject to prior authorization requirements. The Contractor shall be required to pay all Demonstration related Emergency Services that are Medically Necessary until the P4HB Participant is stabilized. The Contractor shall also pay for any screening examination services conducted to determine whether a Demonstration related Emergency Medical Condition exists.

4.6.1.4	The Contractor shall base coverage decisions for Emergency Services on the severity of the symptoms at the time of presentation and shall cover Emergency Services when the presenting symptoms are of sufficient severity to constitute an Emergency Medical Condition in the judgment of a prudent layperson.

4.6.1.5	The attending emergency room physician, or the Provider actually treating the Member, is responsible for determining when the Member is sufficiently stabilized for transfer or discharge, and that determination is binding on the Contractor, who shall be responsible for coverage and payment. The Contractor, however, may establish arrangements with a hospital whereby the Contractor may send one of its own physicians with appropriate emergency room privileges to assume the attending physician’s responsibilities to stabilize, treat, and transfer the Member, provided that such arrangement does not delay the provision of Emergency Services.

4.6.1.5.1	The attending emergency room physician, or the Provider actually treating the P4HB Participant, is responsible for determining when the P4HB Participant is sufficiently stabilized for transfer or discharge, and that determination is binding on the Contractor, who shall be responsible for coverage and payment. The Contractor, however, may establish arrangements with a hospital whereby the Contractor may send one of its own physicians with appropriate emergency room privileges to assume the attending physician’s responsibilities to stabilize, treat, and transfer the P4HB Participant; provided that such arrangement does not delay the provision of Demonstration related Emergency Services.

4.6.1.6	The Contractor shall not retroactively deny a Claim for an emergency screening examination because the Condition, which appeared to be an Emergency Medical Condition under the prudent layperson standard, turned out to be non-emergency in nature. If an emergency screening examination leads to a clinical determination by the examining physician that an actual Emergency Medical Condition does not exist, then the determining factor for payment liability shall be whether the Member had acute symptoms of sufficient severity at the time of presentation. In this case, the Contractor shall pay for all screening and care services provided. Payment shall be at either the rate negotiated under the Provider Contract, or the rate paid by DCH under the Fee for Service Medicaid program.

4.6.1.6.1	The Contractor shall not retroactively deny a Claim for a Demonstration related emergency screening examination because the Condition, which appeared to be a Demonstration related Emergency Medical Condition under the prudent layperson standard, turned out to be non-emergency in nature. If a Demonstration related emergency screening examination leads to a clinical determination by the examining physician that an actual Demonstration related Medical Condition does not exist, then the determining factor for payment liability shall be whether the P4HB Participant had acute symptoms of sufficient severity at the time of presentation. In this case, the Contractor shall pay for all Demonstration related emergency screening and care services provided. Payment shall be at either the rate negotiated under the Provider Contract, or the rate paid by DCH under the Fee for Service Medicaid Program.

4.6.1.7	The Contractor may establish guidelines and timelines for submittal of notification regarding provision of emergency services, but, the Contractor shall not refuse to cover an Emergency Service based on the emergency room Provider, hospital, or fiscal agent’s failure to notify the Member’s PCP, CMO plan representative, or DCH of the Member’s screening and treatment within said timeframes.

4.6.1.7.1	The Contractor may establish guidelines and timelines for submittal of notification regarding provision of Demonstration related Emergency Services, but, the Contractor shall not refuse to cover a Demonstration related Emergency Service based on the emergency room Provider, hospital, or fiscal agent’s failure to notify the P4HB Participant’s Family Planning Provider and/or PCP (in the case of the IPC P4HB Participant), CMO plan representative, or DCH of the P4HB Participant’s Demonstration related screening and treatment within said timeframes.

4.6.1.8	When a representative of the Contractor instructs the Member to seek Emergency Services the Contractor shall be responsible for payment for the Medical Screening examination and for other Medically Necessary Emergency Services, without regard to whether the Condition meets the prudent layperson standard.

4.6.1.8.1	When a representative of the Contractor instructs the P4HB Participant to seek Emergency Services, the Contractor shall be responsible for payment for the Demonstration related Medical Screening examination without regard to whether the Condition meets the prudent layperson standard.

4.6.1.9	The Member who has an Emergency Medical Condition shall not be held liable for payment of subsequent screening and treatment needed to diagnose the specific Condition or stabilize the patient.

4.6.1.9.1	The P4HB Participant who has a Demonstration related Emergency Medical Condition shall not be held liable for payment of subsequent Demonstration related screening and treatment needed to diagnose the specific Condition or stabilize the P4HB Participant.

4.6.1.10	Once the Member’s Condition is stabilized, the Contractor may require Pre-Certification for hospital admission or Prior Authorization for follow-up care.

4.6.1.10.1	Once the P4HB Participant’s condition is stabilized, the Contractor may require Pre-Certification for hospital admission or prior authorization for follow up care.

4.6.2	Post-Stabilization Services

4.6.2.1	The Contractor shall be responsible for providing Post-Stabilization care services twenty-four (24) hours a day, seven (7) days a week, both inpatient and outpatient, related to an Emergency Medical Condition, that are provided after a Member is stabilized in order to maintain the stabilized Condition, or, pursuant to 42 CFR 438.114(e), to improve or resolve the Member’s Condition.

4.6.2.2	The Contractor shall be responsible for payment for Post-Stabilization Services that are Prior Authorized or Pre-Certified by an In-Network Provider or organization representative, regardless of whether they are provided within or outside the Contractor’s network of Providers.

4.6.2.3	The Contractor is financially responsible for Post-Stabilization Services obtained from any Provider, regardless of whether they are within or outside the Contractor’s Provider network that are administered to maintain the Member’s stabilized Condition for one (1) hour while awaiting response on a Pre- Certification or Prior Authorization request.

4.6.2.4	The Contractor is financially responsible for Post-Stabilization Services obtained from any Provider, regardless of whether they are within or outside the Contractor’s Provider network, that are not prior authorized by a CMO plan Provider or organization representative but are administered to maintain, improve or resolve the Member’s stabilized Condition if:

•	The Contractor does not respond to the Provider’s request for pre- certification or prior authorization within one (1) hour;

•	The Contractor cannot be contacted; or

•

The Contractor’s Representative and the attending physician cannot reach an agreement concerning the Member’s care and a CMO plan physician is not available for consultation. In this situation the Contractor shall give the treating physician the opportunity to consult with an In-Network physician and the treating physician may continue with care of the Member until a CMO plan physician is reached or one of the criteria in Section 4.6.2.5 are met.

4.6.2.5	The Contractor’s financial responsibility for Post-Stabilization Services it has not approved will end when:

•	An In-Network Provider with privileges at the treating hospital assumes responsibility for the Member’s care;

•	An In-Network Provider assumes responsibility for the Member’s care through transfer;

•	The Contractor’s Representative and the treating physician reach an agreement concerning the Member’s care; or

•	The Member is discharged.

4.6.2.6	In the event the Member receives Post-Stabilization Services from a Provider outside the Contractor’s network, the Contractor is prohibited from charging the Member more than he or she would be charged if he or she had obtained the services through an In-Network Provider.

4.6.2.7	The Contractor shall be responsible for providing Demonstration related Post Stabilization care services twenty-four (24) hours a day, seven (7) days a week, both inpatient and outpatient, related to a Demonstration related Emergency Medical Condition, that are provided after a P4HB participant is stabilized in order to maintain the stabilized Condition, or, pursuant to 42 CFR 438.114(e), to improve or resolve the P4HB Participant’s Condition.

4.6.2.8	The Contractor shall be responsible for payment for Demonstration related Post Stabilization Services that are Prior Authorized or Pre-Certified by an In-Network Provider or organization representative, regardless of whether they are provided within or outside the Contractor’s network of Providers.

4.6.2.9	The Contractor is financially responsible for Demonstration related Post Stabilization Services obtained from any Provider, regardless of whether they are within or outside the Contractor’s Provider network that are administered to maintain the P4HB participant’s stabilized Condition for one (1) hour while awaiting response on a Pre-Certification or Prior Authorization request.

4.6.2.10	The Contractor is financially responsible for Demonstration related Post Stabilization Services obtained from any Provider, regardless of whether they are within or outside the Contractor’s Provider network, that are not prior authorized by a CMO plan Provider or organization representative but are administered to maintain, improve or resolve the Member’s stabilized Condition if:

•	The Contractor does not respond to the Provider’s request for pre- certification or prior authorization within one (1) hour;

•	The Contractor cannot be contacted; or

•

The Contractor’s Representative and the attending physician cannot reach an agreement concerning the P4HB Participant’s care and a CMO plan physician is not available for consultation. In this situation the Contractor shall give the treating physician the opportunity to consult with an In-Network physician and the treating physician may continue with care of the P4HB Participant until a CMO plan physician is reached or one of the criteria in Section 4.6.2.11 is met.

4.6.2.11	The Contractor’s financial responsibility for Demonstration related Post-Stabilization Services it has not approved will end when:

•	An In-Network Provider with privileges at the treating hospital assumes responsibility for the P4HB Participant’s care;

•	An In-Network Provider assumes responsibility for the P4HB Participant’s care through transfer;

•	The Contractor’s Representative and the treating physician reach an agreement concerning the P4HB Participant’s care; or

•	The P4HB Participant is discharged.

4.6.2.12	In the event the P4HB Participant received the Demonstration related Post-Stabilization Services from a Provider outside the Contractor’s network; the Contractor is prohibited from charging the P4HB Participant more than she would be charged if she had obtained services through an In-Network Provider.

4.6.3	Urgent Care Services

The Contractor shall provide Urgent Care services to Members as necessary. Such services shall not be subject to Prior Authorization or Pre-Certification.

The Contractor shall provide Demonstration related Urgent Care services to P4HB Participants as necessary. Such services shall not be subject to Prior Authorization or Pre-Certification.

4.6.4	Family Planning Services

4.6.4.1

The Contractor shall provide access to Family Planning Services within the network to Members and P4HB Participants. In meeting this obligation, the Contractor shall make a reasonable effort to contract with all family planning clinics, including those funded by Title X of the Public Health Services Act, for the provision of Family Planning Services. The Contractor shall verify its efforts to contract with Title X Clinics by maintaining records of communication. The

Contractor shall not limit Members' or P4HB Participants freedom of choice for family planning services to In-Network Providers and the Contractor shall cover services provided by any qualified Provider regardless of whether the Provider is In-Network. The Contractor shall not require a Referral if a Member or P4HB Participant chooses to receive Family Planning services and supplies from outside of the network.

4.6.4.2	The Contractor shall inform Members and P4HB Participants of the availability of family planning services and must provide services to Members and P4HB Participants wishing to prevent pregnancies, plan the number of pregnancies, plan the spacing between pregnancies, or obtain confirmation of pregnancy.

4.6.4.3	Family Planning Services and supplies for Members and P4HB Participants include at a minimum:

•	Education and counseling necessary to make informed choices and understand contraceptive methods;

•	Initial and annual complete physical examinations including a pelvic examination and Pap test;

•	Follow-up, brief and comprehensive visits. P4HB Participants are allowed up to four (4) such visits per year of participation in the Demonstration;

•	Pregnancy testing;

•	Contraceptive supplies and follow-up care;

•	Diagnosis of sexually transmitted infections;

•	Treatment of sexually transmitted infections with the following exception – P4HB Participants are excluded from receiving drugs for the treatment of HIV/AIDS and hepatitis under the Demonstration;

•

For P4HB Participants – Drugs, supplies, or devices related to the women’s health services described above that are prescribed by a health care provider who meets the State’s provider enrollment requirement; (subject to the national drug rebate program requirements).

•	Infertility assessments with the following exception – P4HB Participants are excluded from receiving this benefit.

4.6.4.4	The Contractor shall furnish all services on a voluntary and confidential basis, even if the Member is less than eighteen (18) years of age.

4.6.5	Sterilizations, Hysterectomies and Abortions

4.6.5.1	In compliance with federal regulations, the Contractor shall cover sterilizations and hysterectomies, only if all of the following requirements are met:

•	The Member is at least twenty-one (21) years of age at the time consent is obtained;

•	The Member is mentally competent;

•	The Member voluntarily gives informed consent in accordance with the State Policies and Procedures for Family Planning Clinic Services. This includes the completion of all applicable documentation;

•

At least thirty (30) Calendar Days, but not more than one hundred and eighty (180) Calendar Days, have passed between the date of informed consent and the date of sterilization, except in the case of premature delivery or emergency abdominal surgery. A Member may consent to be sterilized at the time of premature delivery or emergency abdominal surgery, if at least seventy-two (72) hours have passed since informed consent for sterilization was signed. In the case of premature delivery, the informed consent must have been given at least thirty (30) Calendar Days before the expected date of delivery (the expected date of delivery must be provided on the consent form);

•

An interpreter is provided when language barriers exist. Arrangements are to be made to effectively communicate the required information to a Member who is visually impaired, hearing impaired or otherwise disabled; and

•	The Member is not institutionalized in a correctional facility, mental hospital or other rehabilitative facility.

4.6.5.1.1	In compliance with Federal regulations, the Contractor shall cover sterilizations for P4HB Participants only if all of the following requirements are met:

•	The P4HB Participant is at least twenty-one (21) years of age at the time consent is obtained;

•	The P4HB Participant is mentally competent;

•

The P4HB Participant voluntarily gives informed consent in accordance with the State Policies and Procedures for Family Planning Clinic Services. This includes the completion of all applicable documentation.

•	At least thirty (30) Calendar Days, but not more than one hundred and eight (180) Calendar Days, have passed between the date of informed consent and the date of sterilization.

•

An interpreter is provided when language barriers exist. Arrangements are to be made to effectively communicate the required information to a P4HB Participant who is visually impaired, hearing impaired or otherwise disabled; and

•	The P4HB Participant is not institutionalized in a correctional facility, mental hospital or other rehabilitative facility.

4.6.5.2	A hysterectomy shall be considered a Covered Service only if the following additional requirements are met:

•

The Member must be informed orally and in writing that the hysterectomy will render the individual permanently incapable of reproducing (this is not applicable if the individual was sterile prior to the hysterectomy or in the case of an emergency hysterectomy); and

•	The Member must sign and date the Georgia Families Sterilization Request Consent form prior to the Hysterectomy. Informed consent must be obtained regardless of diagnosis or age.

4.6.5.2.1	A hysterectomy shall not be considered a Covered Service for P4HB Participants.

4.6.5.3	Regardless of whether the requirements listed above are met, a hysterectomy shall not be covered under the following circumstances:

•	If it is performed solely for the purpose of rendering a Member permanently incapable of reproducing;

•	If there is more than one (1) purpose for performing the hysterectomy, but the primary purpose was to render the Member permanently incapable of reproducing; or

•	If it is performed for the purpose of cancer prophylaxis.

4.6.5.3.1	Abortions or abortion-related services performed for family planning purposes are not Covered Services. Abortions are Covered Services if a Provider certifies that the abortion is medically necessary to save the life of the mother or if pregnancy is the result of rape or incest. The Contractor shall cover treatment of medical complications occurring as a result of an elective abortion and treatments for spontaneous, incomplete, or threatened abortions and for ectopic pregnancies.

4.6.5.3.2	Abortions or abortion-related services shall not be considered a Covered Service for P4HB Participants.

4.6.5.4	The Contractor shall maintain documentation of all sterilizations, hysterectomies and abortions and provide documentation to DCH upon the request of DCH.

4.6.6	Pharmacy

4.6.6.1	The Contractor shall provide pharmacy services either directly or through a Pharmacy Benefits Manager (PBM). The Contractor or its PBM may establish a drug formulary if the following minimum requirements are met:

•	Drugs from each specific therapeutic drug class are included and are sufficient in amount, duration, and scope to meet Members’ medical needs;

•	The only excluded drug categories are those permitted under section 1927(d) of the Social Security Act;

•	A Pharmacy & Therapeutics Committee that advises and/or recommends formulary decisions; and

•	Over-the-counter medications specified in the Georgia State Medicaid Plan are included in the formulary.

4.6.6.1.1	The Contractor shall provide covered pharmacy services either directly or through a Pharmacy Benefits Manager (PBM) to P4HB Participants.

4.6.6.1.2	The Contractor shall make available to P4HB Participants folic acid and/or a multivitamin with folic acid.

4.6.6.2	The Contractor shall provide the formulary to DCH upon the request of DCH.

4.6.6.3	If the Contractor chooses to implement a mail-order pharmacy program, any such program must be accordance with State and federal law.

4.6.7	Immunizations

4.6.7.1	The Contractor shall provide all Members less than twenty-one (21) years of age with all vaccines and immunizations in accordance with the Advisory Committee on Immunization Practices (ACIP) guidelines.

4.6.7.1.1	The Contractor shall provide P4HB Participants ages nineteen (19) and twenty (20) with Hepatitis B, Tetanus-Diphtheria (Td) and combined Tetanus, Diphtheria, Pertussis vaccinations according to the Advisory Committee on Immunization Practices (ACIP) guidelines as needed.

4.6.7.2	The Contractor shall ensure that all Providers use vaccines which have been made available, free of cost, under the Vaccine for Children (VFC) program for Medicaid children eighteen (18) years old and younger. Immunizations shall be given in conjunction with Well-Child/Health Check care.

4.6.7.2.1	The Contractor shall ensure that all Providers use vaccines which have been made available, free of cost, under the Vaccines for Children (VFC) program for P4HB Participants eighteen (18) years of age.

4.6.7.3

The Contractor shall ensure that all Providers administer appropriate vaccines to the PeachCare for Kids® children eighteen (18) years old and younger. Immunizations shall be given in conjunction with Well-Child/Health Check care.

4.6.7.4	The Contractor shall provide all adult immunizations specified in the Georgia Medicaid Policies and Procedures Manuals.

4.6.7.5	The Contractor shall report all immunizations to the Georgia Registry of Immunization Transactions and Services (GRITS) in a format to be determined by DCH.

4.6.8	Transportation

4.6.8.1	The Contractor shall provide emergency transportation and shall not retroactively deny a Claim for emergency transportation to an emergency Provider because the Condition, which appeared to be an Emergency Medical Condition under the prudent layperson standard, turned out to be non-emergency in nature.

4.6.8.2	The Contractor is not responsible for providing non-emergency transportation (NET) but the Contractor shall coordinate with the NET vendors for services required by Members. Non-Emergency Transportation is excluded for Peach Care for KidsTM members.

4.6.8.2.1	The Contractor shall coordinate with the NET vendors for services required by P4HB Participants in the IPC component of the Demonstration.

4.6.9	Perinatal Services

4.6.9.1	The Contractor shall ensure that appropriate perinatal care is provided to women and newborn Members. The Contractor shall have adequate capacity such that any new Member who is pregnant is able to have an initial visit with her Provider within fourteen (14) Calendar Days of Enrollment. The Contractor shall have in place a system that provides, at a minimum, the following services:

•	Pregnancy planning and perinatal health promotion and education for reproductive-age women;

•	Perinatal risk assessment of non-pregnant women, pregnant and post- partum women, and newborns and children up to five (5) months of age;

•

Childbirth education classes to all pregnant Members and their chosen partner. Through these classes, expectant parents shall be encouraged to prepare themselves physically, emotionally, and intellectually for the childbirth experience. The classes shall be offered at times convenient to the population served, in locations that are accessible, convenient and comfortable. Classes shall be offered in languages spoken by the Members.

•	Access to appropriate levels of care based on risk assessment, including emergency care;

•	Transfer and care of pregnant women, newborns, and infants to tertiary care facilities when necessary;

•	Availability and accessibility of OB/GYNs, anesthesiologists, and neonatologists capable of dealing with complicated perinatal problems; and

•	Availability and accessibility of appropriate outpatient and inpatient facilities capable of dealing with complicated perinatal problems.

4.6.9.2	The Contractor shall provide inpatient care and professional services relating to labor and delivery for its pregnant/delivering Members, and neonatal care for its newborn Members at the time of delivery and for up to forty-eight (48) hours following an uncomplicated vaginal delivery and ninety-six (96) hours following an uncomplicated Caesarean delivery.

4.6.10	Parenting Education

4.6.10.1	In addition to individual parent education and anticipatory guidance to parents and guardians at preventive pediatric visits and Health Check screens, the Contractor shall offer or arrange for parenting skills education to expectant and new parents, at no cost to the Member.

4.6.10.2	The Contractor agrees to create effective ways to deliver this education, whether through classes, as a component of post-partum home visiting, or other such means. The educational efforts shall include topics such as bathing, feeding (including breast feeding), injury prevention, sleeping, illness, when to call the doctor, when to use the emergency room, etc. The classes shall be offered at times convenient to the population served, and in locations that are accessible, convenient and comfortable. Convenience will be determined by DCH. Classes shall be offered in languages spoken by the Members.

4.6.11	Mental Health and Substance Abuse

4.6.11.1	The Contractor shall have written Mental Health and Substance Abuse Policies and Procedures that explain how they will arrange or provide for covered mental health and substance abuse services. Such policies and procedures shall include Advance Directives. The Contractor shall assure timely delivery of mental health and substance abuse services and coordination with other acute care services.

4.6.11.2	Mental Health and Substance Abuse Policies and Procedures shall be submitted to DCH for approval as updated.

4.6.11.3	The Contractor shall permit Members to self-refer to an In-Network Provider for an initial mental health or substance abuse visit but prior authorization may be required for subsequent visits.

4.6.11.4	The Contractor shall permit Participants in the IPC Component of the Demonstration to receive Detoxification and Intensive Outpatient Rehabilitation Services as specified in the Special Terms and Conditions. (See Attachment O.)

4.6.12	Advance Directives

4.6.12.1	In compliance with 42 CFR 438.6 (i) (1)-(2) and 42 CFR 422.128, the Contractor shall maintain written policies and procedures for Advance Directives, including mental health advance directives. Such Advance Directives shall be included in each Member’s and P4HB Participants medical record. The Contractor shall provide these policies to all Members and P4HB Participants eighteen (18) years of age and older and shall advise Members and P4HB Participants of:

4.6.12.1.1	Their rights under the law of the State of Georgia, including the right to accept or refuse medical or surgical treatment and the right to formulate Advance Directives; and

4.6.12.1.2	The Contractor’s written policies respecting the implementation of those rights, including a statement of any limitation regarding the implementation of Advance Directives as a matter of conscience.

4.6.12.2	The information must include a description of State law and must reflect changes in State laws as soon as possible, but no later than ninety (90) Calendar Days after the effective change.

4.6.12.3	The Contractor’s information must inform Members and P4HB Participants that complaints may be filed with the State’s Survey and Certification Agency.

4.6.12.4	The Contractor shall educate its staff about its policies and procedures on Advance Directives, situations in which Advance Directives may be of benefit to Members and P4HB Participants, and their responsibility to educate Members and P4HB Participants about this tool and assist them to make use of it.

4.6.12.5	The Contractor shall educate Members and P4HB Participants about their ability to direct their care using this mechanism and shall specifically designate which staff Members and P4HB Participants and/or network Providers are responsible for providing this education.

4.6.13	Foster Care Forensic Exam

4.6.13.1	The Contractor shall provide a forensic examination to a Member that is less than eighteen (18) years of age that is placed outside the home in State custody. Such exam shall be in accordance with State law and regulations.

4.6.14	Laboratory Services

4.6.14.1	The Contractor shall require all network laboratories to automatically report the Glomerular Filtration Rate (GFR) on any serum creatinine tests ordered by In- Network Providers.

4.6.15	Member Cost-Sharing

4.6.15.1	The Contractor shall ensure that Providers collect Member co-payments as specified in Attachment K.

4.7	EARLY AND PERIODIC SCREENING, DIAGNOSTIC AND TREATMENT (EPSDT) PROGRAM: HEALTH CHECK

4.7.1	General Provisions

4.7.1.1	The Contractor shall provide EPSDT services (called Health Check services) to Medicaid children less than twenty-one (21) years of age and PeachCare for Kids® children less than age nineteen (19) years of age (hereafter referred to as Health Check eligible children), in compliance with all requirements found below.

4.7.1.2	The Contractor shall comply with sections 1902(a)(43) and 1905(a)(4)(B) and 1905(r) of the Social Security Act and federal regulations at 42 CFR 441.50 that require EPSDT services to include outreach and informing, screening, tracking, and, diagnostic and treatment services. The Contractor shall comply with all Health Check requirements pursuant to the Georgia Medicaid Policies and Procedures Manuals.

4.7.1.3	The Contractor shall develop an EPSDT Plan that includes written policies and procedures for conducting outreach, informing, tracking, and follow-up to ensure compliance with the Health Check periodicity schedules. The EPSDT Plan shall emphasize outreach and compliance monitoring for children and adolescents (young adults), taking into account the multi-lingual, multi-cultural nature of the GF population, as well as other unique characteristics of this population. The plan shall include procedures for follow-up of missed appointments, including missed Referral appointments for problems identified through Health Check screens and exams. The plan shall also include procedures for referral, tracking and follow up for annual dental examinations and visits. The Contractor shall submit its EPSDT Plan to DCH for review and approval as updated.

4.7.1.4	The contractor shall ensure Providers perform a full EPSDT (Early and Periodic Screening Diagnostic and Treatment) visit according to the periodic schedule approved by DCH. The visit must include a comprehensive history, unclothed physical examination, appropriate immunizations, lead screening and testing per CMS requirements, and health education/anticipatory guidance. All five (5) components must be performed for the visit to be considered an EPSDT visit.

4.7.2	Outreach and Informing

4.7.2.1	The Contractor’s Health Check outreach and informing process shall include:

•	The importance of preventive care;

•	The periodicity schedule and the depth and breadth of services;

•	How and where to access services, including necessary transportation and scheduling services; and

•	A statement that services are provided without cost.

4.7.2.2	The Contractor shall inform its newly enrolled families with Health Check eligible children about the Health Check program within sixty (60) Calendar Days of Enrollment with the plan. This requirement includes informing pregnant women and new mothers, either before or within seven (7) days after the birth of their children, that Health Check services are available.

4.7.2.3	The Contractor shall provide written notification to its families with Health Check eligible children when appropriate periodic assessments or needed services are due.

4.7.2.4	The Contractor shall provide to each PCP, on a monthly basis, a list of the PCP’s Health Check eligible children that appear not to have had an encounter during the initial one hundred and twenty (120) Calendar Days of CMO plan Enrollment, and/or are not in compliance with the Health Check periodicity schedule. The Contractor and/or the PCP shall contact the Members’ parents or guardians to schedule an appointment for those screens and services that appear not to be in compliance with the Health Check periodicity schedule. If the PCP has medical record evidence that appropriate screens have occurred for the member, the Contractor must incorporate this information into its tracking system and remove the member from the PCP’s list of non compliant Health Check screenings.

4.7.2.5

Informing may be oral (on the telephone, face-to-face, or films/tapes) or written and may be done by Contractor personnel or Health Care Providers. All outreach and informing shall be documented and shall be conducted in non-technical language at or below a fifth (5th) grade reading level. The Contractor shall use accepted methods for informing persons who are blind or deaf, or cannot read or understand the English language, in accordance with Section 4.3.2 of this Contract.

4.7.2.6	The Contractor may provide incentives to Members and/or Providers to encourage compliance with periodicity schedules. Such incentives shall be established in accordance with all applicable State and Federal laws, rules and regulations. Additionally, Member incentives must be of nominal value ($10 or less per item or $50 in the aggregate on an annual basis) and may include gift cards so long as such gift cards are not redeemable for cash or Co-payments.

4.7.2.7	In accordance with 42 CFR 1003.10 1, the Nominal Value requirement stated herein is not applicable where the incentive is offered to promote the delivery of preventive care services, provided:

1) the delivery of the preventive services is not tied (directly or indirectly) to the provision of other services reimbursed in whole or in part by Medicare or Medicaid;

2) the incentive is not cash or an instrument convertible to cash; and

3) the value of the incentive is not disproportionally large in relationship to the value of the preventive care service (i.e., either the value of the service itself or the future health care costs reasonably expected to be avoided as a result of the preventive care).

4.7.3	Screening

4.7.3.1	The Contractor is responsible for periodic screens in accordance with the State’s periodicity schedule. Such screens must include all of the following:

•	A comprehensive health and developmental history;

•	Developmental assessment, including mental, emotional, and behavioral health development;

•	Measurements (including head circumference for infants);

•	An assessment of nutritional status;

•	A comprehensive unclothed physical exam;

•	Immunizations according to the Advisory Committee of Immunization Practices (ACIP);

•	Certain laboratory tests (including the federally required blood lead screening);

•	Anticipatory guidance and health education;

•	Vision screening;

•	Tuberculosis and lead risk screening;

•	Hearing screening; and

•	Dental and oral health assessment.

4.7.3.2	The Contractor shall provide for a blood lead screening test for all Health Check eligible children at twelve (12) and twenty-four (24) months of age. Children between thirty-six (36) months of age and seventy-two (72) months of age should receive a blood lead screening test if there is no record of a previous test.

4.7.3.3

The Contractor shall have a lead case management program for Health Check eligibles and their households when there is a positive blood lead test equal to or greater than ten (10) micrograms per deciliter. The lead case management program shall include education, a written case management plan that includes all necessary referrals, coordination with other specific agencies, environmental lead assessments, and aggressive pursuit of non-compliance with follow-up tests and appointments. The contractor must ensure reporting of all blood lead levels to the Department of Public Health.

4.7.3.4	The Contractor shall have procedures for Referral to and follow up with oral health professionals, including annual dental examinations and services by an oral health professional.

4.7.3.5	The Contractor shall provide inter-periodic screens, which are screens that occur between the complete periodic screens and are Medically Necessary to determine the existence of suspected physical or mental illnesses or Conditions. This includes at a minimum vision and hearing services.

4.7.3.6	The Contractor shall allow Referrals for further diagnostic and/or treatment services to correct or ameliorate defects, and physical and mental illnesses and Conditions discovered by the Health Check screens. The PCP may make such Referrals and follow up pursuant to the PCP’s contract with the Contractor, as appropriate.

4.7.3.7	The Contractor shall ensure an initial health and screening visit is performed, as appropriate, for all newly enrolled GF Health Check eligible children within ninety (90) Calendar Days and within twenty-four (24) hours of birth to all newborns. If the member’s PCP provides medical record evidence to the Contractor that the initial health and screening visit have already taken place, this evidence will meet this contract requirement. The Contractor should incorporate this evidence for this member in its tracking system.

4.7.3.8	Minimum Contractor compliance with the Health Check screening requirements is an eighty percent (80%) screening rate, using the methodology prescribed by CMS to determine the screening rate. This requirement and screening percentage is related to the CMS-416 Report requirements.

4.7.4	Tracking

4.7.4.1	The Contractor shall establish a tracking system that provides information on compliance with Health Check requirements. This system shall track, at a minimum, the following areas:

•	Initial newborn Health Check visit occurring in the hospital;

•	Periodic and preventive/well child screens and visits as prescribed by the periodicity schedule;

•	Diagnostic and treatment services, including Referrals;

•	Immunizations, lead, tuberculosis and dental services; and

•	A reminder/notification system.

4.7.4.2	All information generated and maintained in the tracking system shall be consistent with Encounter Data requirements as specified elsewhere herein.

4.7.5	Diagnostic and Treatment Services

4.7.5.1	If a suspected problem is detected by a screening examination as described above, the child shall be evaluated as necessary for further diagnosis. This diagnosis is used to determine treatment needs.

4.7.5.2	Health Check requires coverage for all follow-up diagnostic and treatment services deemed Medically Necessary to ameliorate or correct a problem discovered during a Health Check screen. Such Medically Necessary diagnostic and treatment services must be provided regardless of whether such services are covered by the State Medicaid Plan, as long as they are Medicaid-Covered Services as defined in Title XIX of the Social Security Act. The Contractor shall provide Medically Necessary, Medicaid-covered diagnostic and treatment services.

4.7.6	Reporting Requirements

4.7.6.1	The Contractor shall submit all required Health Check Reports.

4.8	PROVIDER NETWORK AND ACCESS

4.8.1	General Provisions

4.8.1.1	The Contractor is solely responsible for providing a network of physicians, pharmacies, hospitals, and other health care Providers through whom it provides the items and services included in Covered Services.

4.8.1.2	The Contractor shall ensure that its network of Providers is adequate to assure access to all Covered Services, and that all Providers are appropriately credentialed, maintain current licenses, and have appropriate locations to provide the Covered Services.

4.8.1.3	The Contractor shall notify DCH sixty (60) days in advance when a decision is made to close network enrollment for new provider contracts and also notify DCH when network enrollment is reopened. The Contractor must notify DCH sixty (60) days prior to closing a provider panel.

4.8.1.4	The Contractor shall not include any Providers who have been excluded from participation by the Department of Health and Human Services, Office of Inspector General, or who are on the State’s list of excluded Providers. The Contractor is responsible for routinely checking the exclusions list and shall immediately terminate any Provider found to be excluded and notify the Member per the requirements outlined in this Contract.

4.8.1.5	In accordance with 45 CFR 162.410, the Contractor shall require that each Provider have a National Provider Identifier (NPI).

4.8.1.6	The Contractor shall have written Selection and Retention Policies and Procedures. These policies shall be submitted to DCH for review and approval as updated. In selecting and retaining Providers in its network the Contractor shall consider the following:

•	The anticipated GF Enrollment;

•	The expected Utilization of services, taking into consideration the characteristics and Health Care needs of its Members;

•	The numbers and types (in terms of training, experience and specialization) of Providers required to furnish the Covered Services;

•	The numbers of network Providers who are not accepting new GF patients; and

•

The geographic location of Providers and Members, considering distance, travel time, the means of transportation ordinarily used by Members, and whether the location provides physical access for Members with disabilities.

4.8.1.7	If the Contractor declines to include individual Providers or groups of Providers in its network, the Contractor shall give the affected Providers written notice of the reason(s) for the decision. These provisions shall not be construed to:

•	Require the Contractor to contract with Providers beyond the number necessary to meet the needs of its Members;

•	Preclude the Contractor from establishing measures that are designed to maintain quality of services and control costs and are consistent with its responsibilities to Members.

4.8.1.8	The Contractor shall ensure that all network Providers have knowingly and willfully agreed to participate in the Contractor’s network. The Contractor shall be prohibited from acquiring established networks without contacting each individual Provider to ensure knowledge of the requirements of this Contract and the Provider’s complete understanding and agreement to fulfill all terms of the Provider Contract, as outlined in section 4.10. The Contractor shall send all newly contracted Providers a written network participation welcome letter that includes a contract effective date for which Providers are approved to begin providing medical services to Georgia Families members. DCH reserves the right to confirm and validate, through both the collection of information and documentation from the Contractor and on-site visits to network Providers, the existence of a direct relationship between the Contractor and the network Providers.

4.8.1.8.1

The Contractor shall submit an up-dated version of the Provider Network Listing spreadsheet for all requested Provider types (as outlined under Required Attachments in 5.1.2.8 in the RFP). DCH may require the

Contractor to include executed Signature Pages of Provider Contracts and written acknowledgements from all Providers part of a Preferred Health Organization ( PHO), IPA, or other network stating that they know they are in the CMO’s network, know they are accepting Medicaid patients, and that they are accepting the terms and conditions.

4.8.1.8.2	The Contractor shall identify in its Network Listing data that reports or indicates which providers are accepting new members; providers are not accepting new patients; providers that have full-time practice hour locations; and providers that have part-time practice hour locations.

4.8.1.9	The Contractor shall at least quarterly validate provider demographic data to ensure that current, accurate, and clean data is on file for all contracted providers. Failure to do so may result in liquidation damages up to $5,000 per day against the Contractor.

4.8.1.10	The Contractor shall ensure that all provider network data files are tested and validated for accuracy prior to deliverable submissions. The Contractor shall scrub data to identify inconsistencies such as addresses duplicates; mismatched cities, counties, and regions; and incorrect assigned specialties. The Contractor shall be responsible for submission of attestations for each network report. All reports are to be submitted in the established DCH format with all required data elements. Failure to do so may result in liquidated damages up to $5,000 per day against the Contractor.

4.8.1.11	The Contractor shall ensure that all members have timely access to quality care.

4.8.1.12	The Contractor shall instruct contracted Providers that the Georgia State Medicaid ID number is mandatory, and must be documented in record. The Contractor will emphasize to Providers the need for a unique GA Medicaid number for each practice location.

4.8.2	Primary Care Providers (PCPs)

4.8.2.1	The Contractor shall offer its Members freedom of choice in selecting a PCP. The Contractor shall have written PCP Selection Policies and Procedures describing how Members select their PCP.

4.8.2.1.1	The Contractor shall offer its P4HB Participants in the IPC component of the Demonstration freedom of choice in selecting a PCP. The Contractor shall have written PCP selection policies and procedures describing how IPC P4HB Participants select their PCPs.

4.8.2.2	The Contractor shall submit these PCP Selection Policies and Procedures policies to DCH for review and approval as updated.

4.8.2.3	PCP assignment policies shall be in accordance with Section 4.1.2 of this Contract.

4.8.2.4	The Contractor may require that Members and IPC P4HB Participants are assigned to the same PCP for a period of up to six (6) months. In the event the Contractor requires that Members and IPC P4HB Participants are assigned to the same PCP for a period of six (6) months or less, the following exceptions shall be made:

4.8.2.4.1	Members and IPC P4HB Participants shall be allowed to change PCPs without cause during the first ninety (90) Calendar Days following PCP selection;

4.8.2.4.2	Members and IPC P4HB Participants shall be allowed to change PCPs with cause at any time. The following constitute cause for change:

•	The PCP no longer meets the geographic access standards as defined in Section 4.8.14;

•	The PCP does not, because of moral or religious objections, provide the Covered Service(s) the Member seeks; and

•	The Member or IPC Participant requests to be assigned to the same PCP as other family members.

4.8.2.4.3	Members and IPC P4HB Participants shall be allowed to change PCPs every six (6) months.

4.8.2.5	The PCP is responsible for supervising, coordinating, and providing all Primary Care to each assigned Member. In addition, the PCP is responsible for coordinating and/or initiating Referrals for specialty care (both in and out of network), maintaining continuity of each Member’s Health Care and maintaining the Member’s Medical Record, which includes documentation of all services provided by the PCP as well as any specialty services. The Contractor shall require that PCPs fulfill these responsibilities for all Members.

4.8.2.5.1	The PCP is responsible for supervising, coordinating, and providing all Primary Care to each assigned IPC P4HB Participant. In addition, the PCP is responsible for coordinating and/or initiating Referrals for non-CMO paid or provided specialty care, maintaining continuity of each IPC P4HB Participant’s Health Care and maintaining the IPC P4HB Participant’s Medical Record, which includes documentation of all services provided by the PCP as well as any specialty services. The Contractor shall require that PCPs fulfill these responsibilities for all IPC P4HB Participants.

4.8.2.6	The Contractor shall include in its network as PCPs the following:

4.8.2.6.1	Physicians who routinely provide Primary Care services in the areas of:

•	Family Practice;

•	General Practice;

•	Pediatrics; or

•	Internal Medicine.

4.8.2.6.2	Nurse Practitioners Certified (NP-C) specializing in:

•	Family Practice; or

•	Pediatrics.

4.8.2.7	NP-Cs in independent practice must also have a current collaborative agreement with a licensed physician who has hospital admitting privileges.

4.8.2.8	FQHCs and RHCs may be included as PCPs. The Contractor shall maintain an accurate list of all Providers rendering care at these facilities.

4.8.2.9	Primary Care Public Health Department Clinics and Primary Care Hospital Outpatient Clinics may be included as PCPs if they agree to the requirements of the PCP role, including the following conditions:

•

The practice must routinely deliver Primary Care as defined by the majority of the practice devoted to providing continuing comprehensive and coordinated medical care to a population undifferentiated by disease or organ system. If deemed necessary, a Medical Record audit of the practice will be performed. Any exceptions to this requirement will be considered on a case-by-case basis.

•	Any Referrals for specialty care to other Providers of the same practice may be reviewed for appropriateness.

4.8.2.10	Physician’s assistants (PAs) may participate as a PCP as a Member of a physician’s practice.

4.8.2.11	The Contractor may allow female Members to select a gynecologist or obstetrician-gynecologist (OB-GYN) as their Primary Care Provider.

4.8.2.12	The Contractor may allow Members with Chronic Conditions to select a specialist with whom he or she has an on-going relationship to serve as a PCP.

4.8.3	Direct Access

4.8.3.1	The Contractor shall provide female Members with direct in-network access to a women’s health specialist for covered care necessary to provide her routine and preventive Health Care services. This is in addition to the Member’s designated source of Primary Care if that Provider is not a women’s health specialist.

4.8.3.2	The Contractor shall have a process in place that ensures that Members determined to need a course of treatment or regular care monitoring have direct access to a specialist as appropriate for the Member’s condition and identified needs. The Medical Director shall be responsible for over-seeing this process.

4.8.3.3	The Contractor shall ensure that Members who are determined to need a course of treatment or regular care monitoring have a treatment plan. This treatment plan shall be developed by the Member’s PCP with Member participation, and in consultation with any specialists caring for the Member. This treatment plan shall be approved in a timely manner by the Medical Director and in accord with any applicable State quality assurance and utilization review standards.

4.8.4	Pharmacies

The Contractor shall maintain a comprehensive Provider network of pharmacies that ensures pharmacies are available and accessible to all Members or P4HB Participants.

4.8.5	Hospitals

4.8.5.1	The Contractor shall have a comprehensive Provider network of hospitals such that they are available and accessible to all Members. This includes, but is not limited to tertiary care facilities and facilities with neo-natal, intensive care, burn, and trauma units.

4.8.5.1.1	The Contractor shall maintain a comprehensive Provider network of hospitals such that they are available and accessible for Demonstration related Service and Benefit delivery to all P4HB Participants.

4.8.5.2	The Contractor shall include in its network Critical Access Hospitals (CAHs) that are located in its Service Region.

4.8.5.3	The Contractor shall maintain copies of all letters and other correspondence related to its efforts to include CAHs in its network. This documentation shall be provided to DCH upon request.

4.8.5.4	A critical access hospital must provide notice to a care management organization and DCH of any alleged breaches in its contract by such care management organization (Title 33 of the Official Code of Georgia Annotated as amended pursuant to O.C.G.A. 33-21-1, et seq. known as the “Medicaid Care Management Organizations Act.” (HB 1234)

4.8.6	Laboratories

The Contractor shall maintain a comprehensive Provider network of laboratories that ensures laboratories are accessible to all Members. The Contractor shall ensure that all laboratory testing sites providing services under this contract have either a clinical laboratory (CLIA) certificate or a waiver of a certificate of registration, along with a CLIA number, pursuant to 42 CFR 493.3.

4.8.6.1	The Contractor shall maintain a comprehensive Provider network of laboratories that ensures laboratories are accessible to all P4HB Participants for Demonstration related Services. The Contractor shall ensure that all laboratory testing sites providing services under this Contract have either a clinical laboratory (CLIA certificate or a waiver of a certificate of registration, along with a CLIA number, pursuant to 42 CFR 493.3.

4.8.7	Mental Health/Substance Abuse

4.8.7.1	The Contractor shall include in its network Core Service Providers (CSP’s) that meet the requirements of the Department of Human Resources and are located in its Service Region, provided they agree to the Contractor’s terms and conditions as well as rates; and presuming they meet the credentialing requirements established by the Contractor for that provider type.

4.8.7.2	The Contractor shall maintain copies of all letters and other correspondence related to the inclusion of CSP’s in its network. This documentation shall be provided to DCH upon request.

4.8.8	Federally Qualified Health Centers (FQHCs)

4.8.8.1	The Contractor shall include in its Provider network all FQHCs in its Service Region based on PPS rates.

4.8.8.2	The Contractor shall maintain copies of all letters and other correspondence related to its efforts to include FQHCs in its network. This documentation shall be provided to DCH upon request.

4.8.8.3	The FQHC must agree to provide those primary care services typically included as part of a physician’s medical practice, as described in §901 of State Medicaid Manual Part II for FQHC (the Manual). Services and supplies deemed necessary for the provision of a Core services as described in §901.2 of the Manual are considered part of the FQHC service. In addition, an FQHC can provide other ambulatory services of the following state Medicaid Program, once enrolled in the programs:

•	Health Check (COS 600),

•	Mental Health (COS 440),

•	Dental Services (COS 450 and 460),

•	Refractive Vision Care services (COS 470),

•	Podiatry (COS 550),

•	Pregnancy Related services (COS 730), and

4.8.9	Rural Health Clinics (RHCs)

4.8.9.1	The Contractor shall include in its Provider network all RHCs in its Service Region based on PPS rates.

4.8.9.2	The Contractor shall maintain copies of all letters and other correspondence related to its efforts to include FQHCs and RHCs in its network. This documentation shall be provided to DCH upon request.

4.8.9.3	The RHC must agree to provide those primary care services typically included as part of a physician’s medical practice, as described in §901 of State Medicaid Manual Part II for RHC (the Manual). Services and supplies deemed necessary for the provision of a Core services as described in §901.2 of the Manual are considered part of the RHC service. In addition, an RHC can provide other ambulatory services of the following state Medicaid Program, once enrolled in the programs:

•	Health Check (COS 600),

•	Mental Health (COS 440),

•	Dental Services (COS 450 and 460),

•	Refractive Vision Care services (COS 470),

•	Podiatry (COS 550),

•	Pregnancy Related services (COS 730), and

•	Perinatal Case Management (COS 761).

4.8.10	Family Planning Clinics

4.8.11.1	The Contractor shall make a reasonable effort to subcontract with all family planning clinics, including those funded by Title X of the Public Health Services Act.

4.8.11.2	The Contractor shall maintain copies of all letters and other correspondence related to its efforts to include Title X Clinics in its network. This documentation shall be provided to DCH upon request.

4.8.11	Nurse Practitioners Certified (NP-Cs) and Certified Nurse Midwives (CNMs)

The Contractor shall ensure that Members have appropriate access to NP-Cs and CNMs, through either Provider contracts or Referrals. This provision shall in no way be interpreted as requiring the Contractor to provide any services that are not Covered Services.

4.8.12	Dental Practitioners

4.8.12.1	The Contractor shall not deny any dentist from participating in the Medicaid and PeachCare for Kids® dental program administered by such care management organization if:

•

such dentist has obtained a license to practice in this state and is an enrolled Provider who has met all of the requirements of DCH for participation in the Medicaid and PeachCare for Kids® program; and

•

licensed dentist will provide dental services to members pursuant to a state or federally funded educational loan forgiveness program that requires such services; provided, however, each care management organization shall be required to offer dentists wishing to participate through such loan forgiveness programs the same contract terms offered to other dentists in the service region who participate in the care management organization’s Medicaid and PeachCare for Kids® dental programs;

•

the geographic area in which the dentist intends to practice has been designated as having a dental professional shortage as determined by DCH, which may be based on the designation of the Health Resources and Services Administration of the United States Department of Health and Human Services;

4.8.12.2	The Contractor must establish a sufficient number of general dentists and specialists as specified by 4.8.13 – Geographic Access Requirements to provide covered dental services to members in the geographic region.

4.8.12.2.1	The Contractor must establish a sufficient number of general dentists as specified by 4.8.13 – Geographic Access Requirements to provide covered dental services to IPC P4HB Participants in the Contractor’s Service Region.

4.8.12.3	The Contractor must report the total number of dental provider applications received, the number of applications pending a determination, and the total number of both approved and denied applications on a monthly basis.

4.8.12.4	The Contractor must process completed dental applications within 30 days from receipt.

4.8.12.5	The Contractor must include specific documentation that supports the decision to accept or decline a provider including a decision tool such as a checklist.

4.8.12.6	The Contractor’s denial letter of a provider’s application must include specific information regarding how to file an appeal.

4.8.12.7	The Contractor must report the number of dental application appeals, and appeal outcomes on a monthly basis.

4.8.13	Geographic Access Requirements

4.8.13.1	In addition to maintaining in its network a sufficient number of Providers to provide all services to its Members and P4HB Participants, the Contractor shall meet the following geographic access standards for all Members or P4HB Participants:

	Urban	Rural
PCPs	Two (2) within eight (8) miles	Two (2) within fifteen (15) miles

Specialists	One (l) within thirty (30) minutes or thirty (30) miles	One within forty-five (45) minutes or forty-five (45) miles

General Dental Providers	One (1) within thirty (30) minutes or thirty (30) miles	One within forty-five (45) minutes or forty-five (45) miles

Dental Subspecialty Providers	One (l) within thirty (30) minutes or thirty (30) miles	One within forty-five (45) minutes or forty-five (45) miles

Hospitals	One (l) within thirty (30) minutes or thirty (30) miles	One within forty-five (45) minutes or forty-five (45) miles

Mental Health Providers	One (l) within thirty (30) minutes or thirty (30) miles	One within forty-five (45) minutes or forty-five (45) miles

Pharmacies	One (1) twenty-four (24) hours a day, seven (7) days a week within fifteen (15) minutes or fifteen (15) miles	One (1) twenty-four (24) hours a day (or has an after hours emergency phone number and pharmacist on call), seven (7) days a week within thirty (30) minutes or thirty (30) miles

4.8.13.2	All travel times are maximums for the amount of time it takes a Member or P4HB Participant, using usual travel means in a direct route to travel from their home to the Provider. DCH recognizes that transportation with NET vendors may not always follow direct routes due to multiple passengers.

4.8.13.3	The Contractor shall only include in its Geographic Access data reports those Providers that operate a full-time practice location. For purposes of this section, a full-time practice location is defined as a location operating for 16 or more hours in an office location each week. In addition to the Geographic Access data reports, the Contractor shall submit a separate report of those Providers and associated locations with closed panels (any Provider which the Contractor recognizes as no longer accepting new Members) and those Providers and associated locations with less than full- time practice hours. The separate reports must include a listing of the Providers by name and location, Provider type and an analysis of the total number of Providers with closed panels or less than full-time practice hours expressed as a percentage of the Contractor’s total contracted Providers for the state and then for each Service Region. The Contractor must also provide any plans or corrective actions to enhance access of the Providers included in these separate reports. If enhanced access is not possible (i.e., no Providers available for contracting or available Providers only practice part-time) the Contractor must describe the limitations. The Contractor may indicate whether a Provider’s office is a primary, secondary, tertiary, etc. location.

4.8.13.4	The Contractor shall be required to utilize the most recent GeoAccess program versions available and update periodically as appropriate. GeoCoder software is required to be used along with the GeoAccess application package.

4.8.13.5	The Contractor shall be required to report monthly the total number of provider applications received, the total number of applications pending a determination, and the total of each of the approved and denied applications.

4.8.13.6	The Contractor shall be required to ensure that all complete provider applications are processed and loaded within 30 days of receipt by the Contractor or its designated subcontracted vendor.

4.8.14	Waiting Maximums and Appointment Requirements

4.8.14.1	The Contractor shall require that all network Providers offer hours of operation that are no less than the hours of operation offered to commercial and Fee-for-Service patients. The Contractor shall encourage its PCPs to offer After-Hours office care in the evenings and on weekends.

4.8.14.2	The Contractor shall have in its network the capacity to ensure that waiting times for appointments do not exceed the following:

PCPs (routine visits)	Not to exceed 14 calendar days

PCP (adult sick visit)	Not to exceed 24 hours

PCP (pediatric sick visit)	Not to exceed 24 hours

Specialists	Not to exceed 30 Calendar Days

Dental Providers (routine visits)	Not to exceed 21 Calendar Days

Dental Providers (urgent care)	Not to exceed 48 hours

Elective Hospitalizations	30 Calendar Days

Mental health Providers	14 Calendar Days

Urgent Care Providers	Not to exceed 24 hours

Emergency Providers	Immediately (24 hours a day, 7 days a week) and without prior authorization

4.8.14.3	The Contractor shall have in its network the capacity to ensure that waiting times in the provider office does not exceed the following for pediatrics and adults:

Scheduled Appointments	Waiting times shall not exceed 60 minutes. After 30 minutes, patient must be given an update on waiting time with an option of waiting or rescheduling appointment.

Work-in or Walk-In Appointments	Waiting times shall not exceed 90 minutes. After 45 minutes, patient must be given an update on waiting time with an option of waiting or rescheduling appointment

4.8.14.4	The Contractor shall ensure that provider response times for returning calls after- hours are as follows:

Urgent Calls	Shall not exceed 20 minutes

Other Calls	Shall not exceed one hour

4.8.14.5	The Contractor shall provide adequate capacity for initial visits for pregnant women within fourteen (14) Calendar Days and visits for Health Check eligible children within ninety (90) Calendar Days of Enrollment into the CMO plan.

4.8.14.6	The Contractor shall take corrective action if there is a failure to comply with these waiting times.

4.8.15	Credentialing

4.8.15.1	The Contractor shall maintain written policies and procedures for the Credentialing and Re-Credentialing of network Providers, using standards established by National Committee Quality Assurance (NCQA), Joint Commission on Accreditation Healthcare Organization (JCAHO), or American Accreditation Healthcare Commission/URAC. At a minimum, the Contractor shall require that each Provider be credentialed in accordance with State law and Federal regulations. The Contractor may impose more stringent Credentialing criteria than the State requires. The Contractor shall Credential all completed applications packets within 120 calendar days of receipt.

4.8.15.2	Credentialing policies and procedures shall include: the verification of the existence and maintenance of credentials, licenses, certificates, and insurance coverage of each Provider from a primary source; a methodology and process for Re-Credentialing Providers; a description of the initial quality assessment of private practitioner offices and other patient care settings; and procedures for disciplinary action, such as reducing, suspending, or terminating Provider privileges.

4.8.15.3	Upon the request of DCH, the Contractor shall make available all licenses, insurance certificates, and other documents of network Providers. The Contractor shall also make available to DCH each quarter the total number of provider applications by date that have been received, the number of applications pending a determination, credentialed, and approved and denied. These reports should be catalogued date in such a way to allow age tracking of each provider application submitted and the specific reason that credentialing for any of the applications was delayed beyond 120 days.

4.8.15.4	Contractors shall submit its Provider Credentialing and re-Credentialing Policies and Procedures to DCH as updated.

4.8.15.5	The Contractor’s application review decision must include specific documentation to support the decision to accept or decline a provider. The Contractor must include instructions regarding how a provider can appeal a decision to deny the provider’s application.

4.8.15.6	The Contractor shall notify DCH within ten (10) days of the Contractor’s denial of a provider credentialing application either for program integrity-related reasons or due to limitations placed on the provider’s ability to participate for program integrity-related reasons.

4.8.16	Mainstreaming

4.8.16.1	The Contractor shall encourage that all In-Network Providers accept Members and P4HB Participants for treatment, unless they have a full panel (2500 members and P4HB Participants) and are accepting no new GF or commercial patients. The Contractor shall ensure that In-Network Providers do not intentionally segregate Members and P4HB Participants in any way from other persons receiving services.

4.8.16.2	The Contractor shall ensure that Members and P4HB Participants are provided services without regard to race, color, creed, sex, religion, age, national origin, ancestry, marital status, sexual preference, health status, income status, or physical or mental disability.

4.8.17	Coordination Requirements

4.8.17.1	The Contractor shall coordinate and work collaboratively with all divisions within DCH, as well as with other State agencies, and with other CMO plans operating within the same Service Region for administration of the Georgia Families program.

4.8.17.2	The Contractor shall also coordinate with local education agencies in the Referral and provision of children’s intervention services provided through the school to ensure Medical Necessity and prevent duplication of services.

4.8.17.3	The Contractor shall coordinate the services furnished to its Members and P4HB Participants with the service the Member and P4HB Participant receives outside the CMO plan, including services received through any other managed care entity.

4.8.17.4	The Contractor shall coordinate with all NET vendors.

4.8.17.5	DCH strongly encourages the Contractor to Contract with Providers of essential community services who would normally Contract with the State as well as other public agencies and with non-profit organizations that have maintained a historical base in the community.

4.8.17.6	The Contractor shall implement procedures to ensure that in the process of coordinating care each Member’s or P4HB Participants privacy is protected consistent with the confidentiality requirements in 45 CFR 160 and 45 CFR 164.

4.8.18	Network Changes

4.8.18.1	The Contractor shall notify DCH within seven (7) Business Days of any significant changes to the Provider network or, if applicable, to any Subcontractors’ Provider network. A significant change is defined as:

•	A decrease in the total number of PCPs by more than five percent (5%);

•	A loss of all Providers in a specific specialty where another Provider in that specialty is not available within sixty (60) miles;

•	A loss of a hospital in an area where another contracted hospital of equal service ability is not available within thirty (30) miles; or

•	Other adverse changes to the composition of the network, which impair or deny the Members’ or P4HB Participants adequate access to In-Network Providers.

4.8.18.2	The Contractor shall have procedures to address changes in the health plan Provider network that negatively affect the ability of Members or P4HB Participants to access services, including access to a culturally diverse Provider network. Significant changes in network composition that negatively impact Member or P4HB Participant access to services may be grounds for Contract termination or State determined remedies.

4.8.18.3	If a PCP ceases participation in the Contractor’s Provider network the Contractor shall send written notice to the Members and P4HB Participants who have chosen the Provider as their PCP. This notice shall be issued no less than thirty (30) Calendar Days prior to the effective date of the termination and no more than ten (10) Calendar Days after receipt or issuance of the termination notice.

4.8.18.4	If a Member or P4HB Participant is in a prior authorized ongoing course of treatment with any other participating Provider who becomes unavailable to continue to provide services, the Contractor shall notify the Member or P4HB Participant in writing within ten (10) Calendar Days from the date the Contractor becomes aware of such unavailability.

4.8.18.5	These requirements to provide notice prior to the effective dates of termination shall be waived in instances where a Provider becomes physically unable to care for Members due to illness, a Provider dies, the Provider moves from the Service Region and fails to notify the Contractor, or when a Provider fails Credentialing. Under these circumstances, notice shall be issued immediately upon the Contractor becoming aware of the circumstances.

4.8.18.6	Continuity of Care Plan is required to be submitted to DCH 60 days prior to anticipated mass Network changes (as defined in 4.8.18.1) that will impact membership.

4.8.19	Out-of-Network Providers

4.8.19.1	If the Contractor’s network is unable to provide Medically Necessary Covered Services to a particular Member, the Contractor shall adequately and timely cover these services Out-of-Network for the Member. The Contractor must inform the Out-of Network Provider that the member cannot be balance billed.

4.8.19.2	The Contractor shall coordinate with Out-of-Network Providers regarding payment. For payment to Out-of-Network, or non-participating Providers, the following guidelines apply:

•

If the Contractor offers the service through an In-Network Provider(s), and the Member chooses to access the service (i.e., it is not an emergency) from an Out-of-Network Provider, the Contractor is not responsible for payment.

•

If the service is not available from an In-Network Provider, but the Contractor has three (3) Documented Attempts to contract with the Provider, the Contractor is not required to pay more than Medicaid FFS rates for the applicable service, less ten percent (10%).

•

If the service is available from an In-Network Provider, but the service meets the Emergency Medical Condition standard, and the Contractor has three (3) Documented Attempts to contract with the Provider, the Contractor is not required to pay more than Medicaid FFS rates for the applicable service, less ten percent (10%).

•	When paying out of state providers in an emergency situation: Be advised that the CMOs shall not allow a member to be held accountable for payment under these circumstances.

•

If the service is not available from an In-Network Provider and the Member requires the service and is referred for treatment to an Out-of-Network Provider, the payment amount is a matter between the CMO and the Out-of-Network Provider.

4.8.19.3	In the event that needed services are not available from an In-Network Provider and the Member must receive services from an Out-of-Network Provider, the Contractor must ensure that the Member is not charged more than it would have if the services were furnished within the network.

4.8.20	Shriners Hospitals for Children

4.8.20.1	The Contractor shall comply with the responsibilities outlined in the “Memorandum of Understanding for the PeachCare Partnership Program” executed on February 18, 2008.

4.8.20.2	The Contractor shall cooperate with DCH in making any updates or revisions to the Memorandum, as necessary.

4.8.21	Reporting Requirements

4.8.21.1	The Contractor shall submit to DCH quarterly Provider Network Adequacy and Capacity Reports (included Policies and Procedures) as described in Section 4. 18.4. 10.

4.8.21.2	The Contractor shall submit to DCH quarterly Timely Access Reports as described in Section 4.18.4.1.

4.9	PROVIDER SERVICES

4.9.1	General Provisions

4.9.1.1	The Contractor shall provide information to all Providers about GF in order to operate in full compliance with the GF Contract and all applicable federal and State regulations.

4.9.1.2	The Contractor shall monitor Provider knowledge and understanding of Provider requirements, and take corrective actions to ensure compliance with such requirements.

4.9.1.3	The Contractor shall submit to DCH for review and prior approval all materials and information to be distributed and/or made available.

4.9.1.4	All Provider Handbooks and bulletins must be in compliance with State and federal laws.

4.9.1.5	Contractor must proactively seek DCH’s written approval of the Contractor’s interpretation of policies in the Georgia Medicaid Policy Manual when such policies are referenced in Provider contracts or communications. DCH’s review and response will be completed within sixty (60) calendar days of the Contractor’s written request for approval of its policy interpretation. DCH’s written response shall be final regarding any dispute of the meaning of that policy language. In the event the Contractor misinterprets a Medicaid policy which is communicated to Providers, the Contractor must submit a written corrective action plan to DCH within three (3) business days of notice from DCH. Contractor will be required to retroactively correct and adjust any previously adjudicated claims or correct any other actions resulting from the misinterpreted policy language within thirty (30) calendar days of approval of the corrective action plan.

4.9.2	Provider Handbooks

4.9.2.1

The Contractor shall issue a Provider Handbook to all network Providers at the time the Provider Contract is signed. The Contractor may choose not to distribute the Provider Handbook via mail, provided it submits a written notification to all Providers that explains how to obtain the Provider Handbook from the CMO’s Web site. This notification shall also detail how the Provider can request a hard copy from the CMO at no charge to the Provider. All Provider Handbooks and bulletins shall be in compliance with State and federal laws. The Provider

Handbook shall serve as a source of information regarding GF Covered Services, policies and procedures, statutes, regulations, telephone access and special requirements to ensure all Contract requirements are being met. At a minimum, the Provider Handbook shall include the following information:

•	Description of the GF;

•	Covered Services;

•	Emergency Service responsibilities;

•	Health Check/EPSDT program services and standards;

•	Policies and procedures of the Provider complaint system;

•

Information on the Member Grievance System, including the Member’s right to a State Administrative Law Hearing, the timeframes and requirements, the availability of assistance in filing, the toll-free numbers and the Member’s right to request continuation of Benefits while utilizing the Grievance System;

•	Medical Necessity standards and practice guidelines;

•	Practice protocols, including guidelines pertaining to the treatment of chronic and complex Conditions;

•	PCP responsibilities;

•	Other Provider or Subcontractor responsibilities;

•	Prior Authorization, Pre-Certification, and Referral procedures;

•	Protocol for Encounter Data element reporting/records;

•	Medical Records standard;

•	Claims submission protocols and standards, including instructions and all information necessary for a clean or complete Claim;

•	Payment policies;

•	The Contractor’s Cultural Competency Plan; and

•	Member rights and responsibilities.

•	Description of the Demonstration;

•	Practice protocols for the Demonstration;

•	Other Provider responsibilities pertaining to the Demonstration;

•	Coding requirements pertaining to the Demonstration;

•	Prior Authorization, Pre-Certification, and Referral procedures pertaining to the Demonstration;

•	P4HB Participants rights and responsibilities

4.9.2.2	The Contractor shall disseminate bulletins as needed to incorporate any needed changes to the Provider Handbook.

4.9.2.3	The Contractor shall submit the Provider Handbook to DCH for review and approval and as updated. Any updates or revisions shall be submitted to DCH for review and approval at least 30 days prior to distribution.

4.9.3	Education and Training

4.9.3.1	The Contractor shall provide training to all Providers and their staff regarding the requirements of the Contract and special needs of Members. The Contractor shall conduct initial training within thirty (30) Calendar Days of placing a newly Contracted Provider on active status. The Contractor shall also conduct ongoing training as deemed necessary by the Contractor or DCH in order to ensure compliance with program standards and the GF Contract.

4.9.3.1.1	The Contractor shall provide training to all Demonstration Family Planning and IPC service Providers and their staffs regarding the requirements of the Demonstration and the Contract provisions related to the Demonstration and special needs of the P4HB Participants. The Contractor shall conduct initial training within thirty (30) Calendar Days of placing a newly contracted Provider on active status. The Contractor shall also conduct ongoing training as deemed necessary by the Contractor or DCH in order to ensure compliance with the Demonstration’s standards and the Contract.

4.9.3.1.2	The Contractor’s Demonstration Provider network will utilize the Preconception Care Toolkit for Georgia for preconception health education and counseling.

4.9.3.2	The Contractor shall submit the Provider Training Manual and Training Schedule to DCH for review and approval as updated.

4.9.3.3	The Contractor shall submit the Provider Rep Field Visit Report Ad-Hoc as described in Section 4.18.6.3.

4.9.4	Provider Relations

4.9.4.1

The Contractor shall establish and maintain a formal Provider relations function to timely and adequately respond to inquiries, questions and concerns from network Providers. The Contractor shall implement policies addressing the compliance of Providers with the requirements of GF, institute a mechanism for Provider dispute resolution and execute a formal system of terminating Providers from the network.

4.9.4.2	The Contractor shall provide for a Provider Relations Liaison to carry out the Provider Relations functions. There shall be at least one (1) Provider Relations Liaison in each Service Region.

4.9.5	Toll-free Provider Services Telephone Line

4.9.5.1	The Contractor shall operate a toll-free telephone line to respond to Provider questions, comments and inquiries.

4.9.5.2	The Contractor shall develop Telephone line Policies and Procedures that address staffing, personnel, hours of operation, access and response standards, monitoring of calls via recording or other means, and compliance with standards.

4.9.5.3	The Contractor shall submit these Telephone line Policies and Procedures, including performance standards, to DCH for review and approval as updated.

4.9.5.4	The Contractor’s call center systems shall have the capability to track call management metrics identified in Attachment L.

4.9.5.5	Pursuant to OCGA 30-20A-7.1, the telephone line shall be staffed twenty-four (24) hours a day, seven (7) days a week to respond to Prior Authorization and Pre- certification requests. This telephone line shall have staff to respond to Provider questions in all other areas, including the Provider complaint system, Provider responsibilities, etc. between the hours of 7:00am and 7:00pm EST Monday through Friday, excluding State holidays.

4.9.5.6	The Contractor shall develop performance standards and monitor Telephone Line performance by recording calls and employing other monitoring activities. At a minimum, the standards shall require that, on a monthly basis, eighty percent (80%) of calls are answered by a person within thirty (30) seconds, the Blocked Call rate does not exceed one percent (1%), and the rate of Abandoned Calls does not exceed five percent (5%).

4.9.5.7	The Contractor shall insure that after regular business hours the non-Prior Authorization/Pre-certification line is answered by an automated system with the capability to provide callers with operating hour’s information and instructions on how to verify Enrollment for a Member with an Emergency or Urgent Medical Condition. The requirement that the Contractor shall provide information to Providers on how to verify Enrollment for a Member with an Emergency or Urgent Medical Condition shall not be construed to mean that the Provider must obtain verification before providing Emergency Services.

4.9.5.8	The Contractor shall develop Call Center Quality Criteria and Protocols to measure and monitor the accuracy of responses and phone etiquette as it relates to the Toll-free Telephone Line. The Contractor shall submit the Call Center Quality Criteria and Protocols to DCH for review and approval as updated.

4.9.6	Internet Presence/Web Site

4.9.6.1	The Contractor shall dedicate a section of its Web Site to Provider services and provide at a minimum, the capability for Providers to make inquiries and receive responses through the Medicaid fiscal agent Web Site, (www.ghp.georgia.gov).

4.9.6.2	In addition to the specific requirements outlined above, the Contractor’s Web Site shall be functionally equivalent, with respect to functions described in this Contract, to the Web Site maintained by the State’s Medicaid fiscal agent (www.ghp.georgia.gov).

4.9.6.3	The Contractor shall submit Web site screenshots to DCH for review and approval as updated.

4.9.6.4	The Contractor shall maintain a website that allows Providers to submit, process, edit (only if original submission is in an electronic format), rebill, and adjudicate claims electronically. To the extent a Provider has the capability; each care management organization shall submit payments to Providers electronically and submit remittance advices to Providers electronically within one business day of when payment is made. To the extent that any of these functions involve covered transactions under 45 C.F.R. Section 162.900, et seq., then those transactions also shall be conducted in accordance with applicable federal requirements.

4.9.6.5	The Contractor shall post on its website a searchable list of all providers with which the care management organization has contracted. At a minimum, this list shall be searchable by provider name, specialty, and location. At a minimum, the list shall be updated once each month.

4.9.7	Provider Complaint System

4.9.7.1	The Contractor shall establish a Provider Complaint system that permits a Provider to dispute the Contractor’s policies, procedures, or any aspect of a Contractor’s administrative functions.

4.9.7.2	The Contractor shall submit its Provider Complaint System Policies and Procedures to DCH for review and approval quarterly and annually and as updated thereafter.

4.9.7.3	The Contractor shall include its Provider Complaint System Policies and Procedures in its Provider Handbook that is distributed to all network Providers. This information shall include, but not be limited to, specific instructions regarding how to contact the Contractor’s Provider services to file a Provider complaint and which individual(s) have the authority to review a Provider complaint.

4.9.7.4	The Contractor shall distribute the Provider Complaint System Policies and Procedures to Out-of-Network Providers with the remittance advice of the processed Claim. The Contractor may distribute a summary of these Policies and Procedures if the summary includes information on how the Provider may access the full Policies and Procedures on the Web site. This summary shall also detail how the Provider can request a hard copy from the CMO at no charge to the Provider.

4.9.7.5	As a part of the Provider Complaint System, the Contractor shall:

•	Allow Providers thirty (30) Calendar Days to file a written complaint;

•

Allow Providers to consolidate complaints or appeals of multiple claims that involve the same or similar payment or coverage issues, regardless of the number of individual patients or payment claims included in the bundled complaint or appeal.

•

Allow a Provider that has exhausted the care management organization’s internal appeals process related to a denied or underpaid claim or group of claims bundled for appeal the option either to pursue the administrative review process described in O.C.G.A. § 49-4-153(e) or to select binding arbitration by a private arbitrator who is certified by a nationally recognized association that provides training and certification in alternative dispute resolution. If the care management organization and the Provider are unable to agree on an association, the rules of the American Arbitration Association shall apply. The arbitrator shall have experience and expertise in the health care field and shall be selected according to the rules of his or her certifying association. Arbitration conducted pursuant to this Code section shall be binding on the parties. The arbitrator shall conduct a hearing and issue a final ruling within 90 days of being selected, unless the care management organization and the Provider mutually agree to extend this deadline. All costs of arbitration, not including attorney’s fees, shall be shared equally by the parties.

•

For all claims that are initially denied or underpaid by the Contractor but eventually determined or agreed to have been owed by the Contractor to a provider of health care services, the Contractor shall pay, in addition to the amount determined to be owed, interest of twenty percent (20%) per annum (based on simple interest calculations), calculated from fifteen (15) calendar days after the date the claim was submitted. A care management organization shall pay all interest required to be paid under this provision or Code Section 33-24-59.5 automatically and simultaneously whenever payment is made for the claim giving rise to the interest payment.

•	All interest payments shall be accurately identified on the associated remittance advice submitted by the care management organization to the Provider.

•	Require that the reason for the complaint is clearly documented;

•	Require that Providers exhaust the Contractor’s internal Provider Complaint process prior to requesting an Administrative Law Hearing (State Fair Hearing);

•	Have dedicated staff for Providers to contact via telephone, electronic mail, or in person, to ask questions, file a Provider Complaint and resolve problems;

•	Identify a staff person specifically designated to receive and process Provider Complaints;

•

Thoroughly investigate each GF Provider Complaint using applicable statutory, regulatory, and Contractual provisions, collecting all pertinent facts from all parties and applying the Contractor’s written policies and procedures; and

•	Ensure that CMO plan executives with the authority to require corrective action are involved in the Provider Complaint process.

4.9.7.6	In the event the outcome of the review of the Provider Complaint is adverse to the Provider, the Contractor shall provide a written Notice of Adverse Action to the Provider. The Notice of Adverse Action shall state that Providers may request an Administrative Law Hearing in accordance with O.C.G.A. § 49-4-153, O.C.G.A. § 50-13-13 and O.C.G.A. § 50-13-15.

4.9.7.7	The Contractor shall notify the Providers that a request for an Administrative Law Hearing must include the following information:

•	A clear expression by the Provider that he/she wishes to present his/her case to an Administrative Law Judge;

•	Identification of the Action being appealed and the issues that will be addressed at the hearing;

•	A specific statement of why the Provider believes the Contractor’s Action is wrong; and

•	A statement of the relief sought.

4.9.7.8	DCH has delegated its statutory authority to receive hearing requests to the Contractor. The Contractor shall include with the Notice of Adverse Action the Contractor’s address where a Provider’s request for an Administrative Law Hearing should be sent in accordance with O.C.G.A. § 49-4-153(e).

4.9.7.9	Claims Adjustment Requests

If the amount reimbursed by the Contractor to an enrolled Provider is not correct, a positive or negative adjustment may be necessary. Such request for claims adjustment shall be included in the Contractor’s internal appeals process and shall not negate a Provider’s right to appeal pursuant to O.C.G.A. §49-4-153(e). The Contractor shall develop a procedure to address claims adjustment requests that meet the following minimum requirements:

•

Positive Adjustments: When a Provider can substantiate that additional reimbursement is appropriate, the Provider may adjust and resubmit a claim. Provider shall be given the option to submit the written request, Explanation of Payment and all claims related documentation either electronically or by U.S. mail. All documentation must be received within three (3) months from the end of the month of payment. The adjustment request must include sufficient documentation to identify each claim identified in the request. The Contractor may return incomplete requests without further action provided it notifies the Provider of the basis for the incomplete status and allows the Provider ten (10) calendar days to resubmit the adjustment request. The Provider shall be required to submit documentation that supports the requested claims adjustment. If a positive adjustment is warranted, the Contractor shall make additional reimbursement upon processing of the request. If an adjustment is not warranted, the Provider will be notified via written correspondence from the Contractor.

•

Negative Adjustments: When a Provider believes a negative adjustment is appropriate, the Provider may adjust and resubmit a claim. Provider shall be given the option to submit the written request, Explanation of Payment and all claims related documentation either electronically or by U.S. mail. If a negative adjustment is warranted, Contractor may either deduct the payment from future reimbursement or request from the Provider and required by the Provider’s contract with the Contractor.

•	The Contractor shall respond to all adjustment requests within 30 days of receipt.

4.9.8	Reporting Requirements

4.9.8.1	The Contractor shall submit to DCH monthly Telephone and Internet Activity Reports as described in Section 4.18.3.1.

4.9.8.2	The Contractor shall submit to DCH monthly Provider Complaints Reports as described in Section 4.18.3.10.

4.10	PROVIDER CONTRACTS AND PAYMENTS

4.10.1	Provider Contracts

4.10.1.1	The Contractor shall comply with all DCH procedures for contract review and approval submission. Memoranda of Agreement (MOA) shall not be permitted. Letters of Intent shall only be permitted in accordance with Section 4.8.1.10.

4.10.1.2	The Contractor shall submit to DCH for review and approval a model for each type of Provider Contract as updated.

4.10.1.3	Any significant changes to the model Provider Contract shall be submitted to DCH for review and approval no later than thirty (30) Calendar Days prior to the Enrollment of Members and P4HB Participants into the CMO plan.

4.10.1.4	Upon request, the Contractor shall provide DCH with free copies of all executed Provider Contracts.

4.10.1.5	The Contractor shall not require Providers to participate or accept other plans or products offered by the care management organization unrelated to providing care to members and P4HB Participants, nor reduce the funding available for members and P4HB Participants as a result of payment of such penalties. Any care management organization which violates this prohibition shall be subject to a penalty of $1,000.00 per violation.

4.10.1.6	The Contractor shall not enter into any exclusive contract agreements with providers that exclude other health care providers from contract agreements for network participation.

4.10.1.7	Health care providers may not, as a condition of contracting with a CMO, require the CMO to contract with or not contract with another health care provider. A provider who violates this probation will be subject to a $1,000 per violation penalty.

4.10.1.8	If a Provider has complied with all of DCH’s published procedures for verifying a patient’s eligibility for Medicaid benefits through the established common verification process, DCH must reimburse the Provider for all covered services provided to the patient within the 72 hours following the verification, if such services are denied by a CMO or DCH because the patient is not enrolled as shown in the verification process. DCH would be able to pursue a case of action against a person who had contributed to the incorrect verification.

4.10.1.9	In addition to addressing the CMO plan licensure requirements, the Contractor’s Provider Contracts shall:

•

Prohibit the Provider from seeking payment from the Member for any Covered Services provided to the Member and P4HB Participant within the terms of the Contract and require the Provider to look solely to the Contractor for compensation for services rendered, with the exception of nominal cost sharing pursuant to the Georgia State Medicaid Plan, the Georgia State Medicaid Policies and Procedures Manuals, and the GF Contract;

•	Require the Provider to cooperate with the Contractor’s quality improvement and Utilization Review and management activities;

•	Include provisions for the immediate transfer to another PCP or Contractor if the Member’s and P4HB Participants health or safety is in jeopardy;

•	Not prohibit a Provider from discussing treatment or non-treatment options with Members and P4HB Participants that may not reflect the Contractor’s position or may not be covered by the Contractor;

•

Not prohibit a Provider from acting within the lawful scope of practice, from advising or advocating on behalf of a Member for the Member’s and P4HB Participants health status, medical care, or treatment or non- treatment options, including any alternative treatments that might be self-administered

•

Not prohibit a Provider from advocating on behalf of the Member and P4HB Participant in any Grievance System or Utilization Review process, or individual authorization process to obtain necessary Health Care services;

•	Require Providers to meet appointment waiting time standards pursuant to Section 4.8.14.2 of this Contract;

•	Provide for continuity of treatment in the event a Provider’s participation terminates during the course of a Member’s or P4HB Participants treatment by that Provider;

•

Prohibit discrimination with respect to participation, reimbursement, or indemnification of any Provider who is acting within the scope of his or her license or certification under applicable State law, solely based on such license or certification. This provision should not be construed as any willing provider law, as it does not prohibit Contractors from limiting Provider participation to the extent necessary to meet the needs of the Members. Additionally, this provision shall not preclude the Contractor from using different reimbursement amounts for different specialties or for different practitioners in the same specialty. This provision also does not interfere with measures established by the Contractor that are designed to maintain Quality and control costs;

•	Prohibit discrimination against Providers serving high-risk populations or those that specialize in Conditions requiring costly treatments;

•

Specify that CMS and DCH will have the right to inspect, evaluate, and audit any pertinent books, financial records, documents, papers, and records of any Provider involving financial transactions related to the GF Contract;

•	Specify Covered Services and populations;

•	Require Provider submission of complete and timely Encounter Data, pursuant to Section 4.17.4.2 of the GF Contract;

•	Include the definition and standards for Medical Necessity, pursuant to the definition in Section 4.5.4 of this Contract;

•

Specify rates of payment. The Contractor ensures that Providers will accept such payment as payment in full for Covered Services provided to Members and P4HB Participants, as deemed Medically Necessary and appropriate under the Contractor’s Quality Improvement and Utilization Management program, less any applicable Member and P4HB Participants cost sharing pursuant to the GF Contract;

•

Provide for timely payment to all Providers for Covered Services to Members and P4HB Participants. Pursuant to O.C.G.A. 33-24-59.5(b) (1) once a clean claim has been received, the CMO(s) will have 15 Business Days within which to process and either transmit funds for payment electronically for the claim or mail a letter or notice denying it, in whole or in part giving the reasons for such denial.

•	Specify acceptable billing and coding requirements;

•	Require that Providers comply with the Contractor’s Cultural Competency plan;

•	Require that any marketing materials developed and distributed by Providers be submitted to the Contractor to submit to DCH for approval;

•	Specify that in the case of newborns the Contractor shall be responsible for any payment owed to Providers for services rendered prior to the newborn’s Enrollment with the Contractor;

•

Specify that the Contractor shall not be responsible for any payments owed to Providers for services rendered prior to a Member’s or P4HB Participants Enrollment with the Contractor, even if the services fell within the established period of retroactive eligibility;

•	Comply with 42 CFR 434 and 42 CFR 438.6;

•	Require Providers to collect Member and P4HB Participant co-payments as specified in Attachment K;

•	Not employ or subcontract with individuals on the State or Federal Exclusions list;

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Prohibit Providers from making Referrals for designated health services to Health Care entities with which the Provider or a Member or P4HB Participant of the Provider’s family has a Financial Relationship.

•	Require Providers of transitioning Members and P4HB Participants to cooperate in all respects with Providers of other CMO plans to assure maximum health outcomes for Members and P4HB Participants;

•	Not require that Providers sign exclusive Provider Contracts with the Contractor if the Provider is a CAH, FQHC, or RHC;

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Contain a provision stating that in the event DCH is due funds from a Provider; who has exhausted or waived the administrative review process, if applicable, the Contractor shall reduce payment by one hundred percent (100%) to that Provider until such time as the amount owed to DCH is recovered;

•

Contain a provision giving notice that the Contractor’s negotiated rates with Providers shall be adjusted in the event the Commissioner of DCH directs the Contractor to make such adjustments in order to reflect budgetary changes to the Medical Assistance program; and

•	Require the Contractor to notify the Provider in writing no less than thirty (30) calendar days prior to any adjustments to the Provider’s contracted reimbursement rates.

4.10.2	Provider Termination

4.10.2.1	The Contractor shall comply with all State and federal laws regarding Provider termination. In its Provider Contracts the Contractor shall:

•

Specify that in addition to any other right to terminate the Provider Contract, and notwithstanding any other provision of this Contract, DCH may request Provider termination immediately, or the Contractor may immediately terminate on its own, a Provider’s participation under the Provider Contract if a Provider fails to abide by the terms and conditions of the Provider Contract, as determined by DCH, or, in the sole discretion of DCH, fails to come into compliance within fifteen (15) Calendar Days after a receipt of notice from the Contractor specifying such failure and requesting such Provider to abide by the terms and conditions hereof;

•

Specify that any Provider whose participation is terminated under the Provider Contract for any reason shall utilize the applicable appeals procedures outlined in the Provider Contract. No additional or separate right of appeal to DCH or the Contractor is created as a result of the Contractor’s act of terminating, or decision to terminate any Provider under this Contract. Notwithstanding the termination of the Provider Contract with respect to any particular Provider, this Contract shall remain in full force and effect with respect to all other Providers;

4.10.2.2	The Contractor shall notify DCH at least forty-five (45) Calendar Days prior to the effective date of the suspension, termination, or withdrawal of a Provider from participation in the Contractor’s network. If the termination was “for cause”, the Contractor may terminate, suspend, or withdraw the Provider immediately and shall notify DCH in writing within one business day of the termination with the reasons for termination.

4.10.2.3	The Contractor shall notify the Members pursuant to Section 4.10.2 of this Contract.

4.10.3	Provider Insurance

4.10.3.1	The Contractor shall require each Provider (with the exception of Section 4.10.3.2 below, and FQHCs that are section 330 grantees) to maintain, throughout the terms of the Contract, at its own expense, professional and comprehensive general liability, and medical malpractice, insurance. Such comprehensive general liability policy of insurance shall provide coverage in an amount established by the Contractor pursuant to its written Contract with the Provider. Such professional liability policy of insurance shall provide a minimum coverage in the amount of one million dollars ($1,000,000) per occurrence, and three million dollars ($3,000,000) annual aggregate. Providers may be allowed to self-insure if the Provider establishes an appropriate actuarially determined reserve. DCH reserves the right to waive this requirement if necessary for business need.

4.10.3.2	The Contractor shall require allied mental health professionals to maintain, throughout the terms of the Contract, professional and comprehensive general liability, and medical malpractice, insurance. Such comprehensive general liability policy of insurance shall provide coverage in an amount established by the Contractor pursuant to its written Contract with Provider. Such professional liability policy of insurance shall provide a minimum coverage in the amount of one million dollars ($1,000,000) per occurrence, and one million dollars ($1,000,000) annual aggregate. These Providers may also be allowed to self insure if the Provider establishes an appropriate actuarially determined reserve.

4.10.3.3	In the event any such insurance is proposed to be reduced, terminated or canceled for any reason, the Contractor shall provide to DCH and Department of Insurance (DOI) at least thirty (30) Calendar Days prior written notice of such reduction, termination or cancellation. Prior to the reduction, expiration and/or cancellation of any insurance policy required hereunder, the Contractor shall require the Provider to secure replacement coverage upon the same terms and provisions so as to ensure no lapse in coverage, and shall furnish DCH and DOI with a Certificate of Insurance indicating the receipt of the required coverage at the request of DCH or DOI.

4.10.3.4	The Contractor shall require Providers to maintain insurance coverage (including, if necessary, extended coverage or tail insurance) sufficient to insure against claims arising at any time during the term of the GF Contract, even though asserted after the termination of the GF Contract. DCH or DOI, at its discretion, may request that the Contractor immediately terminate the Provider from participation in the program upon the Provider’s failure to abide by these provisions. The provisions of this Section shall survive the expiration or termination of the GF Contract for any reason.

4.10.4	Provider Payment

4.10.4.1	With the exceptions noted below, the Contractor shall negotiate rates with Providers and such rates shall be specified in the Provider Contract. DCH prefers that Contractors pay Providers on a Fee for Service basis, however if the Contractor does enter into a capitated arrangement with Providers, the Contractor shall continue to require all Providers to submit detailed Encounter Data, including those Providers that may be paid a Capitation Payment.

4.10.4.2	The Contractor shall be responsible for issuing an IRS Form (1099) in accordance with all federal laws, regulations and guidelines.

4.10.4.3	When the Contractor negotiates a contract with a Critical Access Hospital (CAH), pursuant to Section 4.8.5.2 of the GF Contract, the Contractor shall pay the CAH a payment rate based on 101% allowable costs incurred by the CAH. DCH may require the Contractor to adjust the rate paid to CAHs if so directed by the State of Georgia’s Appropriations Act.

•	A critical access hospital must provide notice to a care management organization and DCH of any alleged breaches in its contract by such care management organization.

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If a critical access hospital satisfies the requirement of Title 33 of the Official Code of Georgia Annotated (Medicaid Care Management Organizations Act), and if DCH concludes, after notice and hearing, that a care management organization has substantively and repeatedly breached a term of its contract with a critical access hospital, the department is authorized to require the care management organization to pay damages to the critical access hospital in an amount not to exceed three times the amount owed. Notwithstanding the foregoing, nothing in Title 33 of the Official Code of Georgia Annotated (Medicaid Care Management Organizations Act) shall be interpreted to limit the authority of DCH to establish additional penalties or fines against a care management organization for failure to comply with the contract between a care management organization and DCH.

4.10.4.4	When the Contractor negotiates a contract with a FQHC and/or a RHC, as defined in Section 1905(a)(2)(B) and 1905(a)(2)(C) of the Social Security Act, the Contractor shall pay the PPS rates for Core Services and other ambulatory services per encounter. The rates are established as described in § 1001.1 of the Manual. At Contractor’s discretion, it may pay more than the PPS rates for these services.

4.10.4.4.1	Payment Reports must consist of all covered service claim types each month, inclusive of all of the below claims data:

•	Early and Periodic Screening, Diagnosis and Treatment

•	Physician Services

•	Office Visits

•	Laboratory Diagnostics

•	Radiology Diagnostics

•	Obstetrical Services

•	Family Planning Services

•	Injectable Drugs and Immunizations

•	Visiting Nurse Services

•	Newborn Hearing Screening

•	Hospitals

•	Nursing Homes

•	Other Clinics

•	Residential

•	Dental Services

•	Mental Health Clinic Services

•	Refractive Services

•	Pharmaceutical Services

•	Psychology Services

•	Podiatry Services

•	Pediatric Preventive Health Screening/Newborn Metabolic

•	Supplies incident to core services

•	Demonstration related Services as a separate report

(FOR ADDITIONAL FQHC AND RHC REQUIREMENTS, ACCESS THE DCH PART II, POLICIES AND PROCEDURES FOR FEDERALLY QUALIFIED HEALTH CENTER SERVICES AND PART II, POLICIES AND PROCEDURES FOR RURAL HEALTH CLINIC SERVICES AT GHP.GA.GOV.)

4.10.4.5	Upon receipt of notice from DCH that it is due funds from a Provider, who has exhausted or waived the administrative review process, if applicable, the Contractor shall reduce payment to the Provider for all claims submitted by that Provider by one hundred percent (100%), or such other amount as DCH may elect, until such time as the amount owed to DCH is recovered. The Contractor shall promptly remit any such funds recovered to DCH in the manner specified by DCH. To that end, the Contractor’s Provider Contracts shall contain a provision giving notice of this obligation to the Provider, such that the Provider’s execution of the Contract shall constitute agreement with the Contractor’s obligation to DCH.

4.10.4.6	The Contractor shall adjust its negotiated rates with Providers to reflect budgetary changes to the Medical Assistance program, as directed by the Commissioner of DCH; to the extent, such adjustments can be made within funds appropriated to DCH and available for payment to the Contractor. The Contractor’s Provider Contracts shall contain a provision giving notice of this obligation to the Provider, such that the Provider’s execution of the Contract shall constitute agreement with the Contractor’s obligation to DCH.

4.10.5	Reporting Requirements

The Contractor shall submit to DCH monthly FQHC and RHC Reports as described in Section 4.18.3.9.

4.10.6	Provider Payment Agreement

4.10.6.1	The Contractor shall increase benefit payments to Providers in an amount consistent with the provider rate increases included in the State of Georgia’s fiscal year 2011 budget. This enhanced rate shall be effective for dates of service beginning July 1, 2010 until repealed or modified by legislative action or DCH policy changes.

4.10.6.2	The Contractor will provide reports as requested by DCH to enable DCH to determine the amount of the increase in benefit payments to Providers as referenced in Section 4.10.6.1. The report will include, but not be limited to monthly reports, by hospital, that provide the following data for each claim paid:

•	Claim Number

•	Date of Service

•	Date of Payment

•	Base Paid amount

•	Add-on Paid amount

•	Interest Paid Amount

•	Total Paid amount

4.11	UTILIZATION MANAGEMENT AND CARE COORDINATION RESPONSIBILITIES

4.11.1	Utilization Management

4.11.1.1	The Contractor shall provide assistance to Members and Providers to ensure the appropriate Utilization of resources, using the following program components: Prior Authorization and Pre-Certification, prospective review, concurrent review, retrospective review, ambulatory review, second opinion, discharge planning and case management. Specifically, the Contractor shall have written Utilization Management Policies and Procedures that:

•

Include protocols and criteria for evaluating Medical Necessity, authorizing services, and detecting and addressing over-Utilization and under-Utilization. Such protocols and criteria shall comply with federal and State laws and regulations.

•

Address which services require PCP Referral; which services require Prior-Authorization and how requests for initial and continuing services are processed, and which services will be subject to concurrent, retrospective or prospective review.

•	Describe mechanisms in place that ensure consistent application of review criteria for authorization decisions.

•	Require that all Medical Necessity determinations be made in accordance with DCH’s Medical Necessity definition as stated in Section 4.5.4.

4.11.1.1	The Contractor shall submit the Utilization Management Policies and Procedures to DCH for review and prior approval within quarterly and as changed.

4.11.1.2	Network Providers may participate in Utilization Review activities in their own Service Region to the extent that there is not a conflict of interest. The Utilization Management Policies and Procedures shall define when such a conflict may exist and shall describe the remedy.

4.11.1.3	The Contractor shall have a Utilization Management Committee comprised of network Providers within each Service Region. The Contractor may have one (1) independent Utilization Management Committee for all of the Service Regions in which it is operating, if there is representation from each Service Region on the Committee. The Utilization Management committee is accountable to the Medical Director and governing body of the Contractor. The Utilization Management Committee shall meet on a regular basis and maintain records of activities, findings, recommendations, and actions. Reports of these activities shall be made available to DCH upon request.

4.11.1.4	The Contractor, and any delegated Utilization Review agent, shall not permit or provide compensation or anything of value to its employees, agents, or contractors based on:

•	Either a percentage of the amount by which a Claim is reduced for payment or the number of Claims or the cost of services for which the person has denied authorization or payment; or

•	Any other method that encourages the rendering of a Proposed Action.

4.11.2	Prior Authorization and Pre-Certification

4.11.2.1	The Contractor shall not require Prior Authorization or Pre-Certification for Emergency Services, Post-Stabilization Services, or Urgent Care services, as described in Section 4.6.1, 4.6.2, and 4.6.3.

4.11.2.2	The Contractor shall require Prior Authorization and/or Pre-Certification for all non-emergent and non-urgent inpatient admissions except for normal newborn deliveries.

4.11.2.3	The Contractor may require Prior Authorization and/or Pre-Certification for all non-emergent, Out-of-Network services.

4.11.2.4	Prior Authorization and Pre-Certification shall be conducted by a currently licensed, registered or certified Health Care Professional who is appropriately trained in the principles, procedures and standards of Utilization Review.

4.11.2.5	The Contractor shall notify the Provider of Prior Authorization determinations in accordance with the following timeframes:

4.11.2.5.1	Standard Service Authorizations. Prior Authorization decisions for non-urgent services shall be made within fourteen (14) Calendar Days of receipt of the request for services. An extension may be granted for an additional fourteen (14) Calendar Days if the Member, P4HB Participant or the Provider requests an extension, or if the Contractor justifies to DCH a need for additional information and the extension is in the Member’s or P4HB Participant’s interest.

4.11.2.5.2	Expedited Service Authorizations. In the event a Provider indicates, or the Contractor determines, that following the standard timeframe could seriously jeopardize the Member’s or P4HB Participant’s life or health the Contractor shall make an expedited authorization determination and provide notice within twenty-four (24) hours. The Contractor may extend the twenty-four (24) hour period for up to five (5) Business Days if the Member, P4HB Participant or the Provider requests an extension, or if the Contractor justifies to DCH a need for additional information and the extension is in the Member’s or P4HB Participant’s interest.

4.11.2.5.3	Authorization for services that have been delivered. Determinations for authorization involving health care services that have been delivered shall be made within thirty (30) Calendar Days of receipt of the necessary information.

4.11.2.6	The Contractor’s policies and procedures for authorization shall include consulting with the requesting Provider when appropriate.

4.11.3	Referral Requirements and P4HB Participants

4.11.3.1	The Contractor may require that Members obtain a Referral from their PCP prior to accessing non-emergency specialized services.

4.11.3.2	In the Utilization Management Policies and Procedures discussed in Section 4.11.1.1, the Contractor shall address:

•	When a Referral from the Member’s PCP is required;

•

How a Member obtains a Referral to an In-Network Provider or an Out-of-Network Provider when there is no Provider within the Contractor’s network that has the appropriate training or expertise to meet the particular health needs of the Member;

•	How a Member with a Condition which requires on-going care from a specialist may request a standing Referral; and

•	How a Member with a life-threatening Condition or disease, which requires specialized medical care over a prolonged period of time, may request and obtain access to a specialty care center.

4.11.3.3	The Contractor shall prohibit Providers from making Referrals for designated health services to Health Care entities with which the Provider or a Member of the Provider’s family has a Financial Relationship.

4.11.3.4	DCH strongly encourages the Contractor to develop electronic, web-based Referral processes and systems. In the event a Referral is made via the telephone, the Contractor shall ensure that the Contractor, the Provider and DCH maintain Referral data, including the final decision, in a data file that can be accessed electronically.

4.11.3.5	In conjunction with the other Utilization Management policies, the Contractor shall submit the Referral processes to DCH for review and approval.

4.11.4	Transition of Members

4.11.4.1	Contractors shall identify and facilitate transitions for Members that are moving from one CMO to another or from a CMO to a fee-for service provider and require additional or distinctive assistance during a period of transition. When relinquishing Members, the Contractor shall cooperate with the receiving CMO plan or FFS Medicaid regarding the course of ongoing care with a specialist or other Provider. Priority will be given to members who have medical conditions or circumstances such as:

•	Members who are currently hospitalized.

•	Pregnancy; women who are high risk and in third trimester, or are within 30 days of their anticipated delivery date

•	Major organ or tissue transplantation services which are in process, or have been authorized

•	Chronic illness, which has placed the member in a high-risk category and/or resulted in hospitalization or placement in nursing, or other, facilities, and/or

•	Members who are in treatment such as Chemotherapy, radiation therapy, or Dialysis.

•	Members with ongoing needs such as Specialized Durable medical equipment including ventilators and other respiratory assistance equipment

•	Current Home health services

•	Medically necessary transportation on a scheduled basis and

•	Prescription medications requiring prior authorizations

•

The Contractor will monitor Providers to ensure transition of care from one entity to another to include discharge planning as appropriate. Procedures that are scheduled to occur after their new CMO effective date, but that have been authorized by either DCH or the patients original CMO prior to their new CMO effective date will be covered by the patients new CMO for 30 days.

•

Members that are in ongoing outpatient treatment or that are receiving medication that has been covered by DCH or another CMO prior to their new CMO effective date will be covered by the new CMO for at least 30 days to allow time for clinical review, and if necessary transition of care. The CMO will not be obligated to cover services beyond 30 days, even if the DCH authorization was for a period greater than 30 days.

4.11.4.1.1	The Contractor shall identify and facilitate transitions for P4HB Participants that are moving from one CMO to another and require additional or distinctive assistance during the period of transition. When relinquishing P4HB Participants, the Contractor shall cooperate with the receiving CMO plan regarding the course of ongoing care.

4.11.4.1.2	The Contractor will monitor Providers to ensure transition of care from one entity to another. Demonstration related procedures that are scheduled to occur after a P4HB Participant’s new CMO effective date, but that were authorized by the P4HB Participant’s original CMO prior to her new CMO effective date will be covered by the P4HB Participant’s new CMO for thirty (30) days.

4.11.4.1.3	P4HB Participants that are in ongoing Demonstration related outpatient treatment or that are receiving Demonstration related medication that has been covered by another CMO prior to their new CMO effective date will be covered by the new CMO for at least thirty (30) days to allow time for clinical review, and if necessary, transition of care. If it is determined the P4HB Participant is still in need of those treatments and/or medications, the CMO will be obligated to cover those Demonstration related Services beyond thirty (30) days.

4.11.4.2	Inpatient Acute Coverage Responsibility

4.11.4.2.1	Members enrolled in a CMO that are hospitalized in an acute inpatient hospital facility will remain the responsibility of that CMO until they are discharged from the facility, even if they change to a different CMO, or they become eligible for coverage under FFS Medicaid during their inpatient stay. The CMO is not required to cover services for a member that has no Medicaid benefits, if the member remains an acute inpatient and loses Medicaid eligibility during the stay; the CMO is only responsible for payment until the last day of Medicaid eligibility.

4.11.4.2.1.1	Inpatient care for newborns born on or after their mother’s effective date will be the responsibility of the mother’s assigned CMO.

4.11.4.2.1.2	Members that become eligible and enrolled in any retro-active program (such as SSI) after the date of an inpatient hospitalization shall remain the responsibility of the CMO until they are discharged from inpatient acute hospital care. These members will remain the responsibility of the CMO for all covered services, even if the start date for SSI eligibility is made retroactive to a date prior to the inpatient acute hospitalization.

4.11.4.2.1.3	The admitting CMO will continue to receive capitation payment for every month that the member continues to be hospitalized and enrolled in a CMO and will be responsible for all medical claims during the period that they are receiving capitation. At discharge, and upon notice of such discharge, DCH will reassign the member to FFS or the new CMO following the normal monthly process.

4.11.4.2.1.4	Upon notification that a hospitalized member will be transitioning to a new CMO, or to FFS Medicaid, the current CMO will work with the new CMO or FFS Medicaid to ensure that coordination of care and appropriate discharge planning occurs.

4.11.4.2.1.5	When relinquishing Members, the Contractor shall cooperate with the receiving CMO plan regarding the course of on-going care with a specialist or other Provider.

4.11.4.2.1.6	Contractors must identify and facilitate coordination of care for all Georgia Families members during changes or transitions between Contractors, as well as transitions to FFS Medicaid. Members with special circumstances (such as those listed below) may require additional or distinctive assistance during a period of transition. Policies or protocols must be developed to address these situations. Special circumstances include members designated as having “special health care needs”, as well as members who have medical conditions or circumstances such as:

•	Pregnancy (especially women who are high risk and in third trimester, or are within 30 days of their anticipated delivery date)

•	Major organ or tissue transplantation services which are in process, or have been authorized

•	Chronic illness, which has placed the member in a high-risk category and/or resulted in hospitalization or placement in nursing, or other, facilities, and/or

•	Significant medical conditions, (e.g., diabetes, hypertension, pain control or orthopedics) that require ongoing care of specialist appointments.

•	Members who are in treatment such as:

•	Chemotherapy and/or radiation therapy, or
•	Dialysis.

•	Members with ongoing needs such as:

•	Durable medical equipment including ventilators and other respiratory assistance equipment

•	Home health services

•	Medically necessary transportation on a scheduled basis

•	Prescription medications, and/or

•	Other services not indicated in the State Plan, but covered by Title XIX for Early and Periodic Screening, Diagnosis and Treatment eligible members.

•	Members who are currently hospitalized.

4.11.4.2.1.7	A P4HB Participant that is hospitalized in an acute inpatient hospital facility will remain the responsibility of that P4HB Participant’s original CMO until she is discharged from the facility, even if she changes to a different CMO or becomes eligible for other coverage during her inpatient stay. The CMO is not required to cover Demonstration related Services for a P4HB Participant that has no Demonstration benefits. If the P4HB Participant remains an acute inpatient and loses Demonstration eligibility during the stay, the CMO is only responsible for payment until the last day of Demonstration eligibility.

4.11.4.3	Long-Term Care Coverage Responsibility

4.11.4.3.1	Members enrolled in a CMO that are receiving services in a long-term care facility will remain the responsibility of the admitting CMO until disenrolled from the CMO by DCH.

4.11.4.3.2	For the purposes of this requirement, long-term care facilities include Nursing Homes, Skilled Nursing Facilities, Psychiatric Residential Treatment Facilities and other facilities that provide long-term non-acute care.

4.11.4.3.3	Upon disenrollment from the CMO, the financial responsibility for services provided to the member transitions to the member’s new CMO or FFS.

4.11.4.3.4	Members that are in ongoing non acute treatment in an inpatient facility that has been covered by DCH or another CMO prior to their new CMO effective date will be covered by the new CMO for at least 30 days to allow time for clinical review, and if necessary transition of care. The CMO will not be obligated to cover services beyond 30 days, even if the DCH authorization was for a period greater than 30 days.

4.11.4.4	Discharge Planning

4.11.4.4.1	The Contractor shall maintain and operate a formalized discharge- planning program that includes a comprehensive evaluation of the Member’s health needs and identification of the services and supplies required to facilitate appropriate care following discharge from an institutional clinical setting.

4.11.5	Back Transfers

4.11.5.1	Effective January 01, 2009, DCH will permit transfers from a higher level of care, back to a lower level (referred to as a back transfer). The transfer is subject to medical necessity review and the payment policies outlined in the contract with the payer.

4.11.5.2	Each request will be reviewed on an individual basis to determine if the transfer is appropriate. The length of stay for the transferring hospital and for the return to the originating hospital will also be evaluated to determine if the transfer is appropriate.

4.11.5.3	If a transfer back to a hospital provides a lower level of care does occur, the facility receiving the back-transfer will be eligible for reimbursement if prior authorization is obtained from the applicable payer and according to the payment agreement of that payer.

4.11.5.4	That hospital Providers fully understand this policy; each CMO will document provider education bulletins that will outline their CMO “back transfer” pre certification requirements along with the billing procedures.

4.11.5.5	It is the responsibility of the Contractor to review policy updates that are made periodically made to the Georgia Medicaid Manuals.

4.11.6	Court-Ordered Evaluations and Services

In the event a Member requires Medicaid-covered services ordered by a State or federal court, the Contractor shall fully comply with all court orders while maintaining appropriate Utilization Management practices.

4.11.7	Second Opinions

4.11.7.1	The Contractor shall provide for a second opinion in any situation when there is a question concerning a diagnosis or the options for surgery or other treatment of a health Condition when requested by any Member of the Health Care team, a Member, parent(s) and/or guardian (s), or a social worker exercising a custodial responsibility.

4.11.7.2	The second opinion must be provided by a qualified Health Care Professional within the network, or the Contractor shall arrange for the Member to obtain one outside the Provider network.

4.11.7.3	The second opinion shall be provided at no cost to the Member.

4.11.8	Care Coordination Responsibilities

4.11.8.1	The Contractor is responsible for care coordination – a set of member-centered, goal-oriented, culturally relevant and logical steps to assure that a member receives needed services in a supportive, effective, efficient, timely and cost- effective manner. Care Coordination includes Case Management, Disease Management, Transition of Care and Discharge Planning.

4.11.8.2	The Contractor shall develop and implement a Care Coordination system to ensure and promote:

•	Timely access and delivery of Health Care and services required by Members;

•	Continuity of Members’ care; and

•	Coordination and integration of Members’ care.

4.11.8.3	Policies and procedures are designed to accommodate the specific cultural and linguistic needs of the Contractor’s Members and include, at a minimum, the following elements:

•

The provision of an individual needs assessment and diagnostic assessment; the development of an individual treatment plan, as necessary, based on the needs assessment; the establishment of treatment objectives; the monitoring of outcomes; and a process to ensure that treatment plans are revised as necessary.

•	A strategy to ensure that all Members and/or authorized family members or guardians are involved in treatment planning

•	Procedures and criteria for making Referrals to specialists and sub- specialists;

•	Procedures and criteria for maintaining care plans and Referral Services when the Member changes PCPs; and

•

Capacity to implement, when indicated, case management functions such as individual needs assessment, including establishing treatment objectives, treatment follow-up, monitoring of outcomes, or revision of treatment plan.

4.11.8.4	The Contractor shall submit the Care Coordination Policies and Procedures to DCH for review and approval within ninety (90) Calendar Days of Contract Award and as updated thereafter.

4.11.9	Case Management

4.11.9.1	The Contractor’s Case Management system shall emphasize prevention, continuity of care, and coordination of care. The system will advocate for, and link Members to, services.

4.11.9.1.1	The Contractor’s Case Management system shall emphasize prevention, continuity of care, and coordination of care for P4HB Participants in the IPC component of the Demonstration.

4.11.9.2	Case Management functions include:

•	Early identification of Members who have or may have special needs;

•	Assessment of a Member’s risk factors;

•	Development of a plan of care;

•	Referrals and assistance to ensure timely access to Providers;

•	Coordination of care actively linking the Member to Providers, medical services, residential, social and other support services where needed;

•	Monitoring;

•	Continuity of care;

•	Follow up and;

•	Documentation

4.11.9.2.1	Case Management functions for the IPC component of the Demonstration include:

•	Early identification of P4HB IPC Participants who have or may have special needs;

•	Assessment of a P4HB IPC Participant’s risk factors;

•	Development of a plan of care;

•	Referrals and assistance to ensure timely access to Providers included and external to the Contractor’s network;

•	Coordination of care actively linking the P4HB IPC Participant to In-Network and out of network Providers, medical services, residential, social and other support services where needed;

•	Resource Mothers Outreach

•	Monitoring;

•	Continuity of care;

•	Follow up; and

•	Documentation

4.11.9.2.2	Details pertaining to Resource Mothers Outreach are incorporated n Attachment P to this Contract. The Contractor must utilize the Resource Mothers Training Manual specified by DCH as the training manual for the Resource Mothers Outreach.

4.11.9.2.3	The Contractor must monitor the effectiveness of the Resource Mothers Outreach and ensure such Outreach activities comply with the Resource Mothers Training Manual.

4.11.9.3	The Contractor shall be responsible for the Case Management of their Members and shall make special effort to identify Members who have the greatest need for Case Management, including those who have catastrophic or other high-cost or high-risk Conditions including pregnant women under 21, high risk pregnancies and infants and toddlers with established risk for developmental delays.

4.11.9.4	The Contractor will submit quarterly reports to DCH which include specified Case Management Program data as described in Section 4.18.4.12.

4.11.10	Disease Management

4.11.10.1	The Contractor shall develop disease management programs for individuals with Chronic Conditions. These programs must target the prevalent chronic diseases within the Contractor’s population.

4.11.10.2	The Contractor must notify DCH of the disease management programs it initiates and terminates and provide evidence, on an annual basis of the effectiveness of such programs for its enrolled members.

4.11.10.3	The Contractor must submit Quarterly status reports to DCH which include specified Disease Management Program data as described in Section 4.18.4.13 in addition to the annual report.

4.11.10.4	The Contractor will submit Quarterly reports to DCH which include specified Disease Management Program data as described in Section 4.18.4.13.

4.11.11	Discharge Planning

4.11.11.1	The Contractor shall maintain and operate a formalized discharge-planning program that includes a comprehensive evaluation of the Member’s health needs and identification of the services and supplies required to facilitate appropriate care following discharge from an institutional clinical setting.

4.11.12	Reporting Requirements

4.11.12.1	The Contractor shall submit to DCH quarterly Case Management and Disease Management Reports as described in 4.18.4.12 and 4.18.4.13.

4.11.12.2	The Contractor shall submit to DCH quarterly Prior Authorization and Pre-Certification Reports as described in Section 4.18.4.9.

4.11.12.3	The Contractor shall submit to DCH all reports as outlined in the Demonstration Quality Strategy identified in Attachment O of this Contract.

4.12	QUALITY IMPROVEMENT

4.12.1	General Provisions

4.12.1.1	The Contractor shall provide for the delivery of Quality care with the primary goal of improving the health status of Members and, where the Member’s Condition is not amenable to improvement, maintain the Member’s current health status by implementing measures to prevent any further decline in Condition or deterioration of health status. This shall include the identification of Members at risk of developing Conditions, the implementation of appropriate interventions and designation of adequate resources to support the intervention(s).

4.12.1.2	The Contractor shall seek input from, and work with, Members, Providers and community resources and agencies to actively improve the Quality of care provided to Members.

4.12.1.3	The Contractor shall establish a multi-disciplinary Quality Oversight Committee to oversee all Quality functions and activities. This committee shall meet at least quarterly, but more often if warranted.

4.12.2	Quality Strategic Plan Requirements

4.12.2.1	The Contractor shall support and comply with Georgia Families Quality Strategic Plan. The Quality Strategic Plan is designed to improve the Quality of Care and Service rendered to GF members (as defined in Title 42 of the Code of Federal Regulations (42 CFR) 43 1.300 et seq. (Safeguarding Information on Applicants and Recipients); 42 CFR 438.200 et seq. (Quality Assessment and Performance Improvement Including Health Information Systems), and 45 CFR Part 164 (HIPAA Privacy Requirements).

4.12.2.2	The GF Quality Strategic Plan promotes improvement in the quality of care provided to enrolled members through established processes. DCH Managed Care & Quality staff’ oversight of the Contractor includes:

•	Monitoring and evaluating the Contractor’s service delivery system and provider network, as well as its own processes for quality management and performance improvement;

•	Implementing action plans and activities to correct deficiencies and/or increase the quality of care provided to enrolled members,

•

Initiating performance improvement projects to address trends identified through monitoring activities, reviews of complaints and allegations of abuse, provider credentialing and profiling, utilization management reviews, etc.;

•	Monitoring compliance with Federal, State and Georgia Families requirements;

•	Ensuring the Contractor’s coordination with State registries;

•	Ensuring Contractor executive and management staff participation in the quality management and performance improvement processes;

•

Ensure that the development and implementation of quality management and performance improvement activities include contracted provider participation and information provided by members, their families and guardians, and

•	Identifying the Contractor’s best practices for performance and quality improvement.

4.12.3	Performance Measures

4.12.3.1	The Contractor shall comply with the Georgia Families Quality Management requirements to improve the health outcomes for all Georgia Families members. Improved health outcomes will be documented using established performance measures. Georgia Families uses the Healthcare Effectiveness Data and Information Set (HEDIS) and the Agency for Healthcare Research and Quality (AHRQ) technical specifications for some of the quality and health improvement performance measures.

4.12.3.2	Several of the HEDIS measures utilize hybrid methodology, that is, they require a medical record review in addition to the administrative data requirement for measurement reporting. The number of required record reviews is determined by the specifications for each HEDIS measure.

4.12.3.3	While the Contractor must meet the Georgia Families Performance Measure Targets for each measure, it is equally important that the Contractor continually improve health outcomes from year to year. The Contractor shall strive to meet the performance measure targets established by Georgia Families. The performance measure targets for each performance measure are defined in Attachment M. Performance targets for the HEDIS measures are based on national Medicaid Managed Care HEDIS audit means and percentiles as reported by NCQA.

4.12.3.4	Georgia Families may also require a CAPA/PC form that addresses the lack of performance measure target achievements and identifies steps that will lead toward improvements. This evidence-based CAPA/PC form must be received by Georgia Families within 30 days of receipt of notification of lack of achievement of performance targets from Georgia Families. The CAPA/PC form must be approved by Georgia Families prior to implementation. Georgia Families may conduct follow up on-site reviews to verify compliance with a CAPA/PC form. Georgia Families may impose Category 3 Liquidated Damages on Contractors who do not meet the performance measure targets for any one performance measure.

4.12.3.5	The performance measures apply to the member populations as specified by the measures’ technical specifications. Contractor performance is evaluated annually on the reported rate for each measure. Performance Measures, benchmarks, and/or specifications may change annually to comply with industry standards and updates.

4.12.3.6	Each contractor must validate each performance measure and submit to DCH no later than June 30 of each year.

4.12.4	Reporting Requirements

Contractors must submit the following data reports as indicated.

REPORT	DUE DATE	REPORTS DIRECTED TO:
Performance Improvement Project Proposal(s)	Annually June 30	Georgia Families/ Quality Management Unit

Quality Assurance Performance Improvement Plan	Annually June 30	Georgia Families/ Quality Management Unit

Quality Assessment Performance Improvement Program Evaluation	Annually June 30	Georgia Families/ Quality Management Unit

Performance Improvement Project Baseline Report	Annually June 30	Georgia Families/ Quality Management Unit

Performance Improvement Project Final Evaluation Report (including any new QM/PI activities implemented as a result of the project)	Annually June 30	Georgia Families/ Quality Management Unit

Corrective Action Preventive Action Plan/Performance Concerns for deficiencies noted in: 1. An Operations Field Review 2. A Focused Review 3. QM/PI Plan 4. Performance related to Quality Measures	30 days after receipt of Preventive Action Plan	Georgia Families/ Quality Management Unit

Performance Measures Report	Annually June 30	Georgia Families/ Quality Management Unit

If an extension of time is needed to complete a report, the Contractor may submit a request in writing to the Georgia Families/Quality Management

4.12.5	Quality Assessment Performance Improvement (QAPI) Program

4.12.5.1	The Contractor shall have in place an ongoing QAPI program consistent with 42 CFR 438.240.

4.12.5.2	The Contractor’s QAPI program shall be based on the latest available research in the area of Quality assurance and at a minimum must include:

•

A method of monitoring, analysis, evaluation and improvement of the delivery, Quality and appropriateness of Health Care furnished to all Members (including under and over Utilization of services), including those with special Health Care needs;

•	Written policies and procedures for Quality assessment, Utilization Management and continuous Quality improvement that are periodically assessed for efficacy;

•	A health information system sufficient to support the collection, integration, tracking, analysis and reporting of data;

•	Designated staff with expertise in Quality assessment, Utilization Management and continuous Quality improvement;

•	Reports that are evaluated, indicated recommendations that are implemented, and feedback provided to Providers and Members;

•	A methodology and process for conducting and maintaining Provider profiling;

•	Ad-Hoc Reports to the Contractor’s multi-disciplinary Quality oversight committee and DCH on results, conclusions, recommendations and implemented system changes;

•	Annual performance improvement projects (PIPs) that focus on clinical and non-clinical areas; and

•	Annual Reports on performance improvement projects and a process for evaluation of the impact and assessment of the Contractor’s QAPI program.

4.12.5.3	The Contractor’s QAPI Program Plan must be submitted to DCH for review and approval as updated.

4.12.5.4	The Contractor shall submit any changes to its QAPI Program Plan to DCH for review and prior approval sixty (60) Calendar Days prior to implementation of the change.

4.12.5.5	Upon the request of DCH, the Contractor shall provide any information and documents related to the implementation of the QAPI program.

4.12.6	Performance Improvement Projects

4.12.6.1	As part of its QAPI program, the Contractor shall conduct clinical and non- clinical performance improvement projects in accordance with DCH and federal protocols. In designing its performance improvement projects, the Contractor shall:

•	Show that the selected area of study is based on a demonstration of need and is expected to achieve measurable benefit to the Member (rationale);

•	Establish clear, defined and measurable goals and objectives that the Contractor shall achieve in each year of the project;

•	Measure performance using Quality indicators that are objective, measurable, clearly defined and that allow tracking of performance and improvement over time;

•	Implement interventions designed to achieve Quality improvements;

•	Evaluate the effectiveness of the interventions;

•	Establish standardized performance measures (such as HEDIS or another similarly standardized product);

•	Plan and initiate activities for increasing or sustaining improvement; and

•	Document the data collection methodology used (including sources) and steps taken to assure data is valid and reliable.

4.12.6.2	Each performance improvement project must be completed in a period determined by DCH, to allow information on the success of the project in the aggregate to produce new information on Quality of care each year.

4.12.6.3	The Contractor shall perform the following required performance improvement projects beginning January 1, 2012, ongoing for the duration of the GF Contract period:

•	Well-child visits;

•	ADHD Medication follow up;

•	Immunization rates;

•	Dental-children

•	Obesity-children

•	Comprehensive Diabetes Care;

•	Avoidable Emergency room utilization;

•	Member satisfaction, and

•	Provider satisfaction

4.12.6.4	Each PIP will use the calendar year as the study period.

4.12.6.5	Each PIP will use the study question and study indicators agreed upon by DCH and the CMOs.

4.12.6.6	Each CMO will submit the designated PIPs to DCH and/or the EQRO using the DCH specified template and format by June 30 of each contract year with the exception of the member satisfaction PIP which is due by August 1.

4.12.6.7	The EQRO will evaluate the CMOs’ PIP performance on an annual basis. DCH reserves the right to request modification of the PIPs based on this evaluation. Modifications will be discussed with each CMO prior to implementation.

4.12.7	Practice Guidelines

4.12.7.1	The Contractor shall adopt a minimum of three (3) evidence-based clinical practice guidelines. Such guidelines shall:

•	Be based on the health needs and opportunities for improvement identified as part of the QAPI program;

•	Be based on valid and reliable clinical evidence or a consensus of Health Care Professionals in the particular field;

•	Consider the needs of the Members;

•	Be adopted in consultation with network Providers; and

•	Be reviewed and updated periodically as appropriate.

4.12.7.2	The Contractor shall submit all Practice Guidelines in use, which shall include a methodology for measuring and assessing compliance, to DCH for review and prior approval as part of the QAPI program plan as updated.

4.12.7.3	The Contractor shall disseminate the guidelines to all affected Providers and, upon request, to Members.

4.12.7.4	The Contractor shall ensure that decisions for Utilization Management, Member education, coverage of services, and other areas to which the guidelines apply are consistent with the guidelines.

4.12.7.5	In order to ensure consistent application of the guidelines the Contractor shall encourage Providers to utilize the guidelines, and shall measure compliance with the guidelines, until ninety percent (90%) or more of the Providers are consistently in compliance. The Contractor may use Provider incentive strategies to improve Provider compliance with guidelines.

4.12.8	Focused Studies

4.12.8.1	Focus Studies examine a specific aspect of health care (such as prenatal care) for a defined point in time. These studies are usually based on information extracted from medical records or Contractor administrative data such as enrollment files and encounter/claims data. Steps that may be taken by the Contractor when conducting focus studies are:

•	Selecting the Study Topic(s)

•	Defining the Study Question(s)

•	Selecting the Study Indicator(s)

•	Identifying a representative and generalizable study population

•	Documenting sound sampling techniques utilized (if applicable)

•	Collecting reliable data

•	Analyzing data and interpreting study results

4.12.8.2

The Contractor may perform, at DCH discretion, a Focused Study to examine a specific aspect of health care (such as prenatal care) for a defined point in time. The Focused Study will have a calendar year study period and the results will be reported to DCH by June 30th following the year of the study.

4.12.9	Patient Safety Plan

4.12.9.1	The Contractor shall have a structured Patient Safety Plan to address concerns or complaints regarding clinical care. This plan must include written policies and procedures for processing of Member complaints regarding the care they received. Such policies and procedures shall include:

•	A system of classifying complaints according to severity;

•	A review by the Medical Director and a mechanism for determining which incidents will be forwarded to Peer Review and Credentials Committees; and

•	A summary of incident(s), including the final disposition, included in the Provider profile.

4.12.9.2	The Contractor shall submit the Patient Safety Plan to DCH for review and approval as updated.

4.12.10	Reserved.

4.12.11	External Quality Review

DCH will contract with an External Quality Review Organization (EQRO) to conduct annual, external, independent reviews of the Quality outcomes, timeliness of, and access to, the services covered in this Contract. The Contractor shall collaborate with DCH’s EQRO to develop studies, surveys and other analytic activities to assess the Quality of care and services provided to Members and to identify opportunities for CMO plan improvement. To facilitate this process the Contractor shall supply data, including but not limited to Claims data and Medical Records, to the EQRO.

4.12.12	Reporting Requirements

4.12.12.1	The Contractor’s Quality Oversight Committee shall submit to DCH Quality Oversight Committee Reports – Ad Hoc as described in Section 4.12.5.2

4.12.12.2	The Contractor shall submit to DCH Performance Improvement Project Reports no later than June 30 of the contract year as described in Section 4.12.6.

4.12.12.3	The Contractor shall submit to DCH annual Focused Studies Reports no later than June 30 of the contract year as described in Section 4.12.8.

4.12.12.4	The Contractor shall submit to DCH annual Patient Safety Plan Reports no later than June 30 of the contract year as described in Section 4.12.9.

4.13	FRAUD AND ABUSE

4.13.1	Program Integrity

4.13.1.1	The Contractor shall have a Program Integrity Program, including a mandatory compliance plan, designed to guard against Fraud and Abuse. This Program Integrity Program shall include policies, procedures, and standards of conduct for the prevention, detection, reporting, and corrective action for suspected cases of Fraud and Abuse in the administration and delivery of services under this Contract.

4.13.1.2	The Contractor shall submit its Program Integrity Policies and Procedures, which include the compliance plan and pharmacy lock-in program described below, to DCH for approval as updated.

4.13.2	Compliance Plan

4.13.2.1	The Contractor’s compliance plan shall include, at a minimum, the following:

•

The designation of a Compliance Officer who is accountable to the Contractor’s senior management and is responsible for ensuring that policies to establish effective lines of communication between the Compliance Officer and the Contractor’s staff, and between the Compliance Officer and DCH staff, are followed;

•	Provision for internal monitoring and auditing of reported Fraud and Abuse violations, including specific methodologies for such monitoring and auditing;

•	Policies to ensure that all officers, directors, managers and employees know and understand the provisions of the Contractor’s Fraud and Abuse compliance plan;

•	Policies to establish a compliance committee that periodically meets and reviews Fraud and Abuse compliance issues;

•	Policies to ensure that any individual who reports CMO plan violations or suspected Fraud and Abuse will not be retaliated against;

•	Policies of enforcement of standards through well-publicized disciplinary standards;

•	Provision of a data system, resources and staff to perform the Fraud and Abuse and other compliance responsibilities;

•	Procedures for the detection of Fraud and Abuse that includes, at a minimum, the following:

•	Claims edits

•	Post-processing review of Claims;

•	Provider profiling and Credentialing;

•	Quality Control; and

•	Utilization Management.

•	Written standards for organizational conduct;

•	Effective training and education for the Compliance Officer and the organization’s employees, management, board Members, and Subcontractors;

•	Inclusion of information about Fraud and Abuse identification and reporting in Provider and Member materials;

•	Provisions for the investigation, corrective action and follow-up of any suspected Fraud and Abuse reports; and

•	Procedures for reporting suspected Fraud and Abuse cases to the State Program Integrity Unit, including timelines and use of State approved forms.

4.13.2.2	As part of the Program Integrity Program, the Contractor shall implement a pharmacy lock-in program. The policies, procedures and criteria for establishing a lock-in program shall be submitted to DCH for review and approval as part of the Program Integrity Policies and Procedures discussed in Section 4.13.1. The pharmacy lock-in program shall:

•

Allow Members to change pharmacies for good cause, as determined by the Contractor after discussion with the Provider(s) and the pharmacist. Valid reasons for change should include recipient relocation or the pharmacy does not provide the prescribed drug;

•	Provide Case management and education reinforcement of appropriate medication use;

•	Annually assess the need for lock-in for each Member; and

•	Require that the Contractor’s Compliance Officer report on the program on a monthly basis to DCH.

•	A member will not be allowed to transfer to another pharmacy, PCP, or CMO while enrolled in their existing CMO’s pharmacy lock-in program.

4.13.3	Coordination with DCH and Other Agencies

4.13.3.1	The Contractor shall cooperate and assist any State or federal agency charged with the duty of identifying, investigating, or prosecuting suspected Fraud and Abuse cases, including permitting access to the Contractor’s place of business during normal business hours, providing requested information, permitting access to personnel, financial and Medical Records, and providing internal reports of investigative, corrective and legal actions taken relative to the suspected case of Fraud and Abuse.

4.13.3.2	The Contractor’s Compliance Officer shall work closely, including attending quarterly meetings, with DCH’s program integrity staff to ensure that the activities of one entity do not interfere with an ongoing investigation being conducted by the other entity.

4.13.3.3	The Contractor shall inform DCH immediately about known or suspected cases and it shall not investigate or resolve the suspicion without making DCH aware of, and if appropriate involved in, the investigation, as determined by DCH.

4.13.4	Reporting Requirements

4.13.4.1	The Contractor shall submit to DCH a monthly Fraud and Abuse Report, as described in Section 4.18.3.5. This Report shall include information on the pharmacy lock-in program described in Section 4.13.2.2. This report shall also include information on the prohibition of affiliations with individuals debarred and suspended described in Section 31.19.

4.14	INTERNAL GRIEVANCE/APPEALS SYSTEM

4.14.1	General Requirements

4.14.1.1	The Contractor’s Grievance System shall include a process to address Grievances. The Contractor’s Appeals Process shall include an Administrative Review process and access to the State’s Administrative Law Hearing (State Fair Hearing) system. The Contractor’s Appeals Process shall include an internal process that must be exhausted by the Member or P4HB Participant prior to accessing an Administrative Law Hearing. See O.C.G.A. §49-4-153 (e).

4.14.1.2	The Contractor shall develop written Grievance System and Appeals Process Policies and Procedures that detail the operation of the Grievance System and the Appeals Process. The Contractor’s policies and procedures shall be available in the Member’s and P4HB Participants primary language. The Grievance System and Appeals Process Policies and Procedures shall be submitted to DCH for review and approval as updated.

4.14.1.3	The Contractor shall process each Grievance and Administrative Review using applicable State and federal statutory, regulatory, and GF Contractual provisions, and the Contractor’s written policies and procedures. Pertinent facts from all parties must be collected during the investigation.

4.14.1.4	The Contractor shall give Members and P4HB Participants any reasonable assistance in completing forms and taking other procedural steps for both Grievances and Administrative Reviews. This includes, but is not limited to, providing interpreter services and toll-free numbers that have adequate TTD and interpreter capability.

4.14.1.5	The Contractor shall acknowledge receipt of each filed Grievance and Administrative Review in writing within ten (10) Business Days of receipt. The Contractor shall have procedures in place to notify all Members and P4HB Participant in their primary language of Grievance and Appeal resolutions.

4.14.1.6	The Contractor shall ensure that the individuals who make decisions on Grievances and Administrative Reviews were not involved in any previous level of review or decision-making; and are Health Care Professionals who have the appropriate clinical expertise, as determined by DCH, in treating the Member’s and P4HB Participants Condition or disease if deciding any of the following:

•	An Appeal of a denial that is based on lack of Medical Necessity;

•	A Grievance regarding denial of expedited resolutions of an Administrative Review; and

•	Any Grievance or Administrative Review that involves clinical issues.

4.14.1.7	Member Medical Review Process for PeachCare for Kids®

DCH also allows a state review on behalf of PeachCare for Kids® members. If the member or parent believes that a denied service should be covered, the parent must send a written request for review to the Care Management Organization (CMO) in which the affected child is enrolled. The CMO will conduct its review process in accordance with Section 4.14 of the contract.

4.14.1.7.1	If the decision of the CMO review maintains the denial of service, a letter will be sent to the parent detailing the reason for denial. If the parent elects to dispute the decision, the parent will have the option of having the decision reviewed by the Formal Appeals Committee. The request should be sent to:

Department of Community Health

PeachCare for Kids®

Administrative Review Request

2 Peachtree Street, NW, 37th floor

Atlanta, GA 30303-3 159

4.14.1.7.2	The decision of the Formal Grievance Committee will be the final recourse available to the member. In reference to the Formal Grievance level, the State assures:

•

Enrollees receive timely written notice of any documentation that includes the reasons for the determination, an explanation of applicable rights to review, the standard and expedited time frames for review, the manner in which a review can be requested, and the circumstances under which enrollment may continue, pending review.

•

Enrollees have the opportunity for an independent, external review of a delay, denial, reduction, suspension, termination of health services, failure to approve, or provide payment for health services in a timely manner. The independent review is available at the Formal Grievance level.

•	Decisions are written when reviewed by DCH and the Formal Grievance Committee.

•	Enrollees have the opportunity to represent themselves or have representatives in the process at the Formal Grievance level.

•

Enrollees have the opportunity to timely review their files and other applicable information relevant to the review of the decision. While this is assured at each level of review, members will be notified of the timeframes for the appeals process once an appeal is file with the Formal Grievance Committee.

•	Enrollees have the opportunity to fully participate in the review process, whether the review is conducted in person or in writing.

•	Reviews that are not expedited due to an enrollee’s medical condition will be completed within 90 calendar days of the date of a request is made.

•	Reviews that are expedited due to an enrollee’s medical condition shall be completed within 72 hours of the receipt of the request.

4.14.2	Grievance Process

4.14.2.1	A Member or Member’s Authorized Representative may file a Grievance to the Contractor either orally or in writing. A Grievance may be filed about any matter other than a Proposed Action. A Provider cannot file a Grievance on behalf of a Member.

4.14.2.2	The Contractor shall ensure that the individuals who make decisions on Grievances that involve clinical issues are Health Care Professionals who have the appropriate clinical expertise, as determined by DCH, in treating the Member’s Condition or disease and who were not involved in any previous level of review or decision-making.

4.14.2.3	The Contractor shall provide written notice of the disposition of the Grievance as expeditiously as the Member’s health Condition requires but must be completed within ninety (90) days but shall not exceed ninety (90) Calendar Days of the filing date.

4.14.3	Proposed Action

4.14.3.1	All Proposed Actions shall be made by a physician, or other peer review consultant, who has appropriate clinical expertise in treating the Member’s Condition or disease.

4.14.3.2	In the event of a Proposed Action, the Contractor shall notify the Member in writing. The Contractor shall also provide written notice of a Proposed Action to the Provider. This notice must meet the language and format requirements in accordance with Section 4.3.2 of this Contract and be sent in accordance with the timeframes described in Section 4.14.3.4.

4.14.3.3	The notice of Proposed Action must contain the following:

•	The Action the Contractor has taken or intends to take, including the service or procedure that is subject to the Action.

•	Additional information, if any, that could alter the decision.

•	The specific reason used as the basis of the action.

•	The reasons for the Action must have a factual basis and legal/policy basis.

•	The Member’s right to file an Administrative Review through the Contractor’s internal Grievance System as described in Section 4.14.

•	The Provider’s right to file a Provider Complaint as described in Section 4.9.7;

•	The requirement that a Member exhaust the contractor’s internal Administrative Review Process;

•	The circumstances under which expedited review is available and how to request it; and

•

The Member’s right to have Benefits continue pending resolution of the Administrative Review with the Contractor, Member instructions on how to request that Benefits be continued, and the circumstances under which the Member may be required to pay the costs of these services.

4.14.3.4	The Contractor shall mail the Notice of Proposed Action within the following timeframes:

4.14.3.4.1	For termination, suspension, or reduction of previously authorized Covered Services at least ten (10) Calendar Days before the date of Proposed Action or not later than the date of Proposed Action in the event of one of the following exceptions:

•	The Contractor has factual information confirming the death of a Member.

•

The Contractor receives a clear written statement signed by the Member that he or she no longer wishes services or gives information that requires termination or reduction of services and indicates that he or she understands that this must be the result of supplying that information.

•

The post office returns Contractor mail directed to the Member indicating no forwarding address and the Member’s whereabouts are unknown and (refer to 42 CFR 431.231(d) for procedures if the Member’s whereabouts become known).

•	The Member’s Provider prescribes an immediate change in the level of medical care.

4.14.3.4.2	The date of action will occur in less than ten (days), in accordance with 42 C.F.R. §483.12(a) (5) (ii), which provides exceptions to the 30 days’ notice requirements of 42 C.F.R. § 483.12(a) (5) (i).

4.14.3.4.3	The Contractor may shorten the period of advance notice to five (5) Calendar Days before date of action if the Contractor has facts indicating that action should be taken because of probable Member Fraud and the facts have been verified, if possible, through secondary sources.

4.14.3.4.5	For denial of payment, at the time of any Proposed Action affecting the Claim.

4.14.3.4.6	For standard Service Authorization decisions that deny or limit services, within the timeframes required in Section 4.11.2.5.1.

4.14.3.4.7	If the Contractor extends the timeframe for the decision and issuance of notice of Proposed Action according to Section 4.11.2.5, the Contractor shall give the Member written notice of the reasons for the decision to extend the timeframe and inform the enrollee of the right to file a Grievance if he or she disagrees with that decision. The Contractor shall issue and carry out its determination as expeditiously as the Member’s health requires and no later than the date the extension expires.

4.14.3.4.8	For authorization decisions not reached within the timeframes required in Section 4.11.2.5 for either standard or expedited Service Authorizations, Notice of Proposed Action shall be mailed on the date the timeframe expires, as this constitutes a denial and is thus a Proposed Action.

4.14.4	Administrative Review Process

4.14.4.1	An Administrative Review is the request for review of a “Proposed Action”. The Member, the Member’s Authorized Representative, or the Provider acting on behalf of the Member with the Member’s written consent, may file an Administrative Review either orally or in writing. Unless the Member or Provider requests expedited review, the Member, the Member’s Authorized Representative, or the Provider acting on behalf of the Member with the Member’s written consent, must follow an oral filing with a written, signed, request for Administrative Review.

4.14.4.2	The Member, the Member’s Authorized Representative, or the Provider acting on behalf of the Member with the Member’s written consent, may file an Administrative Review with the Contractor within thirty (30) Calendar Days from the date of the notice of Proposed Action.

4.14.4.3	Administrative Reviews shall be filed directly with the Contractor, or its delegated representatives. The Contractor may delegate this authority to an Administrative Review committee, but the delegation must be in writing.

4.14.4.4	The Contractor shall ensure that the individuals who make decisions on Administrative Reviews are individuals who were not involved in any previous level of review or decision-making; and who are Health Care Professionals who have the appropriate clinical expertise in treating the Member’s Condition or disease if deciding any of the following:

•	An Administrative Review of a denial that is based on lack of Medical Necessity.

•	An Administrative Review that involves clinical issues.

4.14.4.5	The Administrative Review process shall provide the Member, the Member’s Authorized Representative, or the Provider acting on behalf of the Member with the Member’s written consent, a reasonable opportunity to present evidence and allegations of fact or law, in person, as well as in writing. The Contractor shall inform the Member of the limited time available to provide this in case of expedited review.

4.14.4.6	The Administrative Review process must provide the Member, the Member’s Authorized Representative, or the Provider acting on behalf of the Member with the Member’s written consent, opportunity, before and during the Administrative Review process, to examine the Member’s case file, including Medical Records, and any other documents and records considered during the Administrative Review process.

4.14.4.7	The Administrative Review process must include as parties to the Administrative Review the Member, the Member’s Authorized Representative, the Provider acting on behalf of the Member with the Member’s written consent, or the legal representative of a deceased Member’s estate.

4.14.4.8	The Contractor shall resolve each Administrative Review and provide written notice of the resolution, as expeditiously as the Member’s health Condition requires but shall not exceed forty-five (45) Calendar Days from the date the Contractor receives the Administrative Review. For expedited reviews and notice to affected parties, the Contractor has no longer than three (3) working days or as expeditiously as the Member’s physical or mental health condition requires, whichever is sooner. If the Contractor denies a Member’s request for expedited review, it must transfer the Administrative Review to the timeframe for standard resolution specified herein and must make reasonable efforts to give the Member prompt oral notice of the denial, and follow up within two (2) Calendar Days with a written notice. The Contractor shall also make reasonable efforts to provide oral notice for resolution of an expedited review of an Administrative Review.

4.14.4.9	The Contractor may extend the timeframe for standard or expedited resolution of the Administrative Review by up to fourteen (14) Calendar Days if the Member, Member’s Authorized Representative, or the Provider acting on behalf of the Member with the Member’s written consent, requests the extension or the Contractor demonstrates (to the satisfaction of DCH, upon its request) that there is need for additional information and how the delay is in the Member’s interest. If the Contractor extends the timeframe, it must, for any extension not requested by the Member, give the Member written notice of the reason for the delay.

4.14.5	Notice of Adverse Action

4.14.5.1	If the Contractor upholds the Proposed Action in response to an Administrative Review filed by the Member, the Contractor shall issue a Notice of Adverse Action within the timeframes described in Section 4.14.4.8 and 4.14.4.9.

4.14.5.2	The Notice of Adverse Action shall meet the language and format requirements as specified in 4.3 and include the following:

•	The results and date of the Adverse Action including the service or procedure that is subject to the Action.

•	Additional information, if any, that could alter the decision.

•	The specific reason used as the basis of the action.

•	The right to request a State Administrative Law Hearing within thirty (30) Calendar Days. The time for filing will begin when the filing is date stamped;

•	The right to continue to receive Benefits pending a State Administrative Law Hearing;

•	How to request the continuation of Benefits;

•	Information explaining that the Member may be liable for the cost of any continued Benefits if the Contractor’s action is upheld in a State Administrative Law Hearing.

•	Circumstances under which expedited resolution is available and how to request it.

4.14.6	Administrative Law Hearing

4.14.6.1	The State will maintain an independent Administrative Law Hearing process as defined in O.C.G.A. §49-4-153 and as required by federal law, 42 CFR 43 1.200. The Administrative Law Hearing process shall provide Members an opportunity for a hearing before an impartial Administrative Law Judge. The Contractor shall comply with decisions reached as a result of the Administrative Law Hearing process.

4.14.6.2	The Contractor is responsible for providing counsel to represent its interests. DCH is not a party to case and will only provide counsel to represent its own interests.

4.14.6.3	A Member or Member’s Authorized Representative may request in writing an Administrative Law Hearing within thirty (30) Calendar Days of the date the Notice of Adverse Action is mailed by the Contractor. The parties to the Administrative Law Hearing shall include the Contractor as well as the Member, Member’s Authorized Representative, or representative of a deceased Member’s estate. A Provider cannot request an Administrative Law Hearing on behalf of a Member. DCH reserves the right to intervene on behalf of the interest of either party.

4.14.6.4	The hearing request and a copy of the adverse action letter must be received by the Contractor within 30 days or less from the date that the notice of action was mailed.

4.14.6.5	A Member may request a Continuation of Benefits as described in Section 4.14.7 while an Administrative Law Hearing is pending.

4.14.6.6	The Contractor shall make available any records and any witnesses at its own expense in conjunction with a request pursuant to an Administrative Law Hearing.

4.14.7	Continuation of Benefits while the Contractor Appeal and Administrative Law Hearing are Pending

4.14.7.1	As used in this Section, “timely” filing means filing on or before the later of the following:

•	Within ten (10) Calendar Days of the Contractor mailing the Notice of Adverse Action.

•	The intended effective date of the Contractor’s Proposed Action.

4.14.7.2	The Contractor shall continue the Member’s Benefits if the Member or the Member’s Authorized Representative files the Appeal timely; the Appeal involves the termination, suspension, or reduction of a previously authorized course of treatment; the services were ordered by an authorized Provider; the original period covered by the original authorization has not expired; and the Member requests extension of the Benefits.

4.14.7.3	If, at the Member’s request, the Contractor continues or reinstates the Member’s benefit while the Appeal or Administrative Law Hearing is pending, the Benefits must be continued until one of the following occurs:

•	The Member withdraws the Appeal or request for the Administrative Law Hearing.

•

Ten (10) Calendar Day pass after the Contractor mails the Notice of Adverse Action, unless the Member, within the ten (10) Calendar Day timeframe, has requested an Administrative Law Hearing with continuation of Benefits until an Administrative Law Hearing decision is reached.

•	An Administrative Law Judge issues a hearing decision adverse to the Member.

•	The time period or service limits of a previously authorized service has been met.

4.14.7.4	If the final resolution of Appeal is adverse to the Member, that is, upholds the Contractor action, the Contractor may recover from the Member the cost of the services furnished to the Member while the Appeal is pending, to the extent that they were furnished solely because of the requirements of this Section.

4.14.7.5	If the Contractor or the Administrative Law Judge reverses a decision to deny, limit, or delay services that were not furnished while the Appeal was pending, the Contractor shall authorize or provide this disputed services promptly, and as expeditiously as the Member’s health condition requires.

4.14.7.6	If the Contractor or the Administrative Law Judge reverses a decision to deny authorization of services, and the Member received the disputed services while the Appeal was pending, the Contractor shall pay for those services.

4.14.8	Reporting Requirements

4.14.8.1	The Contractor shall log and track all Grievances, Proposed Actions, Appeals and Administrative Law Hearing requests, as described in Section 4.18.4.5.

4.14.8.2	The Contractor shall maintain records of Grievances, whether received verbally or in writing, that include a short, dated summary of the problems, name of the grievant, date of the Grievance, date of the decision, and the disposition.

4.14.8.3	The Contractor shall maintain records of Appeals, whether received verbally or in writing, that include a short, date summary of the issues, name of the appellant, date of Appeal, date of decision, and the resolution.

4.14.8.4	DCH may publicly disclose summary information regarding the nature of Grievances and Appeals and related dispositions or resolutions in consumer information materials.

4.14.8.5	The Contractor shall submit quarterly Grievance System Reports to DCH as described in Section 4.18.4.5.

4.15	ADMINISTRATION AND MANAGEMENT

4.15.1	General Provisions

4.15.1.1	The Contractor shall be responsible for the administration and management of all requirements of this Contract. All costs related to the administration and management of this Contract shall be the responsibility of the Contractor.

4.15.2	Place of Business and Hours of Operation

4.15.2.1	The Contractor shall maintain a central business office within the Service Region in which it is operating. If the Contractor is operating in more than one (1) Service Region, there must be one (1) central business office and an additional office in each Service Region. If a Contractor is operating in two (2) or more contiguous Service Regions, the Contractor may establish one (1) central business office for all Service Regions. This business office must be centrally located within the contiguous Service Regions and in a location accessible for foot and vehicle traffic. The Contractor may establish more than one (1) business office within a Service Region, but must designate one (1) of the offices as the central business office.

4.15.2.2	All documentation must reflect the address of the location identified as the legal, duly licensed, central business office. This business office must be open at least between the hours of 8:30 a.m. and 5:30 p.m. EST, Monday through Friday. The Contractor shall ensure that the office(s) are adequately staffed to ensure that Members and Providers receive prompt and accurate responses to inquiries.

4.15.2.3	The Contractor shall ensure that all business offices and all staff that perform functions and duties, related to this Contract are located within the United States.

4.15.2.4	The Contractor shall provide live access, through its telephone hot line as described in Section 4.3.7 and Section 4.9.5. The Contractor shall provide access twenty-four (24) hours a day, seven (7) days per week to its Web site.

4.15.3	Training

4.15.3.1	The Contractor shall conduct on-going training for its entire staff, in all departments, to ensure appropriate functioning in all areas and to ensure that staff is aware of all programmatic changes.

4.15.3.2	The Contractor shall submit a staff-training plan to DCH for review and approval as updated.

4.15.3.3	The Contractor designated staff are required to attend DCH in-service training on an Ad-Hoc basis. DCH will determine the type and scope of the training.

4.15.4	Data and Report Certification

4.15.4.1	The Contractor shall certify all data pursuant to 42 CFR 438.606. The data that must be certified include, but are not limited to, Enrollment information, Encounter Data, Contractual Reports and other information required by the State and contained in Contracts, proposals and related documents. The data must be certified by one of the following: the Contractor’s Chief Executive Officer, the Contractor’s Chief Financial Officer, or an individual who has delegated authority to sign for, and who Reports directly to the Contractor’s Chief Executive Officer or Chief Financial Officer. The certification must attest, based on best knowledge, information, and belief, as follows:

•	By virtue of submission, the Contractor attests to the accuracy, completeness, and truthfulness of the data, reports, and other documents provided to the State.

•	Inaccurate data, reports, and other documents provided to the State by the Contractor are subject to applicable Liquidated Damages.

4.15.4.2	The Contractor shall submit the certification concurrently with the certified data.

4.16	CLAIMS MANAGEMENT

4.16.1	General Provisions

4.16.1.1

The Contractor shall utilize the same time frames and deadlines for submission, processing, payment, denial, adjudication, and appeal of Medicaid and Demonstration claims. Demonstration claims will be processed as all other Medicaid claims are processed using the time frames and deadlines that DCH uses on claims its pays directly. The Contractor shall administer an effective, accurate and efficient claims processing function that adjudicates and settles Provider Claims for Covered Services that are filed within the time frames specified by DCH (see Part I. Policy and Procedures for Medicaid/PeachCare for Kids® Manual) and in compliance with all applicable State and federal laws, rules and regulations.

4.16.1.2	The Contractor shall maintain a Claims management system that can identify date of receipt (the date the Contractor receives the Claim as indicated by the date- stamp), real-time-accurate history of actions taken on each Provider Claim (i.e. paid, denied, suspended, Appealed, etc.), and date of payment (the date of the check or other form of payment).

4.16.1.3	At a minimum, the Contractor shall run one (1) Provider payment cycle per week, on the same day each week, as determined by DCH.

4.16.1.4	The Contractor shall support an Automated Clearinghouse (ACH) mechanism that allows Providers to request and receive electronic funds transfer (EFT) of Claims payments.

4.16.1.5	The Contractor shall encourage that its Providers, as an alternative to the filing of paper-based Claims, submit and receive Claims information through electronic data interchange (EDI), i.e. electronic Claims. Electronic Claims must be processed in adherence to information exchange and data management requirements specified in Section 4.17. As part of this Electronic Claims Management (ECM) function, the Contractor shall also provide on-line and phone-based capabilities to obtain Claims processing status information.

4.16.1.6	The Contractor shall generate Explanation of Benefits and Remittance Advices in accordance with State standards for formatting, content and timeliness and will verify that recipients have received the services indicated on the Explanation of Benefits received and the Remittance Advices.

4.16.1.7	The Contractor shall not pay any Claim submitted by a Provider who is excluded or suspended from the Medicare, Medicaid or SCHIP programs for Fraud, abuse or waste or otherwise included on the Department of Health and Human Services Office of Inspector General exclusions list, or employs someone on this list. The Contractor shall not pay any Claim submitted by a Provider that is on payment hold under the authority of DCH or its Agent(s).

4.16.1.8	Not later than the fifteenth (15) business day after the receipt of a Provider Claim that does not meet Clean Claim requirements, the Contractor shall suspend the Claim and request in writing (notification via e-mail, the CMO plan Web Site/Provider Portal or an interim Explanation of Benefits satisfies this requirement) all outstanding information such that the Claim can be deemed clean. Upon receipt of all the requested information from the Provider, the CMO plan shall complete processing of the Claim within fifteen (15) Business Days.

4.16.1.9	If a Provider submits a claim to a responsible health organization for services rendered within 72 hours after the Provider verifies the eligibility of the patient with that responsible health organization, the responsible health organization shall reimburse the Provider in an amount equal to the amount to which the Provider would have been entitled if the patient had been enrolled as shown in the eligibility verification process. After resolving the Provider’s claim, if the responsible health organization made payment for a patient for whom it was not responsible, then the responsible health organization may pursue a cause of action against any person who was responsible for payment of the services at the time they were provided but may not recover any payment made to the Provider.

4.16.1.10	The Contractor shall not apply any penalty for failure to file claims in a timely manner, for failure to obtain prior authorization, or for the provider not being a participating provider in the person’s network, and the amount of reimbursement shall be that person’s applicable rate for the service if the provider is under contract with that person or the rate paid by DCH for the same type of claim that it pays directly if the provider is not under contract with that person.

4.16.1.11	The Contractor shall inform all network Providers about the information required to submit a Clean Claim as a provision within the Contractor/Provider Contract. The Contractor shall make available to network Providers Claims coding and processing guidelines for the applicable Provider type. The Contractor shall notify Providers ninety (90) Calendar Days before implementing changes to Claims coding and processing guidelines.

4.16.1.12	The Contractor shall perform Quarterly scheduled Global Claims Analyses to ensure an effective, accurate, and efficient claims processing function that adjudicates and settles provider claims. In addition, the contractor shall assume all costs associated with Claim processing, including the cost of reprocessing/resubmission, due to processing errors caused by the Contractor or to the design of systems within the Contractor’s span of control.

4.16.1.13	In addition to the specific Web site requirements outlined above, the Contractor’s Web site shall be functionally equivalent to the Web site maintained by the State’s Medicaid fiscal agent.

4.16.2	Other Considerations

4.16.2.1	An adjustment to a paid Claim shall not be counted as a Claim for the purposes of reporting.

4.16.2.2	Electronic Claims shall be treated as identical to paper-based Claims for the purposes of reporting.

4.16.3	Encounter Data Submission Requirements

4.16.3.1	The Georgia Families program utilizes encounter data to determine the adequacy of medical services and to evaluate the quality of care rendered to members. DCH will use the following requirements to establish the standards for the submission of data and to measure the compliance of the Contractor to provide timely and accurate information. Encounter data from the Contractor also allows DCH to budget available resources, set contractor capitation rates, monitor utilization, follow public health trends and detect potential fraud. Most importantly, it allows the Division of Managed Care and Quality to make recommendations that can lead to the improvement of healthcare outcomes.

4.16.3.2	The Contractor shall work with all contracted Providers to implement standardized billing requirements to enhance the quality and accuracy of the billing data submitted to the health plan.

4.16.3.3	The Contractor shall instruct contracted Providers that the Georgia State Medicaid ID number is mandatory, and must be documented in record. The Contractor will emphasize to Providers the need for a unique GA Medicaid number for each practice location.

4.16.3.4	The Contractor shall submit to Fiscal Agent weekly cycles of data files. All identified errors shall be submitted to the Contractor from the Fiscal Agent each week. The Contractor shall clean up and resubmit the corrected file to the Fiscal Agent within seven (7) Business Days of receipt.

4.16.3.5	The Contractor is required to submit 100% of Critical Data Elements such as state Medicaid ID numbers, NPI numbers, SSN numbers, Member Name, and DOB. These items must match the states eligibility and provider file.

4.16.3.6	The Contractor submitted claims must consistently include:

•	Patient name

•	Date of birth

•	Place of service

•	Date of service

•	Type of service

•	Units of service

•	Diagnosis-primary & secondary

•	Treating provider

•	NPI number

•	Tax Identification Number

•	Facility code

•	A unique TCN

•	All additionally required CMS 1500 or UB 04 codes

•	CMO Paid Amount

4.16.3.7	For each submission of claims per 4.16.3.5 and 4.16.3.6, Contractor must provide the following Cash Disbursements data elements:

•	Provider/Payee Number

•	Name

•	Address

•	City

•	State

•	Zip

•	Check date

•	Check number

•	Check amount

•	Check code ( i.e. EFT, paper check, etc)

Contractor will assist DCH in reconciliation of Cash Disbursement check amounts totals to CMO Paid Amount totals for submitted claims.

4.16.3.8	The Contractor shall maintain an Encounter Error Rate of <5% weekly as monitored by the Fiscal Agent and DCH. The Encounter Error Rate is the occurrence of a single error in any Transaction Control Number (TCN) or encounter claim counts as an error for that encounter (this is regardless of how many other errors are detected in the TCN.)

4.16.3.9	The Contractors failure to comply with defined standard(s) will be subject to a CAPA/PC and may be liable for liquidated damages (LD’s).

4.16.4	Reporting Requirements

The Contractor shall submit to DCH monthly Claims Processing Reports as described in section 4.18.3.4.

4.16.5	Emergency Health Care Services

4.16.5.1	The Contractor shall not deny or inappropriately reduce payment to a provider of emergency health care services for any evaluation, diagnostic testing, or treatment provided to a recipient of medical assistance for an emergency condition; or

4.16.5.2	Make payment for emergency health care services contingent on the recipient or provider of emergency health care services providing any notification, either before or after receiving emergency health care services.

4.16.5.3	In processing claims for emergency health care services, a care management organization shall consider, at the time that a claim is submitted, at least the following criteria:

•	The age of the patient;

•	The time and day of the week the patient presented for services;

•	The severity and nature of the presenting symptoms;

•	The patient’s initial and final diagnosis; and

•	Any other criteria prescribed by DCH, including criteria specific to patients less than 18 years of age.

4.16.5.4	The Contractor shall configure or program its automated claims processing system to consider at least the conditions and criteria described in this subsection for claims presented for emergency health care services.

4.16.5.5	If a provider that has not entered into a contract with a care management organization provides emergency health care services or post-stabilization services to that care management organization’s member, the care management organization shall reimburse the non contracted provider for such emergency health care services and post-stabilization services at a rate equal to the rate paid by DCH for Medicaid claims that it reimburses directly.

4.17	INFORMATION MANAGEMENT AND SYSTEMS

4.17.1	General Provisions

4.17.1.1	The Contractor shall have Information management processes and Information Systems (hereafter referred to as Systems) that enable it to meet GF requirements, State and federal reporting requirements, all other Contract requirements and any other applicable State and federal laws, rules and regulations including HIPAA.

4.17.1.2	The Contractor is responsible for maintaining a system that shall possess capacity sufficient to handle the workload projected for the start of the program and will be scalable and flexible enough to adapt as needed, within negotiated timeframes, in response to program or Enrollment changes.

4.17.1.3	The Contractor shall provide a Web-accessible system hereafter referred to as the DCH Portal that designated DCH and other state agency resources can use to access Quality and performance management information as well as other system functions and information as described throughout this Contract. Access to the DCH Portal shall be managed as described in section 4.17.5.

4.17.1.4	The Contractor shall attend DCH’s Systems Work Group meetings as scheduled by DCH. The Systems Work Group will meet on a designated schedule as agreed to by DCH, its agents and every Contractor.

4.17.1.5	The Contractor shall provide a continuously available electronic mail communication link (E-mail system) with the State. This system shall be:

•	Available from the workstations of the designated Contractor contacts; and

•

Capable of attaching and sending documents created using software products other than Contractor systems, including the State’s currently installed version of Microsoft Office and any subsequent upgrades as adopted.

4.17.1.6

By no later than the 30th of April of each year, the Contractor will provide DCH with an annual progress/status report of the Contractor’s system refresh plan for the upcoming State fiscal year. The plan will outline how Systems within the Contractor’s Span of Control will be systematically assessed to determine the need to modify, upgrade and/or replace application software, operating hardware and software, telecommunications capabilities, information management policies and procedures, and/or systems management policies and procedures in response to changes in business requirements, technology obsolescence, staff turnover and other relevant factors. The systems refresh plan will also indicate how the Contractor will insure that the version and/or release level of all of its System components (application software, operating hardware, operating software) are always formally supported by the original equipment manufacturer (OEM), software development firm (SDF) or a third party authorized by the OEM and/or SDF to support the System component.

4.17.1.7	The Contractor is responsible for all costs associated with the Contractors system refresh plan.

4.17.2	Health Information Technology and Exchange

4.17.2.1	The Contractor shall have in place or develop initiatives towards electronic health information exchange and health care transparency that would encourage the use of qualified electronic health records, personal health records (PHRs), and make available to Providers and members increased information on cost and quality of care through health information technology.

4.17.2.2	The Contractor shall develop an incentive program for the adoption and utilization of electronic health records that result in improvements in the quality and cost of health care services.

4.17.2.3	The Contractor will work with DCH on the HITECH Act provisions as mandated by CMS.

4.17.3	Global System Architecture and Design Requirements

4.17.3.1	The Contractor shall comply with federal and State policies, standards and regulations in the design, development and/or modification of the Systems it will employ to meet the aforementioned requirements and in the management of Information contained in those Systems. Additionally, the Contractor shall adhere to DCH and State-specific system and data architecture preferences as indicated in this Contract.

4.17.3.2	The Contractor’s Systems shall:

•	Employ a relational data model in the architecture of its databases and relational database management system (RDBMS) to operate and maintain them;

•	Be SQL and ODBC compliant;

•	Adhere to Internet Engineering Task Force/Internet Engineering Standards Group standards for data communications, including TCP and IP for data transport;

•	Conform to standard code sets detailed in Attachment L;

•

Contain industry standard controls to maintain information integrity applicable to privacy and security, especially PHI. These controls shall be in place at all appropriate points of processing. The controls shall be tested in periodic and spot audits following a methodology to be developed jointly and mutually agreed upon by the Contractor and DCH; and

•	Partner with the State in the development of future standard code sets, not specific to HIPAA or other federal effort and will conform to such standards as stipulated by DCH.

4.17.3.3	Where Web services are used in the engineering of applications, the Contractor’s Systems shall conform to World Wide Web Consortium (W3C) standards such as XML, UDDI, WSDL and SOAP so as to facilitate integration of these Systems with DCH and other State systems that adhere to a service-oriented architecture.

4.17.3.4	Audit trails shall be incorporated into all Systems to allow information on source data files and documents to be traced through the processing stages to the point where the Information is finally recorded. The audit trails shall:

•	Contain a unique log-on or terminal ID, the date, and time of any create/modify/delete action and, if applicable, the ID of the system job that effected the action;

•	Have the date and identification “stamp” displayed on any on-line inquiry;

•	Have the ability to trace data from the final place of recording back to its source data file and/or document shall also exist;

•	Be supported by listings, transaction Reports, update Reports, transaction logs, or error logs;

•	Facilitate auditing of individual Claim records as well as batch audits; and

•

Be maintained for seven (7) years in either live and/or archival systems. The duration of the retention period may be extended at the discretion of and as indicated to the Contractor by the State as needed for ongoing audits or other purposes.

4.17.3.5	The Contractor shall house indexed images of documents used by Members and Providers to transact with the Contractor in the appropriate database(s) and document management systems to maintain the logical relationships between certain documents and certain data.

4.17.3.6	The Contractor shall institute processes to insure the validity and completeness of the data it submits to DCH. At its discretion, DCH will conduct general data validity and completeness audits using industry-accepted statistical sampling methods. Data elements that will be audited include but are not limited to: Member ID, date of service, Provider ID, category and sub category (if applicable) of service, diagnosis codes, procedure codes, revenue codes, date of Claim processing, and date of Claim payment.

4.17.3.7	Where a System is herein required to, or otherwise supports, the applicable batch or on-line transaction type, the system shall comply with HIPAA-standard transaction code sets as specified in Attachment L.

4.17.3.8	The Contractor System(s) shall conform to HIPAA standards for information exchange.

4.17.3.9	The layout and other applicable characteristics of the pages of Contractor Web sites shall be compliant with Federal “section 508 standards” and Web Content Accessibility Guidelines developed and published by the Web Accessibility Initiative.

4.17.3.10	Contractor Systems shall conform to any applicable Application, Information and Data, Middleware and Integration, Computing Environment and Platform, Network and Transport, and Security and Privacy policy and standard issued by GTA as stipulated in the appropriate policy/standard. These policies and standards can be accessed at: http://gta.georgia.gov/00/channel_modifieddate/ 0,2096,1070969_6947051,00.html

4.17.4	Data and Document Management Requirements By Major Information Type

In order to meet programmatic, reporting and management requirements, the Contractor’s systems shall serve as either the Authoritative Host of key data and documents or the host of valid, replicated data and documents from other systems. Attachment L lays out the requirements for managing (capturing, storing and maintaining) data and documents for the major information types and subtypes associated with the aforementioned programmatic, reporting and management requirements.

4.17.5	System and Data Integration Requirements

4.17.5.1	All of the Contractor’s applications, operating software, middleware, and networking hardware and software shall be able to interface with the State’s systems and will conform to standards and specifications set by the Georgia Technology Authority and the agency that owns the system. These standards and specifications are detailed in Attachment L.

4.17.5.2	The Contractor’s System(s) shall be able to transmit and receive transaction data to and from the MMIS as required for the appropriate processing of Claims and any other transaction that may be performed by either System.

4.17.5.2.1	The Contractor shall generate encounter data files no less than weekly (or at a frequency defined by DCH) from its claims management system(s) and/or other sources. The files will contain settled Claims and Claim adjustments and encounters from Providers with whom the Contractor has a capitation arrangement for the most recent month for which all such transactions were completed. The Contractor will provide these files electronically to DCH and/or its designated agent in adherence to the procedure and format indicated in Attachment L.

4.17.5.2.2	The Contractor’s System(s) shall be capable of generating all required files in the prescribed formats (as referenced in Attachment L) for upload into state Systems used specifically for program integrity and compliance purposes.

4.17.5.3	The Contractor’s System(s) shall possess mailing address standardization functionality in accordance with US Postal Service conventions.

4.17.6	System Access Management and Information Accessibility Requirements

4.17.6.1	The Contractor’s System shall employ an access management function that restricts access to varying hierarchical levels of system functionality and Information. The access management function shall:

•	Restrict access to Information on a “need to know” basis, e.g. users permitted inquiry privileges only will not be permitted to modify information;

•

Restrict access to specific system functions and information based on an individual user profile, including inquiry only capabilities; global access to all functions will be restricted to specified staff jointly agreed to by DCH and the Contractor; and

•	Restrict attempts to access system functions (both internal and external) to three (3), with a system function that automatically prevents further access attempts and records these occurrences.

•	At a minimum, follow the GTA Security Standard and Access Management protocols.

4.17.6.2	The Contractor shall make System Information available to duly Authorized Representatives of DCH and other State and federal agencies to evaluate, through inspections or other means, the quality, appropriateness and timeliness of services performed.

4.17.6.3	The Contractor shall have procedures to provide for prompt electronic transfer of System Information upon request to In-Network or Out-of-Network Providers for the medical management of the Member in adherence to HIPAA and other applicable requirements.

4.17.6.4	All Information, whether data or documents, and reports that contain or make references to said Information, involving or arising out of this Contract is owned by DCH. The Contractor is expressly prohibited from sharing or publishing DCH information and reports without the prior written consent of DCH. In the event of a dispute regarding the sharing or publishing of information and reports, DCH’s decision on this matter shall be final and not subject to change.

4.17.7	Systems Availability and Performance Requirements

4.17.7.1

The Contractor will ensure that Member and Provider portal and/or phone-based functions and information, such as confirmation of CMO Enrollment (CCE) and electronic claims management (ECM), Member services and Provider services, are available to the applicable System users twenty-four (24) hours a day, seven (7) Days a week, except during periods of scheduled System Unavailability agreed upon by DCH and the Contractor. Unavailability caused by events outside of a Contractor’s span of control is outside of the scope of this requirement.

4.17.7.2	The Contractor shall ensure that at a minimum, all other System functions and Information are available to the applicable system users between the hours of 7:00 a.m. and 7:00 p.m. Monday through Friday.

4.17.7.3	The Contractor shall ensure that the average response time that is controllable by the Contractor is no greater than the requirements set forth below, between 7:00 am and 7:00 pm, Monday through Friday for all applicable system functions except a) during periods of scheduled downtime, b) during periods of unscheduled unavailability caused by systems and telecommunications technology outside of the Contractor’s span of control or c) for Member and Provider portal and phone-based functions such as CCE and ECM that are expected to be available twenty-four (24) hours a day, seven (7) days a week:

•

Record Search Time – The response time shall be within three (3) seconds for ninety-eight percent (98%) of the record searches as measured from a representative sample of DCH System Access Devices, as monitored by the Contractor;

•

Record Retrieval Time – The response time will be within three (3) seconds for ninety-eight percent (98%) of the records retrieved as measured from a representative sample of DCH System Access Devices;

•	On-line Adjudication Response Time – The response time will be within five (5) seconds ninety-nine percent (99%) of the time as measured from a representative sample of user System Access Devices.

4.17.7.4	The Contractor shall develop an automated method of monitoring the CCE and ECM functions on at least a thirty (30) minute basis twenty-four (24) hours a day, seven (7) Days per week. The monitoring method shall separately monitor for availability and performance/response time each component of the CCE and ECM systems, such as the voice response system, the PC software response, direct line use, the swipe box method and ECM on-line pharmacy system.

4.17.7.5	Upon discovery of any problem within its Span of Control that may jeopardize System availability and performance as defined in this Section of the Contract, the Contractor shall notify the DCH Director, Contract Compliance and Resolution, in person, via phone, electronic mail and/or surface mail.

4.17.7.6	The Contractor shall deliver notification as soon as possible but no later than 7:00 pm if the problem occurs during the business day and no later than 9:00 am the following business day if the problem occurs after 7:00 pm.

4.17.7.7	Where the operational problem results in delays in report distribution or problems in on-line access during the business day, the Contractor shall notify the DCH Director, Contract Compliance and Resolution, within fifteen (15) minutes of discovery of the problem, in order for the applicable work activities to be rescheduled or be handled based on System Unavailability protocols.

4.17.7.8	The Contractor shall provide to the DCH Director, Contract Compliance and Resolution, information on System Unavailability events, as well as status updates on problem resolution. These up-dates shall be provided on an hourly basis and made available via electronic mail, telephone and the Contractor’s Web Site/DCH Portal.

4.17.7.9	Unscheduled System Unavailability of CCE and ECM functions, caused by the failure of systems and telecommunications technologies within the Contractor’s Span of Control will be resolved, and the restoration of services implemented, within thirty (30) minutes of the official declaration of System Unavailability. Unscheduled System Unavailability to all other Contractor System functions caused by systems and telecommunications technologies within the Contractor’s Span of Control shall be resolved, and the restoration of services implemented, within four (4) hours of the official declaration of System Unavailability.

4.17.7.10	Cumulative System Unavailability caused by systems and telecommunications technologies within the Contractor’s span of control shall not exceed one (1) hour during any continuous five (5) Day period.

4.17.7.11	The Contractor shall not be responsible for the availability and performance of systems and telecommunications technologies outside of the Contractor’s Span of Control. Contractor is obligated to work with identified vendors to resolve and report system availability and performance issues. Reference Section 23.5.1.5 – (Liquidated Damages)

4.17.7.12	Full written documentation that includes a CAPA/PC that describes what caused the problem, how the problem will be prevented from occurring again, and within a set time frame for resolution must be submitted to DCH within five (5) Business Days of the problem’s occurrence.

4.17.7.13	Regardless of the architecture of its Systems, the Contractor shall develop and be continually ready to invoke a business continuity and disaster recovery (BC-DR) plan that at a minimum addresses the following scenarios: (a) the central computer installation and resident software are destroyed or damaged, (b) System interruption or failure resulting from network, operating hardware, software, or operational errors that compromises the integrity of transactions that are active in a live system at the time of the outage, (c) System interruption or failure resulting from network, operating hardware, software or operational errors that compromises the integrity of data maintained in a live or archival system, (d) System interruption or failure resulting from network, operating hardware, software or operational errors that does not compromise the integrity of transactions or data maintained in a live or archival system but does prevent access to the System, i.e. causes unscheduled System Unavailability.

4.17.7.14	The Contractor shall periodically, but no less than annually, test its BC-DR plan through simulated disasters and lower level failures in order to demonstrate to the State that it can restore System functions per the standards outlined elsewhere in this Contract. The Contractor will prepare a report of the results of these tests and present to DCH staff within five (5) business days of test completion.

4.17.7.15	In the event that the Contractor fails to demonstrate in the tests of its BC-DR plan that it can restore system functions per the standards outlined in this Contract, the Contractor shall be required to submit to the State a CAPA/PC that describes how the failure will be resolved. The CAPA/PC will be delivered within five (5) Business Days of the conclusion of the test.

4.17.7.16	The Contractor shall submit monthly System Availability and Performance Report to DCH as described in section 4.18.3.3

4.17.8	System User and Technical Support Requirements

4.17.8.1	The Contractor shall provide Systems Help Desk (SHD) services to all DCH staff and the other agencies that may have direct access to Contractor systems.

4.17.8.2	The SHD shall be available via local and toll free telephone service and via e-mail from 7 a.m. to 7 p.m. EST Monday through Friday, with the exception of State holidays. Upon State request, the Contractor shall staff the SHD on a State holiday, Saturday, or Sunday at the Contractor’s expense.

4.17.8.3	SHD staff shall answer user questions regarding Contractor System functions and capabilities; report recurring programmatic and operational problems to appropriate Contractor or DCH staff for follow-up; redirect problems or queries that are not supported by the SHD, as appropriate, via a telephone transfer or other agreed upon methodology; and redirect problems or queries specific to data access authorization to the appropriate State login account administrator.

4.17.8.4	The Contractor shall submit to DCH for review and approval its SHD Standards. At a minimum, these standards shall require that between the hours of 7 a.m. and 7 p.m. EST ninety percent (90%) of calls are answered by the fourth (4th) ring, the call abandonment rate is five percent (5%) or less, the average hold time is two (2) minutes or less, and the blocked call rate does not exceed one percent (1%).

4.17.8.5	Individuals who place calls to the SHD between the hours of 7 p.m. and 7 a.m. EST shall be able to leave a message. The Contractor’s SHD shall respond to messages by noon the following Business Day.

4.17.8.6	Recurring problems not specific to System Unavailability identified by the SHD shall be documented and reported to Contractor management within one (1) Business Day of recognition so that deficiencies are promptly corrected.

4.17.8.7	Additionally, the Contractor shall have an IT service management system that provides an automated method to record, track, and report on all questions and/or problems reported to the SHD. The service management system shall:

•	Assign a unique number to each recorded incident;

•	Create State defined extract files that contain summary information on all problems/issues received during a specified time frame;

•	Escalate problems based on their priority and the length of time they have been outstanding;

•	Perform key word searches that are not limited to certain fields and allow for searches on all fields in the database;

•	Notify support personnel when a problem is assigned to them and re- notify support personnel when an assigned problem has escalated to a higher priority;

•	List all problems assigned to a support person or group;

•	Perform searches for duplicate problems when a new problem is entered;

•	Allow for entry of at least five hundred (500) characters of free form text to describe problems and resolutions; and

•	Generate Reports that identify categories of problems encountered, length of time for resolution, and any other State-defined criteria.

4.17.8.8	The Contractor’s call center systems shall have the capability to track call management metrics identified in Attachment L.

4.17.9	System Change Management Requirements

4.17.9.1	The Contractor shall absorb the cost of routine maintenance, inclusive of defect correction, System changes required to effect changes in State and federal statute and regulations, and production control activities, of all Systems within its Span of control.

4.17.9.2	The Contractor shall provide DCH, prior written notice of non-routine System changes excluding changes prompted by events described in Section 4.17.6 and including proposed corrections to known system defects, within ten (10) Calendar Days of the projected date of the change. As directed by the state, the Contractor shall discuss the proposed change in the Systems Work Group.

4.17.9.3	The Contractor shall respond to State reports of System problems not resulting in System Unavailability and shall perform the needed changes according to the following timeframes:

•	Within five (5) Calendar Days of receipt, the Contractor shall respond in writing to notices of system problems.

•	Within fifteen (15) Calendar Days, the correction will be made or a Requirements Analysis and Specifications document will be due.

•	The Contractor will correct the deficiency by an effective date to be determined by DCH.

•	Contractor systems will have a system-inherent mechanism for recording any change to a software module or subsystem.

4.17.9.4	The Contractor shall put in place procedures and measures for safeguarding the State from unauthorized modifications to Contractor Systems.

4.17.9.5	Unless otherwise agreed to in advance by DCH as part of the activities described in Section 4.17.8.3, scheduled System Unavailability to perform System maintenance, repair and/or upgrade activities shall take place between 11 p.m. on a Saturday and 6 a.m. on the following Sunday.

4.17.10	System Security and Information Confidentiality and Privacy Requirements

4.17.10.1	The Contractor shall provide for the physical safeguarding of its data processing facilities and the systems and information housed therein. The Contractor shall provide DCH with access to data facilities upon DCH request. The physical security provisions shall be in effect for the life of this Contract.

4.17.10.2	The Contractor shall restrict perimeter access to equipment sites, processing areas, and storage areas through a card key or other comparable system, as well as provide accountability control to record access attempts, including attempts of unauthorized access.

4.17.10.3	The Contractor shall include physical security features designed to safeguard processor site(s) through required provision of fire retardant capabilities, as well as smoke and electrical alarms, monitored by security personnel.

4.17.10.4	The Contractor shall ensure that the operation of all of its systems is performed in accordance with State and federal regulations and guidelines related to security and confidentiality and meet all privacy and security requirements of HIPAA regulations. Relevant publications are included in Attachment L.

4.17.10.5	The Contractor will put in place procedures, measures and technical security to prohibit unauthorized access to the regions of the data communications network inside of a Contractor’s Span of Control.

4.17.10.6	The Contractor shall ensure compliance with:

•	42 CFR Part 431 Subpart F (confidentiality of information concerning applicants and Members of public medical assistance programs);

•	42 CFR Part 2 (confidentiality of alcohol and drug abuse records); and

•	Special confidentiality provisions related to people with HIV/AIDS and mental illness.

4.17.10.7	The Contractor shall provide its Members with a privacy notice as required by HIPAA. The Contractor shall provide the State with a copy of its Privacy Notice for its filing.

4.17.11	Information Management Process and Information Systems Documentation Requirements

4.17.11.1	The Contractor shall ensure that written System Process and Procedure Manuals document and describe all manual and automated system procedures for its information management processes and information systems.

4.17.11.2	The Contractor shall develop, prepare, print, maintain, produce, and distribute distinct System Design and Management Manuals, User Manuals and Quick/Reference Guides, and any updates thereafter, for DCH and other agency staff that use the DCH Portal.

4.17.11.3	The System User Manuals shall contain information about, and instructions for, using applicable System functions and accessing applicable system data.

4.17.11.4	When a System change is subject to State sign off, the Contractor shall draft revisions to all appropriate manuals impacted by the system change i.e. user manuals, technical specifications etc. prior to State sign off the change.

4.17.11.5	All of the aforementioned manuals and reference guides shall be available in printed form and on-line via the DCH Portal. The manuals will be published in accordance to the applicable DCH and/or Georgia Technology Authority (GTA) standard.

4.17.11.6	Updates to the electronic version of these manuals shall occur in real time; updates to the printed version of these manuals shall occur within ten (10) Business Days of the update taking effect.

4.17.12	Reporting Requirements

The Contractor shall submit to DCH a monthly Systems Availability and Performance Report as described in Section 4.18.3.3.

4.18	REPORTING REQUIREMENTS

4.18.1	General Procedures

4.18.1.1	The Contractor shall comply with all the reporting requirements established by this Contract. The Contractor shall create Reports using the formats, including electronic formats, instructions, and timetables as specified by DCH, at no cost to DCH. DCH may modify reports, specifications, templates, or timetables as necessary during the contract year. Contractor changes to the format must be approved by DCH prior to implementation. The Contractor shall transmit and receive all transactions and code sets required by the HIPAA regulations in accordance with Section 21.2. The Contractor’s failure to submit the Reports as specified may result in the assessment of liquidated damages as described in Section 23.0.

4.18.1.1.1	The Contractor shall submit the Deliverables and Reports for DCH review and approval according to the following timelines, unless otherwise indicated:

•	Annual Reports shall be submitted within thirty (30) Calendar Days following the twelfth (12th) month of the contract year ending June 30th.

•	Quarterly Reports shall be submitted by April 30, July 30, October 30, and January 30, for the quarter immediately preceding the due date;

•	Monthly Reports shall be submitted within fifteen (15) Calendar Days of the end of each month; and

•	Weekly Reports shall be submitted on the same day of each week, as determined by DCH.

4.18.1.2	For reports required by DOI and DCH, the Contractor shall submit such reports according to the DOI schedule of due dates, unless otherwise indicated. While such schedule may be duplicated in this Contract, should the DOI schedule of due dates be amended at a future date, the due dates in this Contract shall automatically change to the new DOI due dates.

4.18.1.3	The Contractor shall, upon request of DCH, generate any additional data or reports at no additional cost to DCH within a time period prescribed by DCH. The Contractor’s responsibility shall be limited to data in its possession.

4.18.2	Weekly Reporting

At this time, no weekly reports are due.

4.18.3	Monthly Reporting

4.18.3.1	Telephone and Internet Activity Report

4.18.3.1.1	This information may be submitted as a summary report, in a format to be determined by DCH. The Contractor shall maintain, and make available at the request of DCH, any and all supporting documentation. Each Telephone and Internet Activity Report shall include the following information:

•	Call volume;

•	E-mail volume;

•	Average call length;

•	Average hold time;

•	Abandoned Call rate;

•	Accuracy rate based on CMO’s Call Center Quality Criteria and Protocols;

•	Content of call or email and resolution; and

•	Blocked Call rate.

4.18.3.2	Eligibility and Enrollment Reconciliation Report

4.18.3.2.1	Pursuant to Section 4.1.4.2, the Contractor shall submit an Eligibility and Enrollment Reconciliation Report that reconciles eligibility data to the Contractor’s Enrollment records. The written report shall verify that the Contractor has an Enrollment record for all Members that are eligible for Enrollment in the CMO plan.

4.18.3.3	System Availability and Performance Report

4.18.3.3.1	Pursuant to Section 4.17.6, the Contractor shall submit a System Availability and Performance Report that shall report the following information:

•	Record Search Time

•	Record Retrieval Time

•	Screen Edit Time

•	New Screen/Page Time

•	Print Initiation Time

•	Confirmation of CMO Enrollment Response Time

•	Online Claims Adjudication Response Time

4.18.3.4	Claims Processing Report

4.18.3.4.1	Pursuant to Section 4.16.4, the Contractor shall submit a Claims Processing Report that documents the claims processing activities for the following claim types:

•	Physicians

•	Institutional

•	Professional

•	Pharmacy

•	Dental

•	Vision

•	Behavioral

4.18.3.4.2	Number and dollar value of Claims processed by Provider type and processing status (adjudicated and paid, adjudicated and not paid, suspended, appealed, denied);

•	Aging of Claims: number, dollar value and status of Claims filed in most recent and prior months (defined as six (6) months previous) by Provider type and processing status; and

•	Cumulative percentage for the current fiscal year of Clean Claims processed and paid within thirty (30) calendar and ninety (90) Calendar Days of receipt.

4.18.3.5	Fraud and Abuse Report

4.18.3.5.1	Pursuant to Section 4.13, the Contractor shall submit a Fraud and Abuse Report which shall include, at a minimum, the following:

•	Source of complaint;

•	Alleged persons or entities involved;

•	Nature of complaint;

•	Approximate dollars involved;

•	Date of the complaint;

•	Disciplinary action imposed;

•	Administrative disposition of the case;

•	Investigative activities, corrective actions, prevention efforts, and results; and

•	Trending and analysis as it applies to: Utilization Management; Claims management; post-processing review of Claims; and Provider profiling.

4.18.3.5.2	Pursuant to Section 31.19, the Contractor shall submit, attached to the Fraud and Abuse Report, all disclosures required under Section 31.19.

4.18.3.6	Medical Loss Ratio Report

4.18.3.6.1	Pursuant to Section 8.6.2, the Contractor shall submit monthly, a Medical Loss Ratio report that captures medical expenses relative to capitation payments received on a cumulative year to date basis. The Medical Loss Ratio report shall include:

•	Capitation payments received;

•	Medical expenses by provider grouping including, but not limited to:

•	Direct payments to Providers for covered medical services;

•	Capitated payments to Providers; and

•	Payments to subcontractors for covered benefits and services.

4.18.3.6.2	An Estimate of incurred but not reported IBNR expenses;

4.18.3.6.3	Actuarial certification that the report, including the estimate of IBNR, has been reviewed for accuracy; and

4.18.3.6.4	Supporting claims lag tables by claim type.

4.18.3.7	Member Data Conflict Report

Pursuant to Section 4.1.4.1, the Contractor shall submit a Member Data Conflict Report. The report shall include data conflicts that may affect the Member’s eligibility for Georgia Families including, but not limited to, name changes, date of birth, duplicate records, social security number or gender.

4.18.3.8	Dental Utilization Participation Report

Pursuant to Section 4.8.12.1, the Contractor shall submit a Dental Utilization Participation Report that maintains an appropriate number of Dental providers (both general and specialty) in network for the service area based on claims data which shall include, at a minimum, the following:

•	Total number or unique enrolled providers

•	Total number of unique participating providers

•	Unique participating providers by county

•	Provider listing of unique participating provider with claims paid/denied data included.

4.18.3.9	FQHC and RHC Report

Pursuant to 4.10.5, the Contractor shall submit monthly FQHC and RHC Payment Reports that identify Contractor payments made to each FQHC and RHC for each Covered Service provided to Members.

4.18.3.10	Provider Complaints Report

Pursuant to Section 4.9.8.2 the Contractor shall submit a Provider Complaints Report that includes, at a minimum, the following:

•	Number of complaints by type;

•	Type of assistance provided; and

•	Administrative disposition of the case.

4.18.4	Quarterly Reporting

4.18.4.1	Timely Access Report

Pursuant to Section 4.8.14, the Contractor shall submit Timely Access Reports that monitor the time lapsed between a Member’s initial request for an office appointment and the date of the appointment. These data for the Timely Access Reports may be collected using statistical sampling methods (including periodic Member and/or Provider surveys). The report shall include:

•	Total number of appointment requests;

•	Total number of requests that meet the waiting time standards;

•	Total number of requests that exceed the waiting time standards; and

•	Average waiting time for those requests that exceed the waiting time standards. Information for items iii and iv shall be provided for each provider type/class.

4.18.4.2	Reserved.

4.18.4.3	Contractor Notifications

Pursuant to Section 5.8, the Contractor shall submit a Contractor Notifications Report that includes all DCH requested updated information within 10 days of verification; subsequently a quarterly summary must be provided that includes but is not limited to:

•	Relationship of Parties

•	Criminal Background

•	Confidentiality Requirements

•	Insurance Coverage

•	Payment Bond & Letter of Credit

•	Compliance with Federal Laws

•	Conflict of Interest and Contractor Independence

•	Drug Free Workplace

•	Business Associate Agreement

•	System Status

•	Key staff or Senior Level Management

•	Current Corporate and Local Organization Chart

•	Unclaimed Payments from the Prior Year

4.18.4.4	Utilization Management Report

4.18.4.4.1	Utilization Management Reports must include an analysis of data and identification of opportunities for improvement and follow up of the effectiveness of the intervention. Utilization data is to be reported based on claim data. The reports shall include specific data elements that are defined by DCH such that all CMOs are reporting a common data set.

4.18.4.4.2	The Contractor shall submit a Utilization Management Report on Utilization patterns and aggregate trend analysis. The Contractor shall also submit individual physician profiles to DCH, as requested. These Reports should provide to DCH analysis and interpretation of Utilization patterns, including but not limited to, high volume services, high risk services, services driving cost increases, including prescription drug utilization; Fraud and Abuse trends; and Quality and disease management. The Contractor shall provide ad hoc reports pursuant to the requests of DCH. The Contractor shall submit its proposed reporting mechanism, including but not limited to focus of study, data sources to DCH for approval.

4.18.4.4.3	The Contractor shall select three (3) of the following elements to monitor in its physician profiles. Each element should be measured against an established threshold.

•	Member access (encounters per member per year, new patient visit within 6 months, ER use per member per year, etc.)

•	Preventive care (EPSDT rates, breast cancer screening rates, immunizations, etc.)

•	Disease management (asthma ER/IP encounters, HBA1C rates, etc.)

•	Pharmacy utilization (generics, asthma medications, etc.)

4.18.4.5	Grievance System Report

Pursuant to Section 4.14.8.1 the Contractor shall submit a summary of Grievance, Appeals and Administrative Law Hearing requests. The report shall, at a minimum, include the following:

•	Number of complaints by type;

•	Type of assistance provided; and

•	Administrative disposition of the case.

4.18.4.6	Reserved.

4.18.4.7	Independent Audit and Income Statement

The Contractor shall submit to DOI:

•	A quarterly report on the form prescribed by the National Association of Insurance Commissioners (NAIC) for Health Maintenance Organizations (HMOs) pursuant to Section 8.6.6; and

•	A quarterly income statement on the form prescribed by the NAIC for HMOs pursuant to Section 8.6.6.

4.18.4.8	Subcontractor Agreement Report

Pursuant to Section 16.0, the Contractor shall submit a Subcontractor Agreement Report. The Subcontractor Agreement Report shall include:

i.	All signed agreements for services provided (direct or indirect) to or on behalf of the Contractor’s assigned membership or contracted Providers that includes:

•	Name of Subcontractor

•	Services provided by Subcontractor

•	Terms of the subcontracted agreement

•	Subcontractor contact information

ii.	Monitoring schedule (at least twice per year)

iii.	Monitoring results

4.18.4.9	Prior Authorization and Pre-Certification Report

4.18.4.9.1	Pursuant to Section 4.11.1, the Contractor shall submit Prior Authorization and Pre-Certification Reports that summarize all requests in the preceding quarter for Prior Authorization and Pre-Certification. The Report shall include, at a minimum, the following information:

•	Total number of completed requests for Standard Service Authorizations;

•	Total number of completed requests for Expedited Service Authorizations;

•	Percent of completed requests within timeliness standards by type of service;

•	Total number of completed requests authorized by type of service;

•	Total number or completed requests denied by type of service; and

•	Percent of completed requests denied by type of service;

•	Patterns and aggregate trend analysis

4.18.4.9.2	The Contractor must submit the Quality Management Report Analysis form to DCH with each submission of the quarterly Prior Authorization and Pre-Certification Report. In addition to providing an overall analysis of the data being submitted, the Contractor must also include the following:

•

An explanation if less than 80% of the Standard Service Authorizations are approved within the contractual timeliness standards for each of the following services – Medical Inpatient, Medical Outpatient, Therapy, Behavioral Health including inpatient AND outpatient services, Vision, and Dental;

•

An explanation if less than 80% of the Expedited Service Authorizations are approved within the contractual timeliness standards for each of the following services – Pharmacy, Medical Inpatient, Medical Outpatient, Therapy, Behavioral Health including inpatient AND outpatient services, Vision, and Dental;

•	Reasons for denials (e.g., lack of medical necessity, required additional information, does not meet criteria, non-covered service, member not eligible, member exceeds age limit, etc.);

•

An explanation if greater than or equal to 20% of the Standard Service Authorizations are denied for each of the following services – Medical Inpatient, Medical Outpatient, Therapy, Behavioral Health including inpatient AND outpatient services, Vision, and Dental; and

•

An explanation if greater than or equal to 20% of the Expedited Service Authorizations are denied for each of the following services – Pharmacy, Medical Inpatient, Medical Outpatient, Therapy, Behavioral Health including inpatient AND outpatient services, Vision, and Dental.

4.18.4.10	Provider Network Adequacy and Capacity Report

4.18.4.10.1	Pursuant to Section 4.8.1, the Contractor shall submit a Provider Network Adequacy and Capacity Report quarterly that demonstrates that the Contractor offers an appropriate range of preventive, Primary Care and specialty services that is adequate for the anticipated number of Members for the service area and that its network of Providers is sufficient in number, mix and geographic distribution to meet the needs of the anticipated number of Members in the service area.

4.18.4.10.2	This Provider Network Adequacy and Capacity Report shall list all Providers enrolled in the Contractor’s Provider network, including but not limited to, physicians, hospitals, FQHC/RHCs, home health agencies, pharmacies, Durable Medical Equipment vendors, behavioral health specialists, ambulance vendors, and dentists. Each Provider shall be identified by a unique identifying Provider number as specified in Section 4.8.1.5. This unique identifier shall appear on all Encounter Data transmittals. In addition to the listing, the Provider Network Adequacy and Capacity Report shall identify:

•	Provider additions and deletions from the preceding month;

•	All OB/GYN Providers participating in the Contractor’s network, and those with open panels; and

•	List of Primary Care Providers with open panels.

4.18.4.10.3	The Reports shall be submitted to DCH at the following times:

•	Upon DCH request;

•	Upon Enrollment of a new population in the Contractor’s plan; and

•	Any time there has been a significant change in the Contractor’s operations that would affect adequate capacity and services. A significant change is defined as any of the following:

•	A decrease in the total number of PCPs by more than five percent (5%);

•	A loss of Providers in a specific specialty where another Provider in that specialty is not available within sixty (60) miles; or

•	A loss of a hospital in an area where another CMO plan hospital of equal service ability is not available within thirty (30) miles; or

•	Other adverse changes to the composition of the network, which impair or deny the Members’ adequate access to CMO plan Providers.

4.18.4.11	Hospital Statistical and Reimbursement Report

4.18.4.11.1	The Contractor shall provide a Hospital Statistical and Reimbursement Report (HS&R) to a hospital provider upon request by the hospital or DCH using the same format that is used by DCH in completing HS&R reports within 30 days or receipt of such request.

4.18.4.11.2	Contractor will provide DCH with a quarterly report due thirty (30) days after the end of the quarter, indicating all HS&R reports requested, the requesting hospital, date requested by hospital and date provided to hospital.

4.18.4.11.3	Contractor must provide the HS&R report to the requesting hospital within thirty (30) days of request. If delinquent in providing the HS&R Report, Contractor is subject to an assessment of liquidated damages in the amount of $1,000 per day penalty starting on the thirty-first day after the request and continuing until the report is provided. Payment of the penalty will be to DCH to be deposited in the Indigent Care Trust Fund. Contractor shall not reduce the funding available for health care services for Members as a result of payment of such penalties.

4.18.4.11.4

It is the Contractor’s responsibility to provide an HS&R Report that is accurate and includes the same data elements provided in the HS&R reports produced by DCH. DCH may, at its discretion, audit HS&R reports provided to hospitals. If these reports contain inaccuracies that would negatively impact a hospital’s ability to produce accurate Medicare reports or if the Contractor is unable to provide cash records of payments to the requesting hospital that reconcile with payment amounts on the HS&R report, Contractor will be subject to a $1,000 penalty for each HS&R report containing inaccurate information. Payment of the penalty will be to DCH to be deposited in the Indigent Care Trust Fund. The

Contractor will then have thirty (30) days to provide a corrected report to DCH and the requesting hospital. Contractor is subject to a $1,000 per day penalty starting on the thirty-first day after the request and continuing until the report is provided. Payment of the penalty will be to DCH to be deposited in the Indigent Care Trust Fund.

4.18.4.12	Case Management Report

Pursuant to Section 4.11.9.4, the Contractor shall submit a quarterly Case Management Report which includes specified data and utilization trends. The Contractor shall also conduct an annual evaluation of the effectiveness of the Case Management activities, with modification to program and policies as necessary, based on evaluation.

4.18.4.13	Disease Management Report

Pursuant to Section 4.11.10.4, the Contractor shall submit a quarterly Disease Management Report which includes specified data and utilization trends. The Contractor shall also conduct an annual evaluation of the effectiveness of the Disease Management activities, with modification to program and policies as necessary, based on evaluation.

4.18.4.14	Informing Activity

Pursuant to section 4.7.6.1, the Contractor shall submit all required Health Check Reports. The informing activity report includes specific data elements and measures that ensure the Contractor is in compliance with sections 4.7.2.2 and 4.7.2.3.

4.18.4.15	CMS 416

Pursuant to section 4.7.6.1 and in compliance with 1902(a) (43) of the Social Security Act (the Act), each State must report EPSDT activity annually, for each Federal fiscal year, on the CMS 416 form. The Contractor must submit to DCH on a quarterly basis cumulative CMS 416 reports utilizing the electronic CMS 416 form. Medicaid and PeachCare for Kids® data must be submitted on the CMS 416 forms.

4.18.4.16	Initial Screen Report

Pursuant to section 4.7.6.1, the Contractor shall submit all Health Check Reports. The quarterly initial screen report includes specific data elements and measures that ensure the Contractor is in compliance with section 4.7.3.7.

4.18.4.17	EPSDT Report

4.18.4.17.1	Pursuant to Section 4.7.6.1 the Contractor shall submit an EPSDT Report for Medicaid Members and PeachCare for Kids® members that identifies at a minimum the following:

•	Number of live births;

•	Number of initial newborn visits within twenty-four (24) hours of birth;

•	Number of Members that received an initial health visit and screening within ninety (90) Calendar Days of Enrollment;

4.18.4.17.2	Reports shall capture Medicaid Members and PeachCare for Kids® Members.

4.18.4.17.3	DCH, at its sole discretion, may add additional data to the EPSDT Report if DCH determines that it is necessary for monitoring purposes.

4.18.4.18	Pharmacy Audit Reports

Pursuant to Section 4.13, the Contractor shall submit the following Pharmacy Audit Reports:

•	Top 10 Pharmacies by Recovery

•	Top 25 Drugs by Total Claims

•	Top 25 Drugs by Recovery

•	Top 10 Discrepancies by Recoupment

4.18.4.19	Pharmacy Cost Reports

•	Paid cost per Member per month

•	Average ingredient cost per prescription

•	Number of scripts per Member per year

•	Average cost of a brand prescription

•	Average cost of a generic prescription

4.18.4.20	Health Check Record Review

Pursuant to Section 4.7.6.1 the Contractor shall submit all required Health Check Reports. The Health Check Record Review form is utilized to assess whether a medical record is maintained in an organized manner and whether the Provider’s medical practices conform to the policies and procedures of the Health Check (EPSDT) program. Contractor shall submit the Health Check Record Review forms to DCH on a quarterly basis beginning January 1, 2011.

4.18.5	Annual Reports

4.18.5.1	Performance Improvement Projects Reports

Pursuant to Section 4.12.6, the Contractor shall submit a Performance Improvement Projects Report no later than June 30 of each contract year that includes the study design, analysis, status and results on performance improvement projects. Status Reports on Performance Improvement Projects may be requested more frequently by DCH.

4.18.5.2	Focused Studies Report

Pursuant to Section 4.12.8.1, the Contractor shall, by July 1, submit the Focus Studies proposal that includes study topics, study questions, study indicators, and the study population for each of the two required focused studies to DCH for approval. The Contractor shall submit annual Reports on the focused studies, which includes analysis and results, no later than the June 30 of each contract year.

4.18.5.3	Patient Safety Reports

Pursuant to Section 4.12.9, the Contractor shall submit a Patient Safety Report no later than June 30 of each contract year that includes, at a minimum, the following:

•	A system of classifying complaints according to severity;

•	Review by Medical Director and mechanism for determining which incidents will be forwarded to Peer Review and Credentials Committees; and

•	Summary of incident(s) included in Provider Profile.

4.18.5.4	Systems Refresh Plan

Pursuant to Section 4.17.1.6, the Contractor shall submit to DCH a Systems Refresh Plan no later than April 30 of each contract year.

4.18.5.5	Independent Audit and Income Statement

The Contractor shall submit to DOI:

•	An annual report on the form prescribed by the National Association of Insurance Commissioners (NAIC) for Health Maintenance Organizations (HMO) pursuant to Section 8.6.6;

•	An annual income statement pursuant to Section 8.6.6; and

•	An annual audit of its business transactions pursuant to Section 8.6.6.

4.18.5.6	“SAS 70” and “SSAE 16” Reports

4.18.5.6.1	Pursuant to Section 8.6.4.1, the Contractor shall submit to DCH an annual SAS 70 Report conducted by an independent auditing firm.

4.18.5.6.2	Pursuant to Section 8.6.4.1, each Contractor’s Material Subcontractor shall submit to DCH an annual SAS 70 Report conducted by an independent auditing firm. For reporting periods ending on or after June 15, 2011, the Material Subcontractor shall submit to DCH an annual SSAE 16 Report in lieu of the SAS 70 Report.

4.18.5.6.3	SAS 70 or SSAE 16 Reports shall be due May 15 of each year and apply to the preceding twelve (12) month period April through March. The Contractor and its Material Subcontractors shall submit the first SSAE 16 Report (in lieu of the SAS 70 Report) to DCH on May 15, 2012 for the period April 2011 through March 2012.

4.18.5.7	Disclosure of Information on Annual Business Transactions

Pursuant to Section 8.6.5 and Section 31.20, the Contractor shall submit to DCH, in a format specified by DCH, an annual Disclosure of Information on Annual Business Transactions.

4.18.5.8	Unclaimed Property Report

Pursuant to Section 8.6.7, the Contractor shall submit an annual report on the form prescribed by the Section 8.6.7 to DCH and the Georgia Department of Revenue.

4.18.5.9	Unclaimed Payments Report

Under Georgia Code Title 44, Chapter 12, Article 5, all insurance companies must report annually on unclaimed payments from the prior year.

4.18.5.10	Performance Measures

The performance measures apply to the member populations as specified by the measures’ technical specifications. Contractor performance is evaluated annually on the reported rate for each measure as referenced in Section 4.12.3.

4.18.6	Ad Hoc Reports

4.18.6.1	State Quality Monitoring Reports

Pursuant to Section 2.8, the Contractor shall report, upon request by DCH, information to support the State’s Quality Monitoring Functions in accordance with 42 CFR 438.204. These Reports shall include information on:

•	The availability of services;

•	The adequacy of the Contractor’s capacity and services;

•	The Contractor’s coordination and continuity of care for Members;

•	The coverage and authorization of services;

•	The Contractor’s policies and procedures for selection and retention of Providers;

•	The Contractor’s compliance with Member information requirements in accordance with 42CFR 438.10;

•	The Contractor’s compliance with Title 45 of the Code of Federal Regulations relative to Member’s confidentiality;

•	The Contractor’s compliance with Member Enrollment and Disenrollment requirements and limitations;

•	The Contractor’s Grievance System;

•	The Contractor’s oversight of all sub contractual relationships and delegations therein;

•	The Contractor’s adoption of practice guidelines, including the dissemination of the guidelines to Providers and Provider’s application of them;

•	The Contractor’s quality assessment and performance improvement program; and

•	The Contractor’s health information systems.

4.18.6.2	Third Party Liability and Coordination of Benefits Report

Pursuant to Section 8.6.3, the Contractor shall submit a Third Party Liability and Coordination of Benefits Report that includes any Third Party Resources available to a Member discovered by the Contractor, in addition to those provided to the Contractor by DCH pursuant to Section 2.11.1, within ten (10) Business Days of verification of such information. The Contractor shall report any known changes to such resources in the same manner.

4.18.6.3	Provider Rep Field Visit Report

The Contractor shall submit the Provider Rep Field Visit Report on an as-neededbasis, according to the guidelines outlined under Section 4.9.3. The purpose of this report is to show that the CMOs conduct training within thirty (30) Calendar Days of placing a newly Contracted Provider on active status. The Contractor shall also conduct ongoing training as deemed necessary by the Contractor or DCH in order to ensure compliance with program standard and the GHF Contract.

4.18.6.4	Quality Oversight Committee Report

Pursuant to Section 4.12.12.1, the Contractor shall submit a Quality Oversight Committee Report that shall include a summary of results, conclusions, recommendations and implemented system changes for the QAPI program.

4.18.6.5	72 Hour Eligibility Rule Report

Pursuant to Section 4.16.1.9, the Contractor shall submit on an as needed basis, a 72 Hour Eligibility Rule Report demonstrating that the contracted Provider verified member eligibility within 72 hours of the service being rendered.

4.18.6.6	Cost Avoidance Report

Pursuant to Section 8.6.1, the Contractor shall submit a Cost Avoidance Report, within 20 calendar days of a written request from DCH that identifies all cost- avoided claims for Members with third party coverage from private insurance carriers and other responsible third parties.

5.0	DELIVERABLES

5.1	CONFIDENTIALITY

The Contractor shall ensure that any Deliverables that contain information about individuals that is protected by confidentiality and privacy laws shall be prominently marked as “CONFIDENTIAL” and submitted to DCH in a manner that ensures that unauthorized individuals do not have access to the information. The Contractor shall not make public such reports. Failure to ensure confidentiality may result in sanctions and liquidated damages as described in Section 23.

5.2	NOTICE OF APPROVAL/DISAPPROVAL

5.2.1	DCH will provide written notice of disapproval of a Deliverable to the Contractor within fourteen (14) Calendar Days of submission if it is disapproved. DCH may, at its sole discretion, elect to review a deliverable longer than fourteen (14) calendar days.

5.2.2	The notice of disapproval shall state the reasons for disapproval as specifically as is reasonably necessary and the nature and extent of the corrections required for meeting the Contract requirements.

5.3	RESUBMISSION WITH CORRECTIONS

Within fourteen (14) Calendar Days of receipt of a notice of disapproval, the Contractor shall make the corrections and resubmit the Deliverable.

5.4	NOTICE OF APPROVAL/DISAPPROVAL OF RESUBMISSION

Within thirty (30) Calendar Days following resubmission of any disapproved Deliverable, DCH will give written notice to the Contractor of approval, Conditional approval or disapproval.

5.5	DCH FAILS TO RESPOND

In the event that DCH fails to respond to a Contractor’s submission or resubmission within the applicable time period, the Contractor should notify DCH of the outstanding request:

5.6	REPRESENTATIONS

5.6.1	By submitting a Deliverable or report, the Contractor represents that to the best of its knowledge, it has performed the associated tasks in a manner that will, in concert with other tasks, meet the objectives stated or referred to in the Contract.

5.6.2	By approving a Deliverable or report, DCH represents only that it has reviewed the Deliverable or report and detected no errors or omissions of sufficient gravity to defeat or substantially threaten the attainment of those objectives and to warrant the Withholding or denial of payment for the work completed. DCH’ S acceptance of a Deliverable or report does not discharge any of the Contractor’s Contractual obligations with respect to that Deliverable or report.

5.7	CONTRACT DELIVERABLES

Deliverable	Contract Section	Due Date
PCP Auto-assignment Policies	2.3.3	As updated
Member Handbook	4.3.3	As updated
Provider Directory	4.3.5	As updated
Sample Member ID card	4.3.6	As updated
Telephone Hotline Policies and	4.3.7
Procedures (Member and Provider)	4.9.5	As updated
Call Center Quality Criteria and Protocols	4.3.7.9 4.9.5.8	As updated
Web site Screenshots	4.3.8
	4.9.6	As updated
Cultural Competency Plan	4.3.9.3	As updated
Marketing Plan and Materials	4.4	As updated
Provider Marketing Materials	4.4.4	As updated
MH/SA Policies and Procedures	4.6.11	As updated
EPSDT policies and procedures	4.7	As updated
Provider Selection and Retention Policies and Procedures	4.8.1.6	As updated
Provider Network Listing spreadsheet for all requested Provider types and Provider Letters of Intent or executed Signature Pages of Provider Contracts not previously submitted as part of the RFP response	4.8	As updated

Deliverable	Contract Section	Due Date
Final Provider Network Listing spreadsheet for all requested Provider types, Signature Pages for all Providers, and written acknowledgements from all Providers part of a PPO, IPO, or other network stating they know they are in the Contractor’s network, know they are accepting Medicaid patients, and are accepting the terms and conditions of the Provider Contract.	4.8.1.8	As updated
Network Adequacy Policies and Procedures	4.18.4.10	As updated.
PCP Selection Policies and Procedures	4.8.2.2	As updated
Credentialing and Re-Credentialing Policies and Procedures	4.8.15	As updated
Provider Handbook	4.9.2	As updated
Provider Training Manuals	4.9.3.2	As updated
Provider Complaint System Policies and Procedures	4.9.7	As updated
Utilization Management Policies and Procedures	4.11	As updated
Care Coordination and Case Management Policies and Procedures	4.11	As updated
Quality Assessment and Performance Improvement Program Plan	4.12.5	As updated
Focused Studies	4.12.8.1	lst day of the 4th Quarter of the 1st year
Patient Safety Plan	4.12.9	As updated
Program Integrity Policies and Procedures	4.13	As updated
Grievance System Policies and Procedures	4.14	As updated
Staff Training Plan	4.15.3	As updated
Claims Management	4.16	As updated
Business Continuity Plan	4.17.7.13	As updated
System Users Manuals and Guides	4.17.7	As updated
Information Management Policies and Procedures	4.17	As updated
Subcontractor Agreements	16.0	As updated

5.8	CONTRACT REPORTS

Report	Contract Section	Due Date
Member Data Conflict Report	4.18.3.7	Monthly
Telephone and Internet Activity Report	4.18.3.1	Monthly
Eligibility and Enrollment Reconciliation Report	4.18.3.2	Monthly
Prior Authorization and Pre-Certification Report	4.18.4.9	Quarterly
Claims Processing Report	4.18.4	Monthly
System Availability and Performance Report	4.18.3.3	Monthly
Medical Loss Ratio Report	4.18.3.6	Monthly
EPSDT Report	4.18.4.17	Quarterly
Timely Access Report	4.18.4.1	Quarterly
Provider Complaints Report	4.18.3.10	Monthly
FQHC&RHC Report	4.18.3.9	Monthly
Quality Oversight Committee Report	4.12.5.2	Ad-Hoc
Contractor Information Report	14.1.3	Quarterly
Subcontractor Information Report	16.0	Quarterly
Fraud and Abuse Report	4.18.3.5	Monthly
Grievance System Report	4.18.4.5	Quarterly
Cost Avoidance and Post Payment Recovery Report	4.18.6.6	Ad Hoc
Independent Audit and Income Statement	4.18.5.5	Quarterly
Hospital Statistical and Reimbursement Report	4.18.4.11	Quarterly
Subcontractor Agreement Report	4.18.4.8	Quarterly
Performance Improvement Projects Report	4.18.5.1	Annually
Focused Studies Report	4.18.5.2	Annually
Patient Safety Report	4.18.5.3	Annually
System Refresh Plan	4.18.5.4	Annually
Independent Audit and Income Statement	4.18.5.5	Annually
“SAS 70” Report & “SSAE 16” Report	4.18.5.6	Annually
Disclosure of Information on Annual Business Transactions	4.18.5.7	Annually and any time there is a change.
State Quality Monitoring Report	4.18.6.1	Upon request by DCH
Provider Network Adequacy and Capacity Report	4.18.4.10	Quarterly; and Any time there is a significant change.

Third Party Liability and Coordination of Benefits Report	4.18.6.1.2	Ad-Hoc
Contractor Notifications	4.18.4.34	Within 10 Days of verifications, also a Quarterly summary report
Dental Utilization Report	4.18.3.8	Monthly
Case Management Report	4.18.4.12	Quarterly
Disease Management	4.18.4.13	Quarterly
Unclaimed Property Report	4.18.5.8	Annually
Unclaimed Payment Report	4.18.5.9	Annually
Health Check Record Review	4.18.4.20	Quarterly
Informing Activity	4.18.4.14	Quarterly
CMS 416	4.18.4.15	Quarterly
Initial Screen Report	4.18.4.16	Quarterly
Demonstration Reports	See Attachments O and Q	See Attachments O and Q
Disclosure of Ownership and Control Interest Statement	8.6.5 and 31.20	Annually and within 35 days of any change in ownership of the Contractor
Performance Measures	4.18.5.10	Annually
Utilization Management	4.18.4.4	Quarterly
Prior Authorization/Pre-Certification	4.18.4.9	Quarterly
Pharmacy Audit Report	4.18.4.18	Quarterly
Pharmacy Cost Report	4.18.4.19	Quarterly

6.0	TERM OF CONTRACT

The initial term of this Contract began on July 15, 2005 and continued until the close of the then current State fiscal year (i.e. June 30, 2006). At the time the Parties entered into this Contract on July 15, 2005, DCH was granted six (6) options to renew this Contract, each for an additional term of up to one (1) State fiscal year, which began on July 1, and ended at midnight on June 30, of the following year. DCH elected to exercise each of the six (6) renewal options, the last of which is set to expire on June 30, 2012.

DCH has obtained approval from the Georgia Department of Administrative Services (DOAS) to add two (2) renewal options covering State Fiscal Years 2013-2014. The Parties agree that DCH is granted an additional two (2) options to renew this Contract, each for an additional term of up to one (1) State fiscal year, which shall begin on July 1, and end at midnight on June 30 of the following year.

In the event DCH elects to exercise such additional renewal options, the first option shall begin on July 1, 2012 and continue until midnight on June 30, 2013. In the event DCH elects to exercise the second option, such option shall begin on July 1, 2013 and continue until midnight on June 30, 2014. Each additional term shall be upon the same terms, conditions and at Contractor’s best price in effect at the time of renewal. Pursuant to O.C.G.A. § 50-5-64(a)(2), all renewal options shall be exercisable solely and exclusively by DCH. As to each term, the Contract shall be terminated absolutely at the close of the then current State fiscal year without further obligation by DCH.

7.0	PAYMENT FOR SERVICES

7.1	GENERAL PROVISIONS

7.1.1	DCH will compensate the Contractor a prepaid, per member per month capitation rate for each GF Member enrolled in the Contractor’s plan (See Attachment H). The number of enrolled Members in each rate cell category will be determined by the records maintained in the Medicaid Member Information System (MMIS) maintained by DCH’s fiscal agent. The monthly compensation will be the final negotiated rate for each rate cell multiplied by the number of enrolled Members in each rate cell category. The Contractor must provide to DCH, and keep current, its tax identification number, billing address, and other contact information. Pursuant to the terms of this Contract, should DCH assess liquidated damages or other remedies or actions for noncompliance or deficiency with the terms of this Contract, such amount shall be withheld from the prepaid, monthly compensation for the following month, and for continuous consecutive months thereafter until such noncompliance or deficiency is corrected.

7.1.1.1	DCH will compensate the Contractor on a per member per month basis for each P4HB Participant enrolled in the Contractor’s plan (See Attachment R). The number of enrolled P4HB Participants in each rate cell category will be determined by the records maintained in the Medicaid Member Information System (MMIS) maintained by DCH’s fiscal agent. The monthly compensation will be the final negotiated rate for each rate cell multiplied by the number of enrolled P4HB Participants in each rate cell category. The Contractor must provide to DCH, and keep current, its tax identification number, billing address, and other contact information. Pursuant to the terms of this Contract, should DCH assess liquidated damages or other remedies or actions for noncompliance or deficiency with the terms of this Contract, such amount shall be withheld from the monthly compensation for the following month, and for continuous consecutive months thereafter until such noncompliance or deficiency is corrected.

7.1.2	The relevant Deliverables shall be mailed to the Project Leader named in the Notice provision of this Contract.

7.1.3

The total of all payments made by DCH to Contractor under this Contract shall not exceed the per Member per month Capitation payments agreed to under Attachment H, which has been provided for through the use of State or federal grants or other funds. With the exception of payments provided to the Contractor in accordance with Section 7.2 on Performance Incentives, DCH will have no responsibility for payment beyond that amount. Also as specified in Section 7.2.1.1, the total of all payments to the Contract will not exceed one hundred and five percent (105%) of the Capitation payment pursuant to 42 CFR 438.6 (hereinafter the “maximum funds”). It is expressly understood that the total amount of payment to the Contractor will not exceed the maximum funds provided above, unless Contractor has obtained prior written approval, in the form of a Contract amendment, authorizing an increase in the total payment. Additionally, the Contractor agrees that DCH will not pay or otherwise compensate the Contractor for any work that it performs in excess of the Maximum Funds.

7.2	Performance Incentives

7.2.1	The Contractor may be eligible for financial performance incentives subject to availability of funding. In order to be eligible for the financial performance incentives described below the Contractor must be fully compliant in all areas of the Contract. All incentives must comply with the federal managed care Incentive Arrangement requirements pursuant to 42 CFR 438.6 and the State Medicaid Manual 2089.3.

7.2.1.1	The total of all payments paid to the Contractor under this Contract shall not exceed one hundred and five percent (105%) of the Capitation payment pursuant to 42 CFR 438.6.

7.2.1.2	The amount of financial performance incentive and allocation methodology is developed solely by DCH.

7.2.2	Health Check Screening Initiative

•	The Contractor could become eligible for a performance incentive payment if the Contractor’s performance exceeds the minimum compliance standard for Health Check visits.

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The payment to the Contractor, if any, shall depend upon the percentage of Health Check well-child visits and screens achieved by the Contractor in excess of the minimum required compliance standard of eighty percent (80%). Payment shall be based on information obtained from Encounter Data.

8.0	FINANCIAL MANAGEMENT

8.1	GENERAL PROVISIONS

8.1.1	The Contractor shall be responsible for the sound financial management of the CMO plan.

8.2	SOLVENCY AND RESERVES STANDARDS

8.2.1	The Contractor shall establish and maintain such net worth, working capital and financial reserves as required pursuant to O.C.G.A. § 33-21.

8.2.2	The Contractor shall provide assurances to the State that its provision against the risk of insolvency is adequate such that its Members shall not be liable for its debts in the event of insolvency.

8.2.3	As part of its accounting and budgeting function, the Contractor shall establish an actuarially sound process for estimating and tracking incurred but not reported costs. As part of its reserving process, the Contractor shall conduct annual reviews to assess its reserving methodology and make adjustments as necessary.

8.3	REINSURANCE

8.3.1	DCH will not administer a Reinsurance program funded from capitation payment Withholding.

8.3.2	In addition to basic financial measures required by State law and discussed in section 8.2.1 and section 26, the Contractor shall meet financial viability standards. The Contractor shall maintain net equity (assets minus liability) equal to at least one (1) month’s capitation payments under this Contract. In addition, the Contractor shall maintain a current ratio (current assets/current liabilities) of greater than or equal to 1.0.

8.3.3	In the event the Contractor does not meet the minimum financial viability standards outlined in 8.3.2, the Contractor shall obtain Reinsurance that meets all DOI requirements. While commercial Reinsurance is not required, DCH recommends that Contractors obtain commercial Reinsurance rather than self-insuring. The Contractor may not obtain a reinsurance policy from an offshore company; the insurance carrier, the insurance carrier’s agents and the insurance carrier’s subsidiaries must be domestic.

8.4	THIRD PARTY LIABILITY AND COORDINATION OF BENEFITS

8.4.1	Third party liability refers to any other health insurance plan or carrier (e.g., individual, group, employer-related, self-insured or self-funded, or commercial carrier, automobile insurance and worker’s compensation) or program, that is, or may be, liable to pay all or part of the Health Care expenses of the Member.

8.4.1.1	Pursuant to Section 1902(a)(25) of the Social Security Act and 42 CFR 433 Subpart D, DCH hereby authorizes the Contractor as its agent to identify and cost avoid Claims for all CMO plan Members, including PeachCare for Kids® Members.

8.4.1.2	The Contractor shall make reasonable efforts to determine the legal liability of third parties to pay for services furnished to CMO plan Members. To the extent permitted by State and federal law, the Contractor shall use Cost Avoidance processes to ensure that primary payments from the liable third party are identified, as specified below.

8.4.1.3	If the Contractor is unsuccessful in obtaining necessary cooperation from a Member to identify potential Third Party Resources after sixty (60) Calendar Days of such efforts, the Contractor may inform DCH, in a format to be determined by DCH, that efforts have been unsuccessful.

8.4.2	Cost Avoidance

8.4.2.1

The Contractor shall cost avoid all Claims or services that are subject to payment from a third party health insurance carrier, and may deny a service to a Member if the Contractor is assured that the third party health insurance carrier will provide the service, with the exception of those situations described below in Section 8.4.2.2. However, if a third party health insurance carrier requires the Member to pay any cost-sharing amounts (e.g., co-payment, coinsurance, deductible), the Contractor shall pay the cost sharing amounts. The Contractor’s liability for such cost sharing amounts shall not exceed the amount the Contractor would have paid under the Contractor’s payment schedule for the service.

8.4.2.2	Further, the Contractor shall not withhold payment for services provided to a Member if third party liability, or the amount of third party liability, cannot be determined, or if payment will not be available within sixty (60) Calendar Days.

8.4.2.3	The requirement of Cost Avoidance applies to all Covered Services except Claims for labor and delivery, including inpatient hospital care and postpartum care, prenatal services, preventive pediatric services, and services provided to a dependent covered by health insurance pursuant to a court order. For these services, the Contractor shall ensure that services are provided without regard to insurance payment issues and must provide the service first. The Contractor shall then coordinate with DCH or it agent to enable DCH to recover payment from the potentially liable third party.

8.4.2.4	If the Contractor determines that third party liability exists for part or all of the services rendered, the Contractor shall:

•	Notify Providers and supply third party liability data to a Provider whose Claim is denied for payment due to third party liability; and

•	Pay the Provider only the amount, if any, by which the Provider’s allowable Claim exceeds the amount of third party liability.

8.4.3	Compliance

8.4.3.1	DCH may determine whether the Contractor complies with this Section by inspecting source documents for timeliness of billing and accounting for third party payments.

8.5	PHYSICIAN INCENTIVE PLAN

8.5.1	The Contractor may establish physician incentive plans pursuant to federal and State regulations, including 42 CFR 422.208 and 422.210, and 42 CFR 438.6.

8.5.2	The Contractor shall disclose any and all such arrangements to DCH, and upon request, to Members. Such disclosure shall include:

•	Whether services not furnished by the physician or group are covered by the incentive plan;

•	The type of Incentive Arrangement;

•	The percent of Withhold or bonus; and,

•	The panel size and if patients are pooled, the method used.

8.5.3	Upon request, the Contractor shall report adequate information specified by the regulations to DCH in order that DCH will adequately monitor the CMO plan.

8.5.4	If the Contractor’s physician incentive plan includes services not furnished by the physician/group, the Contractor shall: (1) ensure adequate stop loss protection to individual physicians, and must provide to DCH proof of such stop loss coverage, including the amount and type of stop loss; and (2) conduct annual Member surveys, with results disclosed to DCH, and to Members, upon request.

8.5.5	Such physician incentive plans may not provide for payment, directly or indirectly, to either a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual.

8.6	REPORTING REQUIREMENTS

8.6.1	The Contractor shall submit to DCH the quarterly Cost Avoidance Reports as described in Section 4.18.6.6.

8.6.2	The Contractor shall submit to DCH monthly Medical Loss Ratio Reports that detail direct medical expenditures for Members and premiums paid by the Contractor, as described in Section 4.18.3.6.

8.6.3	The Contractor shall submit to DCH Third Party Liability and Coordination of Benefits Reports within ten (10) Business Days of verification of available Third Party Resources to a Member, as described in Section 4.18.6.2. The Contractor shall report any known changes to such resources in the same manner.

8.6.4	Effective for reporting periods ending on or after June 15, 2011, the Contractor, at its sole expense, shall submit by May 15 (or a later date if approved by DCH) of each year a “Reporting on Controls at a Service Organization”, meeting all standards and requirements of the AICPA’s SSAE 16 “type 2” report, for the Contractor’s operations performed for DCH under this Contract. Such report shall cover a period of no less than nine (9) months, ending March 31 of that year (2012). Subsequent reports shall cover 12 months ending on March 31 of that year.

8.6.4.1	Statement on Standards for Attestation Engagements (SSAE) Number 16 (SSAE 16), Reporting on Controls at a Service Organization, is an attestation standard developed by the American Institute of Certified Public Accountants (AICPA) which shall replace the SAS 70 and is effective for such auditors’ reports for periods ending on or after June 15, 2011.

8.6.4.2	For more information on the AICPA’s “Statement on Standards for Attestation Engagements No. 16, Reporting on Controls at a Service Organization,” Contractor may refer to this AICPA website: http://www.aicpa.org/News/FeaturedNews/Pages/SASNo70Transformed %E2%80%93ChangesAheadforStandardonServiceOrganizations.aspx

8.6.4.3	The audit shall be conducted by an independent auditing firm, which has SAS 70 and SSAE No. 16 audit experience. The auditor must meet all AICPA standards for independence. The selection of, and contract with the independent auditor shall be subject to the approval of DCH and the State Auditor. Since such audits are not intended to fully satisfy all auditing requirements of DCH, the State Auditor reserves the right to fully and completely audit at their discretion the Contractor’s operation, including all aspects, which will have effect upon the DCH account, either on an interim audit basis or at the end of the State’s fiscal year. DCH also reserves the right to designate other auditors or reviewers to examine the Contractor’s operations and records for monitoring and/or stewardship purposes.

8.6.4.4	The independent auditing firm shall simultaneously deliver identical reports of its findings and recommendations to the Contractor and DCH within forty-five (45) Calendar Days after the close of each review period. The audit shall be conducted and the report shall be prepared in accordance with generally accepted auditing standards for such audits as defined in the publications of the AICPA, entitled Statement on Standards for Attestation Engagements (SSAE) Number 16 (SSAE 16), Reporting on Controls at a Service Organization.

8.6.4.5	The Contractor shall respond to the audit findings and recommendations within thirty (30) Calendar Days of receipt of the audit and shall submit an acceptable proposed corrective action to DCH. The Contractor shall implement the CAPA/PC within forty (40) Calendar Days of its approval by DCH. Such response shall address, at minimum, any opinion other than a clean opinion; any testing exception; and any other exception, deficiency, weakness, opportunity for improvement, or recommendation reported by the independent auditor.

8.6.5	The Contractor shall submit to DCH a “Disclosure of Ownership and Control Interest Statement.

8.6.5.1	The Contractor shall disclose to DCH full and complete information regarding ownership, financial transactions and persons convicted of criminal activity related to Medicare, Medicaid, or the federal Title XX programs in the time and manner set forth in accordance with federal and state requirements, including 42 CFR §455.104.

8.6.5.2

The Contractor and its subcontractors shall collect the disclosure of health care- related criminal conviction information as required by 42 CFR§ 455.106 and establish policies and procedures to ensure that applicable criminal convictions are reported timely to the State. The Contractor shall screen their employees and contractors initially and on an ongoing monthly basis to determine whether any of them has been excluded from participation in Medicare, Medicaid, CHIP, or any Federal health care programs (as defined in Section 1 128B(f) of the Social Security Act) and not employ or contract with an individual or entity that has been excluded. The results of said screenings shall be provided to the DCH on a monthly basis. The word “contractors” in this section shall refer to all individuals listed on the disclosure form including providers and non-providers such as board members, owners, agents, managing employees, etc.

8.6.5.3	Definition of A Party in Interest – As defined in section 1318(b) of the Public Health Service Act, a party in interest is:

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Any director, officer, partner, or employee responsible for management or administration of an HMO; any person who is directly or indirectly the beneficial owner of more than five percent (5%) of the equity of the HMO; any person who is the beneficial owner of a mortgage, deed of trust, note, or other interest secured by, and valuing more than five percent (5%) of the HMO; or, in the case of an HMO organized as a nonprofit corporation, an incorporator or Member of such corporation under applicable State corporation law;

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Any organization in which a person as described in the above section is a director, officer or partner; has directly or indirectly a beneficial interest of more than five percent (5%) of the equity of the HMO; or has a mortgage, deed of trust, note, or other interest valuing more than five percent (5%) of the assets of the HMO;

•	Any person directly or indirectly controlling, controlled by, or under common control with a HMO; or

•	Any spouse, child, or parent of an individual as described in section 8.6.5.1.

8.6.5.4	The Contractor shall disclose the name and address of each person with an ownership or control interest in the disclosing entity or in any Provider, subcontractor or fiscal agent in which the disclosing entity has direct or indirect ownership of five percent (5%) or more and whether any of the persons named pursuant to this requirement is related to another as spouse, parent, child, or sibling. This disclosure shall include the name of any other disclosing entity in which a person with an ownership or control interest in the disclosing entity also has an ownership or control interest.

8.6.5.5	The Contractor shall disclose the identity of any Provider or subcontractor with whom the Contractor has had significant business transactions, defined as those totaling more than twenty-five thousand dollars ($25,000) during the twelve (12) month period ending on the date of the disclosure, and any significant business transactions between the Contractor, any wholly owned supplier, or between the Contractor and any Provider or subcontractor, during the five (5) year period ending on the date of the disclosure.

8.6.5.6	The Contractor shall disclose the identity of any person who has an ownership or control interest in the Contractor, or is an agent or managing employee of the Contractor and who has been convicted of a criminal offense related to that person’s involvement in any program under Medicare, Medicaid, or the federal Title XX services program since the inception of those programs.

8.6.5.7	Types of Transactions Which Must Be Disclosed – Business transactions which must be disclosed include:

•	Any sale, exchange or lease of any property between the Contractor and a party in interest;

•	Any lending of money or other extension of credit between the Contractor and a party in interest; and

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Any furnishing for consideration of goods, services (including management services) or facilities between the Contractor and the party in interest. This does not include salaries paid to employees for services provided in the normal course of their employment;

8.6.5.3	The information which must be disclosed in the transactions listed in Section 8.6.5.7 between the Contractor and a party of interest includes:

•	The name of the party in interest for each transaction;

•	A description of each transaction and the quantity or units involved;

•	The accrued dollar value of each transaction during the fiscal year; and

•	Justification of the reasonableness of each transaction.

8.6.6	The Contractor shall submit all necessary reports, documentation, to DOI as required by State law, which may include, but is not limited to the following:

•	Pursuant to State law and regulations, an annual report on the form prescribed by the National Association of Insurance Commissioners (NAIC) for HMOs, on or before March 1 of each calendar year.

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An annual income statement detailing the Contractor’s fourth quarter and year to date earned revenue and incurred expenses as a result of this Contract on or before March 1 of each year. This annual income statement shall be accompanied by a Medical Loss Ratio report for the corresponding period and a reconciliation of the Medical Loss Ratio report to the annual NAIC filing on an accrual basis.

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Pursuant to state law and regulations, a quarterly report on the form prescribed by the NAIC for HMOs filed on or before May 15 for the first quarter of the year, August 15 for the second quarter of the year, and November 15, for the third quarter of the year.

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A quarterly income statement detailing the Contractor’s quarterly and year to date earned revenue and incurred expenses because of this contract filed on or before May 15, for the first quarter of the year, August 15, for the second quarter of the year, and November 15, for the third quarter of the year. Each quarterly income statement shall be accompanied by a Medical Loss Ratio report for the corresponding period and reconciliation of the Medical Loss Ratio report to the quarterly NAIC filing on an accrual basis.

•	An annual independent audit of its business transactions to be performed by a licensed and certified public accountant, in accordance with National

Association of Insurance Commissioners Annual Statement Instructions regarding the Annual Audited Financial Report, including but not limited to the financial transactions made under this contract.

8.6.7	The Contractor shall submit all necessary reports, documentation, to the Department of Revenue as required by State law, which may include, but is not limited to the following for Unclaimed Property Reports:

Pursuant to State law and regulations, an annual report on the form prescribed by the Georgia Department of Revenue for Unclaimed Property Reports for all Insurance Companies are due on or before May 1 of each calendar year.

9.0	PAYMENT OF TAXES

9.1	Contractor will forthwith pay all taxes lawfully imposed upon it with respect to this Contract or any product delivered in accordance herewith. DCH makes no representation whatsoever as to the liability or exemption from liability of Contractor to any tax imposed by any governmental entity.

9.2	The Contractor shall remit the Quality Assessment fee, as provided for in O.C.G.A. §31- 8-170 et seq., in the manner prescribed by DCH.

9.3	Furthermore, Contractor shall be responsible for payment of all expenses related to, based on, or arising from salaries, benefits, employment taxes (whether State or Federal) and insurance (whether health, disability, personal, or retirement) for its employees, designees, or assignees.

10.0	RELATIONSHIP OF PARTIES

Neither Party is an agent, employee, assignee or servant of the other. It is expressly agreed that the Contractor and any subcontractors and agents, officers, and employees of Contractor or any subcontractor in the performance of this Contract shall act as independent contractors and not as officers or employees of DCH. DCH shall not be responsible for withholding taxes with respect to the Contractor’s compensation hereunder. The Parties acknowledge, and agree, that the Contractor, its agents, employees, and servants shall in no way hold themselves out as agents, employees, or servants of DCH. The parties also agree that the Contractor, its agents, employees, and servants shall have no claim against DCH hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. It is further expressly agreed that this Contract shall not be construed as a partnership or joint venture between the Contractor or any subcontractor and DCH.

11.0	INSPECTION OF WORK

DCH, the State Department of Audits and Accounts, the U.S. Department of Health and Human Services, the General Accounting Office, the Comptroller General of the United States, if applicable, or their Authorized Representatives, shall have the right to enter into the premises of the Contractor and/or all Subcontractors, or such other places where duties under this Contract are being performed for DCH, to inspect, monitor or otherwise evaluate the services or any work performed pursuant to this Contract. All inspections and evaluations of work being performed shall be conducted with prior notice and during normal business hours. All inspections and evaluations shall be performed in such a manner as will not unduly delay work.

12.0	STATE PROPERTY

12.1	The Contractor agrees that any papers, materials and other documents that are produced or that result, directly or indirectly, from or in connection with the Contractor’s provision of the services under this Contract shall be the property of DCH upon creation of such documents, for whatever use that DCH deems appropriate, and the Contractor further agrees to execute any and all documents, or to take any additional actions that may be necessary in the future to effectuate this provision fully. In particular, if the work product or services include the taking of photographs or videotapes of individuals, the Contractor shall obtain the written consent from such individuals authorizing the use by DCH of such photographs, videotapes, and names in conjunction with such use. Contractor shall also obtain necessary releases from such individuals, releasing DCH from any and all Claims or demands arising from such use.

12.2	The Contractor shall be responsible for the proper custody and care of any State-owned property furnished for the Contractor’s use in connection with the performance of this Contract. The Contractor will also reimburse DCH for its loss or damage, normal wear and tear excepted, while such property is in the Contractor’s custody or use.

12.3	The Parties agree that access to or review of documents or materials by DCH or any other agency of State Government for informational or educational purposes shall not be regarded as having been “received” by DCH or such other agency within the meaning of O.C.G.A. Section 50-18-70 (a), except insofar as (1) copies of such documents or materials are retained and maintained by a State agency for future reference or use in the performance of State functions, or (2) the creation of such documents or materials, and approval of the specific content of such documents or materials, is expressly required by this Contract or any amendment thereto. The Parties further agree that Manuals, instructions, or other documents or materials created by Contractor for the use, information, and /or direction of its own employees, and that describe Contractor’s internal procedures, policies, staffing, systems, operations, methodologies, or the like, shall not be regarded as records received or maintained by Contractor in the performance of a service or function for or on behalf of DCH, notwithstanding that such documents or materials may describe procedures, policies, systems, methodologies, operations, or the like that are applied or followed by Contractor in the course of fulfilling its obligations under this Contract.

13.0	OWNERSHIP AND USE OF DATA

All data created from information, documents, messages (verbal or electronic), reports, or meetings involving or arising out of this Contract is owned by DCH, hereafter referred to as DCH Data. The Contractor shall make all data available to DCH, who will also provide it to CMS upon request. The Contractor is expressly prohibited from sharing or publishing DCH Data or any information relating to Medicaid data without the prior written consent of DCH. In the event of a dispute regarding what is or is not DCH Data, DCH’s decision on this matter shall be final and not subject to Appeal.

If DCH consents to the publication of its data by Contractor, Contractor shall display the following statement within the publication in a clear and conspicuous manner:

“This publication is made possible by the Georgia Department of Community Health (DCH) through a contract managed by (Contractor’s name). Neither DCH or (Contractor’s name) is responsible for any misuse or copyright infringement with respect to the publication.”

The statement shall not be considered clear and conspicuous if it is difficult to read or hear, or if the placement is easily overlooked.

The Contractor warrants that all deliverables provided by the Contractor do not and will not infringe or misappropriate any right of any third party based on copyright, patent, trade secret, or other intellectual property rights. In case the deliverables or any one or part thereof is held or alleged to constitute an infringement or misappropriation, or the use thereof is enjoined or restricted or if a proceeding appears to the Contractor to be likely to be brought, the Contractor will, at its own expense, either:

•	Procure for the Department the right to continue using the deliverables; or,

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Modify or replace the deliverables to comply with the specifications so that no violation of any intellectual property right occurs. If Contractor fails to comply with the terms and conditions set forth in this section, DCH shall have the option to terminate the Contract.

13.1	SOFTWARE AND OTHER UPGRADES

The Parties also understand and agree that any upgrades or enhancements to software programs, hardware, or other equipment, whether electronic or physical, shall be made at the Contractor’s expense only, unless the upgrade or enhancement is made at DCH’s request and solely for DCH’s use. Any upgrades or enhancements requested by and made for DCH’s sole use shall become DCH’s property without exception or limitation. The Contractor agrees that it will facilitate DCH’s use of such upgrade or enhancement and cooperate in the transfer of ownership, installation, and operation by DCH.

14.0	CONTRACTOR: STAFFING ASSIGNMENTS & CREDENTIALS

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The Contractor warrants and represents that all persons, including independent Contractors and consultants assigned by it to perform this Contract, shall be employees or formal agents of the Contractor and shall have the credentials necessary (i.e., licensed, and bonded, as required) to perform the work required herein. The Contractor shall include a similar provision in any contract with any Subcontractor selected to perform work hereunder. The Contractor also agrees that DCH may approve or disapprove the Contractor’s Subcontractors or its staff assigned to this Contract prior to the proposed staff assignment. DCH’s decision on this matter shall not be subject to Appeal.

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The Contractor shall insure that all personnel involved in activities that involve clinical or medical decision making have a valid, active, and unrestricted license to practice. On at least an annual basis, the CMO and its subcontractors will verify that staff has a current license that is in good standing and will provide a list to DCH of licensed staff and current licensure status.

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In addition, the Contractor warrants that all persons assigned by it to perform work under this Contract shall be employees or authorized Subcontractors of the Contractor and shall be fully qualified, as required in the RFP and specified in the Contractor’s proposal and in this Contract, to perform the services required herein. Personnel commitments made in the Contractor’s proposal shall not be changed unless approved by DCH in writing. Staffing will include the named individuals at the levels of effort proposed.

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The Contractor shall provide and maintain sufficient qualified personnel and staffing to enable the Deliverables to be provided in accordance with the RFP, the Contractor’s proposal and this Contract. The Contractor shall submit to DCH a detailed staffing plan, including the employees and management for all CMO functions.

•	At a minimum, the Contractor shall provide the following staff:

•	An Executive Administrator who is a full-time administrator with clear authority over the general administration and implementation of the requirements detailed in this Contract.

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A Medical Director who is a licensed physician in the State of Georgia. The Medical Director shall be actively involved in all major clinical program components of the CMO plan, shall be responsible for the sufficiency and supervision of the Provider network, and shall ensure compliance with federal, State and local reporting laws on communicable diseases, child abuse, neglect, etc.

•	A Quality Improvement/Utilization Director.

•	A Chief Financial Officer who oversees all budget and accounting systems.

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An Information Management and Systems Director and a complement of technical analysts and business analysts as needed to maintain the operations of Contractor Systems and to address System issues in accordance with the terms of this contract.

•	A Pharmacist who is licensed in the State of Georgia;

•	A Dental Consultant who is a licensed dentist in the State of Georgia.

•	A Mental Health Coordinator who is a licensed mental health professional in the State of Georgia.

•	A Member Services Director.

•	A Provider Services Director.

•	A Provider Relations Liaison.

•	A Grievance/Complaint Coordinator.

•	Compliance Officer.

•	A Prior Authorization/Pre-Certification Coordinator who is a physician, registered nurse, or physician’s assistant licensed in the State of Georgia.

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Sufficient staff in all departments, including but not limited to, Member services, Provider services, and prior authorization and concurrent review services to ensure appropriate functioning in all areas.

•	The Contractor shall conduct on-going training of staff in all departments to ensure appropriate functioning in all areas.

•	The Contractor shall comply with all staffing/personnel obligations set out in the RFP and this Contract, including but not limited to those pertaining to security, health, and safety issues.

14.1	STAFFING CHANGES

14.1.1	The Contractor shall notify DCH in the event of any changes to key staff, including the Executive Administrator, Medical Director, Quality Improvement/Utilization Director, Management Information Systems Director, and Chief Financial Officer. The Contractor shall replace any of the key staff with a person of equivalent experience, knowledge and talent. This notification shall take place within five (5) business days of the resignation/termination.

14.1.2	DCH also may require the removal or reassignment of any Contractor employee or Subcontractor employee that DCH deems to be unacceptable. DCH’s decision on this matter shall not be subject to Appeal. Notwithstanding the above provisions, the Parties acknowledge and agree that the Contractor may terminate any of its employees designated to perform work or services under this Contract, as permitted by applicable law. In the event of Contractor termination of any key staff identified in Section 14.0.4, the Contractor shall provide DCH with immediate notice of the termination, the reason(s) for the termination, and an action plan for replacing the discharged employee.

14.1.3	The Contractor must submit to DCH quarterly the Contractor Information Report that includes but is not limited to the changes to Contractor’s local staff information as well as local and corporate organizational charts.

14.2	CONTRACTOR’S FAILURE TO COMPLY

Should the Contractor at any time: 1) refuse or neglect to supply adequate and competent supervision; 2) refuse or fail to provide sufficient and properly skilled personnel,

equipment, or materials of the proper quality or quantity; 3) fail to provide the services in accordance with the timeframes, schedule or dates set forth in this Contract; or 4) fail in the performance of any term or condition contained in this Contract, DCH may (in addition to any other contractual, legal or equitable remedies) proceed to take any one or more of the following actions after five (5) Calendar Days written notice to the Contractor:

•	Withhold any monies then or next due to the Contractor;

•	Obtain the services or their equivalent from a third party, pay the third party for same, and Withhold the amount so paid to third party from any money then or thereafter due to the Contractor; or

•	Withhold monies in the amount of any damage caused by any deficiency or delay in the services.

15.0	CRIMINAL BACKGROUND CHECKS

15.1	The Contractor shall, upon request, provide DCH with a resume and satisfactory criminal background check or an attestation that a satisfactory criminal background check has been completed of any of its staff or Subcontractor’s staff assigned to or proposed to be assigned to any aspect of the performance of this Contract.

16.0	SUBCONTRACTS

16.1	USE OF SUBCONTRACTORS

16.1.1	The Contractor will not subcontract or permit anyone other than Contractor personnel to perform any of the work, services, or other performances required of the Contractor under this Contract, or assign any of its rights or obligations hereunder, without the prior written consent of DCH. Prior to hiring or entering into an agreement with any Subcontractor, any and all Subcontractors shall be approved by DCH. DCH reserves the right to inspect all subcontract agreements at any time during the Contract period. Upon request from DCH, the Contractor shall provide in writing the names of all proposed or actual Subcontractors. The Contractor is solely accountable for all functions and responsibilities contemplated and required by this Contract, whether the Contractor performs the work directly or through a Subcontractor.

16.1.2	All contracts between the Contractor and Subcontractors must be in writing and must specify the activities and responsibilities delegated to the Subcontractor. The contracts must also include provisions for revoking delegation or imposing other sanctions if the Subcontractor’s performance is inadequate.

16.1.3	All contracts must ensure that the Contractor evaluates the prospective Subcontractor’s ability to perform the activities to be delegated; monitors the Subcontractor’s performance on an ongoing basis and subjects it to formal review according to a periodic schedule established by DCH and consistent with industry standards or State laws and regulations; and identifies deficiencies or areas for improvement and that corrective action is taken.

16.1.4	The Contractor shall give DCH immediate notice in writing by registered mail or certified mail of any action or suit filed by any Subcontractor and prompt notice of any Claim made against the Contractor by any Subcontractor or vendor that, in the opinion of Contractor, may result in litigation related in any way to this Contract.

16.1.5	All Subcontractors must fulfill the requirements of 42 CFR 438.6 as appropriate.

16.1.6	All Provider contracts shall comply with the requirements and provisions as set forth in Section 4.10 of this Contract.

16.1.7	The Contractor shall submit a Subcontractor Information Report to include, but is not limited to: Subcontractor name, services provided, effective date of the subcontracted agreement.

16.1.8	The Contractor shall submit to DCH a written notification of any subcontractor terminations at least ninety (90) days prior to the effective date of the termination.

16.2	COST OR PRICING BY SUBCONTRACTORS

16.2.1	The Contractor shall submit, or shall require any Subcontractors hereunder to submit, cost or pricing data for any subcontract to this Contract prior to award. The Contractor shall also certify that the information submitted by the Subcontractor is, to the best of their knowledge and belief, accurate, complete and current as of the date of agreement, or the date of the negotiated price of the subcontract to the Contract or amendment to the Contract. The Contractor shall insert the substance of this Section in each subcontract hereunder.

16.2.2	If DCH determines that any price, including profit or fee negotiated in connection with this Contract, or any cost reimbursable under this Contract was increased by any significant sum because of the inaccurate cost or pricing data, then such price and cost shall be reduced accordingly and this Contract and the subcontract shall be modified in writing to reflect such reduction.

17.0	LICENSE, CERTIFICATE, PERMIT REQUIREMENT

17.1	Contractor shall have, obtain, and maintain in good standing any licenses, certificates and permits, whether State or federal, that are required prior to and during the performance of work under this Contract. Contractor agrees to provide DCH with certified copies of all licenses, certificates and permits that may be necessary, upon DCH’s request.

17.2

The Contractor warrants that it is qualified to do business in the State and is not prohibited by its articles of incorporation, bylaws or any law of the State under which it is incorporated from performing the services under this Contract. The Contractor shall have and maintain a Certificate of Authority pursuant to O.C.G.A. §33-21, and shall obtain and maintain in good standing any Georgia-licenses, certificates and permits, whether State or federal, that are required prior to and during the performance of work under this Contract. Loss of the licenses, certificates, permits, or Certificate of Authority for health maintenance organizations shall be cause for termination of the Contract pursuant to Section 22 of this Contract. In the event the Certificate of Authority, or any other license or permit is canceled, revoked, suspended or expires during the term of this Contract, the

Contractor shall inform the State immediately and cease all activities under this Contract, until further instruction from DCH. The Contractor agrees to provide DCH with certified copies of all licenses, certificates and permits necessary upon request.

17.2	The Contractor shall be accredited by the National Committee for Quality Assurance (NCQA) for MCO, URAC (Health Plan accreditation), Accreditation Association for Ambulatory Health Care (AAAHC) for MCO, or Joint Commission on Accreditation of Healthcare Organizations (JCAHO) for MCO, or shall be actively seeking and working towards such accreditation. The Contractor shall provide to DCH upon request any and all documents related to achieving such accreditation and DCH shall monitor the Contractor’s progress towards accreditation. DCH may require that the Contractor achieve such accreditation by year three of this Contract.

17.3	The Contractor shall notify DCH within fifteen calendar days of any accrediting organization noted deficiencies as well as any accreditations that have been rescinded by a recognized accrediting organization.

17.4	The Contractor warrants that there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, or any order, decree or judgment of any court, governmental agency, or arbitration tribunal that is in progress, pending, or threatened against or relating to Contractor or the assets of Contractor that would individually or in the aggregate have a material adverse effect on Contractor’s ability to perform the obligations contemplated by this Agreement. Without limiting the generality of the representation of the immediately preceding sentence, Contractor is not currently the subject of a voluntary or involuntary petition in bankruptcy, does not presently contemplate filing any such voluntary petition, and is not aware of any intention on the part of any other person, or entity, to file such an involuntary petition against it.

18.0	RISK OF LOSS AND REPRESENTATIONS

18.1	DCH takes no title to any of the Contractor’s goods used in providing the services and/or Deliverables hereunder and the Contractor shall bear all risk of loss for any goods used in performing work pursuant to this Contract.

18.2	The Parties agree that DCH may reasonably rely upon the representations and certifications made by the Contractor, including those made by the Contractor in the Contractor’s response to the RFP and this Contract, without first making an independent investigation or verification.

18.3	The Parties also agree that DCH may reasonably rely upon any audit report, summary, analysis, certification, review, or work product that the Contractor produces in accordance with its duties under this Contract, without first making an independent investigation or verification.

19.0	PROHIBITION OF GRATUITIES AND LOBBYIST DISCLOSURES

19.1	The Contractor, in the performance of this Contract, shall not offer or give, directly or indirectly, to any employee or agent of the State, any gift, money or anything of value, or any promise, obligation, or contract for future reward or compensation at any time during the term of this Contract, and shall comply with the disclosure requirements set forth in O.C.G.A. § 45-1-6.

19.2	The Contractor also states and warrants that it has complied with all disclosure and registration requirements for vendor lobbyists as set forth in O.C.G.A. § 21-5-1, et seq. and all other applicable law, including but not limited to registering with the State Ethics Commission. In addition, the Contractor states and warrants that no federal money has been used for any lobbying of State officials, as required under applicable federal law. For the purposes of this Contract, vendor lobbyists are those who lobby State officials on behalf of businesses that seek a contract to sell goods or services to the State or oppose such contract.

20.0	RECORDS REQUIREMENTS

The Contractor agrees to maintain books, records, documents, and other evidence pertaining to the costs and expenses of this Contract to the extent and in such detail as will properly reflect all costs for which payment is made under the provisions of this Contract and/or any document that is a part of this Contract by reference or inclusion. The Contractor’s accounting procedures and practices shall conform to generally accepted accounting principles, and the costs properly applicable to the Contract shall be readily ascertainable.

20.1	RECORDS RETENTION REQUIREMENTS

The Contractor shall preserve and make available all of its records pertaining to the performance under this Contract for a period of seven (7) years from the date of final payment under this Contract, and for such period, if any, as is required by applicable statute or by any other section of this Contract. If the Contract is completely or partially terminated, the records relating to the work terminated shall be preserved and made available for period of seven (7) years from the date of termination or of any resulting final settlement. Records that relate to Appeals, litigation, or the settlements of Claims arising out of the performance of this Contract, or costs and expenses of any such agreements as to which exception has been taken by the State Contractor or any of his duly Authorized Representatives, shall be retained by Contractor until such Appeals, litigation, Claims or exceptions have been disposed of.

20.2	ACCESS TO RECORDS

•	The State and federal standards for audits of DCH agents, contractors, and programs are applicable to this section and are incorporated by reference into this Contract as though fully set out herein.

•

Pursuant to the requirements of 42 CFR 434.6(a) (5) and 42 CFR 434.38, the Contractor shall make all of its books, documents, papers, Provider records, Medical Records, financial records, data, surveys and computer databases available for examination and audit by DCH, the State Attorney General, the State Health Care Fraud Control Unit, the State Department of Audits, and/or authorized State or federal personnel. Any records requested hereunder shall be produced immediately for review at DCH or sent to the requesting authority by mail within fourteen (14) Calendar Days following a request. All records shall be provided at the sole cost and expense of the Contractor. DCH shall have unlimited rights to access, use, disclose, and duplicate all information and data in any way relating to this Contract in accordance with applicable State and federal laws and regulations. DCH shall not be restricted in the number of times it may audit, visit, inspect, review or otherwise monitor Contractor and any subcontractors during the term of this Contract. DCH will only conduct audits as determined reasonably necessary by the Department.

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The Department may issue subpoenas to Contractor, which require the Contractor or its agents (e.g. employees, subcontractors) to: produce and permit inspection and copying of designated books, papers, documents, or other tangible items; and/or attend and give testimony at a deposition or hearing. The Contractor agrees to comply with all subpoenas issued by the Department or parties acting on behalf of the Department. The Contractor understands that it is ultimately responsible for its agents’ compliance with the subpoenas described herein.

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During the entire life of the Contract, the Contractor and all subcontractors shall provide DCH with copies of its annual report and all disclosure or reporting statements or forms filed with the State of Georgia and/or the Securities and Exchange Commission (SEC) as soon as they are prepared in final form and are otherwise available for distribution or filing. In the event that the Contractor is not required to or does not prepare either an annual report or SEC disclosure or reporting statements or forms by virtue of being a subsidiary of another corporation, it shall fulfill the requirements of this section, with respect to all such documents for any parent corporation, which reflect, report or include any of its operations on any basis. In addition, upon the written request of the Program Manager, the Contractor and all subcontractors shall furnish DCH with the most recent un-audited and audited copies of its current balance sheet within fourteen (14) calendar days of its receipt of such request.

20.3	MEDICAL RECORD REQUESTS

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The Contractor shall ensure a copy of the Member’s Medical Record is made available, without charge, upon the written request of the Member or Authorized Representative within fourteen (14) Calendar Days of the receipt of the written request.

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The Contractor shall ensure that Medical Records are furnished at no cost to a new PCP, Out-of-Network Provider or other specialist, upon Member’s request, no later than fourteen (14) Calendar Days following the written request.

21.0	CONFIDENTIALITY REQUIREMENTS

21.1	GENERAL CONFIDENTIALITY REQUIREMENTS

The Contractor shall treat all information, including Medical Records and any other health and Enrollment information that identifies a particular Member or that is obtained or viewed by it or through its staff and Subcontractors performance under this Contract as confidential information, consistent with the confidentiality requirements of 45 CFR parts

160 and 164. The Contractor shall not use any information so obtained in any manner, except as may be necessary for the proper discharge of its obligations. Employees or authorized Subcontractors of the Contractor who have a reasonable need to know such information for purposes of performing their duties under this Contract shall use personal or patient information, provided such employees and/or Subcontractors have first signed an appropriate non-disclosure agreement that has been approved and maintained by DCH. The Contractor shall remove any person from performance of services hereunder upon notice that DCH reasonably believes that such person has failed to comply with the confidentiality obligations of this Contract. The Contractor shall replace such removed personnel in accordance with the staffing requirements of this Contract. DCH, the Georgia Attorney General, federal officials as authorized by federal law or regulations, or the Authorized Representatives of these parties shall have access to all confidential information in accordance with the requirements of State and federal laws and regulations.

21.2	HIPAA COMPLIANCE

The Contractor shall assist DCH in its efforts to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its amendments, rules, procedures, and regulations. To that end, the Contractor shall cooperate and abide by any requirements mandated by HIPAA or any other applicable laws. Contractor warrants that it will cooperate with DCH, including cooperation with DCH privacy officials and other compliance officers required by HIPAA and its regulations, in the course of performance of this Contract so that both parties will be in compliance with HIPAA. The Contractor acknowledges that HIPAA may require the Contractor and DCH to sign documents for compliance purposes, including but not limited to a Business Associate Agreement. The Contractor shall cooperate with DCH on these matters, sign whatever documents may be required for HIPAA compliance, and abide by their terms and conditions. Contractor also agrees to abide by the terms and conditions of DCH policies and procedures regarding privacy and security.

22.0	TERMINATION OF CONTRACT

22.1	GENERAL PROCEDURES

This Contract may terminate, or may be terminated, by DCH for any or all of the following reasons:

•	Default by the Contractor, upon thirty (30) Calendar Days’ notice;

•	Convenience of DCH, upon thirty (30) Calendar Days’ notice;

•	Immediately, in the event of insolvency, Contract breach, or declaration of bankruptcy by the Contractor; or

•	Immediately, when sufficient appropriated funds no longer exist for the payment of DCH’s obligation under this Contract.

22.2	TERMINATION BY DEFAULT

22.2.1	In the event DCH determines that the Contractor has defaulted by failing to carry out the substantive terms of this Contract or failing to meet the applicable requirements in 1932 and 1903(m) of the Social Security Act, DCH may terminate the Contract in addition to or in lieu of any other remedies set out in this Contract or available by law.

22.2.2	Prior to the termination of this Contract, DCH will:

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Provide written notice of the intent to terminate at least thirty (30) Calendar Days prior to the termination date, the reason for the termination, and the time and place of a hearing to give the Contractor an opportunity to Appeal the determination and/or cure the default;

•	Provide written notice of the decision affirming or reversing the proposed termination of the Contract, and for an affirming decision, the effective date of the termination; and

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For an affirming decision, give Members or the Contractor notice of the termination and information consistent with 42 CFR 438.10 on their options for receiving Medicaid services following the effective date of termination.

22.3	TERMINATION FOR CONVENIENCE

DCH may terminate this Contract for convenience and without cause upon thirty (30) Calendar Days written notice. Termination for convenience shall not be a breach of the Contract by DCH. The Contractor shall be entitled to receive, and shall be limited to, just and equitable compensation for any satisfactory authorized work performed as of the termination date Availability of funds shall be determined solely by DCH.

22.4	TERMINATION FOR INSOLVENCY OR BANKRUPTCY

The Contractor’s insolvency, or the Contractor’s filing of a petition in bankruptcy, shall constitute grounds for termination for cause. In the event of the filing of a petition in bankruptcy, the Contractor shall immediately advise DCH. If DCH reasonably determines that the Contractor’s financial condition is not sufficient to allow the Contractor to provide the services as described herein in the manner required by DCH, DCH may terminate this Contract in whole or in part, immediately or in stages. The Contractor’s financial condition shall be presumed not sufficient to allow the Contractor to provide the services described herein, in the manner required by DCH if the Contractor cannot demonstrate to DCH’s satisfaction that the Contractor has risk reserves and a minimum net worth sufficient to meet the statutory standards for licensed health care plans. The Contractor shall cover continuation of services to Members for the duration of period for which payment has been made, as well as for inpatient admissions up to discharge.

22.5	TERMINATION FOR INSUFFICIENT FUNDING

In the event that federal and/or State funds to finance this Contract become unavailable, DCH may terminate the Contract in writing with thirty (30) Calendar Days’ notice to the

Contractor. The Contractor shall be entitled to receive, and shall be limited to, just and equitable compensation for any satisfactory authorized work performed as of the termination date. Availability of funds shall be determined solely by DCH.

22.6	TERMINATION PROCEDURES

22.6.1	DCH will issue a written notice of termination to the Contractor by certified mail, return receipt requested, or in person with proof of delivery. The notice of termination shall cite the provision of this Contract giving the right to terminate, the circumstances giving rise to termination, and the date on which such termination shall become effective. Termination shall be effective at 11:59 p.m. EST on the termination date.

22.6.2	Upon receipt of notice of termination or on the date specified in the notice of termination and as directed by DCH, the Contractor shall:

•	Stop work under the Contract on the date and to the extent specified in the notice of termination;

•	Place no further orders or Subcontract for materials, services, or facilities, except as may be necessary for completion of such portion of the work under the Contract as is not terminated

•	Terminate all orders and Subcontracts to the extent that they relate to the performance of work terminated by the notice of termination;

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Assign to DCH, in the manner and to the extent directed by the Contract Administrator, all of the right, title, and interest of Contractor under the orders or subcontracts so terminated, in which case DCH will have the right, at its discretion, to settle or pay any or all Claims arising out of the termination of such orders and Subcontracts;

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With the approval of the Contract Administrator, settle all outstanding liabilities and all Claims arising out of such termination or orders and subcontracts, the cost of which would be reimbursable in whole or in part, in accordance with the provisions of the Contract;

•	Complete the performance of such part of the work as shall not have been terminated by the notice of termination;

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Take such action as may be necessary, or as the Contract Administrator may direct, for the protection and preservation of any and all property or information related to the Contract that is in the possession of Contractor and in which DCH has or may acquire an interest;

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Promptly make available to DCH, or another CMO plan acting on behalf of DCH, any and all records, whether medical or financial, related to the Contractor’s activities undertaken pursuant to this Contract. Such records shall be provided at no expense to DCH;

•	Promptly supply all information necessary to DCH, or another CMO plan acting on behalf of DCH, for reimbursement of any outstanding Claims at the time of termination; and

•	Submit a termination plan to DCH for review and approval that includes the following terms:

•	Maintain Claims processing functions as necessary for ten (10) consecutive months in order to complete adjudication of all Claims;

•	Comply with all duties and/or obligations incurred prior to the actual termination date of the Contract, including but not limited to, the Appeal process as described in Section 4.14;

•	File all Reports concerning the Contractor’s operations during the term of the Contract in the manner described in this Contract;

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Ensure the efficient and orderly transition of Members from coverage under this Contract to coverage under any new arrangement developed by DCH in accordance with procedures set forth in Section 4.11.4;

•	Maintain the financial requirements, and insurance set forth in this Contract until DCH provides the Contractor written notice that all continuing obligations of this Contract have been fulfilled; and

•	Submit Reports to DCH every thirty (30) Calendar Days detailing the Contractor’s progress in completing its continuing obligations under this Contract until completion.

22.6.3	Upon completion of these continuing obligations, the Contractor shall submit a final report to DCH describing how the Contractor has completed its continuing obligations. DCH will advise, within twenty (20) Calendar Days of receipt of this report, if all of the Contractor’s obligations are discharged. If DCH finds that the final report does not evidence that the Contractor has fulfilled its continuing obligations, then DCH will require the Contractor to submit a revised final report to DCH for approval.

22.7	TERMINATION CLAIMS

22.7.1	After receipt of a notice of termination, the Contractor shall submit to the Contract Administrator any termination claim in the form, and with the certification prescribed by, the Contract Administrator. Such claim shall be submitted promptly but in no event later than ten (10) months from the effective date of termination. Upon failure of the Contractor to submit its termination claim within the time allowed, the Contract Administrator may, subject to any review required by the State procedures in effect as of the date of execution of the Contract, determine, on the basis of information available, the amount, if any, due to the Contractor by reason of the termination and shall thereupon cause to be paid to the Contractor the amount so determined.

22.7.2	Upon receipt of notice of termination, the Contractor shall have no entitlement to receive any amount for lost revenues or anticipated profits or for expenditures associated with this Contract or any other contract. Upon termination, the Contractor shall be paid in accordance with the following:

•	At the Contract price(s) for completed Deliverables and/or services delivered to and accepted by DCH; and/or

•	At a price mutually agreed upon by the Contractor and DCH for partially completed Deliverables and/or services.

22.7.3	In the event the Contractor and DCH fail to agree in whole or in part as to the amounts with respect to costs to be paid to the Contractor in connection with the total or partial termination of work pursuant to this article, DCH will determine, on the basis of information available, the amount, if any, due to the Contractor by reason of termination and shall pay to the Contractor the amount so determined.

23.0	LIQUIDATED DAMAGES

23.1	GENERAL PROVISIONS

23.1.1	In the event the Contractor fails to meet the terms, conditions, or requirements of this Contract and financial damages are difficult or impossible to ascertain exactly, the Contractor agrees that DCH may assess liquidated damages, not penalties, against the Contractor for the deficiencies. The Parties further acknowledge and agree that the specified liquidated damages are reasonable and the result of a good faith effort by the Parties to estimate the actual harm caused by the Contractor’s breach. The Contractor’s failure to meet the requirements in this Contract will be divided into four (4) categories of events.

23.1.2	Notwithstanding any sanction or liquidated damages imposed upon the Contractor other than Contract termination, the Contractor shall continue to provide all Covered Services and care management.

23.2	CATEGORY 1

23.2.1	Liquidated damages up to $100,000 per violation may be imposed for Category 1 events. For Category 1 events, the Contractor shall submit a written CAPA/PC to DCH for review and approval prior to implementing the corrective action. Category 1 events are monitored by DCH to determine compliance and shall include and constitute the following:

•	Acts that discriminate among Members on the basis of their health status or need for health care services; and

•	Misrepresentation of actions or falsification of information furnished to CMS or the State.

•	Failure to implement requirements stated in the Contractor’s proposal, the RFP, this Contract, or other material failures in the Contractor’s duties.

•	Failure to participate in a readiness and/or annual review.

•	Failure to provide an adequate provider network of physicians, pharmacies, hospitals, and other specified health care Providers in order to assure member access to all Covered Services.

23.3	CATEGORY 2

23.3.1	Liquidated damages up to $25,000 per violation may be imposed for the Category 2 events. For Category 2 events, the Contractor shall submit a written CAPA/PC to DCH for review and approval prior to implementing the corrective action. Category 2 events are monitored by DCH to determine compliance and include the following:

•	Substantial failure to provide medically necessary services that the Contractor is required to provide under law, or under this Contract, to a Member covered under this Contract;

•	Misrepresentation or falsification of information furnished to a Member, Potential Member, or health care Provider;

•	Failure to comply with the requirements for physician incentive plans, as set forth in 42 CFR 422.208 and 422.2 10;

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Distribution directly, or indirectly, through any Agent or independent contractor, marketing materials that have not been approved by the State or that contain false or materially misleading information;

•	Violation of any other applicable requirements of section 1903(m) or 1932 of the Social Security Act and any implementing regulations;

•	Failure of the Contractor to assume full operation of its duties under this Contract in accordance with the transition timeframes specified herein;

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Imposition of premiums or charges on Members that are in excess of the premiums or charges permitted under the Medicaid program (the State will deduct the amount of the overcharge and return it to the affected Member).

•	Failure to resolve Member Appeals and Grievances within the timeframes specified in this Contract;

•	Failure to ensure client confidentiality in accordance with 45 CFR 160 and 45 CFR 164; and an incident of noncompliance will be assessed as per member and/or per HIPAA regulatory violation.

•	Violation of a subcontracting requirement in the Contract.

23.4	CATEGORY 3

23.4.1	Liquidated damages up to $5,000.00 per day may be imposed for Category 3 events. For Category 3 events, a written CAPA/PC may be required and corrective action must be taken. In the case of Category 3 events, if corrective action is taken within four (4) Business Days, then liquidated damages may be waived at the discretion of DCH. Category 3 events are monitored by DCH to determine compliance and shall include the following:

•	Failure to submit required Reports and Deliverables in the timeframes prescribed in Section 4.18 and Section 5.7;

•	Submission of incorrect or deficient Deliverables or Reports as determined by DCH;

•	Failure to comply with the Claims processing standards as follows:

•	Failure to process and finalize to a paid or denied status ninety-seven percent (97%) of all Clean Claims within fifteen (15) Business Days during a fiscal year;

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Failure to pay Providers interest at an eighteen percent (18%) annual rate, calculated daily for the full period during which a clean, unduplicated Claim is not adjudicated within the claims processing deadlines. For all claims that are initially denied or underpaid by the Contractor but eventually determined or agreed to have been owed by the Contractor to a provider of health care services, the Contractor shall pay, in addition to the amount determined to be owed, interest of twenty percent (20%) per annum (based on simple interest calculations), calculated from 15 calendar days after the date the claim was submitted. A Contractor shall pay all interest required to be paid under this provision or Code Section 33-24-59.5 automatically and simultaneously whenever payment is made for the claim giving rise to the interest payment. All interest payments shall be accurately identified on the associated remittance advice submitted by the Contractor to the Provider. A Contractor shall not be responsible for the penalty described in this subsection if the health care provider submits a claim containing a material omission or inaccuracy in any of the data elements required for a complete standard health care claim form as prescribed under 45 C.F.R. Part 162 for electronic claims, a CMS Form 1500 for non-electronic claims, or any claim prescribed by DCH.

•	Failure to comply with the eighty percent (80%) of screening ratio on the Contractor’s CMS-416 Health Check as described Section 4.7.3.8.

•	Failure to achieve the Performance Target for any one Quality Performance Measure.

•	Failure to provide an initial visit within fourteen (14) Calendar Days for all newly enrolled women who are pregnant in accordance with Sections 4.6.9.1.

•	Failure to comply with the Notice of Proposed Action and Notice of Adverse Action requirements as described in Sections 4.14.3 and 4.14.5.

•	Failure to comply with any CAPA/PC as required by DCH.

•	Failure to seek, collect and/or report third party information as described in Section 8.4.

•	Failure to comply with the Contractor staffing requirements as described in Section 14.2.

•	Failure of Contractor to issue written notice to Members upon Provider’s notice of termination in the Contractor’s plan as described in Section 4.10.2.3.

•	Failure to comply with federal law regarding sterilizations, hysterectomies, and abortions and as described in Section 4.6.5.

•	Failure to submit acceptable member and provider directed materials or documents in a timely manner, i.e., member and provider directories, handbooks, policies and procedures.

•	Failure to comply with the required Demonstration Reports and Deliverables as prescribed in Attachments O and Q.

•	Failure to achieve annual targeted reductions in the Pregnancy Rate as identified in Attachment O.

•	Failure to deliver effective Demonstration services as evidenced by lack of achievement of annual targeted LBW and VLBW reduction targets as identified in Attachment O.

23.5	CATEGORY 4

23.5.1	Liquidated damages as specified below may be imposed for Category 4 events. Imposition of liquidated damages will not relieve the Contractor from submitting and implementing CAPA/PC or corrective action as determined by DCH. Category 4 events are monitored by DCH to determine compliance and include the following:

23.5.1.1	Failure to implement the business continuity-disaster recovery (BC-DR) plan as follows:

•	Implementation of the (BC-DR) plan exceeds the proposed time by two (2) or less Calendar Days: five thousand dollars ($5,000) per day up to day 2;

•	Implementation of the (BC-DR) plan exceeds the proposed time by more than (2) and up to five (5) Calendar Days: ten thousand dollars ($10,000) per each day beginning with Day 3 and up to Day 5;

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Implementation of the (BC-DR) plan exceeds the proposed time by more than five (5) and up to ten (10) Calendar Days, twenty-five thousand dollars ($25,000) per day beginning with Day 6 and up to Day 10; and

•	Implementation of the (BC-DR) plan exceeds the proposed time by more than ten (10) Calendar Days: fifty thousand dollars ($50,000) per each day beginning with Day 11.

23.5.1.2	Unscheduled System Unavailability (other than CCE and ECM functions described below) occurring during a continuous five (5) Business Day period, may be assessed as follows:

•	Greater than or equal to two (2) and less than twelve (12) hours cumulative: up to one hundred twenty-five dollars ($125) for each thirty (30) minutes or portions thereof;

•	Greater than or equal to twelve (12) and less than twenty-four (24) hours cumulative: up to two hundred fifty dollars ($250) for each thirty (30) minutes or portions thereof; and

•

Greater than or equal to twenty-four (24) hours cumulative: up to five hundred dollars ($500) for each thirty (30) minutes or portions thereof up to a maximum of twenty-five thousand dollars ($25,000) per occurrence.

23.5.1.3	Confirmation of CMO Enrollment (CCE) or Electronic Claims Management (ECM) system downtime. In any calendar week, penalties may be assessed as follows for downtime outside the State’s control of any component of the CCE and ECM systems, such as the voice response system and PC software response system:

•	Less than twelve (12) hours cumulative: up to two hundred fifty dollars ($250) for each thirty (30) minutes or portions thereof;

•	Greater than or equal to twelve (12) and less than twenty-four (24) hours cumulative: up to five hundred ($500) for each thirty (30) minutes or portions thereof; and

•

Greater than or equal to twenty-four (24) hours cumulative: up to one thousand dollars ($1,000) for each thirty (30) minutes or portions thereof up to a maximum of fifty thousand dollars ($50,000) per occurrence.

23.5.1.4	Failure to make available to the state and/or its agent readable, valid extracts of Encounter Information for a specific month within fifteen (15) Calendar Days of the close of the month: five hundred dollars ($500) per day. After fifteen (15) Calendar Days of the close of the month: two thousand dollars ($2000) per day.

23.5.1.5	Failure to correct a system problem not resulting in System Unavailability within the allowed timeframe, where failure to complete was not due to the action or inaction on the part of DCH as documented in writing by the Contractor:

•	One (1) to fifteen (15) Calendar Days late: two hundred and fifty dollars ($250) per Calendar Day for Days 1 through 15;

•	Sixteen (16) to thirty (30) Calendar Days late: five hundred dollars ($500) per Calendar Day for Days 16 through 30; and

•	More than thirty (30) Calendar Days late: one thousand dollars ($1,000) per Calendar Day for Days 31 and beyond.

23.5.1.6	Failure to meet the Telephone Hotline performance standards:

•	$1,000.00 for each percentage point that is below the target answer rate of eighty percent (80%) in thirty (30) seconds;

•	$1,000.00 for each percentage point that is above the target of a one percent (1%) Blocked Call rate; and

•	$1,000.00 for each percentage point that is above the target of a five percent (5%) Abandoned Call rate.

23.6	OTHER REMEDIES

In addition other liquidated damages described above for Category 1-4 events, DCH may impose the following other remedies:

•

Appointment of temporary management of the Contractor as provided in 42 CFR 438.706, if DCH finds that the Contractor has repeatedly failed to meet substantive requirements in section 1903 (m) or section 1932 of the Social Security Act;

•	Granting Members the right to terminate Enrollment without cause and notifying the affected Members of their right to disenroll;

•	Suspension of all new Enrollment, including default Enrollment, after the effective date of remedies;

•

Suspension of payment to the Contractor for Members enrolled after the effective date of the remedies and until CMS or DCH is satisfied that the reason for imposition of the remedies no longer exists and is not likely to occur;

•	Termination of the Contract if the Contractor fails to carry out the substantive terms of the Contract or fails to meet the applicable requirements in 1932 and 1903(m) of the Social Security Act;

•	Civil Monetary Fines in accordance with 42 CFR 43 8.704; and

•	Additional remedies allowed under State statute or State regulation that address areas of non-compliance specified in 42 CFR 438.700.

23.7	NOTICE OF REMEDIES

Prior to the imposition of either liquidated damages or other remedies, DCH will issue a written notice of remedies that will include the following:

•	A citation to the law, regulation or Contract provision that has been violated;

•	The remedies to be applied and the date the remedies will be imposed;

•	The basis for DCH’s determination that the remedies should be imposed;

•	Request for a CAPA/PC, if applicable; and

•

The time frame and procedure for the Contractor to dispute DCH’s determination. A Contractor’s dispute of a liquidated damage or remedies shall not stay the effective date of the proposed liquidated damage or remedies.

24.0	INDEMNIFICATION

The Contractor hereby releases and agrees to indemnify and hold harmless DCH, the State of Georgia and its departments, agencies and instrumentalities (including the State Tort Claims Trust Fund, the State Authority Liability Trust Fund, The State Employee Broad Form Liability Funds, the State Insurance and Hazard Reserve Fund, and other self-insured funds, all such funds hereinafter collectively referred to as the “Funds”) from and against any and all claims, demands, liabilities, losses, costs or expenses, and attorneys’ fees, caused by, growing out of, or arising from this Contract, due to any act or omission on the part of the Contractor, its agents, employees, customers, invitees, licensees or others working at the direction of the Contractor or on its behalf, or due to any breach of this Contract by the Contractor, or due to the application or violation of any pertinent federal, State or local law, rule or regulation. This indemnification extends to the successors and assigns of the Contractor, and this indemnification survives the termination of the Contract and the dissolution or, to the extent allowed by the law, the bankruptcy of the Contractor.

25.0	INSURANCE

25.1	The Contractor shall, at a minimum, prior to the commencement of work, procure the insurance policies identified below at the Contractor’s own cost and expense and shall furnish DCH with proof of coverage at least in the amounts indicated. It shall be the responsibility of the Contractor to require any Subcontractor to secure the same insurance coverage as prescribed herein for the Contractor, and to obtain a certificate evidencing that such insurance is in effect. In the event that any such insurance is proposed to be reduced, terminated or cancelled for any reason, the Contractor shall provide to DCH at least thirty (30) Calendar Days written notice. Prior to the reduction, expiration and/or cancellation of any insurance policy required hereunder, the Contractor shall secure replacement coverage upon the same terms and provisions to ensure no lapse in coverage, and shall furnish, at the request of DCH, a certificate of insurance indicating the required coverage’s. The Contractor shall maintain insurance coverage sufficient to insure against claims arising at any time during the term of the Contract. The provisions of this Section shall survive the expiration or termination of this Contract for any reason. In addition, the Contractor shallindemnify and hold harmless DCH and the State from any liability arising out of the Contractor’s or its Subcontractor’s untimely failure in securing adequate insurance coverage as prescribed herein:

25.1.1	Workers’ Compensation Insurance, the policy(ies) to insure the statutory limits established by the General Assembly of the State of Georgia. The Workers’ Compensation Policy must include Coverage B – Employer’s Liability Limits of:

•	Bodily injury by accident: five hundred thousand dollars ($500,000) each accident;

•	Bodily Injury by Disease: five hundred thousand dollars ($500,000) each employee; and

•	One million dollars ($1,000,000) policy limits.

25.1.2	The Contractor shall require all Subcontractors performing work under this Contract to obtain an insurance certificate showing proof of Worker’s Compensation Coverage.

25.1.3	The Contractor shall have commercial general liability policy(ies) as follows:

•	Combined single limits of one million dollars ($1,000,000) per person and three million dollars ($3,000,000) per occurrence;

•	On an “occurrence” basis; and

•	Liability for property damage in the amount of three million dollars ($3,000,000) including contents coverage for all records maintained pursuant to this Contract.

26.0	PAYMENT BOND & IRREVOCABLE LETTER OF CREDIT

26.1	Within five (5) Business Days of Contract Execution, Contractor shall obtain and maintain in force and effect an irrevocable letter of credit in the amount representing one half of one month’s Net Capitation Payment associated with the actual GF lives in the Atlanta and Central Service Regions enrolled in Contractor’s plan. On or before July 2 each following year, Contractor shall modify the amount of the irrevocable letter of credit currently in force and effect to equal one-half of the average of the Net Capitation Payments paid to the Contractor for the months of January, February and March. If at any time during the year, the actual GF lives enrolled in Contractor’s plan increases or decreases by more than twenty-five percent, DCH, at its sole discretion, may increase or decrease the amount required for the irrevocable letter of credit.

Notwithstanding the above, Contractor shall have the option, in its discretion, to obtain a surety bond in lieu of the irrevocable letter of credit for 15% of the total irrevocable letter of credit requirement, and such surety bond, together with an irrevocable letter of credit in the amount of 85% of the total irrevocable letter of credit requirement, shall satisfy Contractor’s obligations under this Section 26.1.

With regard to the irrevocable letter of credit, DCH may recoup payments from the Contractor for liabilities or obligations arising from any act, event, omission or condition which occurred or existed subsequent to the effective date of the Contract and which is identified in a survey, review, or audit conducted or assigned by DCH.

26.2	DCH may also, at its discretion, redeem Contractor’s irrevocable letter of credit in the amount(s) of actual damages suffered by DCH if DCH determines that the Contractor is (1) unable to perform any of the terms and conditions of the Contract or if (2) the Contractor is terminated by default or bankruptcy or material breach that is not cured within the time specified by DCH, or under both conditions described at one (1) and two (2).

26.3	During the Contract period, Contractor shall obtain and maintain a payment bond from an entity licensed to do business in the State of Georgia and acceptable to DCH with sufficient financial strength and creditworthiness to assume the payment obligations of Contractor in the event of a default in payment arising from bankruptcy, insolvency, or other cause. Said bond shall be delivered to DCH within five (5) Business Days of Contract Execution and shall be in the amount of Five Million Dollars ($5,000,000.00). On or before July 2, of each following year, Contractor shall modify the amount of the bond to equal the average of the Net Capitation Payments paid to the Contractor for the months of January, February and March.

26.4	If at any time during the year, the actual GF lives enrolled in Contractor’s plan increases or decreases by more than twenty-five percent, DCH, at its sole discretion, may increase or decrease the amount required for the bond.

27.0	COMPLIANCE WITH ALL LAWS

27.1	NON-DISCRIMINATION

The Contractor agrees to comply with applicable federal and State laws, rules and regulations, and the State’s policy relative to nondiscrimination in employment practices because of political affiliation, religion, race, color, sex, physical handicap, age, or national origin including, but not limited to, Title VI of the Civil Rights Act of 1964, as amended; Title IX of the Education Amendments of 1972 as amended; the Age Discrimination Act of 1975, as amended; Equal Employment Opportunity (45 CFR 74 Appendix A (1), Executive Order 11246 and 11375) and the Americans with Disability Act of 1993 (including but not limited to 28 C.F.R. § 35.100 et seq.). Nondiscrimination in employment practices is applicable to employees for employment, promotions, dismissal and other elements affecting employment.

27.2	DELIVERY OF SERVICE AND OTHER FEDERAL LAWS

27.2.1	The Contractor agrees that all work done as part of this Contract is subject to CMS approval and will comply fully with applicable administrative and other requirements established by applicable federal and State laws and regulations and guidelines, including but not limited to section 1902(a)(7) of the Social Security Act and DCH Medicaid and

PeachCare for Kids® Policies and Procedures manuals, and assumes responsibility for full compliance with all such applicable laws, regulations, and guidelines, and agrees to fully reimburse DCH for any loss of funds or resources or overpayment resulting from non-compliance by Contractor, its staff, agents or Subcontractors, as revealed in subsequent audits. The provisions of the Fair Labor Standards Act of 1938 (29 U.S.C. § 201 et seq.) and the rules and regulations as promulgated by the United States Department of Labor in Title XXIX of the Code of Federal Regulations are applicable to this Contract. Contractor shall agree to conform with such federal laws as affect the delivery of services under this Contract including but not limited to the Titles VI, VII, XIX, XXI of the Social Security Act, the Federal Rehabilitation Act of 1973, the Davis Bacon Act (40 U.S.C. § 276a et seq.), the Copeland Anti-Kickback Act (40 U.S.C. § 276c), the Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act as Amended (33 U.S.C. 1251 et seq.); the Byrd Anti-Lobbying Amendment (31 U.S.C. 1352); and Debarment and Suspension (45 CFR 74 Appendix A (8) and Executive Order 12549 and 12689); the Contractor shall agree to conform to such requirements or regulations as the United States Department of Health and Human Services may issue from time to time. Authority to implement federal requirements or regulations will be given to the Contractor by DCH in the form of a Contract amendment.

27.2.2	The Contractor shall include notice of grantor agency requirements and regulations pertaining to reporting and patient rights under any contracts involving research, developmental, experimental or demonstration work with respect to any discovery or invention which arises or is developed in the course of or under such contract, and of grantor agency requirements and regulations pertaining to copyrights and rights in data.

27.2.3	The Contractor shall recognize mandatory standards and policies relating to energy efficiency, which are contained in the State energy conservation plan issues in compliance with the Energy Policy and Conservation Act (Pub. L. 94-165).

27.3	COST OF COMPLIANCE WITH APPLICABLE LAWS

The Contractor agrees that it will bear any and all costs (including but not limited to attorneys’ fees, accounting fees, research costs, or consultant costs) related to, arising from, or caused by compliance with any and all laws, such as but not limited to federal and State statutes, case law, precedent, regulations, policies, and procedures which exist at the time of the execution of this Contract. The Contractor further agrees that it will bear any and all costs (including but not limited to attorneys’ fees, accounting fees, research costs, or consultant costs) related to, arising from, or caused by compliance with any and all laws, such as but not limited to federal and state statutes, case law, precedent, regulations, policies, and procedures which become effective or are amended throughout the life of the Contract. In the event of a disagreement on this matter, DCH’s determination on this matter shall be conclusive and not subject to Appeal.

27.4	GENERAL COMPLIANCE

Additionally, the Contractor agrees to comply and abide by all laws, rules, regulations, statutes, policies, or procedures that may govern the Contract, the deliverables in the Contract, or either Party’s responsibilities. To the extent that applicable laws, rules, regulations, statutes, policies, or procedures – either those in effect at the time of the execution of this Contract, or those which become effective or are amended during the life of the Contract – require the Contractor to take action or inaction, any costs, expenses, or fees associated with that action or inaction shall be borne and paid by the Contractor solely.

28.0	CONFLICT RESOLUTION

Any dispute concerning a question of fact or obligation related to or arising from this Contract that is not disposed of by mutual agreement shall be decided by the Contract Administrator who shall reduce his or her decision to writing and mail or otherwise furnish a copy to the Contractor. The written decision of the Contract Administrator shall be final and conclusive, unless the Contractor mails or otherwise furnishes a written Appeal to the Commissioner of DCH within ten (10) Calendar Days from the date of receipt of such decision. The decision of the Commissioner or a duly Authorized Representative for the determination of such Appeal shall be final and conclusive. In connection with any Appeal proceeding under this provision, the Contractor shall be afforded an opportunity to be heard and to offer evidence in support of its Appeal. Pending a final decision of a dispute hereunder, the Contractor shall proceed diligently with the performance of the Contract.

29.0	CONFLICT OF INTEREST AND CONTRACTOR INDEPENDENCE

29.1	No official or employee of the State of Georgia or the federal government who exercises any functions or responsibilities in the review or approval of the undertaking or carrying out of the GF program shall, prior to the completion of the project, voluntarily acquire any personal interest, direct or indirect, in this Contract or the proposed Contract.

29.2	The Contractor covenants that it presently has no interest and shall not acquire any interest, direct or indirect, that would conflict in any material manner or degree with, or have a material adverse effect on the performance of its services hereunder. The Contractor further covenants that in the performance of the Contract no person having any such interest shall be employed.

29.3	All of the parties hereby certify that the provisions of O.C.G.A. §45-10-20 through §45-10-28, which prohibit and regulate certain transactions between State officials and employees and the State of Georgia, have not been violated and will not be violated in any respect throughout the term.

29.4	In addition, it shall be the responsibility of the Contractor to maintain independence and to establish necessary policies and procedures to assist the Contractor in determining if the actual Contractors performing work under this Contract have any impairment to their independence. To that end, the Contractor shall submit a written plan to DCH within five (5) Business Days of Contract Award in which it outlines its Impartiality and Independence Policies and Procedures relating to how it monitors and enforces Contractor and Subcontractor impartiality and independence. The Contractor further agrees to take all necessary actions to eliminate threats to impartiality and independence, including but not limited to reassigning, removing, or terminating Contractors or Subcontractors.

30.0	NOTICE

30.1	All notices under this Contract shall be deemed duly given upon delivery, if delivered by hand, or three (3) Calendar Days after posting, if sent by registered or certified mail, return receipt requested, to a party hereto at the addresses set forth below or to such other address as a party may designate by notice pursuant hereto.

For DCH:

Contract Administration:

Lindsey C. Breedlove

Acting Director of Contracts Administration

Georgia Department of Community Health

2 Peachtree Street, NW – 40th Floor

Atlanta, GA 30303-3 159

(404) 463-1020 – Phone

(404) 657-7200 – Fax

E-mail address: lbreedlove@dch.ga.gov

Amerigroup Community Care

Dr. Tunde Sotunde, CEO

303 Perimeter Center North

Suite 400

Atlanta, GA 30346

(678) 5874849 – Phone

(770) 604-9330 – Fax

E-mail address: tsotunde@amerigroupcorp.com

Project Leader:

Claudette V. Bazile, Esq., Deputy Director of Operations

Georgia Department of Community Health

Division of Medicaid

2 Peachtree Street, NW, 36th Floor

Atlanta, Georgia 30303-3 159

(404) 656-7513 – office

(770) 344-3829 – fax

E-mail address: cbazile@dch.ga.gov

30.2	It shall be the responsibility of the Contractor to inform the Contract Administrator of any change in address in writing no later than five (5) Business Days after the change.

31.0	MISCELLANEOUS

31.1	CHOICE OF LAW OR VENUE

This Contract shall be governed in all respects by the laws of the State of Georgia. Any lawsuit or other action brought against DCH, the State based upon, or arising from this Contract shall be brought in a court or other forum of competent jurisdiction in Fulton County in the State of Georgia.

31.2	ATTORNEY’S FEES

In the event that either party deems it necessary to take legal action to enforce any provision of this Contract, and in the event DCH prevails, the Contractor agrees to pay all expenses of such action including reasonable attorney’s fees and costs at all stages of litigation as awarded by the court, a lawful tribunal, hearing officer or administrative law judge. If the Contractor prevails in any such action, the court or hearing officer, at its discretion, may award costs and reasonable attorney’s fees to the Contractor. The term legal action shall be deemed to include administrative proceedings of all kinds, as well as all actions at law or equity.

31.3	SURVIVABILITY

The terms, provisions, representations and warranties contained in this Contract shall survive the delivery or provision of all services or Deliverables hereunder.

31.4	DRUG-FREE WORKPLACE

The Contractor shall certify to DCH that a drug-free workplace shall be provided for the Contractor’s employees during the performance of this Contract as required by the “Drug-Free Workplace Act”, O.C.G.A. § 50-24-1, et seq. and applicable federal law. The Contractor will secure from any Subcontractor hired to work in a drug-free workplace such similar certification. Any false certification by the Contractor or violation of such certification, or failure to carry out the requirements set forth in the code, may result in the Contractor being suspended, terminated or debarred from the performance of this Contract.

31.5	CERTIFICATION REGARDING DEBARMENT, SUSPENSION, PROPOSED DEBARMENT AND OTHER MATTERS

The Contractor certifies that it is not presently debarred, suspended, proposed for debarment or declared ineligible for award of contracts by any federal or State agency.

31.6	WAIVER

The waiver by DCH of any breach of any provision contained in this Contract shall not be deemed to be a waiver of such provision on any subsequent breach of the same or any other provision contained in this Contract and shall not establish a course of performance between the parties contradictory to the terms hereof.

31.7	FORCE MAJEURE

Neither party to this Contract shall be responsible for delays or failures in performance resulting from acts beyond the control of such party. Such acts shall include, but not be limited to, acts of God, strikes, riots, lockouts, and acts of war, epidemics, fire, earthquakes, or other disasters.

31.8	BINDING

This Contract and all of its terms, conditions, requirements, and amendments shall be binding on DCH, the Contractor, and their respective successors and permitted assigns.

31.9	TIME IS OF THE ESSENCE

Time is of the essence in this Contract. Any reference to “Days” shall be deemed Calendar Days unless otherwise specifically stated.

31.10	AUTHORITY

DCH has full power and authority to enter into this Contract, and the person acting on behalf of and signing for the Contractor has full authority to enter into this Contract, and the person signing on behalf of the Contractor has been properly authorized and empowered to enter into this Contract on behalf of the Contractor and to bind the Contractor to the terms of this Contract. Each party further acknowledges that it has had the opportunity to consult with and/or retain legal counsel of its choice, read this Contract, understands this Contract, and agrees to be bound by it.

31.11	ETHICS IN PUBLIC CONTRACTING

The Contractor understands, states, and certifies that it made its proposal to the RFP without collusion or fraud and that it did not offer or receive any kickbacks or other inducements from any other Contractor, supplier, manufacturer, or Subcontractor in connection with its proposal to the RFP.

31.12	CONTRACT LANGUAGE INTERPRETATION

The Contractor and DCH agree that in the event of a disagreement regarding, arising out of, or related to, Contract language interpretation, DCH’s interpretation of the Contract language in dispute shall control and govern. DCH’s interpretation of the Contract language in dispute shall not be subject to Appeal under any circumstance.

31.13	ASSESSMENT OF FEES

The Contractor and DCH agree that DCH may elect to deduct any assessed fees from payments due or owing to the Contractor or direct the Contractor to make payment directly to DCH for any and all assessed fees. The choice is solely and strictly DCH’s choice.

31.14	COOPERATION WITH OTHER CONTRACTORS

31.14.1	In the event that DCH has entered into, or enters into, agreements with other contractors for additional work related to the services rendered hereunder, the Contractor agrees to cooperate fully with such other contractors. The Contractor shall not commit any act that will interfere with the performance of work by any other contractor.

31.14.2	Additionally, if DCH eventually awards this Contract to another contractor, the Contractor agrees that it will not engage in any behavior or inaction that prevents or hinders the work related to the services contracted for in this Contract. In fact, the Contractor agrees to submit a written turnover plan and/or transition plan to DCH within thirty (30) Days of receiving the Department’s intent to terminate letter. The Parties agree that the Contractor has not successfully met this obligation until the Department accepts its turnover plan and/or transition plan.

31.14.3	The Contractor’s failure to cooperate and comply with this provision, shall be sufficient grounds for DCH to halt all payments due or owing to the Contractor until it becomes compliant with this or any other contract provision. DCH’s determination on the matter shall be conclusive and not subject to Appeal.

31.15	SECTION TITLES NOT CONTROLLING

The Section titles used in this Contract are for reference purposes only and shall not be deemed a part of this Contract.

31.16	LIMITATION OF LIABILITY/EXCEPTIONS

Nothing in this Contract shall limit the Contractor’s indemnification liability or civil liability arising from, based on, or related to claims brought by DCH or any third party or any claims brought against DCH or the State by a third party or the Contractor.

31.17	COOPERATION WITH AUDITS

31.17.1	The Contractor agrees to assist and cooperate with the Department in any and all matters and activities related to or arising out of any audit or review, whether federal, private, or internal in nature, at no cost to the Department.

31.17.2	The parties also agree that the Contractor shall be solely responsible for any costs it incurs for any audit related inquiries or matters. Moreover, the Contractor may not charge or collect any fees or compensation from DCH for any matter, activity, or inquiry related to, arising out of, or based on an audit or review.

31.18	HOMELAND SECURITY CONSIDERATIONS

31.18.1	The Contractor shall perform the services to be provided under this Contract entirely within the boundaries of the United States. In addition, the Contractor will not hire any individual to perform any services under this Contract if that individual is required to have a work visa approved by the U.S. Department of Homeland Security and such individual has not met this requirement.

31.18.2	If the Contractor performs services, or uses services, in violation of the foregoing paragraph, the Contractor shall be in material breach of this Contract and shall be liable to the Department for any costs, fees, damages, claims, or expenses it may incur. Additionally, the Contractor shall be required to hold harmless and indemnify DCH pursuant to the indemnification provisions of this Contract.

31.18.3	The prohibitions in this Section shall also apply to any and all agents and Subcontractors used by the Contractor to perform any services under this Contract.

31.19	PROHIBITED AFFILIATIONS WITH INDIVIDUALS DEBARRED AND SUSPENDED

31.19.1

The Contractor shall not knowingly have a relationship with an individual, or an affiliate of an individual, who is debarred, suspended, or otherwise excluded from participating in procurement activities under the Federal Acquisition Regulation or from participating in non-procurement activities under regulations issued under Executive Order No. 12549 or under guidelines implementing Executive Order No. 12549. For the purposes of this Section, a “relationship” is described as follows:

•	A director, officer or partner of the Contractor;

•	A person with beneficial ownership of five percent (5%) or more of the Contractor entity; and

•	A person with an employment, consulting or other arrangement with the Contractor’s obligations under its Contract with the State.

31.19.2	The Contractor shall submit a monthly Program Integrity Exception List report that identifies Providers, owners, agents, employees, subcontractors and contractors (as defined in Section 8.6.5.2) that have been reported on the HHS-OIG LEIE (List of Excluded Individuals/Entities) http:ioig.hhs.gov/fraud/exclusions/exclusions list.asp and/or the CMS MED (Medicare Exclusion Database).

31.19.3	All disclosures required under this Section shall be included in the Contractor’s monthly Fraud and Abuse Report (See Sections 4.13.4 and 4.18.3.5.2).

31.20	OWNERSHIP AND FINANCIAL DISCLOSURE

31.20.1	The Contractor shall disclose each person or corporation with an ownership or control interest of five percent (5%) or more in the Contractor’s entity for the prior twelve (12) month period as required in Section 8.6.5 of this Contract. For the purposes of this Section, a person or corporation with an ownership or control interest shall mean a person or corporation:

•	That owns directly or indirectly five percent (5%) or more of the Contractor’s capital or stock or received five percent (5%) or more of its profits;

•

That has an interest in any mortgage, deed of trust, note, or other obligation secured in whole or in part by the Contractor or by its property or assets, and that interest is equal to or exceeds five percent (5%) of the total property and assets of the Contractor; and

•	That is an officer or director of the Contractor (if it is organized as a corporation) or is a partner in the Contractor’s organization (if it is organized as a partnership).

32.0	AMENDMENT IN WRITING

No amendment, waiver, termination or discharge of this Contract, or any of the terms or provisions hereof, shall be binding upon either party unless confirmed in writing. None of the Solicitation Documents may be modified or amended, except by writing executed by both parties. Additionally, CMS approval may be required before any such amendment is effective. DCH will determine, in its sole discretion, when such CMS approval is required. Any agreement of the parties to amend, modify, eliminate or otherwise change any part of this Contract shall not affect any other part of this Contract, and the remainder of this Contract shall continue to be of full force and effect as set out herein.

33.0	CONTRACT ASSIGNMENT

Contractor shall not assign this Contract, in whole or in part, without the prior written consent of DCH, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

34.0	SEVERABILITY

Any section, subsection, paragraph, term, condition, provision, or other part of this Contract that is judged, held, found or declared to be voidable, void, invalid, illegal or otherwise not fully enforceable shall not affect any other part of this Contract, and the remainder of this Contract shall continue to be of full force and effect as set out herein.

35.0	COMPLIANCE WITH AUDITING AND REPORTING REQUIREMENTS FOR NONPROFIT ORGANIZATIONS (O.C.G.A. § 50-20-1 ET SEQ.)

The Contractor agrees to comply at all times with the provisions of the Federal Single Audit Act (hereinafter called the Act) as amended from time to time, all applicable implementing regulations, including but not limited to any disclosure requirements imposed upon non-profit organizations by the Georgia Department of Audits as a result of the Act, and to make complete restitution to DCH of any payments found to be improper under the provisions of the Act by the Georgia Department of Audits, the Georgia Attorney General’s Office or any of their respective employees, agents, or assigns.

36.0	ENTIRE AGREEMENT

This Contract constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations or contracts. No written or oral agreements, representatives, statements, negotiations, understandings, or discussions that are not set out, referenced, or specifically incorporated in this Contract shall in any way be binding or of effect between the parties.

(Signatures on following page)

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties state and affirm that, they are duly authorized to bind the respected entities designated below as of the day and year indicated.

GEORGIA DEPARTMENT OF COMMUNITY HEALTH

11/17/11
David A. Cook, Commissioner	Date

11/4/11
Jerry Dubberly, Chief – Medicard Division	Date

AMGP GEORGIA MANAGED CARE COMPANY, INC. d/b/a AMERIGROUP COMMUNITY CARE

BY:	10/11/2011
Signature	Date

TUNDE SOTUNDE MD
Print/Type Name

CEO
*TITLE

*	Must be President, Vice President, CEO or Other Officer Authorized by Corporate Resolution to Execute on Behalf of and Bind the Corporation to a Contract

ATTACHMENT A

DRUG FREE WORKPLACE CERTIFICATE

This certification is required by regulations implementing the Drug-Free Workplace Act of 1988 and 0.C.G.A. § 50-24-1 et seq. The certification set out below is a material representation of fact upon which DCH relied when entering into Contract # 0652 with AMGP Georgia Managed Care Company, Inc. dibia Amerigroup Community Care (hereinafter referred to as the “Contractor”). False certification or violation of the certification shall be grounds for suspension of payments, termination of the contract, or government-wide suspension or debarment.

By signing this Drug-Free Workplace Certificate, Contractor certifies that it will provide a drug-free workplace by:

1.	Publishing a statement notifying employees that the unlawful manufacture, sale, distribution, dispensation, possession or use of a controlled substance or marijuana is prohibited in Contractor’s workplace and specifying the actions that will be taken against employees for violations of such policy;

2.	Establishing a drug-free awareness program to inform employees about:

a.	The dangers of drug abuse in the workplace;

b.	Contractor’s policy of maintaining a drug-free workplace;

c.	Any available drug counseling, rehabilitation, and employee assistance programs; and

d.	The penalties that may be imposed upon employees for drug abuse violations;

3.	Providing each employee with a copy of the statement provided for in paragraph (1) of this certification;

4.	Notifying each employee in the statement provided for in paragraph (1) that, as a condition of employment, the employee shall:

a.	Abide by the Willis of the statement; and

b.	Notify Contractor of any criminal drug statute conviction for a violation occurring in the workplace no later than five calendar days after such conviction;

5.	Notifying DCH within ten calendar days after receiving notice under subparagraph 4(b) from an employee or otherwise receiving actual notice of such conviction;

6.	Taking one of the following actions, within 30 days of receiving notice under subparagraph 4(b), with respect to any employee who is so convicted;

a.	Taking appropriate personnel action against such an employee, up to and including termination; or

b.	Requiring such employee to participate satisfactorily in a drug abuse assistance or rehabilitation program approved for such purposes by a federal, state, or local health, law enforcement, or other appropriate agency;

7.	Making a good faith effort to continue to maintain a drug-free workplace through implementation of paragraphs 1, 2, 3, 4, 5, and 6.

ATTACHMENT A

Further, Contractor certifies that it will include in any agreement or contract with a subcontractor a provision that such subcontractor will provide a drug-free workplace for his employees by complying with the provisions of paragraphs (1), (2), (3), (4), and (6) of this subsection and by notifying Contractor of any criminal drug statute conviction for a violation occurring in the workplace involving the subcontractor or its employees within five calendar days of receiving notice of the conviction. Contractor will notify the contracting principal representative pursuant to paragraph (5) of this subsection.

AMGP GEORGIA MANAGED CARE COMPANY, INC.

d/b/a AMERIGROUP COMMUNITY CARE

BY:		10/11/2011
	SIGNATURE	DATE

CEO
TITLE

*	Must be President, Vice President, CEO or Other Officer Authorized by Corporate Resolution to Execute on Behalf of and Bind the Corporation to a Contract

ATTACHMENT B

CERTIFICATION REGARDING DEBARMENT, SUSPENSION,

PROPOSED DEBARMENT, AND OTHER RESPONSIBILITY MATTERS

Federal Acquisition Regulation 52.209-5, Certification Regarding Debarment, Suspension, Proposed Debarment, and Other Responsibility Matters (March 1996)

A.	CERTIFICATION

(1)	The Contractor certifies, to the best of its knowledge and belief, that-

(i)	The Contractor and/or any of its Principals—

(a)	Are ☐ are not ¢ presently debarred, suspended, proposed for debarment, or declared ineligible for award of Contracts by any Federal agency;

(b)	Have ☐ have not ¢ within a three-year period preceding this offer, been convicted of or had a civil judgment rendered against them for: commission of Fraud or criminal offense in connection with obtaining, attempting to obtain, or performing a public (federal, State, or local) Contract or subcontract; violation of federal or State antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, evasion, or receiving stolen property; and

(c)	Are ☐ are not ¢ presently indicted for, or otherwise criminally or civilly charged by a governmental entity with commission of any of the offenses enumerated in subdivision (a) (1) (i) (B) of this provision.

(ii)	The Contractor has ☐ has not ¢ thin a three-year period preceding this offer, had one or more Contracts terminated for default by any federal agency.

(2)	“Principals,” for purposes of this certification, means officers, directors, owners, partners, and, persons having primary management or supervisory responsibilities within a business entity (e.g., general manager, plant manager, head of a subsidiary, division, or business segment; and similar positions).

This certification concerns a matter within the jurisdiction of an Agency of the United States and the making of a false, fictitious, or Fraudulent certification may render the maker subject to prosecution under 18 U.S.C. § 1001.

B.	The Contractor shall provide immediate written notice to the Contracting Officer if, at any time prior to Contract Award, the Contractor learns that its certification was erroneous when submitted or has become erroneous by reason of changed circumstances.

C.	A certification that if any of the items in paragraph (a) of this provision exist will not necessarily result in Withholding of an award under this solicitation_ However, the certification will be considered in connection with a determination of the Contractor’s responsibility. Failure of the Contractor to furnish a certification or provide such additional information as requested by the Contracting Officer may render the Contractor non-responsible.

D.	Nothing contained in the foregoing shall be construed to require establishment of a system of records in order to render, in good faith, the certification required by paragraph (a) of this provision. The knowledge and information of a Contractor is not required to exceed that which is normally possessed by a prudent person in the ordinary course of business dealings.

E	The certification in paragraph (a) of this provision is a material representation of fact upon which reliance was placed when making award. If it is later determined that the Contractor knowingly rendered an erroneous certification, in addition to other remedies available to the Government, the Contracting Officer may terminate the Contract resulting from this solicitation for default.

AMGP GEORGIA MANAGED CARE COMPANY, INC. d/b/a AMERIGROUP COMMUNITY CARE

By:

By:

10/11/2011
	Signature	Date

TUNDE SOTUNDE MD CEO
Name and Title

ATTACHMENT C

GEORGIA DEPARTMENT OF COMMUNITY HEALTH

NONPROFIT ORGANIZATION DISCLOSURE FORM

Notice to all DCH Contractors: Pursuant to Georgia law, nonprofit organizations that receive funds from a State organization must comply with audit requirements as specified in 0.C.G.A. § 50-20-1 et seq. (hereinafter “the Act”) to ensure appropriate use of public funds. “Nonprofit Organization” means any corporation, trust, association, cooperative, or other organization that is operated primarily for scientific, educational, service, charitable, or similar purposes in the public interest; is not organized primarily for profit; and uses its net proceeds to maintain, improve or expand its operations. The term nonprofit organization includes nonprofit institutions of higher education and hospitals. For financial reporting purposes, guidelines issued by the American Institute of Certified Public Accountants should be followed in determining nonprofit status_

DCH must report Contracts with nonprofit organizations to the Department of Audits and must ensure compliance with the other requirements of the Act. Prior to execution of any Contract, the potential Contractor shall complete this form disclosing its corporate status to DCH. This form must be returned, along with proof of corporate status, to: Name, Director, Contract and Procurement Administration, Georgia Department of Community Health, 35th Floor, 2 Peachtree Street, NW., Atlanta, Georgia 30303-3159.

Acceptable proof of corporate status includes, but is not limited to, the following documentation:

•	Financial statements for the previous year;

•	Employee list;

•	Employee salaries;

•	Employees’ reimbursable expenses; and

•	CAPA/PC

Entities that meet the definition of nonprofit organization provided above and are subject the requirements of the Act will be contacted by DCH for further information.

AMGP GEORGIA MANAGED CARE COMPANY, INC. d/b/a AMERIGROUP COMMUNITY CARE

ADDRESS:	303 PERIMETER CENTER NORTH

SUITE 400, ATLANTA, GA30346

PHONE: 678-587-4844 FAX: 888-240-4921

CORPORATE STATUS: (check one)	For Profit	☒	Non-Profit	☐

I, the undersigned duly Authorized Representative of                                  do hereby attest that the above information is true and correct to the best of my knowledge.

10/11/2011
Signature	Date

ATTACHMENT D

STATE OF GEORGIA

THE GEORGIA DEPARTMENT OF COMMUNITY HEALTH

2 PEACHTREE STREET, N.W.

ATLANTA, GEORGIA 30303-3159

CONFIDENTIALITY STATEMENT

FOR SAFEGUARDING INFORMATION

I, the undersigned, understand, and by my signature agree to comply with Federal and State requirements (References: 42 CFR 431.300 – 431.306. Chapter 350-5 of Rules of Georgia Department of Community Health) regarding the safeguarding of Medicaid information in my possession, including but not limited to information which is electronically obtained from the Medicaid Management Information System (MMIS) while performing Contractual services with the Department of Community Health, its Agents or Contractors.

Individual’s Name: (typed or printed):	TUNDE SOTUNDE MD

Signature:	Date:	10/11/2011

Telephone No.:	678-587-484-4

Company or Agency Name and Address:

AMGP GEORGIA MANAGED CARE COMPANY, INC.

d/b/a AMERIGROUP COMMUNITY CARE

ATTACHMENT E

BUSINESS ASSOCIATE AGREEMENT

This Business Associate Agreement (hereinafter referred to as “Agreement”), effective this      day of             , 2011 is made and entered into by and between the Georgia Department of Community Health (hereinafter referred to as “DCH” ) and AMGP Georgia Managed Care Company, Inc. d/b/a Amerigroup Community Care (hereinafter referred to as “Contractor” ) as Attachment E to Contract No. 0652 between DCH and Contractor dated                      (“Contract”).

WHEREAS, DCH is required by the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”), to enter into a Business Associate Agreement with certain entities that provide functions, activities, or services involving the use of Protected Health Information (“PHI”);

WHEREAS, Contractor, under Contract No. 0652 (hereinafter referred to as “Contract”), may provide functions, activities, or services involving the use of PHI;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DCH and Contractor (each individually a “Party” and collectively the “Parties”) hereby agree as follows:

1.	Terms used but not otherwise defined in this Agreement shall have the same meaning as those terms in the Privacy Rule and the Security Rule, published as the Standards for Privacy and Security of Individually Identifiable Health Information in 45 C.F.R. Parts 160 and 164 (“Privacy Rule” and “Security Rule”).

2.	Except as limited in this Agreement, Contractor may use or disclose PHI only to extent necessary to meet its responsibilities as set forth in the Contract provided that such use or disclosure would not violate the Privacy Rule or the Security Rule, if done by DCH.

3.	Unless otherwise Provided by Law, Contractor agrees that it will:

A.	Not request, create, receive, use or disclose PHI other than as permitted or required by this Agreement, the Contract, or as required by law.

B.	Establish, maintain and use appropriate safeguards to prevent use or disclosure of the PHI other than as provided for by this Agreement or the Contract.

C,	Implement and use administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the electronic protected health information that it creates, receives, maintains, or transmits on behalf of DCH.

D.	Mitigate, to the extent practicable, any harmful effect that may be known to Contractor from a use or disclosure of PHI by Contractor in violation of the requirements of this Agreement, the Contract or applicable regulations.

E.	Ensure that its agents or subcontractors are subject to at least the same obligations that apply to Contractor under this Agreement and ensure that its agents or subcontractors comply with the conditions, restrictions, prohibitions and other limitations regarding the request for, creation, receipt, use or disclosure of PHI, that are applicable to Contractor under this Agreement and the Contract.

F.	Ensure that its agents and subcontractors, to whom it provides protected health information, agree to implement reasonable and appropriate safeguards to protect the information.

G.	Report to DCH any use or disclosure of PHI that is not provided for by this Agreement or the Contract and to report to DCH any security incident of which it becomes aware. Contractor agrees to make such report to DCH in writing in such form as DCH may require within three (3) business days after Contractor becomes aware of the unauthorized use or disclosure or of the security incident.

H.	Make any amendment(s) to PHI in a Designated Record Set that DCH directs or agrees to pursuant to 45 CFR 164.526 at the request of DCH or an Individual, within five (5) business days after request of DCH or of the Individual. Contractor also agrees to provide DCH with written confirmation of the amendment in such format and within such time as DCH may require.

Provide access to PHI in a Designated Record Set, to DCH upon request, within five (5) business days after such request, or, as directed by DCH, to an Individual. Contractor also agrees to provide DCH with written confirmation that access has been granted in such format and within such time as DCH may require.

J.	Give the Secretary of the U.S. Department of Health and Human Services (the “Secretary”) or the Secretary’s designees access to Contractor’s books and records and policies, practices or procedures relating to the use and disclosure of PHI for or on behalf of DCH within five (5) business days after the Secretary or the Secretary’s designees request such access or otherwise as the Secretary or the Secretary’s designees may require. Contractor also agrees to make such information available for review, inspection and copying by the Secretary or the Secretary’s designees during normal business hours at the location or locations where such information is maintained or to otherwise provide such information to the Secretary or the Secretary’s designees in such form, format or manner as the Secretary or the Secretary’s designees may require.

K.	Document all disclosures of PHI and information related to such disclosures as would be required for DCH to respond to a request by an Individual or by the Secretary for an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528.

L.	Provide to DCH or to an Individual, information collected in accordance with Section 3. I. of this Agreement, above, to permit DCH to respond to a request by an Individual for an accounting of disclosures of PHI as provided in the Privacy Rule.

4.	Unless otherwise Provided by Law, DCH agrees that it will:

A.	Notify Contractor of any new limitation in DCH’s Notice of Privacy Practices in accordance with the provisions of the Privacy Rule if and to the extent that, DCH determines in the exercise of its sole discretion that such limitation will affect Contractor’s use or disclosure of PHI.

B.	Notify Contractor of any change in, or revocation of, permission by an Individual for DCH to use or disclose PHI to the extent that DCH determines in the exercise of its sole discretion that such change or revocation will affect Contractor’s use or disclosure of PHI.

C.	Notify Contractor of any restriction regarding its use or disclosure of PHI that DCH has agreed to in accordance with the Privacy Rule if, and to the extent that, DCH determines in the exercise of its sole discretion that such restriction will affect Contractor’s use or disclosure of PHI.

D.	Prior to agreeing to any changes in or revocation of permission by an Individual, or any restriction, to use or disclose PHI as referenced in subsections b. and c. above, DCH agrees to contact Contractor to determine feasibility of compliance. DCH agrees to assume all costs incurred by Contractor in compliance with such special requests.

5.	The Term of this Agreement shall be effective as of , and shall terminate when all of the PHI provided by DCH to Contractor, or created or received by Contractor on behalf of DCH, is destroyed or returned to DCH, or, if it is infeasible to return or destroy PHI, protections are extended to such information, in accordance with the termination provisions in this Section.

A.	Termination for Cause. Upon DCH’s knowledge of a material breach by Contractor, DCH shall either:

1)	Provide an opportunity for Contractor to cure the breach within a reasonable period of time, which shall be within 30 days after receiving written notification of the breach by DCH;

2)	If Contractor fails to cure the breach, terminate the contract upon 30 days’ notice;

OT

3)	If neither termination nor cure is feasible, DCH shall report the violation to the Secretary of the Department of Health and Human Services.

B.	Effect of Termination

1)	Upon termination of this Agreement, for any reason, DCH and Contractor shall determine whether return of PHI is feasible. If return of the PHI is not feasible, Contractor agrees to continue to extend the protections of Sections 3 (A) through (J) of this Agreement and applicable law to such PHI and limit further use of such PHI, except as otherwise permitted or required by this Agreement, for as long as Contractor maintains such PHI. If Contractor elects to destroy the PHI, Contractor shall notify DCH in writing that such PHI has been destroyed and provide proof, if any exists, of said destruction. This provision shall apply also to PHI that is in the possession of subcontractors or agents of Contractor. Neither Contractor nor its agents nor subcontractors shall retain copies of the PHI.

2)	Contractor agrees that it will limit its further use or disclosure of PHI only to those purposes DCH may, in the exercise of its sole discretion, deem to be in the public interest or necessary for the protection of such PHI, and will take such additional actions as DCH may require for the protection of patient privacy and the safeguarding, security and protection of such PHI.

3)	If neither termination nor cure is feasible, DCH shall report the violation to the Secretary. Particularly in the event of a pattern of activity or practice of Contractor that constitutes a material breach of Contractor’s obligations under the Contract and this agreement; DCH shall invoke termination procedures or report to the Secretary.

4)	Section 5. B. of this Agreement, regarding the effect of termination or expiration, shall survive the termination of this Agreement.

6.	Interpretation

Any ambiguity in this Agreement shall be resolved to permit DCH to comply with applicable laws, rules and regulations, the HIPAA Privacy Rule, the HIPAA Security Rule and any rules, regulations, requirements, rulings, interpretations, procedures or other actions related thereto that are promulgated, issued or taken by or on behalf of the Secretary; provided that applicable laws, rules and regulations and the laws of the State of Georgia shall supersede the Privacy Rule if, and to the extent that, they impose additional requirements, have requirements that are more stringent than or have been interpreted to provide greater protection of patient privacy or the security or safeguarding of PHI than those of the HIPAA Privacy Rule.

7.	All other terms and conditions contained in the Contract and any amendment thereto, not amended by this Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, Contractor, through its authorized officer and agent, has caused this Agreement to be executed on its behalf as of the date indicated.

AMGP GEORGIA MANAGED CARE COMPANY, INC.

d/b/a AMERIGROUP COMMUNITY CARE

BY:		10/11/2011
	SIGNATURE	DATE

TUNDE SOTUNDE MD

CEO
TITLE

*	Must be President, Vice President, CEO or Other Officer Authorized by Corporate Resolution to Execute on Behalf of and Bind the Corporation to a Contact

ATTACHMENT F

VENDOR LOBBYIST DISCLOSURE AND

REGISTRATION CERTIFICATION FORM

Pursuant to Executive Order Number 10.01.03.01 (the “Order”), which was signed by Governor Sonny Perdue on October 1, 2003, Contractors with the State are required to complete this form. The Order requires “Vendor Lobbyists,” defined as those who lobby State officials on behalf of businesses that seek a Contract to sell goods or services to the State or those who oppose such a Contract, to certify that they have registered with the State Ethics Commission and filed the disclosures required by Article 4 of Chapter 5 of Title 21 of the Official Code of Georgia Annotated. Consequently, every vendor desiring to enter into a Contract with the State must complete this certification form. False, incomplete, or untimely registration, disclosure, or certification shall be grounds for termination of the award and Contract and may cause recumbent or refund actions against Contractor.

In order to be in compliance with Executive Order Number 10.01.03.01, please complete this Certification Form by designating only one of the following:

☐ Contractor does not have any lobbyist employed, retained, or affiliated with the Contractor who is seeking or opposing Contracts for it or its clients. Consequently, Contractor has not registered anyone with the State Ethics Commission as required by Executive Order Number 10.01.03.01 and any of its related rules, regulations, policies, or laws.

☒ Contractor does have lobbyist(s) employed, retained, or affiliated with the Contractor who are seeking or opposing Contracts for it or its clients. The lobbyists are:

Bo Moore, McKenna Long & Aldrich (Contractor)
Eric J. Tanenblatt, McKenna Long & Aldrich (Contractor)
Benjamin Vinson, McKenna, Long & Aldrich (Contractor)
Mel Lindsey, AMERIGROUP (Employed effective 1/2012)

Contractor states, represents, warrants, and certifies that it has registered the above named lobbyists with the State Ethics Commission as required by Executive Order Number 10.01.03.01 and any of its related rules, regulations, policies, or laws.

Signatures on the following page

SIGNATURE PAGE

IN WITNESS WHEREOF, Contractor, through its authorized officer and agent, has caused this Agreement to be executed on its behalf as of the date indicated.

AMGP GEORGIA MANAGED CARE COMPANY, INC.

d/b/a AMERIGROUP COMMUNITY CARE

BY:		10/11/2011
	SIGNATURE	DATE

TUNDE SOTUNDE MD

CEO
TITLE

*	Must be President, Vice President, CEO or Other Officer Authorized by Corporate Resolution to Execute on Behalf of and Bind the Corporation to a Contract

ATTACHMENT G

RESERVED

ATTACHMENT H

CAPITATION PAYMENT

(to be placed here)

CONFIDENTIAL – NOT FOR CIRCULATION

ATTACHMENT I

NOTICE OF YOUR RIGHT TO A HEARING

You have the right to a hearing regarding this decision. To have a hearing, you must ask for one in writing. Your request for a hearing, along with a copy of the adverse action letter, must be received within thirty (30) days of the date of the letter. Please mail your request for a hearing to the appropriate MANAGED CARE ORGANIZATION.

NAME:	AMERIGROUP COMMUNITY CARE

ADDRESS:	303 PERIMETER CENTER NORTH, SUITE 400, ATLANTA GA 30346

FAX#	877-842-7183

The Office of State Administrative Hearings will notify you of the time, place and date of your hearing. An Administrative Law Judge will hold the hearing. In the hearing, you may speak for yourself or let a friend or family member to speak for you. You also may ask a lawyer to represent you. You may be able to obtain legal help at no cost. If you desire an attorney to help you, you may call one of the following telephone numbers:

Georgia Legal Services Program	Georgia Advocacy Office	Atlanta Legal Aid
1-800-498-9469 (Statewide legal services, EXCEPT For the counties served by Atlanta)	1-800-537-2329 (Statewide advocacy for persons with disabilities or mental illness)	404-377-0701 - (DeKalb & Gwinnett Counties) 770-528-2565 - (Cobb County) 404-524-5811 - (Fulton County) 404-669-0233 - (South Fulton & Clayton County) 678-376-4545 - (Gwinnett County)

You may also ask for free mediation services after you have filed a Request for Hearing by calling (404) 657-2800. Mediation is another way to solve problems before going to a hearing.

If the problem cannot be solved during mediation, you still have the right to a hearing.

ATTACHMENT J

MAP OF SERVICE REGIONS/LIST OF

COUNTIES BY SERVICE REGIONS

Atlanta	Central	East	North	SE	SW
Barrow	Baldwin	Burke	Banks	Appling	Atkinson
Bartow	Bibb	Columbia	Catoosa	Bacon	Baker
Butts	Bleckley	Emanuel	Chattooga	Brantley	Ben Hill
Carroll	Chattahoochee	Glascock	Clarke	Bryan	Berrien
Cherokee	Crawford	Greene	Dade	Bulloch	Brooks
Clayton	Crisp	Hancock	Dawson	Camden	Calhoun
Cobb	Dodge	Jefferson	Elbert	Candler	Clay
Coweta	Dooly	Jenkins	Fannin	Charlton	Clinch
DeKalb	Harris	Lincoln	Floyd	Chatham	Coffee
Douglas	Heard	McDuffie	Franklin	Effingham	Colquitt
Fayette	Houston	Putnam	Gilmer	Evans	Cook
Forsyth	Jones	Richmond	Gordon	Glynn	Decatur
Fulton	Lamar	Screven	Habersham	Jeff Davis	Dougherty
Gwinnett	Laurens	Taliaferro	Hall	Liberty	Early
Haralson	Macon	Warren	Hart	Long	Echols
Henry	Marion	Washington	Jackson	Mcintosh	Grady
Jasper	Meriwether	Wilkes	Lumpkin	Montgomery	Irwin
Newton	Monroe		Madison	Pierce	Lanier
Paulding	Muscogee		Morgan	Tattnall	Lee
Pickens	Peach		Murray	Toombs	Lowndes
Rockdale	Pike		Oconee	Ware	Miller
Spalding	Pulaski		Oglethorpe	Wayne	Mitchell
Walton	Talbot		Polk		Quitman
	Taylor		Rabun		Randolph
	Telfair		Stephens		Seminole
	Treutlen		Towns		Schley
	Troup		Union		Stewart
	Twiggs		Walker		Sumter
	Upson		White		Terrell
	Wheeler		Whitfield		Thomas
	Wilcox				Tift
	Wilkinson				Turner
	Johnson				Webster
Worth

ATTACHMENT K

APPLICABLE CO-PAYMENTS

Children under age twenty-one (21), pregnant women, nursing facility residents, members enrolled in breast and cervical cancer programs, and Hospice care Members are exempted from co-payments.

There are no co-payments for family planning services or for emergency services except as defined below.

Services cannot be denied to anyone based on the inability to pay these co-payments.

Service	Additional Exceptions	Co-Pay Amount
Ambulatory Surgical Centers		A $3 co-payment to be deducted from the surgical procedure code billed. In the case of multiple surgical procedures, only one $3 amount will be deducted per date of service.

FQHC/RHCs		A $2 co-payment on all FQHC and RHC.

Outpatient		A $3 member co-payment is required on all non-emergency outpatient hospital visits

Inpatient	Members who are admitted from an emergency department or following the receipt of urgent care or are transferred from a different hospital, from a skilled nursing facility, or from another health facility are exempted from the inpatient co-payment.	A co-payment of $12.50 will be imposed on hospital inpatient services

Emergency Department		A $3 co-payment will be imposed if the Condition is not an Emergency Medical Condition

Oral Maxiofacial Surgery

Effective with dates of service July 1, 2005, the Division is implementing a tiered member co-payment scale as described in 42CFR447.54 on all evaluation and management procedure codes (99201 - 99499) including the ophthalmologic services procedure codes (92002 - 92014) used by physicians or physicians’ assistants.

The tiered co-payment amounts are as follows:

State’s payment for the service Maximum co-payment chargeable to recipient

$10.00 or less - $0.50

$10.01 to $25.00 - $1.00

$25.01 to $50.00 - $2.00

$50.01 or more - $3.00

Prescription Drugs	Drug Cost:	Co-pay
	<$10.01	Amount
	$10.01 - $25.00	$.50
	$25.01 - $50.00	$1.00
	>$50.01	$2.00
		$3.00

ATTACHMENT L

INFORMATION MANAGEMENT AND SYSTEMS

(to be placed here)

Georgia Cares Program (GCS) Program

Care Management Organization (CMO) Contract

Attachment L.1: Data and Document Management Requirements by Major Information Type

In order to meet programmatic, reporting and management requirements, CMO systems will serve as either a) the authoritative host of key data and documents or b) the host of valid, replicated data and documents from other systems. The following table lays out the requirements for managing (capturing, storing and maintaining) data and documents for the major information types and subtypes associated with the aforementioned programmatic, reporting and management requirements:

L.1.1 Member Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

1.1	Unique member identifier (UMI)	Authoritative host; retain relationship to Fiscal Agent-assigned member identifier	The UMI should span member’s lifetime and should serve as an index to obtain member-specific information across multiple sub systems/databases of a single CMO

1.2	Fiscal Agent-assigned member identifier	Receive original record and updates from Fiscal Agent	Retain relationship to UMI

1.3	Member enrollment and enrollment status changes in Contractor’s CMO	Receive original record and updates from DCH and/or its agent

The CMO shall retain in its “live” systems the most recent 7-year history (or less if member dies within 7-year period) of enrollment status changes, including multiple re-enrollments and disenrollments of the same member, indexed by and linked to the member’s UMI and Fiscal Agent-assigned member identifier.

1.3	Member demographic profile	Reconcile as needed to data kept by DCH and/or its agent	Includes family relationships, age, sex, pregnancy and incarceration flags, standardized address linked to GCS service region and standard location codes (zip code, municipality, county, etc.)

1.5	Member financial, insurance and employment profile	TPL: exchange data with DCH and/or its agent. Other: reconcile as needed to data kept by DCH and/or its agent	Includes TPL data that may need to be provided to multiple CMOs and may include capitation rate cell to which the Member is associated

1.6	Member assignments to PCP and, if applicable, to CMO sub programs/“plan options”	Authoritative host

Special Considerations:

1.1 CMO system(s) shall conform to HIPAA-driven standards for individual and employer identification that are currently under development within 120 days of the standard’s effective date or, if earlier, the date stipulated by CMS.

L.1.2 Provider Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

2.1	Unique provider identifier (UPI)	Authoritative host; retain relationship to Fiscal Agent-assigned Provider ID	The UPI will meet the requirements of the National Provider ID (NPI) standards of HIPAA and will retain relationships to existing GA IDs. NPI requirements include identifying providers using the NPI and/or utilizing standards consistent with NPI and HIPAA requirements that identify a unique number for a provider. Also, maintain an on-line cross-reference of all old provider #s to new provider #s and historical information linked to the NPI.

2.2	Provider CMO affiliation	Authoritative host	The CMO will retain a 7-year history (or less if member dies within 7-year period) of enrollment status changes, including multiple re-enrollments and disenrollments of the same provider; indexed by and linked to the provider’s UPI.

2.3	Contractor-Provider agreement document	Authoritative host	Signed; indexed by and linked to the provider’s UPI.

2.4	Provider location(s)	Reconcile as needed to data kept by DCH and/or its agent	Include location codes that enable map and GIS based renderings of network coverage and capacity by provider type and geographic area. Include standardized office/practice address (es).

2.5	Provider credentialing Information	Authoritative host for non-mandated Providers (year 1) – receive original record and updates from Fiscal Agent; Authoritative host for all Providers thereafter	At a minimum: licensure status, board eligibility/certification. Includes indexed images of applicable documents.

2.6	Provider specialties, affiliation and relation to other provider Information	Authoritative host; reconcile as needed to data kept by DCH and/or its agent	Specialties for which s/he is certified, professional affiliations, group/practice associations, hospital admitting privileges. Includes indexed images of applicable documents.

2.7	Provider descriptive	Authoritative host for non-mandated Providers (year 1) – receive original record and updates from Fiscal Agent; Authoritative host for all Providers thereafter	Race, sex, languages spoken by him/her and staff, education and training

L.1.2 Provider Data and Related Documents (cont.)

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

2.8	Provider medical and service profile	Authoritative host; reconcile as needed to data kept by DCH and/or its agent	Member assessments, reported incidents, malpractice cases, etc. Includes indexed images of applicable documents.

2.9	Provider financial	Authoritative host; reconcile as needed to data kept by DCH and/or its agent	At a minimum: FEINs/tax IDs, 1099s. Includes indexed images of applicable documents.

L.1.3 Service-Specific Utilization and Financial (“Encounter”) Data and Related Documents

Data to be extracted from claims management systems and other sources as needed.

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

3.1	Claim data including subsequent claim adjustment	Authoritative host; provide to State and/or its agent following format and procedure in Attachment L5.	Capture data elements per applicable standard format/layout to be adopted by all CMOs (UB-92, CMS-1500, ADA, NCPDP). Capture EPSDT flags where applicable; all claim adjustments shall be logically linked to the original claim (parent/child data relationship). Contractor shall retain up to seven (7) years of Claims history per Member (less if Member dies within 7-year period).

3.2	Encounter data from sub-capitated provider	Authoritative host; provide to State and/or its agent following format and procedure in Attachment L5.	Encounter data from sub-capitated provider shall be equivalent (in terms of fields captured per record) to data obtained from claim submissions (ref. 3.1). Contractor shall retain up to seven (7) years of history of this type of Encounter data per Member (less if Member dies within 7-year period).

Special Considerations:

3.1 CMO systems will flag all services related to Federal EPSDT requirements, including diagnostic and treatment services resulting from an EPSDT screening service, for the purposes of consolidated EPSDT activity reporting (e.g. CMS form 416) and other management applications.

L.1.4 Utilization Management and Care Coordination Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

4.1	In-network specialist referrals	Authoritative host	7-year history (or less if member dies within 7-year period) of all medical management transactions by member. Capture and retain link/logical relationship to subsequent claim(s).

4.2	In-network authorizations	Authoritative host	7-year history (or less if member dies within 7-year period) of all medical management transactions by member. Capture and retain link/logical relationship to subsequent claim(s).

4.3	Out-of-network service referrals and authorizations	Authoritative host	7-year history (or less if member dies within 7-year period) of all medical management transactions by member. Capture and retain link/logical relationship to subsequent claim(s).

4.4	“Transition” service authorizations	Receive original record from DCH and/or its agent	Service authorizations issued by DCH and/or its agent during period prior to enrollment in CMO. Retain history of all of these authorizations. Capture and retain link/logical relationship to subsequent claim(s).

L1.5 Health Status, Clinical and Outcomes Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

5.1	Focused studies	Authoritative host	Unique ID per study; codify results for summarization and analysis based on scheme TBD.

5.2	Member (clinical) safety – reported incidents/occurrences	Authoritative host	Unique ID per reported incident/occurrence; codify for summarization and analysis based on scheme TBD.

L.1.6 Member Inquiry Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

6.1	Inquiry data (electronic or paper-based submission)	Authoritative host	Retain relationship to UMI; content of fields in online or paper-based forms codified for summarization and analysis according to CMO-specific scheme.

6.2	Inquiry processing status changes	Authoritative host	Maintain 7-year history (or less if member dies within 7-year period) of inquiry processing, the Contractor staff that have participated in addressing the inquiry and/or interacted with Member, date/time of interactions and any intermediate status changes or updates. Status of inquiry to be codified for summarization and analysis according to CMO-specific scheme.

6.3	Inquiry resolution	Authoritative host	Includes date of resolution; codify for summarization and analysis according to CMO-specific scheme.

6.4	Inquiry forms (paper-based submission)	Authoritative host	Retain relationship to UMI

L.1.7 Provider Inquiry Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

7.1	Inquiry data (electronic or paper-based submission)	Authoritative host	Retain relationship to UPI; content of fields in online or paper-based forms codified for summarization and analysis according to CMO-specific scheme.

7.2	Inquiry processing status changes	Authoritative host	Maintain 7-year history (or less if Provider dies within 7-year period) of inquiry processing, the Contractor staff that have participated in addressing the inquiry and/or interacted with Provider, date/time of interactions and any intermediate status changes or updates. Status of inquiry to be codified for summarization and analysis according to CMO-specific scheme.

7.3	Inquiry resolution	Authoritative host	Includes date of resolution; codify for summarization and analysis according to CMO-specific scheme.

7.4	Inquiry forms (paper-based submission)	Authoritative host	Retain relationship to UPI

L.1.8 Member Grievance and Appeal Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

8.1	Unique grievance/appeal ID	Authoritative host	Scheme must not conflict or overlap with scheme used by Fiscal Agent

8.2	Grievance and appeal data including categorization – type/subtype (electronic or paper-based submission)	Authoritative host	Retain relationship to UMI; content of fields in online or paper-based forms codified for summarization and analysis according to scheme TBD.

8.3	Grievance and appeal processing status changes	Authoritative host	Maintain 7-year history (or less if Member dies within 7-year period) of transaction processing, the Contractor staff that have participated in addressing the issue(s) and/or interacted with Member, date/time of interactions and any intermediate status changes or updates. Status of grievance/appeal to be codified for summarization and analysis according to CMO-specific scheme.

8.4	Grievance and appeal resolution	Authoritative host	Includes date of resolution; codify for summarization and analysis according to CMO-specific scheme.

8.5	Grievance and appeal forms (paper-based submission)	Authoritative host	Retain relationship to UMI

L.1.9 Provider Complaint Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

9.1	Unique complaint ID	Authoritative host	Scheme must not conflict or overlap with scheme used by Fiscal Agent

9.2	Complaint data including categorization – type/subtype (electronic or paper-based submission)	Authoritative host	Content of fields in online or paper-based forms codified for summarization and analysis according to scheme TBD.

9.3	Complaint processing status changes	Authoritative host	Maintain 7-year history (or less if Provider dies within 7-year period) of transaction processing, the Contractor staff that have participated in addressing the issue(s) and/or interacted with Provider, date/time of interactions and any intermediate status changes or updates. Status of complaint to be codified for summarization and analysis according to CMO-specific scheme.

9.4	Complaint resolution	Authoritative host	Includes date of resolution; codify for summarization and analysis according to CMO-specific scheme.

9.5	Complaint forms (paper-based submission)	Authoritative host	Retain relationship to UPI

L.1.10 Member and Provider Feedback Data and Related Documents

Results of satisfaction surveys and other studies and/or research vehicles.

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

10.1	Survey/study ID	Authoritative host	Maintain 7-year history of feedback obtained from surveys, studies, etc.

10.2	Survey/study question	Authoritative host	Retain relationship to survey/study ID

10.3	Survey/study response	Authoritative host	Where applicable, retain relationship to UMI/UPI. Codify as needed for summarization and analysis according to CMO-specific scheme.

L.1.11 Financial Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

11.1	Financial transaction	Authoritative host	Adhere where applicable to Generally Accepted Accounting Principles (GAAP). All financial transaction data as captured must also conform to State and Federal auditing standards and guidelines.

11.2	Medical loss ratio (MLR) and related	Authoritative host	Tie back to MLR requirement in contract

L.1.12 Claims Management and Related Financial Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

12.1	Unique claim ID (UCI)	Authoritative host	UCI scheme must not conflict or overlap with scheme used by Fiscal Agent

12.2	Claims processing and status	Authoritative host	Includes longitudinal record of claim’s date/time stamped multiple status changes (submitted, received, pended, denied, reopened, adjudicated, final settled, etc.) during its life.

12.3	Claims payments (all: initial, interim, final)	Authoritative host	Discrete, date/time stamped payments

12.4	Cost avoidance and post payment recovery	Authoritative host	Tie to individual claims (roll up as needed)

Special Considerations:

12.1 Contractor systems shall distinctly track payments made to FQHCs and RHCs.

12.2 Contractor systems shall track claims incurred but not paid by Member and capitation rate cell.

12.3 Contractor systems shall retain a 7-year history of changes in procedure pricing (basis for claims payments); where procedure pricing is tied to a particular provider, provider group or provider type, the appropriate linkages to these will be retained as well.

L.1.13 Program Integrity and Compliance Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

13.1	Investigation ID	Authoritative host; reconcile as needed to data held by DCH and/or its agent	Refers to internal investigations; Where applicable, tie back to specific claim(s), provider(s), member(s)

13.2	Investigation type	Authoritative host	Codify as needed for summarization and analysis according to scheme TBD.

13.3	Investigation attributes	Authoritative host	Source of complaint; alleged persons or entities involved; nature of complaint (narrative); approximate dollars involved; etc. Codify as needed for summarization and analysis according to scheme TBD.

13.4	Investigation progress and status changes	Authoritative host	Codify as needed for summarization and analysis according to CMO-specific scheme.

13.5	Investigation resolution	Authoritative host	Includes corrective actions taken and, where applicable, referral to DCH. Codify as needed for summarization and analysis according to scheme TBD.

L.1.14 System Availability and Performance Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

14.1	Recorded/monitored response time by System/system function	Authoritative host	Based on statistically valid sampling methodology that covers appropriate # of users by user class. By system function (e.g. highlight ECM and CCE) if possible.

14.2	Reported unavailability events by System/system function	Authoritative host	Captured in IT service management system. Reconcile to data captured in 14.1. By system function if possible. Includes resolution and correction actions taken where applicable.

14.3	Business continuity-disaster recovery test results	Authoritative host	By system function where applicable. Includes resolution and correction actions taken where applicable.

14.4	System user interactions with SHD	Authoritative host	Capture and provide based on SHD performance measures laid out in Section 4.17.8

14.5	System change management activity	Authoritative host	Includes, where applicable, referral to DCH for review and approval

L.1.15 System Activity Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

15.1	Call center metrics	Authoritative host	Maintain 1-year daily history of Hourly totals: call volume; e-mail volume Hourly averages: call length; hold time; call abandonment rate

15.2	Web site hits (non-interactive components)	Authoritative host	Maintain 1-year daily history of hourly hits

15.3	Web portal logins (interactive components/system functions)	Authoritative host	Maintain 1-year daily history of hourly logins and access to system functions (not only submitted transactions but every instance where the associated function is accessed) if possible

L.1.16 Information Security Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

16.1	System access security event	Authoritative host	Includes reports or identification of security breaches associated with System access. Capture by system function and/or data element/document type where applicable. Identify source/cause of breach and corrective actions taken where applicable. Tag as HIPAA-related violation when applicable.

16.2	Physical security event	Authoritative host	Includes reports or identification of security breaches associated with unauthorized access to specific facilities and access to documents within that facility. Capture by location and/or data element/document type where applicable. Identify source/cause of breach and corrective actions taken where applicable. Tag as HIPAA-related violation when applicable.

Special Considerations:

16.1 When applicable Contractor systems shall retain Federally or State mandated forms/reports/documents associated with these events.

L.l.17 System Management Data and Related Documents

Subtype ID	Subtype Name/Description	Role of CMO System	Data Management Requirements

17.1	System problem or defect	Authoritative host	Maintain history of proactively identified or reported problems/defects and associated resolution/corrective action for the life of the contract. Capture by system function if possible and where applicable. Where the problem was the underlying cause of a system unavailability or performance event, establish a logical relationship between the problem/defect and the event.

17.2	System change	Authoritative host	Maintain history of changes for the life of the contract. Capture by system function if possible and where applicable. Where the change is part of the resolution/corrective action associated with a System problem/defect, establish a logical relationship between the change and the problem/defect.

Georgia Cares Program (GCS)

Care Management Organization (CMO) Contract

Attachment L.2: Compliance with Standard Coding Schemes

A CMO system that is required to or otherwise contains the applicable data type shall conform to the following HIPAA-based standard code sets; the processes through which the data are generated should conform to the same standards as needed:

i.	Logical Observation Identifier Names and Codes (LOINC)

ii.	Health Care Financing Administration Common Procedural Coding System (HCPCS)

iii.	Home Infusion EDI Coalition (HEIC) Product Codes

iv.	National Drug Code (NDC)

v.	National Council for Prescription Drug Programs (NCPDP)

vi.	International Classification of Diseases (ICD-9)

vii.	American Dental Association Current Dental Terminology (CDT-4)

viii.	Diagnosis Related Group (DRG)

ix.	Claim Adjustment Reason Codes

x.	Remittance Remarks Codes

Additionally, CMO systems shall conform to the following Georgia-specific code sets:

xi.	GA SPECIFIC CODE SETS, IF ANY, TO BE SPECIFIED.

Georgia Cares Program (GCS)

Care Management Organization (CMO) Contract

Attachment L.3: Batch and Online Transaction Specifications for Data Exchange

CMO systems must conform to the following HIPAA-compliant standards for information exchange effective the first day of CMO operations in the state of Georgia:

Batch transaction types

•	Premium Payment ASC Xl2N 820 (004010X061)

•	Eligibility ASC X12N 834 (004010X095)

•	Payment Remittance Advice ASC X12N 835 (004010X091)

Institutional Claims ASC X12N 837 (004010X096)

•	Professional Claims ASC X12N 837 (004010X097)

•	Dental Claims ASC X12N 837 (004010X098)

Online transaction types

•	Eligibility Inquiry ASC X12N 270/271 (004010X092)

•	Additional Claim Information ASC X12N 275 (004010X107)

•	Claims Status Inquiry ASC X12N 276 (004010X093)

•	Request for Additional Information ASC X12N 277 (004010X104)

•	Utilization Review Inquiry ASC X12N 278/279 (004010X094)

Georgia Cares Program (GCS)

Care Management Organization (CMO) Contract

Attachment L.4: Performance Data to Be Captured by Call Center Systems

Call center systems must be able to capture data required to create statistical profiles over a defined timeframe of the following industry-standard call center performance measures:

•	Speed of answer/hold time

•	Abandon rate

•	Response time

•	Call duration

•	Number of calls taken by call center resource

•	First contact resolution rates

ATTACHMENT M

PERFORMANCE MEASURES

(to be placed here)

(Performance Measures, benchmarks, and/or specifications may change annually. The attachment is current as of July 1, 2011 and will be used for FY2012 reporting.)

PMS DUE JUNE 2012

#	Identifier	Measure	OTHER	AHRQ	HEDIS	***
1.	W15	WELL-CHILD VISITS IN THE FIRST 15 MONTHS OF LIFE	☐	☐	☒	☒
2.	W34	WELL-CHILD VISITS IN THE THIRD, FOURTH, FIFTH AND SIXTH YEARS OF LIFE	☐	☐	☒	☒
3.	AWC	ADOLESCENT WELL-CARE VISITS	☐	☐	☒	☒
4.	CAP	CHILDREN AND ADOLESCENTS ACCESS TO PRIMARY CARE PRACTITIONERS	☐	☐	☒	☒
5.	AAP	ADULTS ACCESS TO PREVENTIVE/AMBULATORY HEALTH SERVICES 20-44 YRS	☐	☐	☒
6.	CIS	CHILDHOOD IMMUNIZATION STATUS COMBO3 COMBO 6 COMBO 10	☐	☐	☒	☒
7.	LSC	LEAD SCREENING IN CHILDREN	☐	☐	☒
8.	WCC	WEIGHT ASSESSMENT AND COUNSELING FOR NUTRITION AND PHYSICAL ACTIVITY FOR CHILDREN/ADOLESCENTS	☐	☐	☒	☒
9.	ADV	ANNUAL DENTAL VISIT	☐	☐	☒
10.	CCS	CERVICAL CANCER SCREENING	☐	☐	☒
11.	BCS	BREAST CANCER SCREENING	☐	☐	☒
12.	PPC	PRENATAL AND POSTPARTUM CARE	☐	☐	☒	☒
13.	FPC	FREQUENCY OF ONGOING PRENATAL CARE	☐	☐	☒	☒
14.	CHL	CHLAMYDIA SCREENING FOR WOMEN	☐	☐	☒	☒
15.	IMA	IMMUNIZATIONS FOR ADOLESCENTS	☐	☐	☒	☒
16.	CWP	APPROPRIATE TESTING FOR CHILDREN WITH PHARYNGITIS	☐	☐	☒	☒
17.	ASM	USE OF APPROPRIATE MEDICATIONS FOR PEOPLE WITH ASTHMA	☐	☐	☒
18.	CDC	COMPREHENSIVE DIABETES CARE	☐	☐	☒
19.	ADD	FOLLOW-UP CARE FOR CHILDREN PRESCRIBED ADHD MEDICATION	☐	☐	☒	☒
20.	FUH	FOLLOW-UP AFTER HOSPITALIZATION FOR MENTAL ILLNESS	☐	☐	☒	☒
21.	WOP	WEEKS OF PREGNANCY AT TIME OF ENROLLMENT	☐	☐	☒
22.	AMB	AMBULATORY CARE	☐	☐	☒	☒
23.	IPU	INPATIENT UTILIZATION- GENERAL HOSPITAL/ACUTE CARE	☐	☐	☒
24.	RDM	RACE/ETHNICITY DIVERSITY OF MEMBERSHIP	☐	☐	☒
25.	LDM	LANGUAGE DIVERSITY OF MEMBERSHIP	☐	☐	☒
26.	416 - DPr	Total eligibles preventive dental	☒	☐	☐	☒
27.	416- DTx	Total eligibles dental treatment	☒	☐	☐	☒

PMS DUE JUNE 2012

#	Identifier	Measure	OTHER	AHRQ	MEDIS	***
28.	OME	Otitis Media with Effusion	☒	☐	☐	☒
29.	CAHMI	Screening for Developmental Delay	☒	☐	☐	☒
30.	C-S Rate	Cesarean delivery rate	☒	☐	☐	☒
31.	LBW	Rate of infants with low birth weight	☒	☐	☐	☒
32.	PCL	Pediatric central line associated blood stream infection	☒	☐	☐	☒
33.	Ped A1C	Annual Pediatric hemoglobin A1C testing	☒	☐	☐	☒
34.	Asthma-≥ 1	Annual number of asthma patients with >1 asthma-related emergency room visit	☒	☐	☐	☒

***	CMS Initial Core Set Measure

CMS link for Measures:

http://www.cms.gov/MedicaidCHIPQualPrac/Downloads/CHIPRACoreSetTechManual.pdf

34 Total; (9 non-HEDIS); 14 Hybrid

DCH reserves the right to modify this list of performance measures or the specifications for these measures during this contract period if additional clarification is received from CMS during this contract period.

ATTACHMENT N

DEMONSTRATION COVERED SERVICES

Family Planning Demonstration Services: Services provided to P4HB Participants must be provided by a physician or an advanced practice nurse.

Services Include:

•	Family planning initial or annual exams

•	Follow up, brief and comprehensive visits – up to four (4) such visits

•	Contraceptive services and supplies

•	Patient education and counseling

•	Counseling and referrals to:

•	Social services

•	Primary health care providers

•	Family planning lab tests:

•	Pregnancy tests

•	Pap Smear and Pelvic exam

•

A colposcopy (and procedures done with/during a colposcopy) or repeat Pap smear performed as a follow-up to an abnormal Pap smear which is done as part of a routine/periodic family planning visit. Only those colposcopies which can generally be performed in the office or clinic setting are coverable as a family planning-related service under this Demonstration. Colposcopies which are generally provided in an ambulatory surgery center/facility, a special procedure room/suite, an emergency room, an urgent care center or a hospital are not covered under this waiver as family planning-related services

•	Screening, treatment and follow up for sexually transmitted infections (STIs), except HIV/AIDS and Hepatitis

•	Antibiotic treatment for STIs when the infections are identified during a routine family planning visit.

•	A follow up visit for the treatment/drugs may be covered

•	Subsequent follow-up visits to re-screen for STIs based on the Centers for Disease Control and Prevention guidelines

•

Drugs for the treatment of lower genital tract and genital skin infections/disorders, and urinary tract infections, when the infection/disorder is identified or diagnosed during a routine/periodic family planning visit. A follow-up visit for the treatment/ drugs may be covered.

•	Treatment of major complications related to the delivery of Demonstration related services such as:

•	Treatment of a perforated uterus due to an intrauterine device insertion;

•	Treatment of severe menstrual bleeding caused by a Depo-Provera injection requiring a dilation and curettage; or,

•	Treatment of surgical or anesthesia-related complications during a sterilization procedure.

•	Tubal Ligation (Sterilization)

•	Treatment and follow-up of an STI diagnosed at the time of sterilization.

•	Family Planning pharmacy visits.

•	Folic acid and/or a multivitamin with folic acid.

•

Select immunizations for P4HB Participants aged 19 and 20. The Contractor shall provide all P4HB Participants ages nineteen (19) and twenty (20) with Hepatitis B, Tetanus-Diphtheria (Td) and combined Tetanus, Diphtheria, Pertussis vaccinations according to the Advisory Committee on Immunization Practices (ACIP) guidelines as needed

•	P4HB Participants age 18 receive vaccines at no cost under the Vaccines for Children (VFC) program

•

Additionally women who have delivered a very low birth weight baby following implementation of the Demonstration will be eligible for Interpregnancy Care services including the Resource Mother Outreach benefit.

•	Interpregnancy Care (IPC) covered services:

•	In addition to the family planning and family planning related services listed above, P4HB Participants enrolled in the IPC component of the waiver will receive:

•	Primary Care services, up to 5 office/outpatient visits

•	Limited Dental Services

•	Management and treatment of chronic diseases

•	Substance abuse treatment including detoxification and intensive outpatient rehabilitation

•	Case Management/Resource Mother Outreach

•	Prescription drugs (non-family planning) for the treatment of chronic conditions that may increase the risk of a subsequent VLBW delivery

•	Non emergency transportation

•	Resource Mother Outreach only

•

Resource Mothers Outreach only services are available to women who are currently enrolled in and are receiving Title XIX services and benefits but who meet all other IPC Demonstration eligibility criteria.

ATTACHMENT O

DEMONSTRATION QUALITY STRATEGY

In order to assess and improve the quality of services delivered under this Demonstration, DCH will implement a rigorous quality strategy and evaluation process formally documented as the Demonstration Evaluation Design. This design or plan will be developed with assistance from Emory University, the independent contractor charged with evaluating the effectiveness of the Demonstration. The evaluation design must incorporate key goals, objectives and a set of performance measures that align well with the logical sequence through which the Demonstration can and will affect Provider’s and P4HB Participant’s behavior such that the key outcomes – longer inter partum intervals, lower low birth weight rates and cost savings – can be achieved. The evaluation design must receive final approval from CMS. Reporting to CMS will occur on a quarterly and annual basis with a final report due to CMS at the end of the Demonstration period. Contractor reporting will be due on a quarterly and annual basis as identified below and in the CMS Special Terms and Conditions.

The Evaluation Design will include:

•	Key Goals, Objectives and Performance Targets

•	Program Hypotheses

•	Performance Measures

•	Analysis pertaining to the achievement of the Performance Targets

•	Assessment of the rate at which the Demonstration was implemented

•	Assessment of the Demonstration Providers’ understanding of program eligibility, service coverage and payment rates across sites of care

•	Assessment of the Providers’ and P4HB Participants satisfaction with the Demonstration

•	Assessment of the per Demonstration year changes in family planning visits regardless of payer source, per poor and near poor women in Georgia

•	Determination of averted births among P4HB Participants and tests of budget neutrality

•	The relationship between the Demonstration implementation and changes in pregnancy and birth rates, low birth weight rate and inter-pregnancy interval for “targeted” versus control group women

•	The relationship between the Demonstration and changes in pregnancies, unintended births, intra-partum intervals and post-partum birth control use among “targeted” and control groups

•	The relationship of the Demonstration to changes in inter-pregnancy intervals, rate of repeat very low birth weight and preterm delivery rates

Key Goals:

If participation in the Demonstration penetrates the eligible population to the extent hoped for and P4HB Participants are consistent users of family planning and IPC services and supplies, the DCH anticipates the following major outcomes can be achieved:

•	Reduction of Georgia’s low birth weight and very low birth weight rates over the course of the Demonstration period

•	Reduction in the number of unintended pregnancies in Georgia

•	Reduction in Georgia’s Medicaid costs by reducing the number of unintended pregnancies in women who otherwise would be eligible for Medicaid pregnancy related services.

Program Objectives

•

Improve access to family planning services by extending eligibility for family planning services to all women aged 18 – 44 years who are at or below 200% of the federal poverty level (FPL) during the three year term of the Demonstration. Achievement of this objective will be measured by:

•	Total family planning visits pre and post the Demonstration;

•	Use of contraceptive services/supplies pre and post the Demonstration;

•	Provide access to inter-pregnancy primary care health services for eligible women who have previously delivered a very low birth weight infant. Achievement of this objective will be measured by:

•	Use of inter-pregnancy care services (primary care and Resource Mothers Outreach) by women with a very low birth weight delivery;

•

Decrease unintended and high-risk pregnancies among Medicaid eligible women and increase child spacing intervals through effective contraceptive use to foster reduced low birth weight rates and improved health status of women. Achievement of this objective will be measured by:

•	Average inter-pregnancy intervals for women pre and post the Demonstration;

•	Average inter-pregnancy intervals for women with a very low birth weight delivery pre and post the Demonstration;

•	Decrease in late teen pregnancies by reducing the number of repeat teen births among Medicaid eligible women. Achievement of this objective will be documented by:

•	The number of repeat teen births assessed annually

•

Decrease the number of Medicaid-paid deliveries beginning in the second year of the Demonstration, thereby reducing annual pregnancy-related expenditures. Achievement of this objective will be measured by:

•	The number of Medicaid paid deliveries assessed annually

•	Increase consistent use of contraceptive methods by incorporating care coordination and patient-directed counseling into family planning visits. Achievement of this objective will be measured by:

•	Utilization statistics for family planning methods

•	Number of Deliveries to P4HB Participants

•

Increase family planning utilization among Medicaid eligible women by using an outreach and public awareness program designed with input from family planning patients and providers as well as women who are in need of services but who are not receiving them. Achievement of this objective will be measured by:

•	Enrollment statistics for the Demonstration.

•	Increase the overall savings in Medicaid spending attributable to this Demonstration. Achievement of this objective will be measured by:

•	Documentation of achievement of financial savings targets

Program Hypotheses

•

That the Demonstration will bring sufficient numbers of women into the program to increase the overall use of family planning services/supplies and will promote the more consistent use of effective contraceptive methods among program users.

•	That increased use of contraceptives will lead to reduced unintended pregnancies and in turn, unintended births among this population of women (as well as improved inter- pregnancy intervals).

•	That teens are at high risk of unintended pregnancy a related hypothesis is that the rate of unintended births and repeat teen births will also fall post implementation of the waiver.

•

That these changes will be sufficient to lower the number of overall Medicaid paid deliveries/births and hence, costs, such that the state and federal government will realize a net cost savings despite increased spending on family planning services.

Performance Reporting

In order for the program objectives to be achieved there must be sufficient outreach, uptake, and implementation of the Demonstration benefits. The performance measures identified below and in the CMS Special Terms and Conditions must be reported by the Contractor quarterly and annually or as identified in the CMS Special Terms and Conditions.

I	Assessment of the rate at which the Demonstration was implemented using Enrollment, Participation and Use of Services as Performance Measures:

•	These reports are to be submitted to DCH within 30 Calendar Days from the close of the previous quarter (e.g., April 30 for the quarter ending March 31).

•	Total number of Demonstration Enrollees per CMO stratified by Demonstration component – Family Planning only; IPC; Resource Mothers only

•	Total number of Demonstration Enrollees per CMO stratified by age, race and ethnicity, county;

•	Average months enrolled per CMO by Age, Race/Ethnicity and County;

•	Proportion of LIM population per CMO enrolled in Resource Mothers Outreach

•	Total number of P4HB Participants per CMO stratified by age, race, ethnicity, county;

•	Number of IPC P4HB Participants per CMO stratified by age, race and ethnicity, county;

•	Number of P4HB Participants per CMO in the Resource Mothers only Outreach

•	Overview of the Geographic variations in enrollment per CMO;

•	Rate of use per CMO of:

•	All Family Planning Services by type;

•	All Contraceptives by type (inclusive of hormonal and non-hormonal contraceptives);

•	Counts of primary care visits for those in the IPC component of the Demonstration.

•	Utilization statistics per CMO for all IPC services and IPC services by type

Sufficient “take up” of the Demonstration can only occur if both providers and women understand their new eligibility and coverage. An explanatory design component of the evaluation will help understand if there are barriers in the provider system that could prevent take up and/or visit rates.

II.	Assessment of the Demonstration Providers’ and P4HB Participants’ understanding of program eligibility, service coverage and payment rates across sites of care

•	These semi-annual survey reports are due October 1st and April 1st.

•

Contractor shall submit a report semi-annually of Provider Surveys conducted by the Contractor with analysis reports highlighting responses to questions regarding knowledge and understanding of the Demonstration, level of participation and training/outreach.

•

Contractor shall submit a report semi-annually of P4HB Participant Surveys conducted by the Contractor with analysis reports highlighting responses to questions pertaining to satisfaction with eligibility and enrollment processes. The report shall address the following subjects:

1.	Satisfaction with CMO selection process

2.	Satisfaction with educational materials regarding the Demonstration

3.	Satisfaction with service options and services

4.	Satisfaction with contraceptive method

5.	Contraceptive failures/unintended births

6.	Satisfaction with provider selection

7.	Results and analysis of semi-annual member satisfaction surveys

The above data will be gathered through standardized semi annual Provider and P4HB Participant Surveys administered by each CMO. Survey tools will be developed by the Demonstration’s evaluator and made available to the Contractor for review and comment prior to being finalized. A summary of the Contractor’s Provider and P4HB Participant survey data and qualitative interviews must be compiled by the Contractor and submitted to DCH by October 1st and April 1st of each Demonstration Year beginning with October 1st of Demonstration year 1.

III.	Assessment of the per Demonstration year changes in family planning visits

•	These annual reports are to be submitted within 45 calendar days of the end of the 4th quarter.

•	Total Demonstration expenses per CMO and stratified by Demonstration component – Family Planning Only, IPC, and Resource Mothers Outreach only

•	The average per person expenditures for the IPC component per CMO

•	The total expenditures per CMO for the first year infant life costs stratified by birth weight categories

•	The average per person expenditures per CMO for the first year of life costs stratified by birth weight categories

•	The total expenditures for VLBW deliveries per CMO

•	The average per person expenditures for VLBW deliveries per CMO

IV.	Determination of the number of averted births among P4HB Participants and tests of budget neutrality

•	These annual reports are to be submitted within 45 calendar days of the end of the 4th quarter.

•	Total Pregnancies per CMO stratified by age, race/ethnicity, county/region

•	Total Pregnancies per Demonstration population paid per CMO stratified by age, race/ethnicity, county/region, FP only and IPC

•	Contraceptive failures per CMO stratified by age, race/ethnicity, county/region

•	Actual Live Births per CMO stratified by Age, Race/Ethnicity, county/region and weight categories

V.	Determination of the relationship between the Demonstration implementation and changes in pregnancy and birth rates, low birth weight rate and inter-pregnancy interval for “targeted” versus control group women

•	To be calculated by the Demonstration evaluator

VI.	Assessment of the relationship between the Demonstration and changes in pregnancies, unintended births, intra-partum intervals and post-partum birth control use among “targeted” and control groups:

•	These annual reports are to be submitted within 45 calendar days of the end of the 4th quarter.

•

CMO documentation of events that occurred during the quarter or are anticipated to occur in the near future affecting the CMO’s health care delivery; benefits; enrollment; grievances; quality of care; access; other operational issues

•	Total Births – Live Births and Fetal Deaths stratified by age, race/ethnicity, county/region per CMO

•	Unintended Births-Percent of Births Reported as Unwanted or Mistimed per CMO

VII.	Assessment of the relationship of the Demonstration to changes in inter-pregnancy intervals, rate of repeat very low birth weight and preterm delivery rates

•	These annual reports are to be submitted within 45 calendar days of the end of the 4th quarter.

•

Average number of months between pregnancies to the same woman (number of months between initial birth/fetal death event and subsequent birth/fetal death event – the gestational age of the subsequent event) per CMO

•	Proportion of women with a very low birth weight delivery whose next pregnancy ends in low birth weight or very low birth weight per CMO

•	Proportion of women with a very low birth weight delivery whose next pregnancy ends in a preterm delivery per CMO

Performance Measures

The Contractor’s failure to meet these goals shall result in a Category 3 Liquidated Damage as defined in Section 23.4.1 of the Contract.

•

Reduction of Contractor membership’s LBW and VLBW rates over the course of the Demonstration period as measured by 10% cumulative reduction from CY 2010 baseline in the Contractor’s LBW and VLBW rates by December 31, 2013.

•	4% reduction in the Pregnancy Rate in the Contractor’s membership over the Demonstration period ending December 31, 2013.”

•	Annual reports addressing the Performance Measures are due on or before June 30 of each Demonstration year, beginning in Demonstation year 2 (January 1, 2012).

•	Annual reports addressing the Performance Measures are due from the DCH MMIS by June 30 of each Deomonstarion Year, beginning in Demonstation year 2 (January 1, 2012).

Quarterly Report Data per CMO: Reports are to be submitted to DCH within 30 Calendar Days from the close of the previous quarter (e.g., April 30 for the quarter ending March 31).

•	Demonstration expenditures including administrative costs;

•	Total number of Demonstration enrollees;

•	Total number of P4HB Participants

•	Total number of Demonstration enrollees stratified by age, race and ethnicity;

•	Total number of P4HB Participants stratified by age, race and ethnicity

•	Total number of IPC enrollees stratified by age, race and ethnicity

•	Total number of IPC P4HB Participants stratified by age, race and ethnicity

•	Total number of Family Planning only enrollees stratified by age, race and ethnicity

•	Total number of Family Planning only P4HB Participants stratified by age, race and ethnicity

•	Total number of Resource Mothers Outreach only Enrollees stratified by age, race and ethnicity

•	Total number of Resource Mothers Outreach only P4HB Participants stratified by age, race and ethnicity

•	Total number of P4HB Participants utilizing services

•	Utilization statistics for Family Planning only services by type

•	IPC Problem and Strength Identification Quarterly Summary

•	Total number of Care Plans for IPC Participants

•	Utilization statistics for IPC Services by type;

•	Contraceptive types utilized;

•	Geographic variations in enrollment;

•	Total number of P4HB Participants (Participants include all individuals who obtain one or more covered family planning services through the Demonstration);

•	Events occurring during the quarter, or anticipated to occur in the near future that affect:

•	health care delivery

•	benefits

•	enrollment

•	grievances

•	quality of care

•	access

•	pertinent legislative activity

•	eligibility verification activities

•	other operational issues;

•	Action plans for addressing any policy and administrative issues identified; and

•	Evaluation activities and interim findings.

•

Annual Report Data per CMO – for Demonstration year 1, appropriate baseline calculations should also be reported using Calendar Year 2010 as the baseline year. Baseline calculations to include but not be limited to: total deliveries, pregnancy rate, total births, number of still births, LBW and VLBW rates, etc.

•	Top five (5) Chronic Diseases/Conditions affecting P4HB Participants in the IPC Demonstration component;

•	The total number of deliveries to Contractor’s Medicaid Members;

•	The pregnancy rate for Contractor’s Medicaid Members;

•	The number of deliveries to the P4HB Participants stratified by Demonstration component: FP Only; FP and IPC; Resource Mothers Only.

•	The number of total births to the Contractor’s Medicaid Members stratified by birth weight categories;

•

The number of live births to P4HB Participants in the FP only component of the Demonstration stratified by birth weight categories – Normal (2,500 grams or more), LBW (1,500 grams to 2,499 grams), VLBW (less than 1,500 grams);

•	The number of live births to P4HB Participants in the IPC component of the Demonstration stratified by birth weight category;

•	The number of stillbirths to the IPC P4HB Participants;

•	IPC Problem and Strength Identification Yearly Summary

•	The number of estimated averted births (using the baseline fertility rate) in the waiver application;

•	The total and average per person Medicaid expenditures for the Demonstration;

•	The total and average per person Medicaid expenditures for the IPC component of the Demonstration;

•	The total and average per person Medicaid expenditures for the first year infant life costs stratified by birth weight categories;

•	The number of VLBW deliveries to Contractor’s P4HB participants;

•	The number of VLBW deliveries that occur to P4HB Participants in the IPC component of the Demonstration;

•	The total and average per person Medicaid expenditures for VLBW deliveries;

•	Results of P4HB Participant and Provider satisfaction surveys.

ATTACHMENT P

RESOURCE MOTHER OUTREACH

Resource Mother:

The Resource Mother provides a broad range of paraprofessional services to P4HB Participants in the Interpregnancy Care component of the Planning for Healthy Babies Program and their families. She performs certain aspects of case management including the provision of assistance in dealing with personal and social problems and may provide supportive counseling to P4HB Participants and their families and/or serve as a liaison for social services.

The Contractor has the responsibility for training the Resource Mother and must utilize the standardized Resource Mothers Training Manual specified by DCH. DCH will also provide the Resource Mother Job description and technical support for the Resource Mother Outreach program.

The Contractor must ensure the Resource Mother Outreach is effective through monitoring of the Resource Mother’s performance including an evaluation of the Resource Mother’s P4HB Participant contact activities and contact documentation.

The Resource Mother will carry out the following responsibilities:

•	Complete P4HB Participant intakes based on interviews with P4HB Participants, their families, significant others and appropriate community agencies.

•	Demonstrate skillful use of observation and assessment tools to evaluate the P4HB Participant’s needs and monitor the P4HB Participant’s progress towards treatment goals.

•

Meet with P4HB Participants via phone or in person to increase participants’ adoption of healthy behaviors, including healthy eating choices and smoking cessation; increase participants’ adoption of health behaviors such as healthy eating choices and smoking cessation.

•

Support P4HB Participants’ compliance with primary care medical appointments including assistance with non-emergency transportation arrangements; serve as the liaison between P4HB Participants and family members, significant others, nurses, physicians, and organizational components to facilitate communication, linkage and continuity of service.

•	Consult with physicians, nurses, social workers, and case managers about problems identified and assist in the development of an appropriate action plan.

•	Document compliance with appointments and enrollment and participation in planned services and benefits in the P4HB Participant’s case management record and/or required Demonstration forms.

•	Prepare and disseminate pertinent reports for/to supervisors, colleagues and other appropriate individuals. Maintain program statistics for purposes of evaluation and research.

•	Submit all data, forms and documentation per Demonstration guidelines.

•	Provide short-term case management and referral services to P4HB Participants with emergency situations.
•

Support P4HB Participants’ compliance with medications to treat chronic health conditions including assisting the P4HB Participant with obtaining needed medications and reinforcing the need for medication compliance;

•

Assist the P4HB Participant with the coordination of social services support for family and life issues; implement and organize the delivery of specific social services within the community and maintain an updated resource file.

•

Assist Participants in locating and utilizing community resources including legal, medical, financial assistance, and other referral services; assist with linking mothers to community resources such as the Special Supplemental Nutrition Program for Women, Infants, and Children (WIC).

•	Provide emotional support for P4HB Participants following substance abuse treatment;

•	Provide mentoring for P4HB Participants;

•	Assist mothers of VLBW babies to obtain regular preventive health visits and appropriate immunizations for their child;

•	Link the VLBW infant’s mother with community resources such as WIC;

•	Provide the mother with the peer and emotional support needed to meet the health demands of her VLBW infant;

•	Encourage the VLBW infant’s mother to implement the parenting and child safety concepts taught during classes the mother will be encouraged to attend.

Technical Competencies of the Resource Mother

Successfully complete Resource Mother training module and participate in ongoing in-service training as provided

Knowledge of agency policies and procedures.

Ability to coordinate and organize the delivery services.

Ability to monitor client’s progress toward meeting established goals.

Knowledge of client’s treatment goals.

Ability to interview clients and/or families using established techniques.

Ability to develop client profile.

Knowledge of agency confidentiality policies.

Knowledge of state and federal confidentiality laws and regulations.

Knowledge of available community resources.

Ability to make appropriate referrals.

Knowledge of crisis intervention.

Ability to develop P4HB Participant service plan to habilitate and P4HB Participant in attaining social, educational and vocational goals.

Ability to contact health care professionals to obtain additional background information.

Knowledge of target population.

Knowledge of agency specific software. Knowledge of available databases.

Ability to prepare reports and case history records.

Knowledge of eligibility requirements.

Knowledge of what qualifies as an emergency situation.

Entry Qualifications

High school diploma or GED and two years experience in a social services related position or Bachelor’s degree in a social services related field

Valid driver’s license

Reliable vehicle with motor vehicle insurance coverage

Good communication skills. Comfortable communicating with both professionals (physicians, nurses, social workers, etc.) and with lay persons

ATTACHMENT Q

CENTERS FOR MEDICARE & MEDICAID SERVICES

SPECIAL TERMS AND CONDITIONS

NUMBER:	11-W-00249/4

TITLE:	Planning for Healthy Babies (P4HB)

AWARDEE:	Georgia Department of Community Health

I. PREFACE

The following are the Special Terms and Conditions (STCs) for Georgia’s section 1115(a) Medicaid Demonstration (hereinafter “Demonstration”). The parties to this agreement are the Georgia Department of Community Health and the Centers for Medicare & Medicaid Services (CMS). The STCs set forth in detail the nature, character, and extent of Federal involvement in the Demonstration and the State’s obligations to CMS during the life of the Demonstration. The STCs are effective January 1, 2011, unless otherwise specified. This Demonstration is approved through December 31, 2013.

The STCs have been arranged into the following subject areas:

I.	Preface

II.	Program Description and Objectives

III.	General Program Requirements

IV.	Eligibility

V.	Benefits and Delivery Systems

VI.	General Reporting Requirements

VII.	General Financial Requirements

VIII.	Monitoring Budget Neutrality

IX.	Evaluation of the Demonstration

X.	Schedule of State Deliverables for the Demonstration

II. PROGRAM DESCRIPTION AND OBJECTIVES

The Georgia P4HB section 1115(a) Medicaid Demonstration expands the provision of family planning (FP) services to uninsured women, ages 18 through 44, who have family income at or below 200 percent of the Federal poverty level (FPL), and who are not otherwise eligible for Medicaid or the Children’s Health Insurance Program (CHIP).

In addition, the Demonstration provides Interpregnancy Care (IPC) services to women who meet the same eligibility requirements above and who deliver a very low birth weight (VLBW) baby (less than 1,500 grams or 3 pounds, 5 ounces) on or after January 1, 2011.

Women, ages 18 through 44, who have family income at or below 200 percent of the FPL, who deliver a VLBW baby on or after January 1, 2011, and who qualify under the Low Income Medicaid Class of Assistance, or the Aged Blind and Disabled Classes of Assistance, under the Georgia Medicaid State plan are also eligible for the Resource Mothers Outreach component of the IPC services which are not otherwise available under the Georgia Medicaid State plan.

Under this Demonstration, Georgia expects to achieve the following to promote the objectives of title XIX:

•	Reduce Georgia’s low birth weight (LBW) and VLBW rates;

•	Reduce the number of unintended pregnancies in Georgia;

•	Reduce Georgia’s Medicaid costs by reducing the number of unintended pregnancies by women who otherwise would be eligible for Medicaid pregnancy-related services;

•	Provide access to IPC health services for eligible women who have previously delivered a VLBW baby; and

•	Increase child spacing intervals through effective contraceptive use.

III. GENERAL PROGRAM REQUIREMENTS

1.	Compliance with Federal Non-Discrimination Statutes. The State must comply with all applicable Federal statutes relating to non-discrimination. These include, but are not limited to, the Americans with Disabilities Act of 1990, title VI of the Civil Rights Act of 1964, section 504 of the Rehabilitation Act of 1973, and the Age Discrimination Act of 1975.

2.	Compliance with Medicaid Law, Regulation, and Policy. All requirements of the Medicaid programs expressed in law, regulation, court order, and policy statement not expressly waived or identified as not applicable in the waiver and expenditure authority documents (of which these terms and conditions are part), must apply to the Demonstration.

3.	Changes in Medicaid Law, Regulation, and Policy. The State must, within the timeframes specified in law, regulation, court order, or policy statement, come into compliance with any changes in Federal law, regulation, court order, or policy affecting the Medicaid programs that occur during this Demonstration approval period, unless the provision being changed is explicitly waived or identified as not applicable.

4.	Impact on Demonstration of Changes in Federal Law, Regulation, and Policy Statements.

a)	To the extent that a change in Federal law, regulation, final court order, or policy requires either a reduction or an increase in Federal financial participation (FFP) for expenditures made under this Demonstration, the State must adopt, subject to CMS approval, a modified budget neutrality agreement for the Demonstration as necessary to comply with such change. The modified agreement will be effective upon the implementation of the change.

b)	If mandated changes in Federal law require State legislation, the changes must take effect on the day such State legislation becomes effective, or on the last day such legislation was required to be in effect under the law.

5.	State Plan Amendments. The State will not be required to submit title XIX or title XXI State plan amendments for changes affecting any populations made eligible solely through the Demonstration. If a population eligible through the Medicaid State plan is affected by a change to the Demonstration, a conforming amendment to the appropriate State plan may be required, except as otherwise noted in these STCs.

6.	Changes Subject to the Amendment Process. Changes related to eligibility, enrollment, benefits, delivery systems, cost sharing, sources of non-Federal share of funding, budget neutrality, and other comparable program elements in these STCs must be submitted to CMS as amendments to the Demonstration. All amendment requests are subject to approval at the discretion of the Secretary of the Department of Health and Human Services in accordance with section 1115 of the Act. The State must not implement changes to these elements without prior approval by CMS. Amendments to the Demonstration are not retroactive and FFP will not be available for changes to the Demonstration that have not been approved through the amendment process set forth in paragraph 7 below. The State will notify CMS of proposed Demonstration changes during the quarterly monitoring call, as well as in the written quarterly report, to determine if a formal amendment is necessary.

7.	Amendment Process. Requests to amend the Demonstration must be submitted to CMS for approval no later than 120 days prior to the planned date of implementation of the change and may not be implemented until approved. CMS reserves the right to deny or delay approval of a Demonstration amendment based on non-compliance with these STCs, including, but not limited to, failure by the State to submit required reports and other deliverables in a timely fashion according to the deadlines specified therein. Amendment requests must include, but are not limited to, the following:

a)	An explanation of the public process used by the State consistent with the requirements of paragraph 12 to reach a decision regarding the requested amendment;

b)	A data analysis which identifies the specific “with waiver” impact of the proposed amendment on the current budget neutrality expenditure limit. Such analysis must include current “with waiver” and “without waiver” status on both a summary and detailed level through the current extension approval period using the most recent actual expenditures, as well as summary and detailed projections of the change in the “with waiver” expenditure total as a result of the proposed amendment which isolates (by Eligibility Group) the impact of the amendment;

c)	A detailed description of the amendment, including impact on beneficiaries, with sufficient supporting documentation; and

d)	If applicable, a description of how the evaluation design must be modified to incorporate the amendment provisions.

8.	CMS Right to Terminate or Suspend. CMS may suspend or terminate the Demonstration, in whole or in part, at any time before the date of expiration, whenever it determines, following a hearing, that the State has materially failed to comply with the terms of the project. CMS will promptly notify the State in writing of the determination and the reasons for the suspension or termination, together with the effective date.

9.	Finding of Non-Compliance. The State does not relinquish its rights to challenge the CMS finding that the State materially failed to comply.

10.	Withdrawal of Waiver Authority. CMS reserves the right to withdraw waivers or expenditure authorities at any time it determines that continuing the waivers or expenditure authorities would no longer be in the public interest or promote the objectives of title XIX.

CMS must promptly notify the State in writing of the determination and the reasons for the withdrawal, together with the effective date, and must afford the State an opportunity to request a hearing to challenge CMS’ determination prior to the effective date. If a waiver or expenditure authority is withdrawn, FFP is limited to normal closeout costs associated with terminating the waiver or expenditure authorities, including services and administrative costs of disenrolling participants.

11.	Adequacy of Infrastructure. The State must ensure the availability of adequate resources for implementation and monitoring of the Demonstration, including education, outreach, and enrollment; maintaining eligibility systems; compliance with cost sharing requirements to the extent they apply; and reporting on financial and other Demonstration components.

12.	Public Notice, Tribal Consultation, and Consultation with Interested Parties. The State must continue to comply with the State Notice Procedures set forth in 59 Fed. Reg. 49249 (September 27, 1994) and the tribal consultation requirements pursuant to section 1902(a)(73) of the Act as amended by section 5006(e) of the ARRA, when any program changes to the Demonstration, including, but not limited to, those referenced in STC 7, are proposed by the State. In States with Federally recognized Indian Tribes, Indian health programs, and/or Urban Indian organizations, the State is required to submit evidence to CMS regarding the solicitation of advice from these entities prior to submission of any Demonstration proposal, amendment and/or renewal of this Demonstration.

13.	FFP. No Federal matching funds for expenditures for this Demonstration will take effect until the effective date identified in the Demonstration approval letter.

14.	Citizenship Documentation Requirements. For individuals who have declared that they are United States citizens or nationals, the State must only enroll individuals into the Demonstration who document citizenship or nationality in accordance with sections 1902(a)(46) and 1903 of the Act. The State may establish citizenship or nationality using the process set out in section 1902(ee) of the Act in lieu of the documentation requirements set forth in sections 1902(a)(46) and 1903 of the Act to the extent permitted by that section.

IV. ELIGIBILITY

15.	Eligibility Requirements. The State must enroll only individuals meeting the following eligibility criteria into the family planning component of the Demonstration:

1.	Uninsured women, ages 18 through 44, losing Medicaid pregnancy coverage at the conclusion of 60 days postpartum, who are not otherwise eligible for Medicaid or CHIP; and

2.	Uninsured women, ages 18 through 44, who have family income up to and including 200 percent of the FPL, who are not otherwise eligible for Medicaid or CHIP.

The State must enroll only individuals meeting the following eligibility criteria into the IPC component of the Demonstration:

•

Uninsured women, ages 18 through 44, who deliver a VLBW baby on or after January 1, 2011, who have family income up to and including 200 percent of the FPL, who are not otherwise eligible for Medicaid or CHIP.

The State will enroll individuals into the Resource Mothers Outreach component of the Demonstration who are:

Women, ages 18 through 44, who qualify under the Low Income Medicaid Class of Assistance or Aged Blind and Disabled Classes of Assistance under the Georgia Medicaid State plan and deliver a VLBW baby on or after January 1, 2011.

16.	Demonstration Enrollment. Women already enrolled in a Georgia Families Care Management Organization (CMO) due to pregnancy will have an expedited enrollment into the plan with which they are currently affiliated. These women will be afforded the opportunity to choose a new CMO if desired. The enrollment processes for each component of the Demonstration are described below:

a)	FP Component. The State will follow applicable Federal law and regulations for determining eligibility and enrolling those deemed eligible into one of the CMOs. Individuals must enroll in a managed care plan to receive family planning and family planning-related services.

b)	IPC Component. Women in the IPC component must enroll in a managed care plan to receive Family Planning and IPC services.

c)	Resource Mothers Outreach.

i.	Women ages 18 through 44 who qualify under the Low Income Medicaid Class of Assistance under the Georgia Medicaid State plan are mandatorily enrolled into one of the CMOs per the Medicaid State plan. These women will receive Resource Mothers Outreach through the CMOs in which they are enrolled at the time of delivery of their VLBW baby. The State will follow standard Medicaid managed care rules regarding choice of plans.

ii.	Women ages 18 through 44 who qualify under the Aged Blind and Disabled Classes of Assistance under the Georgia Medicaid State Plan and who deliver a VLBW baby on or after January 1, 2011, will receive Resource Mothers Outreach via a CMO. They will not be enrolled into a CMO, but will be allowed to choose a CMO through which they will receive only Resource Mothers Outreach services.

17.	Demonstration Disenrollment. If a woman becomes pregnant while enrolled in the Demonstration, she may be determined eligible for Medicaid under the State plan. An individual who is enrolled in a Medicaid State plan eligibility category will only be eligible for Resource Mothers Outreach services under the Demonstration if they have had a VLBW delivery on or after January 1, 2011.

The State must not submit claims under the Demonstration for any individual who is found to be eligible under the Medicaid State plan except for those individuals eligible under the Medicaid State plan who are eligible for Resource Mothers Outreach services.

In addition, women who receive a sterilization procedure and complete all necessary follow- up procedures will be disenrolled from the Demonstration. Women in the IPC component will be disenrolled after 2 years of participation.

18.	Redeterminations. The State must ensure that redeterminations of eligibility for the Demonstration are conducted at least every 12 months.

19.	Primary Care Referral. The State assures CMS that providers of family planning services will make appropriate referrals to primary care providers as medically indicated. The State also assures that individuals enrolled in this Demonstration receive information about how to access primary care services.

V. BENEFITS AND DELIVERY SYSTEMS

20.	Benefits. Family planning services and supplies described in section 1905 (a)(4)(C) of the Act are reimbursable at the 90 percent matching rate, including:

a)	Approved methods of contraception;

b)	Sexually transmitted infection testing, including Pap tests and pelvic exams;

c)	Drugs, supplies, or devices related to women’s health services described above that are prescribed by a health care provider who meets the State’s provider enrollment requirements; (subject to the national drug rebate program requirements); and,

d)	Contraceptive management, patient education, and counseling.

21.	Family Planning-Related Benefits. Family planning-related services are provided as part of, or as follow-up to, a family planning visit and are reimbursable at the State’s regular FMAP rate. The following are examples of family-planning related services:

a)	Drugs for the treatment of sexually-transmitted infections (STIs), except for HIV/AIDS and hepatitis, when the STI is identified/diagnosed during a routine/periodic family planning visit. A follow-up visit/encounter for the treatment/drugs may be covered. In addition, subsequent follow-up visits to rescreen for STIs based on the Centers for Disease Control and Prevention guidelines may be covered.

b)	Drugs for the treatment of lower genital tract and genital skin infections/disorders, and urinary tract infections, when the infection/disorder is identified/diagnosed during a routine/periodic family planning visit. A follow-up visit/encounter for the treatment/drugs may be covered.

22.	Primary Care Referrals. Primary care referrals to other social service and health care providers as medically indicated are provided; however, the costs of those primary care services are only covered for women enrolled in the IPC component of the Demonstration. These primary care services are not covered for enrollees who are not in the IPC component of this Demonstration.

23.	Vitamins. Participants will have access to folic acid and/or a multivitamin with folic acid, and this benefit will be reimbursable at the State’s FMAP rate.

24.	Immunization Benefits. Participants ages 19 and 20, will be eligible to receive the Hepatitis B, tetanus-diphtheria (Td), and combined tetanus, diphtheria, and pertussis (TdAP)

vaccinations. Participants who are 18 years old are eligible to receive immunizations at no cost via the Vaccines for Children (VFC) Program. These services are reimbursable at the State’s FMAP rate.

25.	IPC Component Benefits. In addition to the family planning and family planning-related services described above, women who are enrolled in the IPC component of the Demonstration are also eligible for the benefits described in the table below. These services are reimbursable at the State’s FMAP rate.

Services	Notices/Limitations
Primary care
5 office/outpatient visits
Management and treatment of chronic diseases
Substance use disorder treatment (detoxification and intensive outpatient rehabilitation)	Referral required
Case management/ Resource Mother Outreach
Limited Dental
Prescription Drugs (non-family planning)

Women enrolled in the IPC component will also have access to non-emergency medical transportation.

26.	Resource Mother Outreach. Women served under the IPC and Resource Mother components of the Demonstration, will have access to Resource Mother Outreach. The CMOs will employ or contract with Resource Mothers, and the Resource Mothers will assist nurse case managers to achieve the following goals:

a)	Increase the participant’s adoption of healthy behaviors such as healthy eating choices and smoking cessation;

b)	Support the participant’s compliance with primary care medical appointments, including assisting with arranging non-emergency medical transportation;

c)	Assist the mother of a VLBW baby to obtain regular preventive health visits and appropriate immunizations for her child;

d)	Support the participant’s compliance with medications to treat chronic health conditions

e)	Assist with coordination of social services support; and,

f)	Assist with linking mothers to community resources such as the Special Supplemental Nutrition Program for Women, Infants, and Children.

27.	Delivery System. Services provided through this Demonstration are paid via a managed care delivery system via CMOs. Standard Medicaid managed care rules will apply including freedom of choice of provider for family planning services as specified in 42 CFR 431.51 (a)(5).

VI. GENERAL REPORTING REQUIREMENTS

28.	General Financial Requirements. The State must comply with all general financial requirements under title XIX set forth in section VII of these STCs.

29.	Reporting Requirements Relating to Budget Neutrality. The State must comply with all reporting requirements for monitoring budget neutrality as set forth in section VIII of these STCs.

30.	Compliance with Managed Care Reporting Requirements. The State must comply with all managed care reporting regulations at 42 CFR Part 438 et seq., except as expressly waived or referenced in the expenditure authorities incorporated into these STCs.

31.	Monitoring Calls. CMS will schedule quarterly monitoring calls with the State, unless CMS determines that more frequent calls are necessary to adequately monitor the Demonstration. The purpose of these calls is to discuss any significant actual or anticipated developments affecting the Demonstration. Areas to be addressed include, but are not limited to, health care delivery, enrollment, quality of care, access, benefits, audits, lawsuits, financial reporting and budget neutrality issues, progress on evaluations, State legislative developments, quarterly reports, and any Demonstration amendments the State is considering submitting.

The State and CMS will discuss quarterly expenditure reports submitted by the State for purposes of monitoring budget neutrality. CMS will update the State on any amendments under review as well as Federal policies and issues that may affect any aspect of the Demonstration. The State and CMS will jointly develop the agenda for the calls.

32.	Quarterly Progress Reports. The State must submit progress reports no later than 60 days following the end of each quarter. The intent of these reports is to present the State’s data along with an analysis of the status of the various operational areas under the Demonstration. These quarterly reports must include, but are not limited to:

a)	An updated budget neutrality monitoring worksheet;

b)	Expenditures including administrative costs;

c)	Total number of enrollees;

d)	Total number of participants (Participants include all individuals who obtain one or more covered family planning services through the Demonstration);

e)	Events occurring during the quarter, or anticipated to occur in the near future that affect health care delivery, benefits, enrollment, grievances, quality of care, access, pertinent legislative activity, eligibility verification activities, and other operational issues;

f)	Action plans for addressing any policy and administrative issues identified; and

g)	Evaluation activities and interim findings.

33.	Annual Report. The annual report is due 120 days following the end of the fourth quarter of each Demonstration year, and must include a summary of the year’s preceding activity as well as the following:

a)	The number of actual births that occur to participants in the FP component of the Demonstration broken out by birth weight category;

i.	Normal (2,500 grams or more)

ii.	LBW (1,500 grams to 2,499 grams)

iii.	VLBW (less than 1,500 grams)

b)	The number of total Medicaid births broken out by birth weight category;

c)	The number of actual births that occur to women in the IPC component of the Demonstration broken out by birth weight category;

d)	The average total Medicaid expenditures for the first-year infant life costs broken out by birth weight category;

e)	Results of member and provider satisfaction surveys; and

f)	An interim evaluation report as described in paragraph 54 of these STCs.

34.	Transition Plan. The State is required to prepare, and incrementally revise a Transition Plan, consistent with the provisions of the Affordable Care Act, for individuals enrolled in the Demonstration, including how the State plans to coordinate the transition of these individuals to a coverage option available under the Affordable Care Act without interruption in coverage to the maximum extent possible. The State must submit a draft to CMS by July 1, 2012, with progress updates included in each quarterly and annual report thereafter. The State will revise the Transition Plan as needed.

35.	Final Report. The State must submit a final report to CMS to describe the impact of the Demonstration, including the extent to which the State met the goals of the Demonstration. The draft report will be due to CMS 6 months after the expiration of the Demonstration. The State must submit a final report within 60 days of receipt of CMS comments.

VII. GENERAL FINANCIAL REQUIREMENTS

36.	Quarterly Expenditure Reports. The State must provide quarterly expenditure reports using the form CMS-64 to report total expenditures for services provided under the Medicaid program, including those provided through the Demonstration under section 1115 authority. This project is approved for expenditures applicable to services rendered during the Demonstration period. CMS must provide FFP for allowable Demonstration expenditures only as long as they do not exceed the pre-defined limits on the costs incurred as specified in Section VIII of these STCs.

37.	Reporting Expenditures Subject to the Title XIX Budget Neutrality Agreement. The following describes the reporting of expenditures subject to the budget neutrality limit:

a)	Tracking Expenditures. In order to track expenditures under this Demonstration, Georgia must report Demonstration expenditures through the Medicaid and CHIP Budget and Expenditure System (MBES/CBES); following routine CMS-64 reporting instructions outlined in section 2500 of the State Medicaid Manual. All Demonstration expenditures claimed under the authority of title XIX of the Act and subject to the budget neutrality expenditure limit must be reported each quarter on separate Forms CMS-64.9 Waiver and/or CMS-64.9P Waiver, identified by the Demonstration project number assigned by CMS, including the project number extension, which indicates the Demonstration Year (DY) in which services were rendered or for which capitation payments were made.

b)	Cost Settlements. For monitoring purposes, cost settlements attributable to the Demonstration must be recorded on the appropriate prior period adjustment schedules (Form CMS-64.9P Waiver) for the Summary Sheet Line 10B, in lieu of Lines 9 or 10C. For any other cost settlements not attributable to this Demonstration, the adjustments should be reported on lines 9 or 10C as instructed in the State Medicaid Manual.

c)	Use of Waiver Forms. The following 3 waiver forms CMS-64.9 Waiver and/or CMS-64.9 P Waiver must be submitted each quarter (when applicable) to report title XIX expenditures for individuals enrolled in the Demonstration. The expressions in quotation marks are the waiver names to be used to designate these waiver forms in the MBES/CBES system.

(i)	“FP Benefits” expenditures – This includes expenditures for all family planning and family planning-related benefits for women enrolled in the Demonstration.

(ii)	“IPC Benefits” expenditures – This includes only expenditures for IPC benefits for women enrolled in the IPC component of the Demonstration.

(iii)	“Outreach” expenditures – This includes only expenditures for the Resource Mother Outreach that women eligible under the Medicaid State plan receive.

d)	Pharmacy Rebates. The State may propose a methodology for assigning a portion of pharmacy rebates to the Demonstration, in a way that reasonably reflects the actual rebate-eligible pharmacy utilization of the Demonstration population, and which reasonably identifies pharmacy rebate amounts with DYs. Use of the methodology is subject to the approval in advance by the CMS Regional Office, and changes to the methodology must also be approved in advance by the Regional Office. The portion of pharmacy rebates assigned to the Demonstration using the approved methodology will be reported on the appropriate Form CMS-64.9 Waiver for the Demonstration, and not on any other CMS-64.9 form (to avoid double-counting). Each rebate amount must be distributed as State and Federal revenue consistent with the Federal matching rates under which the claim was paid.

e)	Title XIX Administrative Costs. Administrative costs will not be included in the budget neutrality agreement, but the State must separately track and report additional administrative costs that are directly attributable to the Demonstration. All administrative costs must be identified on the Forms CMS-64.10.

f)	Claiming Period. All claims for expenditures subject to the budget neutrality agreement (including any cost settlements) must be made within 2 years after the calendar quarter in which the State made the expenditures. All claims for services during the Demonstration period (including any cost settlements) must be made within 2 years after the conclusion or termination of the Demonstration. During the latter 2-year period, the State must continue to identify separately net expenditures related to dates of service during the operation of the Demonstration on the CMS-64 waiver forms in order to properly account for these expenditures in determining budget neutrality.

38.	Standard Medicaid Funding Process. The standard Medicaid funding process must be used during the Demonstration. The State must estimate matchable Demonstration expenditures (total computable and Federal share) subject to the budget neutrality expenditure limit and separately report these expenditures by quarter for each Federal fiscal year on the Form CMS-37 for both the Medical Assistance Payments (MAP) and State and

Local Administration Costs (ADM). CMS shall make Federal funds available based upon the State’s estimate, as approved by CMS. Within 30 days after the end of each quarter, the State must submit the Form CMS-64 quarterly Medicaid expenditure report, showing Medicaid expenditures made in the quarter just ended. CMS shall reconcile expenditures reported on the Form CMS-64 with Federal funding previously made available to the State, and include the reconciling adjustment in the finalization of the grant award to the State.

39.	Extent of FFP for Family Planning and Family Planning Related Services. CMS shall provide FFP for services (including prescriptions) provided to women at the following rates:

a)	For procedures or services clearly provided or performed for the primary purpose of family planning (i.e., contraceptive initiation, periodic or inter-periodic contraceptive management, and sterilizations), and which are provided in a family planning setting, FFP will be available at the 90 percent Federal matching rate. Reimbursable procedure codes for office visits, laboratory tests, and certain other procedures must carry a primary diagnosis or a modifier that specifically identifies them as a family planning service. Note: The laboratory tests performed during an initial family planning visit for contraception include a Pap smear, screening tests for STIs, blood counts, and pregnancy test. Additional screening tests may be performed depending on the method of contraception desired and the protocol established by the clinic, program, or provider. Additional laboratory tests may be needed to address a family planning problem or needed during an inter-periodic family planning visit for contraception.

Allowable family planning expenditures eligible for reimbursement at the enhanced family planning match rate should be entered in Column (D) on the appropriate waiver sheets.

b)	In order for family planning-related services to be reimbursed at the FMAP rate they must be defined as those services generally performed as part of, or as follow-up to, a family planning service for contraception. Such services are provided because a “family planning-related” problem was identified/diagnosed during a routine/periodic family planning visit. These expenditures should be entered in Column (B) on the appropriate waiver sheets. Four kinds of family planning related services are recognized:

i.	A colposcopy (and procedures done with/during a colposcopy) or repeat Pap smear performed as a follow-up to an abnormal Pap smear which is done as part of a routine/periodic family planning visit.

ii.	Treatment/drugs for STIs, except for HIV/AIDS and hepatitis, where the STIs are identified/diagnosed during a routine/periodic family planning visit. A follow-up visit/encounter for the treatment/drugs may be covered at the applicable Federal matching rate for the State. Subsequent follow- up visits to rescreen for STIs based on the Centers for Disease Control and Prevention guidelines may be covered at the applicable Federal matching rate for the State.

iii.	Treatment/drugs for vaginal infections/disorders, other lower genital tract and genital skin infections/disorders, and urinary tract infections, where these conditions are identified/diagnosed during a routine/periodic family planning visit. A follow-up visit/encounter for the treatment/drugs may be covered at the applicable Federal matching rate for the State.

iv.	Treatment of major complications such as:

•	Treatment of a perforated uterus due to an intrauterine device insertion;

•	Treatment of severe menstrual bleeding caused by a Depo-Provera injection requiring a dilation and curettage; or

•	Treatment of surgical or anesthesia-related complications during a sterilization procedure.

c)	FFP will not be available for the costs of any services, items, or procedures that do not meet the requirements specified above, even if family planning clinics or providers provide them. For example, in the instance of testing for STIs as part of a family planning visit, FFP will be available at the 90 percent Federal matching rate. The match rate for the subsequent treatment would be paid at the applicable Federal matching rate for the State. For testing or treatment not associated with a family planning visit, no FFP will be available.

d)	CMS will provide FFP at the appropriate 50 percent administrative match rate for general administration costs, such as, but not limited to, claims processing, eligibility assistance and determinations, outreach, program development, evaluation, and program monitoring and reporting.

40.	Extent of FFP for IPC Services. CMS shall provide FFP for services described in paragraph 25 for women who enrolled in the IPC component of the Demonstration at the State’s regular Federal matching rate.

41.	Sources of Non-Federal Share. The State must certify that the non-Federal share of funds for the Demonstration are State/local monies. The State further certifies that such funds must not be used to match for any other Federal grant or contract, except as permitted by law. All sources of non-Federal funding must be compliant with section 1903(w) of the Act and applicable regulations. In addition, all sources of the non-Federal share of funding are subject to CMS approval.

a)	CMS reserves the right to review the sources of the non-Federal share of funding for the Demonstration at any time. The State agrees that all funding sources deemed unacceptable by CMS must be addressed within the time frames set by CMS.

b)	Any amendments that impact the financial status of the program must require the State to provide information to CMS regarding all sources of the non-Federal share of funding.

42.	State Certification of Funding Conditions. The State must certify that the following conditions for non-Federal share of Demonstration expenditures are met:

a)	Units of government, including governmentally operated health care providers, may certify that State or local tax dollars have been expended as the non-Federal share of funds under the Demonstration.

b)	To the extent the State utilizes certified public expenditures (CPEs) as the funding mechanism for title XIX (or under section 1115 authority) payments, CMS must approve a cost reimbursement methodology. This methodology must include a detailed explanation of the process by which the State would identify those costs eligible under title XIX (or under section 1115 authority) for purposes of certifying public expenditures.

c)	To the extent the State utilizes CPEs as the funding mechanism to claim Federal match for payments under the Demonstration, governmental entities to which general revenue funds are appropriated must certify to the State the amount of such tax revenue (State or local) used to satisfy Demonstration expenditures. The entities that incurred the cost must also provide cost documentation to support the State’s claim for Federal match.

d)	The State may use intergovernmental transfers to the extent that such funds are derived from State or local tax revenues and are transferred by units of government within the State. Any transfers from governmentally-operated health care providers must be made in an amount not to exceed the non-Federal share of title XIX payments. Under all circumstances, health care providers must retain 100 percent of the claimed expenditure. Moreover, no pre-arranged agreements (contractual or otherwise) exist between health care providers and State and/or local government to return and/or redirect any portion of the Medicaid payments. This confirmation of Medicaid payment retention is made with the understanding that payments that are the normal operating expenses of conducting business, such as payments related to taxes, (including health care provider-related taxes), fees, business relationships with governments that are unrelated to Medicaid and in which there is no connection to Medicaid payments, are not considered returning and/or redirecting a Medicaid payment.

43.	Monitoring the Demonstration. The State must provide CMS with information to effectively monitor the Demonstration, upon request, in a reasonable time frame.

44.

Program Integrity. The State must have processes in place to ensure that there is no duplication of Federal funding for any aspect of the Demonstration. Specifically, the State must ensure that there is no duplication of Federal funding between the State’s Maternal,

Infant, and Early Childhood Home Visiting Program and the Demonstration. In addition, the State must ensure that there is no duplication of Federal funding between the State’s VFC Program and the Demonstration. The State must confirm in each quarterly and annual report that there is no duplication of funding.

VIII. MONITORING BUDGET NEUTRALITY

45.	Limit on Title XIX Funding. The State shall be subject to a limit on the amount of Federal title XIX funding that the State may receive on selected Medicaid expenditures during the period of approval of the Demonstration. The budget neutrality expenditure targets are set on a yearly basis with a cumulative budget neutrality expenditure limit for the length of the entire Demonstration. Actual expenditures subject to the budget neutrality expenditure limit shall be reported by the State using the procedures described in section VII, paragraph 37 of these STCs.

46.	Risk. Georgia shall be at risk for the per capita cost (as determined by the method described below in this section) for Medicaid eligibles in the “FP Benefits” eligibility group, but not for the number of Demonstration eligibles in this group. By providing FFP for enrollees in this eligibility group, Georgia shall not be at risk for changing economic conditions that impact enrollment levels. However, by placing Georgia at risk for the per capita costs for enrollees in the family planning component of the Demonstration, CMS assures that Federal Demonstration expenditures do not exceed the level of expenditures that would have occurred had there been no Demonstration. Georgia will be at risk for both per capita costs and enrollment for “IPC Benefits.”

47.	Budget Neutrality Annual Expenditure Limits. For each DY, two annual limits are calculated: one for the FP component of the Demonstration and one for the IPC component of the Demonstration, as described in paragraphs 48 and 49 below.

48.	FP Component Budget Limit. The FP Component budget limit is calculated as the projected per member/per month (PMPM) cost times the actual number of member months for “FP Benefits,” multiplied by the Composite Federal Share.

a)	PMPM Cost. The following table gives the projected PMPM (Federal share) costs for the calculation described above by DY.

	Trend	DY 1	DY 2	DY 3
FP Benefits	2.7%	$68.17	$70.01	S71.90

b)	Composite Federal Share. The Composite Federal Share is the ratio calculated by dividing the sum total of FFP received by the State on actual Demonstration expenditures during the 3-year approval period, as reported on the forms listed in paragraph 37 above, by total computable Demonstration expenditures for the same period as reported on the same forms. Should the Demonstration be terminated prior to the end of the 3-year approval period (see paragraph 8), the Composite Federal Share will be determined based on actual expenditures for the period in which the Demonstration was active. For the purpose of interim monitoring of budget neutrality, a reasonable Composite Federal Share may be used.

c)	The FP Component is structured as a “pass-through” or “hypothetical” population. Therefore, the State may not derive savings from this component.

49.	IPC Component Budget Limit. The annual budget limit for the IPC component of the Demonstration will be the estimated cost-savings of the VLBW and LBW births averted as described below:

a)	VLBW Birth Averted = Birth Averted * Medicaid Costs for VLBW Infants up to 1 year of life

•

The Medicaid Cost of a VLBW Infant equals (the cost of VLBW infants up to 1 year of life)/ number of VLBW live births, where the costs and number of VLBW live births pertain to the Georgia Medicaid Program.

b)	LBW Birth Averted = Birth Averted * Medicaid Costs for LBW Infants up to 1 year of life

•

The Medicaid Cost of a LBW Infant equals (the cost of LBW infants up to 1 year of life)/ number of LBW live births, where the costs and number of LBW live births pertain to the Georgia Medicaid Program.

c)	Application of the IPC Budget Limit. The budget limit calculated above will apply to IPC expenditures, as reported by the State on the CMS-64 forms. If, at the end of the Demonstration period, the costs of the Demonstration services exceed the IPC budget limit, the excess Federal funds will be returned to CMS.

50.	Future Adjustments to the Budget Neutrality Expenditure Limit. CMS reserves the right to adjust the budget neutrality expenditure limit to be consistent with enforcement of impermissible provider payments, health care-related taxes, new Federal statutes, or policy interpretations implemented through letters, memoranda, or regulations with respect to the provision of services covered under the Demonstration.

51.	Enforcement of Budget Neutrality. CMS will enforce budget neutrality over the life of the Demonstration, rather than annually. However, no later than 6 months after the end of each DY, or as soon thereafter as data are available, the State will calculate annual expenditure targets for the IPC component of the Demonstration for the completed year. This amount will be compared with the actual claimed FFP for Medicaid. Using the schedule below as a guide, if the State exceeds these targets, it will submit a corrective action plan to CMS for approval. The State will subsequently implement the corrective action plan.

Year	Cumulative Target Expenditures	Percentage

2011	DY 1 budget limit amount	+4 percent
2012	DY 1 and 2 combined budget limit amount	+2 percent
2013	DYs 1 through 3 combined budget limit amount	+0 percent

a)	Failure to Meet Budget Neutrality Goals. The State, whenever it determines that the Demonstration is not budget neutral or is informed by CMS that the Demonstration is not budget neutral, must immediately collaborate with CMS on corrective actions, which must include submitting a corrective action plan to CMS within 21 days of the date the State is informed of the problem. While CMS will pursue corrective actions with the State, CMS will work with the State to set reasonable goals that will ensure that the State is in compliance.

b)	Use of “Savings.” The State may only use savings from averting LBW and VLBW births to provide IPC services to women who have delivered a VLBW baby.

c)	Definition of “With” and “Without” Waiver IPC Component Demonstration Costs. The “with” (WW) and “without” (WOW) Demonstration costs (Federal share) follow. The “without” Demonstration costs are estimates of the costs of VLBW and LBW births that would occur in the absence of the Demonstration. The “with” Demonstration costs are estimates of IPC services provided with the Demonstration in effect. Total “with” and “without” Demonstration costs (Federal share) including the cost of the FP Component is also shown in the table below.

State Plan VLBW and LBW Birth Costs (Federal share)

	$1,564,418,099	$1,564,418,099	$1,564,418,099
YEAR	WOW	WW	Estimated IPC Annual Budget Limit
CY 2011	$517,383,223	$514,586,627	$2,796,956
CY 2012	$519,429,739	$510,813,428	$8,616,311
CY 2013	$521,524,925	$515,625,623	$5,899,301

IPC Component Demonstration Costs (Federal share)

	$1,564,418,099	$1,564,418,099	$1,564,418,099
	WOW	WW Cost of IPC Component	Estimated IPC Annual Budget Limit – WW Cost of IPC Component
CY 2011		$2,482,687	$313,909
CY 2012		$5,274,512	$3,341,800
CY 2013		$4,917,388	$981,913

FP Component + IPC Component (Federal Share)

	$1,564,418,099	$1,564,418,099	$1,564,418,099
	WOW	WW Cost of FP and IPC Components	Project Margin
CY 2011	$519,645,402	$519,331,493	$313,909
CY 2012	$522,914,626	$519,572,826	$3,341,800
CY 2013	$526,495,692	$525,513,780	$981913
3 Year Total	$1,569,055,720	$1,564,418,099	$4,637,621

IX. PRIMARY CARE REFERRAL AND EVALUATION

52.	Access to Primary Care Services. The State must facilitate access to primary care services for enrollees in the Demonstration. The State must assure CMS that written materials concerning access to primary care services are distributed to the Demonstration participants. The written materials must explain to the participants how they can access primary care services.

53.	Submission of Draft Evaluation Design. A draft evaluation design report must be submitted to CMS for approval within 120 days from the award of the Demonstration. At a minimum, the evaluation design should include a detailed analysis plan that describes how the effects of the Demonstration will be isolated from those of other initiatives occurring in the State. The report should also include an integrated presentation and discussion of the specific hypotheses (including those that focus specifically on the target population for the Demonstration) that are being tested. The report will also discuss the outcome measures that will be used in evaluating the impact of the Demonstration, particularly among the target population. It will also discuss the data sources and sampling methodology for assessing these outcomes. The State must implement the evaluation design and report its progress in each of the Demonstration’s quarterly and annual reports.

The evaluation design must be based on a quasi-experimental design. In addition, the experimental and control groups must exhibit baseline equivalence on the following characteristics: (1) the parent or baby’s race and ethnicity; and (2) socioeconomic status.

The State must ensure that the draft evaluation design will address the following evaluation questions:

1.	To what extent is the Demonstration reducing the LBW and VLBW rates in Georgia?

2.	To what extent is the Demonstration reducing the infant mortality rate in Georgia?

3.	To what extent is the Demonstration reducing the number of unintended pregnancies in Georgia?

4.	To what extent is the Demonstration reducing Georgia’s Medicaid costs by reducing the number of unintended pregnancies by women who otherwise would be eligible for Medicaid pregnancy-related services?\

5.	To what extent is the Demonstration increasing child spacing intervals?

6.	To what extent is the Demonstration improving the health status of women enrolled in the IPC component of the Demonstration?

54.	Interim Evaluation Reports. The State must provide an interim evaluation report in each annual report as required in paragraph 33. In the event the State requests to extend the Demonstration beyond the current approval period under the authority of section 1115(a) of the Act, the State must submit an interim evaluation report as part of the State’s request for each subsequent renewal.

55.	Final Evaluation Plan and Implementation. CMS shall provide comments on the draft evaluation design within 60 days of receipt and the State must submit a final plan for the overall evaluation of the Demonstration described in paragraph 53, within 60 days of receipt of CMS comments.

a)	The State must implement the evaluation designs and report its progress in each quarterly report.

b)	The State must submit to CMS a draft of the evaluation report within 120 days after expiration of the Demonstration. CMS must provide comments within 60 days after receipt of the report. The State must submit the final evaluation report within 60 days after receipt of CMS comments.

X. SCHEDULE OF STATE DELIVERABLES DURING THE DEMONSTRATION

Date	Deliverable	STC Reference
02/15/2011	Submit Draft Evaluation Design	Section IX, paragraph 53
07/1/2012	Submit Draft Transition Plan	Section VI, paragraph 34
07/1/2014	Submit Draft Final Report	Section VI, paragraph 35

	Deliverable	STC Reference
Annual	By May 1st - Draft Annual Report	Section VI, paragraph 33
Quarterly	Quarterly Progress Reports	Section VI, paragraph 32

ATTACHMENT R

TABLE OF CONTRACTED RATES

Attachment R is a table displaying the contracted rates by rate cell for each contracted region. These rates will be the basis for calculating capitation payments in each contracted Region.

AMGP GEORGIA MANAGED CARE COMPANY, INC.

d/b/a AMERIGROUP COMMUNITY CARE

Rates for Planning For Healthy Babies

Rates Effective January 1, 2011

Per Member Per Month
Family Planning - All Regions	**REDACTED**
Interpregnancy Care - All Regions	**REDACTED**

For members receiving full Medicaid benefits either through a CMO or fee-for service, the following rate will be paid for Resource Mother services. For members enrolled in a CMO, this rate will be in addition to any capitation paid to provide medical services to the member:

Resource Mother services only - All Regions	**REDACTED**

ATTACHMENT S

STATEMENT OF ETHICS

Preamble

The Department of Community Health has embraced a mission to improve the health of all Georgians through health benefits, systems development, and education. In accomplishing this mission, DCH employees must work diligently and conscientiously to support the goals of improving health care delivery and health outcomes of the people we serve, empowering health care consumers to make the best decisions about their health and health care coverage, and ensuring the stability and continued availability of health care programs for the future. Ultimately, the mission and goals of the organization hinge on each employee’s commitment to strong business and personal ethics. This Statement of Ethics requires that each employee:

•	Promote fairness, equality, and impartiality in providing services to clients

•	Safeguard and protect the privacy and confidentiality of clients’ health information, in keeping with the public trust and mandates of law

•	Treat clients and co-workers with respect, compassion, and dignity

•	Demonstrate diligence, competence, and integrity in the performance of assigned duties

•	Commit to the fulfillment of the organizational mission, goals, and objectives

•	Be responsible for employee conduct and report ethics violations to the DCH Inspector General and to the DCH Ethics Officer

•	Engage in carrying out DCH’s mission in a professional manner

•	Foster an environment that motivates DCH employees and vendors to comply with the Statement of Ethics

•	Comply with the Code of Ethics set forth in 0.C.G.A. Section 45-10-1 et seq.

Not only should DCH employees comply with this Statement of Ethics, but DCH expects that each vendor, contractor, and subcontractor will abide by the same requirements and guidelines delineated. Moreover, it is important that employees and members of any advisory committee or commission of DCH acknowledge the Statement of Ethics.

Ethical Guidelines

I. Code of Conduct

All employees of DCH are expected to maintain and exercise at all times the highest moral and ethical standards in carrying out their responsibilities and functions. Employees must conduct themselves in a manner that prevents all forms of impropriety, including placement of self- interest above public interest, partiality, prejudice, threats, favoritism and undue influence. There will be no reprisal or retaliation against any employee for questioning or reporting possible ethical issues.

2. Equal Employment

The Department is committed to maintaining a diverse workforce and embraces a personnel management program which affords equal opportunities for employment and advancement based on objective criteria. DCH will provide recruitment, hiring, training, promotion, and other conditions of employment without regard to race, color, age, sex, religion, disability, nationality, origin, pregnancy, or other protected bases. The Depai intent expects employees to support its commitment to equal employment. The failure of any employee to comply with the equal employment requirements provided in DCH Policy 421 may result in disciplinary action, up to and including termination.

3. Harassment

DCH will foster a work environment free of harassment and will not tolerate harassment based on sex (with or without sexual conduct), race, color, religion, national origin, age, disability, protected activity (i.e., opposition to prohibited discrimination or participation in a complaint process) or other protected bases from anyone in the workplace: supervisors, co-workers, or vendors. The Department strongly urges employees to report to the Human Resources Section any incident in which he or she is subject to harassment Additionally, any employee who witnesses another employee being subjected to harassment should report the incident to the Human Resources Section. If DCH determines that an employee has engaged in harassment, the employee shall be subject to disciplinary action, up to and including termination, depending on the severity of the offense.

4. Appropriate Use of DCH Property

Employees should only use DCH property and facilities for DCH business and not for any type of personal gain. The use of DCH property and facilities, other than that prescribed by departmental policy, is not allowed. Furthermore, the use of DCH property and facilities for any purpose which is unlawful under the laws of the United States, or any state thereof, is strictly prohibited.

Employees who divert state property or resources for personal gain will be required to reimburse the Department and will be subject to the appropriate disciplinary action, up to and including, termination.

5. Secure Workplace

DCH is committed to maintaining a safe, healthy work environment for its employees. Accordingly, it is DCH’s expectation that employees refrain from being under the influence of alcohol or drugs in the workplace because such conduct poses a threat to the employee, as well as others present in the workplace. Additionally, DCH has a zero tolerance policy regarding violence in the workplace. Specifically, DCH will not condone the threat of or actual assault or attack upon, a client, vendor, or other employee. If an employee engages in violent behavior which results in an assault of another person, he or she will be immediately terminated.

6. Political Activities

Although the DCH recognizes that employees may have an interest in participating in political activities and desires to preserve employees’ rights in participating in the political process, employees must be aware of certain allowances and prohibitions associated with particular political activities. DCH encourages employees to familiarize themselves with DCH Policy #416 to gain understanding about those instances when a political activity is disallowed and/or approval of such activity is warranted.

7. Confidentiality

DCH has a dual mandate in terms of confidentiality and privacy. Foremost, as a state agency, DCH must comply with the Georgia Open Records Act and Open Meetings Act. The general rule that is captured by those laws is that all business of the agency is open to the public view upon request. The exceptions to the general rule are found in various federal and state laws. In order to protect the individuals’ health information that is vital to the delivery of and payment for health care services, DCH sets high standards of staff conduct related to confidentiality and privacy. Those standards are reinforced through continuous workforce training, vendor contract provisions, policies and procedures, and web-based resources.

8. Conflicts of Interest

Employees should always strive to avoid situations which constitute a conflict of interest or lend to the perception that a conflict of interest exists. Specifically, employees must avoid engaging in any business with the DCH which results in personal financial gain. Similarly, employees must encourage family members to avoid similar transactions since they are subject to the same restrictions as employees. DCH encourages its employees to seek guidance from the Office of General Counsel regarding questions on conflicts of interest.

9. Gifts

Employees are strictly prohibited from individually accepting gifts from any person with whom the employee interacts on official state business. Gifts include, but are not limited to, money, services, loans, travel, meals, charitable donations, refreshments, hospitality, promises, discounts or forbearance that are not generally available to members of the public. Any such item received must be returned to the sender with an explanation of DCH’s Ethics Policy.

10. Relationships with Vendors and Lobbyists

DCH values vendors who possess high business ethics and a strong commitment to quality and value. Business success can only be achieved when those involved behave honestly and responsibly. Therefore, it is critical that employees ensure that vendors contracting with DCH are fully informed of DCH policies concerning their relationships with DCH employees and that these policies be uniformly applied to all vendors. Among other requirements, DCH expects that each vendor will honor the terms and conditions of its contracts and agreements. If DCH determines that a vendor has violated the terms and conditions of a contract or agreement, the vendor shall be held responsible for its actions.

Employees must ensure that fair and open competition exists in all procurement activities and contracting relationships in order to avoid the appearance of and prevent the opportunity for favoritism. DCH strives to inspire public confidence that contracts are awarded equitably and economically_ DCH will apply the state procurement rules, guidelines, and policies. Open and competitive bidding and contracting will be the rule.

DCH recognizes that lobbyists, both regulatory and legislative, may from time to time seek to meet with DCH employees to advance a particular interest. DCH recognizes that employees may have personal opinions, even those that may be contrary to a position that DCH has adopted. DCH employees, however, must recognize that the public, including legislators and lobbyists, may have difficulty differentiating between the official DCH position and a personal opinion. Accordingly, employees should always work directly with the Director of Legislative Affairs in preparing any responses to requests or questions from elected officials and their staff or lobbyists.

11. Mandatory Reporting

If I have knowledge of any ethics violation, I am aware that I am responsible for reporting such violation to the DCH Inspector General and the DCH Ethics Officer. My good faith reports will be free from retaliation. If I am a supervisor, I am aware that I am responsible for reporting such violation and for forwarding any such report from a member of my staff to the DCH Inspector General and the DCH Ethics Officer. As a supervisor, I am additionally responsible for ensuring that the employees who report to me are aware of and comply with the ethical standards and policies that are applicable to their positions.

ACKNOWLEDGEMENT

I, the undersigned, hereby acknowledge that:

A.	I have received, read, and understand the Georgia Department of Community Health Statement of Ethics;

B.	I agree to comply with each provision of the Georgia Department of Community Health Statement of Ethics;

C.	I am a:

(    ) Member of the Board of the Department of Community Health

(    ) Member/employee of advisory committee or commission

(    ) Department Employee

(X) Vendor/Contractor/Subcontractor

AMGP GEORGIA MANAGED CARE COMPANY, INC.

d/b/a AMERIGROUP COMMUNITY CARE

10/11/2011
Authorized Signature*	Date

TUNDE SOTUNDE MD
Print Name

*	Must be President, Vice President, CEO or Other Officer Authorized by Corporate Resolution to Execute on Behalf of and Bind the Corporation to a Contract

ATTACHMENT T

Georgia Department of Community Health

DCH Ethics In Procurement Policy	Policy No. 402

Effective Date: April 10, 2006 Revision Date: March 25, 2008	Page 1 of 8

I.	THE COMMITMENT

The Department is committed to a procurement process that fosters fair and open competition, is conducted under the highest ethical standards, is fully compliant with all instruments of governance and has the complete confidence and trust of the public it serves. To achieve these important public purposes, it is critical that potential and current vendors, as well as employees, have a clear understanding of and an appreciation for, the DCH Ethics in Procurement Policy (the “Policy”).

II.	SCOPE

This Policy is applicable to all Vendors and Employees, as those terms are defined below.

III.	CONSIDERATIONS

Procurement ethics must include, but is not limited to, the following considerations:

A.	Legitimate Business Needs

The procurement of goods and services will be limited to those necessary to accomplish the mission, goals, and objectives of the Department.

B.	Conflicts of Interest

A “conflict of interest” exists when personal interest interferes in any way with the interests of the Department. A conflict situation can arise when an individual takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an individual, or a member of his or her Family Member, receives improper personal benefits as a result of his or her action, decision, or disclosure of Confidential Information in a Procurement.

C.	Appearance of Impropriety

Employees must take care to avoid any appearance of impropriety and must disclose to their supervisors any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Similarly, anyone engaged in a business relationship with the Department should avoid any appearances of impropriety.

D.	Influence

An impartial, arms’ length relationship will be maintained with anyone seeking to influence the outcome of a Procurement.

E.	Gifts

DCH Employees are prohibited from soliciting, demanding, accepting, or agreeing to accept Gifts from a Vendor.

F.	Misrepresentations

Employees and Vendors may not knowingly falsify, conceal or misrepresent material facts concerning a Procurement.

G.	Insufficient Authorization

Employees may not obligate the Department without having received prior authorization from an approved official. Engaging in such activity is a misrepresentation of authority.

An Employee’s failure to adhere to these considerations, as well as the guidelines set forth herein shall be grounds for disciplinary action, up to and including, termination. Similarly, a Vendor’s failure to comply with. this Policy will result in appropriate action as determined by governing state and/or federal law, rules and regulations, and other applicable Department policies and procedures.

IV.	DEFINITIONS

For purposes of this policy:

“Affiliate Vendor Team” shall mean employees, directors, officers, contractors, and consultants of a Vendor that directly or indirectly assist the Vendor in the preparation of response to a Procurement.

“Confidential Information” shall mean all information not subject to disclosure pursuant to the Open Records Act, O.C.G.A. §50-18-70 et seq. that a current Vendor or potential Vendor might utilize for the purpose of responding to Procurement or that which is deemed disadvantageous or harmful to the Department and to the citizens of the State of Georgia in that such disclosure might lead to an unfair advantage of one Vendor over another in a Procurement.

“Contracting Officer” shall mean the Department Employee maintaining oversight of the Procurement process that may also be designated as the Point of Contact as described below.

“Department” shall mean the Georgia Department of Community Health.

“Employee” shall mean any person who is employed by the Department.

“Evaluation Team” shall mean a designated group of Department Employees who review, assess, and score documents submitted to the Department in response to a Procurement solicitation.

“Family Member” means a spouse, parent, grandparent, child, brother, sister, uncle, aunt, nephew, niece, first cousin, father-in-law, mother-in-law, son-in-law, daughter-in-law, brother- in-law, sister-in-law, stepparent, stepchild, stepbrother, stepsister, half brother or half sister.

“Financial Interest” shall mean, for purposes of this Policy, an ownership interest in assets or stocks equaling or exceeding 0%.

“Gifts” shall mean, for purposes of this Policy, money, advances, personal services, gratuities, loans, extensions of credit, forgiveness of debts, memberships, subscriptions, travel, meals, charitable donations, refreshments, hospitality, promises, discounts or forbearance that are not generally available to members of the public. A Gift need not be intended to influence or reward an Employee_

“Kickback” shall mean compensation of any kind directly or indirectly accepted by an Employee from a Vendor competing for or doing business with the Department, for the purpose of influencing the award of a contract or the manner in which the Department conducts its business. Kickbacks include, but are not limited to, money, fees, commissions or credits.

“Procurement” shall mean buying, purchasing, renting, leasing, or otherwise acquiring any supplies, services, or construction. The term also includes all activities that pertain to obtaining any supply, service, or construction, including description of requirements, selection and solicitation of sources, preparation and award of contract, as well as the disposition of any Protest.

“Protest” shall mean a written objection by an interested party to an RFQ or RFP solicitation, or to a proposed award or award of a contract, with the intention of receiving a remedial result.

“Protestor” shall mean an actual bidder/offeror who is aggrieved in connection with a contract award and who files a Protest.

“Point of Contact” shall mean the individual designated to be a Vendor’s only contact with the DCH following the public advertisement of a solicitation or the issuance of a request for a bid, proposal, or quote, until the award of a resulting contract and resolution of a Protest, if applicable.

“Prohibited Contact” shall mean contact with any officer, member of the Board or other Employee of the DCH, other than the Point of Contact, whereby it could be reasonably inferred that such contact was intended to influence, or could reasonably be expected to influence, the outcome of a Procurement. This prohibition includes, without limitation, personal meetings, meals, entertainment functions, telephonic communications, letters, faxes and e-mails, as well as any other activity that exposes the Employee to direct contact with a Vendor. This prohibition does not include contacts with Employees solely for the purpose of discussing existing on-going Department work which is unrelated to the subject of the Procurement. Inquiries regarding the status of a Procurement should also be directed to the Point of Contact.

“Vendor” shall mean any individual or entity seeking to or doing business with the Department within the scope of this Policy, including, without limitation, contractors, consultants, suppliers, manufacturers seeking to act as the primary contracting party, officers and Employees of the foregoing, any subcontractors, sub consultants and sub suppliers at all lower tiers, as well as any person or entity engaged by the Department to provide a good or service.

“DOAS Vendor Manual” shall mean the Georgia of Department of Administrative Services’ vendor manual.

V.	EMPLOYEE RESPONSIBILITIES

A.	Evaluation Team Members

1	The Contracting Officer must ensure that employees participating in any Procurement activities have sufficient understanding of the Procurement and evaluation process and the applicable DCH and DOAS rules and regulations and policies associated with the processes_

2.	Evaluation team members are tasked with conducting objective, impartial evaluations, and therefore, must place aside any personal and/or professional biases or prejudices that may exist. Additionally, Employees serving on an Evaluation Team must not allow personal relationships (i.e. friendships, dating) with Employees, principals, directors, officers, etc. of a Vendor or individuals on the Affiliate Vendor Team to interfere with the ability to render objective and fair determinations. Such interference may constitute the appearance of, and/or an actual conflict of interest and should be immediately disclosed to the Contracting Officer prior to the Employee’s participation on the evaluation team. The Contracting Officer shall consult with the Ethics Officer to make a determination as to whether the Employee should participate on the evaluation team.

3.	In the event that the Department determines that a conflict of interest does exist and the Employee failed to make the appropriate disclosure, the Department will disqualify the Employee from further participation on the evaluation team. Furthermore, in the event that the Department determines that the conflict of interest did impact the outcome of a Procurement; such Employee may be subject to disciplinary action, up to and including termination.

4.	In the event that the Department identifies that the employee maintains a relationship of any sort that lends to an appearance of a conflict of interest with respect to a Procurement, the Department may, in its discretion, take appropriate action to eliminate such an appearance, up to and including the disallowance of the Employee’s participation in any Procurement activities. In such instances, the employee most likely will not be subject to disciplinary action.

5.	Prior to participating on an evaluation team, each DCH Employee must execute a statement attesting and acknowledging that:

a.	The Employee shall not participate in a decision or investigation, or render an approval, disapproval, or recommendation with respect to any aspect of a Procurement, knowing that the Employee, or member of their Family Member has an actual or potential Financial Interest in the Procurement, including prospective employment;

b.	The Employee shall not solicit or accept Gifts, regardless of whether the intent is to influence purchasing decisions;

c.	Neither the Employee nor a Family Member of an Employee shall be employed by, or agree to work for, a Vendor or potential Vendor or Affiliate Vendor Team during any phase of a Procurement;

d.	The Employee shall not knowingly disclose Confidential Information;

e.	The Employee is precluded from engaging in Prohibited Contact upon the release of a Procurement solicitation, during the Evaluation Process, and throughout a Protest period, period of stay or court injunction related to procurement with which Employee was associated or at any time prior to the final adjudication of the Protest;

f.	The Employee is responsible for reporting any violations of this Policy in accordance with this Policy;

g.	The Employee will be responsible for complying with all DOAS rules and regulations, as well as Georgia law pertaining to procurements and conflicts of interest; and

h.	The Employee shall not assist a potential Vendor in the Procurement process in evaluating the solicitation, preparing a bid in response to the evaluation, or negotiating a contract with the Department. This prohibition shall not prohibit the Contracting Officer from carrying out his or her prescribed duties as allowed by DCH policy and procedures or the DOAS Vendor Manual.

B.	Responsibilities of Non-Evaluation Team Members

All Employees should be mindful of the importance of confidentiality during any Procurement. Even if an Employee is not serving in the capacity of a member on the Evaluation Team, the Employee must refrain from engaging in conduct with a Vendor that could result in a conflict of interest or be considered a Prohibited Contact.

VI.	VENDOR RESPONSIBILITIES

A.	Gifts and Kick-Backs

Vendors may neither offer nor give any Gift or Kick-backs, directly or indirectly, to an Employee. Similarly, no Vendor may offer or give any Gift or Kick-backs, directly or indirectly, to any member of an Employee’s Family Member. Such prohibited activity may result in the termination of the contract, in those cases where the Vendor has executed a contract with the Department. In the event that a potential Vendor who has submitted a response to a Procurement solicitation engages in such activity, the Department shall act in accordance with DOAS protocol.

B.	Family Relationships with Department Employees

If a Vendor has a family or personal relationship with the Employee, a Gift that is unconnected with the Employee’s duties at the DCH is not necessarily prohibited. In determining whether the giving of an item was motivated by personal rather than business concerns, the history of the relationship between the Vendor and Employee shall be considered. However, regardless of the family or personal relationship between a Vendor and an Employee, a Gift is strictly forbidden where it is being given under circumstances where it can reasonably be inferred that it was intended to influence the Employee in the performance of his or her official duties_

C.	Vendor Submittals

The Department expects all potential Vendors and current Vendors to be forthcoming, always submitting true and accurate information in response to a Procurement or with regard to an existing business relationship. If the Department determines that the Vendor has intentionally omitted or failed to provide pertinent information and/or falsified or misrepresented material information submitted to the Department, the Department shall act in accordance with applicable state law and DOAS procurement policies and procedures.

Vendors must calculate the price(s) contained in any bid in accordance with Section 5.11 of the DOAS Vendor Manual.

D.	Business Relations

A Vendor may not be allowed to conduct business with the Department for the following reasons:

1	Falsifying or misrepresenting any material information to the Department as set forth hereinabove;

2.	Conferring or offering to confer upon an Employee participating in a Procurement (which the entity has bid or intends to submit a bid) any Gift, gratuity, favor, or advantage, present or future; and

3.	Any other reasons not explicitly set forth herein that are contained in the DOAS Vendor Manual.

VII.	USE OF CONFIDENTIAL INFORMATION

Employees will not use Confidential Information for their own advantage or profit, nor will they disclose Confidential Information during a Procurement to any potential Vendor or to any other unauthorized recipient outside DCH.

VIII.	ADDRESSING VIOLATIONS

A.	The Process

Adherence to this policy makes all DCH staff responsible for bringing violations to the attention of the Contracting Officer under Procurement protocols or to a supervisor/manager if the affected Employee is not a part of the Procurement. If for any reason it is not appropriate to report a violation to the Contracting Officer or the Employee’s immediate supervisor, Employees will report such violations or concerns to the DCH Inspector General and the DCH Ethics Officer. The Contracting Officer and managers are required to report suspected ethics violations to the Inspector General, who has specific responsibility to investigate all reported violations.

Reporting suspected policy violations by others shall not jeopardize an Employee’s tenure with the Department. Confirmed violations will result in appropriate disciplinary action, up to and including termination from employment. In some circumstances, criminal and civil penalties may be applicable.

The Inspector General will notify the employee making the report of the suspected violation of receipt of such report within five (5) business days. All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.

B.	Good Faith Filings

Anyone filing a complaint concerning a violation of this policy must be acting in good faith and have reasonable grounds for believing the information disclosed indicates a violation. Any allegations that prove not to be substantiated and which prove to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

C.	Confidentiality

Violations or suspected violations may be submitted on a confidential basis by the complainant or may be submitted anonymously. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation. Additionally, all Employees are expected to cooperate in the investigation of such violations. Failure to cooperate in an investigation may result in disciplinary action, up to and including termination from employment.

IX.	MANDATORY REPORTING

Any and every employee who has knowledge of any ethics violation is responsible for reporting such violation to the DCH Inspector General and the Ethics Officer. Good faith reports will be free from retaliation. Supervisors are responsible for reporting such violation and for forwarding any such report from any member of the supervisor’s staff to the DCH Inspector General and the Ethics Officer. Reports of violations made to the Ethics Officer will be forwarded to the DCH Inspector General. Supervisors are additionally responsible for ensuring that the employees under his or her supervision are aware of and comply with the DCH ethical standards and policies.

Employees and Board members are encouraged to contact the DCH Inspector General about any concerns regarding standards of conduct, ethics and conflicts of interest.

ACKNOWLEDGEMENT

I, the undersigned, hereby acknowledge that:

A.	I have received, read, and understand the Georgia Department of Community Health’s Ethics In Procurement Policy;

B.	I agree to comply with each provision of the Georgia Department of Community Health’s Ethics In Procurement Policy;

C.	I am a (please check which applies):

(X) Vendor/Contractor

(    ) Subcontractor

AMGP GEORGIA MANAGED CARE COMPANY, INC.
d/b/a AMERIGROUP COMMUNITY CARE

10/11/2011
Authorized Signature*	Date

TUNDE SOTUNDE MD
Print Name

*	Must be President, Vice President, CEO or Other Officer Authorized by Corporate Resolution to Execute on Behalf of and Bind the Corporation to a Contract

ATTACHMENT U

Georgia Department of Community Health

Code of Ethics and Conflict of Interest Policy		Policy No. 401

Effective Date:	November 1, 2006	Page 1 of 10
Revision Date:	January 26, 2011

References:	1.	O.C.G.A. §45-10-1 et seq.;

	2.	O.C.G.A. § 21-5-1, et seq.,

	3.	Governor’s Executive Order Establishing a Code of Ethics for Executive Branch Officers and Employees, January 10, 2011;

	4.	DCH Ethics Statement

	5.	DCH Ethics in Procurement Policy

I.	Purpose

The purposes of this policy are to assist DCH Employees and Board members in maintaining the highest standards of ethics and to provide guidelines that DCH Employees and Board members should follow in order to avoid a conflict of interest or the appearance of conflict.

II.	Definitions

For the purposes of this policy, the following terms shall have the following meanings:

A.	“Agency” shall mean any agency, authority, department, board, bureau, commission, corporation, committee, office, or instrumentality of the State of Georgia.

B.	“Board member” shall refer to all members of the Board of Community Health established under O.C.G.A. § 31-2-3.

C.	“Commissioner” shall mean the Commissioner of the Department of Community Health.

D.	“Department” shall refer to the Department of Community Health established under O.C.G.A. § 31-2-4.

E.	“Employee” shall mean any person who is employed by the Department.

F.	“Expenses” shall mean the provision of food, beverages, travel, lodging, and registration fees that are attendant to an Employee’s participation in a public meeting related to official or professional duties. Expenses are limited to those items that are directly associated with the business or professional duties and are not attributable to personal, social or recreational activities.

G.	“Family Member” means a spouse, parent, grandparent, child, brother, sister, uncle, aunt, nephew, niece, first cousin, father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, stepparent, stepchild, stepbrother, stepsister, half brother or half sister.

H.	“Gifts” shall mean, for the purposes of this Policy, money, advances, personal services, gratuities, loans, extensions of credit, forgiveness of debts, memberships, subscriptions, travel, meals, charitable donations, refreshments, hospitality, promises, discounts or forbearance that are not generally available to members of the public. A Gift need not be intended to influence or reward an Employee.

I.	“Honorarium” shall mean payment to a professional person for services for which no fee is required. Honorarium excludes such things as a certificate or other token of appreciation, which has nominal value and may be accepted as a ceremonial courtesy.

J.	“Indirectly” is intended to cover, but not be limited to, any scheme, device or plan which circumvents the literal language of this Policy but provides material financial benefits to a Board member or an Employee or such person’s Family Member. “Limited powers” shall mean those powers exercised by Public Officials, which affect and influence a specific agency. “Lobbyist” shall have the meaning set forth in O.C.G.A. Section 21-570(5).

K.	“Nepotism” shall mean demonstrating favor on the basis of Family Member relationship in employment decisions such as hiring, promotions, transfers, or terminations.

L.	“Part time” shall mean employed for less than thirty (30) hours per week for a continuous period of fewer than twenty-six (26) weeks.

M.	“Public Official” shall mean any person elected or appointed to a state office wherein the person has administrative and discretionary authority to receive and expend public funds and perform certain duties that impact the public.

N.	“State-wide powers” shall mean those powers exercised by Public Officials which affect and influence all of state government.

O.	“State” shall mean the State of Georgia.

P.	“Substantial interest” shall mean the direct or indirect ownership of more than 25 percent of the assets or stock of any business.

Q.	“Transacting business” shall mean to sell or lease any personal or real property, surplus personal or real property, or services on one’s behalf or on behalf of any third party as an agent, broker, dealer, or representative.

R.	“Vendor” shall mean the definition set forth in O.C.G.A. Section 454-6(a)(5), as well as any person seeking or opposing a certificate of need.

S.	“Value” shall mean actual retail price or cost attributable to a gift minus taxes and/or gratuities or a reasonable estimate based upon customary charges for like goods or services.

III.	Code of Ethics

In fulfilling designated duties and responsibilities, Employees and Board members should be mindful of the following principles:

A.	Uphold the Constitution, laws, and legal regulations of the United States and the State.

B.	Give a full day’s labor for a full day’s pay and perform duties with earnest effort and best thought.

C.	Never discriminate unfairly by extending special favors or privileges, whether for remuneration or not, and never accept, for personal gain or for a Family Member, favors or benefits under circumstances which might be construed by reasonable persons as influencing the performance of governmental duties_

D.	Make no private promises of any kind binding upon the duties of office, since a government Employee has no private word, which can be binding on public duty.

E.	Refrain from engaging in business with the government, either direct or indirectly, which is inconsistent with the conscientious performance of governmental duties.

F.	Never use confidential information in the performance of governmental duties as a means of making a profit.

G.	Expose corruption.

H.	Seek to find and employ more efficient and economical ways of getting tasks accomplished.

I.	Uphold these principles, ever conscious that public office is a public trust.

IV.	Transacting Business

A.	DCH Board members and Employees

1.	DCH Board members and Employees must refrain from transacting business with the Department for personal gain or on behalf of another party. However, it is allowable for DCH Board members and Employees to conduct business with other Agencies as long as the business transaction does not result in a benefit for the Department.

2.	Part-time Employees, however, are allowed to transact business with the Department under the following circumstances:

a.	the transaction resulted from a sealed competitive bid; or

b.	the transaction does not exceed $250.00 in benefit to the Employee, or transactions in a given calendar year do not, in the aggregate, exceed $9,000.

3.	A business in which DCH Board members or Employees maintain a substantial interest may not transact business with the Department.

B.	Family Members

If a Family Member of a Public Official or Employee maintains a substantial interest in a business, that business may not engage in a business relationship with the Department. Because Family Members are subject to the same ethical constraints as Public Officials andfor Employees, Family Members may conduct business with other Agencies only as long as the business transaction does not result in a benefit for the Department. This prohibition stems from the presumption that the Public Official or Employee, by virtue of his or her Family Member’s relationship, has benefited from the business transaction.

C.	Exceptions

The following transactions are permitted:

1.	A transaction by a full-time or part-time Public Official or part-time Employee that does not exceed $250.00, or in the alternative, transactions, which in the aggregate in any given year, do not exceed $9000 in value.

2.	A transaction involving the sale of real property through eminent domain

3.	A transaction involving the purchase of health, life, disability, retirement or pension benefits as a part of compensation.

4.	A transaction involving a Public Official or Employee and the sale of property or services, where State funds pay for the transaction, and the property or service remains with a third party who is restricted from selling the property or services to an Agency.

5.	A transaction between a DCH Board member or Employee and a public contractor.

6.	Any transaction involving an emergency purchase by the Department which must be made to protect the health, safety, or welfare of the citizens or property of Georgia; provided, however, that such emergency shall be attested to in writing by the DCH Division Chief under whose scope of responsibility the purchase is made.

7.	A transaction wherein a Public Official or DCH Board member is the only source of supply within the State; provided, however, that the limitation to such exclusive, sole source shall be attested to in writing by the DCH Division Chief under whose scope of responsibility the transaction is made_

8.	A transaction occurring before March 1, 1983.

9.	A transaction involving the provision of Medicaid or Medicare related services and benefits to an Employee or his Family Member; provided, however, in the case of an Employee, he or she shall have no decision-making authority or influence over the determination of eligibility for or amount of such services or benefits.

10.	Any transaction between a DCH board member or Employee and an entity within the University System wherein the transaction has been approved by the unit of the University System.

11.	Any transaction occurring prior to a Public Official’s qualification to run for office or acceptance of an appointment to a public office if the transaction predates the qualifying or acceptance date.

12.	Any transaction, wherein the course of business, a DCH Board member or Employee collects sales tax, license fees, excise taxes, or commission as compensation for the performance of a service or good.

D.	Disciplinary Actions and Other Remedial Actions

In the event that a DCH Board member or Employee participates in impermissible transactions and/or fails to comply with the reporting requirements in Paragraph V, the following consequences may result:

1.	Removal from the Board by the Governor;

2.	Termination from employment;

3.	Civil fines not to exceed $10,000; and

4.	Restitution to the State for any financial benefit received as a result of the business transaction.

Similarly, if any business in which the DCH Board member’s or Employee’s Family Member has a substantial interest participates in an impermissible transaction, the business may be subject to the following consequences:

1.	Civil fines not to exceed $10,000; and

2.	Restitution to the State for any financial benefit received a result of the business transaction.

V	Other Conflicts of Interest

A.	Procurement

The Department is committed to a procurement process that fosters fair and open competition, is conducted under the highest ethical standards, and enjoys the complete confidence of the public. To achieve these important public purposes, it is critical that Employees and Board members have a clear understanding of, and an appreciation for, the ethics in procurement. See DCH Policy No. 402, “Ethics in Procurement” for further guidance.

B.	Gifts

Employees are prohibited from accepting gifts from any person with whom the Employee interacts on official state business. To the extent that gifts of nominal value are offered, (i.e., gifts with value of less than $25.00), they may be shared with other members of the DCH. Exceptions shall include perishable items, such as a basket of fruit, which may be accepted and promptly placed in a common area of state property for sharing among a group.

Employees are allowed, however, to accept a gift on behalf of any Agency or the Office of the Governor or when ceremonial courtesies require such an acceptance. Upon acceptance, the Employee should transfer the gift to DCH, the Office of the Governor, or in the alternative, to a charitable organization on behalf of DCH or the Office of the Governor.

If a Vendor has a personal relationship with the Employee, a Gift that is unconnected with the Employee’s duties at the DCH is not necessarily prohibited. In determining whether the giving of an item was motivated by personal rather than business concerns, the history of the relationship between the Vendor and Employee shall be considered. However, regardless of the personal relationship between a Vendor and an Employee, a Gift is strictly forbidden where it is being given under circumstances where it can reasonably be inferred that it was intended to influence the Employee in the performance of his or her official duties.

C.	Honoraria

Honoraria are payments to a professional person for services for which no fee is required. Honorarium excludes such things as a certificate or other token of appreciation, which has nominal value and may be accepted as a ceremonial courtesy_ Employees are not allowed to accept honoraria.

D.	Service on Boards

In general, Employees are restricted from serving as a corporate officer or director of for- profit or publicly held organizations. Notwithstanding the foregoing, each circumstance may be assessed on a case-by-case basis to determine if an actual conflict of interest exists, which would determine whether the Employee could provide such service.

Employees may provide pro bone services to non-profit organizations as long as such services do not negatively impact the Employee’s ability to perform his or her duties effectively and with objectivity.

E.	Dual Employment See DCH Policy No. 411 for guidance regarding secondary employment.

F.	Political Activities

See DCH Policy No. 416 for guidance regarding political activities.

G.	Nepotism

The manner in which Family Members are employed in any organization may lend to an appearance of conflict of interest. The Governor’s Executive Order Establishing a Code of Ethics for Executive Branch Officers and Employees prohibits an Employee from advocating for or causing the advancement, appointment, employment, promotion, or transfer of a Family Member to a position within the Department. Additionally, Georgia law restricts the Commissioner and Board members from engaging in that same activity wherein the salary of the Employee is $10,000 annually or more.

In that the Department desires to assist supervisors in making equitable decisions regarding work assignments, promotions, performance evaluations, disciplinary actions, and all other actions which have a direct impact on an individual’s employment, the Depai talent reserves the right to impose the following restrictions:

1.	Family Members of individuals currently employed by the Department may be hired only if they will not be working directly for or supervising a Family Member_

2.	If Family Members are currently employed, they cannot be transferred into a direct reporting relationship.

3.	If the Family Member relationship is established after employment and there is a direct reporting relationship, the manager shall make the determination as to which Employee shall be subject to transfer, if such transfer does not adversely affect the business needs of the Department.

This policy shall in no means violate state and federal laws regarding discrimination on the basis of marital status.

VI.	Lobbyists

Employees must ensure that any vendor who submits bids and/or responses to request for proposals, submits an application for a certificate of need, or seeks confirmation of status, letter of non-reviewability, or opposition has certified on forms prescribed by the Department that any lobbyist employed or retained by the vendor has registered with the Government Transparency and Campaign Finance Commission and made the appropriate disclosures.

VII.	Reporting Requirements

A.	Annual Filing by All Board Members

Each Board member is required to file an annual affidavit relating to the impact of official actions on the member’s private, financial and business interests. This affidavit must be filed with the Government Transparency and Campaign Finance Commission by January 31 of each year.

B.	Annual Filing by Board Members and Employees Who Engaged in Certain Business Transactions

DCH Board members and Employees must report, on a fonn prescribed by the Government Transparency and Campaign Finance Commission, an itemized list of business transactions with the State of Georgia or any state agency. This disclosure statement, containing the previous year’s business transactions, must be submitted to the Government Transparency and Campaign Finance Commission no later than January 31 of each year. A copy of this report should be submitted to the General Counsel.

Board members and Employees are not required to submit such disclosure statements if they have not transacted business or if such transactions include only those set forth in Paragraph IV(C)(1),

C.	Annual Personal Financial Disclosure Filing by Commissioner

The Commissioner shall be required to file, on an annual basis, a financial disclosure statement, including all information contained in O.C.G.A. Section 21-5-50.

D.	Report of Expenses and Fees

As a rule, all expenses for an Employee to participate in conferences, meetings and other activities on behalf of DCH shall be paid by DCH. Expenses include food, beverages, travel and lodging. In limited exceptions, a person or entity, on behalf of an Employee, may offer to pay or waive registration fees when such fees are attendant to the Employee’s participation in a public meeting related to official or professional duties; provided, however, that in no event may such fees be paid or waived by a contractor, vendor, potential bidder or lobbyist. Fees are limited to those items that are directly associated with the business or professional duties and are not attributable to personal, social or recreational activities.

A report of such fees must be filed with DCH’s Ethics Officer no later than thirty (30) days after the fees have been paid or waived. The report should include:

1.	Name and address of the person paying the registration fees; and

2.	The description and value of each registration fee.

E.	Report of Gifts

If an Employee receives a gift on behalf of DCH or the Office of the Governor, the Employee must file a report with DCII’s Ethics Officer no later than thirty (30) days after the receipt of the gift. The report should include:

1.	Name and address of the person giving the gift

2.	The date the gift was given

3.	The monetary value of the gift

4.	An explanation of the disposition of the gift

VIII.	Guidance

In the event that a DCH Board member or Employee has reason to believe that a conflict of interest might exist in a particular circumstance, the Board member or Employee should seek guidance from the DCH Inspector General.

In those situations where a DCH Board member has in fact identified a conflict involving a matter before the DCH Board, the Board member should immediately recuse himself or herself from any discussion or voting on the matter. The withdrawal of the Board member from consideration of the matter should be entered in the minutes of the meeting of the Board and made a part of the permanent records of the Department.

IX.	Mandatory Reporting

Any and every employee who has knowledge of any ethics violation is responsible for reporting such violation to the DCH Inspector General and the DCH Ethics Officer. Good faith reports will be free from retaliation. Supervisors are responsible for reporting such violation and for forwarding any such report from any member of the supervisor’s staff to the DCH Inspector General and the DCH Ethics Officer_ Supervisors are additionally responsible for ensuring that the employees under his or her supervision are aware of and comply with the DCH ethical standards and policies.

Reporting suspected policy violations by others shall not jeopardize an Employee’s tenure with the Department. Anyone reporting a possible violation of this policy must be acting in good faith and have reasonable grounds for believing the information disclosed indicates a violation.

Any Department employee may report information, in good faith, concerning the possible violations of this policy in any Department programs or operations. No DCH employee will take action against, direct others to take action against, recommend personnel action against, approve personnel action against, or threaten another Department employee for questioning or reporting in good faith possible violations of this policy.

X.	Acknowledgement of Policy

Each Board member and Employee shall sign an acknowledgement that he or she:

A.	Has received a copy of the policy;

B.	Has read and understands the policy or, at least, is aware of the policy and is accountable for compliance with it;

C.	Agrees to comply with the policy;

D.	Agrees to submit the Financial Disclosure Statement as required by this policy, if required.

E.	Agrees to the disclosure of business transactions with the State

ACKNOWLEDGEMENT

I, the undersigned, hereby acknowledge that:

A.	I have received, read, and understand the Georgia Department of Community Health, Code of Ethics and Conflict of Interest Policy;

B.	I agree to comply with each provision of the Georgia Department of Community Health, Code of Ethics and Conflict of Interest Policy;

C.	I am a Contractor.

AMGP GEORGIA MANAGED CARE COMPANY, INC. d/b/a AMERIGROUP COMMUNITY CARE

AMPG GEORGIA MANAGED CARE COMPANY, INC. d/b/a/ AMERIGROUP COMMUNITY CARE

10/11/2011
Signature	Date

CEO
Title

ATTACHMENT V

REQUEST FOR PROPOSAL

Request for Proposal Number 41900-001-0000000027

(to be placed here)

State of Georgia

Department of Community Health

REQUEST FOR PROPOSALS

FOR

THE GEORGIA CARES PROGRAM FOR THE STATE’S

MEDICAL ASSISTANCE AND PEACHCARE FOR KIDS PROGRAMS

REQUEST FOR PROPOSAL NUMBER

41900-001-0000000027

Request for Proposal posted: January 6, 2005

Proposals Due: April 4, 2005, 4:00 P.M. EST

TABLE OF CONTENTS

Section
A	Scope of Service and Requirements
1.0 Project Summary
1.1 Project Submission
2.0 Schedule
3.0 Contract Team
4.0 Project Scope of Work
4.1 Enrollment
4.2 Disenrollment
4.3 Member Services
4.4 Marketing
4.5 Covered Benefits and Services
4.6 Special Coverage Provisions
4.7 EPSDT
4.8 Provider Network
4.9 Provider Services
4.10 Provider Contracts and Payments
4.11 Utilization Management
4.12 Quality Improvement
4.13 Fraud and Abuse
4.14 Internal Grievance System
4.15 Administration and Management
4.16 Claims Management
4.17 Information Management & Systems
4.18 Reporting Requirements
4.19 Financial Management
4.20 Offeror Staffing
4.21 Office Space and Support
4.22 Rights in Data and Works
4.23 Cost
B	Instructions and Information
5.0 Process for Submitting Proposals
5.1 Content of Technical Proposal
5.1.1 Company Overview & Background and Experience
5.1.2 Planned Approach to Project
5.1.3 Proposed Organization & Staffing For Project
5.2 Preparation of Proposal
5.3 Packaging of Proposal
5.4 Number of Proposal Copies
5.5 Submission of Proposals
5.6 Inquiries & Communications with Agency Staff
5.7 Rejection of Proposals/Cancellation of RFP
6.0 Evaluation of Criteria

6.1 Identification of Apparent Successful Offeror
7.0 Standard Terms and Conditions
7.1 Addenda
7.2 Cost for Preparing Proposal
7.3 Contract Discussions
7.4 Confidentiality Requirements
7.5 ADA Guidelines
7.6 Financial Information
7.7 Proposal Authorization
Appendices
A	Agreement to Mandatory Project Requirements
B	Required Content of Proposals
C	Cost Proposal (published under separate cover)
D	Proposal Form Letter
E	Model Contract (published under separate cover)
F	Small or Minority Business Form
G	Project Specific Background
H	Definitions and Acronyms
I	Applicable Documents
J	List of Significant Traditional Providers (published under separate cover)
K	Data Book (published under separate cover)

A. SCOPE OF SERVICES AND REQUIREMENTS

1.0	PROJECT SUMMARY

The Georgia Department of Administrative Services (DOAS) and the Georgia Department of Community Health (DCH) through this Request For Proposals (RFP) seek to obtain the services of qualified care management organizations (CMOs) to provide health care services in the Georgia Cares Program (GCS), a full-risk, capitated care management system.

For the purposes of coordination and planning, DCH has divided the State, by county, into six (6) Service Regions: Atlanta, Central, East, North, Southeast, and Southwest. Offerors may propose in as many or few Service Regions as desired. There will be two (2) awards made in each of the Central, East, North, Southeast, and Southwest Services Regions. In the Atlanta Service Region there will be between three (3) and five (5) awards made. In order to be considered for the Atlanta Service Region the Offeror must be awarded a Contract in at least one (1) other Service Region.

The following populations will be mandatorily enrolled in GCS: Low Income Families, Transitional Medicaid, Pregnant Women (Presumptive), Pregnant Women (Right from the Start Medicaid – RSM), Children (Right from the Start Medicaid – RSM), Children (newborn), PeachCare for Kids (pending legislative approval) and Women eligible for Medicaid due to Breast and Cervical Cancer.

Appendix G – The Project Specific Background – contains a listing of the counties in each Service Region, definitions of eligible populations, and additional information about DCH and GCS.

1.1	PROPOSAL SUBMISSION

Proposals must be received no later than 4:00 P.M. Eastern Standard Time on April 4, 2005. Proposals must be sent to:

Department of Administrative Services

RFP # 41900-001-0000000027

State Purchasing Office

200 Piedmont Avenue, SE

Suite 1308 (Bid Room), West Tower

Atlanta, GA 30334-9010

Attn: Ms. Pat W. Dockery

2.0	SCHEDULE

This request for proposals will be governed by the following schedule:

Post RFP to Georgia Procurement Registry	January 6, 2005
Technical Proposal Assistance Session*	January 25, 2005
Cost Proposal Assistance Session*	January 26, 2005
Deadline for written questions by 5:00 PM	February 2, 2005
Post Answers to Written Questions on Registry	February 23, 2005
Offerors’ Conference*	February 28, 2005
Proposals Due	April 4, 2005 4:00 PM EST
Issuance of Apparent Successful Offeror Letter	May 31, 2005
Contract Negotiations	June 1-16, 2005
Operations Begin in the Atlanta and Central Service Regions	January 1, 2006
Operations Begin in the East and North Service Regions	July 1, 2006
Operations Begin in the Southeast and Southwest Service Regions	December 1, 2006

*	Information about the time, site, and directions to the site for the Cost Proposal Assistance Session, the Technical Proposal Assistance Session, and the Offerors’ Conference will be posted on the Georgia Procurement Registry Web site (www.procurements.state.ga.us) at a later date.

Proposals received after April 4, 2005 4:00 PM EST will not be considered. Faxed or e- mailed proposals will not be accepted.

Offerors are encouraged to check the Georgia Procurement Registry Web site frequently (www.procurement.state.ga.us, the same location as the RFP) for any POSSIBLE changes to the RFP document.

3.0	CONTRACT TERM

The Contract term will be from July 1, 2005 through June 30, 2006. The State shall have six (6) options for renewal. Each renewal will be for a one (1) year period from July 1 to June 30 (State Fiscal Year). Renewal is contingent upon successful Offeror’s performance and availability of funds. Contract Award will consist of the Issuance of Apparent Successful Offeror Letter and renewals will be accomplished through the issuance of Renewal Letters or Notice of Award Amendments.

4.0	PROJECT SCOPE OF WORK

The Offeror must be able to meet the following mandatory requirements. Inability to meet these requirements will result in no further evaluation of proposals.

Administrative Mandatory Requirements

A.	The proposal must be divided into two (2) separately sealed packages – an original Technical proposal and copies and an original Cost proposal and copies. Offerors shall submit an original (marked) and five (5) hard copies, plus ten (10) CD-ROMS of the Technical proposal and an original (marked) and five (5) hard copies, plus ten (10) CD-ROMS of the cost proposal.

B.	The Offeror must have an approved Georgia Certificate of Authority from the Department of Insurance in all counties in the Service Regions in which the Offeror is bidding by April 4, 2005. A provisional certificate will suffice but the Offeror must have a final Certificate at least thirty (30) Calendar Days prior to implementation.

Technical Mandatory Requirements

C.	The Offeror must have a minimum of three (3) years experience operating a full- risk Medicaid managed care program.

D.	The Offeror must be willing and able to provide Covered Services to all assigned Members, whether chosen or Auto-Assigned, on the day GCS is operationalized in the Service Region.

E	The Offeror must have achieved National Committee for Quality Assurance (NCQA) or URAC accreditation in at least one (1) state by the date of proposal submission. The Offeror must achieve NCQA or URAC accreditation in the State of Georgia by the end of the third (3rd) year of this Contract.

F.	The Offeror must not use, or propose to use, any offshore programming or call center services in fulfilling the requirements outlined in this RFP and in the attached Model Contract.

The Offeror shall complete the actions, tasks, obligations, and responsibilities described below.

4.1	ENROLLMENT

4.1.1	Enrollment Procedures

4.1.1.1	DCH or its Agent is responsible for Enrollment, including Auto- Assignment of a CMO plan; Disenrollment; education; and outreach activities. The Offeror shall coordinate with DCH and its Agent as necessary for all Enrollment and Disenrollment functions.

4.1.1.2	DCH or its Agent will make every effort to ensure that recipients ineligible for Enrollment in GCS are not be enrolled in GCS. However, to ensure that such recipients are not enrolled in GCS, the Offeror shall assist DCH or its Agent in the identification of recipients that are ineligible for Enrollment in GCS, as discussed in Appendix G, should such recipients inadvertently become enrolled in GCS.

4.1.1.3	The Offeror shall accept all individuals without restrictions. The Offeror shall not discriminate against individuals on the basis of religion, gender, race, color, or national origin, and will not use any policy or practice that has the effect of discriminating on the basis of religion, gender, race, color, or national origin or on the basis of health, health status, preexisting Condition, or need for Health Care services.

4.1.2	Selection of a Primary Care Provider (PCP)

4.1.2.1	At the time of plan selection, Members, with counseling and assistance from DCH or its Agent, will choose an in-network PCP. If a Member fails to select a PCP, or if the Member has been Auto-Assigned to the CMO plan, the Offeror shall Auto-Assign Members to a PCP based on the following algorithm:

4.1.2.1.1	Assignment shall be made to a Provider with whom, based on FFS Claims history, the Member has a Historical Provider Relationship;

4.1.2.1.2	If there is no Historical Provider Relationship the Member shall be Auto-Assigned to a Provider who is the assigned PCP for an immediate family member enrolled in the CMO plan;

4.1.2.1.3	If other immediate family members do not have an assigned PCP, Auto-Assignment shall be made to a Provider with whom a family member has a Historical Provider Relationship; and

4.1.2.1.4	If there is no Member or immediate family historical usage Members shall be Auto-Assigned to a PCP, using an algorithm developed by the Offeror, based on the age and sex of the Member, and geographic proximity.

4.1.2.2	PCP assignment shall be effective immediately. The Offeror shall notify the Member via surface mail of their Auto-Assigned PCP within ten (10) Calendar Days of Auto-Assignment.

4.1.2.3	The Offeror shall submit its PCP Auto-Assignment Policies and Procedures to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.1.3	Newborn Enrollment

4.1.3.1	The Offeror shall contact Members who are expectant mothers sixty (60) Calendar Days prior to the expected date of delivery to encourage the mother to choose a CMO plan and a PCP for her newborn.

4.1.3.2	Within twenty-four (24) hours of receipt of notification of the birth of the newborn, the Offeror shall ensure the submission of a newborn notification form to DCH or its agent. If the mother has made a CMO plan and PCP selection, this information shall be included in the newborn notification form.

4.1.3.3	In the event the mother has not chosen a CMO plan for her newborn prior to delivery, the Offeror shall ensure the submission of a newborn notification form, within twenty-four (24) hours, to DCH or its Agent without that information. DCH or its Agent shall Auto-Assign the newborn to the mother’s plan and notify the Offeror and the mother of the Auto-Assignment. Using the algorithm described in Section 4.1.2.1, the Offeror shall Auto-Assign the newborn to a PCP. Within seven (7) Calendar Days of receiving from DCH or its Agent the notice of CMO plan Auto-Assignment, the Offeror shall notify the mother of the Auto- Assignment of the newborn and provide notice of the opportunity to change CMO plans or PCPs without cause during the next ninety (90) Calendar Days.

4.1.4	Reporting Requirements

4.1.4.1	The Offeror shall submit to DCH weekly Member Information Reports as described in Section 4.18.2.1.

4.1.4.2	The Offeror shall submit to DCH monthly Eligibility and Enrollment Reconciliation Reports as described in Section 4.18.3.1.

4.2	DISENROLLMENT

4.2.1	Disenrollment Initiated by the Member

4.2.1.1	A Member may request Disenrollment from a CMO plan without cause during the ninety (90) Calendar Days following the date of the Member’s initial enrollment with the CMO plan or the date DCH or its Agent sends the Member notice of the enrollment, whichever is later. A Member may request Disenrollment without cause every twelve (12) months thereafter.

4.2.1.2	A Member may request Disenrollment from a CMO plan for cause at any time. The following constitute cause for Disenrollment by the Member:

4.2.1.2.1	The Member moves out of the CMO plan’s Service Region;

4.2.1.2.2	The CMO plan does not, because of moral or religious objections, provide the Covered Service the Member seeks;

4.2.1.2.3	The Member needs related services to be performed at the same time and not all related services are available within the network. The Member’s Provider or another Provider have determined that receiving service separately would subject the Member to unnecessary risk;

4.2.1.2.4	The Member requests to be assigned to the same CMO plan as family members; and

4.2.1.2.5	The Member’s Medicaid eligibility category changes to a category ineligible for GCS, and/or the Member otherwise becomes ineligible to participate in GCS.

4.2.1.2.6	Other reasons, per 42 CFR 438.56(d)(2), include, but are not limited to, poor quality of care, lack of access to services covered under the Contract, or lack of Providers experienced in dealing with the Member’s Health Care needs. DCH or its Agent shall make determination of these reasons.

4.2.1.3	The Offeror shall provide assistance to Members seeking to disenroll. This assistance shall consist of providing the forms to the Member and referring the Member to DCH or its Agent who will make Disenrollment determinations.

4.2.2	Disenrollment Initiated by the Offeror

4.2.2.1	The Offeror shall complete all Disenrollment paperwork for Members it is seeking to disenroll.

4.2.2.2	The Offeror shall notify DCH or its Agent upon identification of a Member who it knows or believes meets the criteria for Disenrollment, as defined in Section 4.2.3.1.

4.2.2.3

Prior to requesting Disenrollment of a Member for reasons described in Sections 4.2.3.1.1, 4.2.3.1.2, and 4.2.3.1.3 the Offeror shall document at least three (3) interventions over a period of ninety (90) Calendar Days that occurred through treatment, case management, and Care Coordination to resolve any difficulty leading to the request. The Offeror shall provide at least one (1) written warning to the Member, certified return receipt requested, regarding implications of his or her actions. This notice shall be delivered within ten (10) Business Days of the Member’s action.

4.2.2.4	If the Member has demonstrated abusive or threatening behavior as defined by DCH, only one (1) written attempt to resolve the difficulty is required.

4.2.2.5	The Offeror shall cite to DCH or its Agent at least one (1) acceptable reason for Disenrollment outlined in Section 4.2.3 before requesting Disenrollment of the Member.

4.2.2.6	The Offeror shall submit Disenrollment requests to DCH or its Agent and the Offeror shall honor all Disenrollment determinations made by DCH or its Agent. DCH’s decision on the matter shall be final, conclusive and not subject to appeal.

4.2.3	Acceptable Reasons for Disenrollment Requests by Offeror

4.2.3.1	The Offeror may request Disenrollment if:

4.2.3.1.1	The Member’s continued Enrollment in the CMO plan seriously impairs the Offeror’s ability to furnish services to either this particular Member or other Members;

4.2.3.1.2	The Member demonstrates a pattern of disruptive or abusive behavior that could be construed as non-compliant and is not caused by a presenting illness;

4.2.3.1.3	The Member’s Utilization of services is fraudulent or abusive;

4.2.3.1.4	The Member has moved out of the Service Region;

4.2.3.1.5	The Member is placed in a long-term care nursing facility, State institution, or intermediate care facility for the mentally retarded (ICFMR);

4.2.3.1.6	The Member’s Medicaid eligibility category changes to a category ineligible for GCS, and/or the Member otherwise becomes ineligible to participate in GCS; or

4.2.3.1.7	The Member has other condition as so defined by DCH.

4.2.4	Unacceptable Reasons for Disenrollment Requests by Offeror

4.2.4.1	The Offeror shall not request Disenrollment of a Member for discriminating reasons, including:

4.2.4.1.1	Adverse changes in a Member’s health status;

4.2.4.1.2	Missed appointments;

4.2.4.1.3	Utilization of medical services;

4.2.4.1.4	Diminished mental capacity;

4.2.4.1.5	Pre-existing medical Condition; or

4.2.4.1.6	Uncooperative or disruptive behavior resulting from his or her special needs.

4.2.4.2	The Offeror shall not request Disenrollment because of the Member’s attempt to exercise his or her rights under the Grievance System.

4.2.4.3	The request of one PCP to have a Member assigned to a different Provider shall not be sufficient cause for the Offeror to request that the Member be disenrolled from the plan. Rather, the Offeror shall utilize its PCP assignment process to assign the Member to a different and available PCP.

4.3	MEMBER SERVICES

4.3.1	General Provisions

4.3.1.1	The Offeror shall ensure that Members are aware of their rights and responsibilities, the role of PCPs, how to obtain care, what to do in an emergency or urgent medical situation, how to request a Grievance, Appeal, or Administrative Law Hearing and how to report suspected Fraud and Abuse. The Offeror shall convey this information via written materials and via telephone, internet, and face-to-face communications which allow the Members to submit questions and receive responses from the Offeror.

4.3.2	Requirements for Written Materials

4.3.2.1	The Offeror shall make all written materials available in alternative formats and in a manner that takes into consideration the Member’s special needs, including those who are visually impaired or have limited reading proficiency. The Offeror shall notify all Members and Potential Members that information is available in alternative formats and how to access those formats.

4.3.2.2	The Offeror shall make all written information available in English, Spanish and all other prevalent non-English languages, as defined by

DCH. For the purposes of this Contract, prevalent means a non-English language spoken by a significant number or percentage of Medicaid and PeachCare for Kids eligible individuals in the State.

4.3.2.3	All written materials distributed to Members shall include a language block, printed in Spanish and all other prevalent non-English languages, that informs the Member that the document contains important information and directs the Member to call the Offeror to request the document in an alternative language or to have it orally translated.

4.3.2.4

All written materials shall be worded such that they are understandable to a person who reads at the fifth (5th) grade level. Suggested reference materials to determine whether this requirement is being met are:

4.3.2.4.1	Fry Readability Index;

4.3.2.4.2	PROSE The Readability Analyst (software developed by Education Activities, Inc.);

4.3.2.4.3	Gunning FOG Index;

4.3.2.4.4	McLaughlin SMOG Index;

4.3.2.4.5	The Flesch-Kincaid Index; or

4.3.2.4.6	Other word processing software approved by DCH.

4.3.2.5	The Offeror shall provide written notice to DCH of any changes to any written materials provided to the Members. Written notice shall be provided at least thirty (30) Calendar Days before the effective date of the change.

4.3.2.6	All written materials, including information for the Web site, must be submitted to DCH for approval before being distributed.

4.3.3	Member Handbook Requirements

4.3.3.1	The Offeror shall mail to all newly enrolled Members a Member Handbook within ten (10) Calendar Days of receiving the notice of enrollment from DCH or its Agent.

4.3.3.2	Pursuant to the requirements set forth in 42 CFR 438.10, the Member Handbook shall include, but not be limited to:

4.3.3.2.1	A table of contents;

4.3.3.2.2	Information about the roles and responsibilities of the Member (this information will be supplied by DCH).

4.3.3.2.3	Information about the role of the PCP;

4.3.3.2.4	Information about choosing a PCP;

4.3.3.2.5	Information about what to do when family size changes;

4.3.3.2.6	Appointment procedures;

4.3.3.2.7	Information on Benefits and services, including a description of all available GCS Benefits and services;

4.3.3.2.8	Information on how to access services, including Health Check services, non-emergency transportation (NET) services, and maternity and family planning services;

4.3.3.2.9	An explanation of any service limitations or exclusions from coverage;

4.3.3.2.10	A notice stating that the Offeror shall be liable only for those services authorized by the Offeror;

4.3.3.2.11	Information on where and how Members may access Benefits not available from or not covered by the Offeror;

4.3.3.2.12	The Medical Necessity definition used in determining whether services will be covered;

4.3.3.2.13	A description of all pre-certification, prior authorization or other requirements for treatments and services;

4.3.3.2.14	The policy on Referrals for specialty care and for other Covered Services not furnished by the Member’s PCP;

4.3.3.2.15	Information on how to obtain services when the Member is out of the Service Region and for after-hours coverage;

4.3.3.2.16	Cost-sharing;

4.3.3.2.17	The geographic boundaries of the Service Regions;

4.3.3.2.18	Notice of all appropriate mailing addresses and telephone numbers to be utilized by Members seeking information or authorization, including an inclusion of the Offeror’s toll-free telephone line and internet website;

4.3.3.2.19	A description of Utilization Review policies and procedures used by the Offeror;

4.3.3.2.20	A description of Member rights and responsibilities as described in Section 4.3.4;

4.3.3.2.21	The policies and procedures for Disenrollment;

4.3.3.2.22	Information on Advance Directives;

4.3.3.2.23	A statement that additional information, including information on the structure and operation of the CMO plan and physician incentive plans, shall be made available upon request;

4.3.3.2.24	Information on the extent to which, and how, after-hours and emergency coverage are provided, including the following:

i.	What constitutes an Urgent and Emergency Medical Condition, Emergency Services, and Post-Stabilization Services;

ii.	The fact that Prior Authorization is not required for Emergency Services;

iii.	The process and procedures for obtaining Emergency Services, including the use of the 911 telephone systems or its local equivalent;

iv.	The locations of any emergency settings and other locations at which Providers and hospitals furnish Emergency Services and Post-Stabilization Services covered herein; and

v.	The fact that a Member has a right to use any hospital or other setting for Emergency Services;

4.3.3.2.25	Information on the Grievance Systems policies and procedures, as described in Section 4.14. This description must include the following:

i.	The right to file a Grievance and Appeal with the Offeror;

ii.	The requirements and timeframes for filing a Grievance or Appeal with the Offeror;

iii.	The availability of assistance in filing a Grievance or Appeal with the Offeror;

iv.	The toll-free numbers that the Member can use to file a Grievance or an Appeal with the Offeror by phone;

v.	The right to a State Administrative Law Hearing, the method for obtaining a hearing, and the rules that govern representation at the hearing;

vi.	Notice that if the Member files an Appeal or a request for a State Administrative Law Hearing within the timeframes specified for filing, the Member may be required to pay the cost of services furnished while the Appeal is pending, if the final decision is adverse to the Member; and

vii.	Any Appeal rights that the State chooses to make available to Providers to challenge the failure of the Offeror to cover a service.

4.3.3.3	The Member Handbook shall be submitted to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.3.4	Member Rights

4.3.4.1	The Offeror shall have written policies and procedures regarding the rights of Members and shall comply with any applicable federal and State laws and regulations that pertain to Member rights. These rights shall be included in the Member Handbook. At a minimum, said policies and procedures shall specify the Member’s right to:

4.3.4.1.1	Receive information pursuant to 42 CFR 438.10;

4.3.4.1.2	Be treated with respect and with due consideration for the Member’s dignity and privacy;

4.3.4.1.3	Have all records and medical and personal information remain confidential;

4.3.4.1.4	Receive information on available treatment options and alternatives, presented in a manner appropriate to the Member’s Condition and ability to understand;

4.3.4.1.5	Participate in decisions regarding his or her Health Care, including the right to refuse treatment;

4.3.4.1.6	Be free from any form of restraint or seclusion as a means of coercion, discipline, convenience or retaliation, as specified in other federal regulations on the use of restraints and seclusion;

4.3.4.1.7	Request and receive a copy of his or her Medical Records pursuant to 45 CFR 160 and 164, subparts A and E, and request to amend or correct the record as specified in 45 CFR 164.524 and 164.526;

4.3.4.1.8	Be furnished Health Care services in accordance with 42 CFR 438.206 through 438.210;

4.3.4.1.9	Freely exercise his or her rights, including those related to filing a Grievance or Appeal, and that the exercise of these rights will not adversely affect the way the Member is treated;

4.3.4.1.10	Not be held liable for the Offeror’s debts in the event of insolvency; not be held liable for the Covered Services provided to the Member for which DCH does not pay the Offeror; not be held liable for Covered Services provided to the Member for which DCH or the Offeror does not pay the Health Care Provider that furnishes the services; and not be held liable for payments of Covered Services furnished under a contract, Referral, or other arrangement to the extent that those payments are in excess of amount the Member would owe if the Offeror provided the services directly; and

4.3.4.1.11	Only be responsible for cost sharing in accordance with 42 CFR 447.50 through 42 CFR 447.60 and Attachment K of the Model Contract.

4.3.5	Provider Directory

4.3.5.1	The Offeror shall mail via surface mail a Provider Directory to all new Members within ten (10) Calendar Days of receiving the notice of enrollment from DCH or the State’s Agent.

4.3.5.2	The Provider Directory shall include names, locations, office hours, telephone numbers of, and non-English languages spoken by, current Contracted Providers. This includes, at a minimum, information on PCPs, specialists, dentists, pharmacists, FQHCs and RHCs, mental health and substance abuse Providers, and hospitals. The Provider Directory shall also identify Providers that are not accepting new patients.

4.3.5.3	The Offeror shall submit the Provider Directory to DCH for review and prior approval within sixty (60) Calendar Days of Contract Award.

4.3.5.4	The Offeror shall up-date and amend the Provider Directory on its Internet Web site immediately as changes occur, produce quarterly up-dates, and re-print the Provider Directory and distribute to all Members at least once per year.

4.3.6	Member Identification (ID) Card

4.3.6.1	The Offeror shall mail via surface mail a Member ID Card to all new Members according to the following timeframes:

4.3.6.1.1	Within ten (10) Calendar Days of receiving the notice of enrollment from DCH or the Agent for Members who have selected a CMO plan and a PCP;

4.3.6.1.2	Within ten (10) Calendar Days of PCP assignment or selection for Members that are Auto-Assigned to the CMO plan.

4.3.6.2	The Member ID Card must, at a minimum, include the following information:

4.3.6.2.1	The Member’s name;

4.3.6.2.2	The Member’s Medicaid or PeachCare for Kids identification number;

4.3.6.2.3	The PCP’s name, address, and telephone numbers (including after-hours number if different from business hours number);

4.3.6.2.4	The name and telephone number(s) of the Offeror;

4.3.6.2.5	The Offeror’s twenty-four (24) hour, seven (7) day a week toll-free Member services telephone number; and

4.3.6.2.6	Instructions for emergencies.

4.3.6.3	The Offeror shall reissue the Member ID Card within ten (10) Calendar Days of notice if a Member reports a lost card, there is a Member name change, the PCP changes, or for any other reason that results in a change to the information disclosed on the Member ID Card.

4.3.6.4	The Offeror shall submit a front and back sample Member ID Card to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.3.7	Toll-free Telephone Hotline

4.3.7.1	The Offeror shall operate a toll-free Telephone Hotline to respond to Member questions, comments and inquiries.

4.3.7.2	The Offeror shall develop Telephone Hotline Policies and Procedures that address staffing, personnel, hours of operation, access and response standards, monitoring of calls via recording or other means, and compliance with standards.

4.3.7.3	The Offeror shall submit these Telephone Hotline Policies and Procedures, including performance standards pursuant to Section 4.3.7.7, to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.3.7.4	The Telephone Hotline shall handle calls from non-English speaking callers, as well as calls from Members who are hearing impaired.

4.3.7.5	The Offeror’s call center systems shall have the capability to track call management metrics identified in Attachment L of the Model Contract.

4.3.7.6	The Telephone Hotline shall be fully staffed between the hours of 7:00 a.m. and 7:00 p.m. EST, Monday through Friday, excluding State holidays. The Telephone Hotline staff shall be trained to respond to Member questions in all areas, including, but not limited to, Covered Services, the Provider network, and non-emergency transportation (NET).

4.3.7.7

The Offeror shall develop performance standards and monitor Telephone Hotline performance by recording calls and employing other monitoring activities. At a minimum, the standards shall require that ninety-nine percent (99%) of calls are answered by the fourth (4th) ring, the call abandonment rate is five percent (5%) or less, the average hold time is two (2) minutes or less, and the blocked call rate does not exceed one percent (1%).

4.3.7.8	The Offeror shall have an automated system available between the hours of 7:00 p.m. and 7:00 a.m. EST Monday through Friday and at all hours on weekends and holidays. This automated system must provide callers with operating instructions on what to do in case of an emergency and shall include, at a minimum, a voice mailbox for callers to leave messages. The Offeror shall ensure that the voice mailbox has adequate capacity to receive all messages. An Offeror’s Representative shall return messages on the next Business Day.

4.3.8	Internet Presence/Web Site

4.3.8.1	The Offeror shall provide general and up-to-date information about the CMO plan’s program, its Provider network, its customer services, and its Grievance and Appeals Systems on its Web site.

4.3.8.2	The Offeror shall maintain a Member portal that allows Members to access a searchable Provider Directory that shall be updated immediately upon changes to the Provider network.

4.3.8.3	The Web site must have the capability for Members to submit questions and comments to the Offeror and receive responses.

4.3.8.4	The Web site must comply with the marketing policies and procedures and with requirements for written materials described in this RFP and must be consistent with applicable State and federal laws.

4.3.8.5	In addition to the specific requirements outlined above, the Offeror’s Web site shall be functionally equivalent, with respect to functions described in this RFP, to the Web site maintained by the State’s Medicaid fiscal agent (www.ghp.georgia.gov).

4.3.8.6	The Offeror shall submit Web site screenshots to DCH for review and approval sixty (60) Calendar Days prior to implementation of GCS.

4.3.9	Cultural Competency

4.3.9.1	In accordance with 42 CFR 438.206, the Offeror shall have a comprehensive written Cultural Competency Plan describing how the Offeror will ensure that services are provided in a culturally competent manner to all Members, including those with limited English proficiency. The Cultural Competency Plan must describe how the Providers, individuals and systems within the CMO plan will effectively provide services to people of all cultures, races, ethnic backgrounds and religions in a manner that recognizes, values, affirms and respects the worth of the individual Members and protects and preserves the dignity of each.

4.3.9.2	The Offeror shall submit the Cultural Competency Plan to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.3.9.3	The Offeror’s Cultural Competency Plan must be distributed via surface mail to the network of Providers. It may also be posted on the Offeror’s Web site.

4.3.10	Translation Services

4.3.10.1	The Offeror is required to provide oral translation services of information to any Member who speaks any non-English language regardless of whether a Member speaks a language that meets the threshold of a Prevalent Non-English Language. The Offeror is required to notify its Members of the availability of oral interpretation services and to inform them of how to access oral interpretation services. There shall be no charge to the Member for translation services.

4.3.11	Reporting Requirements

4.3.11.1	The Offeror shall submit weekly Telephone and Internet Activity Reports to DCH as described in Section 4.18.2.2.

4.4	MARKETING

4.4.1	Prohibited Activities

4.4.1.1	The Offeror is prohibited from engaging in the following activities:

4.4.1.1.1	Directly or indirectly engaging in door-to-door, telephone, or other Cold-Call Marketing activities to Potential Members;

4.4.1.1.2	Offering any favors, inducements or gifts, promotions, and/or other insurance products that are designed to induce enrollment in the Offeror’s plan, and that are not health related and/or worth more than $5.00 cash;

4.4.1.1.3	Distributing plans and materials that contain statements that DCH determines are inaccurate, false, or misleading. Statements considered false or misleading include, but are not limited to, any assertion or statement (whether written or oral) that the recipient must enroll in the Offeror’s plan in order to obtain Benefits or in order to not lose Benefits or that the Offeror’s plan is endorsed by the federal or State government, or similar entity; and

4.4.1.1.4	Distributing materials that, according to DCH, mislead or falsely describe the Offeror’s Provider network, the participation or availability of network Providers, the qualifications and skills of network Providers (including their bilingual skills); or the hours and location of network services.

4.4.2	Allowable Activities

4.4.2.1	The Offeror shall be permitted to perform the following marketing activities:

4.4.2.1.1	Distribute general information through mass media (i.e. newspapers, magazines and other periodicals, radio, television, the Internet, public transportation advertising, and other media outlets);

4.4.2.1.2	Make telephone calls, mailings and home visits only to Members currently enrolled in the Offeror’s plan, for the sole purpose of educating them about services offered by or available through the Offeror;

4.4.2.1.3	Distribute brochures and display posters at Provider offices and clinics that inform patients that the clinic or Provider is part of the CMO plan’s Provider network, provided that all CMO plans in which the Provider participates have an equal opportunity to be represented; and

4.4.2.1.4	Attend activities that benefit the entire community such as health fairs or other health education and promotion activities.

4.4.2.2	If the Offeror performs an allowable activity, the Offeror shall conduct these activities in the entire Service Region as defined by this RFP.

4.4.2.3	All materials shall be in compliance with the information requirements in 42 CFR 438.10 and detailed in Section 4.3.2.

4.4.3	State Approval of Materials

4.4.3.1	The Offeror shall submit a detailed description of its Marketing Plan and copies of all Marketing Materials (written and oral) it or its Subcontractors plan to distribute to DCH for review and approval within sixty (60) Calendar Days of Contract Award. This requirement includes, but is not limited to posters, brochures, Internet Web sites, and any materials that contain statements regarding the benefit package and Provider network-related materials. Neither the Offeror nor its Subcontractors shall distribute any marketing materials without prior, written approval from DCH.

4.4.3.2	The Offeror shall submit any changes to previously approved marketing materials and receive approval from DCH of the changes before distribution.

4.4.4	Provider Marketing Materials

4.4.4.1	The Offeror shall collect from its Providers any Marketing Materials they intend to distribute and submit these to DCH for review and approval prior to distribution.

4.5	COVERED BENEFITS AND SERVICES

4.5.1	Included Services

4.5.1.1	The Offeror shall at a minimum provide Medically Necessary services and Benefits as outlined below, and pursuant to the Georgia State Medicaid Plan, and the Georgia Medicaid Policies and Procedures Manual. Such Medically Necessary services shall be furnished in an amount, duration, and scope that is no less than the amount, duration, and scope for the same services furnished to recipients under Fee-for-Service Medicaid. The Offeror may not arbitrarily deny or reduce the amount, duration or scope of a required service solely because of the diagnosis, type of illness or Condition.

4.5.1.2

SERVICE	COVERAGE LIMITATIONS
Ambulatory Surgical Services
Audiology Services	Not covered for Members age 21 and older. Available under EPSDT as part of a written service plan.
Childbirth Education Services
Dental Services	Preventive, diagnostic and treatment services provided to Members under age 21. Emergency Services only for Members age 21 and older.
Durable Medical Equipment
Early and Periodic Screening, Diagnostic, and Treatment Services
Emergency Transportation Services
Emergency Services
Family Planning Services and Supplies
Federally Qualified Health Center Services	Ambulatory services such as dental services are subject to any limitations applicable to the specific ambulatory service.
Home Health Services	Not covered: social services, chore services, meals on wheels, audiology services.
Hospice Services	Available to Members certified as being terminally ill and having a medical prognosis of life expectancy of six (6) months or less.
Inpatient Hospital Services
Laboratory and Radiological Services	Not covered: portable X-ray services; services provided in facilities not meeting the definition of an independent laboratory

SERVICE	COVERAGE LIMITATIONS
or X-ray facility; services or procedures referred to another testing facility; services furnished by a State or public laboratory; services or procedures performed by a facility not certified to perform them.
Mental Health Services	Community Mental Health Rehabilitation services are only available as part of a written service plan.
Nurse Midwife Services
Nurse Practitioner Services
Nursing Facility Services	Not covered: Long-term nursing facility stays (over 30 Days)
Obstetrical Services
Occupational Therapy Services	Not covered for Members age 21 and older. Available under EPSDT as part of a written service plan.
Optometric Services	Not covered for Members age 21 and older: routine refractive services and optical devices.
Orthotic and Prosthetic Services	Not covered for Members age 21 and older: orthopedic shoes and supportive devices for the feet which are not an integral part of a leg brace; hearing aids and accessories.
Oral Surgery
Outpatient Hospital Services
Pharmacy Services	Not covered: certain outpatient drugs pursuant to Section 1927(d) of the Social Security Act. Additionally, certain over the counter (OTC) drugs must be included, pursuant to the Georgia Policies and Procedures Manual.
Physical Therapy Services	Not covered for Members age 21 and older. Available under EPSDT as part of a written service plan.
Physician Services
Podiatric Services	Not covered: services for flatfoot; subluxation; routine foot care, supportive devices; vitamin B-12 injections.
Pregnancy-Related Services
Private Duty Nursing Services
Rural Health Clinic Services
Speech Therapy Services	Not covered for Members age 21 and older; available under EPSDT as part of a written service plan.

SERVICE	COVERAGE LIMITATIONS
Substance Abuse Treatment Services (Inpatient)	Substance abuse treatment, inpatient and rehabilitative, are covered as part of a written service plan.
Swing Bed Services
Transplants	Not covered for Members aged 21 and older: heart, lung and heart/lung transplants.

4.5.2	Enhanced Services

4.5.2.1	In addition to the Covered Services provided above, the Offeror shall do the following:

4.5.2.1.1	Place strong emphasis on programs to enhance the general health and well-being of Members;

4.5.2.1.2	Make health promotion materials available to Members;

4.5.2.1.3	Hold annual wellness clinics;

4.5.2.1.4	Participate in community-sponsored health fairs; and

4.5.2.1.5	Provide education to Members, families and other Health Care Providers about early intervention and management strategies for various illnesses.

4.5.2.2	The Offeror shall not charge a Member for participating in health education services that are defined as either enhanced or Covered Services.

4.5.3	Medical Necessity

4.5.3.1	Based upon generally accepted medical practices in light of Conditions at the time of treatment, Medically Necessary services are those that are:

4.5.3.1.1	Appropriate and consistent with the diagnosis of the treating Provider and the omission of which could adversely affect the eligible member’s medical Condition;

4.5.3.1.2	Compatible with the standards of acceptable medical practice in the community;

4.5.3.1.3	Provided in a safe, appropriate, and cost-effective setting given the nature of the diagnosis and the severity of the symptoms;

4.5.3.1.4	Not provided solely for the convenience of the member or the convenience of the Health Care Provider or hospital; and

4.5.3.1.5	Not primarily custodial care unless custodial care is a covered service or benefit under the members evidence of coverage.

4.5.3.2	There must be no other effective and more conservative or substantially less costly treatment, service and setting available.

4.5.4	Experimental, Investigational or Cosmetic Procedures

4.5.4.1	Pursuant to the Georgia State Medicaid Plan and the Georgia Medicaid Policies and Procedures Manual, in no instance shall the Offeror cover experimental, investigational or cosmetic procedures.

4.5.5	Moral or Religious Objections

4.5.5.1	The Offeror is required to provide and reimburse for all Covered Services. If, during the course of the Contract period, pursuant to 42 CFR 438.102, the Offeror elects not to provide, reimburse for, or provide coverage of a counseling or Referral service because of an objection on moral or religious grounds, the Offeror shall notify:

4.5.5.1.1	DCH within one hundred and twenty (120) Calendar Days prior to adopting the policy with respect to any service;

4.5.5.1.2	Members within ninety (90) Calendar Days after adopting the policy with respect to any service; and

4.5.5.1.3	Members and Potential Members before and during enrollment.

4.5.5.2.	The Offeror acknowledges that such objection will be grounds for recalculation of rates paid to the Offeror.

4.6	SPECIAL COVERAGE PROVISIONS

4.6.1	Emergency Services

4.6.1.1	Emergency Services shall be available twenty-four (24) hours a day, seven (7) Days a week to treat an Emergency Medical Condition.

4.6.1.2	An Emergency Medical Condition shall not be defined or limited based on a list of diagnoses or symptoms. An Emergency Medical Condition is a medical or mental health Condition manifesting itself by acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in the following:

4.6.1.2.1	Placing the physical or mental health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy;

4.6.1.2.2	Serious impairment to bodily functions;

4.6.1.2.3	Serious dysfunction of any bodily organ or part;

4.6.1.2.4	Serious harm to self or others due to an alcohol or drug abuse emergency;

4.6.1.2.5	Injury to self or bodily harm to others; or

4.6.1.2.6	With respect to a pregnant woman having contractions: (i) that there is adequate time to effect a safe transfer to another hospital before delivery, or (ii) that transfer may pose a threat to the health or safety of the woman or the unborn child.

4.6.1.3	The Offeror shall provide payment for Emergency Services when furnished by a qualified Provider, regardless of whether that Provider is in the Offeror’s network. These services shall not be subject to prior authorization requirements. The Offeror shall be required to pay for all Emergency Services that are Medically Necessary until the Member is stabilized. The Offeror shall also pay for any screening examination services conducted to determine whether an Emergency Medical Condition exists.

4.6.1.4	The Offeror shall base coverage decisions for Emergency Services on the severity of the symptoms at the time of presentation and shall cover Emergency Services when the presenting symptoms are of sufficient severity to constitute an Emergency Medical Condition in the judgment of a prudent layperson.

4.6.1.5	The attending emergency room physician, or the Provider actually treating the Member, is responsible for determining when the Member is sufficiently stabilized for transfer or discharge, and that determination is binding on the Offeror, who shall be responsible for coverage and payment. The Offeror, however, may establish arrangements with a hospital whereby the Offeror may send one of its own physicians with appropriate emergency room privileges to assume the attending physician’s responsibilities to stabilize, treat, and transfer the Member, provided that such arrangement does not delay the provision of Emergency Services.

4.6.1.6	The Offeror shall not retroactively deny a Claim for an emergency screening examination because the Condition, which appeared to be an Emergency Medical Condition under the prudent layperson standard, turned out to be non-emergency in nature. If an emergency screening examination leads to a clinical determination by the examining physician that an actual Emergency Medical Condition does not exist, then the determining factor for payment liability shall be whether the Member had acute symptoms of sufficient severity at the time of presentation. In this case, the Offeror shall pay for all screening and care services provided. Payment shall be at either the rate negotiated under the Provider Contract, or the rate paid by DCH under the Fee for Service Medicaid program.

4.6.1.7	The Offeror may establish guidelines and timelines for submittal of notification regarding provision of emergency services, but, the Offeror shall not refuse to cover an Emergency Service based on the emergency room Provider, hospital, or fiscal agent’s failure to notify the Member’s PCP, CMO plan representative, or DCH of the Member’s screening and treatment within said timeframes.

4.6.1.8	When a representative of the Offeror instructs the Member to seek Emergency Services the Offeror shall be responsible for payment for the Medical Screening examination and for other Medically Necessary Emergency Services, without regard to whether the Condition meets the prudent layperson standard.

4.6.1.9	The Member who has an Emergency Medical Condition shall not be held liable for payment of subsequent screening and treatment needed to diagnose the specific Condition or stabilize the patient.

4.6.1.10	Once the Member’s Condition is stabilized, the Offeror may require Pre-Certification for hospital admission or Prior Authorization for follow-up care.

4.6.2	Post-Stabilization Services

4.6.2.1	The Offeror shall be responsible for providing Post-Stabilization care services twenty-four (24) hours a day, seven (7) days a week, both inpatient and outpatient, related to an Emergency Medical Condition, that are provided after a Member is stabilized in order to maintain the stabilized Condition, or, pursuant to 42 CFR 438.114(e), to improve or resolve the Member’s Condition.

4.6.2.2	The Offeror shall be responsible for payment for Post-Stabilization Services that are Prior Authorized or Pre-Certified by an In-Network Provider or organization representative, regardless of whether they are provided within or outside the Offeror’s network of Providers.

4.6.2.3	The Offeror is financially responsible for Post-Stabilization Services obtained from any Provider, regardless of whether they are within or outside the Offeror’s Provider network that are administered to maintain the Member’s stabilized Condition for one (1) hour while awaiting response on a Pre-Certification or Prior Authorization request.

4.6.2.4	The Offeror is financially responsible for Post-Stabilization Services obtained from any Provider, regardless of whether they are within or outside the Offeror’s Provider network, that are not prior authorized by a CMO plan Provider or organization representative but are administered to maintain, improve or resolve the Member’s stabilized Condition if:

4.6.2.4.1	The Offeror does not respond to the Provider’s request for pre-certification or prior authorization within one (1) hour;

4.6.2.4.2	The Offeror cannot be contacted; or

4.6.2.4.3	The Offeror’s Representative and the attending physician cannot reach an agreement concerning the Member’s care and a CMO plan physician is not available for consultation. In this situation the Offeror shall give the treating physician the opportunity to consult with an In-Network physician and the treating physician may continue with care of the Member until a CMO plan physician is reached or one of the criteria in Section 4.6.2.5 are met.

4.6.2.5	The Offeror’s financial responsibility for Post-Stabilization Services it has not approved will end when:

4.6.2.5.1	An In-Network Provider with privileges at the treating hospital assumes responsibility for the Member’s care;

4.6.2.5.2	An In-Network Network Provider assumes responsibility for the Member’s care through transfer;

4.6.2.5.3	The Offeror’s Representative and the treating physician reach an agreement concerning the Member’s care; or

4.6.2.5.4	The Member is discharged.

4.6.2.6	In the event the Member receives Post-Stabilization Services from a Provider outside the Offeror’s network, the Offeror is prohibited from charging the Member more than he or she would be charged if he or she had obtained the services through an In-Network Provider.

4.6.3	Urgent Care Services

4.6.3.1	The Offeror shall provide Urgent Care services as necessary. Such services shall not be subject to Prior Authorization or Pre-Certification.

4.6.4	Family Planning Services

4.6.4.1	The Offeror shall provide access to family planning services within the network. In meeting this obligation, the Offeror shall make a reasonable effort to contract with all family planning clinics, including those funded by Title X of the Public Health Services Act, for the provision of family planning services. The Offeror shall verify its efforts to contract with Title X Clinics by maintaining records of communication.

4.6.4.2	The Offeror shall inform Members of the availability of family planning services and must provide services to Members wishing to prevent pregnancies, plan the number of pregnancies, plan the spacing between pregnancies, or obtain confirmation of pregnancy.

4.6.4.3	Family planning services and supplies include at a minimum:

4.6.4.3.1	Education and counseling necessary to make informed choices and understand contraceptive methods;

4.6.4.3.2	Initial and annual complete physical examinations;

4.6.4.3.3	Follow-up, brief and comprehensive visits;

4.6.4.3.4	Pregnancy testing;

4.6.4.3.5	Contraceptive supplies and follow-up care;

4.6.4.3.6	Diagnosis and treatment of sexually transmitted diseases; and

4.6.4.3.7	Infertility assessment.

4.6.4.4	The Offeror shall furnish all services on a voluntary and confidential basis, even if the Member is less than eighteen (18) years of age.

4.6.5	Sterilizations, Hysterectomies and Abortions

4.6.5.1	In compliance with federal regulations, the Offeror shall cover sterilizations, hysterectomies, and abortions only if all of the following requirements are met:

4.6.5.1.1	The Member is at least twenty-one (21) years of age at the time consent is obtained;

4.6.5.1.2	The Member is mentally competent;

4.6.5.1.3	The Member voluntarily gives informed consent in accordance with the State Policies and Procedures for Family Planning Clinic Services. This includes the completion of all applicable documentation;

4.6.5.1.4	At least thirty (30) Calendar Days, but not more than one hundred and eighty (180) Calendar Days, have passed between the date of informed consent and the date of sterilization, except in the case of premature delivery or emergency abdominal surgery. A Member may consent to be sterilized at the time of premature delivery or emergency abdominal surgery, if at least seventy-two (72) hours have passed since informed consent for sterilization was signed. In the case of premature delivery, the informed consent must have been given at least thirty (30) Calendar Days before the expected date of delivery (the expected date of delivery must be provided on the consent form);

4.6.5.1.5	An interpreter is provided when language barriers exist. Arrangements are to be made to effectively communicate the required information to a Member who is visually impaired, hearing impaired or otherwise disabled; and

4.6.5.1.6	The Member is not institutionalized in a correctional facility, mental hospital or other rehabilitative facility.

4.6.5.2	A hysterectomy shall be considered a Covered Service only if the following additional requirements are met:

4.6.5.2.1	The Member must be informed orally and in writing that the hysterectomy will render the individual permanently incapable of reproducing (this is not applicable if the individual was sterile prior to the hysterectomy or in the case of an emergency hysterectomy); and

4.6.5.2.2	The Member must sign and date a “Patient’s Acknowledgement of Prior Receipt of Hysterectomy Information” form prior to the Hysterectomy. Informed consent must be obtained regardless of diagnosis or age.

4.6.5.3	Regardless of whether the requirements listed above are met, a hysterectomy shall not be covered under the following circumstances:

4.6.5.3.1	If it is performed solely for the purpose of rendering a Member permanently incapable of reproducing;

4.6.5.3.2	If there is more than one (1) purpose for performing the hysterectomy, but the primary purpose was to render the Member permanently incapable of reproducing; or

4.6.5.3.3	If it is performed for the purpose of cancer prophylaxis.

4.6.5.4	Abortions or abortion-related services performed for family planning purposes are not Covered Services. Abortions are Covered Services if a Provider certifies that the abortion is medically necessary to save the life of the mother or if pregnancy is the result of rape or incest. The Offeror shall cover treatment of medical complications occurring as a result of an elective abortion and treatments for spontaneous, incomplete, or threatened abortions and for ectopic pregnancies.

4.6.5.5	The Offeror shall maintain documentation of all sterilizations, hysterectomies and abortions and provide documentation to DCH upon the request of DCH.

4.6.6	Pharmacy

4.6.6.1	The Offeror shall provide pharmacy services either directly or through a Pharmacy Benefits Manager (PBM). The Offeror or its PBM may establish a drug formulary if the following minimum requirements are met:

4.6.6.1.1	Drugs from each specific therapeutic drug class are included and are sufficient in amount, duration, and scope to meet Members’ medical needs;

4.6.6.1.2	The only excluded drug categories are those permitted under section 1927(d) of the Social Security Act;

4.6.6.1.3	A Pharmacy & Therapeutics Committee makes the formulary decisions; and

4.6.6.1.4	Over-the-counter medications specified in the Georgia State Medicaid Plan are included in the formulary.

4.6.6.2	The Offeror shall provide the formulary to DCH upon the request of DCH.

4.6.7	Immunizations

4.6.7.1	The Offeror shall provide all Members under twenty-one (21) years of age with all vaccines and immunizations in accordance with the Advisory Committee on Immunization Practices (ACIP) guidelines.

4.6.7.2	The Offeror shall ensure that all Providers use vaccines available free under the Vaccine for Children (VFC) program for Medicaid children eighteen (18) years old and younger. Immunizations shall be given in conjunction with Well-Child/Health Check care.

4.6.7.3	The Offeror shall report all immunizations to the Georgia Registry of Immunization Transactions and Services (GRITS) in a format to be determined by DCH.

4.6.8	Transportation

4.6.8.1	The Offeror shall provide emergency transportation and shall not retroactively deny a Claim for emergency transportation to an emergency Provider because the Condition, which appeared to be an Emergency Medical Condition under the prudent layperson standard, turned out to be non-emergency in nature.

4.6.8.2	The Offeror is not responsible for providing non-emergency transportation (NET) but the Offeror shall coordinate with the NET vendors for services required by Members.

4.6.9	Perinatal Services

4.6.9.1	The Offeror shall ensure that appropriate perinatal care is provided to women and newborn Members. The Offeror shall have adequate capacity such that any new Member who is pregnant is able to have an initial visit with her Provider within fourteen (14) Calendar Days of enrollment. The Offeror shall have in place a system that provides, at a minimum, the following services:

4.6.9.1.1	Pregnancy planning and perinatal health promotion and education for reproductive-age women;

4.6.9.1.2	Perinatal risk assessment of non-pregnant women, pregnant and post-partum women, and newborns and children up to one (1) year of age;

4.6.9.1.3	Childbirth education classes to all pregnant Members and their chosen partner. Through these classes expectant parents shall be encouraged to prepare themselves physically, emotionally, and intellectually for the childbirth experience. The classes shall be offered at times convenient to the population served, in locations that are accessible, convenient and comfortable. Classes shall be offered in languages spoken by the Members;

4.6.9.1.4	Access to appropriate levels of care based on risk assessment, including emergency care;

4.6.9.1.5	Transfer and care of pregnant women, newborns, and infants to tertiary care facilities when necessary;

4.6.9.1.6	Availability and accessibility of OB/GYNs, anesthesiologists, and neonatologists capable of dealing with complicated perinatal problems; and

4.6.9.1.7	Availability and accessibility of appropriate outpatient and inpatient facilities capable of dealing with complicated perinatal problems.

4.6.9.2	The Offeror shall provide inpatient care and professional services relating to labor and delivery for its pregnant/delivering Members, and neonatal care for its newborn Members at the time of delivery and for up to forty-eight (48) hours following an uncomplicated vaginal delivery and ninety-six (96) hours following an uncomplicated Caesarean delivery.

4.6.10	Parenting Education

4.6.10.1	In addition to individual parent education and anticipatory guidance to parents and guardians at preventive pediatric visits and Health Check screens, the Offeror shall offer or arrange for parenting skills education to expectant and new parents, at no cost to the Member.

4.6.10.2	The Offeror agrees to create effective ways to deliver this education, whether through classes, as a component of post-partum home visiting, or other such means. The educational efforts shall include topics such as bathing, feeding (including breast feeding), injury prevention, sleeping, illness, when to call the doctor, when to use the emergency room, etc. The classes shall be offered at times convenient to the population served, and in locations that are accessible, convenient and comfortable. Classes shall be offered in languages spoken by the Members.

4.6.11	Mental Health and Substance Abuse

4.6.11.1	The Offeror shall have written Mental Health and Substance Abuse Policies and Procedures that explain how they will arrange or provide for covered mental health and substance abuse services. Such policies and procedures shall include Advance Directives. The Offeror shall assure timely delivery of mental health and substance abuse services and coordination with other acute care services.

4.6.11.2	Mental Health and Substance Abuse Policies and Procedures shall be submitted to DCH for approval within sixty (60) Calendar Days of Contract Award.

4.6.11.3	The Offeror shall permit Members to self-refer to an In-Network Provider for an initial mental health or substance abuse visit but prior authorization may be required for subsequent visits.

4.6.12	Advance Directives

4.6.12.1	In compliance with 42 CFR 438.6 (i)(1)-(2) and 42 CFR 422.128, the Offeror shall maintain written policies and procedures for Advance Directives, including mental health advance directives. Such Advance Directives shall be included in each Member’s medical record. The Offeror shall provide these policies to all Members eighteen (18) years of age and older and shall advise Members of:

4.6.12.1.1	Their rights under the law of the State of Georgia, including the right to accept or refuse medical or surgical treatment and the right to formulate Advance Directives; and

4.6.12.1.2	The Offeror’s written policies respecting the implementation of those rights, including a statement of any limitation regarding the implementation of Advance Directives as a matter of conscience.

4.6.12.2	The information must include a description of State law and must reflect changes in State laws as soon as possible, but no later than ninety (90) Calendar Days after the effective change.

4.6.12.3	The Offeror’s information must inform Member’s that complaints may be filed with the State’s Survey and Certification Agency.

4.6.12.4	The Offeror shall educate its staff about its policies and procedures on Advance Directives, situations in which Advance Directives may be of benefit to Members, and their responsibility to educate Members about this tool and assist them to make use of it.

4.6.12.5	The Offeror shall educate Members about their ability to direct their care using this mechanism and shall specifically designate which staff members and/or network Providers are responsible for providing this education.

4.6.13	Foster Care Forensic Exam

4.6.13.1	The Offeror shall provide a forensic examination to a Member that is less than eighteen (18) years of age that is placed outside the home in State custody. Such exam shall be in accordance with State law and regulations.

4.6.14	Laboratory Services

4.6.14.1	The Offeror shall require all network laboratories to automatically report the Glomerular Filtration Rate (GFR) on any serum creatinine tests ordered by In-Network Providers.

4.6.15	Member Cost-Sharing

4.6.15.1	The Offeror shall ensure that Providers collect Member co-payments as specified in Attachment K of the Model Contract.

4.7	EARLY AND PERIODIC SCREENING, DIAGNOSTIC AND TREATMENT (EPSDT) PROGRAM: HEALTH CHECK

4.7.1	General Provisions

4.7.1.1	The Offeror shall provide EPSDT services (called Health Check services) to Medicaid children less than twenty-one (21) years of age and PeachCare for Kids children less than age nineteen (19) years of age (hereafter referred to as Health Check eligible children), in compliance with all requirements found below.

4.7.1.2	The Offeror shall comply with sections 1 902(a)(43) and 1 905(a)(4)(B) and 1905(r) of the Social Security Act and federal regulations at 42 CFR 441.50 et seq. that require EPSDT services to include outreach and informing, screening, tracking, and, diagnostic and treatment services. The Offeror shall comply with all Health Check requirements pursuant to the Georgia Medicaid Policies and Procedures Manual.

4.7.1.3	The Offeror shall develop an EPSDT Plan that includes written policies and procedures for conducting outreach, informing, tracking, and follow-up to ensure compliance with the Health Check periodicity schedules. The EPSDT Plan shall emphasize outreach and compliance monitoring for children and adolescents (young adults), taking into account the multilingual, multi-cultural nature of the GCS population, as well as other unique characteristics of this population. The plan shall include procedures for follow-up of missed appointments, including missed Referral appointments for problems identified through Health Check screens and exams. The plan shall also include procedures for referral, tracking and follow up for annual dental examinations and visits. The Offeror shall submit its EPSDT Plan to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.7.2	Outreach and Informing

4.7.2.1	The Offeror’s Health Check outreach and informing process shall include:

4.7.2.1.1	The importance of preventive care;

4.7.2.1.2	The periodicity schedule and the depth and breadth of services;

4.7.2.1.3	How and where to access services, including necessary transportation and scheduling services; and

4.7.2.1.4	A statement that services are provided without cost.

4.7.2.2	The Offeror shall inform its newly enrolled families with Health Check eligible children about the Health Check program within sixty (60) Calendar Days of enrollment with the plan. This requirement includes informing pregnant women and new mothers, either before or within seven (7) days after the birth of their children, that Health Check services are available.

4.7.2.3	The Offeror shall provide written notification to its families with Health Check eligible children when appropriate periodic assessments or needed services are due. The Offeror shall coordinate appointments for care. The Offeror shall follow up with families with Health Check eligible children that have failed to access Health Check screens and services after one hundred and twenty (120) Calendar Days of enrollment in the CMO plan.

4.7.2.4	The Offeror shall provide to each PCP, on a monthly basis, a list of the PCP’s Health Check eligible children that have not had an encounter during the initial one hundred and twenty (120) Calendar Days of CMO plan enrollment, and/or are not in compliance with the Health Check periodicity schedule. The Offeror and/or the PCP shall contact the Members’ parents or guardians to schedule an appointment.

4.7.2.5

Informing may be oral (on the telephone, face-to-face, or films/tapes) or written and may be done by Offeror personnel or Health Care Providers. All outreach and informing shall be documented and shall be conducted in non-technical language at or below a fifth (5th) grade reading level. The Offeror shall use accepted methods for informing persons who are blind or deaf, or cannot read or understand the English language, in accordance with Section 4.3.2.

4.7.2.6	The Offeror may provide nominal, non-cash incentives to Members to motivate compliance with periodicity schedules.

4.7.3	Screening

4.7.3.1	The Offeror is responsible for periodic screens in accordance with the State’s periodicity schedule. Such screens must include all of the following:

4.7.3.1.1	A comprehensive health and developmental history;

4.7.3.1.2	Developmental assessment, including mental, emotional, and behavioral health development;

4.7.3.1.3	Measurements (including head circumference for infants);

4.7.3.1.4	An assessment of nutritional status;

4.7.3.1.5	A comprehensive unclothed physical exam;

4.7.3.1.6	Immunizations according to the Advisory Committee of Immunization Practices (ACIP);

4.7.3.1.7	Certain laboratory tests (including the federally required blood lead screening);

4.7.3.1.8	Anticipatory guidance and health education;

4.7.3.1.9	Vision screening;

4.7.3.1.10	Tuberculosis and lead risk screening;

4.7.3.1.11	Hearing screening; and

4.7.3.1.12	Dental and oral health assessment.

4.7.3.2	Lead screening is a required component of a Health Check screen and the Offeror shall implement a screening program for the presence of lead toxicity. The screening program shall consist of two (2) parts: verbal risk assessment (from thirty-six (36) to seventy-two (72) months of age), and blood lead screening. Regardless of risk, the Offeror shall provide for a blood lead screening test for all Health Check eligible children at twelve (12) and twenty-four (24) months of age. Children between twenty-four (24) months of age and seventy-two (72) months of age should receive a blood lead screening test if there is no record of a previous test.

4.7.3.3

The Offeror shall have a lead case management program for Health Check eligible children and their households when there is a positive blood lead test equal to or greater than ten (10) micrograms per deciliter. The lead case management program shall include education, a written case management plan that includes all necessary referrals, coordination with other specific agencies, and aggressive pursuit of non-compliance with follow-up tests and appointments.

4.7.3.4	The Offeror shall have procedures for Referral to and follow up with oral health professionals, including annual dental examinations and services by an oral health professional.

4.7.3.5	The Offeror shall provide inter-periodic screens, which are screens that occur between the complete periodic screens and are Medically Necessary to determine the existence of suspected physical or mental illnesses or Conditions. This includes at a minimum vision, hearing and dental services.

4.7.3.6	The Offeror shall provide Referrals for further diagnostic and/or treatment services to correct or ameliorate defects, and physical and mental illnesses and Conditions discovered by the Health Check screens. Referral and follow up may be made to the Provider conducting the screening or to another Provider, as appropriate.

4.7.3.7	The Offeror shall provide an initial health and screening visit to all newly enrolled GCS Health Check eligible children within ninety (90) Calendar Days and within twenty-four (24) hours of birth to all newborns.

4.7.3.8	Minimum Offeror compliance with the Health Check screening requirements, including blood lead screening and annual dental examinations and services, is an eighty percent (80%) screening rate, using the methodology prescribed by CMS to determine the screening rate.

4.7.4	Tracking

4.7.4.1	The Offeror shall establish a tracking system that provides information on compliance with Health Check requirements. This system shall track, at a minimum, the following areas:

4.7.4.1.1	Initial newborn Health Check visit occurring in the hospital;

4.7.4.1.2	Periodic and preventive/well child screens and visits as prescribed by the periodicity schedule;

4.7.4.1.3	Diagnostic and treatment services, including Referrals;

4.7.4.1.4	Immunizations, lead, tuberculosis and dental services; and

4.7.4.1.5	A reminder/notification system.

4.7.4.2	All information generated and maintained in the tracking system shall be consistent with Encounter Data requirements as specified elsewhere herein.

4.7.5	Diagnostic and Treatment Services

4.7.5.1	If a suspected problem is detected by a screening examination as described above, the child shall be evaluated as necessary for further diagnosis. This diagnosis is used to determine treatment needs.

4.7.5.2	Health Check requires coverage for all follow-up diagnostic and treatment services deemed Medically Necessary to ameliorate or correct a problem discovered during a Health Check screen. Such Medically Necessary diagnostic and treatment services must be provided regardless of whether such services are covered by the State Medicaid Plan, as long as they are Medicaid-Covered Services as defined in Title XIX of the Social Security Act. The Offeror shall provide Medically Necessary, Medicaid-covered diagnostic and treatment services, either directly or by Referral.

4.7.6	Reporting Requirements

4.7.6.1	The Offeror shall submit to DCH quarterly Health Check Reports as described in Section 4.18.4.1. The Offeror shall report Health Check visits in accordance with the appropriate codes specified in the appropriate Provider Handbooks.

4.8	PROVIDER NETWORK

4.8.1	General Provisions

4.8.1.1	The Offeror is solely responsible for providing a network of physicians, pharmacies, hospitals, and other health care Providers through whom it provides the items and services included in Covered Services.

4.8.1.2	The Offeror shall ensure that its network of Providers is adequate to assure access to all Covered Services, and that all Providers are appropriately credentialed, maintain current licenses, and have appropriate locations to provide the Covered Services.

4.8.1.3	The Offeror shall not include any Providers who have been excluded from participation by the Department of Health and Human Services, Office of Inspector General, or who are on the State’s list of excluded Providers. The Offeror is responsible for routinely checking the exclusions list and shall immediately terminate any Provider found to be excluded and notify the Member per the requirements outlined in this RFP.

4.8.1.4	The Offeror shall require that each Provider have a unique physician identifier number (UPIN). Effective May 23, 2007, in accordance with 45 CFR 160.103, the Offeror shall require that each Provider have a national provider identifier (NPI).

4.8.1.5	The Offeror shall have written Selection and Retention Policies and Procedures. These policies shall be submitted to DCH for review and approval within sixty (60) Calendar Days of Contract Award. In selecting and retaining Providers in its network the Offeror shall consider the following:

4.8.1.5.1	The anticipated GCS enrollment;

4.8.1.5.2	The expected Utilization of services, taking into consideration the characteristics and Health Care needs of its Members;

4.8.1.5.3	The numbers and types (in terms of training, experience and specialization) of Providers required to furnish the Covered Services;

4.8.1.5.4	The numbers of network Providers who are not accepting new GCS patients; and

4.8.1.5.5	The geographic location of Providers and Members, considering distance, travel time, the means of transportation ordinarily used by Members, and whether the location provides physical access for Members with disabilities.

4.8.1.6	If the Offeror declines to include individual Providers or groups of Providers in its network, the Offeror shall give the affected Providers written notice of the reason(s) for the decision.

4.8.1.7	These provisions shall not be construed to:

4.8.1.7.1	Require the Offeror to contract with Providers beyond the number necessary to meet the needs of its Members;

4.8.1.7.2	Preclude the Offeror from using different reimbursement amounts for different specialties or for different practitioners in the same specialty; or

4.8.1.7.3	Preclude the Offeror from establishing measures that are designed to maintain quality of services and control costs and are consistent with its responsibilities to Members.

4.8.1.8	The Offeror shall ensure that all network Providers have knowingly and willfully agreed to participate in the Offeror’s network. The Offeror shall be prohibited from acquiring established networks without contacting each individual Provider to ensure knowledge of the requirements of the Model Contract and the Provider’s complete understanding and agreement to fulfill all terms of the Provider Contract, as outlined in 4.10. DCH reserves the right to confirm and validate, through both the collection of information and documentation from the Offeror and on-site visits to network Providers, the existence of a direct relationship between the Offero and the network Providers.

4.8.1.9	The Offeror shall submit Provider Letters of Intent or executed Provider Contracts to DCH within sixty (60) Calendar Days of Contract Award.

4.8.1.10	The Offeror shall submit a Provider Network Listing and Signature Pages ninety (90) Calendar Days prior to implementation of GCS.

4.8.2	Primary Care Providers (PCPs)

4.8.2.1	The Offeror shall offer its Members freedom of choice in selecting a PCP. The Offeror shall have written PCP Selection Policies and Procedures describing how Members select their PCP.

4.8.2.2	The Offeror shall submit these PCP Selection Policies and Procedures policies to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.8.2.3	PCP assignment policies shall be in accordance with Section 4.1.2.

4.8.2.4	Members may not change their PCP for a period of six (6) months, with the following exceptions:

4.8.2.4.1	Members shall be allowed to change PCPs without cause during the first ninety (90) Calendar Days following PCP selection;

4.8.2.4.2	Members shall be allowed to change PCPs with cause at anytime. The following constitute cause for change:

i.	The PCP no longer meets the geographic access standards as defined in Section 4.8.12;

ii.	The PCP does not, because of moral or religious objections, provide the Covered Service(s) the Member seeks; and

iii.	The Member requests to be assigned to the same PCP as other family members.

4.8.2.4.3	Members shall be allowed to change PCPs every six (6) months.

4.8.2.5	The PCP is responsible for supervising, coordinating, and providing all Primary Care to each assigned Member. In addition, the PCP is responsible for coordinating and/or initiating Referrals for specialty care (both in and out of network), maintaining continuity of each Member’s Health Care and maintaining the Member’s Medical Record, which includes documentation of all services provided by the PCP as well as any specialty services. The Offeror shall require that PCPs fulfill these responsibilities for all Members.

4.8.2.6	The Offeror shall include in its network as PCPs the following:

4.8.2.6.1	Physicians who routinely provide Primary Care services in the areas of:

i.	Family Practice;

ii.	General Practice;

iii.	Pediatrics; or

iv.	Internal Medicine.

4.8.2.6.2	Nurse Practitioners Certified (NP-C) specializing in:

i.	Family Practice; or

ii.	Pediatrics.

4.8.2.7	NP-Cs in independent practice must also have a current collaborative agreement with a licensed physician who has hospital admitting privileges.

4.8.2.8	FQHCs and RHCs may be included as PCPs. The Offeror shall maintain an accurate list of all Providers rendering care at these facilities.

4.8.2.9	Primary Care Public Health Department Clinics and Primary Care Hospital Outpatient Clinics may be included as PCPs if they agree to the requirements of the PCP role, including the following conditions:

4.8.2.9.1	The practice must routinely deliver Primary Care as defined by the majority of the practice devoted to providing continuing comprehensive and coordinated medical care to a population undifferentiated by disease or organ system. If deemed necessary, a Medical Record audit of the practice will be performed. Any exceptions to this requirement will be considered on a case-by-case basis; and

4.8.2.9.2	Any Referrals for specialty care to other Providers of the same practice may be reviewed for appropriateness.

4.8.2.10	Physician’s assistants (PAs) may participate as a PCP as a member of a physician’s practice.

4.8.2.11	The Offeror may allow female Members to select a gynecologist or obstetrician-gynecologist (OB-GYN) as their Primary Care Provider.

4.8.2.12	The Offeror may allow Members with Chronic Conditions to select a specialist with whom he or she has an on-going relationship to serve as a PCP.

4.8.3	Women’s Health Specialists

4.8.3.1	The Offeror shall provide female Members with direct in-network access to a women’s health specialist for covered care necessary to provide her routine and preventive Health Care services. This is in addition to the Member’s designated source of Primary Care if that Provider is not a women’s health specialist.

4.8.4	Significant Traditional Providers (STPs)

4.8.4.1	The Offeror shall include in its network all STPs in its Service Region for the first two (2) years of operation under the GCS Contract, provided that the STP:

4.8.4.1.1	Agrees to participate as an In-Network Provider and abide by the provisions of the Provider Contract as discussed in Section 4.10.

4.8.4.1.2	Agrees to accept the Offeror’s Provider reimbursement rate for the Provider Type/Class; and

4.8.4.1.3	Meets the Offeror’s credentialing requirements as established pursuant to Section 4.8.14.

4.8.4.2	Provider types/classes eligible for participation as a STP are:

4.8.4.2.1	PCPs (as defined in Section 4.8.2.6);

4.8.4.2.2	OB-GYNs;

4.8.4.2.3	Behavioral Health Providers;

4.8.4.2.4	Oral Health Providers;

4.8.4.2.5	Pharmacies; and

4.8.4.2.6	Hospitals.

4.8.4.3	The Offeror shall maintain copies of all letters and other correspondence related to its efforts to include STPs in its network. This documentation shall be provided to DCH upon request.

4.8.5	Pharmacies

4.8.5.1	The Offeror shall maintain a comprehensive Provider network of pharmacies that ensures pharmacies are available and accessible to all Members.

4.8.6	Hospitals

4.8.6.1	The Offeror shall have a comprehensive Provider network of hospitals such that they are available and accessible to all Members. This includes, but is not limited to tertiary care facilities and facilities with neo-natal, intensive care, burn, and trauma units.

4.8.6.2	The Offeror shall include in its network Critical Access Hospitals (CAHs) that are located in its Service Region.

4.8.6.3	The Offeror shall maintain copies of all letters and other correspondence related to its efforts to include CAHs in its network. This documentation shall be provided to DCH upon request.

4.8.7	Laboratories

4.8.7.1	The Offeror shall maintain a comprehensive Provider network of laboratories that ensures laboratories are accessible to all members. The Offeror shall ensure that all laboratory testing sites providing services under this contract have either a clinical laboratory (CLIA) certificate or a waiver of a certificate of registration, along with a CLIA number, pursuant to 42 CFR 493.3.

4.8.8	Mental Health/Substance Abuse

4.8.8.1	The Offeror shall include in its network Community Service Boards (CSBs) that meet the Offeror’s requirements and are located in its Service Region.

4.8.8.2	The Offeror shall maintain copies of all letters and other correspondence related to the inclusion of CSBs in its network. This documentation shall be provided to DCH upon request.

4.8.9	Federally Qualified Health Centers (FQHCs) and Rural Health Clinics (RHCs)

4.8.9.1	The Offeror shall include in its Provider network all FQHCs and RHCs in its Service Region.

4.8.9.2	The Offeror shall maintain copies of all letters and other correspondence related to its efforts to include FQHCs and RHCs in its network. This documentation shall be provided to DCH upon request.

4.8.10	Family Planning Clinics

4.8.10.1	The Offeror shall make a reasonable effort to subcontract with all family planning clinics, including those funded by Title X of the Public Health Services Act.

4.8.10.2	The Offeror shall maintain copies of all letters and other correspondence related to its efforts to include Title X Clinics in its network. This documentation shall be provided to DCH upon request.

4.8.11	Nurse Practitioners Certified (NP-Cs) and Certified Nurse Midwives (CNMs)

4.8.11.1	The Offeror shall ensure that Members have appropriate access to NP-Cs and CNMs, through either Provider Contracts or Referrals. This provision shall in no way be interpreted as requiring the Offeror to provide any services that are not Covered Services.

4.8.12	Geographic Access Requirements

4.8.12.1	In addition to maintaining in its network a sufficient number of Providers to provide all services to its Members, the Offeror shall meet the following geographic access standards for all Members:

	Urban	Rural
PCPs	Two (2) within eight (8) miles	Two (2) within fifteen (15) miles
Specialists	One (1) within thirty (30) minutes or thirty (30) miles	One within forty-five (45) minutes or forty-five (45) miles
Dental Providers	One (1) within thirty (30) minutes or thirty (30) miles	One within forty-five (45) minutes or forty-five (45) miles
Hospitals	One (1) within thirty (30) minutes or thirty (30) miles	One within forty-five (45) minutes or forty-five (45) miles
Mental Health Providers	One (1) within thirty (30) minutes or thirty (30) miles	One within forty-five (45) minutes or forty-five (45) miles

	Urban	Rural
Pharmacies	One (1) twenty-four (24) hours a day, seven (7) days a week within fifteen (15) minutes or fifteen (15) miles	One (1) twenty-four (24) hours a day, seven (7) days a week within thirty (30) minutes or thirty (30) miles

4.8.12.2	All travel times are maximums for the amount of time it takes a Member, using usual travel means in a direct route to travel from their home to the Provider. DCH recognizes that transportation with NET vendors may not always follow direct routes due to multiple passengers.

4.8.13	Waiting Maximums and Appointment Requirements

4.8.13.1	The Offeror shall require that all network Providers offer hours of operation that are no less than the hours of operation offered to commercial and Fee-for-Service patients. The Offeror shall encourage its PCPs to offer After-Hours office care in the evenings and on week-ends.

4.8.13.2	Office wait times for appointments shall not exceed one (1) hour.

4.8.13.3	The Offeror shall have in its network the capacity to ensure that waiting times for appointments do not exceed the following:

PCPs (routine visits)	21 Calendar Days
PCP (adult sick visit)	72 hours
PCP (pediatric sick visit)	24 hours
Specialist	30 Calendar Days
Dental Providers	30 Calendar Days
Non-emergency hospital stays	30 Calendar Days
Mental health Providers	14 Calendar Days
Urgent Care Providers	24 hours
Emergency Providers	immediately (24 hours a day, 7 days a week) and without prior authorization

4.8.13.4	The Offeror shall provide adequate capacity for initial visits for pregnant women within fourteen (14) Calendar Days and visits for Health Check eligible children within ninety (90) Calendar Days of enrollment into the CMO plan.

4.8.13.5	The Offeror shall take corrective action if there is a failure to comply with these waiting times.

4.8.14	Credentialing

4.8.14.1	The Offeror shall maintain written policies and procedures for the Credentialing and Re-Credentialing of network Providers, using standards established by the National Committee for Quality Assurance (NCQA), the Joint Commission on Accreditation of Healthcare Organizations (JCAHO), or American Accreditation Healthcare Commission/URAC (AAHC/URAC). At a minimum the Offeror shall require that each Provider be credentialed in accordance with State law. The Offeror may impose more stringent Credentialing criteria than the State requires.

4.8.14.2	Such policies and procedures shall include: the verification of the existence and maintenance of credentials, licenses, certificates, and insurance coverage of each Provider from a primary source; a methodology and process for Re-Credentialing Providers; a description of the initial quality assessment of private practitioner offices and other patient care settings; and procedures for disciplinary action, such as reducing, suspending, or terminating Provider privileges.

4.8.14.3	Upon the request of DCH, The Offeror shall make available all licenses, insurance certificates, and other documents of network Providers.

4.8.13.4	The Offeror shall submit its Provider Credentialing and re-Credentialing Policies and Procedures to DCH within sixty (60) Calendar Days of Contract Award.

4.8.15	Mainstreaming

4.8.15.1	The Offeror shall ensure that all In-Network Providers accept Members for treatment, unless they have a full panel and are accepting no new GCS or commercial patients. The Offeror shall also ensure that In-Network Providers do not intentionally segregate members in any way from other persons receiving services.

4.8.15.2	The Offeror shall ensure that Members are provided services without regard to race, color, creed, sex, religion, age, national origin, ancestry, marital status, sexual preference, health status, income status, or physical or mental disability.

4.8.16	Coordination Requirements

4.8.16.1	The Offeror shall coordinate with all divisions within DCH, as well as with other State agencies, and with other CMO plans operating within the same Service Region.

4.8.16.2	The Offeror shall also coordinate with local education agencies in the Referral and provision of children’s intervention services provided through the school to ensure Medical Necessity and prevent duplication of services.

4.8.16.3	The Offeror shall coordinate the services furnished to its Members with the service the Member receives outside the CMO plan, including services received through any other managed care entity.

4.8.16.4	The Offeror shall coordinate with all NET vendors.

4.8.16.5	DCH strongly encourages the Offeror to contract with Providers of essential community services who would normally contract with the State as well as other public agencies and with non-profit organizations that have maintained a historical base in the community.

4.8.16.6	The Offeror shall implement procedures to ensure that in the process of coordinating care each Member’s privacy is protected consistent with the confidentiality requirements in 45 CFR 160 and 45 CFR 164.

4.8.17	Network Changes

4.8.17.1	The Offeror shall notify DCH within seven (7) Business Days of any significant changes to the Provider network or, if applicable, to any Subcontractors’ Provider network. A significant change is defined as:

4.8.17.1.1	A decrease in the total number of PCPs by more than five percent (5%);

4.8.17.1.2	A loss of all Providers in a specific specialty where another Provider in that specialty is not available within sixty (60) miles;

4.8.17.1.3	A loss of a hospital in an area where another CMO plan hospital of equal service ability is not available within twenty-five (25) miles; or

4.8.17.1.4	Other adverse changes to the composition of the network which impair or deny the Members’ adequate access to network Providers.

4.8.17.2	The Offeror shall have procedures to address changes in the health plan Provider network that negatively affect the ability of Members to access services, including access to a culturally diverse Provider network. Significant changes in network composition that negatively impact Member access to services may be grounds for Contract termination or State determined sanctions.

4.8.17.3	If a PCP ceases participation in the Offeror’s Provider network, the Offeror shall send written notice to the Members who have chosen the Provider as their PCP. This notice shall be issued no less than thirty (30) Calendar Days prior to the effective date of the termination and no more than ten (10) Calendar Days after receipt or issuance of the termination notice.

4.8.17.4	If a Member is in a prior authorized ongoing course of treatment with any other participating Provider who becomes unavailable to continue to provide services, the Offeror shall notify the Member in writing within ten (10) Calendar Days from the date the Offeror becomes aware of such unavailability.

4.8.17.5	These requirements to provide notice prior to the effective dates of termination shall be waived in instances where a Provider becomes physically unable to care for Members due to illness, a Provider dies, the Provider moves from the Service Region and fails to notify the Offeror, or when a Provider fails Credentialing. Under these circumstances notice shall be issued immediately upon the Offeror becoming aware of the circumstances.

4.8.18	Out-of-Network Providers

4.8.18.1	If the Offeror’s network is unable to provide Medically Necessary Covered Services to a particular Member, the Offeror shall adequately and timely cover these services Out-of-Network for the Member.

4.8.18.2	The Offeror shall coordinate with the Out-of-Network Providers regarding payment. The Offeror is not required to pay more than Medicaid FFS rates for the applicable service, less ten percent (10%), to Out-of-Network Providers to whom they have made at least three (3) documented attempts to include in their network.

4.8.18.3	In the event that needed services are not available from an In-Network Provider and the Member must receive services from an Out-of-Network Provider, the Offeror is prohibited from charging the Member more than it would have if the services were furnished within the network.

4.8.19	Reporting Requirements

4.8.19.1	The Offeror shall submit to DCH Provider Network Adequacy and Capacity Reports, as described in Section 4.18.6.2.

4.8.19.2	The Offeror shall submit to DCH quarterly Timely Access Reports as described in Section 4.18.4.2.

4.9	PROVIDER SERVICES

4.9.1	General Provisions

4.9.1.1	The Offeror shall provide information to all Providers about the GCS program in order to operate in full compliance with the GCS Contract and all applicable federal and State regulations.

4.9.1.2	The Offeror shall monitor Provider knowledge and understanding of Provider requirements, and take corrective actions to ensure compliance with such requirements.

4.9.1.3	The Offeror shall submit to DCH for review and prior approval all materials and information to be distributed and/or made available.

4.9.1.4	All Provider Handbooks and bulletins must be in compliance with State and federal laws.

4.9.2	Provider Handbooks

4.9.2.1	The Offeror shall issue a Provider Handbook to all network Providers at the time the Provider Contract is signed. All Provider Handbooks and bulletins shall be in compliance with State and federal laws. The Provider Handbook shall serve as a source of information regarding GCS Covered Services, policies and procedures, statutes, regulations, telephone access and special requirements to ensure all Contract requirements are being met. At a minimum the Provider Handbook shall include the following information:

4.9.2.1.1	Description of the GCS program;

4.9.2.1.2	Covered Services;

4.9.2.1.3	Emergency Service responsibilities;

4.9.2.1.4	Health Check/EPSDT program services and standards;

4.9.2.1.5	Policies and procedures of the Provider complaint system;

4.9.2.1.6	Information on the Member Grievance System, including the Member’s right to a State Administrative Law Hearing, the timeframes and requirements, the availability of assistance in filing, the toll-free numbers and the Member’s right to request continuation of Benefits while utilizing the Grievance System;

4.9.2.1.7	Medical Necessity standards and practice guidelines;

4.9.2.1.8	Practice protocols, including guidelines pertaining to the treatment of chronic and complex Conditions;

4.9.2.1.9	PCP responsibilities;

4.9.2.1.10	Other Provider or Subcontractor responsibilities;

4.9.2.1.11	Prior Authorization, Pre-Certification, and Referral procedures;

4.9.2.1.12	Protocol for Encounter Data element reporting/records;

4.9.2.1.13	Medical Records standard;

4.9.2.1.14	Claims submission protocols and standards, including instructions and all information necessary for a clean or complete Claim;

4.9.2.1.15	Payment policies;

4.9.2.1.16	The Offeror’s Cultural Competency Plan; and

4.9.2.1.17	Member rights and responsibilities.

4.9.2.2	The Offeror shall disseminate bulletins as needed to incorporate any needed changes to the Provider Handbook.

4.9.2.3	The Offeror shall submit the Provider Handbook to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.9.3	Education and Training

4.9.3.1	The Offeror shall provide training to all Providers and their staff regarding the requirements of the Contract and special needs of Members. The Offeror shall conduct initial training within thirty (30) Calendar Days of placing a newly contracted Provider on active status. The Offeror shall also conduct ongoing training as deemed necessary by the Offeror or DCH in order to ensure compliance with program standards and the Model Contract attached as Appendix E.

4.9.3.2	The Offeror shall submit the Provider Training Manual and Training Schedule to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.9.4	Provider Relations

4.9.4.1

The Offeror shall establish and maintain a formal Provider relations function to timely and adequately respond to inquiries, questions and concerns from network Providers. The Offeror shall implement policies addressing the compliance of Providers with the requirements of the GCS program, institute a mechanism for Provider dispute resolution and execute a formal system of terminating Providers from the network.

4.9.4.2	The Offeror shall provide for a Provider Relations Liaison to carry out the Provider relations functions. There shall be at least one (1) Provider Relations Liaison in each Service Region.

4.9.5	Toll-free Telephone Hotline

4.9.5.1	The Offeror shall operate a toll-free telephone hotline to respond to Provider questions, comments and inquiries.

4.9.5.2	The Offeror shall develop Telephone Hotline Policies and Procedures that address staffing, personnel, hours of operation, access and response standards, monitoring of calls via recording or other means, and compliance with standards.

4.9.5.3	The Offeror shall submit these Telephone Hotline Policies and Procedures, including performance standards, to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.9.5.4	The Offeror’s call center systems shall have the capability to track call management metrics identified in Attachment L of the Model Contract attached as Appendix E.

4.9.5.5	The Telephone Hotline shall be fully staffed between the hours of 7:00 a.m. and 7:00 p.m. EST, Monday through Friday, excluding State holidays. The telephone hotline staff shall be trained to respond to Provider questions in all areas, including the Provider complaint system, Provider responsibilities, etc.

4.9.5.6

The Offeror shall develop performance standards and monitor telephone hotline performance by recording call and employing other monitoring activities. At a minimum, the standards shall require that ninety-nine percent (99%) of calls are answered by the fourth (4th) ring, the call abandonment rate is five percent (5%) or less, the average hold time is two (2) minutes or less, and the blocked call rate does not exceed one percent (1%).

4.9.5.7	The Offeror shall ensure that after regular business hours the line is answered by an automated system with the capability to provide callers with operating hours information and instructions on how to verify enrollment for a Member with an Emergency or Urgent Medical Condition. The requirement that the Offeror shall provide information to Providers on how to verify enrollment for a Member with an emergency or urgent medical Condition shall not be construed to mean that the Provider must obtain verification before providing Emergency Services.

4.9.6	Internet Presence/Web Site

4.9.6.1	The Offeror shall dedicate a section of its Web site to Provider services and provide at a minimum, the capability for Providers to make inquiries and receive responses through the Web site, as is currently provided through DCH’s Web site, (www.ghp.georgia.gov).

4.9.6.2	In addition to the specific requirements outlined above, the Offeror’s Web site shall be functionally equivalent, with respect to functions described in this RFP, to the Web site maintained by the State’s Medicaid fiscal agent, (www.ghp.georgia.gov).

4.9.6.3	The Offeror shall submit Web site screenshots to DCH for review and approval sixty (60) Calendar Days prior to implementation of GCS.

4.9.7	Provider Complaint System

4.9.7.1	The Offeror shall establish a Provider Complaint system that permits a Provider to dispute the Offeror’s policies, procedures, or any aspect of a Offeror’s administrative functions, including Proposed Adverse Actions.

4.9.7.2	The Offeror shall submit its Provider Complaint System Policies and Procedures to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.9.7.3	The Offeror shall include its Provider Complaint System Policies and Procedures in its Provider Handbook that is distributed to all network Providers. This information shall include, but not be limited to, specific instructions regarding how to contact the Offeror’s Provider services to file a Provider complaint and which individual(s) have the authority to review a Provider complaint.

4.9.7.4	The Offeror shall distribute the Provider Complaint System Policies and Procedures to Out-of-Network Providers with the remittance advice of the processed Claim.

4.9.7.5	As a part of the Provider Complaint System, the Offeror shall:

4.9.7.5.1	Allow Providers forty-five (45) Calendar Days to file a verbal or written complaint;

4.9.7.5.2	Require that Providers exhaust the Offeror’s internal Provider Complaint process prior to requesting an Administrative Law Hearing (State Fair Hearing);

4.9.7.5.3	Have dedicated staff for Providers to contact via telephone, electronic mail, or in person, to ask questions, file a Provider Complaint and resolve problems;

4.9.7.5.4	Identify a staff person specifically designated to receive and process Provider Complaints;

4.9.7.5.5	Thoroughly investigate each Provider Complaint using applicable statutory, regulatory, and GCS Contractual provisions, collecting all pertinent facts from all parties and applying the Offeror’s written policies and procedures; and

4.9.7.5.6	Ensure that CMO plan executives with the authority to require corrective action are involved in the Provider Complaint process.

4.9.7.6	The Offeror shall have a procedure for expedited review of a Provider complaint if the standard time frame could seriously jeopardize the Member’s life, physical or mental health, or the Member’s ability to regain maximum function. The expedited review shall be resolved no later than seventy-two (72) hours or as expeditiously as the Member’s physical or mental health requires.

4.9.7.7	In the event the outcome of the review of the Provider Complaint is adverse to the Provider, the Offeror shall provide a written Notice of Adverse Action to the Provider. The Notice of Adverse Action shall state that Providers have fifteen (15) Business Days from the date the notice is mailed to request in writing an Administrative Law Hearing with the State.

4.9.7.8	The Offeror shall notify the Providers that a request for an Administrative Law Hearing must include the following information:

4.9.7.8.1	A clear expression by the Provider or Authorized Representative that he/she wishes to present his/her case to an administrative law judge;

4.9.7.8.2	Identification of the adverse Action being appealed and the issues that will be addressed at the hearing;

4.9.7.8.3	A specific statement of why the Provider believes the Offeror’s adverse Action is wrong; and

4.9.7.8.4	A statement of the relief sought.

4.9.7.9	The Offeror shall include with the Notice of Adverse Action the following address where a request for an Administrative Law Hearing can be sent:

Department of Community

Health Legal Services Section

Division of Medical Assistance

Two Peachtree Street, NW-40th Floor

Atlanta, Georgia 30303-3159

4.9.8	Reporting Requirements

4.9.8.1	The Offeror shall submit to DCH weekly Telephone Activity Reports as described in Section 4.18.2.2.

4.9.8.2	The Offeror shall submit to DCH quarterly Provider Complaints Reports as described in 4.18.4.3.

4.10	PROVIDER CONTRACTS AND PAYMENTS

4.10.1	Provider Contracts

4.10.1.1	The Offeror shall comply with all DCH procedures for contract review and approval submission. Memoranda of Agreement (MOA) shall not be permitted. Letters of Intent shall only be permitted in accordance with 4.8.1.9.

4.10.1.2	The Offeror shall submit to DCH for review and approval a model for each type of Provider Contract within sixty (60) Calendar Days of Contract Award.

4.10.1.3	Any significant changes to the model Provider Contract shall be submitted to DCH for review and approval no later than thirty (30) Calendar Days prior to the enrollment of Members into the CMO plan.

4.10.1.4	Upon request, the Offeror shall provide DCH with free copies of all executed Provider Contracts.

4.10.1.5	In addition to addressing the CMO plan licensure requirements, the Offeror’s Provider Contracts shall:

4.10.1.5.1	Prohibit the Provider from seeking payment from the Member for any Covered Services provided to the Member within the terms of the GCS Contract and require the Provider to look solely to the Offeror for compensation for services rendered, with the exception of nominal cost sharing pursuant to the Georgia State Medicaid Plan, the Georgia State Medicaid Policies and Procedures Manual, and the Model Contract;

4.10.1.5.2	Require the Provider to cooperate with the Offeror’s quality improvement and Utilization Review and management activities;

4.10.1.5.3	Include provisions for the immediate transfer to another PCP or Offeror if the Member’s health or safety is in jeopardy;

4.10.1.5.4	Not prohibit a Provider from discussing treatment or non-treatment options with Members that may not reflect the Offeror’s position or may not be covered by the Offeror;

4.10.1.5.5	Not prohibit a Provider from acting within the lawful scope of practice, from advising or advocating on behalf of a Member for the Member’s health status, medical care, or treatment or non-treatment options, including any alternative treatments that might be self-administered;

4.10.1.5.6	Not prohibit a Provider from advocating on behalf of the Member in any Grievance System or Utilization Review process, or individual authorization process to obtain necessary Health Care services;

4.10.1.5.7	Require Providers to meet appointment waiting time standards pursuant to Section 4.8.13;

4.10.1.5.8	Provide for continuity of treatment in the event a Provider’s participation terminates during the course of a Member’s treatment by that Provider;

4.10.1.5.9	Prohibit discrimination with respect to participation, reimbursement, or indemnification of any Provider who is acting within the scope of his or her license or certification under applicable State law, solely on the basis of such license or certification. This provision should not be construed as an any willing provider law, as it does not prohibit Offerors from limiting Provider participation to the extent necessary to meet the needs of the Members. This provision also does not interfere with measures established by the Offeror that are designed to maintain Quality and control costs;

4.10.1.5.10	Prohibit discrimination against Providers serving high-risk populations or those that specialize in Conditions requiring costly treatments;

4.10.1.5.11	Specify that CMS and DCH will have the right to inspect, evaluate, and audit any pertinent books, financial records, documents, papers, and records of any Provider involving financial transactions related to the Model Contract;

4.10.1.5.12	Specify Covered Services and populations;

4.10.1.5.13	Require Provider submission of complete and timely Encounter Data, pursuant to Section 4.17 of this RFP;

4.10.1.5.14	Include the definition and standards for Medical Necessity, pursuant to the definition in Section 4.5.3 of this RFP;

4.10.1.5.15	Specify rates of payment. The Offeror ensures that Providers will accept such payment as payment in full for Covered Services provided to Members, as deemed Medically Necessary and appropriate under the Offeror’s Quality Improvement and Utilization Management program, less any applicable Member cost sharing pursuant to this Contract;

4.10.1.5.16	Provide for timely payment to all Providers for Covered Services to Members. Pursuant to the Georgia Prompt Payment Requirements timely payment is defined as fifteen (15) Calendar Days for a Clean Claim;

4.10.1.5.17	Specify acceptable billing and coding requirements;

4.10.1.5.18	Require that Providers comply with the Offeror’s Cultural Competency plan;

4.10.1.5.19	Require that any marketing materials developed and distributed by Providers be submitted to the Offeror to submit to DCH for approval;

4.10.1.5.20	Specify that in the case of newborns the Offeror shall be responsible for any payment owed to Providers for services rendered prior to the newborn’s enrollment with the Offeror;

4.10.1.5.21	Specify that the Offeror shall not be responsible for any payments owed to Providers for services rendered prior to a Member’s enrollment with the Offeror, even if the services fell within the established period of retroactive eligibility;

4.10.1.5.22	Comply with 42 CFR 434 and 42 CFR 438.6;

4.10.1.5.23	Require Providers to collect Member co-payments as specified in Attachment K of the Model Contract;

4.10.1.5.24	Not employ or subcontract with individuals on the State or Federal Exclusions list;

4.10.1.5.25	Prohibit Providers from making Referrals for designated health services to Health Care entities with which the Provider or a member of the Provider’s family has a Financial Relationship; and

4.10.1.5.26	Require Providers of transitioning Members to cooperate in all respects with Providers of other CMO plans to assure maximum health outcomes for Members.

4.10.2	Provider Termination

4.10.2.1	The Offeror shall comply with all State and federal laws regarding Provider termination. In its contracts with Providers, the Offeror shall:

4.10.2.1.1	Specify that in addition to any other right to terminate the Provider Contract, and notwithstanding any other provision of the Model Contract, DCH may request Provider termination immediately, or the Offeror may immediately terminate on its own, a Provider’s participation under the Provider Contract if a Provider fails to abide by the terms and conditions of the Provider Contract, as determined by DCH, or, in the sole discretion of DCH, fails to come into compliance within fifteen (15) Calendar Days after a receipt of notice from the Offeror specifying such failure and requesting such Provider to abide by the terms and conditions hereof;

4.10.2.1.2	Specify that any Provider whose participation is terminated under the Provider Contract for any reason shall utilize the applicable Appeals procedures outlined in the Provider Contract. No additional or separate right of Appeal to DCH or the Offeror is created as a result of the Offeror’s act of terminating or decision to terminate any Provider under the GCS Contract. Notwithstanding the termination of the Provider Contract with respect to any particular Provider, the GCS Contract shall remain in full force and effect with respect to all other Providers;

4.10.2.2	The Offeror shall notify DCH at least forty-five (45) Calendar Days prior to the effective date of the suspension, termination, or withdrawal of a Provider from participation in the Offeror’s network. If the termination was “for cause” the Offeror shall provide to DCH the reasons for termination; and

4.10.2.3	The Offeror shall notify the Members pursuant to Section 4.8.17.3 and Section 4.8.17.4.

4.10.3	Provider Insurance

4.10.3.1	The Offeror shall require each Provider to maintain, throughout the term(s) of the Provider Contract, at its own expense, professional and comprehensive general liability, and medical malpractice, insurance. Such comprehensive general liability policy of insurance shall provide coverage in an amount established by the Offeror pursuant to its written contract with the Provider. Such professional liability policy of insurance shall provide a minimum coverage in the amount of one million dollars ($1,000,000) per occurrence, and three million dollars ($3,000,000) annual aggregate, unless such coverage is unavailable in a specific region. Providers may be allowed to self-insure if the Provider establishes an appropriate actuarially determined reserve. DCH reserves the right to waive this requirement if necessary for business need.

4.10.3.2	In the event any such insurance is proposed to be reduced, terminated or canceled for any reason, the Offeror shall provide to DCH and Department of Insurance (DOI)’ at least thirty (30) Calendar Days prior written notice of such reduction, termination or cancellation. Prior to the reduction, expiration and/or cancellation of any insurance policy required hereunder, the Offeror shall require the Provider to secure replacement coverage upon the same terms and provisions so as to ensure no lapse in coverage, and shall furnish DCH and DOI with a Certificate of Insurance indicating the receipt of the required coverage at the request of DCH or DOI.

4.10.3.3	The Offeror shall require Providers to maintain insurance coverage (including, if necessary, extended coverage or tail insurance) sufficient to insure against Claims arising at any time during the term of the GCS Contract, even though asserted after the termination of the GCS Contract. DCH or DOI, at its discretion, may request that the Offeror immediately terminate the Provider from participation in the program upon the Provider’s failure to abide by these provisions. The provisions of this Section shall survive the expiration or termination of the GCS Contract for any reason.

4.10.4	Provider Payment

4.10.4.1	With the exceptions noted below, the Offeror shall negotiate rates with Providers and such rates shall be specified in the Provider Contract. DCH prefers that Offerors pay Providers on a Fee for Service basis, however if the Offeror does enter into a capitated arrangement with Providers, the Offeror shall continue to require all Providers to submit detailed Encounter Data, including any Providers that may be paid a Capitation Payment.

4.10.4.2	When the Offeror negotiates a contract with a Critical Access Hospital (CAH), pursuant to Section 4.8.6 of this RFP, the Offeror shall pay the CAH a payment rate based on allowable costs incurred by the CAH, in accordance with the Georgia Medicaid Policies and Procedures Manual.

4.10.4.3	When the Offeror negotiates a contract with a FQHC and/or a RHC, as defined in Section 1 905(a)(2)(B) and 1 905(a)(2)(C) of the Social Security Act, the Offeror shall pay the FQHC/RHC rates that are comparable to rates paid to other similar Providers providing similar services.

4.10.5	Reporting Requirements

4.10.5.1	The Offeror shall submit a quarterly FQHC Report as described in Section 4.18.14.4.

4.11	UTILIZATION MANAGEMENT AND CARE COORDINATION RESPONSIBILITIES

4.11.1	Utilization Management

4.11.1.1	The Offeror shall provide assistance to Members and Providers to ensure the appropriate Utilization of resources, using the following program components: Prior Authorization and Pre-Certification, prospective review, concurrent review, retrospective review, second opinions, discharge planning, and case management. Specifically, the Offeror shall have written Utilization Management Policies and Procedures that:

4.11.1.1.1	Include protocols and criteria for evaluating Medical Necessity, authorizing services, and detecting and addressing over-Utilization and under-Utilization. Such protocols and criteria shall comply with federal and State laws and regulations.

4.11.1.1.2	Address which services require PCP Referral; which services require Prior-Authorization and how requests for initial and continuing services are processed, and which services will be subject to concurrent, retrospective or prospective review.

4.11.1.1.3	Describe mechanisms in place that ensure consistent application of review criteria for authorization decisions.

4.11.1.1.4	Require that all Medical Necessity determinations are made in accordance with DCH’s Medical Necessity definition as stated in Section 4.5.3.

4.11.1.2	The Offeror shall submit the Utilization Management Policies and Procedures to DCH for review and prior approval within sixty (60) Calendar Days of Contract Award.

4.11.1.3	Network Providers may participate in Utilization Review activities in their own Service Region to the extent that there is not a conflict of interest. The Utilization Management Policies and Procedures shall define when such a conflict may exist and shall describe the remedy.

4.11.1.4	The Offeror shall have a Utilization Management Committee comprised of network Providers within each Service Region. The Utilization Management committee is accountable to the Medical Director and governing body of the Offeror. The Utilization Management Committee shall meet on a regular basis and maintain records of activities, findings, recommendations, and actions. Reports of these activities shall be made available to DCH upon request.

4.11.1.5	The Offeror, and any delegated Utilization Review agent, shall not permit or provide compensation or anything of value to its employees, agents, or contractors based on:

4.11.1.5.1	Either a percentage of the amount by which a Claim is reduced for payment or the number of Claims or the cost of services for which the person has denied authorization or payment; or

4.11.1.5.2	Any other method that encourages the rendering of a Proposed Action.

4.11.2	Prior Authorization and Pre-Certification

4.11.2.1	The Offeror shall not require Prior Authorization or Pre-Certification for Emergency Services, Post-Stabilization Services, or Urgent Care services, as described in Sections 4.6.1, 4.6.2, and 4.6.3.

4.11.2.2	The Offeror shall require Prior Authorization and/or Pre-Certification for all non-emergency inpatient admissions except for normal newborn deliveries.

4.11.2.3	The Offeror may require Prior Authorization and/or Pre-Certification for all non-emergent, Out-of-Network services.

4.11.2.4	Prior Authorization and Pre-Certification shall be conducted by a currently licensed, registered or certified Health Care Professional who is appropriately trained in the principles, procedures and standards of Utilization Review.

4.11.2.5	The Offeror shall notify the Provider of Prior Authorization determinations in accordance with the following timeframes:

4.11.2.5.1	Standard Service Authorizations. Prior Authorization decisions for non-urgent services shall be made within fourteen (14) Calendar

Days of receipt of the request for services. An extension may be granted for an additional fourteen (14) Calendar Days if the Member or the Provider requests an extension, or if the Offeror justifies to DCH a need for additional information and the extension is in the Member’s interest.

4.11.2.5.2	Expedited Service Authorizations. In the event a Provider indicates, or the Offeror determines, that following the standard timeframe could seriously jeopardize the Member’s life or health the Offeror shall make an expedited authorization determination and provide notice within twenty-four (24) hours. The Offeror may extend the twenty-four (24) hour time period for up to five (5) Business Days if the Member or the Provider requests an extension, or if the Offeror justifies to DCH a need for additional information and the extension is in the Member’s interest.

4.11.2.5.3	Authorization for services that have been delivered. Determinations for authorization involving health care services that have been delivered shall be made within thirty (30) Days of receipt of the necessary information.

4.11.2.6	The Offeror’s policies and procedures for authorization shall include consulting with the requesting Provider when appropriate.

4.11.3	Referral Requirements

4.11.3.1	The Offeror may require that Members obtain a Referral from their PCP prior to accessing non-emergency specialized services.

4.11.3.2	In the Utilization Management Policies and Procedures discussed in Section 4.11.1.1, the Offeror shall address:

4.11.3.2.1	When a Referral from the Member’s PCP is required;

4.11.3.2.2	How a Member obtains a Referral to an In-Network Provider or an Out-of-Network Provider when there is no Provider within the Offeror’s network that has the appropriate training or expertise to meet the particular health needs of the Member;

4.11.3.2.3	How a Member with a Condition which requires on-going care from a specialist may request a standing Referral; and

4.11.3.2.4	How a Member with a life-threatening Condition or disease which requires specialized medical care over a prolonged period of time may request and obtain access to a specialty care center.

4.11.3.3	The Offeror shall prohibit Providers from making Referrals for designated health services to Health Care entities with which the Provider or a member of the Provider’s family has a Financial Relationship.

4.11.3.4	DCH strongly encourages the Offeror to develop electronic, web-based Referral processes and systems. In the event a Referral is made via the telephone, the Offeror shall ensure that Referral data, including the final decision, is maintained in a data file that can be accessed electronically by the Offeror, the Provider and DCH.

4.11.3.5	In conjunction with the other Utilization Management policies, the Offeror shall submit the Referral processes to DCH for review and approval.

4.11.4	Transition of Members

4.11.4.1	The Offeror shall allow for transitioning Members to receive services without a Referral, Prior Authorization or Pre-Certification from the current Provider in the following circumstances:

4.11.4.1.1	The Member has been diagnosed with a significant medical Condition within the last thirty (30) Calendar Days;

4.11.4.1.2	The Member needs an organ or tissue replacement;

4.11.4.1.3	The Member is receiving ongoing services such as chemotherapy and/or radiation; or

4.11.4.1.4	The Member has received Prior Authorization for services (from either another CMO plan or the State or its Agent), such as scheduled surgeries, or out-of-area specialty services.

4.11.4.2	When relinquishing Members, the Offeror shall cooperate with the receiving CMO plan regarding the course of on-going care with a specialist or other Provider.

4.11.5	Court-Ordered Evaluations and Services

4.11.5.1	In the event a Member requires evaluation services ordered by a State or federal court, the Offeror shall fully comply with all court orders while maintaining appropriate Utilization Management practices.

4.11.6	Second Opinions

4.11.6.1	The Offeror shall provide for a second opinion in any situation when there is a question concerning a diagnosis or the options for surgery or other treatment of a health Condition when requested by any member of the Health Care team, a Member, parent(s) and/or guardian(s), or a social worker exercising custodial responsibility

4.11.6.2	The second opinion must be provided by a qualified Health Care Professional within the network, or the Offeror shall arrange for the Member to obtain one outside the Provider network.

4.11.6.3	The second opinion shall be provided at no cost to the Member.

4.11.7	Care Coordination and Case Management

4.11.7.1	The Offeror shall be responsible for the Care Coordination/case management of all Members and shall make special effort to identify Members who have the greatest need for Care Coordination, including those who have catastrophic, or other high-cost or high-risk Conditions.

4.11.7.2	The Offeror’s Care Coordination system shall emphasize prevention, continuity of care, and coordination of care. The system will advocate for, and link Members to, services as necessary across Providers and settings. Care Coordination functions include:

4.11.7.2.1	Early identification of Members who have or may have special needs;

4.11.7.2.2	Assessment of a Member’s risk factors;

4.11.7.2.3	Development of a plan of care;

4.11.7.2.4	Referrals and assistance to ensure timely access to Providers;

4.11.7.2.5	Coordination of care actively linking the Member to Providers, medical services, residential, social and other support services where needed;

4.11.7.2.6	Monitoring;

4.11.7.2.7	Continuity of care; and

4.11.7.2.8	Follow-up and documentation.

4.11.7.3	The Offeror shall develop and implement a Care Coordination and case management system to ensure:

4.11.7.3.1	Timely access and delivery of Health Care and services required by Members;

4.11.7.3.2	Continuity of Members’ care; and

4.11.7.3.3	Coordination and integration of Members’ care.

4.11.7.4	These policies shall include, at a minimum, the following elements:

4.11.7.4.1	The provision of an individual needs assessment and diagnostic assessment; the development of an individual treatment plan, as necessary, based on the needs assessment; the establishment of treatment objectives; the monitoring of outcomes; and a process to ensure that treatment plans are revised as necessary. These procedures must be designed to accommodate the specific cultural and linguistic needs of the Offeror’s Members;

4.11.7.4.2	A strategy to ensure that all Members and/or authorized family members or guardians are involved in treatment planning;

4.11.7.4.3	Procedures and criteria for making Referrals to specialists and subspecialists;

4.11.7.4.4	Procedures and criteria for maintaining care plans and Referral Services when the Member changes PCPs; and

4.11.7.4.5	Capacity to implement, when indicated, case management functions such as individual needs assessment, including establishing treatment objectives, treatment follow-up, monitoring of outcomes, or revision of treatment plan.

4.11.7.5	The Offeror shall submit the Care Coordination and Case Management Policies and Procedures to DCH for review and approval within ninety (90) Calendar Days of Contract Award.

4.11.8	Disease Management

4.11.8.1	At a time to be determined by DCH, the Offeror shall develop disease management programs for individuals with Chronic Conditions.

4.11.8.2	The Offeror shall have disease management programs for Members with diabetes and asthma.

4.11.8.3	In addition, the Offeror shall develop programs for at least two (2) additional Conditions to be chosen from the following list:

4.11.8.3.1	Perinatal case management;

4.11.8.3.2	Obesity;

4.11.8.3.3	Hypertension;

4.11.8.3.4	Sickle cell disease; or

4.11.8.3.5	HIV/AIDS.

4.11.9	Discharge Planning

4.11.9.1	The Offeror shall maintain and operate a formalized discharge planning program that includes a comprehensive evaluation of the Member’s health needs and identification of the services and supplies required to facilitate appropriate care following discharge from an institutional clinical setting.

4.11.10	Reporting Requirements

4.11.10.1	The Offeror shall submit Utilization Management Reports to DCH as described in Section 4.18.4.5.

4.11.10.2	The Offeror shall submit monthly Prior Authorization and Pre-Certification Reports to DCH as described in Section 4.18.3.2.

4.12	QUALITY IMPROVEMENT

4.12.1	General Provisions

4.12.1.1	The Offeror shall provide for the delivery of Quality care with the primary goal of improving the health status of Members and, where the Member’s Condition is not amenable to improvement, maintain the Member’s current health status by implementing measures to prevent any further decline in Condition or deterioration of health status. This shall include the identification of Members at risk of developing Conditions, the implementation of appropriate interventions and designation of adequate resources to support the intervention(s).

4.12.1.2	The Offeror shall seek input from, and work with, Members, Providers and community resources and agencies to actively improve the Quality of care provided to Members.

4.12.1.3	The Offeror shall establish a multi-disciplinary Quality oversight committee to oversee all Quality functions and activities. This committee shall meet at least quarterly, but more often if warranted.

4.12.2	Quality Assessment Performance Improvement (QAPI) Program

4.12.2.1	The Offeror shall have in place an ongoing QAPI program consistent with 42 CFR 438.240.

4.12.2.2	The Offeror’s QAPI program shall be based on the latest available research in the area of Quality assurance and at a minimum must include:

4.12.2.2.1	A method of monitoring, analysis, evaluation and improvement of the delivery, Quality and appropriateness of Health Care furnished to all Members (including under and over Utilization of services), including those with special Health Care needs;

4.12.2.2.2	Written policies and procedures for Quality assessment, Utilization Management and continuous Quality improvement that are periodically assessed for efficacy;

4.12.2.2.3	A health information system sufficient to support the collection, integration, tracking, analysis and reporting of data;

4.12.2.2.4	Designated staff with expertise in Quality assessment, Utilization Management and continuous Quality improvement;

4.12.2.2.5	Reports that are evaluated, indicated recommendations that are implemented, and feedback provided to Providers and Members;

4.12.2.2.6	A methodology and process for conducting and maintaining Provider profiling;

4.12.2.2.7	Quarterly Reports to the Offeror’s multi-disciplinary Quality oversight committee and DCH on results, conclusions, recommendations and implemented system changes;

4.12.2.2.8	Annual performance improvement projects (PIPs) that focus on clinical and non-clinical areas; and

4.12.2.2.9	Annual Reports on performance improvement projects and a process for evaluation of the impact and assessment of the Offeror’s QAPI program.

4.12.2.3	The Offeror’s QAPI Program Plan must be submitted to DCH for review and approval within ninety (90) Calendar Days of Contract Award.

4.12.2.4	The Offeror shall submit any changes to its QAPI Program Plan to DCH for review and prior approval sixty (60) Calendar Days prior to implementation of the change.

4.12.2.5	Upon the request of DCH the Offeror shall provide any information and documents related to the implementation of the QAPI program.

4.12.3	Performance Improvement Projects

4.12.3.1	As part of its QAPI program the Offeror shall conduct clinical and non-clinical performance improvement projects in accordance with DCH and federal protocols. In designing its performance improvement projects the Offeror shall:

4.12.3.1.1	Show that the selected area of study is based on a demonstration of need and is expected to achieve measurable benefit to the Member (rationale);

4.12.3.1.2	Establish clear, defined and measurable goals and objectives that the Offeror shall achieve in each year of the project;

4.12.3.1.3	Measure performance using Quality indicators that are objective, measurable, clearly defined and that allow tracking of performance and improvement over time;

4.12.3.1.4	Implement interventions designed to achieve Quality improvements;

4.12.3.1.5	Evaluate the effectiveness of the interventions;

4.12.3.1.6	Establish standardized performance measures (such as HEDIS or another similarly standardized product);

4.12.3.1.7	Plan and initiate activities for increasing or sustaining improvement; and

4.12.3.1.8	Document the data collection methodology used (including sources) and steps taken to assure data is valid and reliable.

4.12.3.2	Each performance improvement project must be completed in a time period determined by DCH, to allow information on the success of the project in the aggregate to produce new information on Quality of care each year.

4.12.3.3	The Offeror shall perform the following required clinical performance improvement projects, ongoing for the duration of the GCS Contract period:

4.12.3.3.1	One (1) in the area of Health Check screens;

4.12.3.3.2	One (1) in the area of immunizations; and

4.12.3.3.3	One (1) in the area of blood lead screens.

4.12.3.3.4	One (1) in the area of detection of chronic kidney disease.

4.12.3.4	The Offeror shall perform one (1) optional clinical performance improvement project from the following areas:

4.12.3.4.1	Coordination/continuity of care;

4.12.3.4.2	Chronic care management;

4.12.3.4.3	High volume Conditions; or

4.12.3.4.4	High risk Conditions.

4.12.3.5	The Offeror shall perform the following required non-clinical performance improvement projects:

4.12.3.5.1	One (1) in the area of Member satisfaction; and

4.12.3.5.2	One (1) in the area of Provider satisfaction.

4.12.3.6	The Offeror shall perform one (1) optional non-clinical performance improvement project from the following areas:

4.12.3.6.1	Cultural competence;

4.12.3.6.2	Appeals/Grievance/Provider Complaints;

4.12.3.6.3	Access/service capacity; or

4.12.3.6.4	Appointment availability.

4.12.3.7	The Offeror shall submit its Proposed Performance Improvement Projects to DCH for review and prior approval within ninety (90) Calendar Days of Contract Award.

4.12.3.8	The Offeror shall meet the established goals and objectives, as determined by DCH, for its performance improvement projects. The Offeror shall submit to DCH any and all data necessary to enable DCH to measure the Offeror’s performance under this Section.

4.12.4	Practice Guidelines

4.12.4.1	The Offeror shall adopt a minimum of three (3) evidence-based clinical practice guidelines, one of which shall be for chronic kidney disease. Such guidelines shall:

4.12.4.1.1	Be based on the health needs and opportunities for improvement identified as part of the QAPI program;

4.12.4.1.2	Be based on valid and reliable clinical evidence or a consensus of Health Care Professionals in the particular field;

4.12.4.1.3	Consider the needs of the Members;

4.12.4.1.4	Be adopted in consultation with network Providers; and

4.12.4.1.5	Be reviewed and updated periodically as appropriate.

4.12.4.2	The Offeror shall submit the Practice Guidelines, which shall include a methodology for measuring and assessing compliance, to DCH for review and prior approval as part of the QAPI program plan within ninety (90) Calendar Days of Contract Award.

4.12.4.3	The Offeror shall disseminate the guidelines to all affected Providers and, upon request, to Members.

4.12.4.4	The Offeror shall ensure that decisions for Utilization Management, Member education, coverage of services, and other areas to which the guidelines apply are consistent with the guidelines.

4.12.4.5	In order to ensure consistent application of the guidelines the Offeror shall encourage Providers to utilize the guidelines, and shall measure compliance with the guidelines, until ninety percent (90%) or more of the Providers are consistently in compliance. The Offeror may use Provider incentive strategies to improve Provider compliance with guidelines.

4.12.5	Focused Studies

4.12.5.1	The Offeror shall also perform a minimum of two (2) focused studies each year, commencing with the second (2nd) year of operations. One (1) study shall focus on preventive care services.

4.12.5.2	The Offeror shall submit to DCH for approval the areas in which it will conduct focused studies on the first (1st) day of the fourth (4th) quarter of the first (1st) year of operations.

4.12.6	Patient Safety Plan

4.12.6.1	The Offeror shall have a structured Patient Safety Plan to address concerns or complaints regarding clinical care. This plan must include written policies and procedures for processing of Member complaints regarding the care they received. Such policies and procedures shall include:

4.12.6.1.1	A system of classifying complaints according to severity;

4.12.6.1.2	A review by the Medical Director and a mechanism for determining which incidents will be forwarded to Peer Review and Credentials Committees; and

4.12.6.1.3	A summary of incident(s) and final disposition(s) included in the Provider profile.

4.12.6.2	The Offeror shall submit the Patient Safety Plan to DCH for review and approval within ninety (90) Calendar Days of the Contract Award.

4.12.7	Performance Incentives

4.12.7.1	The Offeror may be eligible for Performance Incentives as described in Section 7.0 of the Model Contract. All Incentives must comply with the federal managed care Incentive Arrangement requirements pursuant to 42 CFR 438.6 and the State Medicaid Manual 2089.3.

4.12.8	External Quality Review

4.12.8.1	DCH will contract with an External Quality Review Organization (EQRO) to conduct annual, external, independent reviews of the Quality outcomes, timeliness of, and access to, the services covered in this Contract. The Offeror shall collaborate with DCH’s EQRO to develop studies, surveys and other analytic activities to assess the Quality of care and services provided to Members and to identify opportunities for CMO plan improvement. To facilitate this process the Offeror shall supply data, including but not limited to Claims data and Medical Records, to the EQRO.

4.12.9	Reporting Requirements

4.12.9.1	The Offeror’s Quality Oversight Committee shall submit Quality Oversight Committee Reports to DCH as described in Section 4.18.4.6.

4.12.9.2	The Offeror shall submit Performance Improvement Project Reports as described in Section 4.18.5.1

4.12.9.3	The Offeror shall submit annual Focused Studies Reports to DCH as described in Section 4.18.5.2.

4.12.9.4	The Offeror shall submit annual Patient Safety Plan Reports to DCH as described in Section 4.18.5.3.

4.13	FRAUD AND ABUSE

4.13.1	Program Integrity

4.13.1.1	The Offeror shall have a written Program Integrity Program, including a mandatory compliance plan, designed to guard against Fraud and Abuse. This Program Integrity Program shall include policies, procedures, and standards of conduct for the prevention, detection, reporting, and corrective action for suspected cases of Fraud and Abuse in the administration and delivery of services under the Contract.

4.13.1.2	The Offeror shall submit its Program Integrity Policies and Procedures, which include the compliance plan and pharmacy lock-in program described below, to DCH for approval within sixty (60) Calendar Days of Contract Award.

4.13.2	Compliance Plan

4.13.2.1	The Offeror’s compliance plan shall include, at a minimum, the following:

4.13.2.1.1	The designation of a Compliance Officer who is accountable to the Offeror’s senior management and is responsible for ensuring that policies to establish effective lines of communication between the Compliance Officer and the Offeror’s staff, and between the Compliance Officer and DCH staff, are followed;

4.13.2.1.2	Provision for internal monitoring and auditing of reported Fraud and Abuse violations, including specific methodologies for such monitoring and auditing;

4.13.2.1.3	Policies to ensure that all officers, directors, managers and employees know and understand the provisions of the Offeror’s Fraud and Abuse compliance plan;

4.13.2.1.4	Policies to establish a compliance committee that periodically meets and reviews Fraud and Abuse compliance issues;

4.13.2.1.5	Policies to ensure that any individual who Reports CMO plan violations or suspected Fraud and Abuse will not be retaliated against;

4.13.2.1.6	Polices of enforcement of standards through well-publicized disciplinary standards;

4.13.2.1.7	Provision of a data system, resources and staff to perform the Fraud and Abuse and other compliance responsibilities;

4.13.2.1.8	Procedures for the detection of Fraud and Abuse that includes, at a minimum, the following:

i.	Claims edits;

ii.	Post-processing review of Claims;

iii.	Provider profiling and Credentialing;

iv.	Quality Control; and

v.	Utilization Management.

4.13.2.1.9	Written standards for organizational conduct;

4.13.2.1.10	Effective training and education for the Compliance Officer and the organization’s employees, management, board members, and Subcontractors;

4.13.2.1.11	Inclusion of information about Fraud and Abuse identification and reporting in Provider and Member materials;

4.13.2.1.12	Provisions for the investigation, corrective action and follow-up of any suspected Fraud and Abuse reports; and

4.13.2.1.13	Procedures for reporting suspected Fraud and Abuse cases to the State Program Integrity Unit, including timelines and use of State approved forms.

4.13.2.2	As part of the Program Integrity Program the Offeror may implement a pharmacy lock-in program. The policies, procedures and criteria for establishing a lock-in program shall be submitted to DCH for review and approval as part of the Program Integrity Policies and Procedures discussed in Section 4.13.1.2. The pharmacy lock-in program shall:

4.13.2.2.1	Allow Members to change pharmacies for good cause, as determined by the Offeror after discussion with the Provider(s) and the pharmacist. Valid reasons for change should include recipient relocation or the pharmacy does not provide the prescribed drug;

4.13.2.2.2	Provide cas’e management and education reinforcement of appropriate medication use;

4.13.2.2.3	Annually assess the need for lock-in for each Member; and

4.13.2.2.4	Require that the Offeror’s Compliance Officer report on the program on a quarterly basis to DCH.

4.13.3	Coordination with DCH and Other Agencies

4.13.3.1	The Offeror shall cooperate and assist any State or federal agency charged with the duty of identifying, investigating, or prosecuting suspected Fraud and Abuse cases, including permitting access to the Offeror’s place of business during normal business hours, providing requested information, permitting access to personnel, financial and Medical Records, and providing internal reports of investigative, corrective and legal actions taken relative to the suspected case of Fraud and Abuse.

4.13.3.2	The Offeror’s Compliance Officer shall work closely, including attending quarterly meetings, with DCH’s program integrity staff to ensure that the activities of one entity do not interfere with an ongoing investigation being conducted by the other entity.

4.13.3.3	The Offeror shall inform DCH immediately about known or suspected cases and it shall not investigate or resolve the suspicion without making DCH aware of, and if appropriate involved in, the investigation, as determined by DCH.

4.13.4	Reporting Requirements

4.13.4.1	The Offeror shall submit a Fraud and Abuse Report, as described in Section 4.18.4.7 to DCH on a quarterly basis. This Report shall include information on the pharmacy lock-in program described in Section 4.13.2.2.

4.14	INTERNAL GRIEVANCE SYSTEM

4.14.1	General Requirements

4.14.1.1	The Offeror’s Grievance System shall include a Grievance process, an Appeal process and access to the State’s Administrative Law Hearing (State Fair Hearing) system. The Offeror’s Grievance System is an internal process that shall be exhausted by the Member prior to access to an Administrative Law Hearing.

4.14.1.2	The Offeror shall develop written Grievance System Policies and Procedures that detail the operation of the Grievance System. The Offeror’s policies and procedures shall be available in the Member’s primary language. The Grievance System Policies and Procedures shall be submitted to DCH for review and approval within sixty (60) Calendar Days of Contract Award.

4.14.1.3	The Offeror shall process each Grievance and Appeal using applicable State and federal statutory, regulatory, and GCS Contractual provisions, and the Offeror’s written policies and procedures. Pertinent facts from all parties must be collected during the investigation.

4.14.1.4	The Offeror shall give Members any reasonable assistance in completing forms and taking other procedural steps for both Grievances and Appeals. This includes, but is not limited to, providing interpreter services and toll-free numbers that have adequate TTD and interpreter capability.

4.14.1.5	The Offeror shall acknowledge receipt of each filed Grievance and Appeal in writing within ten (10) Business Days of receipt. The Offeror shall have procedures in place to notify all Members in their primary language of Grievance and Appeal resolutions.

4.14.1.6	The Offeror shall ensure that the individuals who make decisions on Grievances and Appeals were not involved in any previous level of review or decision-making; and are Health Care Professionals who have the appropriate clinical expertise, as determined by DCH, in treating the Member’s Condition or disease if deciding any of the following:

4.14.1.6.1	An Appeal of a denial that is based on lack of Medical Necessity;

4.14.1.6.2	A Grievance regarding denial of expedited resolutions of Appeal;

and

4.14.1.6.3	Any Grievance or Appeal that involves clinical issues.

4.14.1.7	The Offeror shall establish and maintain an expedited review process for Appeals when the Offeror determines (based on a request from the Member) or the Provider indicates (in making the request on the Member’s behalf) that taking the time for a standard resolution could seriously jeopardize the Member’s life or health or ability to attain, maintain, or regain maximum function. The Member or the Member’s Authorized Representative may file an expedited Appeal either orally or in writing. The Offeror shall ensure that punitive action is not taken against either a Provider who requests an expedited resolution, or a Provider that supports a Member’s Appeal.

4.14.2	Grievance Process

4.14.2.1	A Member or an Authorized Representative with the Member’s consent may file a Grievance with the Offeror either orally or in writing. A Grievance is any dissatisfaction about any matter other than a Proposed Action.

4.14.2.2	The Offeror shall ensure that the individuals who make decisions on Grievances that involve clinical issues or denial of an expedited review of an Appeal are Health Care Professionals who have the appropriate clinical expertise, as determined by DCH, in treating the Member’s Condition or disease and who were not involved in any previous level of review or decision-making.

4.14.2.3	The Offeror shall provide written notice of the disposition of the Grievance as expeditiously as the Member’s health Condition requires but shall not exceed ninety (90) Calendar Days of the filing date.

4.14.2.4	The Offeror may extend the timeframe for disposition of a Grievance for up to fourteen (14) Calendar Days if the Member requests the extension or the Offeror demonstrates (to the satisfaction of DCH, upon its request) that there is a need for additional information and how the delay is in the Member’s interest. If the Offeror extends the timeframe, it must, for any extension not requested by the Member, give the Member written notice of the reason for the delay.

4.14.3	Proposed Action

4.14.3.1	All Proposed Actions shall be made by a physician, or other peer review consultant, who has appropriate clinical expertise in treating the Member’s Condition or disease.

4.14.3.2	In the event of a Proposed Action, the Offeror shall notify the Member in writing. The Offeror shall also provide written notice of a Proposed Action to the Provider. This notice must meet the language and format requirements in accordance with Section 4.3.2 and be sent in accordance with the timeframes described in Section 4.14.3.4.

4.14.3.3	The notice of Proposed Action must contain the following:

4.14.2.1.1	The Action the Offeror has taken or intends to take;

4.14.2.1.2	The reasons for the Action;

4.14.2.1.3	The Member’s right to file an Appeal through the Offeror’s internal Grievance System as described in 4.14;

4.14.2.1.4	The Provider’s right to file a Provider Complaint as described in Section 4.9.7;

4.14.2.1.5	The requirement that a Member exhaust the Offeror’s internal Grievance System and a Provider exhaust the Provider Complaint process prior to requesting a State Administrative Law Hearing;

4.14.2.1.6	The circumstances under which expedited review is available and how to request it; and

4.14.2.1.7	The Member’s right to have Benefits continue pending resolution of the Appeal with the Offeror or with the State Administrative Law Hearing, how to request that Benefits be continued, and the circumstances under which the Member may be required to pay the costs of these services.

4.14.3.4	The Offeror shall mail the notice of Proposed Action within the following timeframes:

4.14.3.4.1	For termination, suspension, or reduction of previously authorized Covered Services at least ten (10) Calendar Days before the date of Proposed Action or not later than the date of Proposed Action in the event of one of the following exceptions:

i.	The Offeror has factual information confirming the death of a Member.

ii.	The Offeror receives a clear written statement signed by the Member that he or she no longer wishes services or gives information that requires termination or reduction of services and indicates that he or she understands that this must be the result of supplying that information.

iii.	The Member’s whereabouts are unknown and the post office returns Offeror mail directed to the Member indicating no forwarding address (refer to 42 CFR 431.231(d) for procedures if the Member’s whereabouts become known).

iv.	The Member’s Provider prescribes a change in the level of medical care.

v.	The date of action will occur in less than ten (10) Calendar Days in accordance with 42 CFR 482.12(a)(5)(ii).

vi.	The Offeror may shorten the period of advance notice to five (5) Calendar Days before date of action if the Offeror has facts indicating that action should be taken because of probable Member Fraud and the facts have been verified, if possible, through secondary sources.

4.14.3.4.2	For denial of payment, at the time of any Proposed Action affecting the Claim.

4.14.3.4.3	For standard Service Authorization decisions that deny or limit services, within the timeframes required in Section 4.11.2.5.

4.14.3.4.4	If the Offeror extends the timeframe for the decision and issuance of notice of Proposed Action according to Section 4.11.2.5, the Offeror shall give the Member written notice of the reasons for the decision to extend Grievance if he or she disagrees with that decision. The Offeror shall issue and carry out its determination as expeditiously as the Member’s health requires and no later than the date the extension expires.

4.14.3.4.5	For authorization decisions not reached within the timeframes required in Section 4.11.2.5 for either standard or expedited Service Authorizations, notice of Proposed Action shall be mailed on the date the timeframe expires, as this constitutes a denial and is thus a Proposed Action.

4.14.4	Appeal Process

4.14.4.1	An Appeal is the request for review of a “Proposed Action”. The Member or the Member’s Authorized Representative with the Member’s written consent may file an Appeal either orally or in writing. Unless the Member or Provider requests expedited review, the Member or Authorized Representative must follow an oral filing with a written, signed, request for Appeal.

4.14.4.2	A Member or Authorized Representative may file an Appeal to the Offeror within thirty (30) Calendar Days from the date of the notice of Proposed Action.

4.14.4.3	Appeals shall be filed directly with the Offeror r, or its delegated representatives. The Offeror may delegate this authority to an Appeal committee, but the delegation must be in writing.

4.14.4.4	The Offeror shall ensure that the individuals who make decisions on Appeals are individuals who were not involved in any previous level of review or decision-making; and who are Health Care Professionals who have the appropriate clinical expertise in treating the Member’s Condition or disease if deciding any of the following:

4.14.4.4.1	An Appeal of a denial that is based on lack of Medical Necessity; or

4.14.4.4.2	An Appeal that involves clinical issues.

4.14.4.5	The Appeals process must provide the Member or Member’s Authorized Representative a reasonable opportunity to present evidence and allegations of fact or law, in person, as well as in writing. The Offeror shall inform the Member of the limited time available to provide this in case of expedited review.

4.14.4.6	The Appeals process must provide the Member and the Member’s Authorized Representative opportunity, before and during the Appeals process, to examine the Member’s case file, including Medical Records, and any other documents and records considered during the Appeals process.

4.14.4.7	The Appeals process must include as parties to the Appeal the Member and the Member’s Authorized Representative or the legal representative of a deceased Member’s estate.

4.14.4.8	The Offeror shall resolve each Appeal and provide written notice of the Appeal resolution, as expeditiously as the Member’s health condition requires but shall not exceed forty-five (45) Calendar Days from the date the Offeror receives the Appeal. For expedited reviews of an Appeal and notice to affected parties, the Offeror has no longer than seventy-two (72) hours or as expeditiously as the Member’s physical or mental health requires. If the Offeror denies a Member’s request for expedited review, it must transfer the Appeal to the timeframe for standard resolution specified herein and must make reasonable efforts to give the Member prompt oral notice of the denial, and follow up within two (2) Calendar Days with a written notice. The Offeror shall also make reasonable efforts to provide oral notice for resolution of an expedited review of an Appeal.

4.14.4.9	The Offeror may extend the timeframe for standard or expedited resolution of the Appeal by up to fourteen (14) Calendar Days if the Member requests the extension or the Offeror demonstrates (to the satisfaction of DCH, upon its request) that there is need for additional information and how the delay is in the Member’s interest. If the Offeror extends the timeframe, it must, for any extension not requested by the Member, give the Member written notice of the reason for the delay.

4.14.5	Notice of Adverse Action

4.14.5.1	If the Offeror upholds the Proposed Action in response to a Grievance or Appeal filed by the Member, the Offeror shall issue a Notice of Adverse Action within the timeframes as described in Section 4.14.3.8 and 4.14.3.9.

4.14.5.2	The Notice of Adverse Action shall meet the language and format requirements as specified in 4.3 and include the following:

4.14.5.2.1	The results and date of the Adverse Action;

4.14.5.2.2	The right to request a State Administrative Law Hearing within thirty (30) Calendar Days and how to do so;

4.14.5.2.3	The right to continue to receive Benefits pending a State Administrative Law Hearing;

4.14.5.2.4	How to request the continuation of Benefits; and

4.14.5.2.5	Information explaining that the Member may be liable for the cost of any continued Benefits if the Offeror’s action is upheld in a State Administrative Law Hearing.

4.14.6	Administrative Law Hearing

4.14.6.1	The State will maintain an independent Administrative Law Hearing process as defined in the Georgia Administrative Procedure Act (O.C.G.A Title 50, Chapter 13) and as required by federal law, 42 CFR 200 et al. The Administrative Law Hearing process shall provide Members an opportunity for a hearing before an impartial Administrative Law Judge. The Offeror shall comply with decisions reached as a result of the Administrative Law Hearing process.

4.14.6.2	A Member or Authorized Representative may request in writing a State Administrative Law Hearing within thirty (30) Calendar Days of the date the Notice of Adverse Action is mailed by the Offeror. The parties to the Administrative Law Hearing shall include the Offeror as well as the Member, Authorized Representative, or representative of a deceased Member’s estate.

4.14.6.3	A Member may request a Continuation of Benefits as described in Section 4.14.7 while an Administrative Law Hearing is pending.

4.14.6.4	The Offeror shall make available any records and any witnesses at its own expense in conjunction with a request pursuant to an Administrative Law Hearing.

4.14.7	Continuation of Benefits while the Contractor Appeal and Administrative Law Hearing are Pending

4.14.7.1	As used in this Section, “timely” filing means filing on or before the later of the following:

4.14.7.1.1	Within ten (10) Calendar Days of the Offeror mailing the Notice of Adverse Action.

4.14.7.1.2	The intended effective date of the Offeror’s Proposed Action.

4.14.7.2	The Offeror shall continue the Member’s Benefits if the Member or the Member’s Authorized Representative files the Appeal timely; the Appeal involves the termination, suspension, or reduction of a previously authorized course of treatment; the services were ordered by an authorized Provider; the original period covered by the original authorization has not expired; and the Member requests extension of the Benefits.

4.14.7.3	If, at the Member’s request, the Offeror continues or reinstates the Member’s benefit while the Appeal or Administrative Law Hearing is pending, the Benefits must be continued until one of the following occurs:

4.14.7.3.1	The Member withdraws the Appeal or request for the Administrative Law Hearing.

4.14.7.3.2	Ten (10) Calendar Day pass after the Offeror mails the Notice of Adverse Action, unless the Member, within the ten (10) Calendar Day timeframe, has requested an Administrative Law Hearing with continuation of Benefits until an Administrative Law Hearing decision is reached.

4.14.7.3.3	An Administrative Law Judge issues a hearing decision adverse to the Member.

4.14.7.3.4	The time period or service limits of a previously authorized service has been met.

4.14.7.4	If the final resolution of Appeal is adverse to the Member, that is, upholds the Offeror Action, the Offeror may recover from the Member the cost of the services furnished to the Member while the Appeal is pending, to the extent that they were furnished solely because of the requirements of this Section.

4.14.7.5	If the Offeror or the Administrative Law Judge reverses a decision to deny, limit, or delay services that were not furnished while the Appeal was pending, the Offeror shall authorize or provide this disputed services promptly, and as expeditiously as the Member’s health condition requires.

4.14.7.6	If the Offeror or the Administrative Law Judge reverses a decision to deny authorization of services, and the Member received the disputed services while the Appeal was pending, the Offeror shall pay for those services.

4.14.8	Reporting Requirements

4.14.8.1	The Offeror shall log and track all Grievances, Proposed Actions, Appeals and Administrative Law Hearing requests.

4.14.8.2	The Offeror shall maintain records of Grievances, whether received verbally or in writing, that include a short, dated summary of the problems, name of the grievant, date of the Grievance, date of the decision, and the disposition.

4.14.8.3	The Offeror shall maintain records of Appeals, whether received verbally or in writing, that include a short, date summary of the issues, name of the appellant, date of Appeal, date of decision, and the resolution.

4.14.8.4	DCH may publicly disclose summary information regarding the nature of Grievances and Appeals and related dispositions or resolutions in consumer information materials.

4.14.8.5	The Offeror shall submit quarterly Grievance System Reports to DCH as described in section 4.18.4.8.

4.15	ADMINISTRATION AND MANAGEMENT

4.15.1	General Provisions

4.15.1.1	The Offeror shall be responsible for the administration and management of all requirements of the GCS Contract. All costs related to the administration and management of the GCS Contract shall be the responsibility of the Offeror.

4.15.2	Place of Business and Hours of Operation

4.15.2.1	The Offeror shall maintain a central business office within the Service Region in which it is operating. If the Offeror is operating in more than one (1) Service Region, there must be one (1) central business office and an additional office in each Service Region. If an Offeror is operating in two (2) or more contiguous Service Regions, the Offeror may establish one (1) central business office for all Service Regions. This business office must be centrally located within the contiguous Service Regions and in a location accessible for foot and vehicle traffic. The Offeror may establish more than one (1) business office within a Service Region, but must designate one (1) of the offices as the central business office.

4.15.2.2	All documentation must reflect the address of the location identified as the legal, duly licensed, central business office. This business office must be open at least between the hours of 8:30 a.m. and 5:30 p.m. EST, Monday through Friday. The Offeror shall ensure that the office(s) are adequately staffed to ensure that Members and Providers receive prompt and accurate responses to inquiries. Such offices shall be for the sole purpose of functions and duties related to the GCS program.

4.15.2.3	The Offeror shall ensure that all business offices, and all staff that perform functions and duties, related to the responsibilities outlined herein are located within the United States.

4.15.2.4	The Offeror shall provide live access, through its telephone hot-line and web-site, twenty-four (24) hours a day, seven (7) days per week to its Member Services program and other key functions that support Care Coordination and utilization.

4.15.3	Training

4.15.3.1	The Offeror shall conduct on-going training for all staff, in all departments, to ensure appropriate functioning in all areas and to ensure that staff is aware of all programmatic changes.

4.15.3.2	The Offeror shall submit a staff training plan to DCH for review and approval within ninety (90) days of Contract Award.

4.15.4	Data Certification

4.15.4.1	The Offeror shall certify all data pursuant to 42 CFR 438.606. The data that must be certified include, but are not limited to, enrollment information, Encounter Data, and other information required by the State and contained in Contracts, proposals and related documents. The data must be certified by one of the following: the Offeror’s Chief Executive Officer, the Offeror’s Chief Financial Officer, or an individual who has delegated authority to sign for, and who reports directly to the Offeror’s Chief Executive Officer or Chief Financial Officer. The certification must attest, based on best knowledge, information, and belief, as follows:

4.15.4.1.1	To the accuracy, completeness and truthfulness of the data.

4.15.4.1.2	To the accuracy, completeness and truthfulness of the documents specified by the State.

4.15.4.2	The Offeror shall submit the certification concurrently with the certified data.

4.15.5	Implementation Plan

4.15.5.1	The Offeror shall develop an Implementation Plan that details the procedures and activities that will be accomplished during the period between the awarding of this Contract and the start date of the GCS program. This Implementation Plan shall have established deadlines and timeframes for the implementation activities and shall include coordination and cooperation with DCH and its representatives during all phases.

4.15.5.2	The Offeror shall submit its Implementation Plan to DCH for DCH’s review and approval within thirty (30) Calendar Days of Contract Award. Implementation shall not commence prior to DCH approval.

4.15.5.3	The Offeror will not receive any additional payment to cover start up or implementation costs.

4.16	CLAIMS MANAGEMENT

4.16.1	General Provisions

4.16.1.1	The Offeror shall administer an effective, accurate and efficient Claims processing function that adjudicates and settles Provider Claims for Covered Services that are filed within the time frames specified by this Section and in compliance with all applicable State and federal laws, rules and regulations.

4.16.1.2	The Offeror shall maintain a Claims management system that can identify date of receipt (the date the Offeror receives the Claim as indicated by the date-stamp), real-time-accurate history of actions taken on each Provider Claim (i.e. paid, denied, suspended, Appealed, etc.), and date of payment (the date of the check or other form of payment).

4.16.1.3	All Provider Claims that are clean and payable must be paid according to the following schedule.

4.16.1.3.1	Pharmacy Claims must be paid within twenty-one (21) Calendar Days of Claim receipt.

4.16.1.3.2	Physician and other non-institutional Claims must be paid within thirty (30) Calendar Days of Claim receipt.

4.16.1.3.3	Institutional Claims must be paid within forty-five (45) Calendar Days of Claim receipt.

4.16.1.4	At a minimum, the Offeror shall run one (1) Provider payment cycle per week, on the same day each week, as determined by the Offeror. The Offeror shall develop a payment schedule to be submitted to DCH for review and upon approval within sixty (60) days of Contract Award.

4.16.1.5	The Offeror shall support an Automated Clearinghouse (ACH) mechanism that allows Providers to request and receive electronic funds transfer (EFT) of Claims payments.

4.16.1.6	The Offeror shall encourage that its Providers, as an alternative to the filing of paper-based Claims, submit and receive Claims information through electronic data interchange (EDI), i.e. electronic Claims. Electronic Claims must be processed in adherence to information exchange and data management requirements specified in Section 4.17. As part of this Electronic Claims Management (ECM) function, the Offeror shall also provide on-line and phone-based capabilities to obtain Claims processing status information.

4.16.1.7	The Offeror shall generate Explanation of Benefits and Remittance Advices in accordance with State standards for formatting, content and timeliness.

4.16.1.8	The Offeror shall not pay any Claim submitted by a Provider who is excluded or suspended from the Medicare, Medicaid or SCHIP programs for Fraud, abuse or waste or otherwise included on the Department of Health and Human Services Office of Inspector General exclusions list, or employs someone on this list. The Offeror shall not pay any Claim submitted by a Provider that is on payment hold under the authority of DCH or its authorized Agent(s).

4.16.1.9

Not later than the fifteenth (15th) Business Day after the receipt of a Provider Claim that does not meet Clean Claim requirements, the Offeror shall suspend the Claim and request in writing (notification via e-mail, the CMO plan Web site/Provider Portal or an interim Explanation of Benefits satisfies this requirement) all outstanding information such that the Claim can be deemed clean. After receipt of the requested information from the Provider, the Offeror must process the Claim in accordance with the following schedule:

4.16.1.9.1	Pharmacy Claims must be paid within five (5) Calendar Days of receipt.

4.16.1.9.2	Physician and other Non-Institutional Claims must be paid within fifteen (15) Calendar Days of Claim receipt.

4.16.1.9.3	Institutional Claims must be paid within thirty (30) Calendar Days of Claim receipt.

4.16.1.10

Claims suspended for additional information must be closed (paid or denied) by the thirtieth (30th) Calendar Day following the date the Claim is suspended if all requested information is not received prior to the expiration of the 30-day period. The Offeror shall send Providers written notice (notification via e-mail, the CMO plan Web Site/Provider Portal or an Explanation of Benefits satisfies this requirement) for each Claim that is denied, including the reason(s) for the denial, the date Offeror received the Claim, and a reiteration of the outstanding information required from the Provider to adjudicate the Claim.

4.16.1.11	The Offeror shall process, and finalize, all appealed Claims to a paid or denied status within (30) Business Days of receipt of the Appealed Claim.

4.16.1.12	The Offeror shall finalize all Claims, including appealed Claims, within twenty-four (24) months of the date of service.

4.16.1.13

The Offeror may deny a Claim for failure to file timely if a Provider does not submit Claims to them within one hundred and twenty (120) Calendar Days of the date of service but must deny any Claim not initially submitted to the Offeror by the one hundred and eighty-first (181st) Calendar Day from the date of service, unless the Offeror or its vendors created the error. If a Provider files erroneously with another CMO plan or with the State, but produces documentation verifying that the initial filing of the Claim occurred within the one hundred and twenty (120) Calendar Day period, the Offeror shall process the Provider’s Claim without denying for failure to timely file.

4.16.1.14	The Offeror shall inform all network Providers about the information required to submit a Clean Claim at least forty-five (45) Calendar Days prior to the Operational Start Date and as a provision within the Provider Contract. The Offeror shall make available to network Providers Claims coding and processing guidelines for the applicable Provider type. The Offeror shall notify Providers ninety (90) Calendar Days before implementing changes to Claims coding and processing guidelines.

4.16.1.15	The Offeror shall assume all costs associated with Claim processing, including the cost of reprocessing/resubmission, due to processing errors caused by the Offeror or to the design of systems within the Offeror’s Span of Control.

4.16.1.16	In addition to the specific Web site requirements outlined above, the Offeror’s Web site shall be functionally equivalent to the Web site maintained by the State’s Medicaid fiscal agent.

4.16.2	Other Considerations

4.16.2.1	An adjustment to a paid Claim shall not be counted as a Claim for the purposes of reporting.

4.16.2.2	Electronic Claims shall be treated as identical to paper-based Claims for the purposes of reporting.

4.16.3	Reporting Requirements

4.16.3.1	The Offeror shall submit Claims Processing Reports to DCH as described in section 4.18.3.3.

4.17	INFORMATION MANAGEMENT AND SYSTEMS

4.17.1	General Provisions

4.17.1.1	The Offeror shall have Information management processes and Information Systems (hereafter referred to as Systems) that enable it to meet GCS program requirements, State and federal reporting requirements, all other RFP requirements and any other applicable State and federal laws, rules and regulations including HIPAA.

4.17.1.2	The Offeror’s Systems shall possess capacity sufficient to handle the workload projected for the start of the program and will be scaleable and flexible so they can be adapted as needed, within negotiated timeframes, in response to program or enrollment changes.

4.17.1.3	The Offeror shall provide a Web-accessible system hereafter referred to as the DCH Portal that designated DCH and other State agency resources can use to access Quality and performance management information as well as other system functions and information as described throughout this RFP. Access to the DCH Portal shall be managed as described in section 4.17.5.

4.17.1.4	The Offeror shall participate in DCH’s Systems Work Group. The Systems Work Group will meet on a designated schedule as agreed to by DCH, its agents and every award-winning Offeror.

4.17.1.5	The Offeror shall provide a continuously available electronic mail communication link (E-mail system) with the State. This system shall be:

4.17.1.5.1	Available from the workstations of the designated Offeror contacts; and

4.17.1.5.2	Capable of attaching and sending documents created using software products other than Offeror systems, including the State’s currently installed version of Microsoft Office and any subsequent upgrades as adopted.

4.17.1.6

By no later than the 30th of April of each year, the Offeror will provide DCH with a systems refresh plan for the upcoming State fiscal year. The plan will outline how Systems within the Offeror’s Span of Control will be systematically assessed to determine the need to modify, upgrade and/or replace application software, operating hardware and software, telecommunications capabilities, information management policies and procedures, and/or systems management policies and procedures in response to changes in business requirements, technology obsolescence, staff turnover and other relevant factors. The systems refresh plan will also indicate how the Offeror will insure that the version and/or release level of all of its System components (application software, operating hardware, operating software) are always formally supported by the original equipment manufacturer (OEM), software development firm (SDF) or a third party authorized by the OEM and/or SDF to support the System component.

4.17.2	Global System Architecture and Design Requirements

4.17.2.1	The Offeror shall comply with federal and State policies, standards and regulations in the design, development and/or modification of the Systems it will employ to meet the aforementioned requirements and in the management of Information contained in those Systems. Additionally, the Offeror shall adhere to DCH and State-specific system and data architecture preferences as indicated in this Contract.

4.17.2.2	The Offeror’s Systems shall:

4.17.2.2.1	Employ a relational data model in the architecture of its databases and relational database management system (RDBMS) to operate and maintain them;

4.17.2.2.2	Be SQL and ODBC compliant;

4.17.2.2.3	Adhere to Internet Engineering Task Force/Internet Engineering Standards Group standards for data communications, including TCP and IP for data transport;

4.17.2.2.4	Conform to standard code sets detailed in Attachment L of the Model Contract;

4.17.2.2.5	Conform to HIPAA standards for data and document management that are currently under development within one hundred twenty (120) Calendar Days of the standard’s effective date or, if earlier, the date stipulated by CMS;

4.17.2.2.6	Contain controls to maintain information integrity. These controls shall be in place at all appropriate points of processing. The controls shall be tested in periodic and spot audits following a methodology to be developed jointly by and mutually agreed upon by the Offeror and DCH; and

4.17.2.2.7	Partner with the State in the development of future standard code sets not specific to HIPAA or other federal effort and will conform to such standards as stipulated in the plan to implement the standards.

4.17.2.3	Where Web services are used in the engineering of applications, the Offeror’s Systems shall conform to World Wide Web Consortium (W3C) standards such as XML, UDDI, WSDL and SOAP so as to facilitate integration of these Systems with DCH and other State systems that adhere to a service-oriented architecture.

4.17.2.4	Audit trails shall be incorporated into all Systems to allow information on source data files and documents to be traced through the processing stages to the point where the Information is finally recorded. The audit trails shall:

4.17.2.4.1	Contain a unique log-on ID (or batch update identifier), terminal ID, date, and time of any create/modify/delete action and, if applicable, the ID of the system job that effected the action;

4.17.2.4.2	Have the date and identification “stamp” displayed on any on-line inquiry;

4.17.2.4.3	Have the ability to trace data from the final place of recording back to its source data file and/or document shall also exist;

4.17.2.4.4	Be supported by listings, transaction reports, update reports, transaction logs, or error logs.

4.17.2.4.5	Facilitate auditing of individual Claim records as well as batch audits.

4.17.2.4.6	Be maintained for seven (7) years in either live and/or archival systems. The duration of the retention period may be extended at the discretion of and as indicated to the Offeror by the State as needed for ongoing audits or other purposes.

4.17.2.5	The Offeror shall house indexed images of documents used by Members and Providers to transact with the Offeror in the appropriate database(s) and document management systems so as to maintain the logical relationships between certain documents and certain data. The Offeror shall follow all applicable requirements for the management of data in the management of documents.

4.17.2.6

The Offeror shall institute processes to insure the validity and completeness of the data it submits to DCH. At its discretion, DCH will conduct general data validity and completeness audits using industry-accepted statistical sampling methods. Data elements that will be audited include but are not limited to: Member ID, date of service, Provider ID, category and sub category (if applicable) of service, diagnosis codes, procedure codes, revenue codes, date of Claim processing, and date of Claim payment.

4.17.2.7	Where a System is herein required to, or otherwise supports, the applicable batch or on-line transaction type, the system shall comply with HIPAA-standard transaction code sets as specified in Attachment L of the Model Contract.

4.17.2.8	The Offeror System(s) shall conform to HIPAA standards for information exchange that are currently under development within one hundred twenty (120) Calendar Days of the standard’s effective date or, if earlier, the date stipulated by CMS.

4.17.2.9	The layout and other applicable characteristics of the pages of Offeror Web sites shall be compliant with Federal “section 508 standards” and Web Content Accessibility Guidelines developed and published by the Web Accessibility Initiative.

4.17.2.10	Offeror Systems shall conform to any applicable Application, Information and Data, Middleware and Integration, Computing Environment and Platform, Network and Transport, and Security and Privacy policy and standard issued by GTA as stipulated in the appropriate policy/standard.

4.17.3	Data and Document Management Requirements by Major Information Type

4.17.3.1	In order to meet programmatic, reporting and management requirements, the Offeror’s systems shall serve as either the Authoritative Host of key data and documents or the host of valid, replicated data and documents from other systems. Attachment L of the Model Contract lays out the requirements for managing (capturing, storing and maintaining) data and documents for the major information types and subtypes associated with the aforementioned programmatic, reporting and management requirements.

4.17.4	System and Data Integration Requirements

4.17.4.1	All of the Offeror’s applications, operating software, middleware, and networking hardware and software shall be able to interface with the State’s systems and will conform to standards and specifications set by the Georgia Technology Authority (GTA) and the agency that owns the system. These standards and specifications are detailed in Attachment L of the Model Contract.

4.17.4.2	The Offeror’s System(s) shall be able to transmit and receive transaction data to and from the MMIS as required for the appropriate processing of Claims and any other transaction that may be performed by either System.

4.17.4.3	Each month the Offeror shall generate Encounter Data files from its claims management system(s) and/or other sources. The files will contain settled Claims and Claim adjustments and encounters from Providers with whom the Offeror has a capitation arrangement for the most recent month for which all such transactions were completed. The Offeror will provide these files electronically to DCH and/or its designated agent in adherence to the procedure and format indicated in Attachment L of the Model Contract.

4.17.4.4	The Offeror’s System(s) shall be capable of generating files in the prescribed formats for upload into state Systems used specifically for program integrity and compliance purposes.

4.17.4.5	The Offeror’s System(s) shall possess mailing address standardization functionality in accordance with US Postal Service conventions.

4.17.5	System Access Management and Information Accessibility Requirements

4.17.5.1	The Offeror’s System shall employ an access management function that restricts access to varying hierarchical levels of system functionality and Information. The access management function shall:

4.17.5.1.1	Restrict access to Information on a “need to know” basis, e.g. users permitted inquiry privileges only will not be permitted to modify information;

4.17.5.1.2	Restrict access to specific system functions and information based on an individual user profile, including inquiry only capabilities; global access to all functions will be restricted to specified staff jointly agreed to by DCH and the Offeror; and

4.17.5.1.3	Restrict attempts to access system functions to three (3), with a system function that automatically prevents further access attempts and records these occurrences.

4.17.5.2	The Offeror shall make System Information available to duly Authorized Representatives of DCH and other State and federal agencies to evaluate, through inspections or other means, the quality, appropriateness and timeliness of services performed.

4.17.5.3	The Offeror shall have procedures to provide for prompt transfer of System Information upon request to other In-Network or Out-of-Network Providers for the medical management of the member in adherence to HIPAA and other applicable requirements.

4.17.5.4	All Information, whether data or documents, and reports that contain or make references to said Information, involving or arising out of the GCS

Contract are owned by DCH. The Offeror is expressly prohibited from sharing or publishing DCH information and reports without the prior written consent of DCH. In the event of a dispute regarding the sharing or publishing of information and reports, DCH’s decision on this matter shall be final and not subject to change.

4.17.6	Systems Availability and Performance Requirements

4.17.6.1	The Offeror shall ensure that Member and Provider portal and/or phone-based functions and information, such as confirmation of CMO enrollment (CCE) and electronic claims management (ECM), Member services and Provider services, are available to the applicable System users twenty-four (24) hours a day, seven (7) Days a week, except during periods of scheduled System Unavailability agreed upon by DCH and the Offeror. Unavailability caused by events outside of an Offeror’s Span of Control is outside of the scope of this requirement.

4.17.6.2	The Offeror shall ensure that at a minimum all other System functions and Information are available to the applicable system users between the hours of 7:00 a.m. and 7:00 p.m. EST Monday through Friday.

4.17.6.3	The Offeror shall ensure that the average response time that is controllable by the Offeror is no greater than the requirements set forth below, at least ninety percent (90%) of the available production time between 7:00 am and 7:00 pm, Monday through Friday for all applicable system functions except a) during periods of scheduled downtime, as scheduled, b) during periods of unscheduled unavailability caused by systems and telecommunications technology outside of the Offeror’s Span of Control or c) for member and Provider portal and phone-based functions such as CCE and ECM that are expected to be available twenty-four (24) hours a day, seven (7) days a week:

4.17.6.3.1	Record Search Time – The response time shall be within five (5) seconds for ninety-five percent (95%) of the record searches as measured from a representative sample of DCH System Access Devices;

4.17.6.3.2	Record Retrieval Time – The response time will be within five (5) seconds for ninety-five percent (95%) of the records retrieved as measured from a representative sample of DCH System Access Devices;

4.17.6.3.3	Screen Edit Time – The response time will be within three (3) seconds for ninety-five percent (95%) of the time as measured from a representative sample of DCH System Access Devices.

4.17.6.3.4	New Screen/Page Time – The response time will be within three (3) seconds for ninety-five percent (95%) of the time as measured from a representative sample of DCH System Access Devices;

4.17.6.3.5	Confirmation of CMO Enrollment Response Time – The response time will be within five (5) seconds for ninety-five percent (95%) of the time as measured from a representative sample of user System Access Devices; and

4.17.6.3.6	On-line Adjudication Response Time – The response time will be within five (5) seconds ninety-nine percent (99%) of the time as measured from a representative sample of user System Access Devices.

4.17.6.4	The Offeror shall develop an automated method of monitoring the CCE and ECM functions on at least a thirty (30) minute basis twenty-four (24) hours a day, seven (7) Days per week. The monitoring method shall separately monitor for availability each component of the CCE and ECM systems, such as the voice response system, the PC software response, direct line use, the swipe box method and ECM on-line pharmacy system.

4.17.6.5	Upon discovery of any problem within its Span of Control that may jeopardize System availability and performance as defined in this Section, the Offeror shall notify the applicable DCH staff in person, via phone, electronic mail and/or surface mail.

4.17.6.6	The Offeror shall deliver notification as soon as possible but no later than the close of business if the problem is identified during the business day and no later than 9:00 a.m. the following business day if the problem occurs after close of business.

4.17.6.7	Where the operational problem results in delays in report distribution or problems in on-line access during the business day, the Offeror shall notify the applicable DCH staff within fifteen (15) minutes of discovery of the problem, in order for the applicable work activities to be rescheduled or be handled based on System Unavailability protocols.

4.17.6.8	The Offeror shall provide to appropriate DCH staff information on System Unavailability events, as well as status updates on problem resolution. These up-dates shall be provided on an hourly basis and made available via electronic mail, telephone and the Offeror’s Web site/DCH Portal.

4.17.6.9	Unscheduled System Unavailability of CCE and ECM functions, caused by the failure of systems and telecommunications technologies within the Offeror’s Span of Control will be resolved, and the restoration of services implemented, within thirty (30) minutes of the official declaration of System Unavailability. Unscheduled System Unavailability to all other Offeror System functions caused by systems and telecommunications technologies within the Offeror’s Span of Control shall be resolved, and the restoration of services implemented, within four (4) hours of the official declaration of System Unavailability.

4.17.6.10	Cumulative System Unavailability caused by systems and telecommunications technologies within the Offeror’s Span of Control shall not exceed one (1) hour during any continuous five (5) day period.

4.17.6.11	The Offeror shall not be responsible for the availability and performance of systems and telecommunications technologies outside of the Offeror’s Span of Control.

4.17.6.12	Full written documentation that includes a Corrective Action Plan, that describes how the problem will be prevented from occurring again, shall be delivered within five (5) Business Days of the problem’s occurrence.

4.17.6.13	Regardless of the architecture of its Systems, the Offeror shall develop and be continually ready to invoke a business continuity and disaster recovery (BC-DR) plan that at a minimum addresses the following scenarios: (a) the central computer installation and resident software are destroyed or damaged, (b) System interruption or failure resulting from network, operating hardware, software, or operational errors that compromises the integrity of transactions that are active in a live system at the time of the outage, (c) System interruption or failure resulting from network, operating hardware, software or operational errors that compromises the integrity of data maintained in a live or archival system, (d) System interruption or failure resulting from network, operating hardware, software or operational errors that does not compromise the integrity of transactions or data maintained in a live or archival system but does prevent access to the System, i.e. causes unscheduled System Unavailability.

4.17.6.14	The Offeror shall periodically, but no less than annually, test its BC-DR plan through simulated disasters and lower level failures in order to demonstrate to the State that it can restore System functions per the standards outlined elsewhere in this section.

4.17.6.15	In the event that the Offeror fails to demonstrate in the tests of its BC-DR plan that it can restore system functions per the standards outlined herein, the Offeror shall be required to submit to the State a Corrective Action Plan that describes how the failure will be resolved. The Corrective Action Plan will be delivered within five (5) Business Days of the conclusion of the test.

4.17.7	System User and Technical Support Requirements

4.17.7.1	Beginning sixty (60) Calendar Days prior to the scheduled start of operations, the Offeror shall provide Systems Help Desk (SHD) services to all DCH staff and the other agencies that may have direct access to Offeror systems.

4.17.7.2	The SHD shall be available via local and toll free telephone service and via e-mail from 7 a.m. to 7 p.m. EST Monday through Friday, with the exception of State holidays. Upon State request, the Offeror shall staff the SHD on a State holiday, Saturday, or Sunday.

4.17.7.3

SHD staff shall answer user questions regarding Offeror System functions and capabilities; report recurring programmatic and operational problems to appropriate Offeror or DCH staff for follow-up; redirect problems or queries that are not supported by the SHD, as appropriate, via a telephone transfer or other agreed upon methodology; and redirect problems or queries specific to data access authorization to the appropriate State login account administrator.

4.17.7.4	The Offeror shall submit to DCH for review and approval its SHD Standards. At a minimum, these standards shall require that between the hours of 7 a.m. and 7 p.m. EST ninety percent (90%) of calls are answered by the fourth (4th) ring, the call abandonment rate is five percent (5%) or less, the average hold time is two (2) minutes or less, and the blocked call rate does not exceed one percent (1%).

4.17.7.5	Individuals who place calls to the SHD between the hours of 7 pm and 7 am EST shall be able to leave a message. The Offeror’s SHD shall respond to messages by noon the following Business Day.

4.17.7.6	Recurring problems not specific to System Unavailability identified by the SHD shall be documented and reported to Offeror management within one (1) Business Day of recognition so that deficiencies are promptly corrected.

4.17.7.7	Additionally, the Offeror shall have an IT service management system that provides an automated method to record, track, and report on all questions and/or problems reported to the SHD. The service management system shall:

4.17.7.7.1	Assign a unique number to each recorded incident;

4.17.7.7.2	Create State defined extract files that contain summary information on all problems/issues received during a specified time frame;

4.17.7.7.3	Escalate problems based on their priority and the length of time they have been outstanding;

4.17.7.7.4	Perform key word searches that are not limited to certain fields and allow for searches on all fields in the database;

4.17.7.7.5	Notify support personnel when a problem is assigned to them and re-notify support personnel when an assigned problem has escalated to a higher priority;

4.17.7.7.6	List all problems assigned to a support person or group;

4.17.7.7.7	Perform searches for duplicate problems when a new problem is entered;

4.17.7.7.8	Allow for entry of at least five hundred (500) characters of free form text to describe problems and resolutions;

4.17.7.7.9	Generate Reports that identify categories of problems encountered, length of time for resolution, and any other State-defined criteria.

4.17.7.8	The Offeror’s call center systems shall have the capability to track call management metrics identified in Attachment L of the Model Contract.

4.17.8	System Change Management Requirements

4.17.8.1	The Offeror shall absorb the cost of routine maintenance, inclusive of defect correction, System changes required to effect changes in State and federal statute and regulations, and production control activities, of all Systems within its Span of Control.

4.17.8.2	The Offeror shall provide to DCH prior written notice of non-routine System changes excluding changes prompted by events described in Section 4.17.6 and including proposed corrections to known system defects, within ten (10) Calendar Days of the projected date of the change. As directed by the state, the Offeror shall discuss the proposed change in the Systems Work Group.

4.17.8.3	The Offeror shall respond to State reports of System problems not resulting in System Unavailability according to the following timeframes:

4.17.8.3.1	Within five (5) Calendar Days of receipt the Offeror shall respond in writing to notices of System problems.

4.17.8.3.2	Within fifteen (15) Calendar Days, the correction will be made or a Requirements Analysis and Specifications document will be due.

4.17.8.3.3	The Offeror will correct the deficiency by an effective date to be determined by DCH.

4.17.8.3.4	Offeror systems will have a system-inherent mechanism for recording any change to a software module or subsystem.

4.17.8.4	The Offeror shall put in place procedures and measures for safeguarding the State from unauthorized modifications to Offeror Systems.

4.17.8.5	Unless otherwise agreed to in advance by DCH as part of the activities described in Section 4.17.8.3, scheduled System Unavailability to perform System maintenance, repair and/or upgrade activities shall take place between 11 p.m. on a Saturday and 6 a.m. on the following Sunday.

4.17.9	System Security and Information Confidentiality and Privacy Requirements

4.17.9.1	The Offeror shall provide for the physical safeguarding of its data processing facilities and the systems and information housed therein. The Offeror shall provide DCH with access to data facilities upon DCH request. The physical security provisions shall be in effect for the life of this Contract.

4.17.9.2	The Offeror shall restrict perimeter access to equipment sites, processing areas, and storage areas through a card key or other comparable system, as well as provide accountability control to record access attempts, including attempts of unauthorized access.

4.17.9.3	The Offeror shall include physical security features designed to safeguard processor site(s) through required provision of fire retardant capabilities, as well as smoke and electrical alarms, monitored by security personnel.

4.17.9.4	The Offeror shall ensure that the operation of all of its systems is performed in accordance with State and federal regulations and guidelines related to security and confidentiality and meet all privacy and security requirements of HIPAA regulations. Relevant publications are included in Attachment L of the Model Contract.

4.17.9.5	The Offeror will put in place procedures, measures and technical security to prohibit unauthorized access to the regions of the data communications network inside of an Offeror’s Span of Control.

4.17.9.6	The Offeror shall ensure compliance with:

4.17.9.6.1	42 CFR Part 31 Subpart F (confidentiality of information concerning applicants and members of public medical assistance programs);

4.17.9.6.2	42 CFR Part 2 (confidentiality of alcohol and drug abuse records); and

4.17.9.6.3	Special confidentiality provisions related to people with HIV/AIDS and mental illness.

4.17.9.7	The Offeror shall provide its members with a privacy notice as required by HIPAA. The Offeror shall provide the State with a copy of its Privacy Notice for its filing.

4.17.10	Information Management Process and Information Systems Documentation Requirements

4.17.10.1	The Offeror shall ensure that written System Process and Procedure Manuals document and describe all manual and automated system procedures for its information management processes and information systems.

4.17.10.2	The Offeror shall develop, prepare, print, maintain, produce, and distribute distinct System Design and Management Manuals, User Manuals and Quick/Reference Guides, and any updates thereafter, for DCH and other agency staff that use the DCH Portal.

4.17.10.3	The System User Manuals shall contain information about, and instructions for, using applicable System functions and accessing applicable system data.

4.17.10.4	When a System change is subject to State sign off, the Offeror shall draft revisions to the appropriate manuals prior to State sign off of the change.

4.17.10.5	All of the aforementioned manuals and reference guides shall be available in printed form and on-line via the DCH Portal. The manuals will be published in accordance to the applicable DCH and/or GTA standard.

4.17.10.6	Updates to the electronic version of these manuals shall occur in real time; updates to the printed version of these manuals shall occur within ten (10) Business Days of the update taking effect.

4.17.11	Reporting Requirements

4.17.11.1	The Offeror shall submit a monthly Systems Availability and Performance Report to DCH as described in Section 4.18.3.4.

4.18	REPORTING REQUIREMENTS

4.18.1	General Procedures

4.18.1.1	The Offeror shall comply with all the reporting requirements established by this Contract. The Offeror shall create Reports using the formats, including electronic formats, instructions, and timetables as specified by DCH and at no cost to DCH. Changes to the format must be approved by DCH prior to implementation. The Offeror shall transmit and receive all transactions and code sets required by the HIPAA regulations in accordance with Section 21 of the Model Contract. The Offeror’s failure to submit the Reports as specified may result in the assessment of liquidated damages as described in Section 23 of the Model Contract.

4.18.1.1.1	The Offeror shall submit the Deliverables and Reports for DCH review and approval according to the following timelines, unless otherwise indicated.

i.	Annual Reports shall be submitted within thirty (30) Calendar Days following the twelfth (12th) month Members are enrolled in the CMO plan;

ii.	Quarterly Reports shall be submitted by April 30, July 30, October 30, and January 30, for the quarter immediately preceeding the due date; and

iii.	Monthly Reports shall be submitted within fifteen (15) Calendar Days of the end of each month.

iv.	Weekly Reports shall be submitted on the same day of each week, as determined by DCH.

4.18.1.2	The Offeror shall submit to DOI any and all reports required by DOI. While some of these reports have been specified in this RFP, this is not intended to be an exhaustive list of reports due to DOI, rather certain financial reports have been highlighted.

4.18.2	Weekly Reporting

4.18.2.1	Member Information Report

4.18.2.1.1	Pursuant to Section 4.1.4.1 the Offeror shall submit a Member Information Report. The report shall include information on the Members that change addresses or move outside the Service Region. The Offeror shall also report any information that may affect the Member’s eligibility for GCS including, but not limited to, changes in income or employment, family size, or incarceration. The minimum data elements that will be required for this report are described in Attachment L of the Model Contract.

4.18.2.2	Telephone and Internet Activity Report

4.18.2.2.1	Pursuant to Sections 4.3.11.1 and 4.9.8.1 the Offeror shall submit a Member Telephone and Internet Activity Report and a Provider Telephone and Internet Activity Report. Each Telephone and Internet Activity Report shall include the following information:

i.	Call volume;

ii.	E-mail volume;

iii.	Average call length;

iv.	Average hold time;

v.	Call abandonment rate; and

vi.	Content of call or e-mail and resolution.

4.18.3	Monthly Reporting

4.18.3.1	Eligibility and Enrollment Reconciliation Report

4.18.3.1.1	Pursuant to Section 4.1.4.2 the Offeror shall submit an Eligibility and Enrollment Reconciliation Report that reconciles eligibility data to the Offeror’s enrollment records. The written report shall verify that the Offeror has an enrollment record for all Members that are eligible for enrollment in the CMO plan.

4.18.3.2	Prior Authorization and Pre-Certification Report

4.18.3.2.1	Pursuant to Section 4.11.10.2 the Offeror shall submit Prior Authorization and Pre-Certification Reports that summarize all requests in the preceding month for Prior Authorization and Pre-Certification. The Report shall include, at a minimum, the following information:

i.	Total number of requests for Prior Authorization and Pre-Certification requested by type of service;

ii.	Total number of requests for Prior Authorization and Pre-Certification processed within fourteen (14) Calendar Days for standard Service Authorizations;

iii.	Total number of requests for extension of the fourteen (14) Calendar Days for standard Service Authorizations;

iv.	Total number of requests for Prior Authorization and Pre-Certification processed within twenty-four (24) hours for expedited Service Authorizations;

v.	Total number of requests for the extension of the twenty-four (24) hours for expedited Service Authorizations;

vi.	Total number of requests for authorization processed within thirty (30) Calendar Days for determination for services that have been delivered;

vii.	Total number of requests approved by type of service; and

viii.	Total number of requests denied by type of service.

4.18.3.3	Claims Processing Report

4.18.3.4.1	Pursuant to Section 4.16.3.1 the Offeror shall submit a Claims Processing Report that at a minimum contains the following:

i.	Number and dollar value of Claims processed by Provider type and processing status (adjudicated and paid, adjudicated and not paid, suspended, appealed, denied);

ii.	Aging of Claims: number, dollar value and status of Claims filed in most recent and prior months by Provider type and processing status; and

iii.	Cumulative percentage for the current fiscal year of Clean Claim s processed and paid within thirty (30) calendar and ninety (90) Calendar Days of receipt.

4.18.3.4	System Availability and Performance Report

4.18.3.4.1	Pursuant to Section 4.17.11.1 the Offeror shall submit a System Availability and Performance Report that shall report the following information:

i.	Record Search Time

ii.	Record Retrieval Time

iii.	Screen Edit Time

iv.	New Screen/Page Time

v.	Print Initiation Time

vi.	Eligibility Verification System Response Time

4.18.4	Quarterly Reporting

4.18.4.1	EPSDT Report

4.18.4.1.1	Pursuant to Section 4.7.6.1 the Offeror shall submit an EPSDT Report for Medicaid Members and PeachCare for Kids Members that identifies at a minimum the following:

i.	Number of Health Check eligible Members;

ii.	Number of live births;

iii.	Number of initial newborn visits within twenty-four (24) hours of birth;

iv.	Number of Members who received all scheduled EPSDT screenings in accordance with the periodicity schedule;

v.	Number of Members who received dental examinations services by an oral health professional;

vi.	Number of Members that received an initial health visit and screening within 90 Calendar Days of enrollment;

vii.	Number of diagnostic and treatment services, including Referrals; and

viii.	Number and rate of blood lead screening.

4.18.4.1.2	Reports shall capture Medicaid Members and PeachCare for Kids Members separately.

4.18.4.1.3	DCH, at its sole discretion, may add additional data to the EPSDT Report if DCH determines that it is necessary for monitoring purposes.

4.18.4.2	Timely Access Report

4.18.4.2.1	Pursuant to Section 4.8.19.2 the Offeror shall submit Timely Access Reports that monitor the time lapsed between a Member’s initial request for an office appointment and the date of the appointment. The report shall include:

i.	Total number of appointment requests;

ii.	Total number of requests that meet the waiting time standards;

iii.	Total number of requests that exceed the waiting time standards; and

iv.	Average waiting time for those requests that exceed the waiting time standards. Information for items iii and iv shall be provided for each provider type/class.

4.18.4.3	Provider Complaints Report

4.18.4.3.1	Pursuant to Section 4.9.8.2 the Offeror shall submit a Provider Complaints Report that includes, at a minimum, the following:

v.	Number of complaints by type;

vi.	Type of assistance provided; and

vii.	Administrative disposition of the case.

4.18.4.4	FQHC Report

4.18.4.4.1	Pursuant to 4.10.5.1 the Offeror shall submit FQHC Payment Reports that that identify Offeror payments made to each FQHC and RHC for each Covered Services provided to Members.

4.18.4.5	Utilization Management Report

4.18.4.5.1	Pursuant to Section 4.11.10.1 the Offeror shall submit a Utilization Management Report on Utilization patterns and aggregate trend analysis. The Offeror shall also submit individual Provider profiles to DCH. These Reports should provide to DCH analysis and interpretation of Utilization patterns, including but not limited to, high volume services, high risk services, services driving cost increases, including prescription drug utilization; Fraud and Abuse trends; and Quality and disease management. The Offeror shall provide ad hoc Reports pursuant to the requests of DCH. The Offeror shall submit its proposed reporting mechanism, including focus of study, data sources, etc. to DCH for approval.

4.18.4.6	Quality Oversight Committee Report

4.18.4.6.1	Pursuant to Section 4.12.9.1 the Offeror shall submit a Quality Oversight Committee Report that shall include a summary of results, conclusions, recommendations and implemented system changes for the QAPI program.

4.18.4.7	Fraud and Abuse Report

4.18.4.7.1	Pursuant to Section 4.13.4.1 the Offeror shall submit a Fraud and Abuse Report which shall include, at a minimum, the following:

i.	Source of complaint;

ii.	Alleged persons or entities involved;

iii.	Nature of complaint;

iv.	Approximate dollars involved;

v.	Date of the complaint;

vi.	Disciplinary action imposed;

vii.	Administrative disposition of the case;

viii.	Investigative activities, corrective actions, prevention efforts, and results; and

ix.	Trending and analysis as it applies to: Utilization Management; Claims management; post-processing review of Claims; and Provider profiling.

4.18.4.8	Grievance System Report

4.18.4.8.1	Pursuant to Section 4.14.8.5 the Offeror shall submit a summary of Grievance, Appeals and Administrative Law Hearing requests. The report shall, at a minimum, include the following:

i.	Number of complaints by type;

ii.	Type of assistance provided; and

iii.	Administrative disposition of the case.

4.18.4.9	Cost Avoidance Report

4.18.4.9.1	Pursuant to Section 4.19.6.1 the Offeror shall submit a Cost Avoidance Report that identifies all cost avoided claims for Members with third party coverage from private insurance carriers and other responsible third parties.

4.18.4.10	Medical Loss Ratio Report

4.18.4.10.1	Pursuant to Section 4.19.6.2 the Offeror shall submit a Medical Loss Ratio Report that shall include all monthly expenditures reported on a rolling basis by Provider groupings including, but not limited to:

i.	Direct payment to Providers for covered medical services;

ii.	Capitated payments to Providers; and

iii.	Subcontractors for covered medical services.

4.18.4.11	Independent Audit and Income Statement

4.18.4.11.1	Pursuant to Section 4.19.6.5.8, the Offeror shall submit to DOI a quarterly independent audit and income statement. The quarterly audit shall be on the form prescribed by the NAIC and the income statement shall detail the Offeror’s earned revenue and incurred expenses under the GCS Contract. Each quarter shall be uniquely restated until the Offeror has reported the quarter as fully complete.

4.18.5	Annual Reports

4.18.5.1	Performance Improvement Projects Reports

4.18.5.1.1	Pursuant to Section 4.12.9.2 the Offeror shall submit a Performance Improvement Projects Report that includes the study design, analysis, status and results on performance improvement projects. Status Reports on Performance Improvement Projects may be requested more frequently by DCH.

4.18.5.2	Focused Studies Report

4.18.5.2.1

Pursuant to Section 4.12.9.3 the Offeror shall, on the first (1st) day of the fourth (4th) quarter of the first (1st) year of operations submit a Focus Studies Report that includes the study design, analysis and results for each of the two required focused studies. The Offeror shall submit annual Reports on the focused studies thereafter.

4.18.5.3	Patient Safety Reports

4.18.5.3.1	Pursuant to Section 4.12.9.4 the Offeror shall submit a Patient Safety Report that includes, at a minimum, the following:

i.	A system of classifying complaints according to severity;

ii.	Review by Medical Director and mechanism for determining which incidents will be forwarded to Peer Review and Credentials Committees; and

iii.	Summary of incident(s) included in Provider Profile.

4.18.5.4	Systems Refresh Plan

4.18.5.4.1	Pursuant to 4.17.1.6 the Offeror shall submit to DCH a Systems Refresh Plan no later than the 30th of April each year.

4.18.5.5	Independent Audit and Income Statement

4.18.5.5.1	Pursuant to Section 4.19.6.5.8, the Offeror shall submit to DOI an annual independent audit that includes an audited and un-audited report for the GCS book of business in accordance with the format prescribed by NAIC. The annual report must include actuarial certification of incurred, but not reported, claims. The Offeror shall also submit an annual income statement detailing earned revenue and incurred expenses as a result of this Contract.

4.18.5.6	“SAS 70” Report

4.18.5.6.1	Pursuant to Section 4.19.6.4, the Offeror shall submit to DCH an annual SAS 70 Report conducted by an independent auditing firm.

4.18.5.7	Disclosure of Information on Annual Business Transactions

4.18.5.7.1	Pursuant to Section 4.19.6.5, the Offeror shall submit to DCH, in a format specified by DCH, an annual Disclosure of Information on Annual Business Transactions.

4.18.6	Ad Hoc Reports

4.18.6.1	State Quality Monitoring Reports

4.18.6.1.1	Pursuant to Appendix G the Offeror shall report, upon request by DCH, information to support the State’s Quality Monitoring Functions in accordance with 42 CFR 43 8.204. These Reports shall include information on:

i.	The availability of services;

ii.	The adequacy of the Offeror’s capacity and services;

iii.	The Offeror’s coordination and continuity of care for Members;

iv.	The coverage and authorization of services;

v.	The Offeror’s policies and procedures for selection and retention of Providers;

vi.	The Offeror’s compliance with Member information requirements in accordance with 42CFR 438.10;

vii.	The Offeror’s compliance with 45 CFR relative to Member’s confidentiality;

viii.	The Offeror’s compliance with Member enrollment and Disenrollment requirements and limitations;

ix.	The Offeror’s Grievance System;

x.	The Offeror’s oversight of all subcontractual relationships and delegations therein;

xi.	The Offeror’s adoption of practice guidelines, including the dissemination of the guidelines to Providers and Provider’s application of them;

xii.	The Offeror’s quality assessment and performance improvement program; and

xiii.	The Offeror’s health information systems.

4.18.6.2	Provider Network Adequacy and Capacity Report

4.18.6.2.1	Pursuant to Section 4.8.19.1 the Offeror shall submit a Provider Network Adequacy and Capacity Report that demonstrates that the Offeror offers an appropriate range of preventive, Primary Care and specialty services that is adequate for the anticipated number of Members for the service area and that its network of Providers is sufficient in number, mix and geographic distribution to meet the needs of the anticipated number of Members in the service area.

4.18.6.2.2	This Provider Network Adequacy and Capacity Report shall list all Providers enrolled in the Offeror’s Provider network, including but not limited to, physicians, hospitals, FQHC/RHCs, home health agencies, pharmacies, Durable Medical Equipment vendors, behavioral health specialists, ambulance vendors, and dentists. Each Provider shall be identified by a unique identifying Provider number as specified in Section 4.8.1.4. This unique identifier shall appear on all Encounter Data transmittals. In addition to the listing, the Provider Network Adequacy and Capacity Report shall identify:

i.	Provider additions and deletions from the preceding month;

ii.	All OB/GYN Providers participating in the Offeror’s network, and those with open panels; and

iii.	List of Primary Care Providers with open panels.

4.18.6.2.3	The Reports shall be submitted to DCH at the following times:

i.	Sixty (60) Days after Contract Award and quarterly thereafter;

ii.	Upon DCH request;

iii.	Upon enrollment of a new population in the Offeror’s plan; and

iv.	Any time there has been a significant change in the Offeror’s operations that would affect adequate capacity and services. A significant change is defined as any of the following:

•	A decrease in the total number of PCPs by more than five percent (5%);

•	A loss of Providers in a specific specialty where another Provider in that specialty is not available within sixty (60) miles; or

•	A loss of a hospital in an area where another CMO plan hospital of equal service ability is not available within twenty-five (25) miles; or

•	Other adverse changes to the composition of the network which impair or deny the Members’ adequate access to CMO plan Providers.

4.18.6.3	Third Party Liability and Coordination of Benefits Report

4.18.6.3.1	Pursuant to Section 4.19.6.3 the Offeror shall submit a Third Party Liability and Coordination of Benefits Report that includes any Third Party Resources available to a Member discovered by the Offeror, in addition to those provided to the Offeror by DCH pursuant to Appendix G, within ten (10) Business Days of verification of such information. The Offeror shall report any known changes to such resources in the same manner.

4.19	FINANCIAL MANAGEMENT

4.19.1	General Provisions

4.19.1.1	The Offeror shall be responsible for the sound financial management of the CMO plan.

4.19.2	Solvency and Reserves Standards

4.19.2.1	The Offeror shall establish and maintain such net worth, working capital and financial reserves as required pursuant to State law.

4.19.2.2	The Offeror shall provide assurances to the State that its provision against the risk of insolvency is adequate such that its Members shall not be liable for its debts in the event of insolvency.

4.19.2.3	As part of its accounting and budgeting function, the Offeror shall establish an actuarially sound process for estimating and tracking incurred but not reported costs. As part of its reserving process the Offeror shall conduct annual reviews to assess its reserving methodology and make adjustments as necessary.

4.19.3	Reinsurance

4.19.3.1	DCH will not administer a Reinsurance program funded from capitation payment Withholding.

4.19.3.2	In addition to basic financial measures required by State law and discussed in 4.19.2, the Offeror shall meet financial viabiligy standards. The Offeror shall maintain net equity (asses minus liability) equal to at least one (1) month’s capitation payments under this Contract. In addition, the Offeror shall maintain a current ration (current assets/current liabilities) of greater than or equal to 1.0.

4.19.3.3	In the event the Offeror does not meet the minimum financial viability standards outlined in 4.19.3.2, the Offeror shall obtain Reinsurance that meets all DOI requirements. While commercial Reinsurance is not required, DCH recommends that Offerors obtain commercial Reinsurance rather than self-insuring.

4.19.4	Third Party Liability and Coordination of Benefits

4.19.4.1	Third party liability refers to any other health insurance plan or carrier (e.g., individual, group, employer-related, self-insured or self-funded, or commercial carrier, automobile insurance and worker’s compensation) or program, that is, or may be, liable to pay all or part of the Health Care expenses of the Member.

4.19.4.2	Pursuant to Section 1 902(a)(25) of the Social Security Act and 42 CFR 433 Subpart D, DCH hereby authorizes the Offeror as its agent to identify and cost avoid Claims for all CMO plan Members, including PeachCare for Kids members.

4.19.4.3	The Offeror shall make reasonable efforts to determine the legal liability of third parties to pay for services furnished to CMO plan Members. To the extent permitted by State and federal law, the Offeror shall use Cost Avoidance processes to ensure that primary payments from the liable third party are identified, as specified below.

4.19.4.4	If the Offeror is unsuccessful in obtaining necessary cooperation from a Member to identify potential Third Party Resources after sixty (60) Calendar Days of such efforts, the Offeror may inform DCH, in a format to be determined by DCH, that efforts have been unsuccessful.

4.19.4.5	Cost Avoidance

4.19.4.5.1	The Offeror shall cost avoid all Claims or services that are subject to payment from a third party health insurance carrier, and may deny a service to a Member if the Offeror is assured that the third party health insurance carrier will provide the service, with the exception of those situations described below. However, if a third party health insurance carrier requires the Member to pay any cost-sharing amounts (e.g., copayment, coinsurance, deductible), the Offeror shall pay the cost sharing amounts. The Offeror’s liability for such cost sharing amounts shall not exceed the amount the Offeror would have paid under the Offeror’s payment schedule for the service.

4.19.4.5.2	Further, the Offeror shall not withhold payment for services provided to a Member if third party liability, or the amount of third party liability, cannot be determined, or if payment will not be available within sixty (60) Calendar Days.

4.19.4.5.3	The requirement of Cost Avoidance applies to all Covered Services except Claims for labor and delivery, including inpatient hospital care and postpartum care, prenatal services, preventive pediatric services, and services provided to a dependent covered by health insurance pursuant to a court order. For these services the Offeror shall ensure that services are provided without regard to insurance payment issues and must provide the service first. The Offeror shall then coordinate with DCH or it agent to enable DCH to recover payment from the potentially liable third party.

4.19.4.5.4	If the Offeror determines that third party liability exists for part or all of the services rendered, the Offeror shall:

i.	Notify Providers and supply third party liability data to a Provider whose Claim is denied for payment due to third party liability; and,

ii	Pay the Provider only the amount, if any, by which the Provider’s allowable Claim exceeds the amount of third party liability.

4.19.4.6	Compliance

4.19.4.6.1	DCH may determine whether the Offeror is in compliance with this Section by inspecting source documents for timeliness of billing and accounting for third party payments.

4.19.5	Physician Incentive Plan

4.19.5.1	The Offeror may establish physician incentive plans pursuant to federal and State regulations, including 42 CFR 422.208 and 422.2 10, and 42 CFR 438.6.

4.19.5.2	The Offeror shall disclose any and all such arrangements to DCH, and upon request, to Members. Such disclosure shall include:

4.19.5.2.1	Whether services not furnished by the physician or group are covered by the incentive plan;

4.19.5.2.2	The type of Incentive Arrangement;

4.19.5.2.3	The percent of Withhold or bonus; and,

4.19.5.2.4	The panel size and if patients are pooled, the method used.

4.19.5.3	Upon request, the Offeror shall report adequate information specified by the regulations to DCH in order that DCH will adequately monitor the CMO plan.

4.19.5.4	If the Offeror’s physician incentive plan includes services not furnished by the physician/group, the Offeror shall: (1) ensure adequate stop loss protection to individual physicians, and must provide to DCH proof of such stop loss coverage, including the amount and type of stop loss; and (2) conduct annual Member surveys, with results disclosed to DCH, and to Members, upon request.

4.19.5.5	Such physician incentive plans may not provide for payment, either directly or indirectly, to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual.

4.19.6	Reporting Requirements

4.19.6.1	The Offeror shall submit to DCH quarterly Cost Avoidance Reports as described in Section 4.18.4.9.

4.19.6.2	The Offeror shall submit to DCH quarterly Medical Loss Ratio Reports that detail direct medical expenditures for Members and premiums paid by the Offeror, as described in Section 4.18.4.10.

4.19.6.3	The Offeror shall submit to DCH Third Party Liability and Coordination of Benefits Reports within ten (10) Business Days of verification of available Third Party Resources to a Member, as described in Section 4.18.6.3. The Offeror shall report any known changes to such resources in the same manner.

4.19.6.4	The Offeror, at its sole expense, shall submit by July 31 (or a later date if approved by DCH) of each year a “Report on Controls Placed in Operation and Tests of Operating Effectiveness”, meeting all standards and requirements of the AICPA’s SAS 70, for the Offeror’s operations performed for DCH under the GCS Contract.

4.19.6.4.1	Each such “SAS 70 report” shall apply to the full twelve (12) months of the State’s preceding fiscal year. The audit shall be conducted by an independent auditing firm, which has prior SAS 70 audit experience. An independent auditing firm means an organization other than the CPA firm engaged as the Offeror’s corporate auditor. The selection of, and contract with, the independent auditor shall be subject to the approval of DCH and the State Auditor. Since such audits are not intended to fully satisfy all auditing requirements of DCH, the State Auditor reserves the right to fully and completely audit at their discretion the Offeror’s operation, including all aspects which will have effect upon the DCH account, either on an interim audit basis or at the end of the State’s fiscal year. DCH also reserves the right to designate other auditors or reviewers to examine the Offeror’s operations and records for monitoring and/or stewardship purposes.

4.19.6.4.2	The independent auditing firm shall simultaneously deliver identical reports of its findings and recommendations to the Offeror and DCH within one (1) month after the close of each review period. The audit shall be conducted and the report shall be prepared in accordance with generally accepted auditing standards for such audits as defined in the publications of the AICPA, entitled “Statements on Auditing Standards” (SAS). In particular, both the “Statements on Auditing Standards Number 70-Reports on the Processing of Transactions by Service Organizations” and the AICPA Audit Guide, “Audit Guide of Service-Center-Produced Records” are to be used.

4.19.6.4.3	The Offeror shall respond to the audit findings and recommendations within thirty (30) days of receipt of the audit and shall submit an acceptable proposed corrective action to DCH. The Offeror shall implement the corrective action plan within forty (40) Calendar Days of its approval by DCH.

4.19.6.5	The Offeror shall submit to DCH a “Disclosure of Information on Annual Business Transactions.” This report must include:

4.19.6.5.1	Definition of a Party in Interest – As defined in section 1318(b) of the Public Health Service Act, a Party in Interest is:

i.	Any director, officer, partner, or employee responsible for management or administration of an HMO and HIO; any person who is directly or indirectly the beneficial owner of more than five percent (5%) of the equity of the HMO; any person who is the beneficial owner of a mortgage, deed of trust, note, or other interest secured by, and valuing more than five percent (5%) of the HMO; or, in the case of an HMO organized as a nonprofit corporation, an incorporator or member of such corporation under applicable State corporation law;

ii.	Any organization in which a person described 4.19.6.5.1.i is director, officer or partner; has directly or indirectly a beneficial interest of more than five percent (5%) of the equity of the HMO; or has a mortgage, deed of trust, note, or other interest valuing more than five percent (5%) of the assets of the HMO;

iii.	Any person directly or indirectly controlling, controlled by, or under common control with a HMO; or

iv.	Any spouse, child, or parent of an individual described in 4.19.6.5.1 .ii.

4.19.6.5.2	Types of Transactions Which Must Be Disclosed – Business transactions which must be disclosed include:

i.	Any sale, exchange or lease of any property between the HMO and a party in interest;

ii.	Any lending of money or other extension of credit between the HMO and a party in interest; and

iii.	Any furnishing for consideration of goods, services (including management services) or facilities between the

HMO and the party in interest. This does not include salaries paid to employees for services provided in the normal course of their employment.

4.19.6.5.3	The information which must be disclosed in the transaction listed in Section 4.19.6.5.2 between an HMO and a party in interest includes:

i.	The name of the party in interest for each transaction;

ii.	A description of each transaction and the quantity or units involved;

iii.	The accrued dollar value of each transaction during the fiscal year; and

iv.	Justification of the reasonableness of each transaction.

4.19.6.5.4	The Offeror shall submit all necessary reports, documentation, and statements to DOI as required by State law. This includes, but is not limited to the following:

i.	An annual report on the form prescribed by the NAIC’s Quarterly and Annual Statement Instructions for health maintenance organizations pursuant to State Law and regulations. This annual report must include actuarial certification of incurred, but not reported, claims.

ii.	An annual income statement detailing the Offeror’s earned revenue and incurred expenses as a result of this Contract.

iii.	A quarterly report on the form prescribed by the NAIC’s Quarterly and Annual Statement Instructions for health maintenance organizations pursuant to State Law and regulations.

iv.	A quarterly income statement detailing the Offeror’s earned revenue and incurred expenses as a result of this Contract.

4.20	OFFEROR STAFFING

4.20.1	Staffing Assignments and Credentials

4.20.1.1

The Offeror warrants and represents that all persons, including independent contractors and consultants assigned by it to perform the GCS Contract, shall be employees or formal agents of the Offeror and shall have the credentials necessary (i.e., licensed, and bonded, as required) to perform the work required herein. The Offeror shall include a similar provision in any contract with any Subcontractor selected to perform work hereunder. The Offeror also agrees that DCH may approve or disapprove the Offeror’s Subcontractors or its staff assigned to the GCS Contract prior to the proposed staff assignment. DCH’s decision on this matter shall not be subject to Appeal.

4.20.1.2	In addition, the Offeror warrants that all persons assigned by it to perform work under the GCS Contract shall be employees or authorized Subcontractors of the Offeror and shall be fully qualified, as required in the RFP and specified in the Offeror’s proposal, to perform the services required herein. Personnel commitments made in the Offeror’s proposal shall not be changed unless approved by DCH in writing. Staffing will include the named individuals at the levels of effort proposed.

4.20.1.3	The Offeror shall provide and maintain sufficient qualified personnel and staffing to enable the Deliverables to be provided in accordance with the RFP, the Offeror’s proposal and this Contract. The Offeror shall submit to DCH, within ninety (90) days of Contract award, a detailed staffing plan, including the employees and management for all CMO functions.

4.20.1.4	At a minimum, the Offeror shall provide the following staff:

4.20.1.4.1	An Executive Administrator who is a full-time administrator with clear authority over the general administration and implementation of the requirements detailed in the GCS Contract.

4.20.1.4.2	A Medical Director who is a licensed physician in the State of Georgia. The Medical Director shall be actively involved in all major clinical program components of the CMO plan, shall be responsible for the sufficiency and supervision of the Provider network, and shall ensure compliance with federal, State and local reporting laws on communicable diseases, child abuse, neglect, etc.

4.20.1.4.3	A Quality Improvement/Utilization Director.

4.20.1.4.4	A Chief Financial Officer who oversees all budget and accounting systems.

4.20.1.4.5	An Information Management and Systems Director and a complement of technical analysts and business analysts as needed to maintain the operations of Offeror Systems and to address System issues in accordance with all the terms of this contract.

4.20.1.4.6	A Pharmacist who is licensed in the State of Georgia;

4.20.1.4.7	A Dental Consultant who is a licensed dentist in the State of Georgia.

4.20.1.4.8	A Mental Health Coordinator who is a licensed mental health professional in the State of Georgia.

4.20.1.4.9	A Member Services Director.

4.20.1.4.10	Provider Services Director.

4.20.1.4.11	Provider Relations Liaison.

4.20.1.4.12	Grievance/Complaint Coordinator.

4.20.1.4.13	Compliance Officer.

4.20.1.4.14	Prior Authorization/Pre-Certification Coordinator who is a physician, registered nurse, or physician’s assistant licensed in the State of Georgia.

4.20.1.4.15	Sufficient staff in all departments, including but not limited to, Member services, Provider services, and prior authorization and concurrent review services to ensure appropriate functioning in all areas.

4.20.1.5	The Offeror shall conduct on-going training of staff in all departments to ensure appropriate functioning in all areas.

4.20.1.6	The Offeror shall comply with all staffing/personnel obligations set out in the RFP and the GCS Contract, including but not limited to those pertaining to security, health, and safety issues.

4.20.2	Staffing Changes

4.20.2.1	The Offeror shall notify DCH in the event of any changes to key staff, including the Executive Administrator, Medical Director, Quality Improvement/Utilization Director, Management Information Systems Director, and Chief Financial Officer. The Offeror shall replace any of the key staff with a person of equivalent experience, knowledge and talent.

4.20.2.2	DCH also may require the removal or reassignment of any Offeror employee or Subcontractor employee that DCH deems to be unacceptable. DCH’s decision on this matter shall not be subject to Appeal. Notwithstanding the above provisions, the Parties acknowledge and agree that the Offeror may terminate any of its employees designated to perform work or services under the GCS Contract, as permitted by applicable law. In the event of a Offeror employee termination, the Offeror shall provide DCH with immediate notice of the termination, the reason(s) for the termination, and an action plan for replacing the discharged employee.

4.20.3	Offeror’s Failure to Comply

4.20.3.1	Should the Offeror at any time: 1) refuse or neglect to supply adequate and competent supervision; 2) refuse or fail to provide sufficient and properly skilled personnel, equipment, or materials of the proper quality or quantity; 3) fail to provide the services in accordance with the timeframes, schedule or dates set forth in the Model Contract; or 4) fail in the performance of any term or condition contained in this Contract, DCH may (in addition to any other contractual, legal or equitable remedies) proceed to take any one or more of the following actions after five (5) Calendar Days written notice to the Offeror:

4.20.3.1.1	Withhold any monies then or next due to the Offeror;

4.20.3.1.2	Obtain the services or their equivalent from a third party, pay the third party for same, and Withhold the amount so paid to third party from any money then or thereafter due to the Offeror; or

4.20.3.1.3	Withhold monies in the amount of any damage caused by any deficiency or delay in the services.

4.21	OFFICE SPACE AND SUPPORT

DCH will not provide office space, equipment, supplies or telephone or IT services for the successful Offeror’s assigned staff except in special circumstances as determined by DCH.

4.22	RIGHTS IN DATA AND WORKS

The State will be the owner of all rights, title and interest in all materials or documentation or both that are created by Offerors in connection with the performance of this RFP. The specific terms of the ownership and access rights will be defined more precisely in the negotiated agreement.

4.23	COST

Each Offeror MUST present a Cost Proposal for the work to be performed. The Offeror’s Cost Proposal should include all costs. Use the Cost Proposal worksheet at Appendix C – the Capitation Rate Calculation Sheet (CRCS). A separate CRCS must be completed for every rate category in each Service Region in which the Offeror bids. The CRCS must be completed in full. Your proposal must include the assumptions used for utilization, unit cost, administrative cost, reinsurance cost (if any), and anticipated profit level. All costs must be reflected in the proposed rates. No other costs will be considered.

To maintain a competitive and viable market, DCH is limiting the maximum number of Members in any one CMO plan. In the Atlanta Service Region, DCH will limit enrollment in a single plan to no more than forty percent (40%) to fifty percent (50%) of total GCS eligible lives in the Service Region. Members will not be Auto-Assigned to, nor may they choose, that CMO plan unless an immediate family member is enrolled in the CMO plan or a Historical Provider Relationship exists with a Provider that does not participate in any other CMO plan in the Atlanta Service Region. The exact percentage will be determined by DCH based upon the number of participating CMO plans in the Atlanta Service Region. In the five (5) Service Regions other than Atlanta, DCH will limit enrollment in a single plan to no more than sixty-five percent (65%) of total GCS eligible lives in the Service Region. Members will not be Auto-Assigned to that CMO plan unless an immediate family member is enrolled in the CMO plan or a Historical Provider Relationship exists with a Provider that does not participate in any other CMO plan in the Service Region. Enrollment limits will be figured once per quarter at the beginning of each quarter. Please develop your proposed rates with this limit in mind.

Initial rates will be in effect until July, 2006. At the end of this initial period, DCH will conduct an annual actuarial review of the overall appropriateness of the capitation rates. Such review may or may not result in prospective changes to the contracted capitation rates.

The Offeror must submit a certification signed by an actuary who is a member in good standing of the American Academy of Actuaries stating that the rates bid by the Offeror were determined to be actuarially sound for the contract term. Proposals failing to submit this certification will be considered non-responsive.

By executing the Contract, the Offeror acknowledges the Contract is a risk-based Contract and accepts the final capitation rates, including any modification agreed to during Best and Final Offers (BFO), for the relevant Contract period subject to adjustment as allowed for in the Contract.

B. INSTRUCTIONS AND INFORMATION

5.0	PROCESS FOR SUBMITTING PROPOSALS

Offerors must submit separate proposals for each Service Region on which they are bidding. Thus, if an Offeror is bidding on the Atlanta, Central and Northern Service Regions three (3) proposals, each with the required number of copies, must be submitted.

All proposals must be submitted according to the instructions described below. Where specified, page limits must be adhered to. Required Attachments shall not be counted towards the page limits on the narrative. Except where specifically requested, do not attach policies and procedures manuals and guides; rather summarize these policies. DCH reserves the right not to review information provided in excess of the page limits. Offerors need not feel compelled to submit unnecessary text in order to reach the page limits.

All proposals shall be submitted on 8 1/2 by 11 inch paper, with text no smaller than 11-point font, single–spaced. All pages must have 1 inch margins. All responses must be ordered as in the RFP. Attachments may be placed in a separate section, if such attachments are not included in the page limits in the RFP.

All populations listed in Appendix G will be mandatorily enrolled except that legislation is required to mandatorily enroll PeachCare for Kids in GCS. Therefore, all proposals must, where applicable and necessary, respond to the questions below with PeachCare for Kids mandatorily enrolled and with PeachCare for kids voluntarily enrolled.

5.1	CONTENT OF TECHNICAL PROPOSALS

The Technical Proposal must be submitted using the format as indicated in Appendix B. Address your response in detail for the following requirements.

5.1.1	Company Overview & Background and Experience (no page limit)

Please provide the following information about your company:

•	Legal name, trade name, or any other name under which you do business or have done business in the past;

•	Address, telephone, and e-mail of your headquarters office;

•	A copy of your current Georgia Certificate of Authority (either provisional or final);

•	The type of ownership (proprietary, partnership, corporation);

•	The type of incorporation (for profit, not-for-profit, or non-profit) and whether your company is publicly or privately owned;

•

The name and address of any sponsoring corporation or others who provide financial support to your company and the type of support, e.g., guarantees, letters of credit, etc. Indicate if there are maximum limits of the additional financial support;

•	The name and address of any Health Care Professional that has at least a five percent (5%) financial interest in your company and the type of financial interest;

•	The names and addresses of officers and directors;

•	The state in which you are incorporated and the state(s) in which you are licensed to do business as a Health Maintenance Organization (HMO);

•	Your federal taxpayer identification number;

•

Whether you have had a contract terminated or not renewed for nonperformance or poor performance within the past five (5) years. In this instance please describe the issues, the parties involved, and provide the address and telephone number of the principal terminating party. Please describe any corrective action taken to prevent any future occurrence of the problem leading to the termination;

•

A description of other current publicly-funded managed care contracts, including: the client’s name and address; contract size (average monthly covered lives and annual revenues); whether payments under the contract are capitated or non-capitated; contract start date and duration, whether work was performed as a prime contractor or subcontractor; and a description of the scope of services you provided (inpatient, outpatient, prescription drugs etc.), including the covered population(s) and number of lives; and a medical loss ratio;

•	Specific client references (minimum of three, maximum of five), with at least one for a state Medicaid program or other large similar government or large private industry project);

•

Any debarment or suspension, regulatory action, sanctions, and/or fines imposed by any federal or state regulatory entity within the last three (3) years, including a description of any letters of deficiencies, corrective actions, findings of noncompliance, and/or sanctions. Indicate which of these actions or fines, if any, were related to Medicaid or SCHIP programs. DCH may, at its option, contact these clients or regulatory agencies and any other individual or organization whether or not identified by the Offeror; and

•

Previous work experience with DCH and/or other entities of the State of Georgia. Please be advised that, in the evaluation phase of this procurement, DCH will consider the performance history from Offerors who previously have or are currently doing business with DCH or any other agency in the State of Georgia, or previously have or are currently doing business with other states.

5.1.2	Planned Approach to Project

Provide a detailed proposal describing your overall approach to, and specific experience in, accomplishing the required services as stated in 4.0 of this RFP. You must address the specific questions and areas outlined below.

5.1.2.1 Enrollment (2 pages)

Please provide the following narrative in your proposal for fulfilling the Enrollment requirements as described in 4.1.

Discuss your approach to fulfilling the Enrollment procedure requirements as described in 4.1.1, including how you will ensure that you will coordinate with DCH and its Agent.

Discuss your approach for conducting PCP Auto-Assignment as described in 4.1.2, including how you will ensure that Members are notified within ten (10) Calendar Days of the assignment.

Detail your approach to meeting the newborn enrollment requirements as described in 4.1.3, including how you will:

•	Encourage Members who are expectant mothers to select a CMO and PCP for their newborns; and

•	Ensure that a newborn notification form is submitted, either by you or the hospital, to DCH or its Agent within twenty-four (24) hours of the birth of the newborn.

DCH is responsible for making all eligibility determinations and will not intentionally enroll individuals excluded from GCS, for example any Georgia Pediatric Program (GAPP) or Multi-Agency Team for Children (MATCH) individuals. In the event such individuals are enrolled in GCS, please describe steps you will take to identify them and how you will facilitate their transition out of GCS and into the Medicaid Fee for Service (FFS) delivery system in a way that will minimize disruption to their care.

5.1.2.2 Disenrollment (1-2 pages)

Please provide the following narrative in your proposal for fulfilling the Disenrollment requirements as described in 4.2.

Describe the assistance you will provide to Members seeking to disenroll as described in 4.2.1.

Describe the types of interventions you will use prior to seeking to disenroll a Member as described in 4.2.2. If applicable, provide an example of a case in which you have successfully intervened to avert requesting the disenrollment of a Member.

As described in 4.2.4, discuss the steps you will take to assign a Member to a different Provider in the event a PCP requests the Member be assigned elsewhere.

5.1.2.3 Member Services (8-10 pages)

Please provide the following narrative and attachments in your proposal to explain how you will fulfill the Member Services requirements as described in 4.3.

Discuss your process for fulfilling the requirement, as described in 4.3.1, that Members are knowledgeable about the GCS program.

Describe how you will ensure that all written materials meet the language requirements detailed in 4.3.2 and which reference material you anticipate you will use to meet the fifth (5th) grade reading level requirement.

Describe how you will fulfill the Provider Directory requirements described in 4.3.5 that:

•

All newly enrolled Members receive the most recent and up-to-date Provider Directory and any relevant quarterly up-dates within ten (10) Calendar Days of the Offeror receiving the notice of enrollment from the State;

•	All other Members receive the quarterly up-dates within ten (10) Calendar Days of publication of the up-dates, which shall occur on January 1, April 1, July 1, and October 1.

Describe how you will ensure that a Member receives a new Member ID Card whenever there has been a change in any of the information appearing on the Member ID Card, as required in 4.3.6.

The Member Telephone Hotline requirements are detailed in 4.3.7. Describe how you will fulfill these requirements, including:

•	How you will route calls among hotline staff to ensure timely and accurate response to Member inquiries;

•	What your after-hours procedures are;

•

How you will ensure that the telephone hotline can handle calls from non-English speaking callers and from Members who are hearing impaired, including the number of hotline staff that are fluent in one of the State-identified prevalent non-English languages; and

•	How you will monitor compliance with the performance standards and what you will do in the event the minimums are not being met.

The internet presence and Web site requirements are detailed in 4.3.8. Describe how you will fulfill these requirements, including:

•	Your procedures for up-dating information on the Web site;

•	Your procedures for monitoring e-mail inquiries and providing accurate and timely responses; and

•

The procedures, tools and reports you will use to track all interactions and transactions conducted via the Web site activity including the timeliness of response and resolution of said interaction/transaction.

HHS has created standards for culturally and linguistically appropriate services (CLAS). In meeting the requirements in 4.3.9 provide the following:

•	An explanation of how your organization has incorporated CLAS into its practice;

•	If you are not using CLAS, an explanation of the mechanism you are utilizing to ensure a culturally competent environment;

•	An identification and detailed explanation of any mandates, guidelines and/or strategies currently being applied to your practice;

•	An explanation of your culture competence policies and procedures as they relate to:

•	Support staff recruitment;

•	Performance measures;

•	Professional development;

•	Fiscal planning;

•	Translation of educational materials and methods for meeting the literacy needs of Members;

•	Evaluation of the quality and appropriateness of interpretation and translation services provided; and

•	Community outreach with individuals with limited English proficiency;

•	An explanation of the mechanism in place to monitor the application of the standards; and

•	The impact CLAS has on your staff, Members and operations.

Describe how you will notify all Members of the availability of oral translation services as described in 4.3.10.

Describe the procedures a Member Services representative will follow to address the following situations:

•	A Member has received a bill for payment of Covered Services from a Network Provider;

•	A Member is unable to reach her PCP after normal business hours; and

•	A Member becomes ill while traveling outside of the Service Region.

Required Attachments

•	The proposed Member Handbook or a Member Handbook you are using in another Medicaid managed care program;

•	The proposed Cultural Competency Plan described in 4.3.9; and

•	A sample Member ID Card.

5.1.2.4 Marketing (2-3 pages unless more are required to address sanctions or corrective actions)

Please provide the following narrative in your proposal to explain how you will fulfill the Marketing requirements as described in 4.4.

Describe the marketing activities in which you will engage as it relates to the GCS program.

Describe how you will monitor your Network Providers’ marketing activities as described in 4.4.4.

If you have ever been sanctioned or placed under corrective action by CMS or another state for prohibited Marketing practices related to managed care products, describe the basis for each sanction or corrective action and your current status with CMS or the affected state.

Required Attachments

The proposed marketing plan.

5.1.2.5 Covered Benefits and Services (6-7 pages)

Please provide the following narrative in your proposal to explain how you will fulfill the Covered Benefits and Services requirements as described in 4.5.

Discuss your experience providing, on a capitated basis, the Covered Services described in 4.5.1. This description should indicate:

•	The extent to which you have experience providing these Covered Services for a population comparable to the GCS population;

•	Which Covered Services you do not have experience providing to a comparable population; and

•

Your proposal for providing these Covered Services, including whether or not you plan to use a subcontractor to provide any Covered Services and, if so, how you will monitor and provide oversight of all subcontractors.

Describe how you will fulfill the requirement to provide, as described in 4.5.2, enhanced services to Members that emphasize health promotion and education.

Describe how you will encourage Members to be responsible for their own health and wellbeing and to prudently use the health care system in a manner that promotes good health.

Describe any health care service(s), in addition to the required Covered Services and enhanced services in 4.5.1 and 4.5.2, which you plan to provide to Members and how these services will be provided.

In accordance with 42 CFR 438.102 you may file an objection to provide, reimburse for, or provide coverage of, counseling or referral service for a Covered Service based on moral or religious grounds, as described in 4.5.5. Please indicate objections, if any, to providing a Covered Service based on moral or religious grounds and identify the specific service(s) to which you object and describe the grounds for your objection(s). Please note that your submitted CRCS(s) should reflect the objections.

5.1.2.6 Special Coverage Provisions (7-8 pages with 3-4 pages specifically addressing the delivery of mental health and substance abuse services)

Please provide the following narrative in your proposal to explain how you will fulfill the Special Coverage Provisions requirements as described in 4.6.

Describe how you will ensure that there is sufficient access to family planning services as described in 4.6.4 and specify the efforts you will make to include Title X clinics in your network.

Detail how you will develop and monitor a prescription drug formulary as described in 4.6.6. Specify whether you will subcontract with a Pharmacy Benefits Manager (PBM) and if so, the nature of the functions to be performed.

As described in 4.6.7, discuss how you will ensure that all Providers use vaccines available free under the Vaccines for Children (VFC) program or under the Vaccine Replacement Program.

DCH has contracts with several non-emergency transportation (NET) brokers on a regional basis. Describe how you will fulfill the requirement described in 4.6.8 that you collaborate with these vendors to provide services to Members.

Describe your perinatal services policies including your health promotion and education programs for all women of reproductive age women and your childbirth education classes for pregnant women as described in 4.6.9. Specifically address how you will target women in non-traditional settings, such as at schools and how you will identify women with greater need of such services. Also provide a synopsis of your parenting education classes as described in 4.6.10.

Describe your planned approach to delivering mental health and substance abuse services to Members as described in 4.6.11. Specify whether you will sub-contract with a behavioral health organization (BHO) and describe your approach to coordinating mental health and substance abuse services with services delivered by a Member’s PCP. In addition, describe or propose any innovative programs or integrated medical/mental health and substance abuse delivery models. Specifically address how you will provide services to each of the following populations:

•	Pregnant and parenting substance abusers;

•	Children and adolescents; and

•	Limited English speakers and minorities.

As discussed in 4.6.12 detail your methods for educating Members about Advance Directives.

Describe how you will monitor Providers’ collection of applicable Member co-payments as required in 4.6.13.

5.1.2.7 EPSDT (2-3 pages)

Please provide the following narrative in your proposal to explain how you will fulfill the EPSDT requirements as described in 4.7.

Describe your outreach and informing process. In particular, address how you will inform all newly enrolled families with Health Check eligible children about the program and how you will monitor needed assessment and services as described in 4.7.2. In addition, detail how you will ensure that all Health Check eligible children receive services according to the periodicity schedule and how you will coordinate with PCPs to ensure that Members’ parents or guardians schedule appointments when Members are out of compliance with the Health Check periodicity schedule.

Explain if, and how, you will provide any non-cash incentives to Members or their parents or guardians to motivate compliance with periodicity schedules.

Provide a description of your required lead case management program as described in 4.7.3.

Describe the tracking system you will implement to comply with the requirements described in 4.7.4.

Describe the procedures you will follow to address the following situations:

•	A parent who is not adhering to periodicity schedules; and

•	A parent who is not following up with the children’s referrals for diagnostic treatments services.

5.1.2.8 Provider Network (8-10 pages)

Please provide the following narrative in your proposal to explain how you will fulfill the Provider Network requirements as described in 4.8.

Indicate which, if any, Covered Services are not available from a qualified Provider in your proposed Network in each Service Region and how you propose to provide these Covered Services. Briefly describe how deficiencies will be addressed when the Provider Network is unable to provide a Member with appropriate access due to the lack of a qualified, In-Network Provider within the travel distance of the Member’s residence. In particular, describe how you will address deficiencies in the following areas:

•	Lack of an age-appropriate PCP with an open-panel within the required travel distance of a Member’s residence;

•	For females, lack of an OB/GYN with an open panel within the required travel distance of a Member’s residence;

•	Lack of a cardiologist within the required travel distance of the Member’s residence; and

•	Lack of dental services within the required travel distance of the Member’s residence.

Describe the steps you will take to ensure that your Provider Network is ethnically diverse and similar to the demographic profile of your Members.

Describe steps you have taken in the past when you have identified:

•	A deficiency in compliance with travel time and distance access standards; or

•	A Provider that is not meeting with state appointment access standards.

Explain your procedures for ensuring that PCPs fulfill their responsibilities for supervising and coordinating all care for their assigned Members as described in 4.8.2. Describe your criteria for permitting Members with chronic conditions to select a specialist as his or her PCP.

As described in 4.8.4, you are required to contract with all Significant Traditional Providers (STPs) who meet your credentialing standards and accept your payment rates. Explain how you would address the situation in which a STP does not meet your credentialing requirements but is needed in your Network in order to meet the geographic access standards described in 4.8.12.

Describe the steps you will take to include community service boards (CSBs) and family planning clinics, including Title X Clinics, in your Network as required in 4.8.8 and 4.8.10.

Describe how you will ensure that all maximum travel times and waiting times for appointments are met, as required in 4.8.12 and 4.8.13.

As required by 4.8.14, describe your minimum credentialing and/or licensing requirements and procedures for Providers, by type, and demonstrate how you will ensure that minimum credentialing requirements are met by any Provider rendering services.

Describe your re-credentialing procedures and timing and explain how you will capture and assess:

•	Member Grievances and Appeals;

•	Results from quality reviews and Provider profiling

•	Utilization Management Information; and

•	Information from licensing and accreditation agencies.

Describe the percentage of providers in another state in which you are operating who have been re-credentialed by type. Also describe if, and how, you will help a STP meet your credentialing requirements who does not yet do so but has expressed an interest in doing so.

Describe how you will ensure that your Providers are not intentionally segregating Members from other persons receiving services from them.

Describe how you will coordinate services for those Members receiving services from other entities as required in 4.8.16. Provide examples of ways you have coordinated care in other states in which you have operated.

Provide a brief summary of your policies and procedures for addressing network changes.

Required Attachments

•	Complete listings of proposed Network Providers for each Service Region. Include in this list the Provider type, name, address, and Medicaid number. Provide a list of:

•	Acute care hospitals;

•	Hospitals providing trauma care, by trauma level;

•	Hospitals designated as transplant centers;

•	Hospitals designated as children’s hospitals;

•	Other hospitals with specialized pediatric services;

•	Psychiatric hospitals;

•	Mental health and substance abuse Providers, including clinics and other facilities;

•	All PCPS;

•	Pharmacies;

•	Laboratories; and

•	Specialists by type;

•	A copy of Appendix J of this RFP on which you have marked those STPs with whom you have Provider Letters of Intent;

•	Provider Letters of Intent; and

•	Tables to demonstrate that you will fulfill the geographic access requirements as described in 4.8.11. These tables should be created using GeoAcess or a comparable software program.

5.1.2.9 Provider Services (3-4 pages)

Please provide the following narrative in your proposal to explain how you will fulfill the Provider Services requirements as described in 4.9.

Provide a description of your proposed education and training activities for Providers and office staff as described in 4.9.3.

The Provider Telephone Hotline requirements are detailed in 4.9.5. Describe how you will fulfill these requirements, including:

•	How you will route calls among hotline staff to ensure timely and accurate response to Provider inquiries;

•	What your after-hours procedures are, specifically related to verifying enrollment for Members; and

•	How you will monitor compliance with the performance standards and what you will do in the event the minimums are not being met.

The Web site requirements are detailed in 4.9.6. Describe how you will fulfill these requirements, including:

•	Your procedures for up-dating information on the Web site;

•	Your procedures for monitoring e-mail inquiries and providing timely responses; and

•

The procedures, tools and reports you will use to track all interactions and transactions conducted via the Web site activity including the timeliness of response and resolution of said interaction/transaction.

Discuss how you will fulfill the Provider Complaint System requirements as described in 4.9.7.

5.1.2.10 Provider Contracts and Payments (3 pages)

Please include the following narrative in your proposal for meeting the Provider Contracts and Payments requirements as described in 4.10.

Discuss your approach for fulfilling the Provider Contract requirements described in 4. 10.1.5.

Discuss your plan for fulfilling the Provider Termination requirements described in 4.10.2 and discuss how you plan to ensure that DCH and your Members are notified as described in 4.10.2.2 and 4.10.2.3.

Discuss your plan for fulfilling the Provider Insurance requirements described in 4.10.3.

Discuss your plan for fulfilling the Provider Payment requirements in 4.10.4, including how you will issue IRS Form 1099s to Providers in accordance with Federal regulations and/or guidelines.

Required Attachments

A Sample Provider Contract.

5.1.2.11 Utilization Management and Care Coordination Responsibilities (7-8 pages)

Include the following in your proposal for meeting the Utilization Management (UM) and Care Coordination requirements as described in 4.11.

In fulfilling the requirements in 4.11.1 provide the following:

•	Description of the UM guidelines you plan to employ, including whether and how the standards comply with the standards in 4.11.1;

•	Description of the process by which the UM guidelines were developed and when they were developed or last revised;

•	Description of how the UM guidelines will generally be applied to authorize or retrospectively review services for the spectrum of Covered Service;

•	Description of how you will use your UM activities to reduce ER use for non-emergency services; and

•	Discussion of any special issues in applying UM guidelines for mental health and substance abuse services and for disease management services.

In fulfilling the requirements in 4.11.2 and 4.11.3 provide the following:

•	A description of how you will assure that prior authorization requests are responded to within the required timeframes; and

•

A description of your proposed prior authorization process, including how prior authorization will be applied for members requiring out-of-network services or services for conditions that threaten the member’s life or health.

Describe your proposed continuity of care transition plan for serving new members, including how you will ensure that service authorizations issued prior to enrollment in your CMO plan will be honored and how you will transition Members whose current PCP, OB/GYN or specialty care providers, including mental health substance abuse providers, are not participating in your Network.

In fulfilling the requirements in 4.11.7 provide the following:

•

A description of your proposed method of providing care coordination and case management, including how you will identify members who have the greatest need, and the procedures and timelines for conducting needs assessments and developing treatment plans;

•	A description of your prior experience providing care coordination and case management to members with catastrophic or other high risk or high cost conditions.

•	Description of any measurable results in terms of clinical outcomes and program savings that have resulted from your prior care coordination and case management activities; and

•	A brief description of the analyses used to identify such outcomes and savings.

In fulfilling the requirements in 4.11.8 provide the following:

•	A description of your prior experience implementing a disease management program;

•	A description of any measurable results in terms of clinical outcomes and program savings that have resulted from your disease management activities; and

•

Identification of the process by which you propose to provide disease management, including the diseases you propose to address, how Members requiring disease management services will be identified, the outreach approach, and disease management program components for Members of different risk levels.

5.1.2.12 Quality Improvement (8-10 pages)

Include the following narrative in your proposal for meeting the Quality Improvement requirements as described in 4.12.

In fulfilling the requirements in 4.12.2 and 4.12.3 provide the following:

•

Descriptions of data-driven clinical performance improvement projects you have initiated within the past twenty-four (24) months that have yielded improvement in clinical care for a managed care population comparable to the GCS population;

•	Documentation of two (2) statistically significant improvements generated by your clinical performance improvement projects;

•

Description of two (2) new or ongoing clinical performance improvement projects you propose to pursue in the first (1st) year of the Contract. Document why each topic warrants quality improvement investigation, and describe your measurable goals for the projects;

•	Discussion of the steps, if any, you propose to take to improve delivery of preventative services and immunization for children;

•	Discussion of any non-clinical performance improvement projects you have undertaken and analysis of their impact;

•	Description of how you will conduct the required clinical performance improvement projects;

•	Efforts you have made to assess Member satisfaction during the past year for a managed care population comparable to the GCS population;

•	Efforts you have made to assess Provider satisfaction during the past year;

•

Identification of HMO-level statistical clinical indicator measures (such as HEDIS or another similarly standardized product) which you will generate to identify HMO program-level opportunities for clinical quality improvement;

•	Examples of statistical clinical indicator measures generated during 2003-2004 for a managed care population comparable to the GCS population; and

•

A description of how you will, or propose to, conduct Provider profiling of the quality of care delivered by network PCPs and any other acute care providers (e.g., high volume specialists, and hospitals), including the methodology for determining which and how many Providers will be profiled. Also include a description of the rationale for selecting the performance measures presented in the sample profile reports, and the proposed frequency with which you will distribute quality provider profile reports to Network Providers and identify which Providers will receive such reports.

Describe how you will actively work with Network Providers to ensure accountability and improvement in the quality of care provided by the Providers. The description should include:

•	The explicit steps you will take to follow-up with each profiled Provider, including a description of how you will motivate and facilitate improvement in the performance of each profiled provider;

•	The process and timeline you propose for periodically assessing Provider progress on implementation of strategies to attain improvement goals;

•	How you will reward Providers who demonstrate continued excellence and/or significant performance improvement over time, through non-financial or financial means;

•	How you will share best practice methods or programs with Providers;

•	How you will take action with Providers who demonstrate continued unacceptable performance and performance that does not improve over time; and

•	The steps you will take with Providers who are not meeting contractual access standards.

In fulfilling the requirements in 4.12.4 regarding practice guidelines provide the following descriptions:

•	Two (2) clinical practice guidelines that are relevant to the GCS population and that you believe are currently not being adhered to at a satisfactory level;

•	The steps that you will take to increase compliance with the clinical practice guidelines noted above; and

•	Your process for developing, updating, and disseminating clinical practice guidelines to Network Providers.

As described in 4.12.5 two (2) focused studies will be required starting in the second (2nd) year of operations. Describe any focused studies you have conducted during the previous year and the impact they have had on your quality of care.

Required Attachments

•

If applicable, provide a copy of your 2004 Quality Assessment and Performance Improvement (QAPI) Program. If you did not operate a Medicaid or SCHIP managed care plan in 2004, provide a copy of your most recent QAPI plan for a population comparable to the GCS population; and

•	Sample Provider profile reports you use or propose to use (identify which).

5.1.2.13 Fraud and Abuse (2-3 pages)

Please provide the following narrative in your proposal for meeting the Fraud and Abuse requirements as described in 4.13.

Discuss your approach for meeting the program integrity program requirements including a compliance plan for the prevention, detection, reporting, and corrective action for suspected cases of Fraud and Abuse in the administration and delivery of services under the Contract as described in 4.13.1 and 4.13.2.

Discuss your approach for meeting the pharmacy lock-in program as described in 4.13.2.2.

Discuss your approach for meeting the coordination with DCH and other agencies requirements as described in 4.13.3.

5.1.2.14 Internal Grievance System (2-3 pages)

Please provide the following narrative and attachments in your proposal for meeting the Internal Grievance System requirements as described in 4.14.

Discuss your approach for meeting the general requirements as described in 4.14.1 and describe your plan to:

•

Ensure that the Grievance System policies and procedures, and all notices will be available in the Member’s primary language and that reasonable assistance will be given to Members to file a Grievance or Appeal;

•	Ensure that individuals who make decisions on Grievances and Appeals have the appropriate expertise and were not involved in any previous level of review; and

•

Ensure that an expedited process exists when taking the standard time could seriously jeopardize the Member’s health. As part of this process, explain how you will determine when the expedited process is necessary.

Discuss your approach for meeting the Grievance Process requirements as described in 4.14.2 and describe your plan to ensure that disposition of the Grievance will be issued within ninety (90) Calendar Days.

Discuss your approach for meeting the Appeal Process requirements as described in 4.14.4 and describe your plan to:

•	Ensure that the disposition of the Appeal will not exceed forty-five (45) Calendar Days;

•	Ensure that the disposition will not exceed seventy-two (72) hours for expedited Appeals; and

•	Ensure that the timeframe will be extended by fourteen (14) Calendar Days if the Member requests an extension and the extension is in the Member’s best interest.

Discuss your approach for meeting the Administrative Law Hearing requirements as described in 4.14.6.

Discuss your approach for meeting the Continuation of Benefits requirements as described in 4.14.7 and include your plan to:

•	Ensure that benefits are provided to eligible Members that request continuation in accordance with the timeframes specified;

•	Recover costs from the Member if the final disposition is adverse to the Member and the services were provided at the Member’s request as described in 4.14.7.

Required Attachments

A sample Notice of Adverse Action.

5.1.2.15 Administration and Management (5-6 pages)

Please provide the following narrative and attachments in your proposal for meeting the Administration and Management requirements as described in 4.15.

Discuss your approach for meeting the place of business and hours of operation requirements as described in 4.15.2.

Discuss your approach for meeting the training requirements as described in 4.15.3.

Discuss your approach for meeting the data certification requirements as described in 4.15.4.

Discuss your approach for meeting the implementation requirements as described in 4.15.5 and include:

•	A detailed description of the Offeror’s project management methodology. The methodology must address, at a minimum, the following:

•	Issue identification, assessment, alternatives analysis and resolution;

•	Resource allocation and deployment;

•

Reporting of status and other regular communications with DCH, including a description of the Offeror’s proposed method for ensuring adequate and timely reporting of information to DCH project personnel and executive management; and

•	Automated tools, including use of specific software applications.

•	A work plan for the implementation of GCS. At a minimum the work plan will include the following:

•	Tasks associated with the Offeror’s establishment of a “project office” or similar organization by which the Offeror will manage of the implementation of GCS;

•

An itemization of activities that the Offeror will undertake during the period between the awarding of this procurement and the start date of the GCS program. These activities shall have established deadlines and timeframes and as needed conform to the timelines established under this RFP;

•	An estimate of person-hours associated with each activity in the Work Plan;

•	Identification of interdependencies between activities in the Work Plan; and

•

Identification of Offeror expectations regarding participation by DCH and/or its agents in the activities in the Work Plan and dependencies between these activities and implementation activities for which DCH will be responsible.

•	A Risk Management Plan that at a minimum addresses the following contingency scenarios that could be encountered during implementation of the program:

•	Delays in building the appropriate Provider Network as stipulated in 4.8;

•	Delays in building and/or configuring and testing the information systems within the Offeror’s Span of Control required to implement the GCS program;

•	Delays in hiring and training of the staff required to operate program functions;

•	Delays in the construction and/or acquisition of office space and the delivery of office equipment for staff required to operate program functions;

•	Delays in enrollment processing during the implementation of GCS;

•	Delays in the publication of marketing and related materials and/or the delivery of these materials to DCH and/or its agents

•	For each contingency scenario identified in the Proposal, at a minimum the Risk Management Plan must include the following:

•	Risk identification and mitigation strategies;

•	Risk management implementation plans; and

•	Proposed or recommended monitoring and tracking tools.

Required Attachments

•

A Work Plan, generated in Microsoft Project or similar software product, that includes the aforementioned implementation activities along with the timeframes, person-hours and dependencies associated with these activities;

•	A roster of the members of the proposed implementation team including the group that will be responsible for initial Provider recruitment; and

•	A resume of the Implementation Manager, the primary person responsible for coordinating implementation activities and for allocating implementation team resources

5.1.3.16 Claims Management (5-6 pages)

Please provide the following narrative and attachments in your proposal for meeting the Claims Management requirements as described in 4.16.

Describe your plan to support the automated clearinghouse that will allow providers to request and receive electronic funds transfer for claims payments as described in 4.16.1.5.

Describe your plan to encourage your network providers to utilize electronic claim filing as described in 4.16.1.6.

Discuss the processes that will ensure that claims submitted by providers who are excluded or suspended from the Medicare, Medicaid or S-CHIP programs for fraud, abuse or waste are not paid as required in 4.16.1.8.

Describe the methodology you will use to determine accounts payable associated with claims incurred but not paid.

Required Attachments

•	A recent copy of a claims payment performance report for your largest Medicaid program customer;

•	A recent copy of a claims report for incurred but not paid claims for your largest Medicaid program customer;

•	A sample copy of an explanation of benefits (EOB); and

•	A summary of the denial rates by EOB code.

5.1.3.17 Information Management and Systems (45 pages including tables and diagrams)

Please respond to the following as part of your proposal for meeting the Information Management and Systems requirements as described in 4.17:

(1) Provide a detailed profile, preferably in tabular form, of the information systems, including Web sites and Web accessible Systems, within your Span of Control that will be used to perform the following information management and systems functions (refer as needed to Model Contract Attachment L1 for more detail on data and document management requirements by major information type):

•	Maintenance of Member enrollment and other Information, both current and historical;

•	Maintenance of Claims Information (and/or equivalent Encounter Information for Providers with whom the Offeror has a capitated arrangement), both current and historical;

•	Maintenance of authorization and care coordination Information, both current and historical;

•	Maintenance of Provider Network and other Information;

•	Maintenance of EPSDT-specific Information;

•	Maintenance of Information related to Member health status and outcomes;

•	Maintenance of Offeror financial data;

•	Maintenance of Information related to interactions with Members and Providers, including Grievances, Appeals and Complaints;

•	Maintenance of internal operations data, e.g. call center statistics, System availability and performance, information security incidents, system problems and changes;

•	Maintenance of Information related to reported incidents that may have compromised patient safety;

•	Maintenance of data collected via client satisfaction surveys;

•	Maintenance of Information related to program integrity and compliance activities;

•	Generation of the reports stipulated in 4.18;

•	Processing of Claims including electronic submission and, where applicable, automated and/or rules-based adjudication; and

•

Processing of other interactions and transactions between the Offeror and its Enrollees and between the Offeror and Providers including but not limited to: Provider applications for network participation; Member and/or Provider inquiries, suggestions, Complaints, Grievances and Appeals; etc.

In the Systems profile, please indicate whether these systems will be:

•	Used solely for the administration and management of GCS activities, or

•

Multi-client Systems, where information and transactions related to the GCS program will be captured and/or processed along with Information and transactions of other clients of the Offeror and/or its subcontractors.

Additionally, as part of your Systems profile indicate:

•	Name and version/release level of each application (e.g. Microsoft Word 2003)

•	Operating hardware vendor and model/series ID (e.g. SUN Microsystems Sunfire 4800 Series);

•	Operating system vendor and ID along with version/release level (e.g. SUN Microsystems Solaris version 8); and

•

Whether operation of the application and/or operating hardware is being outsourced to a third party; if so, indicate the third party to which the operation is or will be outsourced and the location of this operation.

Finally, describe the effort and technology that will be required for the applicable Systems to be Web accessible as required in 4.3.8, 4.9.6 and 4.17.1.3.

(2) Describe how you will meet the Global Systems Architecture and Design requirements specified in 4.17.2; in your description specifically address:

•	How your Systems will employ a relational data model as described in 4.17.2.2.1;

•	How your systems will be SQL and ODBC compliant as described in 4.17.2.2.2;

•	Compliance with IETF/IESG standards as described in 4.17.2.2.3;

•	How your Systems will adhere to the standard code sets identified in 4.17.2.2.4;

•	How your Systems will conform to HIPAA standards as described in 4.17.2.2.5;

•	How your Systems will maintain information integrity as described in 4.17.2.2.6;

•	How you will partner with the State to develop future code sets not specific to HIPAA as described in 4.17.2.2.7; and

•	How the Systems and telecommunications infrastructure within your Span of Control will, where applicable, conform to Georgia Technology Authority (GTA) standards as described in 4.17.1.3

(3) Describe your plan to incorporate audit trails to allow Information on data files and documents to be traced through the processing stages to the point where the Information is finally recorded as described in 4.17.2.4.

(4) Describe how, as required in 4.17.2.4.6, you intend to retain data and documents stored and maintained in your Systems for no less than seven (7) years in either live and/or archival systems, and how you will accommodate State requests to extend the retention period as needed for ongoing audits or other purposes.

(5) Describe your plan to store and codify documents used by Members and Providers to interact and/or transact with you so as to maintain the logical relationships between certain documents and certain data as described in 4.17.2.5. Additionally, explain how you will enable data and documents related to the same entity (i.e. Member, Provider, Claim) to be accessible via a singular process and/or System.

(6) Describe the processes and tools you will employ to ensure the validity and completeness of the data you submit to DCH as described in 4.17.2.6.

(7) Describe how you will adopt HIPAA- standard protocols for information exchange indicated in Attachment L3 of the Model Contract and cite at least three (3) currently-live instances where you have implemented these protocols.

(8) Explain, preferably in tabular form, how you will meet the Data and Document Management Requirements by Major Information Type specified in 4.17.3 (refer to Model Contract Attachment L1 as needed).

(9) Describe how you will meet the System and Data Integration Requirements specified in 4.17.4; at a minimum please address the following:

•	How your Systems would be able to interface bi-directionally and/or exchange data with the State’s MMIS (refer to Model Contract Attachment L5 as needed);

•	How your Systems will provide Encounter data to DCH and/or its agent(s);

•

Cite at least three (3) currently-live instances where you have successfully provided Encounter Information to another state’s MMIS, DSS or other third party in accordance with the state’s standards and specifications, with at least two of these instances involving the provision of Encounter Information from providers with whom you have capitation arrangements;

How your Systems would be able to generate files as needed for upload into state Systems used specifically for program integrity and compliance purposes; and

•	How your systems will standardize mailing addresses in accordance with US Postal Service conventions.

(10) Describe your plan to meet System Access Management and Information Accessibility Requirements described in 4.17.5. At a minimum the plan should address:

•

How you will employ a function that manages access to Information contained in Offeror Systems while restricting access based on various hierarchical levels of System functionality and Information and blocking System access after repeated failed access attempts as described in 4.17.5.1; and

•	How you will provide for prompt transfer of System Information upon request to other In-Network or Out-of-Network Providers as described in 4.17.5.3.

(11) Describe your plan to meet the Systems Availability and Performance Requirements described in 4.17.6; at a minimum the plan will address:

•	How you will measure System availability and performance within your Span of Control, including what processes and tools would be used for this purpose;

•

Per 4.17.6.1, how you will ensure that certain System functions will be available twenty-four (24) hours a day, seven (7) days a week or, alternatively, what the availability standard is that you expect to achieve;

•

How you will ensure that response times within your Span of Control meet the performance standards described in 4.17.6.3 and what corrective actions you will take at times when these are not being met;

•	How you will develop an automated method of monitoring the CCE and ECM functions as described in 4.17.6.4;

•

Your business continuity/disaster recovery (BC-DR) plan, including how will use options such as cold sites, hot sites, backup data centers, data storage vaults and telecommunications network redundancy to ensure business continuity and the ability to expeditiously recover from a disaster;

•	How you will test your BC-DR plan as described in 4.17.6.13 and 4.17.6.14. If a third party will be involved in the testing of the BC-DR plan, please identify the third party; and

•	How you will, as needed update your BC-DR plan. If a third party will be involved in the updating of the BC-DR plan, please identify the third party.

(12) Describe your plan to meet the System User and Technical Support Requirements described in 4.17.7 and discuss:

•	How you will provide access to your Systems Help Desk services to DCH staff and other assigned agencies as described in 4.17.7.1;

•	How you will ensure that you will meet the performance standards specified in 4.17.7.5; and

•	How you will implement an IT service management system that provides an automated method to record, track, and report questions and problems reported to the Systems Help Desk as described in 4.17.7.6.

(13) Describe your plan to meet the System Change Management Requirements as described in 4.17.8 and discuss:

•	How you will comply with the notification requirements and performance standards described in 4.17.8.2 and 4.17.8.3;

•	How you will ensure that the State is safeguarded from unauthorized modifications to your Systems;

•

How you will accommodate State requests to reject application of a proposed system change to a Offeror’s system if the State concludes that it is not in its best interest for the change to be promoted;

•

How you will build and operate test regions that emulate the functionality of live, production Systems and hold a representative sample of System Information such that accurate System performance modeling and testing can be performed in these regions; and

•	How you will provide the State with access to the test regions of your Systems as needed to perform tests of a System change prior to its promotion.

(14) Describe your plan to meet the System Security and Information Confidentiality and Privacy Requirements as described in 4.17.9 and discuss:

•	How you will provide for the physical safeguarding of data processing facilities as described in 4.17.9.1 through 4.17.9.3;

•

How the Offeror will put in place procedures and measures and technical security to prohibit unauthorized access to the regions of the data communications network inside of a Offeror edge router’s Span of Control, as outlined in 4.17.9.4; and

•	How you will ensure compliance with the confidentiality requirements as described in 4.17.9.6;

•

The security tools and procedures that you will build into all Web portals (Member, Provider, DCH System user),how you will ensure that these are in accordance with GTA standards and guidelines and how you expect these to prevent unauthorized access to Systems and/or Information and/or System availability and performance problems; and

•	How you will provide DCH and/or its agent(s) with Information on proactively identified and/or reported security incidents including attempted “hacks” into Systems within your Span of Control.

(15) Describe your plan to meet the Information Management Process and Information Systems Documentation Requirements as described in 4.17.10. At a minimum, the plan will address:

•	The periodicity of “background” document reviews, i.e. reviews that are not tied to a specific event that triggers a document change;

•	How each type of document will be updated after an event that triggers a change in the document;

•	How each type of document will be made available to DCH; and

•	How DCH will be notified of a change in these documents.

(16) Summarize, preferably in tabular form, how your Systems will provide functionality which at a minimum is equivalent to the functionality provided at present via the Georgia Health Partnership (GHP) Web portal. Where the equivalent functionality will not be available on the Operational Start Date, please indicate when you plan for the functionality to be available, expressed as a date following the Operational Start Date, and what effort and technology will be required for the functionality to be available on that date. For reference, the GHP portal can be accessed at http://www.ghp.georgia.gov.

(17) Provide a Systems refresh plan, as noted in 4.17.1.6, which describes how you propose to systematically assess the need to modify, upgrade and/or replace System application software, System operating hardware and software, telecommunications capabilities, information management policies and procedures, and Systems management policies and procedures in response to changes in business requirements, technology obsolescence, staff turnover and other relevant factors. Indicate in your Systems refresh plan how you will ensure that you will not operate System components (application software, operating hardware, operating software) which are not formally supported by the original equipment manufacturer (OEM), software development firm (SDF) or a third party authorized by the OEM and/or SDF to support the System component.

(18) Describe the methodologies you currently follow for: Identifying, developing and finalizing System requirements;

•	Managing the life cycle of application development within your enterprise and that of your Systems contractors; and

•	Conducting technical and usability testing of Systems before their implementation.

(19) Provide, preferably in tabular form, a profile of your Information Management and Systems (IM&S) organization – i.e. in-house or outsourced operation within your Span of Control - that includes an organizational chart and a roster by job type/class of: number of in- house or outsourced IM&S staff, average years of experience in the IM&S field, and average number of years working in the IM&S organization.

Required Attachments

•

Diagrams that illustrate (a) point-to-point interfaces, (b) Information flows and (c) the networking arrangement (AKA “network diagram”) associated with the information systems profiled in (1). These diagrams should provide insight into how your Systems will be organized and interact with DCH systems for the purposes of exchanging Information and automating and/or facilitating specific functions associated with the GCS program.

•	Samples of System design and management manuals, System user manuals and System user quick reference guides.

5.1.2.18 Reporting Requirements (2 pages)

Describe, and if applicable or beneficial illustrate, the processes by which reports will be generated and accessed, in accordance with the reporting requirements specified in 4.18.

5.1.2.19 Financial Management (4 pages)

Include the following narrative in your proposal for meeting the Financial Management requirements as described in 4.19.

Describe and document how you will establish and maintain financial viability standards for net worth, working capital and financial reserves, as required pursuant to State law.

Describe how you will ensure that Members and Providers shall not be liable for your debt in the event of insolvency.

Describe the processes you will follow to estimate and track liability associated with claims incurred but not reported, and explain how these processes are actuarially sound.

Describe and document how you will obtain Reinsurance that meets all DOI requirements.

Describe how you will meet the Third Party Liability and Coordination of Benefits requirements, at a minimum specifically address:

•	The procedures to be implemented to identify the legal liability of third parties and recover costs; and

•	The procedures to be implemented to meet cost avoidance requirements.

Describe your plan to meet Physician Incentive Plan requirements.

5.1.3	Proposed Organization and Staffing for the Project

Submit an organizational chart (Chart A) showing the structure and lines of responsibility and authority in your company.

Submit an organizational chart (Chart B) showing the Georgia organizational structure, including staffing and functions performed at the local level. Specifically show how you will organize, if you are operating in more than one (1) Service Region. If Chart B represents the entire organizational structure label the chart with both A and B.

If you are planning on using subcontractors for any major functions describe how they will be managed and monitored within your organizational structure.

Provide a brief narrative to explain the organizational charts submitted.

In order to demonstrate how you will fulfill the staffing requirements described in 4.20, for the positions listed below, provide a job description and qualifications, and a resume of the individual expected to hold the position (if known). If you are bidding on more than one (1) Service Region indicate whether the same person will serve in multiple Service Regions or which, if any, positions you will fill with different individuals in each Service Region.

•	Executive Administrator;

•	Medical Director;

•	Quality Improvement/Utilization Director;

•	Chief Financial Officer;

•	Information Management and Systems Director;

•	Mental Health Coordinator;

•	Member Services Director;

•	Compliance Officer; and

•	Provider Services Director.

Provide information on staffing levels, job descriptions, and qualifications for staff in the following divisions:

•	Member Services;

•	Provider Services;

•	Information Management and Systems;

•	Quality Improvement;

•	Provider Complaint and Member Grievances Systems; and

•	Utilization Management.

Describe how you will fulfill the requirement set forth in 4.20 that staff are trained to ensure appropriate functioning in all areas. Specifically, describe your training curricula for:

•	Member and Provider Services staff, including cultural competency curricula;

•	Provider Relations staff;

•	Staff responsible for prior authorization approvals;

•	Information systems staff; and

•	Provider Complaint and Member Grievance System staff.

5.2	PREPARATION OF PROPOSAL

Each proposal shall be prepared simply and economically, avoiding the use of elaborate promotional material beyond those necessary to provide a complete, accurate and reliable presentation.

All requested attachments shall be clearly labeled.

Offerors shall submit a separate proposal with the number of copies as required in 5.4 for each Service Region on which they are bidding.

5.3	PACKAGING OF PROPOSAL

The proposal may be submitted in one (1) shipping package. The outer shipping package must be plainly marked as:

Name of Company

Company Point of Contact

Telephone Number and E-mail Address

RFP # 41900-001-0000000027

April 4, 2005, 4:00 PM EST

Attn: Ms. Pat Dockery

Inside the package, the proposals must be divided into two sealed packages – a Technical Proposal and a Cost Proposal.

5.4	NUMBER OF PROPOSAL COPIES

Please submit an original (marked) and five (5) hard copies, plus ten (10) CD-ROMs (in Microsoft Word or Adobe Acrobat PDF format) of your Technical proposal. The Technical Proposal MUST NOT include any cost figures.

Please submit an original (marked) and five (5) hard copies, plus ten (10) CD-ROMs of your Cost Proposal in a separate sealed package.

5.5	SUBMISSION OF PROPOSALS

Proposals must be submitted to:

Department of Administrative Services

RFP # 41900-001-0000000027

State Purchasing Office

200 Piedmont Avenue, SE

Suite 1308 (Bid Room), West Tower

Atlanta, GA 30334-9010

Attn: Ms. Pat Dockery

All proposals must be received by April 4, 2005 in the above office no later than 4:00 P.M. Eastern Standard Time. Proposals received after the above date and time will not be considered. Faxed or e-mailed proposals will not be accepted.

5.6	INQUIRIES & COMMUNICATION WITH AGENCY STAFF

Questions about this RFP must be directed in writing, via e-mail only, to:

Ms. Pat Dockery

Department of Administrative Services

State Purchasing Office

200 Piedmont Avenue, S.E.

Suite 1308, West Tower

Atlanta, GA 30334-9010

pwdocker@doas.ga.gov

Please submit your questions in the following format only:

COMPANY NAME

Question	Referenced RFP Section
1.
2.

From the date that this RFP is issued until CMO plans are selected and the selection is announced, Offerors are not allowed to communicate for any reason with any State employee other than the contracting officer listed above regarding this procurement. The state reserves the right to reject any proposal for violation of this provision.

No questions other than written will be accepted, and no response other than written will be binding upon the state. All binding answers to Offerors’ inquires will be included in a formal addendum to this RFP posted to the web site. Any question received after the deadline for questions may or may not be answered by the State. Any additional questions answered will also be posted to the website with the RFP document and Addenda documents. Offerors are reminded and encouraged to check this website daily for any changes to the RFP.

5.7	REJECTION OF PROPOSALS / CANCELLATION OF RFP

The State of Georgia reserves the right to reject any or all proposals, to waive any irregularity or informality in a proposal, and to accept or reject any item or combination of items, when to do so would be to the advantage of the state or its taxpayers. It is also within the right of the state to reject proposals that do not contain all elements and information requested in this document. The State of Georgia shall not be liable for any losses incurred by the Offerors throughout this process. The State reserves the right to cancel this RFP at any time.

6.0	EVALUATION CRITERIA

The evaluation of proposals received for each Service Region, by the specified due date in Section 2.0, will be conducted in the following four (4) phases:

A)	Administrative Review

The proposals will be reviewed by the DOAS contracting officer for the following administrative requirements:

(a)	Separately sealed technical proposal and a separately sealed cost proposal;

(b)	Only technical information is included in the technical proposal; and

(c)	All documents requiring a signature have been signed and submitted.

B)	Mandatory Requirements Review

The proposals that pass the administrative review will be reviewed by the DOAS contracting officer for completeness to ensure that all mandatory requirements, identified in Appendix A and 4.0, are submitted and addressed satisfactorily.

C)	Technical Review

Technical Weighting Distribution:

The proposals that pass the mandatory requirements review will be technically reviewed for quality and completeness by technical evaluation team members. These proposals can receive a maximum of 700 Technical points. The following listing provides you with the maximum points available for each factor in the evaluation:

Mandatory Items	Pass/Fail
Background/Experience (5.1.1)	300
Planned Approach to Requirements (5.1.2)	300
Organization and Staffing (5.1.3)	100

700 Technical Points

For those proposals that receive 525 or more Technical points, their scores will be adjusted to maintain the balance between the technical and cost components. The proposal with the highest score will be adjusted up to 700 points. All other Technical proposals with 525 or more Technical points (75% of 700 points) will receive a prorated technical score calculated using the following formula: P/H x 700 = V

Where:	P = Technical score of the proposal being adjusted
H = Original technical score of the highest ranking proposal
V = Assigned points for proposal being adjusted

Proposals that do not receive 525 Technical points will be considered non-qualifying and will not be evaluated further.

D)	Cost Review

Scoring

The proposals that pass the technical review with 525 or more Technical points will have their cost proposals (Appendix C) reviewed. Proposals will be scored following a rank and range methodology applied to each rate cell. Three hundred (300) points have been assigned to cost, two-thirds (200 points) of those points will be awarded based on rank. One-third (100 points) will be awarded based on range.

Rank and Range

Rank points will be awarded based on how a particular proposal ranked in terms of the other proposals within that geographic region. Full rank points (200) are awarded to the proposal passing the technical evaluation that has the lowest weighted total cost in a given geographic region. For scoring purposes, total costs for each region will be calculated based upon the Offeror’ s submission multiplied by the most recent available enrollment data (which will be provided at the cost proposal assistance session). Bids below the bottom of the rate range will be brought up to the bottom of the range for the purpose of rank scoring.

The remaining proposals passing technical evaluation are awarded points according to the following schedule:

Lowest cost	200 points
2nd lowest cost	160 points
3rd lowest cost	120 points
4th lowest cost	80 points
5th lowest cost	40 points
All remaining	0 points

Note: this schedule is based on awarding 5 (five) contracts in a region and may be adjusted accordingly for different numbers of qualified bidders.

Range points will be awarded based on how a particular proposal compares against the established actuarially sound rate range for each rate cell within a geographic region. The range is divided into quartiles and points set accordingly. Bids falling into the first quartile (the lower end of the rate range) receive the maximum number of range points (100). The quartiles are scored as follows:

More than 5% below the bottom of the range	50 points
No more than 5% below the bottom of the range	75 points
1st quartile	100 points
2nd quartile	75 points
3rd quartile	50 points
4th quartile	25 points
Above the top of the range	0 points

Bid rates falling within five percent (5%) below the bottom of the actuarial rate range will be awarded 75 range points, equivalent to those rates falling into the 2nd quartile. Bid rates more than five percent (5%) below the bottom of the actuarially sound rate range will be awarded 50 range points. Bids above the top of the rate range will have no range points awarded.

These two scoring components are designed to cover the competitiveness of a bid as well as the reasonableness of a bid by being within the rate range. An overall cost proposal score for each bidder will be calculated by adding the rank points awarded above to the weighted average range points. The weighted average range points will be calculated from the various rate cells using weights developed from the 2002 fee for service per member per month costs (Provided the data book ) multiplied by the most recent enrollment data (which will be provided at the cost proposal assistance session).

The combined rank and range points establish the Offeror’s cost proposal score subject to any Best and Final Offer process.

Offerors shall submit separate cost proposals for each Service Region on which they are bidding. To address any changes in health care costs between the time of proposal submission and the implementation in the Phase 3 Service Regions planned for December 1, 2006, prior to implementation, DCH will ensure that those rates remain actuarially sound. At a minimum DCH will make any appropriate adjustments to those proposed rates to reflect any programmatic changes and to reflect changes in health care costs based upon the medical component of the Consumer Price Index.

Quality Assessment Fee

DCH is anticipating approval to implement a quality assessment fee in the amount of 5.5%. However, this fee is subject to approval and the exact amount may change in either an upward or downward direction. Should the quality assessment fee change, DCH may issue an amendment to this RFP informing Offers of the change.

Best and Final Offers

DOAS reserves the right to conduct BFO in connection with this RFP. During the BFO, no Offeror may increase its total cost for any category of aid or any geographic region. Individual age/gender rate cells may be changed up or down as long as the weighted average rate for a category of aid or region does not increase. To ensure a competitive initial bid, if a BFO is conducted the initial cost proposal and the BFO cost proposal together will be worth a maximum of 300 points split 50% each. If an Offeror elects not to submit a BFO, their initial cost proposal will be based on the original 300 point system. At DCH’s discretion, Offerors with rates outside the rate ranges may be offered a rate within the rate range and no BFO held.

6.1	IDENTIFICATION OF APPARENT SUCCESSFUL OFFEROR

The resulting Cost Proposal scores will be combined with the Technical Proposal scores to identify the apparent successful firms. In all Service Regions but Atlanta the Apparent Successful Offerors will have the two highest combined scores. In the Atlanta Service Region the Apparent Successful Offerors will those three (3), four (4), or five (5) Offerors with the highest combined scores.

7.0	STANDARD TERMS AND CONDITIONS

7.1	ADDENDA

The state reserves the right to amend this RFP prior to the proposal due date. All addenda and additional information will be posted to the Georgia Procurement Registry, http://www.procurement.state.ga.us. Offerors should check this web page daily for new information.

7.2	COST FOR PREPARING PROPOSAL

The cost for developing the proposal is the sole responsibility of the Offeror. All proposals submitted become the property of the State.

7.3	CONTRACT DISCUSSIONS

Prior to award, the apparent successful firm may be required to enter into discussions with the State to resolve any contractual differences. These discussions are to be finalized and all exceptions resolved within one (1) week from notification. If no resolution is reached, the proposal may be rejected and discussions with the second highest scoring firm will be initiated.

7.4	CONFIDENTIALITY REQUIREMENTS

The staff members assigned to this project may be required to sign a departmental non-disclosure statement. All proposals, related materials, exhibits, documents, and samples submitted are subject to the Georgia Open Records Act. The State cannot protect proprietary data submitted in proposals.

7.5	ADA GUIDELINES

The State of Georgia adheres to the guidelines set forth in the American Disabilities Act (ADA). Provisions will be made to make your use of the required services provided easier and more accessible. We ask that you please call the Contracting Officer at 404- 657-6000 or, e-mail: wnorswor@doas.ga.gov, in advance if you require special arrangements. The Georgia Relay Center at 1-800-255-0056 (TDD Only) or 1-800-255-0135 (Voice) will relay messages for the speech and hearing impaired, in strict confidence.

7.6	FINANCIAL INFORMATION

In order to protect the interests of the citizens and taxpayers of the State of Georgia, the State will only enter into contracts with financially stable and viable entities. To that end, please provide sufficient data to lead the State to the conclusion that your firm has the financial capability to perform. As detailed financial data is generally proprietary and bidders do not wish such information to be part of the public record under the Georgia Open Records Act (G.O.R.A.), the Department reserves the right to perform additional due diligence in this area, at the sole discretion of the Department, prior to award of any contract.

7.7	PROPOSAL AUTHORIZATION

In accordance with the provisions of the Official Code of Georgia Annotated 50-5-67(a) DCH and DOAS have determined that the use of competitive sealed bidding will not be practical or advantageous to the state in completing the acquisition of the services and/or commodities described herein. Competitive sealed proposals shall be submitted in response to this request in the same manner as competitive sealed bids. All proposals submitted as a result of this request shall be made in accordance with the provisions of the Georgia Vendor Manual, these instructions, and specifications. Evaluation worksheets are not available during the solicitation process, but are available after award under the Georgia Open Records Act, as are all other solicitation documentation.

Appendix A:

AGREEMENT TO MANDATORY PROJECT REQUIREMENTS

All mandatory requirements listed in the RFP are presented below. Offeror should indicate their understanding of these mandatory requirements and their agreement to satisfy these mandatory requirements by placing the word “Yes” by each requirement. Failure to place “yes” by each mandatory requirement may cause the Department to reject the proposal.

This checklist is provided for the convenience of Offerors, but it is the Offeror’s responsibility to review the entire RFP and ensure response is made to all requirements.

Offerors must meet all of the following mandatory requirements to be considered for evaluation under this RFP.

Administrative Mandatory Requirements

A.	The proposal must be divided into two (2) separately sealed packages – an original Technical proposal and copies and an original Cost proposal and copies. Offerors shall submit an original (marked) and five (5) hard copies, plus ten (10) CD-ROMS of the Technical proposal and an original (marked) and five (5) hard copies, plus ten (10) CD-ROMS of the cost proposal.

B.	The Offeror must have an approved Georgia Certificate of Authority from the Department of Insurance in all counties in the Service Regions in which the Offeror is bidding by April 4, 2005. A provisional certificate will suffice but the Offeror must have a final Certificate at least thirty (30) Calendar Days prior to implementation.

Technical Mandatory Requirements

C.	The Offeror must have a minimum of three (3) years experience operating a full- risk Medicaid managed care program.

D.	The Offeror must be willing and able to provide Covered Services to all assigned Members, whether chosen or Auto-Assigned, on the day GCS is operationalized in the Service Region.

E.	The Offeror must have achieved National Committee for Quality Assurance (NCQA) or Utilization Review Accreditation Committee (URAC) accreditation in at least one (1) state by the date of proposal submission. The Offeror must achieve NCQA or URAC accreditation in the State of Georgia by the end of the third (3rd) year of this Contract.

F.	The Offeror must not use, or propose to use, any offshore programming or call center services in fulfilling the requirements outlined in this RFP and in the attached Model Contract.

Authorized Signature

Print Name

Date

Appendix A:

AGREEMENT TO MANDATORY PROJECT REQUIREMENTS

This appendix will identify what information should be submitted within your proposal in response to this RFP and the order in which it should appear.

Please indicate that the required documents are included within the technical proposal and the location of those documents by placing the word “Yes” by each requirement and specifying the page or reference number where that document is located. Failure to place ‘yes’ by each requirement may cause DCH to reject the proposal.

This checklist is provided for the convenience of Offeror, but it is the Offeror’s responsibility to review the entire RFP and ensure response is made to all requirements. Unless otherwise indicated, Offerors must meet all of the following requirements to be considered for evaluation under this RFP.

Yes/No	Page/Ref. No.
1. Cover Letter
The proposal should contain a cover letter and introduction. This shall include: the company name; address and the name, telephone number, and email address of the person or persons authorized to represent the company regarding all matters related to the proposal; and the Service Regions on which you are bidding. Attach your actuarial certification letter.

2. Completed Appendix B
The proposal must contain a completed Appendix B form (Required Content of Proposal).

3. Proposal Form Letter
The proposal must contain a signed proposal form (Appendix D).

4.Agreement to Mandatory Project Specifications The Offeror must indicate its agreement to all of the Mandatory Specifications for this project by completing Appendix A.

5.Contract Attestation
The Contract that the State intends to use is identified as Appendix E and will be published separately. The Offeror shall state they have read the contract and agree to abide by it unless the State chooses to open negotiatons over specific contract provisions.

Yes/No	Page/Ref. No.
6. Small or Minority Business Form
The Offeror should indicate its classification as a small or minority business by completing Appendix F.

7. Summary of Understanding of the Proposed Services
The Offeror should indicate their understanding of the requested services and describe how it proposes to provide those services to the Department of Community Health.

8. Insurance, Payment Bonds and Irrevocable Letter of Credit

The Offeror must provide the following information:

A description of the level of insurance coverage your firm carries. Please identify all the insurance carrier(s) supplying coverage. Offerors do not have to have the insurance, payment bonds and irrevocable letter of credit required in the Contract to propose on the RFP; however, you must have a statement from your insurance provider, surety or bank, on their letterhead, stating that if you are awarded the contract, they will insure, bond or hold letters for the type and amounts of coverage and payment required in the contract. If an Offeror does not have insurance and submits a letter from their provider, they will have ten (10) Calendar Days to obtain ALL required insurance and submit to the DOAS Contracting Officer.

9. Statement of Work
Please address each item in 5.1.1, 5.1.2, and 5.1.3 focusing on your ability to perform this required service for the State.

Appendix C:

COST PROPOSAL

Forthcoming

Appendix D:

PROPOSAL FORM LETTER

We propose to furnish and deliver any and all of the deliverables and services named in the attached Request for Proposals (RFP) for which prices have been set. The price or prices offered herein shall apply for the period of time stated in the RFP.

We further agree to strictly abide by all the terms and conditions contained in the Georgia Vendor Manual (http://www.doas.state.ga.us) as modified by any attached special terms and conditions, all of which are made a part hereof.

It is understood and agreed that this proposal constitutes an offer, which when accepted in writing by State Purchasing, Department of Administrative Services, State of Georgia and the Department of Community Health and subject to the terms and conditions of such acceptance, will constitute a valid and binding contract between the undersigned and the state of Georgia.

It is understood and agreed that we have read the state’s specifications shown or referenced in the RFP and that this proposal is made in accordance with the provisions of such specifications. By our written signature on this proposal, we guarantee and certify that all items included in this proposal meet or exceed any and all such state specifications. We further agree, if awarded a contract, to deliver goods and services that meet or exceed the specifications.

It is understood and agreed that this proposal shall be valid and held open for a period of one hundred eight (180) Calendar Days from proposal opening date.

PROPOSAL SIGNATURE AND CERTIFICATION

I certify that this proposal is made without prior understanding, agreement, or connection with any corporation, firm, or person submitting a proposal for the same materials, supplies, equipment, or services and is in all respects fair and without collusion or fraud. I understand collusive bidding is a violation of state and federal law and can result in fines, prison sentences, and civil damage awards. I agree to abide by all conditions of the proposal and certify that I am authorized to sign this proposal for the Offeror. I further certify that the provisions of the Official Code of Georgia Annotated, Sections 45-10-20 et. seq. have not been violated and will not be violated in any respect.

I also certify that I have read the Model Contract (Appendix E) and agree to abide by all terms and conditions unless the State chooses to open negotiations over specific Contract provisions.

I also certify that I, and my Lobbyists, have complied with the Lobbyist Registration Requirements in accordance with the Georgia Vendor Manual.

Authorized Signature	Date

Print/Type Name

Print/Type Company Name Here

Appendix E:

CONTRACT

STATE OF GEORGIA

(DEPARTMENT OF COMMUNITY HEALTH)

THE GEORGIA CARES PROGRAM FOR THE STATE’S

MEDICAL ASSISTANCE AND PEACHCARE FOR KIDS PROGRAMS

CONTRACT NUMBER (41900-001-0000000027)

To Be Printed Under Separate Cover

Appendix F:

SMALL OR MINORITY BUSINESS FORM

Can your company be classified as a SMALL BUSINESS by the following definition?

•	Small Business – defined as an independently owned and operated entity that has either fewer than one hundred (100) employees or less than one million dollars ($1,000,000) in gross receipts per year.

(State Statute 50-5-12 1)

•	YES - If yes, please check the following reason(s) that apply:

         Less than 100 employees or          Less than $1,000,000 in gross annual receipts.

•	NO

Minority Owned Business Enterprise

Can your company be classified as a MINORITY OWNED BUSINESS by the following definition?

•	Minority Owned Business – means a business that is 51% owned or controlled by one or more minority persons.

Please indicate below if your firm is 51% owned or controlled by one or any combination of the minority groups listed.

African American	%	Asian American	%

Hispanic / Latino	%	Pacific Islander	%

Native American	%

Ownership

American Citizen          YES          NO

Are any of your supplier’s minority and/or small business enterprises?          Yes          No

If Yes, please indicate the percentage of minority companies represented.     %

Company Name                                                               Phone No.

Address                                                                         Fax No.

                                                                                           E-Mail

City                                                                 State              Zip

Owner Name             Signature

                            Print or Type

If awarded a contract as a result of this solicitation, do you anticipate employing any small or minority subcontractors?          Yes           No If yes, can you identify them at this time?

Please mark as appropriate for your business: Small Business              Minority Business

Company Name                                                               Phone No.

Address                                                                           Fax No.

                                                                                         E-Mail

City                                                           State              Zip

Appendix G:

PROJECT SPECIFIC BACKGROUND

The Georgia Department of Community Health (DCH) was created in 1999 by the Governor and the Georgia General Assembly. The Department is responsible for insuring nearly 2 million people, maximizing the State’s health care purchasing power, planning coverage for uninsured Georgians, and coordinating health planning for State agencies. The Board of Community Health sets policy and direction for DCH.

DCH is organized in the following manner:

•	Commissioners Office – provides strategic and operational guidance to all functions of the Department. Includes media relations as well as legislative and external affairs.

•	Financial Division – led by the Chief Financial Officer, this division is responsible for guiding and implementing the financial responsibilities of the Department.

•	Medical Assistance Division – directed by the State Medicaid Director, this division manages and enforces the policies and regulations of the state Medicaid program.

•

Information Technology Division – managed by the Chief Information Officer, this division manages and directs the information technology needs and requirements for the Department. This responsibility includes oversight for the claims payment system.

•

Operations Division – under the direction of the Chief Operating Officer, this division manages agency administrative responsibilities including procurement, human resources and contract administration.

•

Legal Division – guided by the agency’s General Counsel, this division provides the Commissioner and the Department’s leadership with legal assistance and advice on all matters. This division also manages the fraud and abuse responsibilities of the Department as well as the State Certificate of Need Program.

•

Managed Care and Quality Division – led by the Chief of Managed Care, this division is responsible for establishing and directing the managed care efforts of the Department. These efforts include the intent of the Department to move a large proportion of the current Medicaid program into a managed care environment. This division also administers the state employee health benefit plan.

There are also two (2) administratively attached agencies;

•

Composite State Board of Medical Examiners – Licenses and regulates physicians, physician’s assistants, resident physicians, respiratory care professionals, perfusionists, acupuncturists and auricular (ear) detoxification specialists.

•	Georgia Board for Physician Workforce – Develops medical education programs to help ensure that communities have enough physicians.

Phase 1 of GCS, will commence January 1, 2006, when DCH (through DMA) will begin enrolling eligible Medicaid adults and children and PeachCare for Kids children (pending legislative approval) in the Atlanta and Central Service Regions. On July 1, 2006, during Phase 2, eligible Medicaid adults and children and PeachCare for Kids children will be enrolled in the East and North Service Regions and on December 1, 2006, during Phase 3, eligible Medicaid adults and children and PeachCare for Kids children will be in enrolled in GCS in the Southeast and Southwest Service Regions.

The GCS program is designed to:

•	Improve the health care status of the Member population;

•	Establish a “Provider Home” for Members through its use of assigned Primary Care Providers (PCP’s);

•	Establish a climate of contractual accountability among the state, the care management organizations and the health care providers;

•	Slow the rate of expenditure growth in the Medicaid program; and

•	Expand and strengthen a sense of Member responsibility that leads to more appropriate utilization of the health care system.

The following Medicaid eligibility categories will be required to enroll in GCS:

•	Low Income Families – Adults and children who meet the standards of the old AFDC (Aid to Families with Dependent Children) program (296,703 individuals);

•	Transitional Medicaid – Former Low-Income Medicaid (LIM) families who are no longer eligible for LIM because their earned income exceeds the income limit (62,124 individuals);

•

Pregnant Women (Right from the Start Medicaid - RSM) – Pregnant women with family income at or below two hundred percent (200%) of the federal poverty level who receive Medicaid through the RSM program and Pregnant Women (Presumptive) – Pregnant women with family income at or below two hundred percent (200%) of the federal poverty level who receive temporary Medicaid under the Presumptive Medicaid Eligibility Program (59,212 individuals);

•

Children (Right from the Start Medicaid - RSM) – Children under nineteen (19) years of age whose family income is at or below the appropriate percentage of the federal poverty level for their age and family (427,908 individuals);

•	Children (newborn) – A child born to a woman who is eligible for Medicaid on the day the child is born (81,004 individuals); and

•

Women Eligible Due to Breast and Cervical Cancer – Women under sixty-five (65) years of age who have been screened through Title XV Center for Disease Control (CDC) screening and have been diagnosed with breast or cervical cancer (2,063 individuals).

PeachCare for Kids – the State Children’s Health Insurance Program in Georgia—children eighteen (18) years of age and younger who have family income that is less than two hundred thirty-five percent (23 5%) of the federal poverty level, are not eligible for Medicaid or any other health insurance program, and cannot be covered by DCH Health Benefit Plan will be mandatorily enrolled, pending legislative approval (201,066 individuals). In the event the Georgia Legislature does not pass legislation allowing for mandatory enrollment of PeachCare of Kids Members, these children will be permitted to voluntarily enroll in GCS.

The following medical assistance program beneficiaries will be excluded from enrollment in GCS:

•	Those eligible for Medicare;

•	Those that are Members of a federally recognized Indian Tribe;

•	Those eligible for Supplemental Security Income;

•	Children eighteen (18) years of age or younger who are in foster care or other out-of-home placement;

•	Children eighteen (18) years of age or younger who are receiving foster care or adoption assistance under Title IV-E of the SSA;

•	Children enrolled in the Children’s Medical Services program administered by the Georgia Division of Public Health;

•	Children enrolled in the Georgia Pediatric Program (GAPP);

•	Children with sever emotional disturbance whose care is coordinated under the Multi- Agency Team for Children (MATCH) program; and

•	Those enrolled under group health plans for whom DCH provides payment for premiums, deductibles, coinsurance and other cost sharing pursuant to section 1906 of the SSA.

For the purposes of coordination and planning, DCH has divided the State, by county, into six (6) Service Regions. Offerors may serve in as many or as few Services Regions as they bid on and are awarded, except that in order to be awarded a Contract in the Atlanta Service Regions the Offeror must also win a Contract in at least one (1) of the other five (5) Service Region.

The following tables list the counties in each Service Region as well as the average monthly enrollment numbers in 2004, by eligibility category

Atlanta Service Region

Counties	Low Income Families	Transitional Medicaid	RSM Adult*	RSM Child	Newborn	Breast/ Cervical Cancer	PeachCare	Grand Total
Atlanta
Barrow	1,297	301	376	2,413	487	15	1,879	6,768
Bartow	2,997	547	642	4,624	794	22	2,845	12,470
Butts	600	130	143	1,127	192	4	578	2,773
Carroll	4,090	991	847	4,948	1,090	23	2,424	14,413
Cherokee	1,563	346	581	4,598	1,089	36	3,712	11,925
Clayton	10,931	2,080	3,564	17,654	3,507	55	7,605	45,396
Cobb	9,897	2,286	2,466	20,746	4,610	72	12,202	52,278
Coweta	2,814	566	465	3,054	651	19	1,942	9,511
DeKalb	18,669	2,353	5,602	35,933	6,946	120	15,433	85,056
Douglas	3,001	634	584	4,348	788	14	2,850	12,217
Fayette	865	192	188	1,648	295	7	1,147	4,342
Forsyth	623	165	336	2,345	567	15	1,903	5,954
Fulton	40,684	5,281	5,282	34,418	7,808	117	10,967	104,557
Gwinnett	8,853	1,850	3,579	28,123	6,333	54	19,272	68,064
Henry	3,011	580	683	4,595	865	15	3,424	13,173
Newton	3,146	518	597	3,808	712	31	2,406	11,218
Paulding	1,139	235	565	3,839	654	14	3,004	9,450
Pickens	629	146	133	1,085	182	11	869	3,055
Rockdale	1,978	498	437	3,307	616	21	1,944	8,799
Spalding	3,537	658	490	3,183	708	13	1,253	9,841
Walton	1,778	288	370	3,095	489	19	2,035	8,074

Atlanta Total	122,100	20,644	27,928	188,889	39,382	696	99,695	499,334

Central Service Region

Counties	Low Income Families	Transitional Medicaid	RSM Adult*	RSM Child	Newborn	Breast/ Cervical Cancer	PeachCare	Grand Total
Central
Baldwin	1,641	410	363	1,916	389	3	487	5,209
Bibb	10,431	2,100	1,164	9,024	1,509	39	2,615	26,882
Bleckley	480	139	72	599	80	3	212	1,585
Chattahoochee	226	75	29	253	31	5	65	685
Crawford	517	125	86	656	83	5	399	1,871
Crisp	1,596	442	172	1,653	255	9	546	4,671
Dodge	901	230	135	1,087	160	6	468	2,987
Dooly	583	149	94	874	135	5	295	2,134
Harris	504	143	88	703	114	5	489	2,046
Heard	505	154	71	588	110	3	387	1,818
Houston	4,046	1,114	687	4,639	860	17	2,091	13,454
Johnson	532	162	53	550	53	2	197	1,549
Jones	553	133	128	1,051	158	4	633	2,661
Lamar	453	82	146	971	159	1	398	2,209
Laurens	2,499	592	388	3,377	428	17	997	8,298
Macon	884	192	91	960	126	7	288	2,548
Marion	451	74	56	545	71	2	198	1,396
Meriwether	1,084	247	182	1,466	256	3	530	3,768
Monroe	585	103	136	1,063	187	2	559	2,635
Muscogee	10,170	2,260	1,478	9,696	1,797	42	2,863	28,305
Peach	1,163	211	178	1,501	214	8	515	3,790
Pike	454	95	76	595	98	4	390	1,711
Pulaski	351	104	48	543	59	1	188	1,294
Talbot	362	73	42	395	60	3	139	1,075
Taylor	567	145	47	494	70	2	229	1,553
Telfair	674	152	91	680	109	3	345	2,055
Treutlen	356	77	55	455	73	3	233	1,251
Troup	3,018	630	483	3,461	665	11	1,426	9,694
Twiggs	368	63	82	569	108	1	252	1,444
Upson	1,459	315	157	1,386	202	7	674	4,201
Wheeler	313	40	52	376	71	1	190	1,043
Wilcox	531	166	59	487	53	6	219	1,520
Wilkinson	566	95	69	616	79	2	229	1,656

Central Total	48,822	11,090	7,056	53,229	8,822	231	19,744	148,995

East Service Region

Counties	Low Income Families	Transitional Medicaid	RSM Adult*	RSM Child	Newborn	Breast/ Cervical Cancer	PeachCare	Grand Total
East
Burke	1,692	346	219	2,016	328	6	591	5,197
Columbia	1,304	328	376	2,897	476	18	1,733	7,133
Emanuel	983	305	266	1,996	319	10	693	4,571
Glascock	86	22	16	118	22	1	80	345
Greene	639	132	108	1,082	145	4	345	2,456
Hancock	621	80	74	585	97	5	96	1,558
Jasper	471	107	88	680	120	3	415	1,884
Jefferson	1,055	253	148	1,413	188	3	542	3,602
Jenkins	618	180	71	652	71	4	253	1,850
Lincoln	259	51	46	480	48	1	247	1,133
McDuffie	1,230	322	277	1,998	247	6	614	4,694
Putnam	682	171	120	990	191	6	487	2,647
Richmond	12,394	2,603	1,601	12,137	1,974	41	3,047	33,796
Screven	901	212	89	950	107	7	357	2,623
Taliaferro	102	24	13	127	17	2	38	322
Warren	332	99	45	433	60	3	148	1,120
Washington	1,072	279	147	1,193	170	5	396	3,262
Wilkes	480	127	57	641	58	1	297	1,660

East Total	24,920	5,640	3,761	30,387	4,640	125	10,378	79,851

North Service Region

Counties	Low Income Families	Transitional Medicaid	RSM Adult*	RSM Child	Newborn	Breast/ Cervical Cancer	PeachCare	Grand Total
North
Banks	306	66	113	854	133	7	582	2,060
Catoosa	1,281	250	311	2,177	409	16	979	5,422
Chattooga	990	261	178	1,126	214	3	478	3,249
Clarke	2,723	780	875	5,171	976	26	1,378	11,929
Dade	325	94	104	657	124	6	389	1,699
Dawson	266	63	88	713	122	5	576	1,832
Elbert	766	110	137	1,194	185	13	606	3,012
Fannin	386	130	164	1,124	217	17	1,034	3,072
Floyd	4,158	855	599	4,376	964	18	2,030	12,999
Franklin	641	122	138	1,144	184	11	756	2,996
Gilmer	416	119	195	1,642	253	14	942	3,579
Gordon	1,311	361	358	3,024	585	7	1,493	7,139
Habersham	452	134	307	1,808	409	10	1,246	4,366
Hall	3,665	739	1,333	9,574	2,248	27	4,692	22,279
Haralson	1,199	167	204	1,463	268	10	945	4,257
Hart	645	223	153	1,089	195	23	628	2,955
Jackson	1,301	261	361	2,237	474	13	1,470	6,117
Lumpkin	295	80	133	1,143	217	9	759	2,637
Madison	729	157	162	1,442	215	10	834	3,549
Morgan	574	163	96	790	109	5	536	2,273
Murray	1,042	152	300	2,476	451	9	1,243	5,673
Oconee	273	89	73	687	125	1	539	1,787
Oglethorpe	306	61	73	623	118	5	408	1,594
Polk	1,061	151	284	2,546	547	9	1,253	5,850
Rabun	180	49	106	755	137	5	674	1,907
Stephens	698	189	176	1,579	259	10	712	3,622
Towns	108	53	49	377	56	4	316	963
Union	330	127	108	845	126	8	707	2,250
Walker	2,069	427	401	2,960	513	22	1,185	7,576
White	555	162	152	1,060	211	11	796	2,947
Whitfield	1,759	345	952	6,497	1,462	19	3,317	14,350

North Total	30,809	6,938	8,685	63,153	12,503	350	33,502	155,940

Southeast Service Region

Counties	Low Income Families	Transitional Medicaid	RSM Adult*	RSM Child	Newborn	Breast/ Cervical Cancer	PeachCare	Grand Total
SouthEast
Appling	579	134	213	1,327	235	16	681	3,184
Bacon	352	67	88	718	141	6	414	1,785
Brantley	707	187	154	1,130	209	12	690	3,088
Bryan	414	106	127	1,081	212	11	719	2,670
Bulloch	1,997	524	642	3,222	610	30	1,023	8,048
Camden	1,333	367	404	1,901	510	17	883	5,416
Candler	526	141	66	674	155	7	282	1,850
Charlton	485	77	97	754	98	7	337	1,854
Chatham	8,242	2,577	1,735	12,072	2,244	113	4,202	31,185
Effingham	1,000	248	294	1,866	366	15	1,222	5,011
Evans	609	139	89	799	177	4	317	2,133
Glynn	2,886	783	432	3,612	706	30	1,539	9,988
Jeff Davis	543	149	133	1,121	193	5	534	2,678
Liberty	2,326	648	370	2,760	378	24	826	7,332
Long	642	179	67	653	102	3	191	1,837
McIntosh	384	149	92	779	94	9	375	1,881
Montgomery	252	104	66	560	92	4	283	1,361
Pierce	605	208	137	1,159	177	15	708	3,009
Tattnall	654	182	126	1,367	234	16	473	3,051
Toombs	1,716	463	226	2,001	356	15	828	5,605
Ware	2,041	379	429	2,601	443	19	1,164	7,076
Wayne	1,312	254	192	1,736	266	20	803	4,582

SouthEast Total	29,603	8,064	6,181	43,892	7,995	396	18,493	114,624

Southwest Service Region

Counties	Low Income Families	Transitional Medicaid	RSM Adult*	RSM Child	Newborn	Breast/ Cervical Cancer	PeachCare	Grand Total
SouthWest
Atkinson	422	177	61	890	144	3	280	1,917
Baker	240	40	21	258	49	1	111	719
Ben Hill	1,184	214	184	1,372	245	5	606	3,809
Berrien	716	172	167	1,166	169	8	588	2,985
Brooks	766	184	111	1,260	146	4	461	2,932
Calhoun	332	68	45	413	66	2	177	1,102
Clay	307	77	26	257	42	1	81	791
Clinch	500	92	68	522	91	3	235	1,512
Coffee	1,998	478	389	3,314	546	29	1,275	8,029
Colquitt	2,521	756	379	3,602	534	15	1,269	9,076
Cook	826	236	121	1,160	172	7	618	3,140
Decatur	1,990	433	170	2,182	222	5	859	5,861
Dougherty	8,032	1,729	788	6,282	1,051	32	1,811	19,724
Early	1,079	324	93	1,011	131	2	304	2,945
Echols	160	54	30	325	68	—	128	764
Grady	1,064	305	186	1,843	305	10	792	4,506
Irwin	416	106	81	638	95	3	316	1,654
Lanier	387	99	68	546	84	3	257	1,443
Lee	432	130	132	1,068	166	5	787	2,720
Lowndes	3,926	992	801	5,355	935	31	2,211	14,251
Miller	335	96	30	411	46	1	170	1,089
Mitchell	1,458	343	162	1,787	271	13	747	4,781
Quitman	188	36	14	186	27	2	47	500
Randolph	635	120	48	505	83	1	186	1,579
Schley	175	44	26	278	44	—	133	701
Seminole	605	177	62	708	108	5	240	1,905
Stewart	317	69	28	337	27	5	119	901
Sumter	2,865	579	319	2,006	378	14	703	6,864
Terrell	964	228	69	670	102	3	200	2,237
Thomas	1,943	475	319	2,862	432	26	1,268	7,327
Tift	1,887	523	330	2,755	484	16	1,141	7,136
Turner	423	90	97	943	134	3	348	2,039
Webster	140	23	18	151	17	2	70	421
Worth	1,216	340	158	1,294	247	4	716	3,976

Southwest Total	40,449	9,747	5,601	48,358	7,664	263	19,254	131,336

DCH will be responsible for administering the GCS program. The agency will administer all contracts, monitor Offeror performance, and provide oversight in all aspects of the Offeror’s operations. Specifically, DCH will perform the following activities:

LEGAL COMPLIANCE

DCH will comply with, and will monitor the Offeror’s compliance with, all applicable State and federal laws and regulations.

ELIGIBILITY AND ENROLLMENT

The State of Georgia has the sole authority for determining eligibility for the Medicaid program and whether Medicaid beneficiaries are eligible for enrollment in GCS. DCH or its Agent will determine eligibility for PeachCare for Kids and will collect applicable premiums. DCH or its agent will continue responsibility for the electronic eligibility verification system (EVS). DCH or its Agent will review the Medicaid Management Information System (MMIS) file daily and send written notification and information within two (2) Business Days to all Members who are determined eligible for GCS. A Member shall have thirty (30) Calendar Days to select a CMO plan and a PCP. DCH or its Agent will issue a notice of enrollment to the CMO plan within two (2) Business Days of the Member’s choice.

At the time of CMO plan selection the Member will also sign an acknowledgement of receipt of the Member Roles and Responsibilities document (to be provided by DCH).

If the Member does not choose a CMO plan within thirty (30) Calendar Days of enrollment, DCH or its Agent will Auto-Assign the individual to a CMO plan using the following algorithm:

If an immediate family member(s) of the Member is already enrolled in one (1) CMO plan, the Member will be Auto-Assigned to that plan;

If there are no immediate family members already enrolled and the Member has a Historical Provider Relationship with a Provider, the Member will be Auto-Assigned to the CMO plan where the Provider is contracted;

If the Member does not have a Historical Provider Relationship with a Provider in either CMO plan, or the Provider contracts with both plans, the Member will be Auto-Assigned to the CMO plan that has the lowest capitated rates in the Service Region.

Enrollment, whether chosen or Auto-Assigned, will be effective at 12:01 a.m. on the first (1st) Calendar Day of the month following the Member selection or Auto-Assignment, for those Members assigned on or between the first (1st) and twenty-fourth (24th) Calendar Day of the month. For those Members assigned on or between the twenty-fifth (25th) and thirty-first (31st) Calendar Day of the month, Enrollment will be effective at 120:0 1 a.m. on the first (1st) Calendar Day of the second (2nd) month after assignment.

In the future, at a date to be determined by DCH, DCH or its Agent may include quality measures in the Auto-Assignment algorithm. Members will be Auto-Assigned to those plans that have higher scores on quality measures to be defined by DCH. This factor will be applied after determining that there are no Historical Provider Relationships, but prior to utilizing the lowest Capitation rates criteria.

In the Atlanta Service Region, DCH will limit enrollment in a single plan to no more than forty percent (40%) to fifty percent (50%) of total GCS eligible lives in the Service Region. Members will not be Auto-Assigned to, nor may they choose, that CMO plan unless an immediate family member is enrolled in the CMO plan or a Historical Provider Relationship exists with a Provider that does not participate in any other CMO plan in the Atlanta Service Region. The exact percentage will be determined by DCH based upon the number of participating CMO plans in the Atlanta Service Region.

In the five (5) Service Regions other than Atlanta, DCH will limit enrollment in a single plan to no more than sixty-five percent (65%) of total GCS eligible lives in the Service Region. Members will not be Auto-Assigned to that CMO plan unless an immediate family member is enrolled in the CMO plan or a Historical Provider Relationship exists with a Provider that does not participate in any other CMO plan in the Service Region.

DCH or its Agent will have five (5) Business Days to notify Members and the CMO plan of the Auto-Assignment. Notice to the Member will be made in writing and sent via surface mail. Notice to the CMO plan will be made via file transfer.

DCH or its Agent will be responsible for the consecutive enrollment period and re-enrollment functions.

Conditioned on continued eligibility, all Members will be enrolled in a CMO plan for a period of twelve (12) consecutive months. This consecutive enrollment period will commence on the first (1st) day of enrollment or upon the date the notice is sent, whichever is later. If a Member disenrolls from one CMO plan and enrolls in a different CMO plan, consecutive enrollment period will begin on the effective date of enrollment in the second (2nd) CMO plan.

DCH or its Agent will automatically enroll a Member into the CMO plan in which he or she was most recently enrolled if the Member has a temporary loss of eligibility, defined as less than ninety (90) Calendar Days. In this circumstance the consecutive enrollment period will continue as though there has been no break in eligibility, keeping the original twelve (12) month period.

DCH or its Agent will notify Members at least once every twelve (12) months, and at least sixty (60) Calendar Days prior to the date upon which the consecutive enrollment period ends (the annual enrollment opportunity), that they have the opportunity to switch CMO plans. Members who do not make a choice will be deemed to have chosen to remain with their current CMO plan.

In the event a temporary loss of eligibility has caused the Member to miss the annual enrollment opportunity, DCH or its Agent will enroll the Member in the CMO plan in which he or she was enrolled prior to the loss of eligibility. The Member will have ninety (90) Calendar Days to disenroll without cause as described in 4.2.1.

In accordance with current operations, the State will issue a Medicaid number to a newborn upon notification from the Offeror, the hospital or other authorized Medicaid Provider. In the event the mother has made a CMO plan and PCP selection for the newborn, the Offeror shall send a Member Identification Card to the mother within ten (10) Calendar Days.

If the mother has not made a plan selection, DCH or its Agent will notify the mother that the newborn has been Auto-Assigned to her CMO plan and that she has ninety (90) Calendar Days from the day a Medicaid number was assigned to her child to choose a different CMO plan.

DCH or its Agent will also notify the CMO plan of the newborn’s Auto-Assignment. The notice will state that the newborn is retroactively enrolled, back to the time of birth, in the mother’s CMO plan.

DISENROLLMENT

DCH or its Agent will process all CMO plan Disenrollments. This includes Disenrollments due to non-payment of the PeachCare for Kids premiums, loss of eligibility for GCS due to other reasons, and all Disenrollment requests Members or CMO plans submit via telephone, surface mail, internet, facsimile, and in person.

DCH or its Agent will make final determinations about granting Disenrollment requests and will notify the CMO plan via file transfer and the Member via surface mail of any Disenrollment decision within five (5) Calendar Days of making the final determination

Whether requested by the Member or the Offeror the following are the Disenrollment timeframes:

If the Disenrollment request was date stamped received by DCH on or between the first (1st) and fifteenth (15th) Calendar Day of the month, the Disenrollment will be effective at midnight the first (1st) day of the month following the month in which the request was filed; and

If the Disenrollment request was date stamped received by DCH on or between the sixteenth (16th) and thirty-first (31st) Calendar Day of the month, the Disenrollment will be effective at midnight the first (1st) day of the second (2nd) month following the month in which the request was filed.

If DCH or its Agent fails to make a determination, the date of Disenrollment will be deemed effective on the first (1st) day of the second (2nd) month.

When Disenrollment is necessary due to a change in eligibility category, or eligibility for GCS, the Member will be disenrolled effective the date of the Disenrollment request.

MEMBER SERVICES AND MARKETING

DCH will provide to the Offeror its methodology for identifying the prevalent non-English languages spoken. For the purposes of this Section, prevalent means a non-English language spoken by a significant number or percentage of Medicaid and PeachCare for Kids eligible individuals in the State.

DCH will review and prior approve all marketing materials.

COVERED SERVICES & SPECIAL COVERAGE PROVISIONS

DCH will use submitted Encounter Data, and other data sources, to determine Offeror compliance with federal requirements that eligible members under the age of twenty-one (21) receive periodic screens and preventive/well child visits in accordance with the specified periodicity schedule. DCH will use the participant ratio as calculated using the CMS 416 methodology for measuring the Offeror’s performance.

NETWORK

DCH will provide to the Offeror up-to-date changes to the State’s list of excluded Providers, as well as any additional information that will affect the Offeror’s Provider network.

DCH will process the Offeror’s requests to waive network geographic access requirements in rural areas.

DCH will provide the State’s Provider Credentialing policies to the Offeror upon award of the GCS Contract.

QUALITY MONITORING

DCH will have a written strategy for assessing and improving the quality of services provided by the Offeror. In accordance with 42 CFR 43 8.204 this strategy will, at a minimum, monitor:

The availability of services;

The adequacy of the Offeror’s capacity and services;

The Offeror’s coordination and continuity of care for Members;

The coverage and authorization of services;

The Offeror’s policies and procedures for selection and retention of Providers;

The Offeror’s compliance with Member information requirements in accordance with 42 CFR 438.10;

The Offeror’s compliance with State and federal privacy laws and regulations relative to Member’s confidentiality;

The Offeror’s compliance with Member enrollment and Disenrollment requirements and limitations;

The Offeror’s Grievance System;

The Offeror’s oversight of all Subcontractor relationships and delegations;

The Offeror’s adoption of practice guidelines, including the dissemination of the guidelines to Providers and Providers’ application of them;

The Offeror’s quality assessment and performance improvement program; and

The Offeror’s health information systems.

COORDINATION WITH OFFEROR’S KEY STAFF

DCH will make diligent good faith efforts to facilitate effective and continuous communication and coordination with the Offeror in all areas of GCS program operations.

Specifically, DCH will designate individuals within the department who will serve as a liaison to the corresponding individual on the Offeror’s staff, including:

A program integrity staff member;

A quality oversight staff member;

A Grievance System staff member who will also ensure that the State Administrative Law Hearing process is consistent with the Rules of the Office of the State Administrative Hearings Chapter 616-1-2 and with any other applicable rule, regulation, or procedure whether State or federal;

An information systems coordinator; and

A vendor management staff member.

FORMAT STANDARDS

DCH will provide to the Offeror its standards for formatting all Reports requested of the Offeror. DCH will require that all Reports be submitted electronically.

FINANCIAL MANAGEMENT

In order to facilitate the Offeror’s efforts in using Cost Avoidance processes to ensure that primary payments from the liable third party are identified and collected to offset medical expenses, DCH will include information about known Third Party Resources on the electronic enrollment data given to the Offeror pursuant to this RFP

DCH will monitor Offeror compliance with federal and State physician incentive plan rules and regulations.

INFORMATION SYSTEMS

DCH will supply the following information to the Offeror:

Application and database design and development requirements (standards) that are specific to the State of Georgia.

Networking and data communications requirements (standards) that are specific to the State of Georgia.

Specific information for integrity controls and audit trail requirements.

State web portal (www.georgia.gov) integration standards and design guidelines.

Specifications for data files to be transmitted by the Offeror to DCH and/or its agents.

Specifications for point-to-point, uni-directional or bi-directional interfaces between Offeror and DCH systems.

READINESS REVIEW

DCH will conduct a readiness review of each CMO plan that will include, at a minimum, one (1) on-site review. This review shall be conducted ninety (90) to one hundred twenty (120) Calendar Days prior to enrollment of Medicaid/PeachCare for Kids recipients in the CMO plan and at other times during the Contract period at DCH discretion. DCH will conduct the readiness review to provide assurances that the Offeror is able and prepared to perform all administrative functions and to provide high-quality services to Members.

Specifically, DCH’s review will document the status of the Offeror with respect to meeting program standards set forth in the GCS Contract, as well as any goals established by the Offeror. A multidisciplinary team appointed by DCH will conduct the readiness review. The scope of the readiness review will include, but not be limited to, review and/or verification of:

Network Provider composition and access;

Staff;

Marketing materials;

Content of Provider agreements;

EPSDT plan;

Member services capability;

Comprehensiveness of quality and Utilization Management strategies;

Policies and procedures for the Grievance System and Complaint System;

Financial solvency;

Offeror litigation history, current litigation, audits and other government investigations both in Georgia and in other states; and

Information systems’ Claims payment system performance and interfacing capabilities.

The readiness review may assess the Offeror’s ability to meet any requirements set forth in the Model Contract and the documents referenced herein.

Members may not be enrolled in a CMO plan until DCH has determined that the Offeror is capable of meeting these standards. A Offeror’s failure to pass the readiness review within one hundred twenty (120) Calendar Days of Contract Award may result in immediate Contract termination.

DCH will provide the Offeror with a summary of the findings as well as areas requiring remedial action.

Appendix H:

GLOSSARY

Whenever capitalized in this Contract, the following terms have the respective meaning set forth below, unless the context clearly requires otherwise.

Abuse: Provider practices that are inconsistent with sound fiscal, business, or medical practices, and result in unnecessary cost to the Medicaid program, or in reimbursement for services that are not medically necessary or that fail to meet professionally recognized standards for Health Care. It also includes Member practices that result in unnecessary cost to the Medicaid program.

Administrative Law Hearing: The appeal process administered by the State in accordance with O.C.G.A. Title 50, Chapter 13 and as required by federal law, 42 CFR 200 et al, available to Members and Providers after they exhaust the Contractor’s Grievance System and Complaint Process.

Administrative Service(s): The Contractual obligations of the Contractor that include but may not be limited to Utilization Management, Credentialing Providers, network management, Quality improvement, marketing, enrollment, Member services, Claims payment, management information Systems, financial management, and reporting.

Action: The denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service; the denial, in whole or part of payment for a service; the failure to provide services in a timely manner; or the failure of the CMO to act within the time frames provided in 42 CFR 43 8.408(b).

Advance Directives: A written instruction, such as a living will or durable power of attorney for Health Care, recognized under State law (whether statutory or as recognized by the courts of the State), relating to the provision of Health Care when the individual is incapacitated.

After-Hours: Provider office/visitation hours that extend beyond the normal business hours of Monday-Friday 9-5:30 and also extend to Saturday hours.

Appeal: A Member request for a review by the Contractor of a Proposed Action through the Contractor’s Internal Grievance System.

At Risk: Any service for which the Provider agrees to accept responsibility to provide, or arrange for, in exchange for the Capitation payment.

Authoritative Host: A system that contains the master or “authoritative” data for a particular data type, e.g. Member, Provider, CMO, etc. The Authoritative Host may feed data from its master data files to other systems in real time or in batch mode. Data in an Authoritative Host is expected to be up-to-date and reliable.

Authorized Representative: A person authorized by the Member in writing to make health-related decisions on behalf of a Member, including, but not limited to, enrollment and Disenrollment decisions, filing Appeals and Grievances with the Contractor, and choice of a PCP.

Automatic Assignment (or Auto-Assignment): The enrollment of an eligible person, for whom enrollment is mandatory, in a CMO plan chosen by DCH or its agent/Enrollment Broker. Also the assignment of a new Member to a PCP chosen by the CMO Plan, pursuant to the provisions of this Contract.

Benefits: The Health Care services set forth in this Contract, for which the Contractor has agreed to provide, arrange, and be held fiscally responsible.

Business Days: Traditional workdays, including Monday, Tuesday, Wednesday, Thursday, and Friday. State Holidays are excluded.

Calendar Days: All seven days of the week.

Capitation: A Contractual agreement through which a Contractor agrees to provide specified Health Care services to Members for a fixed amount per month.

Capitation Payment: A payment, fixed in advance, that DCH makes to a Contractor for each Member covered under a Contract for the provision of medical services. This payment is made regardless of whether the Member receives Covered Services or Benefits during the period covered by the payment.

Capitation Rate: The fixed monthly amount that the Contractor is prepaid by DCH for each Member to ensure that Covered Services and Benefits under this Contract are provided.

Capitated Service: Any Covered Service for which the Contractor receives an actuarially sound Capitation Payment.

Care Coordination: A set of Member-centered, goal-oriented, culturally relevant, and logical steps to assure that a Member receives needed services in a supportive, effective, efficient, timely, and cost-effective manner. Care Coordination is also referred to as care management.

Care Management Organization (CMO): An entity, that is organized for the purpose of providing Health Care and has a Health Maintenance Organization Certificate of Authority granted by the State of Georgia, which contracts with Providers and furnishes Health Care services on a prepaid, capitated basis to Members in a designated Service Region.

Centers for Medicare & Medicaid Services (CMS): The Agency within the U.S. Department of Health and Human Services with responsibility for the Medicare, Medicaid and the State Children’s Health Insurance Program.

Certified Nurse Midwife (CNM): A registered professional nurse who is legally authorized under State law to practice as a nurse-midwife, and has completed a program of study and clinical experience for nurse-midwives or equivalent.

Chronic Condition: Any ongoing physical, behavioral, or cognitive disorder, including chronic illnesses, impairments and disabilities. There is an expected duration of at least twelve (12) months with resulting functional limitations, reliance on compensatory mechanisms (medications, special diet, assistive device, etc) and service use or need beyond that which is normally considered routine.

Claim: A bill for services, a line item of services, or all services for one recipient within a bill.

Claims Administrator: The entity engaged by DCH to provide Administrative Service(s) to the CMO Plans in connection with processing and adjudicating risk-based payment, and recording health benefit encounter Claims for Members.

Clean Claim: A claim received by the CMO for adjudication, in a nationally accepted format in compliance with standard coding guidelines and which requires no further information, adjustment, or alteration by the Provider of the services in order to be processed and paid by the CMO. The following exceptions apply to this definition: i. A Claim for payment of expenses incurred during a period of time for which premiums are delinquent; ii. A Claim for which Fraud is suspected; and iii. A Claim for which a Third Party Resource should be responsible.

Cold-Call Marketing: Any unsolicited personal contact by the CMO Plan, with a potential Member, for the purposes of marketing.

Condition: A disease, illness, injury, disorder, of biological, cognitive, or psychological basis for which evaluation, monitoring and/or treatment are indicated.

Consecutive Enrollment Period: The consecutive twelve (12) month period beginning on the first day of enrollment or the date the notice is sent, whichever is later. For Members that use their option to change CMO plans without cause during the first ninety (90) Calendar Days of enrollment, the twelve-month consecutive enrollment period will commence when the Member enrolls in the new CMO plan. This is not to be construed as a guarantee of eligibility during the consecutive enrollment period.

Contested Claim: A Claim that is denied because the Claim is an ineligible Claim, the Claim submission is incomplete, the coding or other required information to be submitted is incorrect, the amount Claimed is in dispute, or the Claim requires special treatment.

Contract: The written agreement between the State and the Contractor; comprised of the Contract, any addenda, appendices, attachments, or amendments thereto.

Contract Award: The date upon which DCH issues the Apparent Successful Offeror Letters.

Contractor: The Care Management Organization with a valid Certificate of Authority in Georgia that contracts hereunder with the State for the provision of comprehensive Health Care services to Members on a prepaid, capitated basis.

Contractor’s Representative: The individual legally empowered to bind the Contractor, using his/her signature block, including his/her title. This individual will be considered the Contractor’s Representative during the life of any Contract entered into with the State unless amended in writing.

Co-payment: The part of the cost-sharing requirement for Members in which a fixed monetary amount is paid for certain services/items received from the Contractor’s Providers.

Corrective Action Plan: The detailed written plan required by DCH to correct or resolve a deficiency or event causing the assessment of a liquidated damage or sanction against the CMO.

Cost Avoidance: A method of paying Claims in which the Provider is not reimbursed until the Provider has demonstrated that all available health insurance has been exhausted.

Covered Services: Those Medically Necessary Health Care services provided to Members, the payment or indemnification of which is covered under this Contract.

Credentialing: The Contractor’s determination as to the qualifications and ascribed privileges of a specific Provider to render specific Health Care services.

Critical Access Hospital (CAH): The facility located in the Primary Service Area that has been designated or is eligible for designation as a Critical Access Hospital by the State under the criteria for such hospitals as specifically set forth in 42 U.S.C. § 13 95i-4.

Cultural Competency: A set of interpersonal skills that allow individuals to increase their understanding, appreciation, acceptance, and respect for cultural differences and similarities within, among and between groups and the sensitivity to know how these differences influence relationships with Members. This requires a willingness and ability to draw on community-based values, traditions and customs, to devise strategies to better meet culturally diverse Member needs, and to work with knowledgeable persons of and from the community in developing focused interactions, communications, and other supports.

Deliverable: A document, manual or report submitted to DCH by the Contractor to fulfill requirements of this Contract.

Department of Community Health (DCH): The Agency in the State of Georgia responsible for oversight and administration of the Medicaid program, the PeachCare for Kids program, and the State Health Benefits Plan (SHBP).

Department of Insurance (DOI): The Agency in the State of Georgia responsible for licensing, overseeing, regulating, and certifying insuring entities.

Diagnostic Services: Any medical procedures or supplies recommended by a physician or other licensed medical practitioner, within the scope of his or her practice under State law, to enable him or her to identify the existence, nature or extent of illness, injury, or other health deviation in a Member.

Disenrollment: The removal of a Member from participation in the Contractor’s plan, but not necessarily from the Medicaid or PeachCare for Kids program.

Durable Medical Equipment (DME): Equipment, including assistive technology, which: a) can withstand repeated use; b) is used to service a health or functional purpose; c) is ordered by a qualified practitioner to address an illness, injury or disability; and d) is appropriate for use in the home, work place, or school.

Early and Periodic Screening, Diagnostic, and Treatment (EPSDT) Program: A Title XIX mandated program that covers screening and Diagnostic Services to determine physical and mental deficiencies in Members less than 21 years of age, and Health Care, treatment, and other measures to correct or ameliorate any deficiencies and Chronic Conditions discovered.

Emergency Medical Condition: A medical Condition manifesting itself by acute symptoms of sufficient severity (including severe pain) that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in placing the health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy, serious impairments of bodily functions, or serious dysfunction of any bodily organ or part. An Emergency Medical Condition shall not be defined on the basis of lists of diagnoses or symptoms.

Emergency Services: Covered inpatient and outpatient services furnished by a qualified Provider that are needed to evaluate or stabilize an Emergency Medical Condition that is found to exist using the prudent layperson standard.

Encounter: For the purposes of this Contract, a Health Care encounter is defined as a distinct set of services provided to a Medicaid or PeachCare for Kids Member enrolled with a Contractor on the dates that the services were delivered.

Encounter Data: Health Care Encounter Data include: (i) All data captured during the course of a single Health Care encounter that specify the diagnoses, comorbidities, procedures (therapeutic, rehabilitative, maintenance, or palliative), pharmaceuticals, medical devices and equipment associated with the member receiving services during the Encounter; (ii) The identification of the member receiving and the Provider(s) delivering the Health Care services during the single Encounter; and, (iii) A unique, i.e. unduplicated, identifier for the single Encounter.

Enrollee: See Member.

Enrollment: The process by which an individual eligible for Medicaid or PeachCare for Kids applies (whether voluntary or mandatory) to utilize the Contractor’s plan in lieu of fee for service and such application is approved by DCH or its agent/Enrollment Broker.

Enrollment Broker: The entity engaged by DCH to assist in outreach, education and enrollment activities associated with the GCS program.

Enrollment Period: The twelve (12) month period commencing on the effective date of enrollment.

External Quality Review (EQR): The analysis and evaluation by an external quality review organization of aggregated information on quality, timeliness, and access to the Health Care services that a CMO or its Subcontractors furnish to Members and to DCH.

External Quality Review Organization (EQRO): An organization that meets the competence and independence requirements set forth in 42 CFR 43 8.354 and performs external quality review, and other related activities.

Federal Financial Participation (FFP): The funding contribution that the federal government makes to the Georgia Medicaid and PeachCare for Kids programs.

Federally Qualified Health Center (FQHC): An entity that provides outpatient health programs pursuant to Section 1905(l)(2)(B) of the Social Security Act.

Fee-for-Service (FFS): A method of reimbursement based on payment for specific services rendered to a Member.

Incentive Arrangement: Any mechanism under which a Contractor may receive additional funds over and above the Capitation rates, for exceeding targets specified in the Contract.

Financial Relationship: A direct or indirect ownership or investment interest (including and option or nonvested interest) in any entity. This direct or indirect interest may be in the form of equity, debt, or other means and includes any indirect ownership or investment interest no matter how many levels removed from a direct interest, or a compensation arrangement with an entity.

Fraud: An intentional deception or misrepresentation made by a person with the knowledge that the deception could result in some unauthorized benefit or financial gain to him/herself or some other person. It includes any act that constitutes Fraud under applicable federal or State law.

Grievance: An expression of dissatisfaction about any matter other than a Proposed Adverse Action.

Grievance System: The overall system that includes Grievances and Appeals at the Contractor level and access to the State Fair Hearing process (the State’s Administrative Law Review).

Health Care: Health Care means care, services, or supplies related to the health of an individual. Health Care includes, but is not limited to, the following: (i) Preventive, diagnostic, therapeutic, rehabilitative, maintenance, or palliative care, and counseling, service, assessment, or procedure with respect to the physical or mental Condition, or functional status, of an individual or that affects the structure or function of the body; and (ii) Sale or dispensing of a drug, device, equipment, or other item in accordance with a prescription.

Health Care Professional: A physician or other Health Care Professional, including but not limited to podiatrists, optometrists, chiropractors, psychologists, dentists, physician’s assistants, physical or occupational therapists and therapists assistants, speech-language pathologists, audiologists, registered or licensed practical nurses (including nurse practitioners, clinical nurse specialist, certified registered nurse anesthetists, and certified nurse midwives), licensed certified social workers, registered respiratory therapists, and certified respiratory therapy technicians licensed in the State of Georgia.

Health Check: The State of Georgia’s Early and Periodic Screening, Diagnostic, and Treatment program pursuant to Title XIX of the Social Security Act.

Health Insurance Portability and Accountability Act (HIPAA): A law enacted in 1996 by the Congress of the United States. When referenced in the GCSContract it includes all related rules, regulations and procedures.

Historical Provider Relationship: A Provider who has been the main source of Medicaid or PeachCare for Kids services for the Member during the previous year.

In-Network Provider: A Provider that has entered into a Provider Contract with the Contractor to provide services.

Incurred-But-Not-Reported (IBNR): Estimate of unpaid Claims liability, includes received but unpaid Claims.

Information: i. Structured Data: Data that adhere to specific properties and Validation criteria that are stored as fields in database records. Structured queries can be created and run against structured data, where specific data can be used as criteria for querying a larger data set; ii. Document: Information that does not meet the definition of structured data includes text, files, spreadsheets, electronic messages and images of forms and pictures.

Information System/Systems: A combination of computing hardware and software that is used in: (a) the capture, storage, manipulation, movement, control, display, interchange and/or transmission of information, i.e. structured data (which may include digitized audio and video) and documents; and/or (b) the processing of such information for the purposes of enabling and/or facilitating a business process or related transaction.

Insolvent: Unable to meet or discharge financial liabilities.

Limited-English-Proficient Population: Individuals with a primary language other than English who must communicate in that language if the individual is to have an equal opportunity to participate effectively in, and benefit from, any aid, service or benefit provided by the health Provider.

Mandatory Enrollment: The process whereby an individual eligible for Medicaid or PeachCare for Kids is required to enroll in a Contractor’s plan, unless otherwise exempted or excluded, to receive covered Medicaid or PeachCare for Kids services.

Marketing: Any communication from a CMO plan to any Medicaid or PeachCare for Kids eligible individual that can reasonably be interpreted as intended to influence the individual to enroll in that particular CMO plan, or not enroll in or disenroll from another CMO plan.

Marketing Materials: Materials that are produced in any medium, by or on behalf of a CMO, and can reasonably be interpreted as intended to market to any Medicaid or PeachCare for Kids eligible individual.

Medicaid: The joint federal/state program of medical assistance established by Title XIX of the Social Security Act, which in Georgia is administered by DCH.

Medicaid Eligible: An individual eligible to receive services under the Medicaid Program but not necessarily enrolled in the Medicaid Program.

Medicaid Management Information System (MMIS): Computerized system used for the processing, collecting, analysis and reporting of Information needed to support Medicaid and SCHIP functions. The MMIS consists of all required subsystems as specified in the State Medicaid Manual.

Medical Director: The licensed physician designated by the Contractor to exercise general supervision over the provision of health service Benefits by the Contractor.

Medical Records: The complete, comprehensive records of a Member including, but not limited to, x-rays, laboratory tests, results, examinations and notes, accessible at the site of the Member’s participating Primary Care physician or Provider, that document all medical services received by the Member, including inpatient, ambulatory, ancillary, and emergency care, prepared in accordance with all applicable DCH rules and regulations, and signed by the medical professional rendering the services.

Medical Screening: An examination: i. provided on hospital property, and provided for that patient for whom it is requested or required, ii. performed within the capabilities of the hospital’s emergency room (ER) (including ancillary services routinely available to its ER) iii. the purpose of which is to determine if the patient has an Emergency Medical Condition, and iv. performed by a physician (M.D. or D.O.) and/or by a nurse practitioner, or physician assistant as permitted by State statutes and regulations and hospital bylaws.

Medically Necessary Services: Those services that meet the definition found in Section 4.5.

Member: A Medicaid or PeachCare for Kids recipient who is currently enrolled in a CMO plan.

National Committee for Quality Assurance (NCQA): An organization that sets standards, and evaluates and accredits health plans and other managed care organizations.

Non-Emergency Transportation (NET): A ride, or reimbursement for a ride, provided so that a Member with no other transportation resources can receive services from a medical provider. NET does not include transportation provided on an emergency basis, such as trips to the emergency room in life threatening situations.

Non-Institutional Claims: Claims submitted by a medical Provider other than a hospital, nursing facility, or intermediate care facility/mentally retarded (ICF/MR).

Nurse Practitioner Certified (NP-C): A registered professional nurse who is licensed by the State of Georgia and meets the advanced educational and clinical practice requirements beyond the two or four years of basic nursing education required of all registered nurses.

Offeror: An organization submitting a proposal to the RFP for the Georgia Cares Program for the State’s Medical Assistance and PeachCare for Kids Programs.

Out-of-Network Provider: A Provider of services that does not have a Provider contract with the Contractor.

PeachCare for Kids: The State of Georgia’s State Children’s Health Insurance Program established pursuant to Title XXI of the Social Security Act.

Pharmacy Benefit Manager (PBM): An entity responsible for the provision and administration of pharmacy services.

Physician Incentive Plan: Any compensation arrangement between a Contractor and a physician or physician group that may directly have the effect of reducing or limiting services furnished to Members.

Post-Stabilization Services: Covered Services, related to an Emergency Medical Condition, that are provided after a Member is stabilized, in order to maintain the stabilized Condition, or to improve or resolve the Member’s Condition.

Potential Enrollee: See Potential Member.

Potential Member: A Medicaid or SCHIP recipient who is subject to mandatory enrollment in a care management program but is not yet the Member of a specific CMO plan.

Pre-Certification: Review conducted prior to a Member’s admission, stay or other service or course of treatment in a hospital or other facility.

Prevalent Non-English Language: A language other than English, spoken by a significant number or percentage of potential Members and Members in the State.

Preventive Services: Services provided by a physician or other licensed health practitioner within the scope of his or her practice under State law to: prevent disease, disability, and other health Conditions or their progression; treat potential secondary Conditions before they happen or at an early remediable stage; prolong life; and promote physical and mental health and efficiency.

Primary Care: All Health Care services and laboratory services, including periodic examinations, preventive Health Care and counseling, immunizations, diagnosis and treatment of illness or injury, coordination of overall medical care, record maintenance, and initiation of Referrals to specialty Providers described in this Contract, and for maintaining continuity of patient care. These services are customarily furnished by or through a general practitioner, family physician, internal medicine physician, obstetrician/gynecologist, or pediatrician, and may be furnished by a nurse practitioner to the extent the furnishing of those services is legally authorized in the State in which the practitioner furnishes them.

Primary Care Provider (PCP): A licensed medical doctor (MD) or doctor of osteopathy (DO) or certain other licensed medical practitioner who, within the scope of practice and in accordance with State certification/licensure requirements, standards, and practices, is responsible for providing all required Primary Care services to Members. A PCP shall include general/family practitioners, pediatricians, internists, physician’s assistants, CNMs or NP-Cs, provided that the practitioner is able and willing to carry out all PCP responsibilities in accordance with these Contract provisions and licensure requirements.

Prior Authorization: (also known as “pre-authorization” or “prior approval”). Authorization granted in advance of the rendering of a service after appropriate medical review.

Proposed Action: The proposal of an action for the denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service; the denial, in whole or part of payment for a service; the failure to provide services in a timely manner; or the failure of the CMO to act within the time frames provided in 42 CFR 43 8.408(b).

Provider: Any physician, hospital, facility, or other Health Care Professional who is licensed or otherwise authorized to provide Health Care services in the State or jurisdiction in which they are furnished.

Provider Complaint: A written expression by a Provider which indicates dissatisfaction or dispute with the Contractor’s policies, procedures, or any aspect of a Contractor’s administrative functions, including a Proposed Action.

Provider Contract: Any written contract between the Contractor and a Provider that requires the Provider to perform specific parts of the Contractor’s obligations for the provision of Health Care services under this Contract.

Quality: The degree to which a CMO increases the likelihood of desired health outcomes of its Members through its structural and operational characteristics, and through the provision of health services that are consistent with current professional knowledge.

Referral: A request by a PCP for a Member to be evaluated and/or treated by a different physician, usually a specialist.

Referral Services: Those Health Care services provided by a health professional other than the Primary Care Provider and which are ordered and approved by the Primary Care Provider or the Contractor.

Reinsurance: An agreement whereby the Contractor transfers risk or liability for losses, in whole or in part, sustained under this Contract. A reinsurance agreement may also exist the Provider level.

(Claims) Reprocessing: Upon determination of the need to correct the outcome of one or more claims processing transactions, the subsequent attempt to process a single claim or batch of claims.

Risk Contract: A Contract under which the Contractor assumes financial risk for the cost of the services covered under the Contract, and may incur a loss if the cost of providing services exceeds the payments made by DCH to the Contractor for services covered under the Contract.

Routine Care: Treatment of a Condition that would have no adverse effects if not treated within twenty-four (24) hours or could be treated in a less acute setting (e.g, physicians office) or by the patient.

Scope of Services: Those specific Health Care services for which a Provider has been credentialed, by the plan, to provide to Members.

Service Authorization: A Member’s request for the provision of a service.

Service Region: A geographic area comprised of those counties where the Contractor is responsible for providing adequate access to services and Providers.

Short Term: A period of thirty (30) Calendar Days or less.

Significant Traditional Providers: Those Providers that provided the top eighty percent (80%) of Medicaid encounters for the GCS-eligible population in the base year of 2004.

Span of Control: Information systems and telecommunications capabilities that the CMO itself operates or for which it is otherwise legally responsible according to the terms and Conditions of this Contract. The CMO span of control also includes Systems and telecommunications capabilities outsourced by the CMO.

State: The State of Georgia.

State Children’s Health Insurance Program (SCHIP): A joint federal-state Health Care program for targeted, low-income children, established pursuant to Title XXI of the Social Security Act. Georgia’s SCHIP program is called PeachCare for Kids.

State Fair Hearing: See Administrative Law Hearing

Subcontract: Any written contract between the Contractor and a third party, including a Provider, to perform a specified part of the Contractor’s obligations under this Contract.

Subcontractor: Any third party who has a written Contract with the Contractor to perform a specified part of the Contractor’s obligations under this Contract.

Subcontractor Payments: Any amounts the Contractor pays a Provider or Subcontractor for services they furnish directly, plus amounts paid for administration and amounts paid (in whole or in part) based on use and costs of Referral Services (such as Withhold amounts, bonuses based on Referral levels, and any other compensation to the physician or physician group to influence the use for Referral Services). Bonuses and other compensation that are not based on Referral levels (such as bonuses based solely on quality of care furnished, patient satisfaction, and participation on committees) are not considered payments for purposes of Physician Incentive Plans.

System Access Device: A device used to access System functions; can be any one of the following devices if it and the System are so configured: i. Workstation (stationary or mobile computing device) ii. Network computer/”winterm” device, iii. “Point of Sale” device, iv. Phone, v. Multi-function communication and computing device, e.g. PDA.

System Unavailability: As measured within the Contractor’s information systems Span of Control, when a system user does not get the complete, correct full-screen response to an input command within three (3) minutes after depressing the “Enter” or other function key.

System Function Response Time: Based on the specific sub function being performed,

Record Search Time-the time elapsed after the search command is entered until the list of matching records begins to appear on the monitor.

Record Retrieval Time-the time elapsed after the retrieve command is entered until the record data begin to appear on the monitor.

Screen Edit Time-the time elapsed after the last field is filled on the screen with an enter command until all field entries are edited with the errors highlighted.

New Screen Page Time-the time elapsed from the time a new screen is requested until the data from that screen start to appear on the monitor.

Print Initiation Time- the elapsed time from the command to print a screen or report until it appears in the appropriate queue.

Confirmation of CMO Enrollment System Response Time – the elapsed time from the receipt of the transaction by the Contractor from the Provider and/or switch vendor until the Contractor hands-off a response to the Provider and/or switch vendor.

On-line Claims Adjudication Response Time- the elapsed time from the receipt of the transaction by the Contractor from the Provider and/or switch vendor until the Contractor hands-off a response to the Provider and/or switch vendor.

Systems: See Information Systems.

Telecommunication Device for the Deaf (TDD): Special telephony devices with keyboard attachments for use by individuals with hearing impairments who are unable to use conventional phones.

Third Party Resource: Any person, institution, corporation, insurance company, public, private or governmental entity who is or may be liable in Contract, tort, or otherwise by law or equity to pay all or part of the medical cost of injury, disease or disability of an applicant for or recipient of medical assistance.

Urgent Care: Medically Necessary treatment for an injury, illness, or another type of Condition (usually not life threatening) which should be treated within twenty-four (24) hours.

Utilization: The rate patterns of service usage or types of service occurring within a specified time.

Utilization Management (UM): A service performed by the Contractor which seeks to assure that Covered Services provided to Members are in accordance with, and appropriate under, the standards and requirements established by the Contractor, or a similar program developed, established or administered by DCH.

Utilization Review (UR): Evaluation of the clinical necessity, appropriateness, efficacy, or efficiency of Health Care services, procedures or settings, and ambulatory review, prospective review, concurrent review, second opinions, care management, discharge planning, or retrospective review.

Validation: The review of information, data, and procedures to determine the extent to which they are accurate, reliable, free from bias and in accord with standards for data collection and analysis.

Week: The traditional seven-day week, Sunday through Saturday.

Withhold: A percentage of payments or set dollar amounts that a Contractor deducts from a practitioner’s service fee, Capitation, or salary payment, and that may or may not be returned to the physician, depending on specific predetermined factors.

Work Week: The traditional work week, Monday through Friday.

1.5	ACRONYMS

AFDC – Aid to Families with Dependent Children

AICPA – American Institute of Certified Public Accountants

CAH – Critical Access Hospital

CDC – Centers for Disease Control

CFR – Code of Federal Regulations

CMO – Care Management Organization

CMS – Centers for Medicare & Medicaid Services

CNM – Certified Nurse Midwives

CSB – Community Service Boards

DME – Durable Medical Equipment

DOI – Department of Insurance

EB – Enrollment Broker

EPSDT – Early and Periodic Screening, Diagnostic, and Treatment

EQR – External Quality Review

EQRO – External Quality Review Organization

FFS – Fee-for-Service

FQHC – Federally Qualified Health Center

GCS – Georgia Cares Program

HHS – US Department of Health and Human Services

HIPAA – Health Insurance Portability and Accountability Act

HMO – Health Management Organization

IBNR – Incurred-But-Not-Reported

LIM – Low-Income Medicaid

MMIS – Medicaid Management Information System

NAIC – National Association of Insurance Commissioners

NCQA – National Committee for Quality Assurance

NET – Non-Emergency Transportation

NP-C – Certified Nurse Practitioners

NPI – National Provider Identifier

PBM – Pharmacy Benefit Manager

PCP – Primary Care Provider

QAPI – Quality Assessment Performance Improvement

RHC – Rural Health Clinic

RSM – Right from the Start Medicaid

SCHIP – State Children’s Health Insurance Program

SSA – Social Security Act

TANF – Temporary Assistance for Needy Families

TDD – Telecommunication Device for the Deaf

UM – Utilization Management

UPIN – Unique Physician Identifier Number

UR – Utilization Review

Appendix I:

APPLICABLE DOCUMENTS

The Offeror shall comply with the most recent versions and future revisions to all applicable Federal and State laws, court orders, regulations, policies, and subsequent amendments. The following Applicable Documents are incorporated into the Contract, as well as any pertinent amendments, by this reference.

Document Type	Title	Location
Federal Law	Title X of the Social Security Act, Grants to States for Aid to the Blind	http://www.ssa.gov/OP_Home/ssact/titlel0/1000.htm
Federal Law	Title XIX of the Social Security Act, Grants to States for Medical Assistance Programs	http://www.ssa.gov/OP_Home/ssact/titlel9/1900.htm
Federal Law	Title XXI of the Social Security Act, State Children’s Health Insurance Program	http://www.ssa.gov/OP_Home/ssact/title21/2100.htm
Federal Regulations	42 CFR Part 433 et al, State Fiscal Administration	http://ecfr.gpoaccess.gov/cgi/t/text/text-idx?c=ecfr&sid=4aefdc169e 18d1ab42a01144afdb0bb 8&rgn=div5&view=text&node=42:3.0.1.1.4&idno=42
Federal Regulations	42 CFR Part 438 et al, Managed Care Regulations	http://ecfr.gpoaccess.gov/cgi/t/text/text-idx?c=ecfr&sid=6d2776bba67311522d9058fa3d5543f e&rgn=div5&view=text&node=42:3.0.1.1.8&idno=42
Federal Regulations	42 CFR Part 441 et al, Services Requirements and Limits Applicable to Specific Services	http://ecfr.gpoaccess.gov/cgi/t/text/text-idx?c=ecfr&sid=6d2776bba67311522d9058fa3d5543f e&rgn=div5&view=text&node=42:3.0.1.1.10&idno=42
Federal Regulations	42 CFR Part 447 et al, Payments for Services	http://ecfr.gpoaccess.gov/cgi/t/text/text-idx?c=ecfr&sid=6d2776bba67311522d9058fa3d5543f e&rgn=div5&view=text&node=42:3.0.1.1.12&idno=42
Federal Regulations	45 CFR Part 160 and 164, et al, HIPAA Regulations	http://ecfr.gpoaccess.gov/cgi/t/text/text-idx?sid=9886c6b4203b1682c8a3ba6e4a642cc6&c=ec fr&tpl=/ecfrbrowse/Title45/45cfrv1_02.tpl
State Policies and Procedures	Medicaid and PeachCare for Kids Provider Manuals	https://www.ghp.georgia.gov/wps/portal/.cmd/Action Dispatcher/_pagr/104/_pa.104/112/.st/X/.piid/927/.ciid/1134/.reqid/-1/PC_927_WPSLINKTYPE/internal#1134

Document Type	Title	Location
State Policies and Procedures	Georgia Vendor Guides	http://ssl.doas.state.ga.us/PRSapp/formLinks/vendor guides.html
State Regulations	Rules of Office of State Administrative Hearings Chapter 616-1-2, Administrative Rules of Procedure	http://osah.georgia.gov/vgn/images/portal/cit_1210/13/48/29837250chap616_l_2.pdf
State Code	Un-Annotated Georgia Code, Title 33, Insurance	http://www.legis.state.ga.us/legis/GaCode/Title33.pdf
State Code	Un-Annotated Georgia Code, Title 50, State Government	http://www.legis.state.ga.us/legis/GaCode/Title50.pdf
State Policies and Procedures	GTA Policies and Standards	http://gta.georgia.gov/00/channel_modifieddate/0,2096,1070969_6947051,00.html

Appendix J:

SIGNIFICANT TRADITIONAL PROVIDERS (STPS)

PUBLISHED UNDER SEPARATE COVER

Appendix K:

DATA BOOK

PUBLISHED UNDER SEPARATE COVER